As filed with the U.S. Securities and Exchange Commission on August 9, 2022

Registration No. 333-262725

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

AMENDMENT NO. 5 TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

CF ACQUISITION CORP. VI
(Exact name of registrant as specified in its charter)

_________________

Delaware	6770	85-1030340
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

110 East 59th Street
New York, NY 10022
(212) 938-5000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_________________

Howard W. Lutnick
Chief Executive Officer
CF Acquisition Corp. VI
110 East 59th Street
New York, NY 10022
(212) 938-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_________________

Copies to:

Ken Lefkowitz, Esq. Gary J. Simon, Esq. Michael Traube, Esq. Javad Husain, Esq. Hughes Hubbard & Reed LLP One Battery Park Plaza New York, NY 10004 (212) 837-6000	Gordon Cameron Matthew Hunt Bennett Jones LLP 3400 One First Canadian Place P.O. Box 130 Toronto, Ontario M5X 1A4 (416) 863-1200	Noam Goodman Russell Drew DLA Piper (Canada) LLP 100 King St W Suite 6000 Toronto, Ontario M5X 1E2 (416) 365-3500	Russell L. Leaf, Esq. Sean M. Ewen, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, NY 10019-6099 (212) 728-8000

____________________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Business Combination Agreement to consummate the proposed business combination are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company and emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐	Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. CF Acquisition Corp. VI may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS DATED AUGUST 9, 2022
SUBJECT TO COMPLETION

CF Acquisition Corp. VI

To the Stockholders of CF Acquisition Corp. VI:

You are cordially invited to attend the Special Meeting of Stockholders (the “Special Meeting”) of CF Acquisition Corp. VI, which is referred to as “CF VI,” on         ,            2022, at            , Eastern Time. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at            . At the Special Meeting, the stockholders of CF VI will be asked to consider and vote upon the following proposals (the “Proposals”):

(1)     to adopt and approve the Business Combination Agreement dated December 1, 2021 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Business Combination Agreement”), by and between CF VI and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Rumble”), and to approve the transactions contemplated thereby, including an arrangement under Section 182 of the Business Corporations Act (Ontario) on the terms and subject to the conditions set forth in a plan of arrangement (“the “Plan of Arrangement”), to be submitted to the Ontario Superior Court of Justice (Commercial List) (such transactions, collectively, the “Business Combination”);

(2)     to consider and vote upon a proposal to elect six directors to serve on the board of directors of CF VI following the Business Combination (such entity, the “Combined Entity”), to serve until the next annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified;

(3)     to approve separate proposals, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635, the issuance of (i) up to 63,245,836 shares of Class A Common Stock, 168,956,526 shares of Class C Common Stock and 106,428,676 shares of Class D Common Stock, in each case pursuant to the Business Combination Agreement, and up to an additional 168,956,526 shares of Class A Common Stock issuable upon conversion of ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement, and (ii) up to 8,500,000 shares of Class A Common Stock pursuant to the PIPE Investment;

(4)     to approve the Stock Incentive Plan of the Combined Entity (the “Stock Incentive Plan”) in connection with the Business Combination;

(5)     to approve separate proposals to amend and restate CF VI’s current amended and restated certificate of incorporation (the “CF VI Charter”) to adopt certain material differences that will be in effect upon consummation of the Business Combination; and

(6)     to approve a proposal to adjourn the Special Meeting to a later date or dates, if it is determined by CF VI that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

The Board of Directors of CF VI (the “CF VI Board”) has fixed the close of business on            , 2022 as the record date for the Special Meeting (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any postponement or adjournment thereof. Stockholders should carefully read the accompanying Notice of Special Meeting and proxy statement/prospectus for a more complete statement of the Proposals to be considered at the Special Meeting.

The CF VI Board has unanimously approved and adopted the Business Combination Agreement and unanimously recommends that our stockholders vote “FOR” each of the Proposals presented to CF VI Stockholders. When you consider the CF VI Board’s recommendation of these proposals, you should keep in mind that the directors and officers of CF VI have interests in the Business Combination that may conflict with your interests as a stockholder. See the section titled “The Business Combination Proposal — Interests of the Sponsor and CF VI’s Officers and Directors in the Business Combination” in the accompanying proxy statement/prospectus.

Pursuant to the CF VI Charter, CF VI public stockholders have redemption rights in connection with the Business Combination. CF VI public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of CF VI Class A Common Stock for cash. This means that public stockholders who hold shares of CF VI Class A Common Stock on or before            , 2022 (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of CF VI Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting.

By Order of the CF VI Board,

Howard W. Lutnick Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated            , 2022 and is first being mailed to the stockholders of CF VI on or about            , 2022.

CF Acquisition Corp. VI
110 East 59th Street
New York, NY 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF CF ACQUISITION CORP. VI
TO BE HELD ON            , 2022

TO THE STOCKHOLDERS OF CF ACQUISITION CORP. VI:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”) of CF Acquisition Corp. VI, a Delaware corporation (“CF VI,” and after consummation of the Business Combination (as defined below), the “Combined Entity”), will be held on            , 2022, at, Eastern Time, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at. At the Special Meeting, CF VI Stockholders will be asked to consider and vote upon the following proposals:

(1)     The Business Combination Proposal — To approve and adopt the Business Combination Agreement, dated December 1, 2021 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Business Combination Agreement”), by and between CF VI and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada ( “Rumble”), and approve the transactions contemplated thereby, including a plan of arrangement to be submitted to the Ontario Superior Court of Justice (Commercial List) under Section 182 of the Business Corporations Act (Ontario) (collectively, the “Business Combination”).

We refer to this proposal as the “Business Combination Proposal.” Copies of the Business Combination Agreement and certain other agreements to be entered into pursuant to the Business Combination Agreement are attached to the proxy statement/prospectus as Annexes A, E, G and H.

(2)     The Director Election Proposal — To consider and vote upon a proposal to elect six directors to serve on the board of directors of CF VI following the Business Combination (the “Combined Entity Board”), to serve until the next annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified. We refer to this proposal as the “Director Election Proposal.”

(3)     The Nasdaq Proposals — To approve separate proposals, for purposes of complying with The Nasdaq Stock Market Listing Rule 5635 (the “Nasdaq Listing Rule”), the issuance of (i) up to 63,245,836 shares of Class A common stock, par value $0.0001 per share, of CF VI (the “CF VI Class A Common Stock” or the “Class A Common Stock”), 168,956,526 shares of Class C common stock, par value $0.0001 per share, of CF VI (the “Class C Common Stock”) and 106,428,676 shares of Class D common stock, par value $0.0001 per share, of CF VI (the “Class D Common Stock”), in each case pursuant to the Business Combination Agreement and up to an additional 168,956,526 shares of Class A Common Stock issuable upon conversion of the ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement, and (ii) up to 8,500,000 shares of Class A Common Stock pursuant to the PIPE Investment. We refer to this proposal as the “Nasdaq Proposals.”

(4)     The Stock Incentive Plan Proposal — To approve and adopt the Stock Incentive Plan of the Combined Entity (the “Stock Incentive Plan”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex D. We refer to this proposal as the “Stock Incentive Plan Proposal.”

(5)     The Charter Amendment Proposals — To consider and vote upon separate proposals to approve the following material differences between the CF VI Charter and the proposed amended and restated certificate of incorporation of the Combined Entity (the “Combined Entity Charter”) that will be in effect upon the closing of the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B:

•        to change CF VI’s name to “Rumble Inc.”;

•        to eliminate the CF VI Class B Common Stock as a class of common stock of CF VI;

•        to create the Class C Common Stock and Class D Common Stock;

•        to increase the authorized shares of CF VI “blank check” preferred stock and Class A Common Stock;

•        to provide that holders of the Class A Common Stock and Class C Common Stock will be entitled to one vote per share and the holders of the Class D Common Stock will be entitled to a number of votes per share that represent, upon Closing and when taking into account the shares of Class A Common Stock (if any) and Class C Common Stock to be issued to Mr. Pavlovski at Closing, 85% of the voting power of the Combined Entity on a fully-diluted basis;

•        to provide that the Class C Common Stock are only issuable in connection with the exchange of Rumble Shares for ExchangeCo Exchangeable Shares and shares of Class C Common Stock pursuant to the Arrangement or in respect of stock splits, stock dividends and the like;

•        to provide that the Class A Common Stock are entitled to dividends and distributions ratably with other Participating Shares (as defined in the Combined Entity Charter) and that the Class C Common Stock and Class D Common Stock are not entitled to dividends or distributions except in the limited circumstances set forth in the Combined Entity Charter;

•        to provide for the mandatory redemption of the Class C Common Stock and Class D Common Stock on the terms set forth in the Combined Entity Charter;

•        to provide for certain transfer restrictions with respect to the Class C Common Stock and Class D Common Stock as set forth in the Combined Entity Charter;

•        to permit that stockholders can act by written consent to the extent the Qualified Stockholders together with their “Permitted Transferees” own more than 66.66% of the voting power of the capital stock of the Combined Entity;

•        to eliminate certain restrictions on business combinations with affiliated parties; and

•        to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

We refer to these proposals collectively as the “Charter Amendment Proposals.”

(6)    The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if it is determined by CF VI that additional time is necessary or appropriate to complete the Business Combination or for any other reason. We refer to this proposal as the “Adjournment Proposal” and, together with the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals, collectively as the “Proposals.”

Only holders of record of CF VI Common Stock at the close of business on            , 2022 (the “Record Date”) are entitled to notice of the Special Meeting and to vote at the Special Meeting and any adjournments or postponements of the Special Meeting. Please note that you will not be able to attend the Special Meeting in person. In light of the ongoing COVID-19 pandemic and to protect the health of CF VI Stockholders, management, employees and the community, the Special Meeting will be held virtually conducted via live audio webcast. You will be able to attend the Special Meeting by visiting            . CF VI recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the meeting starts.

Pursuant to the CF VI Charter, CF VI is providing its public stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of CF VI Class A Common Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit (as of two (2) business days prior to the closing of the Business Combination) in the Trust Account that holds the proceeds (including interest but less taxes payable) of the IPO. For illustrative purposes, based on funds in the Trust Account of approximately $300.3 million on June 30, 2022, the estimated per share redemption price would have been approximately $10.01. CF VI public stockholders are not required to affirmatively vote for or against the Business Combination in order to redeem their shares of CF VI Class A Common Stock for cash. This means that public stockholders who hold shares of CF VI Class A Common Stock on or before            , (two (2) business days before the Special Meeting) will be eligible to elect to have their shares of CF VI Class A Common Stock redeemed for cash in connection with the Special Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Special Meeting. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, with respect to 15% or more of the shares of CF VI Class A Common Stock included in the CF VI Units sold in the IPO. Holders of our outstanding CF VI Public Warrants and CF VI Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding CF VI Units must separate the underlying CF VI Public Shares and CF VI Public Warrants prior to exercising redemption rights with respect to the CF VI Public Shares.

The Sponsor and CF VI’s officers and directors have agreed to waive their redemption rights with respect to any shares of CF VI Common Stock they may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, the Sponsor owns 21.4% of the issued and outstanding shares of CF VI Common Stock. The Sponsor and CF VI’s officers and directors have agreed to vote any shares of CF VI Common Stock owned by them in favor of the Business Combination Proposal.

The approval of each of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VI Common Stock as of the Record Date. The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF VI Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CF VI Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The CF VI Board has already approved the Business Combination. Upon consummation of the Business Combination, for purposes of Nasdaq, the Combined Entity will be a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company. Upon completion of the Business Combination, Mr. Pavlovski will hold 85% of the voting power of the Combined Entity’s capital stock on a fully-diluted basis through his ownership of a special class of “high vote” Class D Common Stock. Such shares of Class D Common Stock to be issued to Mr. Pavlovski will be the only issued and outstanding shares of Class D Common Stock. While a multiple class share structure has been used in many other founder-backed public companies (where the founder(s) are granted “high vote” shares to ensure the founder(s) continue to control a majority of the voting power of the public company) and the rationale for the multiple class structure is the same in connection with the Business Combination (i.e., to enable the founder to protect his or her long-term plan and vision for the company, notwithstanding potential short-term pressures of the public markets), the Combined Entity’s share class structure is unique in that Mr. Pavlovski will be issued a fixed number of shares of Class D Common Stock, but the number of votes per share of Class D Common Stock will not be known until the redemption deadline has expired (i.e., two business days before the Special Meeting). The number of votes per share of Class D Common Stock will be determined based on the number of shares being redeemed to ensure that Mr. Pavlovski has 85% of the voting power of the Combined Entity on a fully diluted basis immediately after the Closing. This means that the fewer the number of redemptions, the higher number of votes per share will be assigned to a share of Class D Common Stock at Closing.

As of June 30, 2022, there was approximately $300.3 million in the Trust Account. Each redemption of shares of CF VI Class A Common Stock by CF VI’s public stockholders will decrease the amount in the Trust Account. Net tangible assets will be maintained at a minimum of $5,000,001 immediately prior to or upon consummation of the Business Combination.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the Proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, you may call Morrow Sodali LLC, CF VI’s proxy solicitor, at (800) 662-5200 or (203) 658-9400 (banks and brokers) or email at CFVI.info@investor.morrowsodali.com.

By Order of the CF VI Board

, 2022	Howard W. Lutnick Chairman and Chief Executive Officer

i

FREQUENTLY USED TERMS

“501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto) or an equivalent or analogous provision of the laws of any jurisdiction other than the United States.

“Arrangement” means an arrangement under Section 182 of the OBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations.

“Arrangement Effective Time” means 12:01 a.m. (Eastern Time) on the Closing Date, or such other time on the Closing Date as CF VI and Rumble agree to in writing before the Closing Date.

“Aggregate Exercise Price” means the sum of the exercise prices of all Rumble Options, whether vested or unvested, outstanding immediately prior to the Arrangement Effective Time.

“Arrangement Consideration” means the sum of $3,150,000,000 plus the Rumble Closing Cash plus the Aggregate Exercise Price.

“Base Option Shares” means a number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Rumble Class A Common Shares or Rumble Class B Common Shares subject to the relevant Rumble Option immediately prior to the Arrangement Effective Time and (y) the Option Exchange Ratio.

“CallCo” means 1000045707 Ontario Inc., a corporation formed under the laws of the Province of Ontario, Canada and a direct subsidiary of CF VI.

“Cantor” means Cantor Fitzgerald L.P., a Delaware limited partnership and an affiliate of the Sponsor, CF&Co. and, prior to the consummation of the Business Combination, CF VI.

“Cash and Cash Equivalents” means (a) U.S. dollars or Canadian dollars, including all money held in checking or savings accounts or held as demand deposits, and (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada, in each case maturing within one year from the date of the Business Combination Agreement.

“CF&Co.” means Cantor Fitzgerald & Co., a New York general partnership.

“CF VI Available Cash” means the amount of cash available to CF VI as of the Closing, from (a) the PIPE Investments (including the amount paid pursuant to the Forward Purchase Contract) that has been funded to CF VI and (b) the cash available in the Trust Account after deducting the aggregate amount payable from the Trust Account to CF VI Stockholders that have validly exercised their CF VI Share Redemption.

“CF VI Bylaws” means the bylaws of CF VI, as amended and/or restated from time to time.

“CF VI Capital Stock” means, collectively, the CF VI Common Stock and the preferred stock of CF VI, par value $0.0001 per share.

“CF VI Charter” means the Amended and Restated Certificate of Incorporation of CF VI, dated February 18, 2021, as amended and/or restated from time to time.

“CF VI Class A Common Stock” or “Class A Common Stock” means Class A common stock of CF VI, par value $0.0001 per share.

“CF VI Class B Common Stock” means Class B common stock of CF VI, par value $0.0001 per share.

“CF VI Common Stock” means, collectively, the CF VI Class A Common Stock and the CF VI Class B Common Stock.

“CF VI Governing Documents” means, collectively, the CF VI Charter and CF VI Bylaws.

“CF VI Placement Shares” means the shares of CF VI Class A Common Stock underlying the CF VI Placement Units.

“CF VI Placement Units” means the CF VI Units issued to the Sponsor in the CF VI Private Placement.

“CF VI Placement Warrants” means the CF VI Warrants underlying the CF VI Placement Units.

“CF VI Private Placement” means the private placement that closed concurrently with the closing of the IPO, on February 23, 2021, pursuant to which CF VI issued and sold to the Sponsor 700,000 CF VI Placement Units, at a purchase price of $10.00 per CF VI Placement Unit, generating gross proceeds of $7.0 million.

“CF VI Private Warrants” means the CF VI Placement Warrants and the Warrants to be issued and sold pursuant to the Forward Purchase Contract.

“CF VI Public Shares” means the shares of CF VI Class A Common Stock sold as part of the CF VI Units in the IPO.

“CF VI Public Warrants” means the CF VI Warrants sold as part of the CF VI Units in the IPO.

“CF VI Share Redemption” means the election of an eligible (as determined in accordance with the CF VI Charter) holder of shares of CF VI Class A Common Stock to redeem all or a portion of the shares of CF VI Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the CF VI Governing Documents) in connection with the Proposals.

“CF VI Stockholders” means any holder of any shares of CF VI Capital Stock.

“CF VI Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by CF VI or Sponsor as a result of or in connection with the negotiation, documentation and consummation of the Business Combination, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) transfer taxes, and (C) any and all filing fees paid to any governmental authority in connection with the Business Combination, but excluding, for purposes of calculating the CF VI Transaction Expenses Cap, (i) fees and expenses set forth in clauses (B) and (C), (ii) any fees and expenses incurred in connection with an extraordinary event not contemplated in estimating the CF VI Transaction Expenses for a standard business combination of the type contemplated by the Business Combination Agreement, and (iii) any fees and expenses paid or payable by CF VI or the Sponsor but incurred for the benefit of Rumble, as further described in the Business Combination Agreement.

“CF VI Transaction Expenses Cap” means $30.0 million.

“CF VI Units” means units of CF VI, each unit comprising one share of CF VI Class A Common Stock and one-quarter of one CF VI Warrant.

“CF VI Warrants” or “Warrants” means warrants to purchase shares of CF VI Class A Common Stock.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Business Combination is consummated.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Entity Bylaws” means the amended and restated bylaws of the Combined Entity.

“Cosmic” means Cosmic Inc. and Kosmik Development Skopje doo (also referred to as Cosmic Development), collectively.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable law promulgated by any governmental authority, including the Centers for Disease Control and Prevention, Health Canada and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Dissenting Shares” means all Rumble Shares that are outstanding immediately prior to the Arrangement Effective Time and that are held by Rumble Shareholders who have not voted in favor of the Arrangement nor consented thereto in writing and who have given a notice of election to dissent pursuant to section 185 of the OBCA and otherwise complied with all of the provisions of the OBCA relevant to the exercise and perfection of dissenters’ rights with respect to such Rumble Shares.

“Electing Shareholders” means a Rumble Shareholder that is (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act, and who has duly elected, in accordance with the Plan of Arrangement, to receive ExchangeCo Exchangeable Shares in exchange for his, her or its Rumble Shares pursuant to the Plan of Arrangement.

“Escrow Portion” means the quotient of (a) 105,000,000 divided by (b) the Arrangement Consideration divided by $10.00.

“Exchange Agreement” means the exchange and support agreement to be entered into pursuant to the Plan of Arrangement among CF VI, ExchangeCo, CallCo and the persons who hold ExchangeCo Shares.

“ExchangeCo” means 1000045728 Ontario Inc., a corporation formed by CF VI under the laws of the Province of Ontario, Canada and an indirect subsidiary of CF VI.

“ExchangeCo Exchangeable Shares” means exchangeable shares of ExchangeCo, exchangeable for shares of Class A Common Stock pursuant to the terms of the Exchange Agreement, the ExchangeCo governing documents and CF VI Governing Documents.

“ExchangeCo Shares” means, collectively, the common shares of ExchangeCo and the ExchangeCo Exchangeable Shares.

“Exchanged Rumble Option” means an option to purchase (1) a Base Option Share and (2) the related Tandem Option Earnout Shares.

“Final Order” means the final order of the Ontario Superior Court of Justice (Commercial List) (the “Court”) pursuant to section 182 of the OBCA, approving the Arrangement, as such order may be amended by the Court with the consent of CF VI and Rumble, or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of CF VI and Rumble.

“Forward Purchase Contract” means the Forward Purchase Contract, dated as of February 18, 2021, by and between Sponsor and CF VI.

“Forward Purchase Investment” means the investment pursuant to the Forward Purchase Contract pursuant to which the Sponsor has agreed to purchase the Forward Purchase Securities for an aggregate purchase price of $15.0 million.

“Forward Purchase Securities” means (a) 1,875,000 shares of Class A Common Stock (the “Forward Purchase Shares”) and (b) 375,000 Warrants (the “Forward Purchase Warrants”) being purchased pursuant to the Forward Purchase Contract.

“Founder Shares” means the 7,500,000 shares of CF VI Class B Common Stock owned by the Sponsor and the two independent directors of CF VI that own shares of CF VI Class B Common Stock (including any shares of Class A Common Stock issued upon conversion of such shares).

“Fully-Diluted Rumble Shares” means the total number of issued and outstanding Rumble Shares as of immediately prior to the Arrangement Effective Time determined on a fully-diluted basis (a) assuming exercise of all outstanding Rumble Options, whether vested or unvested, (b) assuming exercise of the Rumble Warrant and (c) treating Rumble Class A Preferred Shares on an as-converted to Rumble Class A Common Shares basis.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Interim Order” means the interim order of the Court as set forth in the Business Combination Agreement and made pursuant to 182 of the OBCA, providing for, among other things, the calling and holding of the Rumble Shareholders Meeting, as the same may be amended by the Court with the consent of Rumble and CF VI, such consent not to be unreasonably withheld, conditioned or delayed.

“IPO” means CF VI’s initial public offering of CF VI Units, which was consummated on February 23, 2021.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Rumble Shareholder” means the key shareholders of Rumble, listed in the disclosure schedules to the Business Combination Agreement.

“Minimum Cash Amount” means $125,000,000.

“Non-Electing Shareholders” means a Rumble Shareholder who is not an Electing Shareholder.

“OBCA” means the Business Corporations Act (Ontario).

“Option Earnout Fraction” means the difference between (i) the Rumble Exchange Ratio divided by the Option Exchange Ratio minus (ii) 1.00.

“Option Exchange Ratio” means the exchange ratio used for the exchange of Rumble Options, calculated as follows: the quotient obtained by dividing (x) by (y), where:

(x) is the quotient, expressed as a dollar number, obtained by dividing (i) the sum of (a) $2,100,000,000 plus (b) the Rumble Closing Cash, plus (c) the Aggregate Exercise Price, by (ii) the Fully-Diluted Rumble Shares; and

(y) is $10.00.

“Other Holders of Founder Shares” means the two independent directors of CF VI that own shares of CF VI Class B Common Stock, who collectively own 20,000 Founder Shares.

“Permitted COVID-19 Measures” means any COVID-19 Measures (a) to the extent referring to actions prior to the date of the Business Combination Agreement, implemented by Rumble or CF VI prior to the date of the Business Combination Agreement and disclosed to the other party prior to the date of the Business Combination Agreement, if material, or (b) reasonably implemented by Rumble or CF VI following the date of the Business Combination Agreement in good faith and with respect to which, if material, such party provides at least one (1) business day’s prior written notice to the other party.

“Permitted Transferee” means: (A) with respect to any person, (i) any family member of such person, (ii) any affiliate of such person, (iii) any affiliate of any family member of such person, or (iv) if such person is a natural person, (a) by virtue of laws of descent and distribution upon death of such individual or (b) in accordance with a qualified domestic relations order; and (B) with respect to any Qualified Stockholder, (i) the persons referred to in clause (A) with respect to such Qualified Stockholder and (ii) any Qualified Transferee of such Qualified Stockholder.

“PIPE Investors” means those persons who are participating in the PIPE Investment pursuant to a PIPE Subscription Agreement entered into with CF VI as of the date of the Business Combination Agreement or following such date in accordance with the Business Combination Agreement.

“PIPE Investment” means a private investment in CF VI in the aggregate amount of $85,000,000 by the PIPE Investors purchasing, pursuant to subscription agreements (the “PIPE Subscription Agreements”), an aggregate of 8,500,000 shares of Class A Common Stock at a price per share equal to $10.00 (ten dollars) at the Closing together with the Forward Purchase Investment (and such offering of shares of Class A Common Stock, the “PIPE Offering”).

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached to the Business Combination Agreement, subject to any amendments or variations to such plan made in accordance with the terms thereof or made at the direction of the Court in the Final Order with the prior written consent of Rumble and CF VI, each acting reasonably.

“Price per Rumble Share” means the quotient, expressed as a dollar number, obtained by dividing the Arrangement Consideration by the Fully-Diluted Rumble Shares.

“Qualified Class D Transferee” means (i) a person which Christopher Pavlovski owns and has control over 100% of the voting shares or (ii) a Permitted Transferee of Mr. Pavlovski for so long as Mr. Pavlovski retains sole voting power over the Class D Common Stock held by such Permitted Transferee.

“Qualified Stockholder” means Mr. Pavlovski or a Qualified Transferee of Mr. Pavlovski.

“Qualified Transfer” means any transfer of share of common stock: (i) by a Qualified Stockholder to one or more family members of such Qualified Stockholder or any Qualified Entity (as defined in the Combined Entity Charter) of such Qualified Stockholder; (ii) by a Qualified Entity of a Qualified Stockholder to such Qualified Stockholder or one or more family members of such Qualified Stockholder or any other Qualified Entity of such Qualified Stockholder; (iii) by a Qualified Stockholder to a 501(c) Organization or a Supporting Organization as well as any transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors.

“Qualified Transferee” means a transferee of shares of common stock received in a transfer that constitutes a Qualified Transfer.

“Rumble Arrangement Resolution” means a special resolution of the holders of Rumble Class A Common Shares and Rumble Class A Preferred Shares, voting as a single class on an as-converted to Rumble Class A Common Shares basis, in respect of the Arrangement to be considered at the Rumble Shareholders Meeting.

“Rumble Articles” means the articles of incorporation of Rumble, dated September 18, 2013, as amended pursuant to articles of amendment dated September 4, 2020, April 9, 2021, May 14, 2021, and October 25, 2021, as further amended and/or restated from time to time.

“Rumble Board” means the board of the directors of Rumble.

“Rumble Bylaws” means the amended and restated bylaws of Rumble adopted on May 14, 2021, as further amended or restated from time to time.

“Rumble Class A Common Shares” means the Class A Common Shares in the capital of Rumble.

“Rumble Class A Preferred Shares” means the Class A Preferred Shares in the capital of Rumble.

“Rumble Class B Common Shares” means the Class B Common Shares in the capital of Rumble.

“Rumble Closing Cash” means (a) all Cash and Cash Equivalents of the Rumble Companies as of 12:01 a.m. (Eastern Time) on the Closing Date less (b) any indebtedness for borrowed money incurred by the Rumble Companies that has not been repaid as of the Closing and in each case as determined in accordance with GAAP; provided, that for purposes of the definition of Arrangement Consideration, in no event will the Rumble Closing Cash be less than $0.

“Rumble Exchange Ratio” means the quotient obtained by dividing the Price per Rumble Share by $10.00 (ten dollars).

“Rumble Options” means the options granted under the Rumble Stock Plan to purchase Rumble Class A Common Shares or Rumble Class B Common Shares.

“Rumble Required Approval” means, unless varied by the Interim Order, approval by the affirmative vote of the holders of (a) at least a majority of the Rumble Class A Common Shares and Rumble Class A Preferred Shares, present in person or represented by proxy and entitled to vote at the Rumble Shareholders Meeting, voting as a single class on an as-converted to Rumble Class A Common Shares basis, and (b) at least 66 2/3% of the votes cast at the Rumble Shareholders Meeting by the holders of the Rumble Class A Common Shares and Rumble Class A Preferred Shares, present in person or represented by proxy and entitled to vote at the Rumble Shareholders Meeting, voting as a single class on an as-converted to Rumble Class A Common Shares basis, pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable law and the Rumble Articles and Rumble Bylaws.

“Rumble Securities” means, collectively, the Rumble Shares, Rumble Options and the Rumble Warrant.

“Rumble Shareholder” means any holder of any Rumble Shares.

“Rumble Shareholders Meeting” means the meeting of the Rumble Shareholders, including any adjournment or postponement thereof in accordance with the terms of the Business Combination Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Rumble Arrangement Resolution.

“Rumble Shares” means, collectively, the Rumble Class A Preferred Shares, the Rumble Class A Common Shares and the Rumble Class B Common Shares.

“Rumble Stock Plan” means the Amended and Restated Stock Option Plan of Rumble, as approved by the Rumble Board on October 21, 2021, as further amended and/or restated from time to time.

“Rumble Transaction Expenses” means any out-of-pocket fees and expenses payable by the Rumble Companies (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (b) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Rumble Companies at or after the Closing pursuant to any agreement to which any of the Rumble Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of the Business Combination Agreement or the consummation of the Transactions; and (c) any and all filing fees paid to governmental authorities in connection with the Transactions.

“Rumble Warrant” means the outstanding and unexercised warrant to purchase certain Rumble Class B Common Shares, dated as of May 12, 2021 and effective as of May 11, 2021, by and between Rumble and the warrant holder party thereto, as such warrant is modified and supplemented pursuant to that certain letter agreement, dated as of May 12, 2021, by and among Rumble, the warrant holder party thereto, and the stockholders of Rumble party thereto.

“Sponsor” means CFAC Holdings VI, LLC, a Delaware limited liability company.

“Sponsor Related Parties” means the Sponsor, and certain officers and employees of Cantor and its affiliates (and family members of such persons) who are participating in the PIPE Investment.

“Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

“Tandem Option Earnout Share” means for each Base Option Share, a fraction of a share of Class A Common Stock, equal to the difference between (A) the Rumble Exchange Ratio divided by the Option Exchange Ratio minus (B) 1.00.

“Tax Act” means the Income Tax Act (Canada).

“Trading Market” means the national stock exchange on which the shares of Class A Common Stock are listed for trading, which will be either Nasdaq or NYSE.

“Transactions” means, collectively, the Arrangement and the other transactions contemplated by the Business Combination Agreement, the Plan of Arrangement or any of the ancillary agreements.

“Transmittal Documents” means all letters of transmittal sent to Rumble Shareholders pursuant to Section 2.11(a) of the Business Combination Agreement, and such other documents as may be reasonably requested by CF VI or the person appointed by CF VI to act as the depositary and exchange agent, in connection therewith.

“Trust Account” means the trust account of CF VI for the benefit of CF VI’s public stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of CF VI and Rumble. These statements are based on the beliefs and assumptions of the management of CF VI and Rumble. Although CF VI and Rumble believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither CF VI nor Rumble can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about:

•        the benefits from the Business Combination;

•        CF VI’s ability to consummate the Business Combination or, if CF VI does not complete the Business Combination, any other initial business combination;

•        any satisfaction or waiver (if applicable) of the conditions to the Business Combination including, among other things: the satisfaction or waiver of certain customary closing conditions, including, among others, the existence of no material adverse effect at CF VI or Rumble, the receipt of the Interim Order and the Final Order, and the receipt of certain stockholder approvals contemplated by this proxy statement/prospectus;

•        the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        the ability to maintain the listing of the Class A Common Stock on Nasdaq following the Business Combination;

•        the Combined Entity’s future financial performance following the Business Combination, including any expansion plans and opportunities;

•        the Combined Entity’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination or any other initial business combination;

•        changes in the Combined Entity’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•        the implementation, market acceptance and success of the Combined Entity’s business model;

•        the Combined Entity’s ability to scale in a cost-effective manner;

•        CF VI’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with CF VI’s business or in approving the Business Combination;

•        CF VI’s public securities’ potential liquidity and trading;

•        the ability of CF VI and Rumble to consummate the PIPE Investment or raise additional financing concurrently with the consummation of the Business Combination or otherwise in the future; and

•        the use of proceeds not held in the Trust Account or available to CF VI from interest income on the Trust Account balance.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that CF VI or Rumble “believes,” and similar statements reflect only such party’s beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either CF VI or Rumble has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause CF VI’s actual results to differ include:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against CF VI, Rumble or others following announcement of the Business Combination and the transactions contemplated thereby;

•        the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the stockholders of CF VI or Rumble or other conditions to closing in the Business Combination Agreement;

•        the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of the Combined Entity to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•        costs related to the proposed Business Combination;

•        the possibility that CF VI or Rumble may be adversely impacted by other economic, business, and/or competitive factors;

•        the significant uncertainty created by the COVID-19 pandemic;

•        Rumble’s limited operating history makes it difficult to evaluate its business and prospects;

•        Rumble’s recent and rapid growth may not be indicative of future performance;

•        Rumble may not continue to grow or maintain its active user base, and may not be able to achieve or maintain profitability;

•        Rumble collects, stores, and processes large amounts of user video content and personal information of its users and subscribers. If Rumble’s security measures are breached, its sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing its content or using its services, its business and operating results could be harmed, and it could face legal claims from users and subscribers;

•        Rumble may fail to comply with applicable privacy laws;

•        Rumble is subject to cybersecurity risks and interruptions or failures in Rumble’s information technology systems and as it grows and gains recognition, it will likely need to expend additional resources to enhance Rumble’s protection from such risks. Notwithstanding Rumble’s efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss;

•        Rumble may be found to have infringed on the intellectual property of others, which could expose Rumble to substantial losses or restrict its operations;

•        Rumble may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of section 230 of the Communications Decency Act;

•        Rumble may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law;

•        Rumble’s traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that it does not control;

•        Rumble’s business depends on continued and unimpeded access to its content and services on the Internet. If Rumble or those who engage with its content experience disruptions in Internet service, or if Internet service providers are able to block, degrade or charge for access to Rumble’s content and services, Rumble could incur additional expenses and the loss of traffic and advertisers;

•        Rumble faces significant market competition, and if Rumble is unable to compete effectively with its competitors for traffic and advertising spend, its business and operating results could be harmed;

•        changes to Rumble’s existing content and services could fail to attract traffic and advertisers or fail to generate revenue;

•        Rumble depends on third-party vendors, including Internet service providers, advertising networks, and data centers, to provide core services;

•        hosting and delivery costs may increase unexpectedly;

•        changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new U.S. or international tax legislation, or exposure to additional tax liabilities may adversely impact Rumble’s financial results;

•        compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada, or industry practices may adversely affect Rumble’s business;

•        the novel coronavirus that causes the disease known as COVID-19 has caused a global health crisis that has caused significant economic and social disruption, and its impact on Rumble’s business is uncertain; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by CF VI.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting of CF VI Stockholders. The following questions and answers do not include all the information that is important to CF VI Stockholders. We urge the CF VI Stockholders to carefully read this entire proxy statement/prospectus, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement/prospectus?

A:     CF VI and Rumble have agreed to the Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement provides that upon the Arrangement Effective Time, among other things:

•        for each Rumble Share held by an Electing Rumble Shareholder, the Electing Rumble Shareholder will receive a number of ExchangeCo Exchangeable Shares equal to the Rumble Exchange Ratio, and will concurrently subscribe, for nominal value, for a corresponding number of shares of Class C Common Stock;

•        for each Rumble Share held by a Non-Electing Shareholder, the Non-Electing Shareholder will receive a number of shares of Class A Common Stock equal to the Rumble Exchange Ratio;

•        all outstanding Rumble Options will be exchanged for options to purchase a number of shares of Class A Common Stock;

•        the Rumble Warrant will be exchanged for a number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of the number of Rumble Shares subject to the Rumble Warrant and the Rumble Exchange Ratio; and

•        for an aggregate purchase price of $1.0 million, pursuant to a subscription agreement to be entered into between Mr. Pavlovski and CF VI, the Combined Entity will issue and sell to Mr. Pavlovski a fixed number of shares of Class D Common Stock having a certain number of “super-voting” rights per share (such number of votes per share to be determined after expiry of the redemption deadline (i.e., two business days before the Special Meeting), based on the number of shares being redeemed) such that, after taking into account the shares of Class A Common Stock (if any) and Class C Common Stock to be issued to Mr. Pavlovski at Closing, upon Closing, Mr. Pavlovski will have 85% of the voting power of the Combined Entity on a fully-diluted basis. Such shares of Class D Common Stock to be issued to Mr. Pavlovski will be the only issued and outstanding shares of Class D Common Stock.

Upon consummation of the Business Combination, each share of Class A Common Stock (of CF VI) that is outstanding and not subject to redemption will continue to be one share of Class A Common Stock (of the Combined Entity), and each share of CF VI Class B Common Stock that is outstanding will be exchanged for one share of Class A Common Stock of the Combined Entity.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting, along with important information about CF VI, Rumble, and the business of the Combined Entity and its subsidiaries following consummation of the Business Combination. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q:     What proposals are CF VI Stockholders being asked to vote upon?

A:     At the Special Meeting, CF VI is asking holders of CF VI Common Stock to consider and vote upon the following proposals:

•        The Business Combination Proposal — To approve and adopt the Business Combination Agreement, by and between CF VI and Rumble, and approve the transactions contemplated thereby. Copies of the Business Combination Agreement and certain other agreements to be entered into pursuant to the Business Combination Agreement are attached to this proxy statement/prospectus as Annexes A, E, G and H. See the section entitled “The Business Combination Proposal.”

•        The Director Election Proposal — To consider and vote upon a proposal to elect six directors to serve on the Combined Entity Board following the Business Combination, to serve until the next annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified. See the section entitled the “Director Election Proposal.”

•        The Nasdaq Proposals — To approve separate proposals, for purposes of complying with the Nasdaq Listing Rule, the issuance of (i) up to 63,245,836 shares of Class A Common Stock, 168,956,526 shares of Class C Common Stock and 106,428,676 shares of Class D Common Stock, in each case pursuant to the Business Combination Agreement, and up to an additional 168,956,526 shares of Class A Common Stock issuable upon conversion of the ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement, and (ii) up to 8,500,000 shares of Class A Common Stock pursuant to the PIPE Investment. See the section entitled “The Nasdaq Proposals.”

•        The Stock Incentive Plan Proposal — To approve and adopt the Stock Incentive Plan Proposal, a copy of which is attached to this proxy statement/prospectus as Annex D.

•        The Charter Amendment Proposals — To consider and vote upon separate proposals to approve certain material differences between the CF VI Charter and the Combined Entity Charter that will be in effect upon the closing of the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B. See the section entitled “The Charter Amendment Proposals.”

•        The Adjournment Proposal — To consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined by CF VI that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

CF VI will hold the Special Meeting of CF VI Stockholders to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. CF VI Stockholders should read it carefully.

The vote of CF VI Stockholders is important. CF VI Stockholders are encouraged to submit their completed proxy card as soon as possible after carefully reviewing this proxy statement/prospectus.

Q:     What are the material differences, if any, in the terms and price of securities issued at the time of the IPO as compared to the securities that will be issued as part of the PIPE Investment at the Closing? Will Sponsor or any of its directors, officers or affiliates participate in the PIPE Investment?

A:     CF VI issued the CF VI Units in the IPO at an offering price of $10.00 per CF VI Unit, with each CF VI Unit consisting of one share of CF VI Class A Common Stock and one-fourth of one CF VI Warrant. In connection with the Closing, the PIPE Investors will purchase Class A Common Stock at $10.00 per share as part of the PIPE Investment and will therefore hold the same security as the holders of CF VI Class A Common Stock immediately after the Business Combination.

The Sponsor has agreed to invest $7.59 million in the PIPE Investment on the same terms as the other PIPE Investors, and a number of officers and employees of Cantor and its affiliates (and family members of such persons) have agreed to invest approximately $15.68 million in the PIPE Investment, also on the same terms as the other PIPE Investors. Upon closing of the IPO, the Sponsor entered into the Forward Purchase Contract pursuant to which the Sponsor will invest an additional $15.0 million in exchange for 1,875,000 shares of Class A Common Stock and 375,000 Warrants, which (assuming a $10.00 share price and a warrant price of $0.99, which was the closing price of a CF VI Warrant on the day prior to announcement of the Business Combination) would represent a discount of approximately 21.5% to the price being paid by the PIPE Investors for the PIPE Shares being issued. No other director, officer or affiliate of CF VI will participate in the PIPE Investment.

Q:     How many votes per share is each class of the Combined Entity’s Common Stock entitled?

A:     Except as otherwise set forth in the Combined Entity Charter, upon the Closing voting for each class of the Combined Entity’s Common Stock is as follows:

•        each holder of record of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote;

•        each holder of record of Class C Common Stock is entitled to one vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote; and

•        each holder of record of Class D Common Stock is entitled to a number of votes per share of Class D Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote (such number of votes per share which, when combined with the number of shares of Class A Common Stock and Class C Common Stock issued to Mr. Pavlovski at Closing, will result in Mr. Pavlovski holding 85% of the voting power of the Combined Entity on a fully-diluted basis). For illustrative purposes, based on the “no redemptions,” “intermediate redemptions” and “maximum redemptions” scenarios described under the question entitled “What equity stake will holders of CF VI Public Shares, holders of Rumble Shares, the Sponsor Related Parties and Other Holders of Founder Shares, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?”, it is anticipated that each share of Class D Common Stock would be entitled to 11.250, 10.518 and 9.786 votes per share, respectively.

Q:     What are the risks associated with the “high vote”, multiple class share structure?

A:     As the beneficial owner of all of the shares of “high vote” Class D Common Stock of the Combined Entity upon the closing of the Business Combination, Chris Pavlovski, who will become the CEO of the Combined Entity upon the closing of the Business Combination, will initially be able to exercise voting rights with respect to 85% of the voting power of the Combined Entity’s outstanding capital stock. This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of the Combined Entity’s assets that the Combined Entity’s other stockholders support, or conversely this concentrated control could result in the consummation of such a transaction that the Combined Entity’s other stockholders do not support. See “Risk Factors” for a more detailed discussion of these risks.

The share class structure of the Combined Entity is unique in that the number of votes per share of Class D Common Stock will be determined after expiry of the redemption deadline (i.e., two business days before the Special Meeting), based on the number of shares being redeemed to ensure that Mr. Pavlovski has 85% of the voting power of the Combined Entity on a fully diluted basis immediately after the Closing. This means that the fewer the number of redemptions, the higher number of votes per share will be assigned to a share of Class D Common Stock. Because Mr. Pavlovski is required to forfeit (via redemption) a corresponding number of shares of Class D Common Stock upon any transfer of shares of Class A Common Stock or ExchangeCo Exchangeable Shares held by Mr. Pavlovski (other than certain “permitted transfers” or transfers in connection with the repurchase under the Share Repurchase Agreement), the higher the number of votes per share assigned to the Class D Common Stock, the greater the number of votes Mr. Pavlovski will forfeit upon third party transfers of Class A Common Stock or ExchangeCo Exchangeable Shares following the Closing. See “Summary of the Proxy Statement/Prospectus — Transaction Agreements — Business Combination Agreement” for further information and illustrative examples.

The “high vote” Class D share structure may allow Mr. Pavlovski to continue to control or effectively control the voting of the Combined Entity, even if he holds only a small economic interest. Consequently, in the event Mr. Pavlovski liquidates a significant portion of his economic interest in the Combined Entity following the Closing, Mr. Pavlovski may no longer be incentivized (or incentivized to the same extent) to exercise his voting control in a manner that will maximize the economic value of the Combined Entity.

Q:     What is the treatment of the Rumble Options in connection with the Business Combination?

A:     Each Rumble Option, whether vested or unvested, will cease to represent an option to purchase Rumble Shares and will be exchanged for an Exchanged Rumble Option based on the Option Exchange Ratio. Each Exchanged Rumble Option will entitle the holder to purchase one Base Option Share, together with a fraction of a Tandem Option Earnout Share equal to the Option Earnout Fraction. The aggregate exercise price per Base Option Share together with the related fraction of the Tandem Option Earnout Share (the “Exercise Price”) will be equal to (A) the exercise price per Rumble Share of the Rumble Option immediately prior to the Arrangement Effective Time, divided by (B) the Option Exchange Ratio (rounded up to the nearest whole cent). Following the Arrangement Effective Time, upon exercise of any Exchanged Rumble Option by delivery of the Exercise Price, the holder thereof will receive one Base Option Share and, provided the Tandem Option Earnout Shares have not been forfeited, the related fraction of a Tandem Option Earnout Share, in each case in the form of Class A Common Stock; provided, that no fractional shares of Class A Common Stock will be issued upon exercise or settlement of any Exchanged Rumble Options and the number of shares of Class A Common Stock issued upon exercise of Exchanged Rumble Options will be rounded down to the next lowest whole number, with all exercises that are effectuated by the holder of Exchanged Rumble Options at any one time being aggregated before any such reduction is effectuated. Tandem Option Earnout Shares will be treated substantially the same as the Forfeiture Escrow Shares and will, from and after the date such Tandem Option Earnout Shares are delivered to the escrow agent upon exercise of any Exchanged Rumble Option, be subject to the same treatment (including, without limiting the generality of the foregoing, with respect to any dividends, voting rights, release and/or forfeiture) as if such Tandem Option Earnout Shares were Forfeiture Escrow Shares.

Q:     What are the material terms of the Forfeiture Escrow Shares and Tandem Option Earnout Shares?

A:     At Closing, the Escrow Portion of the aggregate shares of Class A Common Stock, shares of Class C Common Stock and ExchangeCo Exchangeable Shares issued in connection with the Arrangement to the Rumble Shareholders in exchange for their Rumble Shares will be set aside in escrow accounts (the “Forfeiture Escrow Accounts,” and the shares in the Forfeiture Escrow Accounts, the “Forfeiture Escrow Shares”). The Forfeiture Escrow Shares will be held in escrow for five years after the Closing (such period, the “Escrow Period”), at which time, if not earned and released to the Rumble Shareholders in accordance with the terms of the Business Combination Agreement, such Forfeiture Escrow Shares will be released to the Combined Entity for cancellation. The Forfeiture Escrow Shares will be earned and released to the Rumble Shareholders upon the closing price of the Class A Common Stock equaling or exceeding targets of $15.00 and $17.50, respectively (with 50% released at each target, or if the latter target is reached first, 100%) for a period of 20 trading days during any 30 trading-day period during the Escrow Period (the “Earnout Terms”). In addition, the Forfeiture Escrow Shares are subject to early vesting in the event of a change of control transaction during the Escrow Period involving payments per share (including the Forfeiture Escrow Shares vested) exceeding the same target levels set forth above (i.e., if the change of control payments are over $15.00, then 50% of the Forfeiture Escrow Shares will be earned and released and if the change of control payments are over $17.50, then all of the Forfeiture Escrow Shares will be earned and released).

Subject to payment of the applicable exercise price of Exchanged Rumble Options, the holders thereof will receive corresponding Tandem Option Earnout Shares as summarized above, which will be treated substantially the same as the Forfeiture Escrow Shares and will, from and after the date such Tandem Option Earnout Shares are delivered to the escrow agent upon exercise of any Exchanged Rumble Option, be subject to the same treatment (including, without limiting the generality of the foregoing, with respect to any dividends, voting rights, release and/or forfeiture) as if such Tandem Option Earnout Shares were Forfeiture Escrow Shares.

Q:     What equity stake will holders of CF VI Public Shares, holders of Rumble Shares, the Sponsor Related Parties and Other Holders of Founder Shares, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?

A:     The following table sets forth the anticipated ownership of the Combined Entity upon the Closing of the Business Combination assuming a share price of $10.00 per share, $15.00 per share and $17.50 per share, in each case assuming no redemptions, intermediate redemptions, and maximum redemptions (as each such scenario is described below). The ownership percentages reflected in the table are based upon the number of Rumble Shares and shares of CF VI Common Stock issued and outstanding as of March 31, 2022 (and assumes a March 31, 2022 Closing Date), and are subject to the following additional assumptions:

•        all Rumble Options have been exercised in full for all Base Option Shares (but not Tandem Earnout Option Shares) and the Rumble Warrant has been exercised in full;

•        all ExchangeCo Exchangeable Shares have converted into shares of Class A Common Stock;

•        all of the PIPE Investors have funded their commitments; and

•        no issuance of additional securities by CF VI prior to Closing.

The table also includes the one-time grant of 1.1 million restricted shares of Class A Common Stock to be issued to Mr. Pavlovski upon the Closing of the Business Combination.

For purposes of the table:

No Redemptions:    This scenario assumes that no CF VI Stockholders exercise redemption rights in connection with the approval of the Business Combination with respect to their CF VI Public Shares (and accordingly, a maximum of 1,963,750 shares of CF VI Class B Common Stock held by the Sponsor will be subject to forfeiture and cancellation based on the earnout in the Sponsor Support Agreement).

Intermediate Redemptions:    This scenario assumes that CF VI Stockholders exercise redemption rights with respect to approximately 13,750,000 CF VI Public Shares (approximately 46% of the issued, outstanding and unredeemed CF VI Public Shares, or 50% of the shares that can be redeemed under the maximum redemption scenario) in connection with the approval of the Business Combination, at a price of $10.00 per share (and accordingly, a maximum of 2,723,169 shares of CF VI Class B Common Stock held by the Sponsor will be subject to forfeiture and cancellation based on the terms set forth in the Sponsor Support Agreement).

Maximum Redemptions:    This scenario assumes that CF VI Stockholders exercise redemption rights with respect to 27,500,000 CF VI Public Shares (approximately 92% of the issued, outstanding and unredeemed CF VI Public Shares) in connection with the approval of the Business Combination, at a price of $10.00 per share (and accordingly, a maximum of 3,482,588 shares of CF VI Class B Common Stock held by the Sponsor will be subject to forfeiture and cancellation based on the terms set forth in the Sponsor Support Agreement). This maximum redemption scenario reflects the maximum number of shares of CF VI Class A Common Stock that may be redeemed and still allow CF VI to meet the Minimum Cash Amount.

$10.00 per share:    This scenario assumes no vesting of the Forfeiture Escrow Shares or the Sponsor’s shares subject to forfeiture and cancellation under the Sponsor Support Agreement (and accordingly, the corresponding cancellation of any such shares).

$15.00 per share:    This scenario assumes vesting of 50% of the Forfeiture Escrow Shares and the Sponsor’s shares subject to forfeiture and cancellation under the Sponsor Support Agreement (which such vesting will occur if the closing price of a share of Class A Common Stock exceeds $15.00 for any 20 trading days within any 30 trading-day period during the 5 years after the Closing and, for a portion of the Sponsor’s shares, if certain other provisions are satisfied) and exercise of all of the CF VI Warrants.

$17.50 per share:    This scenario assumes vesting of all of the Forfeiture Escrow Shares and the Sponsor’s shares subject to forfeiture and cancellation under the Sponsor Support Agreement (which such vesting will occur if the closing price of a share of Class A Common Stock exceeds $15.00 and $17.50 for any 20 trading days within any 30 trading-day period during the 5 years after the Closing for a portion of the Sponsor’s shares, if certain other provisions are satisfied), and exercise of all of the CF VI Warrants.

If any of these assumptions are not correct, these percentages will be different.

	$10.00 per share(3)			$15.00 per share(4)			$17.50 per share(5)
	No redemptions	Intermediate redemptions	Max redemptions	No redemptions	Intermediate redemptions	Max redemptions	No redemptions	Intermediate redemptions	Max redemptions
Shares
CF VI Public Shares	30,000,000	16,250,000	2,500,000	30,000,000	16,250,000	2,500,000	30,000,000	16,250,000	2,500,000
Sponsor Related Parties and Other Holders of Founder Shares(1)	10,437,750	9,678,331	8,918,912	11,969,625	11,589,916	11,210,206	12,951,500	12,951,500	12,951,500
PIPE Investors(2)	6,173,500	6,173,500	6,173,500	6,173,500	6,173,500	6,173,500	6,173,500	6,173,500	6,173,500
Rumble Shareholders	215,595,168	215,595,168	215,595,168	268,095,168	268,095,168	268,095,168	320,595,168	320,595,168	320,595,168
Holders of CF VI Public Warrants	—	—	—	7,500,000	7,500,000	7,500,000	7,500,000	7,500,000	7,500,000
	262,206,418	247,696,999	233,187,580	323,738,293	309,608,583	295,478,874	377,220,168	363,470,168	349,720,168

Ownership
CF VI Public Shares	11.4%	6.6%	1.1%	9.3%	5.2%	0.8%	8.0%	4.5%	0.7%
Sponsor Related Parties and Other Holders of Founder Shares(1)	4.0%	3.9%	3.8%	3.7%	3.7%	3.8%	3.4%	3.6%	3.7%
PIPE Investors(2)	2.4%	2.5%	2.6%	1.9%	2.0%	2.1%	1.6%	1.7%	1.8%
Rumble Shareholders	82.2%	87.0%	92.5%	82.8%	86.6%	90.7%	85.0%	88.2%	91.7%
Holders of CF VI Public Warrants	0.0%	0.0%	0.0%	2.3%	2.4%	2.5%	2.0%	2.1%	2.1%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

__________

(1)      Sponsor Related Parties consist of the Sponsor and officers and employees of Cantor and its affiliates (and family members of such persons), and Other Holders of Founder Shares consist of two of the independent directors of CF VI. Includes 759,000

PIPE Shares being issued and sold to the Sponsor, 1,567,500 PIPE Shares being issued and sold to officers and employees of Cantor and its affiliates (and family members of such persons), the Founder Shares held by the two CF VI independent directors that own Founder Shares and, to the extent applicable, the shares of CF VI Common Stock issuable upon exercise of the CF VI Placement Warrants and the Warrants being issued and sold pursuant to the Forward Purchase Contract.

(2)      Excludes 759,000 PIPE Shares being issued and sold to the Sponsor and 1,567,500 PIPE Shares being issued and sold to officers and employees of Cantor and its affiliates (and family members of such persons), which such shares are reflected in the “Sponsor Related Parties and Other Holders of Founder Shares” row above.

(3)      With respect to the Rumble Shareholders, excludes 76,410,222 Forfeiture Escrow Shares and 28,589,778 Tandem Option Earnout Shares (because, at a $10.00 share price, such shares will not vest under the applicable earnout thresholds). Includes 58,703,028 Base Option Shares issued upon the exercise in full of all Rumble Options (because, at a $10.00 share price, such options are all in-the-money).

(4)      With respect to the Rumble Shareholders, excludes 38,205,111 Forfeiture Escrow Shares and 14,294,889 Tandem Option Earnout Shares (because, at a $15.00 share price, 50% of such shares would vest under the applicable earnout thresholds, subject to the provisions described in the section entitled “The Business Combination Proposal — The Business Combination Agreement — Forfeiture or Earnout of Forfeiture Escrow Shares and Tandem Option Earnout Shares”). Includes 58,703,028 Base Option Shares issued upon the exercise in full of all Rumble Options (because, at a $15.00 share price, such options are all in-the-money).

(5)      With respect to the Rumble Shareholders, includes all 76,410,222 Forfeiture Escrow Shares and 28,589,778 Tandem Option Earnout Shares (because, at a $17.50 share price, all of such shares would vest under the applicable earnout thresholds, subject to the provisions described in the section entitled “The Business Combination Proposal — The Business Combination Agreement — Forfeiture or Earnout of Forfeiture Escrow Shares and Tandem Option Earnout Shares”). Includes 58,703,028 Base Option Shares issued upon the exercise in full of all Rumble Options (because, at a $17.50 share price, such options are all in-the-money).

Q:     What conditions must be satisfied to complete the Business Combination?

A:     There are a number of closing conditions in the Business Combination Agreement, including but not limited to:

•        the approval by the CF VI Stockholders of each of the Proposals included in this proxy statement/prospectus;

•        Rumble obtaining executed counterparts to the Shareholder Support Agreement from all the Key Rumble Shareholders together holding at least 85% of the Fully-Diluted Rumble Shares and the Lock-Up Agreement from the Key Rumble Shareholders and certain other holders of Rumble Securities together holding at least 95% of the Fully-Diluted Rumble Shares; and

•        CF VI and Rumble obtaining the requisite regulatory approvals, including the Interim Order and the Final Order having been granted on terms consistent with the Business Combination Agreement.

For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section titled “The Business Combination Proposal — The Business Combination Agreement.”

Q:     Why is CF VI providing its stockholders with the opportunity to vote on the Business Combination?

A:     Under the CF VI Charter, holders of the CF VI Public Shares must have the opportunity to have their CF VI Public Shares redeemed upon the consummation of CF VI’s initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, CF VI has elected to provide its stockholders with the opportunity to have their CF VI Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, CF VI is seeking to obtain the approval of its stockholders of the Business Combination Proposal in order to allow its public stockholders to effectuate redemptions of their CF VI Public Shares in connection with the Closing.

Q:     Are there any arrangements to help ensure that there will be sufficient funds to consummate the Business Combination?

A:     Yes. On December 1, 2021, CF VI entered into the PIPE Subscription Agreements with the PIPE Investors, including the Sponsor, pursuant to which the PIPE Investors agreed to purchase, and CF VI agreed to issue and sell to the PIPE Investors, an aggregate of 8,500,000 shares of CF VI Class A Common Stock, for a purchase price of $10.00 per share and gross proceeds to CF VI of $85.0 million. Further, upon closing of the IPO, CF VI and the Sponsor entered into the Forward Purchase Contract pursuant to which the Sponsor will invest an additional $15.0 million for the Forward Purchase Securities, comprised of 1,875,000 shares of Class A

Common Stock and 375,000 Warrants to purchase shares of Class A Common Stock for $11.50 per share. The closings of the PIPE Investment and the transactions contemplated by the Forward Purchase Contract are contingent upon, among other customary closing conditions, the substantially concurrent Closing.

The proceeds from the Trust Account (net of any amounts used to fund redemptions), the PIPE Investment and the Forward Purchase Investment will be used to pay any loans owed by CF VI to the Sponsor, for any unpaid transaction or administrative expenses of CF VI and Rumble, and any remainder will be used for general corporate purposes, including, but not limited to, working capital for operations, capital expenditures and future acquisitions. In addition, CF VI and/or Rumble may seek to arrange for additional third-party financing which may be in the form of debt (including bank debt or convertible notes) or equity, the proceeds of which would be used for a variety of purposes.

Q:     How many votes do I have at the Special Meeting?

A:     CF VI Stockholders are entitled to one vote at the Special Meeting for each share of CF VI Common Stock held of record as of            , 2022, the Record Date for the Special Meeting. As of the close of business on the Record Date, there were 38,200,000 shares of CF VI Common Stock issued and outstanding.

Q:     What vote is required to approve the Proposals presented at the Special Meeting?

A:     The approval of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VI Common Stock as of the Record Date. Accordingly, a CF VI Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF VI Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CF VI Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. A CF VI stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal or the Adjournment Proposal.

The Sponsor and our directors and officers have agreed to vote their shares in favor of the Business Combination Proposal. As a result, we would need only 10,900,001, or approximately 36.3%, of the 30,000,000 CF VI Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Q:     Are the Proposals conditioned on one another?

A:     The Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals will not be presented to the CF VI Stockholders at the Special Meeting.

The Business Combination Proposal is subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and each of the Charter Amendment Proposals.

The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not consummate the Business Combination. If CF VI does not consummate the Business Combination and fails to complete an initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), CF VI will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the CF VI Charter, subject to payment of CF VI’s tax obligations and up to $100,000 of dissolution expenses.

Q:     What constitutes a quorum at the Special Meeting?

A:     Holders of a majority in voting power of CF VI Common Stock issued and outstanding and entitled to vote at the Special Meeting constitute a quorum. In the absence of a quorum, the meeting chair has the power to adjourn the Special Meeting. As of the Record Date, 19,100,001 shares of CF VI Common Stock would be required to achieve a quorum.

Q:     How will the Sponsor and CF VI’s directors and officers vote?

A:     The Sponsor and CF VI’s officers and directors have agreed to vote any shares of CF VI Common Stock held by them in favor of the initial business combination, including the Business Combination. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and CF VI’s officers and directors had agreed to vote their shares of CF VI Common Stock in accordance with the majority of the votes cast by CF VI’s public stockholders.

As a result, we would need only 10,900,001 or approximately 36.3%, of the 30,000,000 CF VI Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

Q:     What interests do CF VI’s current officers and directors have in the Business Combination?

A:     The Sponsor and CF VI’s officers and directors have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. These interests include:

•        the CF VI Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the CF VI Charter. In the course of their other business activities, CF VI’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to CF VI as well as the other entities with which they are affiliated. CF VI’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF VI is presented with it. CF VI does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        unless CF VI consummates an initial business combination, the Sponsor (and CF VI’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF VI, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (which such unreimbursed expenses amounted to $189,662 as of June 30, 2022, all of which were repaid to the Sponsor on July 1, 2022);

•        the fact that the Sponsor has made outstanding loans to CF VI in the aggregate amount of $2,173,353 as of June 30, 2022 (which consists of $1,750,000 outstanding under the Sponsor Loan and $423,353 outstanding under the Working Capital Loans), which amount CF VI will be unable to repay to the Sponsor to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        the 700,000 CF VI Placement Units (comprised of 700,000 CF VI Placement Shares and 175,000 CF VI Placement Warrants) purchased by the Sponsor for $7.0 million will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the 700,000 CF VI Placement Units, and the underlying 700,000 CF VI Placement Shares and 175,000 CF VI Placement Warrants, will not be sold or transferred by it until 30 days after CF VI has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid $25,000, or approximately $0.001 per share, for the Founder Shares (of which it currently holds 7,480,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $74.9 million, based on the closing price of CF VI Class A Common Stock on July 8, 2022, and that such shares will be worthless if a business combination is not consummated and that Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VI’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor has agreed not to redeem any of the Founder Shares or CF VI Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if CF VI does not complete an initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), the proceeds from the sale of the CF VI Placement Units of $7.0 million will be included in the liquidating distribution to CF VI’s public stockholders and the CF VI Placement Warrants will expire worthless;

•        the fact that upon completion of the Business Combination, a business combination marketing fee of $10.5 million, $15.0 million of M&A advisory fees (which may be reduced if the CF VI Transaction Expenses exceed the CF VI Transaction Expenses Cap, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”), and approximately $1.7 million of placement agent fees will be payable to CF&Co., an affiliate of CF VI and the Sponsor;

•        if the Trust Account is liquidated, including in the event CF VI is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF VI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF VI Public Share by the claims of prospective target businesses with which CF VI has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to CF VI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor has agreed to invest $7.59 million in the PIPE Investment and a number of officers and employees of Cantor and its affiliates (and family members of such persons) have agreed to invest approximately $15.68 million in the PIPE Investment (which investments are on the same terms as the other PIPE Investors);

•        the fact that in connection with the IPO, the Sponsor agreed, upon the closing of CF VI’s initial business combination, to invest $15.0 million in exchange for the Forward Purchase Securities (comprised of 1,875,000 shares of Class A Common Stock and 375,000 Warrants), which (assuming a $10.00 share price and a warrant price of $0.99, which was the closing price of a CF VI Warrant on the day prior to announcement of the Business Combination) would represent a discount of approximately 21.5% to the price being paid by the PIPE Investors for the PIPE Shares being issued;

•        the fact that two of CF VI’s independent directors own an aggregate of 20,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $200,200, based on the closing price of CF VI Class A Common Stock on July 8, 2022, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that CF VI’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

Other than arising out of the proposed Business Combination and related transactions, none of CF VI, the Sponsor, or their respective affiliates has ever had, or currently has, any interest in, or affiliation with, Rumble. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of CF VI’s officers and directors to enter into the Business Combination Agreement and CF VI’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize CF VI’s officers and directors to complete an initial business combination, even if on terms less favorable to CF VI Stockholders compared to liquidating CF VI, because, among other things, if CF VI is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF VI Placement Units and the CF VI independent directors’ Founder Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $82.3 million based on the closing price of CF VI Class A Common Stock and CF VI Units on July 8, 2022), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF VI would not be repaid to the extent such amounts exceed cash held by CF VI outside of the Trust Account (which such expenses and loans, as of May 31, 2022, amounted to $2,124,331), and CF&Co. would not receive the business combination marketing fee of $10.5 million, the M&A advisory fee of $15.0 million (which may be reduced, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”) and the placement agent fees amounting to approximately $1.7 million (equal to up to approximately $27.2 million, in the aggregate). Upon completion of the Business Combination, it is not anticipated that any persons associated with CF VI will be employed by or provide services to the Combined Entity, and there have been no conversations regarding the same. As of the date of this proxy statement/prospectus, there is no formal or informal agreement for CF&Co. to be retained by the Combined Entity after Closing.

CF VI’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of CF VI should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, CF VI’s independent directors on the CF VI Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

Q:     Did the CF VI Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Business Combination?

A:     No. The CF VI Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination. However, CF VI’s management, the members of the CF VI Board and the other representatives of CF VI have experience in evaluating the operating and financial merits of technology companies and reviewed certain financial information of Rumble and other relevant financial information selected based on the experience and the professional judgment of CF VI’s management team, which enabled them to make the necessary analyses and determinations regarding the Business Combination. Accordingly, investors will be relying solely on the judgment of the CF VI Board in valuing Rumble’s business and assume the risk that the CF VI Board may not have properly valued such business.

Q:     What factors did the CF VI Board consider in determining whether or not to proceed with the Business Combination?

A:     The CF VI Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, (1) Rumble’s expanding user base and engagement, (2) Rumble’s differentiated, neutral platform, (3) the growth potential of Rumble’s business as it develops its business plan and expands its offerings, (4) an attractive valuation if Rumble is successful in achieving its goal, and (5) the continuity of Rumble’s management team following completion of the Business Combination.

The CF VI Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to: macroeconomic risks generally, structure and competition in the video distribution and social media industry, a large and growing use of different platforms for viewing videos, risks that Rumble’s business plan may not be achieved, risks related to the terms of the PIPE Investment, and risks related to CF VI’s valuation of Rumble’s business and in particular, the lack of a fairness opinion (and any similar report or appraisal). See the sections titled “The Business Combination Proposal — The CF VI Board’s Reasons for the Approval of the Business Combination.”

Q:     What happens if I sell my shares of CF VI Class A Common Stock before the Special Meeting?

A:     The Record Date is earlier than the date of the Special Meeting. If you transfer your shares of CF VI Class A Common Stock after the Record Date, but before the date of the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares of CF VI Class A Common Stock prior to the Record Date, you will have no right to vote those shares at the Special Meeting.

Q:     Why are ExchangeCo Exchangeable Shares being offered to Canadian residents pursuant to the Business Combination?

A:     As part of the Business Combination, Canadian resident holders of Rumble Shares will be entitled to elect to receive ExchangeCo Exchangeable Shares, rather than Class A Common Stock, for their Rumble Shares, in order to defer Canadian income tax on any capital gain otherwise arising on the exchange of their Rumble Shares for Class A Common Stock. Each ExchangeCo Exchangeable Share will be convertible into one share of Class A Common Stock, as described under “The Business Combination Proposal — The Business Combination Agreement — General; Structure of the Business Combination; Closing.”

Q:     What happens if CF VI Stockholders vote against the Business Combination Proposal?

A:     Pursuant to the CF VI Charter, if the Business Combination Proposal is not approved and CF VI does not otherwise consummate an alternative business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), CF VI will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public stockholders of CF VI, subject to payment of CF VI’s tax obligations and up to $100,000 of dissolution expenses.

Q:     How do the CF VI Public Warrants differ from the CF VI Private Warrants and what are the related risks to any holders of CF VI Public Warrants following the Business Combination?

A:     The CF VI Private Warrants are identical to the CF VI Public Warrants in all material respects, except that the CF VI Private Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by the Combined Entity so long as they are held by the Sponsor or its Permitted Transferees. The Sponsor, or its Permitted Transferees, has the option to exercise the CF VI Private Warrants on a cashless basis. If the CF VI Private Warrants are held by holders other than the Sponsor or its Permitted Transferees, the CF VI Private Warrants will be redeemable by the Combined Entity in all redemption scenarios and exercisable by the holders on the same basis as the CF VI Public Warrants.

Following the Business Combination, the Combined Entity may redeem the Warrants (other than the CF VI Private Warrants so long as they are held by the Sponsor or its Permitted Transferee) prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of the Warrants. The Combined Entity will have the ability to redeem outstanding Warrants (other than with respect to the CF VI Private Warrants as described herein) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period ending on the third trading day prior to the date on which a notice of redemption is sent to the holders of the Warrants. The Combined Entity will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of such Warrants is effective and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Combined Entity, if the Combined Entity has elected to require the exercise of Warrants on a cashless basis, the Combined Entity will not redeem the Warrants as described above if the issuance of Class A Common Stock issuable upon exercise of the Warrants is not exempt from registration or qualification under applicable state securities laws or the Combined Entity is unable to effect such registration or qualification. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then current market price when you might otherwise wish to hold your Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. The closing price for the CF VI Class A Common Stock as of July 8, 2022 was $10.01; to date, the CF VI closing price has never exceeded the $18.00 threshold that, if exceeded for 20 trading days within any 30 trading-day period following the Closing, would trigger the right to redeem the Warrants.

The Combined Entity may only call the Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each registered holder pursuant to the terms of the CF VI Warrant Agreement, provided that holders will be able to exercise their Warrants prior to the time of redemption and, at the election of the Combined Entity, any such exercise may be required to be on a cashless basis.

Q:     Do I have redemption rights?

A:     Pursuant to the CF VI Charter, holders of CF VI Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the CF VI Charter. As of June 30, 2022, based on funds in the Trust Account of approximately $300.3 million, this would have amounted to approximately $10.01 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of CF VI Class A Common Stock for cash. Such a holder will be entitled to receive cash for its CF VI Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CF VI’s transfer agent prior to the Special Meeting. See the section titled “Special Meeting of CF VI Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. In connection with the IPO, the Sponsor and CF VI’s officers and directors agreed to waive any redemption rights with respect to any shares of CF VI Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF VI’s officers and directors did not receive separate consideration for the waiver.

Q:     Will how I vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights regardless of whether you vote or, if you vote, irrespective of whether you vote “FOR” or “AGAINST,” or abstain from voting on the Business Combination Proposal or any other Proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of the trading market.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on            , 2022 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your CF VI Public Shares for cash to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of CF VI Class A Common Stock. A holder of the CF VI Public Shares, together with any of its affiliates any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the CF VI Public Shares, which we refer to as the “15% threshold.” Accordingly, all CF VI Public Shares in excess of the 15% threshold beneficially owned by a CF VI public stockholder or group will not be redeemed for cash. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is CF VI’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, CF VI does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with CF VI’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to CF VI’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CF VI’s transfer agent return the shares (physically or electronically). You may make such request by contacting CF VI’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     CF VI expects that a U.S. holder (as defined below in “United States Federal Income Tax Considerations”) that exercises its redemption rights to receive cash from the Trust Account in exchange for all of its CF VI Public Shares will generally be treated as selling such shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes, or as integrated with the Business Combination. For a more complete discussion of the U.S. federal income tax considerations of an exercise of redemption rights, see “United States Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     If I am a CF VI Warrant holder, can I exercise redemption rights with respect to my CF VI Warrants?

A:     No. The holders of CF VI Warrants have no redemption rights with respect to CF VI Warrants.

Q:     If I am a holder of CF VI Units, can I exercise redemption rights with respect to my CF VI Units?

A:     No. Holders of outstanding CF VI Units must separate the underlying CF VI Public Shares and CF VI Public Warrants prior to exercising redemption rights with respect to the CF VI Public Shares.

If you hold CF VI Units registered in your own name, you must deliver the certificate for such CF VI Units to Continental Stock Transfer & Trust Company, CF VI’s transfer agent, with written instructions to separate such CF VI Units into CF VI Public Shares and CF VI Public Warrants. This must be completed far enough in advance to permit the mailing of the CF VI Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the CF VI Public Shares from the CF VI Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your CF VI Units, you must instruct such nominee to separate your CF VI Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, CF VI’s transfer agent. Such written instructions must include the number of CF VI Units to be split and the nominee holding such CF VI Units. Your nominee must also initiate electronically, using DTC’s deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant CF VI Units and a deposit of an equal number of CF VI Public Shares and CF VI Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the CF VI Public Shares from the CF VI Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your CF VI Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have appraisal rights if I object to the proposed Business Combination?

A:     No. There are no appraisal rights available to holders of CF VI Common Stock, CF VI Units or CF VI Warrants in connection with the Business Combination.

Q:     What happens to the funds deposited in the Trust Account upon consummation of the Business Combination?

A:     If the Business Combination is consummated, the funds held in the Trust Account will be released to:

•        pay CF VI Stockholders who properly exercise their redemption rights;

•        pay the $10.5 million business combination marketing fee and the $15.0 million M&A advisory fee to CF&Co. (which may be reduced if the CF VI Transaction Expenses exceed the CF VI

Transaction Expenses Cap, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”) and the $2.55 million placement fee to the placement agents (including $1.7 million payable to CF&Co.);

•        pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by CF VI or Rumble in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement;

•        repay any loans owed by CF VI to the Sponsor for any CF VI Transaction Expenses or other administrative expenses incurred by CF VI; and

•        provide for general corporate purposes of the Combined Entity including, but not limited to, working capital for operations.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Business Combination Agreement may be terminated. See the section titled “The Business Combination Proposal — The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Business Combination Agreement or otherwise, CF VI is unable to complete the Business Combination or another initial business combination transaction by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), the CF VI Charter provides that CF VI will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible, subject to lawfully available funds therefor, redeem 100% of the CF VI Public Shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to it to pay taxes payable and up to $100,000 for dissolution expenses, by (B) the total number of then outstanding CF VI Public Shares, which redemption will completely extinguish rights of the public stockholders of CF VI (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the CF VI Board in accordance with applicable law, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to its obligations under the Delaware General Corporate Law (the “DGCL”) to provide for claims of creditors and other requirements of applicable law.

CF VI expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to CF VI’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. Holders of Founder Shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to outstanding CF VI Warrants. Accordingly, the CF VI Warrants will expire worthless.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place on (a) the third business day following the satisfaction or waiver of the conditions described below under the section titled “The Business Combination Proposal — Conditions to the Closing” (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by the parties to the Business Combination Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Business Combination Agreement may be terminated by CF VI and/or Rumble upon the occurrence of certain events. For a description of the conditions to the completion of the Business Combination, see the section titled “The Business Combination Proposal.”

Q:     When and where is the Special Meeting?

A:     The Special Meeting will be held at            Eastern Time, on            , 2022, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at            .

Q:     How can I attend the Special Meeting virtually?

A:     CF VI is pleased to conduct the Special Meeting virtually via the Internet through a live webcast and online shareholder tools. CF VI is offering CF VI Stockholders the ability to attend the Special Meeting virtually due to the continuing impact of the COVID-19 pandemic and to support the health and well-being of CF VI Stockholders. However, CF VI also believes a virtual format facilitates stockholder attendance and participation by leveraging technology to allow CF VI to communicate more effectively and efficiently with its stockholders. This format empowers CF VI Stockholders around the world to participate at no cost. CF VI will use the virtual format to enhance stockholder access and participation and protect stockholder rights.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of CF VI. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares of CF VI through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a holder of record of CF VI Common Stock on            , 2022, the Record Date, you may vote with respect to the Proposals at the Special Meeting via the virtual meeting platform, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote via the virtual meeting platform, obtain a proxy from your broker, bank or nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, CF VI will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals, but will have no effect on the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal or the Adjournment Proposal. Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by CF VI without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each Proposal presented to the stockholders at the Special Meeting. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:     If I am not going to attend the Special Meeting, should I return my proxy card instead?

A:     Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to nondiscretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. CF VI believes the Proposals presented to the stockholders will be considered nondiscretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card to CF VI’s secretary at the address set forth below so that it is received by CF VI’s secretary prior to the Special Meeting or attend the Special Meeting and vote via the virtual meeting platform. Stockholders also may revoke their proxy by sending a notice of revocation to CF VI’s secretary, which must be received by CF VI’s secretary prior to the Special Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     CF VI will pay the cost of soliciting proxies for the Special Meeting. CF VI has engaged Morrow Sodali LLC, which we refer to as “Morrow,” to assist in the solicitation of proxies for the Special Meeting. CF VI has agreed to pay a fee of $35,000, plus disbursements. CF VI will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. CF VI will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of CF VI Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the CF VI Common Stock and in obtaining voting instructions from those owners. CF VI’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or the Proposals, or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

CF Acquisition Corp. VI

110 East 59th Street

New York, New York 10022

Tel: (212) 938-5000

E-mail: CFVI@cantor.com

You may also contact our proxy solicitor at:

Morrow Sodali LLC

Tel: (800) 662-5200 (banks and brokers can call (203) 658-9400)

E-mail: CFVI.info@investor.morrowsodali.com

To obtain timely delivery, CF VI Stockholders must request the materials no later than            , 2022.

You may also obtain additional information about CF VI from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you intend to seek redemption of your CF VI Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to CF VI’s transfer agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section titled “Questions and Answers about the Proposals,” summarizes certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Special Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section titled “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this Summary of the Proxy Statement/Prospectus to the “Combined Entity” refer to CF VI and its consolidated subsidiaries (including Rumble) after giving effect to the Business Combination. References to “CF VI” refer to CF Acquisition Corp. VI and references to “Rumble” refer to Rumble Inc.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by the CF VI public stockholders and do not include any shares of Common Stock issuable upon the exercise of the Warrants.

Information About the Parties to the Business Combination

CF Acquisition Corp. VI

CF VI is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. CF VI Class A Common Stock, CF VI Units, and CF VI Warrants are currently listed on Nasdaq under the symbols “CFVI,” “CFVIU” and “CFVIW,” respectively. The mailing address of CF VI’s principal executive officer is 110 East 59th Street, New York, NY 10022.

For more information about CF VI, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF VI” and “Information About CF VI.”

Rumble Inc.

Rumble is a high growth, video sharing platform designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers. The mailing address of Rumble’s principal executive office is 218 Adelaide Street West, Suite 400, Toronto, Ontario, Canada M5H 1W7. For more information about Rumble, see the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rumble” and “Information Related to Rumble.”

The Proposals to be Voted on by CF VI Stockholders

The Business Combination Proposal

CF VI Stockholders will be asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. CF VI and Rumble have agreed to the Business Combination under the terms of the Business Combination Agreement, dated as of December 1, 2021 (as the terms and conditions therein may be amended, modified or waived from time to time, the “Business Combination Agreement”). Pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement and the Plan of Arrangement, at the Arrangement Effective Time, the parties shall effect the Business Combination. For more information about the Business Combination Agreement and the Business Combination, see the section titled “The Business Combination Proposal.”

The Director Election Proposal

CF VI Stockholders will be asked to consider and vote upon a proposal to elect six directors to serve on the Combined Entity Board following the Business Combination, to serve until the next annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified. See the section entitled the “Director Election Proposal.”

The Nasdaq Proposals

CF VI Stockholders will be asked to approve separate proposals, for purposes of complying with the Nasdaq Listing Rule, the issuance of (i) up to 63,245,836 shares of Class A Common Stock, 168,956,526 shares of Class C Common Stock and 106,428,676 shares of Class D Common Stock, in each case pursuant to the Business Combination Agreement, and up to an additional 168,956,526 of Class A Common Stock issuable upon conversion of the ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement, and (ii) up to 8,500,000 shares of Class A Common Stock pursuant to the PIPE Investment. For more, see the section entitled the “Nasdaq Proposals.”

Stock Incentive Plan Proposal

CF VI Stockholders will be asked to approve and adopt the Stock Incentive Plan of the Combined Entity, a copy of which is attached to the accompanying proxy statement/prospectus as Annex D. For more, see the “Stock Incentive Plan Proposal.”

The Charter Amendment Proposals

CF VI Stockholders will be asked to consider and vote upon separate proposals to approve the following material differences between the CF VI Charter and the Combined Entity Charter that will be in effect upon the closing of the Business Combination, a copy of which is attached to this proxy statement/prospectus as Annex B. For more, see the “Charter Amendment Proposals.”

The Adjournment Proposal

CF VI Stockholders will be asked to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates if it is determined by CF VI that additional time is necessary or appropriate to complete the Business Combination or for any other reason. For more, see “The Adjournment Proposal.”

Transaction Agreements

Business Combination Agreement

CF VI and Rumble have agreed to the terms of the Business Combination as set forth in the Business Combination Agreement that is described in this proxy statement/prospectus. The Business Combination Agreement provides for, among other things, the following:

In exchange for their respective shares of capital stock of Rumble:

•        for each Rumble Share held by the Electing Shareholders, such Electing Shareholder will receive a number of ExchangeCo Shares equal to the Rumble Exchange Ratio, and such Electing Shareholders shall concurrently subscribe for nominal value for a corresponding number of shares of Class C Common Stock; and

•        for each Rumble Share held by the Non-Electing Shareholders, such Non-Electing Shareholder will receive a number of shares of Class A Common Stock equal to the Rumble Exchange Ratio.

In addition, under the Business Combination Agreement and the Plan of Arrangement:

•        all outstanding options to purchase Rumble Shares will be exchanged for the Exchanged Rumble Options; and

•        the outstanding warrant to purchase Rumble Shares will be exchanged for a number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of the number of shares of Rumble capital stock subject to the warrant and the Rumble Exchange Ratio.

In addition, for an aggregate purchase price of $1.0 million, upon the Closing and pursuant to a subscription agreement to be entered into between Mr. Pavlovski and CF VI, the Combined Entity will issue and sell to Mr. Pavlovski a fixed number of shares of Class D Common Stock having a certain number of “super-voting” rights per share (such number of votes per share to be determined following expiry of the redemption deadline (i.e., two business days before the Special Meeting), based on the number of shares being redeemed) such that, after taking into account the shares of Class A Common Stock (if any) and Class C Common Stock to be issued to Mr. Pavlovski at

Closing, upon Closing, Mr. Pavlovski will have 85% of the voting power of the Combined Entity on a fully-diluted basis. Such shares of Class D Common Stock to be issued to Mr. Pavlovski will be the only issued and outstanding shares of Class D Common Stock. While a multiple class share structure has been used in many other founder-backed public companies (where the founder(s) are granted “high vote” shares to ensure the founder(s) continue to control a majority of the voting power of the public company) and the rationale for the multiple class structure is the same in connection with the Business Combination (i.e., to enable the founder to protect his or her long-term plan and vision for the company, notwithstanding potential short-term pressures of the public markets), the Combined Company’s share class structure is unique in that Mr. Pavlovski will be issued a fixed number of shares of Class D Common Stock, but the number of votes per share of Class D Common Stock will not be known until expiry of the redemption deadline. The number of votes per share of Class D Common Stock will be determined based on the number of shares being redeemed to ensure that Mr. Pavlovski has 85% of the voting power of the Combined Entity on a fully diluted basis immediately after the Closing. This means that the fewer the number of redemptions, the higher number of votes per share will be assigned to a share of Class D Common Stock at Closing. As described below, because Mr. Pavlovski is required to forfeit (via redemption) a corresponding number of shares of Class D Common Stock upon any transfer of shares of Class A Common Stock or ExchangeCo Exchangeable Shares held by Mr. Pavlovski (other than certain “permitted transfers” or transfers in connection with the repurchase under the Share Repurchase Agreement), the higher the number of votes per share assigned to the Class D Common Stock at Closing, the greater the number of votes Mr. Pavlovski will forfeit upon third party transfers of Class A Common Stock or ExchangeCo Exchangeable Shares following the Closing. The table below provides illustrative scenarios to show how Mr. Pavlovski’s control of the Combined Entity will fluctuate depending on the number of votes assigned to each share of Class D Common Stock (which depends on the number of redemptions) and the rate at which he disposes of his shares of Class A Common Stock and Class C Common Stock after the closing of the Business Combination. Although, while in the “no redemptions” scenario (where the shares of Class D Common Stock are assigned a higher number of votes per share) Mr. Pavlovksi will forfeit a greater number of votes upon third party transfers of shares of Class A Common Stock or ExchangeCo Exchangeable Shares, Mr. Pavlovski’s voting control of the Combined Entity will be not be materially different following such transfer than it would have been had Mr. Pavlovski made the same transfer in the corresponding “intermediate redemptions” or “maximum redemptions” scenarios, primarily because of the countervailing impact of fewer shares being outstanding in such applicable redemption scenarios.

Illustrative Voting Control Analysis — Chris Pavlovski

(shares and number of votes in millions)

	No Redemptions Scenario – 11.250x Class D Voting Weight
	Chris Pavlovski % Voting Control(5)
	85.00%	75.00%	65.00%	55.00%	>50.00%
Number of Shares of Class A Common Stock Beneficially Owned(1)	141.04	99.75	77.26	63.12	57.87
% Shares Retained from Initial Beneficial Ownership at Closing(2)	100.0%	70.7%	54.8%	44.8%	41.0%
Class D Common Stock Beneficially Owned(3)	106.43	65.14	42.65	28.51	23.26
Total Number of Votes of Class D Common Stock(4)	1,197.32	732.83	479.81	320.74	261.68
	Intermediate Redemptions Scenario – 10.518x Class D Voting Weight
	Chris Pavlovski % Voting Control(5)
	85.00%	75.00%	65.00%	55.00%	>50.00%
Number of Shares of Class A Common Stock Beneficially Owned(1)	141.04	100.19	77.69	63.44	58.13
% Shares Retained from Initial Beneficial Ownership at Closing(2)	100.0%	71.0%	55.1%	45.0%	41.2%
Class D Common Stock Beneficially Owned(3)	106.43	65.58	43.08	28.83	23.52
Total Number of Votes of Class D Common Stock(4)	1,119.41	689.77	453.11	303.23	247.38

	Maximum Redemption Scenario – 9.786x Class D Voting Weight
	Chris Pavlovski % Voting Control(5)
	85.00%	75.00%	65.00%	55.00%	>50.00%
Number of Shares of Class A Common Stock Beneficially Owned(1)	141.04	100.68	78.16	63.80	58.42
% Shares Retained from Initial Beneficial Ownership at Closing(2)	100.0%	71.4%	55.4%	45.2%	41.4%
Class D Common Stock Beneficially Owned(3)	106.43	66.07	43.55	29.19	23.81
Total Number of Votes of Class D Common Stock(4)	1,041.49	646.55	426.17	285.65	233.00

____________

Notes:

(1)      See “Beneficial Ownership of Securities” for further information, including as to method of calculation of the number of shares of Class A Common Stock beneficially owned. As of the Closing, Mr. Pavlovski will beneficially own 141,038,610 shares. Each successive column illustrates sell-down of shares and resulting voting control of Chris Pavlovski.

(2)      Represents beneficially owned shares retained after each sell-down as a percentage of beneficially owned shares as of closing.

(3)      For each share sold, assumes forfeiture (via redemption) of one share of Class D Common Stock as per the Combined Entity Charter.

(4)      Equal to (in millions) number of shares of Class D Common Stock multiplied by applicable voting weight per share.

(5)      % Voting Control is calculated based on fully-diluted share count as of the Closing (including all shares of Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares and all Forfeiture Escrow Shares and the Sponsor’s shares subject to forfeiture and cancellation under the Sponsor Support Agreement).

The Combined Entity Charter provides that no shares of Class D Common Stock may be transferred unless each of the following conditions is satisfied: (a) the transfer is made to a Qualified Class D Transferee; (b) concurrent with such transfer, the transferor must transfer to the transferee an equal number of shares of Class A Common Stock and/or ExchangeCo Exchangeable Shares; provided that if the transferor transfers ExchangeCo Exchangeable Shares in connection with this clause (b), then it must also concurrently transfer an equal number of shares of Class C Common Stock to the transferee; and (c) the transferor and the transferee each provide an undertaking in favor of the Combined Entity that they shall ensure that the transferee remains a Qualified Class D Transferee at all times that the transferee owns any shares of Class D Common Stock. In addition, the Class D Common Stock may be transferred (i) pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the consummation of the Business Combination which results in all of the Combined Entity’s stockholders exchanging or having the right to exchange their shares of common stock for cash, securities or other property, or (ii) to the Combined Entity in accordance with the redemption provisions set forth in the Combined Entity Charter.

The Combined Entity Charter provides for the mandatory redemption of (i) the number of shares of Class D Common Stock held by a Qualified Stockholder (as defined in the Combined Entity Charter) upon the transfer (other than a “permitted transfer” or a transfer in connection with the repurchase under the Share Repurchase Agreement) by any Qualified Stockholder of a corresponding number of shares of Class A Common Stock or any ExchangeCo Exchangeable Shares held by such holder or in connection with the forfeiture of Forfeiture Escrow Shares held for such holder in accordance with the terms of the Business Combination Agreement; (ii) all shares of Class D Common Stock upon the death or incapacity of Mr. Pavlovski; and (iii) a number of shares of Class D Common Stock held by a Qualified Stockholder corresponding to the number of restricted shares of Class A Common Stock issued to Mr. Pavlovski under his employment agreement as part of his initial equity award that are forfeited and cancelled in accordance with the terms thereof.

The Combined Entity Charter provides that the Combined Entity may not issue any shares of Class D Common Stock except in connection with the subscription for shares of Class D Common Stock by Mr. Pavlovski in connection with the Closing.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations and warranties of the parties, which shall not survive the Closing. Many of the representations and warranties are qualified by materiality or Rumble Material Adverse Effect or SPAC Material Adverse Effect (each as defined below).

The Business Combination Agreement also contains pre-closing covenants of the parties, including obligations of the parties to operate their respective businesses in the ordinary course consistent with past practice, and to refrain from taking certain specified actions without the prior written consent of the other party, in each case, subject to certain exceptions and qualifications. The covenants do not survive the Closing (other than those that are to be performed after the Closing).

CF VI and Rumble agreed, as promptly as practicable after the execution of the Business Combination Agreement, to prepare and (in the case of CF VI) file with the SEC this proxy statement/prospectus in connection with the registration under the Securities Act of the issuance of the Class A Common Stock to be issued to the Rumble Shareholders including those to be issued upon conversion of ExchangeCo Exchangeable Shares, and containing a proxy statement/prospectus for the purpose of CF VI soliciting proxies from the CF VI Stockholders to obtain the CF VI Stockholders’ Approval at the Special Meeting and providing the CF VI Stockholders an opportunity, in accordance with the CF VI Charter, to have their shares of CF VI Class A Common Stock redeemed.

CF VI agreed to take all action within its power so that effective at the Closing, (i) the Combined Entity Board will (A) consist of the individuals designated by Rumble in writing, at least three of whom shall be independent directors in accordance with applicable Nasdaq requirements and (B) comply with all diversity requirements under applicable law, and (ii) the executive officers of Rumble immediately prior to the Closing will be the executive officers of the Combined Entity.

Conditions to the Parties’ Obligations to Consummate the Merger

Under the Business Combination Agreement, the obligations of the parties to consummate (or cause to be consummated) the Business Combination are subject to a number of customary conditions, including, among others, the following: (i) the approval of the Business Combination and the other Proposals required to approve the Business Combination by the CF VI Stockholders, (ii) all specified approvals or consents (including governmental and regulatory approvals) and all waiting or other periods have been obtained or have expired or been terminated, as applicable, (iii) the Interim Order and the Final Order shall have each been granted in form and substance satisfactory to the parties, acting reasonably, and neither the Interim Order nor the Final Order shall have been set aside or modified (whether on appeal or otherwise) in a manner unacceptable to the parties, acting reasonably, (iv) effectiveness of this Proxy/Registration Statement, (v) the shares of Class A Common Stock to be issued in connection with the Business Combination having been approved for listing on Nasdaq, subject to round lot holder requirements, and (vi) CF VI having a minimum of $5,000,001 of net tangible assets upon the Closing (after giving effect to any redemptions and any PIPE Investment).

The obligations of CF VI to consummate (or cause to be consummated) the Business Combination are also subject to, among other things, (i) the representations and warranties of Rumble being true and correct, subject to the materiality standards contained in the Business Combination Agreement, (ii) material compliance by Rumble with its pre-closing covenants, subject to the materiality standards contained in the Business Combination Agreement, (iii) Rumble obtaining executed counterparts to the Shareholder Support Agreement from all the Key Rumble Shareholders together holding at least 85% of the Fully-Diluted Rumble Shares and the Lock-Up Agreement from the Key Rumble Shareholders and certain other holders of Rumble Securities together holding at least 95% of the Fully-Diluted Rumble Shares, and (iv) no Rumble Material Adverse Effect.

In addition, the obligations of Rumble to consummate (and cause to be consummated) the Business Combination are also subject to, among other things, (i) the representations and warranties of CF VI being true and correct, subject to the materiality standards contained in the Business Combination Agreement, (ii) material compliance by CF VI with its pre-closing covenants, subject to the materiality standards contained in the Business Combination Agreement, (iii) no SPAC Material Adverse Effect, and (iv) the CF VI Available Cash being at least $125.0 million.

Termination Rights

The Business Combination Agreement contains certain termination rights, including, among others, the following: (i) upon the mutual written consent of CF VI and Rumble, (ii) if the consummation of the Business Combination is prohibited by law, (iii) if the Closing has not occurred on or before the 270-day anniversary of the date of the Business Combination Agreement, subject to extension as set forth in the Business Combination Agreement, (iv) in connection with a breach of a representation, warranty, covenant or other agreement by a party which is not capable of being cured within 30 days after receipt of notice of such breach, subject to the materiality standards contained in the Business Combination Agreement, (v) by either CF VI or Rumble if the board of directors of the other party publicly changes its recommendation with respect to the Business Combination Agreement or other Proposals, (vi) by either CF VI or Rumble if the Special Meeting is held and the CF VI Stockholders’ Approval is not received, or (vii) by CF VI if the Rumble Required Approval in respect of the Rumble Arrangement Resolution has not been obtained at the Rumble shareholder meeting.

Neither party to the Business Combination Agreement is required to pay a termination fee or reimburse the other party for its expenses as a result of a termination of the Business Combination Agreement. However, each party will remain liable for willful and material breaches of the Merger Agreement prior to termination.

Trust Account Waiver

Rumble agreed that it and its affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account held for CF VI’s public stockholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom).

Related Agreements

PIPE Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, CF VI entered into separate PIPE Subscription Agreements with a number of PIPE Investors, including the Sponsor, pursuant to which the PIPE Investors agreed to purchase, and CF VI agreed to sell to the PIPE Investors, an aggregate of 8.5 million shares of Class A Common Stock for a purchase price of $10.00 per share and an aggregate gross purchase price of $85.0 million, with the Sponsor’s PIPE Subscription Agreement accounting for $7.59 million of such aggregate PIPE Investments.

The closing of the sale of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing. The purpose of the PIPE Investments is to raise additional capital for use by the Combined Entity following the Closing.

Pursuant to the PIPE Subscription Agreements, CF VI agreed that, within 30 calendar days after the Closing, CF VI will file with the SEC (at CF VI’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and CF VI shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies CF VI that it will “review” the registration statement) following the Closing and (ii) the second business day after the date CF VI is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Shareholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CF VI, Rumble and certain Rumble Shareholders entered into a Shareholder Support Agreement, pursuant to which, among other things, the Rumble Shareholders party to such agreement agreed (i) to vote their Rumble Shares in favor of the Arrangement and other resolutions needed to consummate the Arrangement and the other Transactions, and, subject to limited exceptions, to not transfer such shares, (ii) to irrevocably waive any dissent rights for Rumble Shares in connection with the Arrangement, (iii) to release Rumble and its subsidiaries from pre-closing claims relating to their capacity as holders of equity securities of Rumble, subject to customary exceptions, and (iv) to consent to the termination of certain existing agreements at Closing. The Rumble Shareholders party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Arrangement.

The Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Business Combination Agreement pursuant to its terms. Upon such termination of the Shareholder Support Agreement, all obligations of the parties under the Shareholder Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the Shareholder Support Agreement prior to such termination.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CF VI entered into a Sponsor Support Agreement with the Sponsor and Rumble, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of CF VI Capital Stock in favor of the Business Combination Agreement and the Transactions, and to not transfer such shares, (ii) not to redeem any of its shares of CF VI Capital Stock in connection with the Transactions, (iii) to waive its anti-dilution rights with respect to its shares of CF VI Class B Common Stock under the CF VI Charter, (iv) to release CF VI and its subsidiaries from pre-Closing claims, subject to customary exceptions, and (v) to subject (a) certain of its shares of CF VI Common Stock and CF VI Private Warrants to transfer restrictions after Closing, (b) certain of its shares of CF VI Common Stock to certain restrictions and potential forfeiture pending the satisfaction of certain earnout targets, and (c) certain of its shares of CF VI Common Stock to certain restrictions and potential forfeiture based on the CF VI Available Cash at Closing and then the satisfaction of certain earnout targets and other conditions set forth in the Sponsor Support Agreement.

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Business Combination Agreement pursuant to its terms and, if the Business Combination is terminated pursuant to its terms, all provisions of the Sponsor Support Agreement will terminate and be of no further force or effect. For more, see “The Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

Key Individual Subscription Agreement

For an aggregate purchase price of $1.0 million, upon the Closing and pursuant to a subscription agreement to be entered into between Mr. Pavlovski and CF VI, CF VI will issue and sell to Mr. Pavlovski a number of shares of Class D Common Stock, a new class of non-economic shares of common stock of CF VI carrying the right to multiple votes per share to be created and issued in connection with the Closing, which shares will provide Mr. Pavlovski with a number of votes, together with any shares of Class A Common Stock and Class C Common Stock held by him as of Closing, such that he will have 85% of the voting rights of the Combined Entity upon Closing.

Share Repurchase Agreement

Concurrently with the execution of the Business Combination Agreement, CF VI entered into the Share Repurchase Agreement with Mr. Pavlovski, pursuant to which CF VI agreed to repurchase from Mr. Pavlovski, upon the Closing, 1.1 million ExchangeCo Shares and redeem a corresponding number of shares of Class C Common Stock, for a total purchase price of $11.0 million or $10.00 per ExchangeCo Share. Of the $11.0 million of proceeds, Mr. Pavlovski intends to reinvest $1.0 million to pay the purchase price for the shares of Class D Common Stock under the Key Individual Subscription Agreement. The closing of the share repurchase is contingent upon (and will take place immediately following) the Closing. For more information regarding the share repurchase, see “The Business Combination Proposal — Background of the Business Combination.”

Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, CF VI entered into separate Lock-Up Agreements with Rumble and a number of Rumble Shareholders pursuant to which the securities of CF VI and ExchangeCo held by such holders will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain customary exceptions, such as transfers to affiliates, gifts or charitable donations, transfers for estate planning purposes, transfers in connection with the exercise of Exchanged Company Options or restricted stock, or for other structuring purposes. The securities held by such Rumble Shareholders will be locked-up until the earlier of: (i) the one (1) year anniversary of the date of the Closing, (ii) the date on which the last reported sale price of Class A Common Stock exceeds $15.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within any 30 trading-day period commencing at least 150 days after the Closing, and (iii) the date on which CF VI consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the Closing which results in all of CF VI Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Forward Purchase Contract

In connection with the closing of the IPO, on February 18, 2021, the Sponsor and CF VI entered into the Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and CF VI agreed to issue and sell to the Sponsor, concurrently with the consummation of CF VI’s initial business combination, 1,875,000 shares of Class A Common Stock and 375,000 Warrants, for an aggregate purchase price of $15.0 million. For information regarding transfer restrictions on the Forward Purchase Securities, see “The Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

Amended and Restated Registration Rights Agreement

Upon Closing of the Business Combination, the Combined Entity, the Sponsor, the two independent directors of CF VI holding Founder Shares (collectively, the “Existing Investors”), and certain Rumble Shareholders (the “New Investors” and together with the Existing Investors, the “Investors”) will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, the Combined Entity will be obligated to file one or more registration statements to register the resales of Class A Common

Stock held by the Investors after the Closing. Existing Investors or New Investors, in each case holding a majority of the registrable securities owned by all Existing Investors or New Investors, as applicable, are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities (up to a maximum of two demand registrations by the Existing Investors, or eight demand registrations by the New Investors). In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, the Combined Entity must file a registration statement on Form S-1 to register the resale of the registrable securities of the Combined Entity held by the Investors. The Registration Rights Agreement will also provide such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Executive Officers of the Combined Entity

The executive officers of the Combined Entity upon the Closing will be the executive officers of Rumble immediately prior to the Closing.

Board of Directors of the Combined Entity

Subject to the approval of the Director Election Proposal, the Combined Entity Board will consist of Chris Pavlovski, Ryan Milnes, Robert Arsov, Paul Cappuccio, Nancy Armstrong and Ethan Fallang, with Mr. Pavlovski serving as the Chairman of the Combined Entity Board.

CF VI Board’s Reasons for the Approval of the Business Combination

The CF VI Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CF VI Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CF VI Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CF VI Board reviewed a summary of the results of the due diligence and analyses conducted by its management, employees of Cantor and CF VI’s advisors. The due diligence conducted by CF VI’s management, employees of Cantor and CF VI’s advisors included:

•        meetings and calls with the management team and advisors of Rumble (including its independent auditor) regarding, among other things, operations, plans and forecasts;

•        review of material contracts and other material matters;

•        financial, tax, legal, insurance, accounting, operational, business and other due diligence;

•        consultation with CF VI management and its legal counsel and financial advisor;

•        review of historical financial performance of Rumble (including audited and unaudited financials) and management projections regarding Rumble’s user base and potential market growth; and

•        financial and valuation analyses of Rumble and the Business Combination utilizing information provided by Rumble and publicly available information presented by CF&Co. to the CF VI Board in CF&Co.’s capacity as M&A advisor to CF VI, as further described in the section entitled “The Business Combination Proposal — Certain Forecasted Information for Rumble”.

The CF VI Board determined that pursuing a potential business combination with Rumble would be an attractive opportunity for CF VI and its stockholders for a number of reasons, including, but not limited to, (1) the belief that Rumble has sustainable competitive advantages with respect to its platform, (2) that Rumble has the opportunity to grow successfully, (3) if Rumble is successful in maintaining its existing user base and attracting new users, Rumble will be able to monetize their use of Rumble’s platform and generate revenues, and (4) that Rumble can be acquired at an attractive valuation to maximize potential returns to CF VI Stockholders.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to Rumble’s business provided by Rumble and presented to the CF VI Board, the factors considered by the CF VI Board included, but were not limited to, the following:

•        Rumble’s Expanding User Base and Engagement.    Rumble’s year over year average monthly active users (“MAUs”) has increased from 1.6 million MAUs in the third quarter of 2020 to 36.2 million MAUs in the third quarter of 2021, with a third quarter of 2021 peak of 44 million MAUs in

August 2021. In addition, Rumble’s user engagement increased year over year, based on Rumble’s estimates, from 0.2 billion minutes watched per month in the third quarter of 2020 to 7.9 billion minutes watched per month in the third quarter of 2021. Rumble expects its MAUs and user engagement to continue to increase as it expands its business plan and brings more content creators onto its platform.

•        Rumble’s Differentiated Platform.    Rumble maintains a neutral platform where it does not censor its content creators, so long as such content creators comply with its terms of service as described elsewhere in this proxy statement/prospectus. Rumble believes this approach stands opposite to the approaches of its competitors. Rumble believes that its content-neutral policy, together with the proceeds of the Business Combination, will allow it to attract additional content creators in different verticals that will lead to additional increases in its MAUs and user engagement.

•        Rumble’s Existing Operations.    Rumble has built a successful platform that has attracted a large user base. Rumble also has a cost-effective revenue share model that compensates its content creators based on performance. Rumble is also creating its own technological infrastructure to ensure its independence from other technology companies.

•        Rumble’s Business Plan.    Rumble’s business plan is to capitalize on content creator dissatisfaction with existing large social media platforms that are perceived as being biased toward certain content or that otherwise restrict content. Through this dissatisfaction, Rumble also plans to attract content creators in various verticals that will increase its MAUs and user engagement. Rumble also plans to create its own direct advertising network and engage in other ancillary businesses that will increase its revenues.

•        Growth Potential of Rumble’s Business.    Rumble’s revenues have the potential to accelerate rapidly as it develops its business plan and expands its offerings with the proceeds from the Business Combination. Rumble plans to both grow its user base and expand its average revenue per user.

•        Large and Growing Use of Different Platforms for Viewing Videos.    The market for video on demand and video consumption is growing in both the United States and internationally. This increasing potential user engagement enables providers of video on demand and video consumption platforms, including Rumble, to capitalize on significant revenue opportunities.

•        Attractive Valuation.    The CF VI Board’s determination that if Rumble is successful in achieving its goals and expanding its service offerings, increasing its content creator and user base and increasing its average revenue per user, CF VI Stockholders will have acquired their shares in the Combined Entity at an attractive valuation based on the valuation of video distribution, social media and other high growth technology companies. For more, see “The Business Combination Proposal — Certain Forecasted Information for Rumble.”

•        Continuity of Rumble’s Management Team.    Following completion of the Business Combination, the Combined Entity will be led by the same senior management team that led Rumble prior to the Business Combination, which management team has built Rumble from inception and positioned it as a potential leader in the video distribution and social media industry. This management team, who have executed, or will execute at closing of the Business Combination, employment agreements or other restrictive covenant agreements with Rumble, will also be significant shareholders of the Combined Entity and accordingly will be incentivized to remain with Rumble and help Rumble achieve its business plan.

•        Terms and Conditions of the Business Combination Agreement.    The terms and conditions of the Business Combination Agreement and the Business Combination, were, in the opinion of the CF VI Board, the product of arm’s-length negotiations between the parties.

•        Continued Ownership by Rumble Shareholders.    The CF VI Board considered that (i) Rumble Shareholders are converting substantially all of their equity into the Combined Entity, (ii) that Rumble Shareholders will be significant shareholders of the Combined Entity after Closing, and (iii) Rumble Shareholders holding more than 95% of Rumble Shares are entering into Lock-Up Agreements.

•        Additional Investments.    The CF VI Board considered the fact that PIPE Investors agreed to invest $100 million in the aggregate in the Combined Entity at the Closing (including the Sponsor’s $15 million Forward Purchase Investment and additional investments by the Sponsor and a number of officers and employees of Cantor and its affiliates (and family members of such persons)).

•        Rumble Being an Attractive Target.    The CF VI Board considered the fact that Rumble (i) is of a sufficient size relevant to the public marketplace, (ii) is engaged in a business with significant demand in both the United States and internationally, and (iii) would benefit from the consummation of the Business Combination by becoming a public company and receiving the net proceeds of the Business Combination, which the CF VI Board believed would allow Rumble to accelerate its business plan and improve Rumble’s ability to maximize its future revenues.

In the course of its deliberations, in addition to the various other risks associated with the business of Rumble, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CF VI Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•        Macroeconomic Risks Generally.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the Combined Entity’s revenues and financial performance.

•        Structure and Competition in the Video Distribution and Social Media Industry.    The video distribution and social media industry is led by a small number of very large and well capitalized companies. While a few new companies have entered this industry in recent years and achieved success, the industry is filled with companies that have failed to achieve their desired goals as the ability to significantly grow market share or become profitable can be severely challenging. While Rumble believes it has a significant opportunity to take market share from its competitors, there is no guarantee that it will be successful and it may face significant competition as its user base grows. In addition, Rumble’s largest competitor is a part of one of the largest companies in the world that benefits from integrating numerous services to its customers. Rumble may be unable to achieve the benefits of similar integration.

•        Large and Growing Use of Different Platforms for Viewing Videos.    While the market for video on demand and video consumption is growing in both the United States and internationally, Rumble is not currently generating significant revenues from its user engagement and there is a risk that Rumble will be unable to monetize its user engagement at the level it expects or at all.

•        Risks in Rumble’s Business Plan.    Rumble’s business plan relies on substantial growth of its user base and adoption of its technology by customers, which may not be achieved on its projected timeline or at all, which would negatively impact Rumble’s ability to successfully meet its objectives. In addition, Rumble is pursuing litigation against Google and there is a risk that, even if the litigation is successful, Google could take actions that could have negative ramifications for Rumble’s business. While Rumble is creating its own technological infrastructure to ensure its independence from other technology companies, any such actions from Google could still make it harder for Rumble to achieve its business plan.

•        Business Plan and Projections May Not be Achieved.    The risk that Rumble may not be able to execute on its business plan on time or at all, and realize the increase in its monthly revenue per user which would lead to it exceeding its valuation provided in the Business Combination. In addition, Rumble has historically had a very small number of employees. In order to expand its operations and achieve its business plan, Rumble will be required to hire a significant number of new employees in multiple jurisdictions in a short period of time, which carries risks including, among other things, operational issues, integration and coordination challenges across multiple geographies and ability to source employees that meet Rumble’s expectations.

•        Rumble’s IT Infrastructure.    Historically, Rumble has invested comparatively less capital in its business infrastructure as compared to its competitors and accordingly, its IT infrastructure is likely less developed than that of its competitors. As Rumble increases its footprint in the marketplace, it may become subject to increased cyber-attacks and other difficulties, which could materially impact its financial performance. Rumble will need to make substantial investments into its IT infrastructure to, among other things, better protect itself from potential cyber-attacks such as malware, viruses, ransomware attacks, denial of service attacks, phishing schemes, and other attempts to harm it or its systems.

•        Potential Losses Due to Rumble Content.    Rumble maintains a content neutral platform. Subject to its terms of service, Rumble does not refuse or remove content on the basis of viewpoint. This neutrality may lead to users uploading content that predominantly represents certain political viewpoints, thereby leading to an inaccurate public perception that Rumble endorses those viewpoints. Therefore, Rumble may face litigation or its business and operations may otherwise be adversely impacted.

•        Risks Related to Use of “Open Source” Software.    Rumble relies on “open source” software. The use and distribution of open source software may entail greater risk than the use of third-party commercial software as open source licensors generally do not provide protections regarding infringement claims or the quality of the code. To the extent that Rumble depends upon the successful operation of the open source software it uses, any undetected errors or defects in this open source software could impair Rumble’s functionality, delay new solution introductions, result in a failure of its platform, and injure its reputation. For example, undetected errors or defects in open source software could render Rumble vulnerable to breaches or security attacks, and, in conjunction, make its systems more vulnerable to data breaches. Furthermore, some open source licenses contain requirements that Rumble make available source code for modifications or derivative works Rumble creates based upon the type of open source software Rumble uses. If Rumble combines its proprietary software with open source software in a specific manner, it could, under some open source licenses, be required to release the source code of its proprietary software to the public. This would allow Rumble competitors to create similar solutions with lower development effort.

•        Rumble’s Data Privacy.    Rumble will need to significantly expand its IT and compliance resources to ensure compliance with all IT and data privacy laws. A failure to be in compliance with all IT and data privacy laws could subject it to large potential fines and other litigation.

•        Rumble’s Relationship with Cosmic.    Cosmic provides content editing and moderation services to Rumble and is owned and controlled by Rumble’s founder and CEO, Christopher Pavlovski, and Ryan Milnes, who owns a significant number of Rumble Shares. As a result, the terms on which Cosmic provides such services to Rumble, as further described in the section entitled “Certain Relationships and Related Person Transactions — Rumble — Cosmic Agreements,” may not be equivalent to the terms on which a third-party would provide such services, or such services may not be provided by Cosmic in a manner equivalent to the manner in which a third-party would provide such services. In addition, given Rumble’s significant reliance on Cosmic to provide content moderation services, if Cosmic is not properly moderating content posted to Rumble, Rumble could be exposed to additional liability as described in “Potential Losses Due to Rumble’s Content” above.

•        Patent and Other IP Risks.    Rumble could be subject to litigation from patent holders alleging that its platform violates their patents and could be required to recreate its platform or open up its software to public use, all at substantial cost and delay.

•        Management Team.    Rumble’s executives operate in different countries, and different jurisdictions within those countries, each with different legal frameworks, which different legal frameworks may or may not be in the best interest of Rumble and which may impact the enforceability of restrictive covenants.

•        Readiness to be a Public Company.    As Rumble has not previously been a public company and its senior executives have not previously been senior executives of a public company, Rumble may not have all the different types of employees necessary for it to timely and accurately prepare financial statements and reports for filing with the SEC. Rumble will be required to significantly expand its financial operations and there is a risk that Rumble will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing. In addition, as Rumble increases its presence into additional countries, its compliance infrastructure more generally may not be able to keep pace with the increased compliance risks presented by rapid growth.

•        Dilution from Shares of Common Stock to be Issued in the Future.    Pursuant to the Business Combination Agreement, the Rumble Shareholders will be issued the Forfeiture Escrow Shares at Closing. Upon achievement of the earnout milestones, these shares will be earned by the Rumble

Shareholders and, after expiration of the applicable lock-up period, will be unrestricted and available to be sold, which could have a negative impact on the Combined Entity’s stock price. In addition, pursuant to the Stock Incentive Plan, shares of Common Stock equal to ten percent (10%) of the number of Combined Entity shares outstanding upon Closing (calculated on a fully-diluted basis but excluding the shares issued to Rumble Shareholders that are subject to forfeiture) will be available for issuance to directors, officers and employees of the Combined Entity and its subsidiaries after Closing, subject to an evergreen of 5% for ten years. In addition, upon achievement of either of the earn-out conditions, the number of shares included in the Stock Incentive Plan will be increased by ten percent (10%) of the shares that vest upon achievement of each such condition.

•        Shares Available for Sale / Lock-Ups.    The Class A Common Stock issued to the PIPE Investors are not subject to any lock-up and 1,500,000 of the Forward Purchase Shares issued to the Sponsor are subject to a 30 day lock-up. The Combined Entity is required to register such shares of Class A Common Stock promptly after Closing. At least 95% of the shares of Common Stock issued to Rumble Shareholders will be subject to a 12-month lock-up and the shares of Class A Common Stock held by the Sponsor immediately upon Closing (other than 1,500,000 of the Forward Purchase Shares and the PIPE Shares purchased by the Sponsor) will be subject to a 12-month lock-up (in each case subject to early release as described herein). Upon the expiration of any such lock-up and, if applicable, upon the registration of such shares of Class A Common Stock, a substantial number of shares of Class A Common Stock may become available for sale, which could have a negative impact on the Combined Entity’s stock price.

•        No Fairness Opinion.    CF VI did not obtain a fairness opinion (or any similar report or appraisal) in connection with the Business Combination.

•        Liquidation.    The risks and costs to CF VI if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in CF VI being unable to effect a business combination within the completion window which would require CF VI to liquidate.

•        CF VI Stockholder Vote and Other Actions.    CF VI Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the Special Meeting or redeem their shares of CF VI Class A Common Stock.

•        Closing Conditions.    Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CF VI’s control.

•        CF VI Stockholders Holding a Minority Position in the Combined Entity.    Existing CF VI Stockholders will hold a minority position in the Combined Entity following completion of the Business Combination, with existing CF VI Stockholders (excluding the Sponsor and PIPE Investors) owning approximately 14.8% of the Combined Entity after Closing, assuming that no shares of Class A Common Stock are redeemed by CF VI Stockholders and excluding any shares issuable upon exercise of options and/or warrants.

•        Control of the Combined Entity by Rumble’s Chief Executive Officer.    Rumble’s founder and Chief Executive Officer, Christopher Pavlovski, is purchasing shares of Class D Common Stock at Closing, which shares will provide Mr. Pavlovski with a number of votes, together with any shares of Class A Common Stock and Class C Common Stock held by him as of Closing, such that he will have 85% of the voting rights of the Combined Entity upon Closing. So long as Mr. Pavlovski or his affiliates hold these shares, Mr. Pavlovski will control the Combined Entity and make all decisions with respect to the operations of the Combined Entity.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of CF VI Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•        Trading Exchange Listing.    The potential inability to maintain the listing of the Combined Entity’s securities on the Trading Market following the Closing.

•        Valuation.    The risk that the CF VI Board may not have properly valued Rumble’s business.

•        Distraction to Operations.    The risk that the potential diversion of Rumble’s management and employee attention as a result of the Business Combination may adversely affect Rumble’s operations.

In addition to considering the factors described above, the CF VI Board also considered that:

•        Interests of Certain Persons.    The Sponsor and certain officers and directors of CF VI (and certain of their family members) may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CF VI Stockholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and CF VI’s Officers and Directors in the Business Combination”). CF VI’s independent directors on the CF VI Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CF VI Audit Committee, the Business Combination Agreement and the transactions contemplated therein.

After considering the foregoing, the CF VI Board concluded, in its business judgment, that the potential benefits to CF VI and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Organizational Structure

The following diagram illustrates the transaction structure of the Business Combination and the organizational structure of the parties thereto prior to the Closing.

Pre-Closing

Organizational Structure of CF VI

CFAC Holdings VI, LLC
(DE)
and
CF VI Independent
Directors
CF VI
Shareholders
CF Acquisition
Corp. VI
(DE)

Pre-Closing

Organizational Structure of Rumble

Shareholders
Class B
Warrantholder
Rumble Inc.
(Ontario)
Rumble
USA Inc.
(DE)
Locals
Technology Inc.
(DE)

The following diagram illustrates the organizational structure of the Combined Entity upon consummation of the Business Combination.

Date, Time and Place of Special Meeting

The Special Meeting will be held at            , Eastern Time, on            , 2022, as a virtual meeting. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at            .

Record Date; Outstanding Shares of CF VI Common Stock and CF VI Warrants; CF VI Stockholders and CF VI Warrant Holders Entitled to Vote

CF VI has fixed the close of business on            , 2022, as the Record Date for determining the CF VI Stockholders entitled to notice of and to attend and vote at the Special Meeting.

As of the close of business on the Record Date there were 38,200,000 shares of CF VI Common Stock outstanding and entitled to vote, consisting of 30,700,000 shares of CF VI Class A Common Stock (further consisting of 30,000,000 CF VI Public Shares and 700,000 CF VI Placement Shares) and 7,500,000 shares of CF VI Class B Common Stock, and 7,675,000 CF VI Warrants, consisting of 7,500,000 CF VI Public Warrants and 175,000 CF VI Placement Warrants.

Each share of CF VI Common Stock is entitled to one vote per share at the Special Meeting. CF VI Warrants have no voting rights at the Special Meeting. The Sponsor and CF VI’s officers and directors own an aggregate of 8,200,000 shares of CF VI Common Stock entitled to vote at the Special Meeting.

Quorum and Required Vote for CF VI Stockholder Proposals

A quorum of CF VI Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of CF VI Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VI Common Stock as of the Record Date. Accordingly, a CF VI Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF VI Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CF VI Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. A CF VI Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal or the Adjournment Proposal.

The Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals will not be presented to the CF VI Stockholders at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not then consummate the Business Combination. If CF VI does not consummate the Business Combination and fails to complete an initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), CF VI will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the CF VI Charter, subject to payment of CF VI’s tax obligations and up to $100,000 of dissolution expenses.

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. CF VI has engaged Morrow to assist in the solicitation of proxies. If a stockholder grants a proxy, it may still vote its shares via the virtual meeting platform if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section titled “Special Meeting of CF VI Stockholders — Revoking Your Proxy.”

Redemption Rights

Under the CF VI Charter, holders of CF VI Class A Common Stock may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (a) the aggregate amount on deposit in the Trust Account as of two (2) business days prior to the Closing, including interest (which interest shall be net of taxes payable), by (b) the total number of the then issued and outstanding shares of CF VI Class A Common Stock; provided that CF VI will not redeem any CF VI Public Shares to the extent that such redemption would result in CF VI having net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of less than $5,000,001. As of March 31, 2022, this would have amounted to $10.00 per share. Holders of CF VI Class A Common Stock on or before            , 2022 (two business before the Special Meeting) may exercise redemption rights whether or not they are holders as of the Record Date and whether or not such shares are voted at the Special Meeting. However, under the CF VI Charter, in connection with an initial business combination, a CF VI public stockholder, together with any affiliate or any other person with whom such stockholder is acting in concert of as a “group” (as defined under Section 13(d)(3) of the Exchange Act), is restricted from seeking redemption rights with respect to more than 15% of the CF VI Public Shares.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of CF VI Class A Common Stock for cash and will no longer own shares of Class A Common Stock. Such a holder will be entitled to receive cash for its CF VI Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to CF VI’s transfer agent in accordance with the procedures described herein. See the section titled “Special Meeting of CF VI Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash. A stockholder holding both CF VI Public Shares and CF VI Public Warrants may redeem its CF VI Public Shares but retain the CF VI Public Warrants.

In connection with the IPO, the Sponsor and CF VI’s officers and directors agreed to waive any redemption rights with respect to any shares of CF VI Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF VI’s officers and directors did not receive separate consideration for the waiver.

Interests of the Sponsor and CF VI’s Officers and Directors in the Business Combination

When you consider the recommendation of the CF VI Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor and CF VI’s officers and directors have interests in the Business Combination that are different from or in addition to (and may conflict with), your interests as a CF VI Stockholder. These interests include:

•        the CF VI Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the CF VI Charter. In the course of their other business activities, CF VI’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to CF VI as well as the other entities with which they are affiliated. CF VI’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF VI is presented with it. CF VI does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        unless CF VI consummates an initial business combination, the Sponsor (and CF VI’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF VI, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (which such unreimbursed expenses amounted to $189,662 as of June 30, 2022, all of which were repaid to the Sponsor on July 1, 2022);

•        the fact that the Sponsor has made outstanding loans to CF VI in the aggregate amount of $2,173,353 as of June 30, 2022 (which consists of $1,750,000 outstanding under the Sponsor Loan and $423,353 outstanding under the Working Capital Loans), which amount CF VI will be unable to repay to the Sponsor to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        the 700,000 CF VI Placement Units (comprised of 700,000 CF VI Placement Shares and 175,000 CF VI Placement Warrants) purchased by the Sponsor for $7.0 million will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the 700,000 CF VI Placement Units, and the underlying 700,000 CF VI Placement Shares and 175,000 CF VI Placement Warrants, will not be sold or transferred by it until 30 days after CF VI has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid $25,000, or approximately $0.001 per share, for the Founder Shares (of which it currently holds 7,480,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $74.9 million, based on the closing price of CF VI Class A Common Stock on July 8, 2022, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VI’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor has agreed not to redeem any of the Founder Shares or CF VI Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if CF VI does not complete an initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), the proceeds from the sale of the CF VI Placement Units of $7.0 million will be included in the liquidating distribution to CF VI’s public stockholders and the CF VI Placement Warrants will expire worthless;

•        the fact that upon completion of the Business Combination, a business combination marketing fee of $10.5 million, $15.0 million of M&A advisory fees (which may be reduced if the CF VI Transaction Expenses exceed the CF VI Transaction Expenses Cap, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”), and approximately $1.7 million of placement agent fees will be payable to CF&Co., an affiliate of CF VI and the Sponsor;

•        if the Trust Account is liquidated, including in the event CF VI is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF VI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF VI Public Share by the claims of prospective target businesses with which CF VI has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to CF VI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor has agreed to invest $7.59 million in the PIPE Investment and a number of officers and employees of Cantor and its affiliates (and family members of such persons) have agreed to invest approximately $15.68 million in the PIPE Investment (which investments are on the same terms as the other PIPE Investors);

•        the fact that in connection with the IPO, the Sponsor agreed, upon the closing of CF VI’s initial business combination, to invest $15.0 million in exchange for the Forward Purchase Securities (comprised of 1,875,000 shares of Class A Common Stock and 375,000 Warrants), which (assuming a $10.00 share price and a warrant price of $0.99, which was the closing price of a CF VI Warrant on the day prior to announcement of the Business Combination) would represent a discount of approximately 21.5% to the price being paid by the PIPE Investors for the PIPE Shares being issued;

•        the fact that two of CF VI’s independent directors own an aggregate of 20,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $200,200, based on the closing price of CF VI Class A Common Stock on July 8, 2022, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that CF VI’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

Other than arising out of the proposed Business Combination and related transactions, none of CF VI, the Sponsor, or their respective affiliates has ever had, or currently has, any interest in, or affiliation with, Rumble. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of CF VI’s officers and directors to enter into the Business Combination Agreement and CF VI’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize CF VI’s officers and directors to complete an initial business combination, even if on terms less favorable to CF VI Stockholders compared to liquidating CF VI, because, among other things, if CF VI is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF VI Placement Units and the CF VI independent directors’ Founder Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $82.3 million based on the closing price of CF VI Class A Common Stock and CF VI Units on July 8, 2022), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF VI would not be repaid to the extent such amounts exceed cash held by CF VI outside of the Trust Account (which such expenses and loans, as of May 31, 2022, amounted to $2,124,331), and CF&Co. would not receive the business combination marketing fee of $10.5 million, the M&A advisory fee of $15.0 million (which may be reduced, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”) and the placement agent fees amounting to approximately $1.7 million (equal to up to approximately $27.2 million, in the aggregate). Upon completion of the Business Combination, it is not anticipated that any persons associated with CF VI will be employed by or provide services to the Combined Entity, and there have been no conversations regarding the same. As of the date of this proxy statement/prospectus, there is no formal or informal agreement for CF&Co. to be retained by the Combined Entity after Closing.

CF VI’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of CF VI should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, CF VI’s independent directors on the CF VI Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein.

Interests of Rumble’s Officers and Directors in the Business Combination

When you consider the recommendation of the CF VI Board in favor of Business Combination Proposal, you should keep in mind that Rumble’s directors and officers have interests in such proposal that are different from, or in addition to those of CF VI Stockholders generally. These interests include, among other things, the interests listed below:

•        Certain officers of Rumble are expected to become officers of the Combined Entity upon the consummation of the Business Combination. Specifically, the following individuals who are currently officers of Rumble are expected to become officers of the Combined Entity upon the consummation of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Chris Pavlovski	Founder and Chief Executive Officer
Wojciech Hlibowicki	Chief Technology Officer
Brandon Alexandroff	Chief Financial Officer
Tyler Hughes	Chief Operating Officer
Michael Ellis	General Counsel and Corporate Secretary
Claudio Ramolo	Chief Content Officer

In addition, the following individuals who are currently members of the Rumble Board are expected to become members of the Combined Entity Board upon the consummation of the Business Combination: Chris Pavlovski, Ryan Milnes, Robert Arsov, Paul Cappuccio and Ethan Fallang.

•        Certain members of the Rumble Board and the officers of Rumble beneficially own, directly or indirectly, Rumble Shares, and will be entitled to receive a portion of the consideration contemplated by the Business Combination Agreement upon the consummation of the Business Combination. See the section entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of Rumble’s directors and officers in the Business Combination.

•        Certain members of the Rumble Board and officers of Rumble beneficially own Rumble Options, which options will be substituted for Exchanged Rumble Options. The treatment of the Rumble Options in connection with the Business Combination is described in greater detail in the section entitled “The Business Combination Proposal — Conversion/Exchange of Securities,” which description is incorporated by reference herein.

•        Concurrently with the execution of the Business Combination Agreement, CF VI entered into the Share Repurchase Agreement with Mr. Pavlovski, pursuant to which CF VI agreed to repurchase from Mr. Pavlovski, upon the Closing, 1.1 million ExchangeCo Exchangeable Shares for $10.00 per share and redeem a corresponding number of shares of Class C Common Stock for nominal par value per share, for a total purchase price of $11.0 million. The closing of the share repurchase is contingent upon (and will take place immediately following) the Closing. For more information regarding the share repurchase, see “The Business Combination Proposal — Background of the Business Combination.”

•        Upon consummation of the Business Combination, the Combined Entity will enter into an employment agreement with Mr. Pavlovski, which will be immediately effective. Pursuant to such employment agreement, Mr. Pavlovski will receive an initial grant of 1.1 million restricted shares of Class A Common Stock under the Stock Incentive Plan, which will vest in substantially equal annual installments for three years following the Closing, subject to Mr. Pavlovski’s continued employment through each vesting date. For a summary of such employment agreement and restricted share grant see “— Key Compensation Actions in 2022 — Pavlovski Employment Agreement.”

•        Mr. Pavlovski is purchasing shares of Class D Common Stock at Closing, which shares will provide Mr. Pavlovski with a number of votes, together with any shares of Class A Common Stock and Class C Common Stock held by him as of Closing, such that he will have 85% of the voting power of the Combined Entity upon Closing. So long as Mr. Pavlovski or his affiliates hold these shares, Mr. Pavlovski will be able to effectively control matters submitted to the Combined Entity’s stockholders for approval, including the election of directors, amendments of the Combined Entity’s organizational documents and any merger, consolidation or sale of all or substantially all of the Combined Entity’s assets.

Recommendation to CF VI Stockholders

The CF VI Board believes that the Proposals to be presented at the Special Meeting are in the best interests of CF VI and its stockholders and unanimously recommends that the CF VI Stockholders vote “FOR” each of the Proposals.

For more information about the CF VI Board’s recommendation and the proposals, see the sections titled “Special Meeting of CF VI Stockholders — Recommendation of the CF VI Board” beginning on page 109 and “The Business Combination Proposal — CF VI Board’s Reasons for the Approval of the Business Combination” beginning on page 137.

Appraisal/Dissenters’ Rights

CF VI Stockholders do not have appraisal rights in connection with the Proposals, including the Business Combination Proposal.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination, calculated as of June 30, 2022. The tables below reflect the “no redemption”, “intermediate redemption” and “maximum redemption” scenarios described in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of CF VI Public Shares, holders of Rumble Shares, the Sponsor Related Parties and Other Holders of Founder Shares, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?”

Assuming No Redemptions

Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$300.3	Transaction expenses	$55.0
PIPE Investment	$85.0	Cash to Balance Sheet	$345.3
Forward Purchase Investment	$15.0
Total Sources	$400.3	Total Uses	$400.3

Assuming Intermediate Redemptions

Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$300.3	Transaction expenses	$55.0
PIPE Investment	$85.0	Redemptions	$137.6
Forward Purchase Investment	$15.0	Cash to Balance Sheet	$207.7
Total Sources	$400.3	Total Uses	$400.3

Assuming Maximum Redemptions

Sources (in millions)		Uses (in millions)
Cash and investments held in the Trust Account	$300.3	Transaction expenses	$55.0
PIPE Investment	$85.0	Redemptions	$275.3
Forward Purchase Investment	$15.0	Cash to Balance Sheet	$70.0
Total Sources	$400.3	Total Uses	$400.3

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, CF VI will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the Rumble Shareholders comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the majority of the governing body of the Combined Entity, Rumble’s senior management comprising the senior management of the Combined Entity and Rumble operations comprising the ongoing operations of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of Rumble with the Business Combination treated as the equivalent of Rumble issuing stock for the net assets of CF VI, accompanied by a recapitalization. The net assets of CF VI will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be presented as those of Rumble in future reports of the Combined Entity.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Delaware, (ii) filings required with the SEC pursuant to the reporting requirements applicable to CF VI, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement/prospectus to CF VI Stockholders, and (iii) filings required under the HSR Act in connection with the Business Combination and the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the Business Combination cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”), and certain waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The parties each filed their respective Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC on December 29, 2021, and the waiting period expired on January 28, 2022.

Court Approvals

An arrangement under the OBCA requires Court approval. Under the Business Combination Agreement, no later than three (3) business days after the date the registration statement, of which this proxy statement/prospectus forms a part, is declared effective by the SEC, Rumble shall apply in a manner reasonably acceptable to CF VI pursuant to Section 182 of the OBCA and, in cooperation with CF VI, shall prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things, for the calling and holding of the Rumble Shareholder Meeting.

Rumble shall also, in consultation with CF VI, take all steps reasonably necessary or desirable to submit the Arrangement to the Court and shall diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA as soon as reasonably practicable, but in any event not later than five (5) business days after the date on which the Rumble Arrangement Resolution is passed at the Rumble Shareholder Meeting as provided for in the Interim Order.

At the hearing in respect of the Final Order, the Court will decide whether to approve the Arrangement. The Court has broad discretion under the OBCA when making orders with respect to the Arrangement and the Court, in hearing the application for the Final Order, will consider, among other things, the fairness and reasonableness of the Arrangement to Rumble Shareholders and any other affected party as the Court determines appropriate, both from a substantive and a procedural point of view. The Court may approve the Arrangement, either as proposed or as amended, in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit.

SUMMARY RISK FACTORS

In evaluating the proposals to be presented at the Special Meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Some of the risks related to Rumble’s business are summarized below. References in the summary below to “we,” “us,” “our” and “the Company” generally refer to Rumble.

Risks related to Rumble and the Business Combination

•        Rumble’s limited operating history makes it difficult to evaluate its business and prospects.

•        Rumble’s recent and rapid growth may not be indicative of future performance.

•        Rumble may not continue to grow or maintain its active user base, and may not be able to achieve or maintain profitability.

•        If Rumble combines with CF VI then, concurrent with the Business Combination, it will become subject to risks affecting CF VI’s business.

•        Rumble collects, stores, and processes large amounts of user video content and personal information of its users and subscribers. If Rumble’s security measures are breached, its sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing its content or using its services, its business and operating results could be harmed, and it could face legal claims from users and subscribers.

•        Rumble may fail to comply with applicable privacy laws.

•        Rumble is subject to cybersecurity risks and interruptions or failures in Rumble’s information technology systems and as it grows and gains recognition, it will likely need to expend additional resources to enhance its protection from such risks. Notwithstanding Rumble’s efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

•        Rumble may be found to have infringed on the intellectual property of others, which could expose Rumble to substantial losses or restrict its operations.

•        Rumble may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of section 230 of the Communications Decency Act.

•        Rumble may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law.

•        Rumble’s traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that it does not control.

•        Rumble’s business depends on continued and unimpeded access to its content and services on the Internet. If Rumble or those who engage with its content experience disruptions in Internet service, or if Internet service providers are able to block, degrade or charge for access to Rumble’s content and services, Rumble could incur additional expenses and the loss of traffic and advertisers.

•        Rumble faces significant market competition, and if Rumble is unable to compete effectively with its competitors for traffic and advertising spend, its business and operating results could be harmed.

•        Changes to Rumble’s existing content and services could fail to attract traffic and advertisers or fail to generate revenue.

•        Rumble depends on third-party vendors, including Internet service providers, advertising networks, and data centers, to provide core services.

•        Hosting and delivery costs may increase unexpectedly.

•        Changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new U.S. or international tax legislation, or exposure to additional tax liabilities may adversely impact Rumble’s financial results.

•        Compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada, or industry practices may adversely affect Rumble’s business.

•        The novel coronavirus that causes the disease known as COVID-19 has caused a global health crisis that has caused significant economic and social disruption, and its impact on Rumble’s business is uncertain.

SELECTED HISTORICAL FINANCIAL INFORMATION OF RUMBLE

The selected historical consolidated statements of operations data and consolidated statements of cash flows data of Rumble for the three months ended March 31, 2022 and 2021 and the consolidated balance sheet data as of March 31, 2022 are derived from Rumble’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus. The selected historical consolidated statements of operations data and consolidated statements of cash flows data of Rumble for the years ended December 31, 2021 and 2020, and the historical consolidated balance sheet data as of December 31, 2021 and 2020 are derived from Rumble’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus. In Rumble’s management’s opinion, the unaudited interim condensed consolidated financial statements include all adjustments necessary to state fairly Rumble’s financial position as of March 31, 2022 and the results of operations for the three months ended March 31, 2022 and 2021. Rumble’s historical results are not necessarily indicative of the results that may be expected in the future and Rumble’s results for the three months ended March 31, 2022 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2022 or any other period. You should read the following selected historical consolidated financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rumble” and the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus.

Statement of Operations Data

	Three Months Ended March 31,
	2022	2021
Consolidated Statement of Operations Data:
Revenue	$4,044,765	$2,332,463
Cost of revenues	3,495,173	1,475,366
Gross profit	549,592	857,097
Operating expenses
General and administrative	1,429,722	235,227
Research and development	792,332	228,947
Sales and marketing	1,228,386	262,082
Finance costs	810,817	—
Foreign exchange loss	27,577	36,999
Depreciation of capital assets	30,577	—
Depreciation of right-of-use assets	93,688	12,418
Amortization of intangible assets	28,548	—
Stock based compensation	16,986	—
Total operating expenses	4,458,633	775,673
Income (loss) from operations	(3,909,041)	81,424
Interest income (expense), net	8,698	(5,622)
Share of profit of a joint venture	1,124	—
Income (loss) before income tax expense	(3,899,219)	75,802
Income tax expense	(12,975)	—
Net income (loss)	$(3,912,194)	$75,802

Statement of Operations Data

	Year Ended December 31,
	2021	2020
Consolidated Statement of Operations Data:
Revenue	$9,466,363	$4,557,553

Expenses
Cost of revenues, exclusive of depreciation and amortization	7,198,859	2,713,670
General and administrative	3,036,157	585,760
Research and development	1,622,264	583,707
Sales and marketing	3,524,615	729,393
Foreign exchange loss	7,166	60,132
Depreciation of capital assets	57,402	—
Depreciation of right-of-use assets	95,322	45,261
Amortization of intangible assets	97,013	—
Stock based compensation	1,414,479	1,102,044
Total expenses	17,053,277	5,819,967
Loss from operations	(7,586,914)	(1,262,414)
Interest income (expense), net	16,443	(3,337)
Other income	168,840	7,461
Finance costs	(2,925,499)	—
Change in fair value of option	(3,214,286)	—
Loss before income tax expense	(13,541,416)	(1,258,290)
Income tax recovery (expense)	(575)	1,604
Deferred tax recovery	128,459	—
Net loss	$(13,413,532)	$(1,256,686)

Statements of Cash Flow Data

	Three Months Ended March 31,		Year ended December 31,
	2022	2021	2021	2020
Net cash provided/(used) in operating activities	$(3,665,939)	$251,630	$(5,191,671)	$51,191
Net cash provided/(used) in investing activities	(1,750,949)	—	1,579,953	(68,806)
Net cash provided by/(used) in financing activities	(51,840)	(87,008)	49,013,046	(423,517)
Foreign exchange gain/(loss)	—	—	—	(119)
Increase (decrease) in cash and cash equivalents	$(5,468,728)	$164,622	$45,401,328	$(441,251)

Balance Sheet Data

	As of March 31, 2022	As of December 31,
		2021	2020
Total assets	$53,767,159	$55,801,181	$2,679,390
Total liabilities	10,505,835	8,644,649	3,020,325
Temporary Equity	16,789,203	16,789,203	—
Total shareholders’ equity/(deficit)	$26,472,121	$30,367,329	$(340,935)

SELECTED HISTORICAL FINANCIAL INFORMATION OF CF VI

The following table sets forth selected historical financial information derived from (i) CF VI’s unaudited condensed consolidated financial statements as of March 31, 2022 and for the quarters ended March 31, 2022 and 2021, and (ii) CF VI’s audited consolidated financial statements as of December 31, 2021 and for the year ended December 31, 2021 and for the period from inception (April 17, 2020) through December 31, 2020, included elsewhere in this proxy statement/prospectus. You should read the following selected financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF VI” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

Consolidated Balance Sheets

	March 31, 2022 (Unaudited)	December 31, 2021 (Audited)
Cash	$25,000	$25,000
Cash equivalents held in Trust Account	$300,004,850	$300,023,016
Total assets	$300,500,589	$300,594,647
Sponsor Loan – promissory notes	$1,983,691	$949,154
Total liabilities	$37,418,035	$27,430,310
Class A common stock subject to possible redemption	$300,000,000	$300,000,000
Total stockholders’ deficit	$(36,917,446)	$(26,835,663)

Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Total expenses	$(656,192)	$(185,484)
Interest income on investments held in Trust Account	7,399	411
Change in fair value of warrant liability	(6,409,393)	(198,783)
Change in fair value of forward purchase securities liability	(3,038,232)	(2,789,394)
Net loss	$(10,096,418)	$(3,173,250)
Weighted average number of shares of common stock outstanding:
Class A – Public shares	30,000,000	12,333,333
Class A – Private placement	700,000	287,778
Class B – Common stock	7,500,000	7,500,000
Basic and diluted net loss per share of common stock:
Class A – Public shares	$(0.26)	$(0.16)
Class A – Private placement	$(0.26)	$(0.16)
Class B – Common stock	$(0.26)	$(0.16)

Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Three Months Ended March 31,
	2022	2021
Cash Flow Data
Net cash used in operating activities	$(557,123)	$—
Net cash provided by (used in) investing activities	$25,565	$(300,000,000)
Net cash provided by financing activities	$531,558	$300,000,000

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information is being provided to aid you in your analysis of the financial aspects of the Business Combination.

The selected unaudited pro forma condensed combined balance sheet as of March 31, 2022 and the selected unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 present the historical financial statements of CF VI and Rumble, adjusted to reflect the Business Combination, and the selected unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents the historical financial statements of CF VI, Rumble and Locals Technology Inc. (“Locals”) adjusted to reflect the Business Combination and Rumble’s acquisition of Locals completed on October 25, 2021 (“Locals Acquisition”). The selected unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The selected unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical balance sheet of CF VI and the historical balance sheet of Rumble, on a pro forma basis as if the Business Combination, summarized below, had been consummated on March 31, 2022. The selected unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021 combine the historical statements of operations of CF VI and historical statements of operations of Rumble for such periods, and the historical statement of operation for Locals from January 1, 2021 through October 25, 2021, on a pro forma basis as if the Business Combination and Locals Acquisition, summarized below, had been consummated on January 1, 2021.

The selected unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with the complete set of unaudited pro forma condensed combined financial information contained elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data:

Three Months Ended March 31, 2022	Pro Forma Combined (Assuming No Redemption Scenario)	Pro Forma Combined (Assuming Intermediate Redemption Scenario)	Pro Forma Combined (Assuming Maximum Redemption Scenario)
Revenue	$4,044,765	$4,044,765	$4,044,765
Cost of revenues	3,495,173	3,495,173	3,495,173
Gross profit	549,592	549,592	549,592
Operating expenses
General and administrative	2,922,581	2,922,581	2,922,581
Administrative expenses – related party	30,000	30,000	30,000
Franchise tax expense	50,000	50,000	50,000
Research and development	792,332	792,332	792,332
Sales and marketing	1,228,386	1,228,386	1,228,386
Finance costs	810,817	810,817	810,817
Foreign exchange loss	27,577	27,577	27,577
Depreciation of capital assets	30,577	30,577	30,577
Depreciation of right-of-use assets	93,688	93,688	93,688
Amortization of intangible assets	28,548	28,548	28,548
Stock based compensation	16,986	16,986	16,986
Total operating expenses	6,031,492	6,031,492	6,031,492
Loss from operations	(5,481,900)	(5,481,900)	(5,481,900)
Interest income on investments held in Trust Account	—	—	—
Changes in fair value of warrant liability	(6,722,556)	(6,722,556)	(6,722,556)
Changes in fair value of forward purchase securities liability	—	—	—
Interest income, net	8,698	8,698	8,698
Share of profit of a joint venture	1,124	1,124	1,124
Loss before income tax expense	(12,194,634)	(12,194,634)	(12,194,634)
Income tax expense	(12,975)	(12,975)	(12,975)
Net loss	(12,207,609)	(12,207,609)	(12,207,609)

Weighted average number of shares of common stock outstanding:
Class A – Public shares	—	—	—
Class A – Private placement	—	—	—
Class A – Common stock	202,770,057	188,260,395	173,750,734
Class B – Common stock	—	—	—
Basic and diluted net loss per share:
Class A – Public shares	$—	$—	$—
Class A – Private placement	$—	$—	$—
Class A – Common stock	$(0.06)	$(0.06)	$(0.07)
Class B – Common stock	$—	$—	$—

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data:

Year Ended December 31, 2021	Pro Forma Combined (Assuming No Redemption Scenario)	Pro Forma Combined (Assuming Intermediate Redemption Scenario)	Pro Forma Combined (Assuming Maximum Redemption Scenario)
Revenue	$10,053,274	$10,053,274	$10,053,274
Expenses
Cost of revenues, exclusive of depreciation and amortization	7,488,494	7,488,494	7,488,494
General and administrative	63,355,349	63,355,349	63,355,349
Administrative expenses – related party	102,143	102,143	102,143
Franchise tax expense	201,515	201,515	201,515
Research and development	2,115,160	2,115,160	2,115,160
Sales and marketing	3,853,056	3,853,056	3,853,056
Foreign exchange loss	7,166	7,166	7,166
Depreciation of capital assets	81,133	81,133	81,133
Depreciation of right-of-use assets	95,322	95,322	95,322
Amortization of intangible assets	442,693	442,693	442,693
Stock based compensation	1,480,760	1,480,760	1,480,760
Total expenses	79,222,791	79,222,791	79,222,791
Loss from operations	(69,169,517)	(69,169,517)	(69,169,517)
Interest income on investments held in Trust Account	—	—	—
Changes in fair value of warrant liability	(10,927,070)	(10,927,070)	(10,927,070)
Changes in fair value of forward purchase securities liability	—	—	—
Interest income, net	17,672	17,672	17,672
Other income	82,604	82,604	82,604
Finance costs	(2,925,499)	(2,925,499)	(2,925,499)
Change in fair value of option	(3,214,286)	(3,214,286)	(3,214,286)
Loss before income tax expense	(86,136,096)	(86,136,096)	(86,136,096)
Income tax expense	(1,320)	(1,320)	(1,320)
Deferred tax recovery	128,459	128,459	128,459
Net loss	(86,008,957)	(86,008,957)	(86,008,957)

Weighted average number of shares of common stock outstanding:
Class A – Public shares	—	—	—
Class A – Private placement	—	—	—
Class A – Common stock	202,403,390	187,893,728	173,384,067
Class B – Common stock	—	—	—
Basic and diluted net loss per share:
Class A – Public shares	$—	$—	$—
Class A – Private placement	$—	$—	$—
Class A – Common stock	$(0.42)	$(0.46)	$(0.50)
Class B – Common stock	$—	$—	$—

Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data as of March 31, 2022:

	Pro Forma Combined (Assuming No Redemption Scenario)	Pro Forma Combined (Assuming Intermediate Redemption Scenario)	Pro Forma Combined (Assuming Maximum Redemption Scenario)
Total assets	$387,301,063	$249,798,638	$112,296,213
Total liabilities	$38,771,479	$38,771,479	$38,771,479
Total shareholders’ equity	$348,529,584	$211,027,159	$73,524,734

RISK FACTORS

CF VI Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references to “we,” “us” or “our” refer to Rumble.

Risks Related to Rumble and the Business Combination

Rumble’s limited operating history makes it difficult to evaluate its business and prospects.

We have a limited operating history, which makes it difficult to evaluate our businesses and prospects or forecast our future results. We are subject to the same risks and uncertainties frequently encountered by companies in rapidly evolving markets. Our financial results in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•        our ability to maintain and grow traffic, content uploads, and engagement;

•        changes made to social media and other platforms, or changes in the patterns of use of those channels by users;

•        our ability to attract and retain advertisers in a particular period;

•        the number of ads shown to our traffic;

•        the pricing of our advertising products;

•        the diversification and growth of revenue sources beyond current advertising products;

•        the development and introduction of new content, products, or services by us or our competitors;

•        increases in marketing, sales, and other operating expenses that we may incur to grow and expand our operations and to remain competitive;

•        our reliance on key vendor relationships, including our relationship with Cosmic to provide content moderation and software development services, and dependence on a small number of customer relationships;

•        legislation in Canada, the European Union, or other jurisdictions that forces us to change our content moderation policies and practices;

•        our ability to maintain gross margins and operating margins; and

•        system failures or breaches of security or privacy.

Rumble may not continue to grow or maintain its active user base, may not be able to achieve or maintain profitability and may not be able to scale its systems, technology, or infrastructure effectively or grow its business at the same or similar rate as other comparable companies.

While Rumble’s key performance metrics, including MAUs and minutes watched per month have grown in recent periods, this growth rate may not be sustainable and should not be considered indicative of future levels of active viewers and future performance. In addition, Rumble may not realize sufficient revenue to achieve or, if achieved, maintain profitability. As Rumble grows its business, Rumble’s revenue growth rates may slow in future periods due to a number of reasons, which may include slowing demand for its service, increasing competition, a decrease in the growth of its overall market, an inability to scale its systems, technology or infrastructure effectively, and its failure to capitalize on growth opportunities or the maturation of its business. Rumble may incur losses in the future for a number of reasons, including insufficient growth in the level of engagement, a failure to retain its existing level of engagement, and increasing competition, as well as other risks described in these “Risk Factors,” and Rumble may encounter unforeseen expenses, difficulties, complications and delays and other unknown factors. Rumble expects to continue to make investments in the development and expansion of its business, which may not result in increased or sufficient revenue or growth, including relative to other comparable companies, as a result of which Rumble may not be able to achieve or maintain profitability.

If we fail to maintain adequate operational and financial resources, particularly if we continue to grow rapidly, we may be unable to execute our business plan or maintain high levels of service and customer satisfaction.

We have experienced, and expect to continue to experience, rapid growth, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. Our organizational structure is becoming more complex as we scale our operational, financial, and management controls, as well as our reporting systems and procedures, and expand internationally. As we continue to grow, we face challenges of integrating, developing, training, and motivating a rapidly growing employee base in our various offices in multiple jurisdictions and navigating a complex multinational regulatory landscape. If we fail to manage our anticipated growth and change in a manner that preserves the functionality of our platforms and solutions, the quality of our products and services may suffer, which could negatively affect our brand and reputation and harm our ability to attract customers.

To manage growth in our operations and personnel, we will need to continue to grow and improve our operational, financial, and management controls and our reporting systems and procedures. We will require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. Our expansion has placed, and our expected future growth will continue to place, a significant drain on our management, customer experience, research and development, sales and marketing, administrative, financial, and other resources.

We anticipate that significant additional investments will be required to scale our operations and increase productivity, to address the needs of our customers, to further develop and enhance our products and services, to expand into new geographic areas and to scale with our overall growth. If additional investments are required due to significant growth, this will increase our cost base, which will make it more difficult for us to offset any future revenue shortfalls by reducing expenses in the short term.

Rumble collects, stores, and processes large amounts of user video content and personal information of its users and subscribers. If Rumble’s security measures are breached, its sites and applications may be perceived as not being secure, traffic and advertisers may curtail or stop viewing its content or using its services, its business and operating results could be harmed, and it could face legal claims from users and subscribers.

Rumble collects, stores, and processes large amounts of video content (including videos that are not intended for public consumption) and personal information of its users and subscribers. Rumble also shares such information, where appropriate, with third parties that help it operate its business. Despite Rumble’s efforts, it may fail to properly secure its systems and its user and subscriber data. This could be caused by technical issues (bugs), obsolete technology, human error or internal or external malfeasance, undiscovered vulnerabilities, and could lead to unauthorized disclosure of data, unauthorized changes or data losses. For example, Rumble routinely receives reports from security researchers regarding potential vulnerabilities in its applications. Rumble also relies on open-source software for various functions, which may contain undiscovered security flaws and create additional technical vulnerabilities. In addition, despite Rumble’s ongoing and additional investments in cybersecurity, such improvements and review may not identify abuses of Rumble’s platforms and misuse of user data. The existence of such vulnerabilities, if undetected or detected but not remediated, could result in unauthorized access to Rumble systems or the data of Rumble users.

A data breach could expose Rumble to regulatory actions and litigation. Depending on the circumstances, Rumble may be required to disclose a suspected breach to regulators, affected individuals, and the public. This could lead to regulatory actions, including the possibility of fines, class action or traditional litigation by affected individuals, reputational harm, costly investigation and remedial efforts, the triggering of indemnification obligations under data-protection agreements with subscribers, vendors, and partners, higher premiums for cybersecurity insurance and other insurance policies, and the inability to obtain cybersecurity insurance or other forms of insurance. Given industry trends generally, we expect that the extension or renewal of cybersecurity insurance coverage beyond the current term will be difficult to obtain. The term of our existing cybersecurity coverage recently expired and, while we continue to pursue an extension, renewal or replacement thereof, we do not presently have cybersecurity insurance to compensate for any losses that may result from any breach of security. As a result, our results of operations or financial condition may be materially adversely affected if we are unable to secure an extension, renewal or replacement of our cybersecurity coverage.

Rumble may fail to comply with applicable privacy laws.

We are subject to data privacy and security laws and regulations that apply to the collection, transmission, storage, use, processing, destruction, retention and security of personal information, including additional laws or regulations relating to health information. Rumble’s current privacy policies and practices, which are publicly available at https://rumble.com/s/privacy, are designed to comply with privacy and data protection laws in the United States and Canada. These policies and practices inform users how Rumble handles their personal information and, as permitted by law, allow users to change or delete the personal information in their user accounts. The legislative and regulatory landscape for privacy and data protection continues to evolve in jurisdictions worldwide, and these laws may at times be conflicting. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices, and our efforts to comply with the evolving data protection rules may be unsuccessful. We must devote significant resources to understanding and complying with this changing landscape. Failure to comply with federal, state, provincial and international laws regarding privacy and security of personal information could expose us to penalties under such laws, orders requiring that we change our practices, claims for damages or other liabilities, regulatory investigations and enforcement action (including fines and criminal prosecution of employees), litigation, significant costs for remediation, and damage to our reputation and loss of goodwill, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects. Even if we have not violated these laws, government investigations into these issues typically require the expenditure of significant resources and generate negative publicity, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Additionally, if we are unable to properly protect the privacy and security of personal information, including protected health information, we could be found to have breached our contracts with certain third parties.

There are numerous U.S. and Canadian federal, state, and provincial laws and regulations related to the privacy and security of personal information. Determining whether protected information has been handled in compliance with applicable privacy standards and our contractual obligations can be complex and may be subject to changing interpretation. If we fail to comply with applicable privacy laws, we could face civil and criminal penalties. Failing to take appropriate steps to keep consumers’ personal information secure can also constitute unfair acts or practices in or affecting commerce and be construed as a violation of Section 5(a) of the Federal Trade Commission Act (the “FTCA”), 15 U.S.C. § 45(a). The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. We cannot be sure how these regulations will be interpreted, enforced or applied to our operations. In addition to the risks associated with enforcement activities and potential contractual liabilities, our ongoing efforts to comply with evolving laws and regulations at the federal and state level may be costly and require ongoing modifications to our policies, procedures and systems.

Internationally, laws, regulations and standards in many jurisdictions apply broadly to the collection, transmission, storage, use, processing, destruction, retention and security of personal information. For example, in the European Union, the collection, transmission, storage, use, processing, destruction, retention and security of personal data is governed by the provisions of the General Data Protection Regulation (the “GDPR”) in addition to other applicable laws and regulations. The GDPR came into effect in May 2018, repealing and replacing the European Union Data Protection Directive, and imposing revised data privacy and security requirements on companies in relation to the processing of personal data of European Union data subjects. The GDPR, together with national legislation, regulations and guidelines of the European Union Member States governing the collection, transmission, storage, use, processing, destruction, retention and security of personal data, impose strict obligations with respect to, and restrictions on, the collection, use, retention, protection, disclosure, transfer and processing of personal data. The GDPR also imposes strict rules on the transfer of personal data to countries outside the European Union that are not deemed to have protections for personal information, including the United States. The GDPR authorizes fines for certain violations of up to 4% of the total global annual turnover of the preceding financial year or €20 million, whichever is greater. Such fines are in addition to any civil litigation claims by data subjects. Separately, Brexit has led and could also lead to legislative and regulatory changes and may increase our compliance costs. As of January 1, 2021, and the expiry of transitional arrangements agreed to between the United Kingdom and the European Union, data processing in the United Kingdom is governed by a United Kingdom version of the GDPR (combining the GDPR and the Data Protection Act 2018), exposing us to two parallel regimes, each of which authorizes similar fines and other potentially divergent enforcement actions for certain violations. On June 28, 2021, the European Commission adopted an adequacy decision for the United Kingdom, allowing for the relatively free exchange of personal information between the European Union and the United Kingdom. Other jurisdictions outside the European Union are similarly introducing or enhancing privacy and data security laws, rules and regulations, which could increase our compliance costs and the risks associated with noncompliance. We cannot guarantee that we are, or will be, in compliance with all applicable U.S., Canadian, or other international regulations as they are enforced now or as they evolve.

Rumble operates across many different markets both domestically and internationally which may subject it to cybersecurity, privacy, data security, data protection, and online content laws with uncertain interpretations, as well as impose conflicting obligations on Rumble.

International laws and regulations relating to cybersecurity, privacy, data security, data protection, and online content often are more restrictive than those in the United States. There is no harmonized approach to these laws and regulations globally. Consequently, as Rumble expands internationally from Canada and the United States, we increase our risk of non-compliance with applicable foreign data protection and online content laws, including laws that expose us to civil or criminal penalties in certain jurisdictions for our content moderation decisions. Rumble may need to change and limit the way it uses personal information in operating its business and may have difficulty maintaining a single operating model that is compliant. In addition, various federal, state, provincial, and foreign legislative and regulatory bodies, or self-regulatory organizations, may expand current laws or regulations, enact new laws or regulations or issue revised rules or guidance regarding cybersecurity, privacy, data security, data protection and online content. For example, in 2018, California enacted the California Consumer Privacy Act (“CCPA”), which, among other things, requires new disclosures to California consumers and affords such consumers new abilities to opt out of certain sales of information and may restrict the use of cookies and similar technologies for advertising purposes. The CCPA, which became effective on January 1, 2020, was amended on multiple occasions and is the subject of regulations issued by the California Attorney General regarding certain aspects of the law and its application. Moreover, California voters approved the California Privacy Rights Act (the “CPRA”) in November 2020. The CPRA significantly modifies the CCPA, creating obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. Aspects of the CCPA and CPRA remain unclear, resulting in further uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply. Similar laws have been proposed, and likely will be proposed, in other states and at the federal level, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging. For example, on March 2, 2021, the Virginia Consumer Data Protection Act (“CDPA”) was signed into law. The CDPA becomes effective January 1, 2023 and contains provisions that, in addition to other mandates, require businesses subject to the legislation to conduct data protection assessments in certain circumstances and that require opt-in consent from Virginia consumers to process certain sensitive personal information.

Rumble is subject to cybersecurity risks and interruptions or failures in Rumble’s information technology systems and as it grows and gains recognition, it will likely need to expend additional resources to enhance Rumble’s protection from such risks. Notwithstanding Rumble’s efforts, a cyber incident could occur and result in information theft, data corruption, operational disruption and/or financial loss.

Rumble relies on sophisticated information technology systems and infrastructure to support its business. At the same time, cyber incidents, including deliberate attacks, are prevalent and have increased, including due to the possibility that the ongoing conflict between Russia and Ukraine could result in increased cyber-attacks or cybersecurity incidents by state actors or others. Rumble’s technologies, systems and networks and those of its vendors, suppliers and other business partners may become the target of cyberattacks or information security breaches that could result in the unauthorized release, gathering, monitoring, misuse, loss or destruction of proprietary and other information, or other disruption of business operations. In addition, certain cyber incidents, such as surveillance or vulnerabilities in widely used open source software, may remain undetected for an extended period. Rumble’s systems for protecting against cybersecurity risks may not be sufficient. As the sophistication of cyber incidents continues to evolve, Rumble is and will likely continue to be required to expend additional resources to continue to modify or enhance its protective measures or to investigate and remediate any vulnerability to cyber incidents. Additionally, any of these systems may be susceptible to outages due to fire, floods, power loss, telecommunications failures, usage errors by employees, computer viruses, cyber-attacks or other security breaches or similar events.

The failure of any of Rumble’s information technology systems may cause disruptions in its operations, which could adversely affect its revenues and profitability, and lead to claims related to the disruption of our services from users of the Rumble platform, advertisers, and customers of Rumble’s cloud services.

Inadequate technical and legal intellectual property (IP) protections could prevent Rumble from defending or securing its proprietary technology and IP.

Our success is dependent, in part, upon protecting our proprietary information and technology. We may be unsuccessful in adequately protecting our intellectual property. No assurance can be given that confidentiality, non-disclosure, or invention assignment agreements with employees, consultants, or other parties will not be breached and will otherwise be effective in controlling access to and distribution of our platform or solutions, or certain aspects of our platform or solutions, and proprietary information. Further, these agreements do not prevent our competitors from independently developing technologies that are substantially equivalent or superior to our platform or solutions. Additionally, certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected.

Current law may not provide for adequate protection of our platform or data. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in Internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of our proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our platform, or certain aspects of our platform, or our data may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our data or certain aspects of our platform, or our data may increase. Competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to our proprietary information and technology. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our technology and intellectual property.

To protect our intellectual property rights, we will be required to spend significant resources to monitor and protect these rights, and we may or may not be able to detect infringement by our customers or third parties. Litigation has been and may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our platform or solutions, impair the functionality of our platform or solutions, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies into our platform or solutions, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and we cannot be certain that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.

Rumble may be found to have infringed on the IP of others, which could expose Rumble to substantial losses or restrict its operations.

We expect to be subject to legal claims that we have infringed the IP rights of others. To date, we have not fully evaluated the extent to which other parties may bring claims that our technology, including our use of open source software, infringes on the IP rights of others. The availability of damages and royalties and the potential for injunctive relief have increased the costs associated with litigating and settling patent infringement claims. Any claims, whether or not meritorious, could require us to spend significant time, money, and other resources in litigation, pay damages and royalties, develop new IP, modify, design around, or discontinue existing products, services, or features, or acquire licenses to the IP that is the subject of the infringement claims. These licenses, if required, may not be available at all or have acceptable terms. As a result, IP claims against us could have a material adverse effect on our business, prospects, financial condition, operating results and cash flows.

Rumble may face liability for hosting content that allegedly infringes on third-party copyright laws.

If content providers do not have sufficient rights to the video content or other material that they upload or make available to Rumble, or if such video content or other material infringes or is alleged to infringe the intellectual property rights of third parties, Rumble could be subject to claims from those third parties, which could adversely affect its business, results of operations and financial condition. Although our content policies prohibit users from submitting infringing content to Rumble, and require users to indemnify Rumble for claims related to the violations of the rights of third parties arising from the submission of content to Rumble (including with respect to infringements of IP rights), Rumble does not verify that content providers own or have rights to all of the video content or other material that they upload or make available. As a result, Rumble may face potential liability for copyright or other intellectual property infringement, or other claims. Litigation to defend these claims could be costly and have an adverse effect on Rumble’s business, results of operations and financial condition. Rumble can provide no assurance that it is adequately insured to cover claims related to user content or that its indemnification provisions will be adequate to mitigate all liability that may be imposed on it as a result of claims related to user content.

Rumble may face liability for hosting a variety of tortious or unlawful materials uploaded by third parties, notwithstanding the liability protections of Section 230 of the Communications Decency Act.

In the United States, Section 230 of the Communications Decency Act generally limits Rumble’s liability for hosting tortious and otherwise illegal content. The immunities conferred by Section 230 could be narrowed or eliminated through amendment, regulatory action or judicial interpretation. In 2018, Congress amended Section 230 to remove immunities for content that promotes or facilitates sex trafficking and prostitution. In 2020, various members of Congress introduced bills to further limit Section 230, and a petition was filed by a Department of Commerce entity with the Federal Communications Commission to commence a rulemaking to further limit Section 230.

Laws like Section 230 generally do not exist outside of the United States, and some countries have enacted laws that require online content providers to remove certain pieces of content within short time frames. For example, in 2020, France enacted a law requiring covered social media networks to remove terror content within one hour upon receiving notice. If Rumble fails to comply with such laws, it could be subject to prosecution or regulatory proceedings. In addition, some countries may decide to ban Rumble’s service based upon a single piece of content.

Rumble may also face liability when it removes content and accounts that it believes are violating its terms of service. While Rumble believes that Section 230 allows it to restrict or remove certain categories of content, its protections may not always end a lawsuit at an early stage, potentially resulting in costly and time-consuming litigation.

User-generated content could affect the quality of Rumble’s services and deter current or potential users from using its platforms, and Rumble may face negative publicity for removing, or declining to remove, certain content, regardless of whether such content violated any law.

Individuals and groups may upload controversial content to Rumble’s platform. Removing or failing to remove such content may result in negative publicity, which could harm its efforts to attract and retain users and subscribers. Rumble has also faced criticism from users and subscribers for removing content and terminating accounts in compliance with the Digital Millennium Copyright Act (“DMCA”). Further, Rumble must continually manage and monitor its content and detect content that violates its terms of service. This content moderation service is provided by Cosmic, a key vendor, and we would experience a significant disruption if Cosmic were no longer able or willing to offer us that service. If a significant amount of content that violates its terms of service were not detected and removed by Rumble in a timely manner, or if a significant amount of information was perceived by users or the media to violate Rumble’s terms of service, whether or not such perceptions were accurate, Rumble’s brand, business and reputation could be harmed. This risk increases as the volume of content uploaded by users to Rumble continues to grow. In June 2022, Rumble announced the first phase of an updated content moderation process and released a new set of proposed content policies and removal and appeals process. While Rumble does not currently have a formalized removal and appeals process, the proposed policies are intended to reflect Rumble’s current practices and procedures and ensure a consistent and transparent process. Because the proposed policies are intended to formalize Rumble’s informal practices to date, Rumble does not anticipate that these changes (which are expected to be implemented by the end of 2022) will have a material impact on Rumble’s operations, although Rumble may need to hire personnel and incur additional costs to fully implement the final policies and procedures once adopted and there can be no assurance that the implementation of such policies and procedures will be effective or will be viewed favorably by Rumble’s content creators and other users. In the event Rumble’s content creators and other users do not agree with such policies and procedures or their implementation, such creators and other users could decrease their usage of Rumble (or cease using Rumble entirely), which could have a material adverse effect on our business or our results of operations for any period. Additionally, there is a risk that users will upload content that predominantly represents certain political viewpoints, leading to public perceptions that Rumble endorses those viewpoints, regardless of whether or not such perceptions are accurate. There can be no guarantee that current or future negative publicity, complaints, allegations, political controversies, investigations or legal proceedings with respect to Rumble’s content, even if baseless, will not generate adverse publicity that could damage Rumble’s reputation. Any damage to Rumble’s reputation could harm its ability to attract and retain users and subscribers.

Users are increasingly using mobile devices and connected TV applications to access content within digital media and adjacent businesses, and if Rumble is unsuccessful in attracting new users to its mobile and connected TV offerings and expanding the capabilities of its content and other offerings with respect to its mobile and connected TV platforms, Rumble’s revenues could decline.

Rumble’s future success depends in part on the continued growth in the use of its mobile applications and platforms by its users. The use of mobile technology may not continue to grow at historical rates, users may not continue to use mobile technology to access digital media and adjacent businesses, and monetization rates for content on mobile devices and connected TV applications may be lower than monetization rates on traditional desktop platforms. Further, mobile devices may not be accepted as a viable long-term platform for a number of reasons, including actual or perceived lack of security of information and possible disruptions of service or connectivity. In addition, traffic on Rumble’s mobile platforms may not continue to grow if Rumble does not continue to innovate and introduce enhanced products on such platforms, or if users believe that Rumble’s competitors offer superior mobile products. The growth of traffic on Rumble’s mobile products may also slow or decline if its mobile applications are no longer compatible with operating systems such as iOS, Android, Windows or the devices they support. If use of Rumble’s mobile platforms does not continue to grow, Rumble’s business and operating results could be harmed.

Rumble’s traffic growth, engagement, and monetization depend upon effective operation within and compatibility with operating systems, networks, devices, web browsers and standards, including mobile operating systems, networks, and standards that it does not control.

We make our content available across a variety of operating systems and through websites. We are dependent on the compatibility of our content with popular devices, streaming tools, desktop and mobile operating systems, connected TV systems, and web browsers that we do not control, such as Mac OS, Windows, Android, iOS, Chrome and Firefox. Any changes in such systems, devices or web browsers that degrade the functionality of our content or give preferential treatment to competitive content could adversely affect usage of our content.

A significant portion of our traffic accesses our content and services through mobile devices and, as a result, our ability to grow traffic, engagement and advertising revenue is increasingly dependent on our ability to generate revenue from content viewed and engaged with on mobile devices. A key element of our strategy is focusing on mobile applications (“apps”) and connected TV apps, and we expect to continue to devote significant resources to the creation and support of developing new and innovative mobile and connected TV products, services and apps. We are dependent on the interoperability of our content and our apps with popular mobile operating systems, streaming tools, networks and standards that we do not control, such as the Android and iOS operating systems. We may not be successful in maintaining or developing relationships with key participants in the mobile and connected TV industries or in developing content that operates effectively with these technologies, systems, tools, networks, or standards. Any changes in such systems, or changes in our relationships with mobile operating system partners, handset and connected TV manufacturers, or mobile carriers, or in their terms of service or policies that reduce or eliminate our ability to distribute and monetize our content, impair access to our content by blocking access through mobile devices, make it hard to readily discover, install, update or access our content and apps on mobile devices and connected TVs, limit the effectiveness of advertisements, give preferential treatment to competitive, or their own, content or apps, limit our ability to measure the effectiveness of branded content, or charge fees related to the distribution of our content or apps could adversely affect the consumption and monetization of our content on mobile devices. Additionally, if the number of platforms for which we develop our product expands, it will result in an increase in our operating expenses. In the event that it is more difficult to access our content or use our apps and services, particularly on mobile devices and connected TVs, or if our users choose not to access our content or use our apps on their mobile devices and connected TVs or choose to use mobile products or connected TVs that do not offer access to our content or our apps, or if the preferences of our traffic require us to increase the number of platforms on which our product is made available to our traffic, our traffic growth, engagement, ad targeting and monetization could be harmed and our business and operating results could be adversely affected.

Rumble’s business depends on continued and unimpeded access to its content and services on the Internet. If Rumble or those who engage with its content experience disruptions in Internet service, or if Internet service providers are able to block, degrade or charge for access to Rumble’s content and services, Rumble could incur additional expenses and the loss of traffic and advertisers.

Our products and services depend on the ability of users to access our content and services on the Internet. Currently, this access is provided by companies that have significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Laws or regulations that adversely affect the growth, popularity or use of the Internet, including changes to laws or regulations impacting Internet neutrality, could decrease the demand for our products or offerings, increase our operating costs, require us to alter the manner in which we conduct our business and/or otherwise adversely affect our business. We could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business. For example, paid prioritization could enable Internet service providers, or ISPs, to impose higher fees and otherwise adversely impact our business. Internationally, government regulation concerning the Internet, and in particular, network neutrality, may be developing or may not exist at all. Within such an environment, without network neutrality regulations, we could experience discriminatory or anti-competitive practices that could impede both our and our customers’ domestic and international growth, increase our costs or adversely affect our business.

Rumble faces significant market competition, and if Rumble is unable to compete effectively with its competitors for traffic and advertising spend, its business and operating results could be harmed.

Competition for traffic and engagement with our content, products and services is intense. We compete against many companies to attract and engage traffic, including companies that have greater financial resources and larger user bases, and companies that offer a variety of Internet and mobile device-based content, products and services. As a result, our competitors may acquire and engage traffic at the expense of the growth or engagement of our traffic, which would negatively affect our business. We believe that our ability to compete effectively for traffic depends upon many factors both within and beyond our control, including:

•        the popularity, usefulness and reliability of our content compared to that of our competitors;

•        the timing and market acceptance of our content;

•        the continued expansion and adoption of our content;

•        our ability, and the ability of our competitors, to develop new content and enhancements to existing content;

•        our ability, and the ability of our competitors, to attract, develop and retain influencers and creative talent;

•        the frequency, relative prominence and appeal of the advertising displayed by us or our competitors;

•        public perceptions about the predominance of certain political viewpoints on our platform, regardless of whether those perceptions are accurate;

•        changes mandated by, or that we elect to make to address, legislation, regulatory constraints or litigation, including settlements and consent decrees, some of which may have a disproportionate impact on us;

•        our ability to attract, retain and motivate talented employees;

•        the costs of developing and procuring new content, relative to those of our competitors;

•        acquisitions or consolidation within our industry, which may result in more formidable competitors; and

•        our reputation and brand strength relative to our competitors.

We also face significant competition for advertiser spend. We compete against online and mobile businesses and traditional media outlets, such as television, radio and print, for advertising budgets. In determining whether to buy advertising, our advertisers will consider the demand for our content, demographics of our traffic, advertising rates, results observed by advertisers, and alternative advertising options. The increasing number of digital media options available, through social networking tools and news aggregation websites, has expanded consumer choice significantly, resulting in traffic fragmentation and increased competition for advertising. In addition, some of our larger competitors have substantially broader content, product or service offerings and leverage their relationships based on other products or services to gain additional share of advertising budgets. We will need to continue to innovate and improve the monetization capabilities of our websites and our mobile products in order to remain competitive. We believe that our ability to compete effectively for advertiser spend depends upon many factors both within and beyond our control, including:

•        the size and composition of our user base relative to those of our competitors;

•        our ad targeting capabilities, and those of our competitors;

•        our ability, and the ability of our competitors, to adapt our respective models to the increasing power and significance of influencers to the advertising community;

•        the timing and market acceptance of our advertising content and advertising products, and those of our competitors;

•        our marketing and selling efforts, and those of our competitors;

•        public perceptions about the predominance of certain political viewpoints on our platform, regardless of whether those perceptions are accurate;

•        the pricing for our advertising products and services relative to those of our competitors;

•        the return our advertisers receive from our advertising products and services, and those of our competitors; and

•        our reputation and the strength of our brand relative to our competitors.

Changes to Rumble’s existing content and services could fail to attract traffic and advertisers or fail to generate revenue.

We may introduce significant changes to our existing content. The success of our new content depends substantially on consumer tastes and preferences that change in often unpredictable ways. If this new content fails to engage traffic and advertisers, we may fail to generate sufficient revenue or operating profit to justify our investments, and our business and operating results could be adversely affected. In addition, we have launched and expect to continue to launch strategic initiatives, which do not directly generate revenue but which we believe will enhance our attractiveness to traffic and advertisers. In the future, we may invest in new content, products, services, and initiatives to generate revenue, but there is no guarantee these approaches will be successful or that the costs associated with these efforts will not exceed the revenue generated. If our strategic initiatives do not enhance our ability to monetize our existing content or enable us to develop new approaches to monetization, we may not be able to maintain or grow our revenue or recover any associated development costs and our operating results could be adversely affected.

Rumble derives a substantial portion of its revenue from advertising and its relationships with a small number of key advertising networks, the loss of which could materially harm its results of operations.

A substantial portion of Rumble’s revenue is generated from a small number of key advertising networks. For the three months ended March 31, 2022, approximately 56% of Rumble’s total revenue derived from two advertising networks, Google AdSense and Decide (formerly known as LockerDome). As a user of Google AdSense, Rumble is subject to Google’s standard terms and conditions under the Google AdSense Online Terms of Service, a copy of which is filed as an exhibit to this Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part, which provide for (i) the creation by Rumble of an AdSense Account; (ii) a grant of permission by Rumble to Google to serve, as applicable, advertisements and other content, Google search boxes and search results and related search queries and other links to Rumble’s website; and (iii) the receipt of payment by Rumble, based solely on Google’s accounting, related to the number of valid clicks on ads displayed. As a user of Decide, Rumble is subject to Decide’s standard terms and conditions under its Partner Insertion Order, a copy of which is filed as an exhibit to this Registration Statement on Form S-4 of which this proxy statement/prospectus forms a part, which incorporate the IAB/AAAA General Advertising Provisions, Version 3.0 and provide for applicable payment terms to Rumble based on ad usage. Google AdSense, Decide and other advertising partners may not continue to do business with Rumble, or they may reduce the prices they are willing to pay to advertise with Rumble, if Rumble does not deliver ads in an effective manner, or if they do not believe that their investment in advertising with Rumble will generate a competitive return relative to alternatives. If Rumble’s relationship with any third-party advertiser terminates for any reason, or if the commercial terms of its relationships are changed or do not continue to be renewed on favorable terms, Rumble would need to secure and integrate new advertising partners or develop its own advertising platform, which could negatively impact its revenues and profitability.

Rumble depends on third-party vendors, including Internet service providers and data centers, to provide core services.

Although we are building our own technical infrastructure (see “Information About Rumble — Infrastructure”), Rumble depends on third-party vendors, including Internet service providers and data centers to, among other things, provide customer support, develop software, host videos uploaded by its users, transcode videos (compressing a video file and converting it into a standard format optimized for streaming), stream videos to viewers, and process payments. These vendors provide certain critical services to Rumble’s technical infrastructure that are time-consuming and costly for Rumble to develop independently. Outages in those services would materially affect its video services and its ability to provide cloud services. Outages may expose Rumble to having to offer credits to subscribers, loss of subscribers, and reputational damage. Rumble is unlikely to be able to fully offset these losses with any credits it might receive from its vendors.

New technologies have been developed that are able to block certain online advertisements or impair Rumble’s ability to serve advertising, which could harm its operating results.

New technologies have been developed that could block or obscure the display of or targeting of Rumble’s content. For example, in June 2020, Apple announced plans to require applications using its mobile operating systems to obtain an end-user’s permission to track them or access their device’s advertising identifier for advertising and advertising measurement purposes, as well as other restrictions that could adversely affect Rumble’s ability to serve advertising, which could harm its operating results. Additionally, some providers of consumer mobile devices and web browsers have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, which could, if widely adopted, result in the use of third-party cookies and other methods of online tracking becoming significantly less effective and have a significant impact on our ability to monetize our user base.

Rumble’s future business activities in the cloud services space may revolve around a small number of key third-party service providers and a small number of customer relationships, the disruption of which could harm its operating results.

In order to build its cloud services offerings, Rumble has entered into agreements with certain third-party service providers. The success of Rumble’s future business activities in the cloud services space may depend upon such existing third-party providers, some of whom may compete with Rumble in other lines of business. If Rumble’s existing third-party service agreements terminate for any reason, or if the commercial terms of such agreements are changed or do not continue to be renewed on favorable terms, Rumble would need to enter into new third-party service agreements, which could negatively impact its revenues, ability to attract future cloud services customers, public reputation, and profitability.

In addition, Rumble’s initial cloud service offerings revolve around a small number of customer relationships, including our relationship with the Trump Media & Technology Group. If Rumble fails to deliver its product to the desired specifications of these initial customers, or if these initial customers terminate their cloud services agreements for any reason, future customers may doubt Rumble’s ability to offer cloud services, which would negatively impact the company’s revenues, public reputation, and profitability.

Rumble relies on its existing content providers, and on the recruiting of new content providers, and the loss of a material portion of its existing content providers, or its failure to recruit new providers, may materially harm its business and results of operations.

The loss of a material portion of Rumble’s existing content providers could result in material harm to Rumble’s business and results of operations. In the recent past, Rumble’s ability to recruit and maintain content providers may have been in part due to trends in American politics, where certain commentators have sought a neutral Internet platform. A change in such trends, including possible changes to existing platforms’ moderation policies that make those existing platforms more hospitable to a diverse range of viewpoints, could result in the loss of existing content providers or a failure to recruit new providers, which may materially harm Rumble’s business and results of operation. Additionally, as Rumble expands into international markets, we may fail to recruit new content providers in those markets, limiting the appeal of Rumble to international audiences.

Rumble’s recent and rapid growth may not be indicative of future performance.

The growth Rumble experienced between late 2020 and early 2022 may be partly or largely attributable to increased demand for online video due to social distancing undertaken in response to the COVID-19 pandemic. If, when the COVID-19 pandemic ends, the level of demand for online video returns to pre-pandemic levels, then the growth rates Rumble achieved between late 2020 and early 2022 may not be indicative of growth rates in future periods. In addition, if the COVID-19 pandemic continues, a prolonged economic downturn caused by the COVID-19 pandemic could ultimately reduce demand by reducing businesses’ ability to pay for Rumble’s services.

Rumble has made, and may in the future make, acquisitions, and such acquisitions could disrupt its operations, and may have an adverse effect on its operating results.

In order to expand our business, we have made acquisitions and may continue making similar acquisitions and possibly larger acquisitions as part of our growth strategy. The success of our future growth strategy will depend on our ability to identify, negotiate, complete and integrate acquisitions and, if necessary, to obtain satisfactory debt or equity financing to fund those acquisitions. Acquisitions are inherently risky, and any acquisitions we complete may not be successful. Our past acquisitions and any mergers and acquisitions that we may undertake in the future involve numerous risks, including, but not limited to, the following:

•        difficulties in integrating and managing the operations, personnel, systems, technologies, and products of the companies we acquire;

•        diversion of our management’s attention from normal daily operations of our business;

•        our inability to maintain the key business relationships and the reputations of the businesses we acquire;

•        uncertainty of entry into markets in which we have limited or no prior experience and in which competitors have stronger market positions;

•        our inability to increase revenue from an acquisition;

•        increased costs related to acquired operations and continuing support and development of acquired products;

•        our responsibility for the liabilities of the businesses we acquire;

•        potential goodwill and intangible asset impairment charges and amortization associated with acquired businesses;

•        adverse tax consequences associated with acquisitions;

•        changes in how we are required to account for our acquisitions under U.S. generally accepted accounting principles, including arrangements that we assume from an acquisition;

•        potential negative perceptions of our acquisitions by customers, financial markets or investors;

•        failure to obtain required approvals from governmental authorities under competition and antitrust laws on a timely basis, if at all, which could, among other things, delay or prevent us from completing a transaction, or otherwise restrict our ability to realize the expected financial or strategic goals of an acquisition;

•        our inability to apply and maintain our internal standards, controls, procedures and policies to acquired businesses;

•        potential loss of key employees of the companies we acquire;

•        potential security vulnerabilities in acquired products that expose us to additional security risks or delay our ability to integrate the product into our service offerings;

•        difficulties in increasing or maintaining security standards for acquired technology consistent with our other services, and related costs;

•        ineffective or inadequate controls, procedures and policies at the acquired company;

•        inadequate protection of acquired intellectual property rights; and

•        potential failure to achieve the expected benefits on a timely basis or at all.

Additionally, acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves or require us to incur additional debt under our credit agreements or otherwise. We may seek to obtain additional cash to fund an acquisition by selling equity or debt securities. We may be unable to secure the equity or debt funding necessary to finance future acquisitions on terms that are acceptable to us. If we finance acquisitions by issuing equity or convertible debt securities, our existing stockholders will experience ownership dilution. The occurrence of any of these risks could have a material adverse effect on our business, results of operations, financial condition or cash flows, particularly in the case of a larger acquisition or substantially concurrent acquisitions.

Businesses that we acquire may have greater-than-expected liabilities for which we become responsible.

Businesses that we acquire may have liabilities or adverse operating issues, or both, that we fail to discover through due diligence or the extent of which we underestimate prior to the acquisition. For example, to the extent that any business that we acquire or any prior owners, employees, or agents of any acquired businesses or properties (i) failed to comply with or otherwise violated applicable laws, rules, or regulations; (ii) failed to fulfill or disclose their obligations, contractual or otherwise, to applicable government authorities, their customers, suppliers, or others; or (iii) incurred tax or other liabilities, we, as the successor owner, may be financially responsible for these violations and failures and may suffer harm to our reputation and otherwise be adversely affected. An acquired business may have problems with internal control over financial reporting, which could be difficult for us to discover during our due diligence process and could in turn lead us to have significant deficiencies or material weaknesses in our own internal control over financial reporting. These and any other costs, liabilities and disruptions associated with any of our past acquisitions and any future acquisitions could harm our operating results.

The loss of key personnel, or failure to attract and retain other highly qualified personnel in the future, could harm Rumble’s business.

Our success depends upon our ability to attract and retain our senior officers and to attract and retain additional qualified personnel in the future. The loss of services of members of our senior management team and the uncertain transition of new members of our senior management team may strain our ability to execute our strategic initiatives, or make it more difficult to retain customers, attract or maintain our capital support, or meet other needs of our business. We may incur significant costs to attract and retain qualified personnel, and we may lose new employees to our competitors before we realize the benefit of our investment in recruiting them. If we fail to attract new personnel or if we suffer increases in costs or business operations interruptions as a result of a labor dispute, or fail to retain and motivate our current personnel, we might not be able to operate our business effectively or efficiently, serve our customers properly or maintain the quality of our content and services. We do not maintain key person life insurance policies with respect to our employees.

Our management team has limited experience managing a public company.

Some members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition.

Rumble may be exposed to risk if it cannot enhance, maintain, and adhere to its internal controls and procedures.

As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company, and we are still in the process of generating a mature system of internal controls and integration across business systems. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements, and harm our operating results.

Matters impacting our internal controls may cause us to be unable to report our financial information on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of applicable stock exchange listing rules, which may result in a breach of the covenants under existing or future financing arrangements. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm continue to report a material weakness in our internal controls over financial reporting. This could materially adversely affect us and lead to a decline in the market price of Rumble’s common stock. See also, “Risks Related to CF VI and the Business Combination — CF VI has previously identified a material weakness in its internal control over financial reporting which was not remediated as of December 31, 2021 or March 31, 2022. If CF VI (or following the Business Combination, the Combined Entity) is unable to maintain an effective system of internal control over financial reporting, CF VI (or following the Business Combination, the Combined Entity) may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence and materially and adversely affect business and operating results.”

The international nature of Rumble’s business may create complexities that limit the company’s future growth.

Because Rumble is a Canada-based multinational company, it may face certain operational and logistical complexities that it might otherwise not face if it were a United States-based company, including the regulatory environment in Canada and the need to attract qualified employees in multiple countries. As Rumble’s operations expand to additional international markets, it will face increasingly complicated legal and regulatory requirements, some of which may be mutually incompatible.

Changes in tax rates, changes in tax treatment of companies engaged in e-commerce, the adoption of new U.S. or international tax legislation, or exposure to additional tax liabilities may adversely impact Rumble’s financial results.

While we are a Canada-based multinational company, holders of CF VI Class A Common Stock will hold their interests in Rumble through the Combined Entity, an entity incorporated in Delaware and subject to tax in the United States. We are subject to taxes in other jurisdictions as well. Our provision for income taxes is based on a jurisdictional mix of earnings, statutory tax rates and enacted tax rules, including transfer pricing. There may also be tax costs associated with distributions from our subsidiaries in various jurisdictions.

Due to economic and political conditions, tax rates in various jurisdictions may be subject to significant change. As a result, our future effective tax rates could be affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in the valuation of deferred tax assets and liabilities, or changes in tax laws or their interpretation. These changes may adversely impact our effective tax rate and harm our financial position and results of operations.

We are subject to examination by the U.S. Internal Revenue Service (“IRS”) and other domestic and foreign tax authorities and government bodies. We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our income tax and other tax reserves. If our reserves are not sufficient to cover these contingencies, such inadequacy could materially adversely affect our business, prospects, financial condition, operating results, and cash flows.

In addition, due to the global nature of the Internet, it is possible that various states or foreign countries might attempt to impose additional or new regulation on our business or levy additional or new sales, income or other taxes relating to our activities. Tax authorities at the international, federal, state and local levels are currently reviewing the appropriate treatment of companies engaged in e-commerce. New or revised international, federal, state or local tax regulations or court decisions may subject us or our customers to additional sales, income and other taxes. For example, the European Union, certain member states, and other countries, as well as states within the United States, have proposed or enacted taxes on online advertising and marketplace service revenues. The application of existing, new or revised taxes on our business, in particular, sales taxes, VAT and similar taxes would likely increase the cost of doing business online and decrease the attractiveness of selling products over the Internet. Any of these events could have a material adverse effect on our business, financial condition, and operating results.

We are currently under or subject to examination for indirect taxes in various states, municipalities and foreign jurisdictions. Management currently believes we have adequate reserves established for these matters. If a material indirect tax liability associated with prior periods were to be recorded, for which there is not a reserve, it could materially affect our financial results for the period in which it is recorded.

Compliance obligations imposed by new privacy laws, laws regulating social media platforms and online speech in the U.S. and Canada, or industry practices may adversely affect Rumble’s business.

New laws could restrict Rumble’s ability to conduct marketing by, for example, restricting the emailing or targeting users or use certain technologies like artificial intelligence. Similarly, private-market participants may deploy technologies or require certain practices that limit Rumble’s ability to obtain or use certain information about its users and subscribers. For example, Google has indicated that it will ultimately phase out the use of cookies to track users of its search services in future versions of its Chrome web browser, and Apple has updated its iOS mobile operating system to require app developers to obtain opt-in consent before tracking users of its various services. If these types of changes are implemented (or as a result of their implementation), Rumble’s ability to determine how its users and subscribers are using its video services and to use targeted advertising in a cost-effective manner may be limited. New laws in Canada, the European Union, and other jurisdictions may also require us to change our content moderation practices, or privacy policies in ways that harm our business or create the risk of fines or other penalties for non-compliance.

Risks Related to CF VI and the Business Combination

The Sponsor and each of CF VI’s officers and directors have agreed to vote in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting, regardless of how CF VI’s public stockholders vote.

The Sponsor and each of CF VI’s officers and directors have agreed to, among other things, vote in favor of the Proposals, including the Business Combination Proposal, to be presented at the Special Meeting. As of the date of this proxy statement/prospectus, the Sponsor and CF VI’s directors and officers own an aggregate of 21.5% of the outstanding shares of CF VI Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor and CF VI’s directors and officers agreed to vote their Founder Shares and their other shares of CF VI Common Stock in accordance with the majority of the votes cast by CF VI’s public stockholders.

Neither the CF VI Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination.

Neither the CF VI Board nor any committee thereof is required to obtain an opinion (or any similar report) from an independent investment banking or accounting firm that the price that CF VI is paying for Rumble in the Business Combination is fair to CF VI from a financial point of view. In analyzing the Business Combination, the CF VI Board reviewed a summary of the results of the due diligence and analyses conducted by its management, employees of Cantor and CF VI’s advisors on Rumble. The CF VI Board also consulted with CF VI’s management and legal counsel, financial advisors and other advisors and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination Proposal — CF VI Board’s Reasons for the Approval of the Business Combination,” and concluded that the business combination was in the best interest of CF VI Stockholders. The CF VI Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its stockholders and that Rumble’s fair market value was at least 80% of the value of the Trust Account (excluding any taxes payable on interest earned).

Accordingly, investors will be relying solely on the judgment of the CF VI Board in valuing Rumble, and the CF VI Board may not have properly valued such businesses. As a result, the terms may not be fair from a financial point of view to the public stockholders of CF VI. The lack of a fairness opinion (and any similar report or appraisal) may also lead an increased number of CF VI Stockholders to vote against the Business Combination or demand redemption of their shares of CF VI Common Stock, which could potentially impact CF VI’s ability to consummate the Business Combination.

The public stockholders of CF VI will experience dilution as a consequence of, among other transactions, the issuance of Class A Common Stock as consideration in the Business Combination (including upon conversion of the ExchangeCo Exchangeable Shares), in connection with the PIPE Investment and the Forward Purchase Investment, as well as future issuances pursuant to the Stock Incentive Plan. Having a minority share position may reduce the influence that CF VI’s current stockholders have on the management of the Combined Entity, and in the event the Forfeiture Escrow Shares and Sponsor Earnout Shares vest, the public stockholders of CF VI may own a smaller percentage in the Combined Entity than they might otherwise anticipate.

The issuance of a significant number of shares of Class A Common Stock in the Business Combination (including upon conversion of the ExchangeCo Exchangeable Shares) and in connection with the PIPE Investment and the Forward Purchase Investment will dilute the equity interests of existing CF VI Stockholders in the Combined Entity and may adversely affect prevailing market prices for the CF VI Public Shares and/or CF VI Public Warrants.

It is anticipated that, upon Closing, assuming no redemptions and “maximum redemptions”, respectively, (i) existing CF VI Stockholders (other than the Sponsor Related Parties and Other Holders of Founder Shares) will hold approximately 11.4% or 1.1%, respectively, of the outstanding shares of Class A Common Stock, (ii) existing Rumble Shareholders, including holders of Rumble Options and Rumble Warrants, will hold approximately 82.2% or 92.5%, respectively, of the outstanding shares of Class A Common Stock, (iii) the PIPE Investors (other than the Sponsor Related Parties) will hold approximately 2.4% or 2.6%, respectively, of the outstanding shares of Class A Common Stock, and (iv) the Sponsor Related Parties and Other Holders of Founder Shares will hold approximately 4.0% or 3.8%, respectively, of the outstanding shares of Class A Common Stock. These ownership percentages assume a $10.00 share price and other assumptions set forth in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of CF VI Public Shares, holders of Rumble Shares, the Sponsor Related Parties and Other Holders of Founder Shares, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?” In the event the share price of Class A Common Stock increases following the Closing and the Forfeiture Escrow Shares and the Sponsor Earnout Shares vest in accordance with their terms, the public stockholders of CF VI may own a smaller percentage in the Combined Entity than they might otherwise anticipate. For more, see “Questions and Answers About the Proposals — What equity stake will holders of CF VI Public Shares, holders of Rumble Shares, the Sponsor Related Parties and Other Holders of Founder Shares, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?”

Future issuances of shares of Class A Common Stock, including pursuant to the Stock Incentive Plan, may significantly dilute the equity interests of existing holders of CF VI’s securities and may adversely affect prevailing market prices for the Combined Entity’s securities.

Since the Sponsor and CF VI’s officers and directors have interests that are different, or in addition to (and which may conflict with), the interests of CF VI Stockholders, a conflict of interest may have existed in determining whether the Business Combination is appropriate as CF VI’s initial business combination. Such interests include that the Sponsor will lose its entire investment in CF VI if a business combination is not completed. Accordingly, CF VI’s officers and directors may be incentivized to complete an initial business combination, even on terms less favorable to CF VI Stockholders than liquidating CF VI.

When you consider the recommendation of the CF VI Board in favor of approval of the Proposals, including the Business Combination Proposal, you should keep in mind that the Sponsor and CF VI’s officers and directors have interests that are different from, or in addition to, those of CF VI Stockholders and CF VI’s warrant holders.

The CF VI Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to CF VI Stockholders that they vote in favor of the Proposals presented at the Special Meeting, including the Business Combination Proposal. CF VI Stockholders should take these interests into account in deciding whether to approve the Proposals, including the Business Combination Proposal. These interests include, among other things:

•        the CF VI Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the CF VI Charter. In the course of their other business activities, CF VI’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to CF VI as well as the other entities with which they are affiliated. CF VI’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF VI is presented with it. CF VI does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        unless CF VI consummates an initial business combination, the Sponsor (and CF VI’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF VI, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (which such unreimbursed expenses amounted to $189,662 as of June 30, 2022, all of which were repaid to the Sponsor on July 1, 2022);

•        the fact that the Sponsor has made outstanding loans to CF VI in the aggregate amount of $2,173,353 as of June 30, 2022 (which consists of $1,750,000 outstanding under the Sponsor Loan and $423,353 outstanding under the Working Capital Loans), which amount CF VI will be unable to repay to the Sponsor to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        the 700,000 CF VI Placement Units (comprised of 700,000 CF VI Placement Shares and 175,000 CF VI Placement Warrants) purchased by the Sponsor for $7.0 million will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the 700,000 CF VI Placement Units, and the underlying 700,000 CF VI Placement Shares and 175,000 CF VI Placement Warrants, will not be sold or transferred by it until 30 days after CF VI has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid $25,000, or approximately $0.001 per share, for the Founder Shares (of which it currently holds 7,480,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $74.9 million, based on the closing price of CF VI Class A Common Stock on July 8, 2022, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VI’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor has agreed not to redeem any of the Founder Shares or CF VI Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if CF VI does not complete an initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), the proceeds from the sale of the CF VI Placement Units of $7.0 million will be included in the liquidating distribution to CF VI’s public stockholders and the CF VI Placement Warrants will expire worthless;

•        the fact that upon completion of the Business Combination, a business combination marketing fee of $10.5 million, $15.0 million of M&A advisory fees (which may be reduced if the CF VI Transaction Expenses exceed the CF VI Transaction Expenses Cap, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”), and approximately $1.7 million of placement agent fees will be payable to CF&Co., an affiliate of CF VI and the Sponsor;

•        if the Trust Account is liquidated, including in the event CF VI is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF VI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF VI Public Share by the claims of prospective target businesses with which CF VI has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to CF VI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor has agreed to invest $7.59 million in the PIPE Investment and a number of officers and employees of Cantor and its affiliates (and family members of such persons) have agreed to invest approximately $15.68 million in the PIPE Investment (which investments are on the same terms as the other PIPE Investors);

•        the fact that in connection with the IPO, the Sponsor agreed, upon the closing of CF VI’s initial business combination, to invest $15.0 million in exchange for the Forward Purchase Securities (comprised of 1,875,000 shares of Class A Common Stock and 375,000 Warrants), which (assuming a $10.00 share price and a warrant price of $0.99, which was the closing price of a CF VI Warrant on the day prior to announcement of the Business Combination) would represent a discount of approximately 21.5% to the price being paid by the PIPE Investors for the PIPE Shares being issued;

•        the fact that two of CF VI’s independent directors own an aggregate of 20,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $200,200, based on the closing price of CF VI Class A Common Stock on July 8, 2022, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that CF VI’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

The existence of financial and personal interests of one or more of CF VI’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of CF VI and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the Proposals. See the section titled “The Business Combination Proposal — Interests of the Sponsor and CF VI’s Officers and Directors in the Business Combination” for a further discussion of these considerations.

The financial and personal interests of the Sponsor and CF VI’s officers and directors may have influenced their motivation in identifying and selecting Rumble as a business combination target, completing an initial business combination with Rumble and influencing the operation of the business following the initial business combination. In considering the recommendations of the CF VI Board to vote for the Proposals, its stockholders should consider these interests. The existence of the differing, additional and/or conflicting interests described above may have influenced of the decision of CF VI’s officers and directors to enter into the Business Combination Agreement and CF VI’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize CF VI’s officers and directors to complete an initial business combination, even if on terms less favorable to CF VI Stockholders compared to liquidating CF VI, because, among other things, if CF VI is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF VI Placement Units and the CF VI independent directors’ Founder Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $82.3 million based on the closing price of CF VI Class A Common Stock and CF VI Units on July 8, 2022), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF VI would not be repaid to the extent such amounts exceed cash held by CF VI outside of the Trust Account (which such expenses and loans, as of May 31, 2022, amounted to $2,124,331), and CF&Co. would not receive the business combination marketing fee of $10.5 million, the M&A advisory fee of $15.0 million (which may be reduced if the CF VI Transaction Expenses exceed the CF VI Transaction Expenses Cap, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”) and the placement agent fees amounting to approximately $1.7 million (equal to up to approximately $27.2 million, in the aggregate).

The exercise of the CF VI Board’s discretion in agreeing to changes or waivers in the terms of the Business Combination Agreement and related agreements, including closing conditions, may result in a conflict of interest when determining whether such changes to the terms or waivers of conditions are appropriate and in CF VI Stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require CF VI to agree to amend the Business Combination Agreement, to consent to certain actions taken by Rumble, or to waive rights that CF VI is entitled to under the Business Combination Agreement, including those related to closing conditions. Such events could arise because of changes in the course of Rumble’s business or a request by Rumble to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on Rumble’s business and would entitle CF VI to terminate the Business Combination Agreement. In any of such circumstances, it would be at CF VI’s discretion, acting through the CF VI Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) between what he or they may believe is best for CF VI and its stockholders and what he or they may believe is best for himself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, CF VI does not believe there will be any changes or waivers that the CF VI Board would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, CF VI will circulate a new or amended proxy statement/prospectus and resolicit CF VI Stockholders if changes to the terms of the transaction that would have a material impact on its stockholders are required prior to the vote on the Business Combination Proposal.

There are risks to CF VI Stockholders who are not affiliates of the Sponsor of becoming shareholders of the Combined Entity through the Business Combination rather than acquiring securities of Rumble directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Because there is no independent third-party underwriter involved in the Business Combination, investors will not receive the benefit of any outside independent review of CF VI’s and Rumble’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, CF VI Stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. Although CF VI performed a due diligence review and investigation of Rumble in connection with the Business Combination, CF VI has different incentives and objectives in the Business Combination than an underwriter would in a traditional initial public offering. The lack of an independent due diligence review and investigation may increase the risk of an investment in the Combined Entity because it may not have uncovered facts that would be important to a potential investor.

In addition, because Rumble will not become a public reporting company by means of a traditional underwritten initial public offering, securities or industry analysts may not provide, or may be less likely to provide, coverage of the Combined Entity. Investment banks may also be less likely to agree to underwrite securities offerings on behalf of the Combined Entity than they might if the Combined Entity became a public reporting company by means of a traditional underwritten initial public offering, because they may be less familiar with the Combined Entity as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Class A Common Stock could have an adverse effect on the Combined Entity’s ability to develop a liquid market for its Class A Common Stock.

CF&Co. will receive fees for the services it has provided to CF VI upon closing of the Business Combination, which will not be adjusted to account for any redemptions by CF VI Stockholders.

CF&Co., an affiliate of CF VI, is entitled to a business combination marketing fee of $10,500,000 upon the consummation of CF VI’s initial business combination, which is being held in the Trust Account until the consummation of CF VI’s initial business combination. Such amount will not be adjusted to account for redemptions of CF VI Public Shares. Accordingly, the business combination marketing fee payable upon consummation of the initial business combination as a percentage of the aggregate proceeds from the IPO will increase as the number of CF VI Public Shares redeemed increases. If no CF VI Stockholders exercise redemption rights with respect to their CF VI Public Shares, the amount of the business combination marketing fee due to CF&Co. upon the consummation of CF VI’s initial business combination will represent 3.5% of the aggregate gross proceeds from the IPO. If CF VI Stockholders exercise redemption rights with respect to approximately 27.5 million CF VI Public Shares or approximately 13.75 million CF VI Public Shares, representing the “maximum redemptions” and “intermediate redemptions” scenarios described in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of CF VI Public Shares, holders of Rumble Shares, the Sponsor Related Parties and Other Holders of Founder Shares, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?”, the amount of the business combination marketing fee due to CF&Co. upon the consummation of CF VI’s initial business combination will represent approximately 42% or approximately 6.4%, respectively, of the aggregate gross proceeds from the IPO, taking into account such redemptions at an assumed redemption amount of $10.00 per share.

In addition, CF&Co. will be paid a $15.0 million M&A advisory fee (which may be reduced if the CF VI Transaction Expenses exceed the CF VI Transaction Expenses Cap, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”) and approximately $1.7 million of placement agent fees incurred in connection with, and due upon consummation of, the Business Combination. Such amounts will not be adjusted to account for redemptions of CF VI Public Shares. Assuming a pre-combination enterprise value of Rumble of $2.1 billion (excluding the $1.05 billion earn-out), and taking into account the “intermediate redemptions” and “maximum redemptions” scenarios described in this proxy statement/prospectus at an assumed redemption amount of $10.00 per share, the aggregate of all fees payable to CF&Co. upon Closing (comprised of the $10.5 million business combination marketing fee, the $15.0 million M&A advisory fee (which may be reduced, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”) and approximately $1.7 million of placement agent fees) would represent approximately 1.2% and 1.2%, respectively, of the approximate post-combination enterprise value of the Combined Entity (before taking into account transaction expenses incurred in connection with the Business Combination and assuming no reduction of the M&A advisory fee).

The Business Combination Agreement contains a minimum cash requirement for CF VI. This requirement may make it more difficult for CF VI to complete the Business Combination as contemplated.

The Business Combination Agreement provides that Rumble’s obligation to consummate the Business Combination is conditioned on, among other things, a minimum cash requirement, which requires that, at or as of immediately prior to the Closing, the aggregate amount of CF VI Available Cash, after deducting the aggregate amount of all payments required to be made by CF VI in connection with the CF VI Share Redemption, plus the amount of cash available to the Combined Entity from the PIPE Investment and the Forward Purchase Investment is equal to at least $125.0 million.

In addition, pursuant to the CF VI Charter, in no event will CF VI redeem CF VI Public Shares in an amount that would cause its net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001 both immediately prior to and after the consummation of a business combination. If such conditions are not met, and such conditions are not or cannot be waived by the parties to the Business Combination Agreement, then the Business Combination Agreement could terminate, and the proposed Business Combination may not be consummated.

If such conditions are waived and the Business Combination is consummated, then the cash held by the Combined Entity and its subsidiaries in the aggregate after the Closing may not be sufficient to allow them to operate and pay their expenses and liabilities as they become due. The additional exercise of redemption rights with respect to a large number of CF VI’s public stockholders may make the Combined Entity unable to take such actions as may be desirable in order to optimize its capital structure after the Closing and the Combined Entity may not be able to raise additional financing from unaffiliated parties necessary to fund its expenses and liabilities after the Closing.

CF VI and/or Rumble may seek to arrange for additional third-party financing which may be in the form of debt (including bank debt or convertible notes) or equity (including the sale of shares pursuant to additional PIPE subscriptions), the proceeds of which would be used to repay amounts outstanding under existing Rumble indebtedness at Closing or for other purposes (including, in the case of CF VI, to satisfy the CF VI Available Cash required to consummate the Business Combination). Such additional third-party financing may not be available to CF VI and/or Rumble. Even if such third-party financing is available, the ability of CF VI or Rumble to obtain such financing is subject to restrictions set forth in the Business Combination Agreement, including the consent of the other party. Furthermore, raising such additional financing may result in the incurrence of indebtedness at higher than desirable levels.

While CF VI and Rumble work to complete the Business Combination, Rumble’s management’s focus and resources may be diverted from operational matters and other strategic opportunities.

Successful completion of the Business Combination may place a significant burden on management and other internal resources of Rumble. The diversion of management’s attention and any difficulties encountered in the transition process could harm Rumble’s business, financial condition, results of operations and prospects and those of the Combined Entity following the Business Combination. In addition, uncertainty about the effect of the Business Combination on Rumble’s employees, consultants, customers, suppliers, partners, and other third-parties, including regulators, may have an adverse effect on the Combined Entity following the Business Combination. These uncertainties may impair the Combined Entity’s ability to attract, retain and motivate key personnel for a period of time after the completion of the Business Combination.

Subsequent to consummation of the Business Combination, the Combined Entity may be exposed to unknown or contingent liabilities and may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.

CF VI cannot assure you that the due diligence conducted in relation to Rumble has identified all material issues or risks associated with Rumble, its business or the industry in which it competes. Furthermore, CF VI cannot assure you that factors outside of Rumble’s and CF VI’s control will not later arise. As a result of these factors, the Combined Entity may be exposed to liabilities and incur additional costs and expenses and it may be forced to later write down or write off assets, restructure its operations, or incur impairment or other charges that could result in the Combined Entity reporting losses. Even if CF VI’s due diligence has identified certain risks, unexpected risks may arise, and previously known risks may materialize in a manner not consistent with CF VI’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on the Combined Entity’s financial condition and results of operations and could contribute to negative market perceptions about the Combined Entity or its securities, including the Class A Common Stock. Additionally, CF VI does not have indemnification rights against the Rumble Shareholders under the Business Combination Agreement and all of the purchase price consideration will be delivered to the Rumble Shareholders at the Closing, subject to escrow and potential forfeiture in accordance with the section titled “The Business Combination Proposal — The Business Combination Agreement — Forfeiture or Earnout of Forfeiture Escrow Shares and Tandem Option Earnout Shares” below. Accordingly, any stockholders or warrant holders of CF VI who choose not to redeem or otherwise dispose of their shares of CF VI Common Stock or CF VI Warrants could suffer a reduction in the value of their shares of Class A Common Stock or Warrants. Such shareholders or warrant holders are unlikely to have a remedy for such reduction in value.

The historical financial results of Rumble and unaudited pro forma financial information included elsewhere in this proxy statement/prospectus may not be indicative of what Rumble’s actual financial position or results of operations would have been if it were a public company.

The historical financial results of Rumble included in this proxy statement/prospectus do not reflect the financial condition, results of operations or cash flows it would have achieved as a public company during the periods presented or those that the Combined Entity will achieve in the future. The Combined Entity’s financial condition and future results of operations could be materially different from amounts reflected in Rumble’s historical financial statements included elsewhere in this proxy statement/prospectus, so it may be difficult for investors to compare the Combined Entity’s future results to historical results or to evaluate its relative performance or trends in its business.

As a privately held company, Rumble has not been required to comply with many corporate governance and financial reporting practices and policies required of a publicly traded company. As a result of the Business Combination, the Combined Entity will be a public company with significant operations, and as such (and particularly after it is no longer an “emerging growth company” or “smaller reporting company”), will face increased legal, accounting, administrative and other costs and expenses as a public company that it did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations implemented by the SEC, the Public Company Accounting Oversight Board and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements require the Combined Entity to carry out activities that Rumble has not done previously. In addition, expenses associated with SEC reporting requirements will be incurred. If any issues in complying with those requirements are identified (for example, if the auditors identify a significant deficiency or material weakness in the internal control over financial reporting), the Combined Entity could incur additional costs to rectify those issues, and the existence of those issues could adversely affect its reputation or investor perceptions. In addition, the Combined Entity will purchase director and officer liability insurance, which has substantial additional premiums. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs. The additional reporting and other obligations associated with being a public company will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. See also “Risks Related to CF VI and the Business Combination — CF VI is an “emerging growth company” within the meaning of the Securities Act and it has taken advantage of certain exemptions from disclosure requirements available to EGCs; this could make the Combined Entity’s securities less attractive to investors and may make it more difficult to compare the Combined Entity’s performance with other public companies.”

Similarly, the unaudited pro forma financial information in this proxy statement/prospectus is presented for illustrative purposes only and has been prepared based on a number of assumptions including, but not limited to, Rumble being treated as the “acquiror” for financial reporting purposes in the Business Combination, the total debt obligations and the cash and cash equivalents of Rumble on the date the Business Combination closes and the number of CF VI Public Shares that are redeemed in connection with the Business Combination.

Accordingly, such pro forma financial information may not be indicative of the Combined Entity’s future operating or financial performance and the Combined Entity’s actual financial condition and results of operations may vary materially from the pro forma results of operations and balance sheet contained elsewhere in this proxy statement/prospectus, including as a result of such assumptions not being accurate. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The Sponsor or CF VI’s or Rumble’s respective directors, officers, advisors or respective affiliates may elect to purchase shares of CF VI Class A Common Stock from CF VI’s public stockholders prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of the CF VI Class A Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws, the Sponsor or CF VI’s or Rumble’s respective directors, officers, advisors or respective affiliates may (1) purchase CF VI Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, CF VI Public Shares, (2) execute agreements to purchase such shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire CF VI Public Shares, vote their CF VI Public Shares in favor of the Proposals or not redeem their CF VI Public Shares. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of the shares of CF VI Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or CF VI’s or Rumble’s respective directors, officers, advisors or respective affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of the Proposals being approved and (2) limit the number of CF VI Public Shares electing to redeem.

Entering into any such arrangements may have a depressive effect on the price of CF VI Common Stock prior to consummation of the Business Combination, or the Class A Common Stock following consummation of the Business Combination (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Business Combination). If such transactions are effected, the consequence could be to cause the

Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the Proposals and would likely increase the chances that the Proposals would be approved. In addition, if such purchases are made, the public “float” of the CF VI Public Shares and the number of beneficial holders of CF VI’s securities prior to the Business Combination (and consequently, the number of beneficial holders of Class A Common Stock following consummation of the Business Combination), may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the Combined Entity’s securities on a national securities exchange.

CF VI cannot be certain as to the number of CF VI Public Shares that will be redeemed and the potential impact to CF VI Stockholders who do not elect to redeem their CF VI Public Shares.

There is no guarantee that a CF VI Stockholder’s decision whether to redeem its shares of CF VI Class A Common Stock for a pro rata portion of the Trust Account will put the CF VI Stockholder in a better future economic position. CF VI can give no assurance as to the price at which a CF VI Stockholder may be able to sell its Class A Common Stock in the future following the Closing or its shares of CF VI Class A Common Stock following any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, and including redemptions of CF VI Public Shares may cause an increase or decrease in the share price of the Combined Entity and may result in a lower value realized now than a CF VI Stockholder might realize in the future had the CF VI Stockholder not redeemed its CF VI Public Shares. Similarly, if a CF VI Stockholder does not redeem its CF VI Public Shares, the CF VI Stockholder will bear the risk of ownership of the CF VI Public Shares or the Class A Common Stock, as applicable, after the consummation of any initial business combination, and there can be no assurance that a CF VI Stockholder can sell its shares in the future for a greater amount than the redemption price for CF VI Public Shares. A CF VI Stockholder should consult its own tax and/or financial advisor for assistance on how this may affect its individual situation.

On July 8, 2022, the closing price per share of CF VI Class A Common Stock was $10.01. CF VI Stockholders should be aware that while CF VI is unable to predict the price per share of Class A Common Stock following the consummation of the Business Combination (and accordingly it is unable to calculate the potential impact of redemptions on the per-share market price of CF VI Public Shares owned by non-redeeming CF VI Stockholders), increased levels of redemptions by CF VI Stockholders may be a result of the price per share of CF VI Class A Common Stock falling below the redemption price. We expect that more CF VI Stockholders may elect to redeem their CF VI Public Shares if the share price of the CF VI Class A Common Stock is below the projected redemption price of $10.00 per share, and we expect that more CF VI Stockholders may elect not to redeem their CF VI Public Shares if the share price of the CF VI Class A Common Stock is above the projected redemption price of $10.00 per share. Each CF VI Public Share that is redeemed will represent both (i) a reduction, equal to the amount of the redemption price, of the cash that will be available to the Combined Entity from the Trust Account and (ii) an increase in each CF VI Stockholder’s pro rata ownership interest in the Combined Entity following the consummation of the Business Combination. In addition, in the event that more than approximately 27.5 million CF VI Public Shares are redeemed, the Minimum Cash Amount as set forth in the Business Combination Agreement may not be satisfied, and the Business Combination may not be consummated (although such condition may be waived by Rumble).

If third-parties bring claims against CF VI, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by holders of CF VI Class A Common Stock may be less than $10.00 per share.

CF VI’s placing of funds in the Trust Account may not protect those funds from third-party claims against CF VI. Although CF VI seeks to have all vendors, service providers (other than its independent registered public accounting firm or underwriters in the IPO), prospective target businesses or other entities with which CF VI does business execute agreements with CF VI waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against CF VI’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, CF VI’s management will perform an analysis of the alternatives available to it and will enter into an agreement with a third-party that has not executed a waiver only if management believes that such third-party’s engagement would be significantly more beneficial to CF VI than any alternative.

Examples of possible instances where CF VI may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where CF VI is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with CF VI and will not seek recourse against the Trust Account for any reason. Upon redemption of the CF VI Public Shares, if CF VI is unable to complete an initial business combination within the prescribed time frame, or upon the exercise of a redemption right in connection with its initial business combination, CF VI will be required to provide for payment of claims of creditors that were not waived that may be brought against CF VI within the 10 years following redemption. Accordingly, the per share redemption amount received by CF VI’s public stockholders could be less than the $10.00 per share currently held in the Trust Account, due to claims of such creditors.

The Sponsor has agreed that it will be liable to CF VI if and to the extent any claims by a third-party (other than CF VI’s independent registered public accounting firm and underwriters in the IPO) for services rendered or products sold to CF VI, or a prospective target business with which CF VI has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per CF VI Public Share or (2) such lesser amount per CF VI Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third-party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under CF VI’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. CF VI has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and CF VI has not asked the Sponsor to reserve for such indemnification obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for CF VI’s initial business combination and redemptions could be reduced to less than $10.00 per CF VI Public Share. In such event, CF VI may not be able to complete its initial business combination, and CF VI’s public stockholders would receive such lesser amount per share in connection with any redemption of its CF VI Public Shares. No member of CF VI’s management team will indemnify CF VI for claims by third-parties including, without limitation, claims by vendors and prospective target businesses.

If, after CF VI distributes the proceeds in the Trust Account to its public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF VI that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the CF VI Board may be viewed as having breached its fiduciary duties to CF VI’s creditors, thereby exposing the members of the CF VI Board and CF VI to claims of punitive damages.

If, after CF VI distributes the proceeds in the Trust Account to its public stockholders, CF VI files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF VI that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by CF VI Stockholders. In addition, the CF VI Board may be viewed as having breached its fiduciary duty to CF VI’s creditors and/or having acted in bad faith by paying CF VI’s public stockholders from the Trust Account prior to addressing the claims of creditors, thereby exposing itself and CF VI to claims of punitive damages.

If, before distributing the proceeds in the Trust Account to CF VI’s public stockholders, CF VI files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF VI that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of CF VI Stockholders and the per-share amount that would otherwise be received by CF VI Stockholders in connection with CF VI’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to CF VI’s public stockholders, CF VI files a bankruptcy petition or an involuntary bankruptcy petition is filed against CF VI that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in CF VI’s bankruptcy estate and subject to the claims of third-parties with priority over the claims of CF VI Stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by CF VI’s public stockholders in connection with its liquidation would be reduced.

The CF VI Board may decide not to enforce the indemnification obligations of the Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the public stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations.

While CF VI currently expects that its independent directors would take legal action on CF VI’s behalf against the Sponsor to enforce its indemnification obligations to CF VI, it is possible that CF VI’s independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If CF VI’s independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the public stockholders may be reduced below $10.00 per share.

CF VI Stockholders may be held liable for claims by third-parties against CF VI to the extent of distributions received by them upon redemption of their CF VI Public Shares.

Under the DGCL, stockholders may be held liable for claims by third-parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to CF VI’s public stockholders upon the redemption of the CF VI Public Shares in the event CF VI does not complete an initial business combination within the required time period may be considered a liquidating distribution under the DGCL. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is CF VI’s intention to redeem the CF VI Public Shares as soon as reasonably possible following the required time period in the event CF VI does not complete an initial business combination and, therefore, it does not intend to comply with the foregoing procedures.

Because CF VI does not intend to comply with Section 280 of the DGCL, Section 281(b) of the DGCL requires it to adopt a plan, based on facts known to it at such time that will provide for its payment of all existing and pending claims or claims that may be potentially brought against it within the 10 years following its dissolution. However, because CF VI is a blank check company, rather than an operating company, and CF VI’s operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from CF VI’s vendors (such as lawyers, investment bankers, consultants, etc.) or prospective target businesses. If CF VI’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. There can be no assurances that CF VI will properly assess all claims that may be potentially brought against it. As such, CF VI Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of CF VI Stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of the Trust Account distributed to CF VI’s public stockholders upon the redemption of the CF VI Public Shares in the event CF VI does not complete an initial business combination within the required time period is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

Payments in connection with the exercise of dissent rights by Rumble Shareholders may impair the Combined Entity’s financial resources.

Registered holders of Rumble Shares have the right to exercise certain dissent rights and receive payment of the fair value of their Rumble Shares in cash in connection with the Arrangement in accordance with the OBCA, as modified by the Interim Order and Plan of Arrangement. If there are a significant number of dissenting Rumble Shareholders, a substantial cash payment may be required to be made to such dissenting shareholders that could have an adverse effect on the Combined Entity’s financial condition and cash resources if the Arrangement is completed. See “Special Meeting of CF VI Stockholders — Appraisal and Dissenting Rights.”

CF VI has previously identified a material weakness in its internal control over financial reporting which was not remediated as of December 31, 2021 or March 31, 2022. If CF VI (or following the Business Combination, the Combined Entity) is unable to maintain an effective system of internal control over financial reporting, CF VI (or following the Business Combination, the Combined Entity) may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence and materially and adversely affect business and operating results.

As described in Note 1 to the December 31, 2021 audited financial statements of CF VI included elsewhere in this proxy statement/prospectus, CF VI reevaluated (i) the accounting treatment of the CF VI Public Warrants, the CF VI Placement Warrants and the Forward Purchase Securities and determined that such warrants and Forward Purchase Securities do not meet the conditions of equity classification and accordingly, should be recorded as liabilities on CF VI’s balance sheet, and (ii) its accounting of the CF VI Public Shares, in connection with which it determined that the redeemable CF VI Public Shares should be reclassified from permanent equity to temporary equity. In connection with such assessments, CF VI determined it was appropriate to restate its previously reported balance sheet as of February 23, 2021 and previously filed Forms 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021 (collectively, the “Restatements”). In connection with the foregoing developments and as a result of the Restatements, CF VI identified a material weakness in its internal control over financial reporting related to the accounting for complex financial instruments as of December 31, 2021. The material weakness was not remediated as of March 31, 2022, as further described in CF VI’s unaudited condensed consolidated financial statements as of March 31, 2022 and for the quarter ended March 31, 2022 included elsewhere in this proxy statement/prospectus.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary to provide reliable financial reports and prevent fraud.

In light of the material weakness described above, CF VI has continued to enhance its system of evaluating and implementing the accounting standards that apply to its financial statements, including through enhanced analyses by its personnel and third-party professionals with whom CF VI consults regarding complex accounting applications. The elements of CF VI’s remediation plan can only be accomplished over time, and CF VI can offer no assurance that these initiatives will ultimately have the intended effects. CF VI was targeting completion of its remediation efforts for the quarter ended June 30, 2022. The status of such efforts will be disclosed in CF VI’s Form 10-Q for the quarter ended June 30, 2022, when filed.

If CF VI or its management (or following the Business Combination, the Combined Entity) identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, it may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. There can be no assurances that the measures CF VI has taken to date, or any measures it (or following the Business Combination, the Combined Entity) may take in the future, will be sufficient to avoid potential future material weaknesses.

CF VI’s financial statements express substantial doubt about CF VI’s ability to continue as a going concern.

For the year ended December 31, 2021 and the quarter ended March 31, 2022, conditions existed that raised substantial doubt about CF VI’s ability to continue as a going concern. If CF VI is unable to raise additional funds to alleviate liquidity needs and complete a business combination by February 23, 2023, CF VI will cease all operations except for the purpose of liquidating, in connection with which the CF VI Public Shares will be redeemed.

CF VI is an “emerging growth company” within the meaning of the Securities Act and it has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Combined Entity’s securities less attractive to investors and may make it more difficult to compare the Combined Entity’s performance with other public companies.

CF VI is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act. As a result, CF VI Stockholders may not have access to certain information they may deem important. There can be no assurances whether investors will find CF VI’s or the Combined Entity’s securities less attractive because CF VI and, following the Closing, the Combined Entity rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Combined Entity’s securities may be lower than they otherwise would be, there may be a less active trading market for the Combined Entity’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. CF VI has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, CF VI, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of its financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Pursuant to the JOBS Act, CF VI’s (and following the Closing, the Combined Entity’s) independent registered public accounting firm will not be required to attest to the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 for so long as it is an “emerging growth company”.

Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of internal controls over financial reporting, and generally requires in the same report a report by a public company’s independent registered public accounting firm on the effectiveness of its internal controls over financial reporting. Following the Business Combination, the Combined Entity will continue to be required to provide management’s attestation on internal controls effective with respect to the year ended December 31, 2022, in accordance with applicable SEC guidance.

However, under the JOBS Act, CF VI’s (and following the Closing, the Combined Entity’s) independent registered public accounting firm will not be required to attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 until it is no longer an “emerging growth company.” The Combined Entity could be an “emerging growth company” until the earlier of (1) the last day of the fiscal year (a) following February 23, 2026, the fifth anniversary of CF VI’s IPO, (b) in which the Combined Entity has total annual gross revenue of at least $1.07 billion, (c) the Combined Entity’s non-convertible debt issued within a three year period exceeds $1 billion, or (d) if the market value of the Combined Entity’s shares that are held by non-affiliates exceeds $700 million on the last day of its second fiscal quarter.

Legal proceedings in connection with the Business Combination or otherwise, the outcomes of which are uncertain, could delay or prevent the completion of the Business Combination or otherwise adversely impact CF VI, the Combined Entity, or their respective stockholders.

In connection with business combination transactions similar to the proposed Business Combination, it is not uncommon for lawsuits to be filed against the parties and/or their respective directors and officers alleging, among other things, that the proxy statement/prospectus provided to shareholders contains false and misleading statements and/or omits material information concerning the transaction. Legal proceedings instituted against Rumble, CF VI, or their respective officers or directors could delay or prevent the Business Combination from becoming effective within the expected timeframe. In addition, on January 27, 2022, Rumble received notification of a lawsuit filed by Kosmayer Investment Inc.

(“KII”) against Rumble and Mr. Pavlovski in the Ontario Superior Court of Justice, alleging fraudulent misrepresentation in connection with KII’s decision to redeem its shares of Rumble in August 2020. On June 3, 2022, Rumble served its statement of defence on KII. KII filed a reply pleading on June 15, 2022. KII is seeking rescission of such redemption such that, following such rescission, KII would own 20% of the issued and outstanding Rumble Shares or, in the alternative, damages for the lost value of the redeemed shares, which KII has alleged to be worth $419.0 million (based on the value ascribed to the Rumble Shares in the Business Combination), together with other damages including punitive damages and costs. Although Rumble believes that the allegations are meritless and intends to vigorously defend against them, the result or impact of such claim, or any other claim that may be brought or threatened in connection with the Business Combination, is uncertain, and could result in, among other things, damages, and/or awards of attorneys’ fees or expenses.

The proposed Business Combination may be subject to regulatory review and approval requirements, including by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).

The Business Combination may be subject to regulatory review and approval requirements. For example, CFIUS has authority to review direct or indirect foreign investments in U.S. companies. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest and the nature of any information, access or governance rights involved. Prior to the closing of the Business Combination, Rumble, which is a corporation formed under the laws of the Province of Ontario, Canada, is controlled by Chris Pavlovski, a Canadian national. Upon the completion of the Business Combination, the only foreign persons who may have “control” over Rumble, as that term is defined in the CFIUS regulations at 31 C.F.R. § 800.208, will be Mr. Pavlovski and its public company parent (i.e., the Combined Entity), a Delaware corporation, which will be controlled by Mr. Pavlovski by virtue of his ownership of the high-vote Class D Common Stock. Although no CFIUS-related delays are anticipated, and it is not mandatory to submit a CFIUS filing with respect to the Business Combination, CFIUS may decide to review the transaction, to block or delay the Business Combination, or to impose conditions with respect to it. If the Business Combination is unable to be consummated within the applicable time period required, including as a result of extended regulatory review, CF VI will redeem the CF VI Public Shares for a pro rata portion of the funds held in the Trust Account and as promptly as reasonably possible following such redemption, subject to the approval of CF VI’s remaining shareholders and the CF VI Board, liquidate and dissolve, subject in each case to CF VI’s obligations under applicable law. In such event, the CF VI Stockholders will miss the opportunity to benefit from the Business Combination and the appreciation in value of such investment, and the Warrants will be worthless.

The provision of the Combined Entity Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board may delay, defer or prevent a tender offer or takeover attempt that public stockholders might consider in their best interest.

The provision of the Combined Entity Charter that authorizes the Combined Entity Board to issue preferred stock from time to time based on terms approved by the Combined Entity Board may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest.

The Combined Entity Charter contains forum limitations for certain disputes between us and our stockholders that could limit the ability of stockholders to bring claims against us or our directors, officers and employees in jurisdictions preferred by stockholders.

The Combined Entity Charter provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for (i) any derivative lawsuit brought on our behalf, (ii) any lawsuit against our current or former directors, officers, employees or stockholders asserting a breach of a fiduciary duty owed by any such person to us or our stockholders, (iii) any lawsuit asserting a claim arising under any provision of the DGCL, our charter or bylaws (each, as in effect from time to time), or (iv) any lawsuit governed by the internal affairs doctrine of the State of Delaware. The foregoing forum provisions do not apply to claims arising under the Securities Act, the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. The Combined Entity Charter also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America are the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Following the Closing, the foregoing forum provisions may prevent or limit a stockholder’s ability to file a lawsuit in a judicial forum that it prefers for disputes with us or our directors, officers, employees or stockholders, which may discourage such lawsuits, make them more difficult or expensive to pursue, and result in outcomes that are less favorable to such stockholders than outcomes that may have been attainable in other jurisdictions, although though stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

There is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act because Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act claims.

In addition, notwithstanding the inclusion of the foregoing forum provisions in the Combined Entity Charter, courts may find the foregoing forum provisions to be inapplicable or unenforceable in certain cases that the foregoing forum provisions purport to address, including claims brought under the Securities Act. If this were to occur in any particular lawsuit, we may incur additional costs associated with resolving such lawsuit in other jurisdictions or resolving lawsuits involving similar claims in multiple jurisdictions, all of which could harm our business, results of operations, and financial condition.

The CEO of the Combined Entity will have control over key decision making as a result of his control of a majority of the voting power of the Combined Entity’s outstanding capital stock.

As the beneficial owner of all of the Class D Common Stock of the Combined Entity upon the closing of the Business Combination, Chris Pavlovski, who will become the CEO of the Combined Entity upon the closing of the Business Combination, will initially be able to exercise voting rights with respect to 85% of the voting power of the Combined Entity’s outstanding capital stock. After the closing of the Business Combination, for so long as Mr. Pavlovki continues to beneficially own at least approximately 8.47 million of the issued and outstanding shares of Class D Common Stock (assuming, for this purpose, that the number of outstanding shares of all classes of capital stock of the Combined Entity continues to equal the same number of shares outstanding as of the closing of the Business Combination), Mr. Pavlovski will continue to control the outcome of matters submitted to shareholders of the Combined Entity for approval. Such number represents approximately 8.0% of the shares of Class D Common Stock that Mr. Pavlovski is expected to own upon Closing. This concentrated control will limit or preclude your ability to influence corporate matters for the foreseeable future. Further, the Combined Entity Charter will not include a sunset provision for the high vote feature of the Class D Common Stock, meaning this feature will persist indefinitely (unless amended or until all of the shares of Class D Common Stock have been redeemed by the Combined Entity in connection with future transfers (other than “permitted transfers”) of shares of Class A Common Stock or ExchangeCo Exchangeable Shares by Mr. Pavlovski). As a result, Mr. Pavlovski may control or effectively control the voting of the Combined Entity, even if he holds only a small economic interest. Consequently, in the event Mr. Pavlovski liquidates a significant portion of his economic interest in the Combined Entity following the Closing, Mr. Pavlovski may no longer be incentivized (or incentivized to the same extent) to exercise his voting control, including in connection with the types of decisions further described below, in a manner that will maximize the economic value of the Combined Entity.

Because of the voting ratio between the Class D Common Stock on the one hand, and the Class A Common Stock and Class C Common Stock of the Combined Entity, on the other hand, Mr. Pavlovski will have the ability to control the outcome of matters submitted to the Combined Entity’s stockholders for approval, including the election of directors, amendments to the Combined Entity’s organizational documents, and any merger, consolidation, or sale of all or substantially all of the Combined Entity’s assets. The Combined Entity Charter provides that the Combined Entity may not issue any shares of Class D Common Stock except in connection with the subscription for shares of Class D Common Stock by Mr. Pavlovski in connection with the Closing, so all of the Class D Common Stock will be held by Mr. Pavlovski and/or his transferees. In this regard, no shares of Class D Common Stock may be transferred by Mr. Pavlovski unless the transfer is made to a Qualified Class D Transferee. As a result, only Mr. Pavlovski will have the right to vote and control the Class D Common Stock, meaning that Mr. Pavlovski will not be entitled to transfer voting control of the Company to another person or entity not controlled by Mr. Pavlovski through the transfer of Class D Common Stock.

This concentrated control could delay, defer, or prevent a change of control, merger, consolidation, or sale of all or substantially all of the Combined Entity’s assets that the Combined Entity’s other stockholders support, or conversely this concentrated control could result in the consummation of such a transaction that the Combined Entity’s other stockholders do not support. This concentrated control could also discourage a potential investor from acquiring the Combined Entity’s publicly traded Class A Common Stock, which will have limited voting power relative to the Class D Common Stock that will be held by Mr. Pavlovski, and might harm the trading price of the Combined Entity’s Class A Common Stock. In addition, Mr. Pavlovski will have the ability to control the management and major strategic investments of the Combined Entity as a result of his position as the Combined Entity’s CEO and his ability to control the election of the Combined Entity’s directors. As a board member and officer, Mr. Pavlovski will owe a fiduciary duty to the Combined Entity’s stockholders and must act in good faith in a manner he reasonably believes to be in the best interests of the Combined Entity’s stockholders. As a stockholder, even a controlling stockholder, Mr. Pavlovski will be entitled to vote his shares in his own interests, which may not always be in the interests of the Combined Entity’s stockholders generally.

The Combined Entity’s CEO may be incentivized to focus on the short-term share price as a result of his interest in Forfeiture Escrow Shares.

Mr. Pavlovski, the CEO and controlling shareholder of the Combined Entity, will hold Forfeiture Escrow Shares upon Closing of the Business Combination. Such shares will vest in the event certain share price thresholds are satisfied, as further described in the section titled section titled “The Business Combination Proposal — The Business Combination Agreement — Forfeiture or Earnout of Forfeiture Escrow Shares and Tandem Option Earnout Shares,” but if such price thresholds are not satisfied in the applicable time periods, such shares will be forfeited and cancelled. Accordingly, Mr. Pavlovski may be incentivized to focus on short-term results which may have a positive effect on the Combined Entity’s share price at the expense of the long-term success of the Company.

The Combined Entity does not expect to declare any dividends in the foreseeable future.

After the Closing, the Combined Entity does not anticipate declaring any cash dividends to holders of its Common Stock in the foreseeable future. Consequently, investors may need to rely on sales of their shares after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Risks Related to the CF VI Share Redemption

Public stockholders who wish to redeem their CF VI Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If CF VI Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their CF VI Public Shares for a pro rata portion of the funds held in the Trust Account.

A CF VI public stockholder will be entitled to receive cash for any CF VI Public Shares to be redeemed only if such CF VI public stockholder: (1)(a) holds CF VI Public Shares, or (b) if the CF VI public stockholder holds CF VI Public Shares through CF VI Units, the CF VI public stockholder elects to separate its CF VI Units into the underlying CF VI Public Shares and CF VI Warrants prior to exercising its redemption rights with respect to the CF VI Public Shares; (2) prior to 5:00 p.m. Eastern Time on            (two business days before the scheduled date of the Special Meeting) submits a written request to Continental Stock Transfer & Trust Company, CF VI’s transfer agent, that CF VI redeems all or a portion of its CF VI Public Shares for cash, affirmatively certifying in its request if it “IS” or “IS NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of CF VI Common Stock; and (3) delivers its CF VI Public Shares to CF VI’s transfer agent physically or electronically through DTC. In order to obtain a physical share certificate, a stockholder’s broker or clearing broker, DTC and CF VI’s transfer agent will need to act to facilitate this request. It is CF VI’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from CF VI’s transfer agent. However, because CF VI does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, public stockholders who wish to redeem their CF VI Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a CF VI public stockholder properly exercises its right to redeem all or a portion of the CF VI Public Shares that it holds, including timely delivering its shares to CF VI’s transfer agent, such CF VI Public Shares will be redeemed for a per-share price, payable in cash calculated as of two business days prior to the consummation of the Business Combination, including interest (net of taxes payable). Please see the section titled “Special Meeting of CF VI Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If a CF VI public stockholder fails to receive notice of CF VI’s offer to redeem CF VI Public Shares in connection with the Business Combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite CF VI’s compliance with the proxy rules, a CF VI public stockholder fails to receive CF VI’s proxy materials, such CF VI public stockholder may not become aware of the opportunity to redeem his, her or its CF VI Public Shares. In addition, the proxy materials that CF VI is furnishing to holders of CF VI Public Shares in connection with the Business Combination describe the various procedures that must be complied with in order to validly redeem the CF VI Public Shares. In the event that a CF VI public stockholder fails to comply with these procedures, its CF VI Public Shares may not be redeemed. Please see the section titled “Special Meeting of CF VI Stockholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of CF VI Stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the CF VI Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the CF VI Public Shares.

A CF VI public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 15% of the CF VI Public Shares. In order to determine whether a CF VI Stockholder is acting in concert or as a group with another CF VI Stockholder, CF VI will require each CF VI Stockholder seeking to exercise redemption rights to certify to it whether such CF VI Stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to CF VI at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which CF VI makes the above-referenced determination. A CF VI public stockholder’s inability to redeem any such excess shares will reduce its influence over CF VI’s ability to consummate the Business Combination and such CF VI Stockholder could suffer a material loss on its investment in CF VI if it sells such excess shares in open market transactions. Additionally, CF VI’s public stockholders will not receive redemption distributions with respect to such excess shares if CF VI consummates the Business Combination. As a result, CF VI public stockholders will continue to hold that number of shares aggregating to more than 15% of the CF VI Public Shares and, in order to dispose of such excess shares, would be required to sell its stock in open market transactions, potentially at a loss. CF VI cannot assure its stockholders that the value of such excess shares will appreciate over time following the Business Combination or that the market price of the CF VI Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, CF VI Stockholders may challenge CF VI’s determination as to whether a CF VI Stockholder is acting in concert or as a group with another CF VI Stockholder in a court of competent jurisdiction.

However, CF VI Stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

CF VI Stockholders who redeem their shares of CF VI Common Stock will continue to hold any CF VI Warrants they own, which will result in additional dilution to non-redeeming holders upon the exercise of such Warrants.

CF VI Stockholders who redeem their shares of CF VI Common Stock will continue to hold CF VI Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such Warrants. Assuming (i) all redeeming CF VI Stockholders acquired CF VI Units in the IPO and continued to hold all the CF VI Warrants that were included in the CF VI Units, and (ii) maximum redemption of the shares of CF VI Common Stock held by the redeeming CF VI Stockholders, approximately 6.9 million CF VI Warrants would be retained by redeeming CF VI Stockholders, with an aggregate value of approximately $10.5 million, based on the closing price of $1.52 of the CF VI Warrants as of July 8, 2022. As a result, the redeeming CF VI Stockholders would recoup their entire investment and hold Warrants with an aggregate market value of approximately $10.5 million. In the event the non-redeeming holders exercise such Warrants, non-redeeming CF VI Stockholders would suffer additional dilution in their percentage ownership and voting interest of the Combined Entity.

Risks Related to Being a Public Company

Following the consummation of the Business Combination, the Combined Entity will incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Combined Entity will face a significant increase in insurance, legal, accounting, administrative and other costs and expenses as a public company that Rumble does not incur as a private company. The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board, the SEC and the securities exchanges, impose additional reporting and other obligations on public companies.

Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Combined Entity to carry out activities Rumble has not done previously. For example, the Combined Entity will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), the Combined Entity could incur additional costs to rectify those issues, and the existence of those issues could adversely affect the Combined Entity’s reputation or investor perceptions of it. Being a public company could make it more difficult or costly for the Combined Entity to obtain certain types of insurance, including director and officer liability insurance, and the Combined Entity may be forced to accept reduced policy limits and coverage with increased self-retention risk or incur substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for the Combined Entity to attract and retain qualified persons to serve on the Combined Entity Board, board committees or as executive officers. Furthermore, if the Combined Entity is unable to satisfy its obligations as a public company, it could be subject to delisting of its Class A Common Stock, fines, sanctions and other regulatory action and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Combined Entity to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third-parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

There can be no assurance that the Combined Entity will be able to comply with the continued listing standards of Nasdaq.

The Combined Entity’s continued eligibility for listing may depend on the number of CF VI Public Shares that are redeemed. If, after the Business Combination, Nasdaq delists the Combined Entity’s shares from trading on its exchange for failure to meet the listing standards and the Combined Entity is not able to list such securities on another national securities exchange, the securities of the Combined Entity could be quoted on an over-the-counter market. If this were to occur, the Combined Entity and its stockholders could face significant material adverse consequences including:

•        a limited availability of market quotations for the Combined Entity’s securities;

•        reduced liquidity for the Combined Entity’s securities;

•        a determination that the Class A Common Stock is a “penny stock,” which will require brokers trading the Class A Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for shares of Class A Common Stock;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Combined Entity, its business, or its market, or if they change their recommendations regarding the Combined Entity’s securities adversely, the price and trading volume of the Combined Entity’s securities could decline.

The trading market for the Combined Entity’s securities will be influenced by the research and reports that industry or securities analysts may publish about the Combined Entity, its business, market or competitors. Securities and industry analysts do not currently, and may never, publish research on the Combined Entity. If no securities or industry analysts commence coverage of the Combined Entity, the Combined Entity’s share price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Combined Entity change their recommendation regarding the Combined Entity’s shares of common stock adversely, or provide more favorable relative recommendations about the Combined Entity’s competitors, the price of the Combined Entity’s shares of common stock would likely decline. If any analyst who may cover the Combined Entity were to cease coverage of the Combined Entity or fail to regularly publish reports on it, the Combined Entity could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus

Introduction

The following unaudited pro forma condensed combined balance sheet as of March 31, 2022 and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 present the historical financial statements of CF VI and Rumble, adjusted to reflect the Business Combination, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents the historical financial statements of CF VI, Rumble and Locals adjusted to reflect the Business Combination and Rumble’s acquisition of Locals completed on October 25, 2021. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical balance sheet of CF VI and the historical balance sheet of Rumble, on a pro forma basis as if the Business Combination, summarized below, had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021 combine the historical statements of operations of CF VI and the historical statements of operations of Rumble for such periods, and the historical statement of operations for Locals from January 1, 2021 through October 25, 2021, on a pro forma basis as if the Business Combination and Locals Acquisition, summarized below, had been consummated on January 1, 2021.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical unaudited condensed consolidated financial statements of CF VI as of and for the three months ended March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited consolidated financial statements of CF VI as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical unaudited condensed consolidated financial statements of Rumble as of and for the three months ended March 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical audited consolidated financial statements of Rumble as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•        the discussion of the financial condition and results of operations of CF VI and Rumble in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of CF. VI” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Rumble,” respectively; and

•        other information relating to CF VI and Rumble contained in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination Proposal‒The Business Combination Agreement.”

Description of the Transaction

CF VI and Rumble entered into the Business Combination Agreement dated December 1, 2021. If the Business Combination Agreement is approved and adopted by CF VI Stockholders and the transactions under the Business Combination Agreement are consummated, Rumble will become a wholly owned subsidiary of CF VI. In addition, in connection with the consummation of the Business Combination, CF VI will be renamed “Rumble, Inc.” and is referred to as the “Combined Entity” as of the time following such change of name. Under the terms of the Business Combination Agreement, upon the closing of the Business Combination, among other things:

•        for each Rumble Share held by the Electing Shareholders, such Electing Shareholder will receive a number of ExchangeCo Shares equal to the Rumble Exchange Ratio, and such Electing Shareholders shall concurrently subscribe for nominal value for a corresponding number of shares of Class C Common Stock; and

•        for each Rumble Share held by the Non-Electing Shareholders, such Non-Electing Shareholder will receive a number of shares of Class A Common Stock equal to the Rumble Exchange Ratio.

In addition, under the Business Combination Agreement and the Plan of Arrangement:

•        all outstanding options to purchase Rumble Shares will be exchanged for the Exchanged Rumble Options; and

•        the outstanding warrant to purchase Rumble Shares will be exchanged for a number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of the number of shares of Rumble capital stock subject to the warrant and the Rumble Exchange Ratio.

In addition, for an aggregate purchase price of $1.0 million, upon the Closing and pursuant to a subscription agreement to be entered into between Mr. Pavlovski and CF VI, the Combined Entity will issue and sell to Mr. Pavlovski a fixed number of shares of Class D Common Stock having a certain number of “super-voting” rights per share (such number of votes per share to be determined following expiry of the redemption deadline (i.e., two business days before the Special Meeting), based on the number of shares being redeemed) such that, after taking into account the shares of Class A Common Stock (if any) and Class C Common Stock to be issued to Mr. Pavlovski at Closing, upon Closing, Mr. Pavlovski will have 85% of the voting power of the Combined Entity on a fully-diluted basis. Such shares of Class D Common Stock to be issued to Mr. Pavlovski will be the only issued and outstanding shares of Class D Common Stock.

The Closing of the Business Combination is conditioned upon, among other things, the aggregate amount of CF VI Available Cash, after deducting the aggregate amount of all payments required to be made by CF VI in connection with redemptions by CF VI’s public stockholders, plus the amount of cash available to the Combined Entity from the PIPE Investment and the Forward Purchase Investment being equal to at least $125.0 million.

For more, see “The Business Combination Proposal.”

On October 25, 2021, Rumble and Locals entered into an Agreement and Plan of Merger, which closed concurrently with execution and pursuant to which each share of Locals Common Stock and Preferred Stock issued and outstanding immediately prior to the effective time was cancelled, extinguished and converted automatically into the right to receive a number of Rumble Class A Common Shares and Rumble Class B Common Shares. In addition, each Locals option outstanding prior to the effective time was cancelled and substituted for Rumble options to purchase a number of Rumble Class B Common Shares.

The following summarizes the pro forma number of shares of Class A Common Stock outstanding following the consummation of the Business Combination and the PIPE Investment under three separate redemption scenarios, discussed further in the sections below:

	No Redemption Scenario		Intermediate Redemption Scenario		Maximum Redemption Scenario
	Shares	%	Shares	%	Shares	%
CF VI Public Stockholders	30,000,000	10.6%	16,249,757	6.1%	2,499,515	1.0%
Sponsor Related Parties and Other Holders of Founder Shares(1)(2)	12,401,500	4.4%	12,401,500	4.6%	12,401,500	4.9%
Rumble Shareholders(3)(4)(5)	233,302,362	82.8%	233,302,362	87.0%	233,302,362	91.7%
PIPE Investors(6)	6,173,500	2.2%	6,173,500	2.3%	6,173,500	2.4%
Closing Shares	281,877,362	100.0%	268,127,119	100.0%	254,376,877	100.0%

____________

(1)      Sponsor Related Parties consist of the Sponsor and officers and employees of Cantor and its affiliates (and family members of such persons), and Other Holders of Founder Shares consist of two of the independent directors of CF VI. Includes 759,000 PIPE Shares being issued and sold to the Sponsor, 1,567,500 PIPE Shares being issued and sold to officers and employees of Cantor and its affiliates (and family members of such persons), and the Founder Shares held by the two CF VI independent directors that own Founder Shares.

(2)      Includes 1,963,750, 2,723,169 and 3,482,588 shares of Class A Common Stock in the No Redemption, Intermediate Redemption and Maximum Redemption scenarios, respectively, held by the Sponsor that will be subject to forfeiture and cancellation based on the earnout in the Sponsor Support Agreement. Until these shares of Class A Common Stock held by the Sponsor are cancelled, Sponsor will have full ownership rights including the right to vote and receive dividends and distributions.

(3)      Includes a one-time grant of 1,100,000 restricted shares of Class A Common Stock, or restricted stock awards, that will be issued to Chris Pavlovski upon the closing of the Business Combination, which will vest in substantially equal annual installments for three years following the closing of the Business Combination, subject to Mr. Pavlovski’s continued employment through each vesting date. During the period of vesting of the restricted stock awards, Mr. Pavlovski will have all the rights of a stockholder as to the restricted shares of Class A Common Stock, including the right to vote such shares.

(4)      Includes 76,410,222 Forfeiture Escrow Shares held by the former Rumble Shareholders that will, upon achievement of certain earnout milestones, be earned by such shareholders. Until these Forfeiture Escrow Shares are forfeited, the holders are deemed to be beneficial owner of these shares with the right to vote and receive any dividends, distributions and other earnings.

(5)      Excludes any shares issuable upon the exercise of any Exchanged Rumble Options.

(6)      Excludes 759,000 PIPE Shares being issued and sold to the Sponsor and 1,567,500 PIPE Shares being issued and sold to officers and employees of Cantor and its affiliates (and family members of such persons), which such shares are reflected in the “Sponsor Related Parties and Other Holders of Founder Shares” row above.

Anticipated Accounting Treatment

Under the “No redemptions”, “Intermediate redemptions”, and “Maximum redemptions” scenarios, the Business Combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, CF VI will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on holders of Rumble Shares expecting to comprise a majority of the voting power of the Combined Entity, Rumble’s operations prior to the acquisition comprising the only ongoing operations of the Combined Entity, and Rumble’s senior management comprising a majority of the senior management of the Combined Entity. Following the Business Combination, the Combined Entity will be governed by the Combined Entity Board consisting of six members, all of which will be designated by Rumble prior to the closing of the Business Combination (three of which must be independent directors). Under this method of accounting, the ongoing financial statements of the Combined Entity will reflect the net assets of Rumble and CF VI at historical cost, with no goodwill or other intangible assets recognized.

CF VI and Rumble are currently evaluating the accounting treatment related to the CF VI Warrants upon the close of the Business Combination. Therefore, for purposes of the unaudited pro forma condensed combined financial information, all CF VI Warrants have continued to be classified as derivative liability instruments. However, the evaluation and finalization of accounting conclusions regarding the classification are ongoing and subject to change.

The Locals Acquisition is treated as a business combination for accounting purposes and is accounted for using the acquisition method of accounting. Rumble recorded the fair value of assets acquired and liabilities assumed from Locals in its historical balance sheet as of December 31, 2021.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information contained herein assumes that CF VI Stockholders approve the Business Combination. CF VI Stockholders may elect to redeem their shares of Class A Common Stock for cash even if they approve the Business Combination. CF VI cannot predict how many of its public stockholders will exercise their right to have their shares of Class A Common Stock redeemed for cash. As a result, the unaudited pro forma condensed combined financial statements present three redemption scenarios as follows:

•        Assuming No Redemptions — This presentation assumes that no CF VI public stockholders exercise redemption rights with respect to their shares of CF VI Class A Common Stock for a pro rata share of the funds in the Trust Account;

•        Intermediate Redemptions — The Business Combination Agreement includes a Minimum Cash Condition. This presentation assumes that CF VI public stockholders holding approximately 13,750,243 shares of CF VI Class A Common Stock will exercise their redemption rights for an aggregate payment of $137,502,425 (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. Such amount represents 50% of the maximum number of CF VI Share Redemptions that could occur with the Minimum Cash Condition still being satisfied. Assuming intermediate redemptions, net cash received from the Trust Account would be approximately $162,502,425. This net cash amount to be received is calculated as the difference of the total amount in the Trust Account as of March 31, 2022, of $300,004,850, minus the estimated redemption amount of $137,502,425; and

•        Assuming Maximum Redemptions — This presentation assumes that CF VI public stockholders holding approximately 27,500,485 shares of CF VI Class A Common Stock will exercise their redemption rights for an aggregate payment of $275,004,850 (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. Such amount represents the maximum number of CF VI Share Redemptions that could occur before the Minimum Cash Condition would not be met. Assuming maximum redemptions, net cash received from the Trust Account would be approximately $25,000,000. This net cash amount to be received is calculated as the difference of the total amount in the Trust Account as of March 31, 2022, of $300,004,850, minus the estimated redemption amount of $275,004,850.

The actual results will likely be within the parameters described by the three scenarios; however, there can be no assurance regarding which scenario will be closer to the actual results. Under each scenario, Rumble is considered the accounting acquirer, as further discussed in Note 1 of the Notes to the Unaudited Pro Forma Combined Financial Information.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Entity’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Entity. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2022

			No Redemption
	CF Acquisition Corp. VI. (Historical)	Rumble Inc. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)	Notes	Pro Forma Combined (Assuming No Redemptions)
Assets
Current assets
Cash and cash equivalents	$25,000	$41,378,647	$300,004,850	(A)	$374,441,812
			85,000,000	(B)
			15,000,000	(C)
			1,000,000	(D)
			17,006	(E)
			(11,000,000)	(F)
			(1,983,691)	(G)
			(55,000,000)	(H)
Accounts receivable, net	—	2,318,835	—		2,318,835
Prepaid expenses	470,739	1,529,652	—		2,000,391
Total current assets	495,739	45,227,134	333,038,165		378,761,038
Cash equivalents held in Trust Account	300,004,850	—	(300,004,850)	(A)	—
Investment in joint venture	—	1,124	—		1,124
Capital assets	—	2,926,360	—		2,926,360
Right-of-use asset	—	1,778,255	—		1,778,255
Intangible assets	—	3,171,387	—		3,171,387
Goodwill	—	662,899	—		662,899
Total assets	300,500,589	53,767,159	33,033,315		387,301,063
Liabilities and Stockholders’ Equity (Deficit):
Current liabilities
Accounts payable and accrued liabilities	$1,529,634	$8,398,661	$—		$9,928,295
Sponsor loan – promissory notes	1,983,691	—	(1,983,691)	(G)	—
Franchise tax payable	49,885	—	—		49,885
Deferred revenue	—	29,708	—		29,708
Lease liabilities	—	579,888	—		579,888
Income taxes payable	—	934	—		934
Total current liabilities	3,563,210	9,009,191	(1,983,691)		10,588,710
Warrant liability	26,363,625	—	322,500	(S)	26,686,125
Forward purchase securities liability	7,491,200	—	(7,491,200)	(S)	—
Lease liabilities, long-term	—	1,246,644	—		1,246,644
Other liabilities	—	250,000	—		250,000
Total liabilities	37,418,035	10,505,835	(9,152,391)		38,771,479
Commitments and Contingencies
Class A common stock subject to possible redemption, 30,000,000 shares at redemption value of $10.00 per share as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	300,000,000	—	(300,000,000)	(I)	—
Preference shares, $0.001 par value per share, unlimited authorized; 606,360 shares issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	—	16,789,203	(16,789,203)	(J)	—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2022 — (Continued)

No Redemption
	CF Acquisition Corp. VI. (Historical)	Rumble Inc. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)	Notes	Pro Forma Combined (Assuming No Redemptions)
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	—	—	—		—
Class A common stock, $0.0001 par value; 160,000,000 shares authorized; 700,000 issued and outstanding (excluding 30,000,000 shares subject to possible redemption) as of March 31, 2022 (281,877,362 shares issued and outstanding, pro forma combined)	70	—	850	(B)	11,183
			188	(C)
			4,901	(J)
			1,424	(K)
			3,000	(I)
			750	(L)
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 7,500,000 shares issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	750	—	(750)	(L)	—
Class C common stock, $0.0001 par value; 0 shares authorized; 0 shares issued and outstanding as of March 31, 2022 (168,956,526 shares issued and outstanding, pro forma combined)	—	—	17,006	(E)	16,896
			(110)	(F)
Class D common stock, $0.0001 par value; 0 shares authorized; 0 shares issued and outstanding as of March 31, 2022 (106,428,676 shares issued and outstanding, pro forma combined)	—	—	10,643	(D)	10,643
Class A and Class B common shares, unlimited shares authorized; 8,254,910 (Class A – 8,119,690; Class B – 135,220) issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	—	43,353,370	(43,353,370)	(J)	—
Additional paid-in capital	175,610	4,409,652	84,999,150	(B)	423,334,050
			14,999,812	(C)
			989,357	(D)
			(10,999,890)	(F)
			(2,600,000)	(H)
			299,997,000	(I)
			60,137,672	(J)
			1,150,863	(K)
			(37,093,876)	(N)
			7,168,700	(S)
Accumulated deficit	(37,093,876)	(21,290,901)	(52,400,000)	(H)	(74,843,188)
			(1,152,287)	(K)
			37,093,876	(N)
Total Stockholders’ Equity (Deficit)	(36,917,446)	26,472,121	358,974,909		348,529,584
Total Liabilities and Stockholders’ Equity (Deficit)	300,500,589	53,767,159	33,033,315		387,301,063

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2022 — (Continued)

			Intermediate Redemption
	CF Acquisition Corp. VI. (Historical)	Rumble Inc. (Historical)	Transaction Accounting Adjustments (Assuming Intermediate Redemptions)	Notes	Pro Forma Combined (Assuming Intermediate Redemptions)
Assets
Current assets
Cash and cash equivalents	$25,000	$41,378,647	$162,502,425	(O)	$236,939,387
			85,000,000	(B)
			15,000,000	(C)
			1,000,000	(D)
			17,006	(E)
			(11,000,000)	(F)
			(1,983,691)	(G)
			(55,000,000)	(H)
Accounts receivable, net	—	2,318,835	—		2,318,835
Prepaid expenses	470,739	1,529,652	—		2,000,391
Total current assets	495,739	45,227,134	195,535,740		241,258,613
Cash equivalents held in Trust Account	300,004,850	—	(300,004,850)	(O)	—
Investment in joint venture	—	1,124	—		1,124
Capital assets	—	2,926,360	—		2,926,360
Right-of-use asset	—	1,778,255	—		1,778,255
Intangible assets	—	3,171,387	—		3,171,387
Goodwill	—	662,899	—		662,899
Total assets	300,500,589	53,767,159	(104,469,110)		249,798,638
Liabilities and Stockholders’ Equity (Deficit):
Current liabilities
Accounts payable and accrued liabilities	$1,529,634	$8,398,661	$—		$9,928,295
Sponsor loan – promissory notes	1,983,691	—	(1,983,691)	(G)	—
Franchise tax payable	49,885	—	—		49,885
Deferred revenue	—	29,708	—		29,708
Lease liabilities	—	579,888	—		579,888
Income taxes payable	—	934	—		934
Total current liabilities	3,563,210	9,009,191	(1,983,691)		10,588,710
Warrant liability	26,363,625	—	322,500	(S)	26,686,125
Forward purchase securities liability	7,491,200	—	(7,491,200)	(S)	—
Lease liabilities, long-term	—	1,246,644	—		1,246,644
Other liabilities	—	250,000	—		250,000
Total liabilities	37,418,035	10,505,835	(9,152,391)		38,771,479
Commitments and Contingencies
Class A common stock subject to possible redemption, 30,000,000 shares at redemption value of $10.00 per share as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	300,000,000	—	(137,502,425)	(P)	—
			(162,497,575)	(P)
Preference shares, $0.001 par value per share, unlimited authorized; 606,360 shares issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	—	16,789,203	(16,789,203)	(J)	—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2022 — (Continued)

Intermediate Redemption
	CF Acquisition Corp. VI. (Historical)	Rumble Inc. (Historical)	Transaction Accounting Adjustments (Assuming Intermediate Redemptions)	Notes	Pro Forma Combined (Assuming Intermediate Redemptions)
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	—	—	—		—
Class A common stock, $0.0001 par value; 160,000,000 shares authorized; 700,000 issued and outstanding (excluding 30,000,000 shares subject to possible redemption) as of March 31, 2022 (268,127,119 shares issued and outstanding, pro forma combined)	70	—	850	(B)	9,808
			188	(C)
			4,901	(J)
			1,424	(K)
			1,625	(P)
			750	(L)
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 7,500,000 shares issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	750	—	(750)	(L)	—
Class C common stock, $0.0001 par value; 0 shares authorized; 0 shares issued and outstanding as of March 31, 2022 (168,956,526 shares issued and outstanding, pro forma combined)	—	—	17,006	(E)	16,896
			(110)	(F)
Class D common stock, $0.0001 par value; 0 shares authorized; 0 shares issued and outstanding as of March 31, 2022 (106,428,676 shares issued and outstanding, pro forma combined)	—	—	10,643	(D)	10,643
Class A and Class B common shares, unlimited shares authorized; 8,254,910 (Class A – 8,119,690; Class B – 135,220) issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	—	43,353,370	(43,353,370)	(J)	—
Additional paid-in capital	175,610	4,409,652	84,999,150	(B)	285,833,000
			14,999,812	(C)
			989,357	(D)
			(10,999,890)	(F)
			(2,600,000)	(H)
			162,495,950	(P)
			60,137,672	(J)
			1,150,863	(K)
			(37,093,876)	(N)
			7,168,700	(S)
Accumulated deficit	(37,093,876)	(21,290,901)	(52,400,000)	(H)	(74,843,188)
			(1,152,287)	(K)
			37,093,876	(N)
Total Stockholders’ Equity (Deficit)	(36,917,446)	26,472,121	221,472,484		211,027,159
Total Liabilities and Stockholders’ Equity (Deficit)	300,500,589	53,767,159	(104,469,110)		249,798,638

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

March 31, 2022 — (Continued)

			Maximum Redemption
	CF Acquisition Corp. VI. (Historical)	Rumble Inc. (Historical)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Notes	Pro Forma Combined (Assuming Maximum Redemptions)
Assets
Current assets
Cash and cash equivalents	$25,000	$41,378,647	$25,000,000	(Q)	$99,436,962
			85,000,000	(B)
			15,000,000	(C)
			1,000,000	(D)
			17,006	(E)
			(11,000,000)	(F)
			(1,983,691)	(G)
			(55,000,000)	(H)
Accounts receivable, net	—	2,318,835	—		2,318,835
Prepaid expenses	470,739	1,529,652	—		2,000,391
Total current assets	495,739	45,227,134	58,033,315		103,756,188
Cash equivalents held in Trust Account	300,004,850	—	(300,004,850)	(Q)	—
Investment in joint venture	—	1,124	—		1,124
Capital assets	—	2,926,360	—		2,926,360
Right-of-use asset	—	1,778,255	—		1,778,255
Intangible assets	—	3,171,387	—		3,171,387
Goodwill	—	662,899	—		662,899
Total assets	300,500,589	53,767,159	(241,971,535)		112,296,213
Liabilities and Stockholders’ Equity (Deficit):
Current liabilities
Accounts payable and accrued liabilities	$1,529,634	$8,398,661	$—		$9,928,295
Sponsor loan – promissory notes	1,983,691	—	(1,983,691)	(G)	—
Franchise tax payable	49,885	—	—		49,885
Deferred revenue	—	29,708	—		29,708
Lease liabilities	—	579,888	—		579,888
Income taxes payable	—	934	—		934
Total current liabilities	3,563,210	9,009,191	(1,983,691)		10,588,710
Warrant liability	26,363,625	—	322,500	(S)	26,686,125
Forward purchase securities liability	7,491,200	—	(7,491,200)	(S)	—
Lease liabilities, long-term	—	1,246,644	—		1,246,644
Other liabilities	—	250,000	—		250,000
Total liabilities	37,418,035	10,505,835	(9,152,391)		38,771,479
Commitments and Contingencies
Class A common stock subject to possible redemption, 30,000,000 shares at redemption value of $10.00 per share as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	300,000,000	—	(275,004,850)	(R)	—
			(24,995,150)	(R)
Preference shares, $0.001 par value per share, unlimited authorized; 606,360 shares issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	—	16,789,203	(16,789,203)	(J)	—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
March 31, 2022 — (Continued)

Maximum Redemption
	CF Acquisition Corp. VI. (Historical)	Rumble Inc. (Historical)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Notes	Pro Forma Combined (Assuming Maximum Redemptions)
Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	—	—	—		—
Class A common stock, $0.0001 par value; 160,000,000 shares authorized; 700,000 issued and outstanding (excluding 30,000,000 shares subject to possible redemption) as of March 31, 2022 (254,376,877 shares issued and outstanding, pro forma combined)	70	—	850	(B)	8,433
			188	(C)
			4,901	(J)
			1,424	(K)
			250	(R)
			750	(L)
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 7,500,000 shares issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	750	—	(750)	(L)	—
Class C common stock, $0.0001 par value; 0 shares authorized; 0 shares issued and outstanding as of March 31, 2022 (168,956,526 shares issued and outstanding, pro forma combined)	—	—	17,006	(E)	16,896
			(110)	(F)
Class D common stock, $0.0001 par value; 0 shares authorized; 0 shares issued and outstanding as of March 31, 2022 (106,428,676 shares issued and outstanding, pro forma combined)	—	—	10,643	(D)	10,643
Class A and Class B common shares, unlimited shares authorized; 8,254,910 (Class A – 8,119,690; Class B – 135,220) issued and outstanding as of March 31, 2022 (no shares issued and outstanding, pro forma combined)	—	43,353,370	(43,353,370)	(J)	—
Additional paid-in capital	175,610	4,409,652	84,999,150	(B)	148,331,950
			14,999,812	(C)
			989,357	(D)
			(10,999,890)	(F)
			(2,600,000)	(H)
			24,994,900	(R)
			60,137,672	(J)
			1,150,863	(K)
			(37,093,876)	(N)
			7,168,700	(S)
Accumulated deficit	(37,093,876)	(21,290,901)	(52,400,000)	(H)	(74,843,188)
			(1,152,287)	(K)
			37,093,876	(N)
Total Stockholders’ Equity (Deficit)	(36,917,446)	26,472,121	83,970,059		73,524,734
Total Liabilities and Stockholders’ Equity (Deficit)	300,500,589	53,767,159	(241,971,535)		112,296,213

Unaudited Pro Forma Condensed Statement of Operations for the Three Months Ended
March 31, 2022

			No Redemption
	CF Acquisition Corp. VI. (Historical)	Rumble Inc. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)	Notes	Pro Forma Combined (Assuming No Redemptions)
Revenue	$—	$4,044,765	$—		$4,044,765
Cost of revenues	—	3,495,173	—		3,495,173
Gross profit	—	549,592	—		549,592
Operating expenses
General and administrative	576,192	1,429,722	916,667	(Z)	2,922,581
Administrative expenses – related party	30,000	—	—		30,000
Franchise tax expense	50,000	—	—		50,000
Research and development	—	792,332	—		792,332
Sales and marketing	—	1,228,386	—		1,228,386
Finance costs	—	810,817	—		810,817
Foreign exchange loss	—	27,577	—		27,577
Depreciation of capital assets	—	30,577	—		30,577
Depreciation of right-of-use assets	—	93,688	—		93,688
Amortization of intangible assets	—	28,548	—		28,548
Stock based compensation	—	16,986	—		16,986
Total operating expenses	656,192	4,458,633	916,667		6,031,492
Loss from operations	(656,192)	(3,909,041)	(916,667)		(5,481,900)
Interest income on investments held in Trust Account	7,399	—	(7,399)	(U)	—
Changes in fair value of warrant liability	(6,409,393)	—	(313,163)	(V)	(6,722,556)
Changes in fair value of forward purchase securities liability	(3,038,232)	—	3,038,232	(W)	—
Interest income, net	—	8,698	—		8,698
Share of profit of a joint venture	—	1,124	—		1,124
Loss before income tax expense	(10,096,418)	(3,899,219)	1,801,003		(12,194,634)
Income tax expense	—	(12,975)	—		(12,975)
Net loss	(10,096,418)	(3,912,194)	1,801,003		(12,207,609)

Weighted average number of shares of common stock outstanding:
Class A – Public shares	30,000,000				—
Class A – Private placement	700,000				—
Class A – Common stock	—				202,770,057
Class B – Common stock	7,500,000				—
Basic and diluted net loss per share:
Class A – Public shares	$(0.26)				$—
Class A – Private placement	$(0.26)				$—
Class A – Common stock	$—			(AA)	$(0.06)
Class B – Common stock	$(0.26)				$—

Unaudited Pro Forma Condensed Statement of Operations for the Three Months Ended
March 31, 2022 — (Continued)

			Intermediate Redemption
	CF Acquisition Corp. VI. (Historical)	Rumble Inc. (Historical)	Transaction Accounting Adjustments (Assuming Intermediate Redemptions)	Notes	Pro Forma Combined (Assuming Intermediate Redemptions)
Revenue	$—	$4,044,765	$—		$4,044,765
Cost of revenues	—	3,495,173	—		3,495,173
Gross profit	—	549,592	—		549,592
Operating expenses
General and administrative	576,192	1,429,722	916,667	(Z)	2,922,581
Administrative expenses – related party	30,000	—	—		30,000
Franchise tax expense	50,000	—	—		50,000
Research and development	—	792,332	—		792,332
Sales and marketing	—	1,228,386	—		1,228,386
Finance costs	—	810,817	—		810,817
Foreign exchange loss	—	27,577	—		27,577
Depreciation of capital assets	—	30,577	—		30,577
Depreciation of right-of-use assets	—	93,688	—		93,688
Amortization of intangible assets	—	28,548	—		28,548
Stock based compensation	—	16,986	—		16,986
Total operating expenses	656,192	4,458,633	916,667		6,031,492
Loss from operations	(656,192)	(3,909,041)	(916,667)		(5,481,900)
Interest income on investments held in Trust Account	7,399	—	(7,399)	(U)	—
Changes in fair value of warrant liability	(6,409,393)	—	(313,163)	(V)	(6,722,556)
Changes in fair value of forward purchase securities liability	(3,038,232)	—	3,038,232	(W)	—
Interest income, net	—	8,698	—		8,698
Share of profit of a joint venture	—	1,124	—		1,124
Loss before income tax expense	(10,096,418)	(3,899,219)	1,801,003		(12,194,634)
Income tax expense	—	(12,975)	—		(12,975)
Net loss	(10,096,418)	(3,912,194)	1,801,003		(12,207,609)

Weighted average number of shares of common stock outstanding:
Class A – Public shares	30,000,000				—
Class A – Private placement	700,000				—
Class A – Common stock	—				188,260,395
Class B – Common stock	7,500,000				—
Basic and diluted net loss per share:
Class A – Public shares	$(0.26)				$—
Class A – Private placement	$(0.26)				$—
Class A – Common stock	$—			(AA)	$(0.06)
Class B – Common stock	$(0.26)				$—

Unaudited Pro Forma Condensed Statement of Operations for the Three Months Ended
March 31, 2022 — (Continued)

			Maximum Redemption
	CF Acquisition Corp. VI. (Historical)	Rumble Inc. (Historical)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Notes	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$4,044,765	$—		$4,044,765
Cost of revenues	—	3,495,173	—		3,495,173
Gross profit	—	549,592	—		549,592
Operating expenses
General and administrative	576,192	1,429,722	916,667	(Z)	2,922,581
Administrative expenses – related party	30,000	—	—		30,000
Franchise tax expense	50,000	—	—		50,000
Research and development	—	792,332	—		792,332
Sales and marketing	—	1,228,386	—		1,228,386
Finance costs	—	810,817	—		810,817
Foreign exchange loss	—	27,577	—		27,577
Depreciation of capital assets	—	30,577	—		30,577
Depreciation of right-of-use assets	—	93,688	—		93,688
Amortization of intangible assets	—	28,548	—		28,548
Stock based compensation	—	16,986	—		16,986
Total operating expenses	656,192	4,458,633	916,667		6,031,492
Loss from operations	(656,192)	(3,909,041)	(916,667)		(5,481,900)
Interest income on investments held in Trust Account	7,399	—	(7,399)	(U)	—
Changes in fair value of warrant liability	(6,409,393)	—	(313,163)	(V)	(6,722,556)
Changes in fair value of forward purchase securities liability	(3,038,232)	—	3,038,232	(W)	—
Interest income, net	—	8,698	—		8,698
Share of profit of a joint venture	—	1,124	—		1,124
Loss before income tax expense	(10,096,418)	(3,899,219)	1,801,003		(12,194,634)
Income tax expense	—	(12,975)	—		(12,975)
Net loss	(10,096,418)	(3,912,194)	1,801,003		(12,207,609)

Weighted average number of shares of common stock outstanding:
Class A – Public shares	30,000,000				—
Class A – Private placement	700,000				—
Class A – Common stock	—				173,750,734
Class B – Common stock	7,500,000				—
Basic and diluted net loss per share:
Class A – Public shares	$(0.26)				$—
Class A – Private placement	$(0.26)				$—
Class A – Common stock	$—			(AA)	$(0.07)
Class B – Common stock	$(0.26)				$—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
December 31, 2021

							No Redemption
	Rumble Inc. (Historical)	Locals Technology Inc. (Historical)	Transaction Accounting Adjustments (Acquisition of Locals Technology Inc.)	Notes	Pro Forma Financial Information (Adjusted for Acquisition of Locals Technology Inc.	CF Acquisition Corp. VI. (Historical)	Transaction Accounting Adjustments (Assuming No Redemptions)	Notes	Pro Forma Combined (Assuming No Redemptions)
Revenue	$9,466,363	$586,911	$—		$10,053,274	$—	$—		$10,053,274
Expenses
Cost of revenues, exclusive of depreciation and amortization	7,198,859	289,635	—		7,488,494	—	—		7,488,494
General and administrative	3,036,157	343,742	—		3,379,899	2,756,496	1,152,287	(T)	63,355,349
							52,400,000	(X)
							3,666,667	(Z)
Administrative expenses – related party	—	—	—		—	102,143	—		102,143
Franchise tax expense	—	—	—		—	201,515	—		201,515
Research and development	1,622,264	492,896	—		2,115,160	—	—		2,115,160
Sales and marketing	3,524,615	328,441	—		3,853,056	—	—		3,853,056
Foreign exchange loss	7,166	—	—		7,166	—	—		7,166
Depreciation of capital assets	57,402	23,731	—		81,133	—	—		81,133
Depreciation of right-of-use assets	95,322	—	—		95,322	—	—		95,322
Amortization of intangible assets	97,013	—	345,680	(Y)	442,693	—	—		442,693
Stock based compensation	1,414,479	66,281	—		1,480,760	—	—		1,480,760
Total expenses	17,053,277	1,544,726	345,680		18,943,683	3,060,154	57,218,954		79,222,791
Loss from operations	(7,586,914)	(957,815)	(345,680)		(8,890,409)	(3,060,154)	(57,218,954)		(69,169,517)
Interest income on investments held in Trust Account	—	—	—		—	23,016	(23,016)	(U)	—
Changes in fair value of warrant liability	—	—	—		—	(10,418,045)	(509,025)	(V)	(10,927,070)
Changes in fair value of forward purchase securities liability	—	—	—		—	(4,452,968)	4,452,968	(W)	—
Interest income, net	16,443	1,229	—		17,672	—	—		17,672
Other income (expense), net	168,840	(86,236)	—		82,604	—	—		82,604
Finance costs	(2,925,499)	—	—		(2,925,499)	—	—		(2,925,499)
Change in fair value of option	(3,214,286)	—	—		(3,214,286)	—	—		(3,214,286)
Loss before income tax expense	(13,541,416)	(1,042,822)	(345,680)		(14,929,918)	(17,908,151)	(53,298,027)		(86,136,096)
Income tax expense	(575)	(745)	—		(1,320)	—	—		(1,320)
Deferred tax recovery	128,459	—	—		128,459	—	—		128,459
Net loss	(13,413,532)	(1,043,567)	(345,680)		(14,802,779)	(17,908,151)	(53,298,027)		(86,008,957)

Weighted average number of shares of common stock outstanding:
Class A – Public shares						25,643,836			—
Class A – Private placement						598,356			—
Class A – Common stock						—			202,403,390
Class B – Common stock						7,500,000			—
Basic and diluted net loss per share:
Class A – Public shares						$(0.53)			$—
Class A – Private placement						$(0.53)			$—
Class A – Common stock						$—		(AA)	$(0.42)
Class B – Common stock						$(0.53)			$—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
December 31, 2021 — (Continued)

							Intermediate Redemption
	Rumble Inc. (Historical)	Locals Technology Inc. (Historical)	Transaction Accounting Adjustments (Acquisition of Locals Technology Inc.)	Notes	Pro Forma Financial Information (Adjusted for Acquisition of Locals Technology Inc.	CF Acquisition Corp. VI. (Historical)	Transaction Accounting Adjustments (Assuming Intermediate Redemptions)	Notes	Pro Forma Combined (Assuming Intermediate Redemptions)
Revenue	$9,466,363	$586,911	$—		$10,053,274	$—	$—		$10,053,274
Expenses
Cost of revenues, exclusive of depreciation and amortization	7,198,859	289,635	—		7,488,494	—	—		7,488,494
General and administrative	3,036,157	343,742	—		3,379,899	2,756,496	1,152,287	(T)	63,355,349
							52,400,000	(X)
							3,666,667	(Z)
Administrative expenses – related party	—	—	—		—	102,143	—		102,143
Franchise tax expense	—	—	—		—	201,515	—		201,515
Research and development	1,622,264	492,896	—		2,115,160	—	—		2,115,160
Sales and marketing	3,524,615	328,441	—		3,853,056	—	—		3,853,056
Foreign exchange loss	7,166	—	—		7,166	—	—		7,166
Depreciation of capital assets	57,402	23,731	—		81,133	—	—		81,133
Depreciation of right-of-use assets	95,322	—	—		95,322	—	—		95,322
Amortization of intangible assets	97,013	—	345,680	(Y)	442,693	—	—		442,693
Stock based compensation	1,414,479	66,281	—		1,480,760	—	—		1,480,760
Total expenses	17,053,277	1,544,726	345,680		18,943,683	3,060,154	57,218,954		79,222,791
Loss from operations	(7,586,914)	(957,815)	(345,680)		(8,890,409)	(3,060,154)	(57,218,954)		(69,169,517)
Interest income on investments held in Trust Account	—	—	—		—	23,016	(23,016)	(U)	—
Changes in fair value of warrant liability	—	—	—		—	(10,418,045)	(509,025)	(V)	(10,927,070)
Changes in fair value of forward purchase securities liability	—	—	—		—	(4,452,968)	4,452,968	(W)	—
Interest income, net	16,443	1,229	—		17,672	—	—		17,672
Other income (expense), net	168,840	(86,236)	—		82,604	—	—		82,604
Finance costs	(2,925,499)	—	—		(2,925,499)	—	—		(2,925,499)
Change in fair value of option	(3,214,286)	—	—		(3,214,286)	—	—		(3,214,286)
Loss before income tax expense	(13,541,416)	(1,042,822)	(345,680)		(14,929,918)	(17,908,151)	(53,298,027)		(86,136,096)
Income tax expense	(575)	(745)	—		(1,320)	—	—		(1,320)
Deferred tax recovery	128,459	—	—		128,459	—	—		128,459
Net loss	(13,413,532)	(1,043,567)	(345,680)		(14,802,779)	(17,908,151)	(53,298,027)		(86,008,957)

Weighted average number of shares of common stock outstanding:
Class A – Public shares						25,643,836			—
Class A – Private placement						598,356			—
Class A – Common stock						—			187,893,728
Class B – Common stock						7,500,000			—
Basic and diluted net loss per share:
Class A – Public shares						$(0.53)			$—
Class A – Private placement						$(0.53)			$—
Class A – Common stock						$—		(AA)	$(0.46)
Class B – Common stock						$(0.53)			$—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
December 31, 2021 — (Continued)

							Maximum Redemption
	Rumble Inc. (Historical)	Locals Technology Inc. (Historical)	Transaction Accounting Adjustments (Acquisition of Locals Technology Inc.)	Notes	Pro Forma Financial Information (Adjusted for Acquisition of Locals Technology Inc.	CF Acquisition Corp. VI. (Historical)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Notes	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$9,466,363	$586,911	$—		$10,053,274	$—	$—		$10,053,274
Expenses
Cost of revenues, exclusive of depreciation and amortization	7,198,859	289,635	—		7,488,494	—	—		7,488,494
General and administrative	3,036,157	343,742	—		3,379,899	2,756,496	1,152,287	(T)	63,355,349
							52,400,000	(X)
							3,666,667	(Z)
Administrative expenses – related party	—	—	—		—	102,143	—		102,143
Franchise tax expense	—	—	—		—	201,515	—		201,515
Research and development	1,622,264	492,896	—		2,115,160	—	—		2,115,160
Sales and marketing	3,524,615	328,441	—		3,853,056	—	—		3,853,056
Foreign exchange loss	7,166	—	—		7,166	—	—		7,166
Depreciation of capital assets	57,402	23,731	—		81,133	—	—		81,133
Depreciation of right-of-use assets	95,322	—	—		95,322	—	—		95,322
Amortization of intangible assets	97,013	—	345,680	(Y)	442,693	—	—		442,693
Stock based compensation	1,414,479	66,281	—		1,480,760	—	—		1,480,760
Total expenses	17,053,277	1,544,726	345,680		18,943,683	3,060,154	57,218,954		79,222,791
Loss from operations	(7,586,914)	(957,815)	(345,680)		(8,890,409)	(3,060,154)	(57,218,954)		(69,169,517)
Interest income on investments held in Trust Account	—	—	—		—	23,016	(23,016)	(U)	—
Changes in fair value of warrant liability	—	—	—		—	(10,418,045)	(509,025)	(V)	(10,927,070)
Changes in fair value of forward purchase securities liability	—	—	—		—	(4,452,968)	4,452,968	(W)	—
Interest income, net	16,443	1,229	—		17,672	—	—		17,672
Other income (expenses), net	168,840	(86,236)	—		82,604	—	—		82,604
Finance costs	(2,925,499)	—	—		(2,925,499)	—	—		(2,925,499)
Change in fair value of option	(3,214,286)	—	—		(3,214,286)	—	—		(3,214,286)
Loss before income tax expense	(13,541,416)	(1,042,822)	(345,680)		(14,929,918)	(17,908,151)	(53,298,027)		(86,136,096)
Income tax expense	(575)	(745)	—		(1,320)	—	—		(1,320)
Deferred tax recovery	128,459	—	—		128,459	—	—		128,459
Net loss	(13,413,532)	(1,043,567)	(345,680)		(14,802,779)	(17,908,151)	(53,298,027)		(86,008,957)

Weighted average number of shares of common stock outstanding:
Class A – Public shares						25,643,836			—
Class A – Private placement						598,356			—
Class A – Common stock						—			173,384,067
Class B – Common stock						7,500,000			—
Basic and diluted net loss per share:
Class A – Public shares						$(0.53)			$—
Class A – Private placement						$(0.53)			$—
Class A – Common stock						$—		(AA)	$(0.50)
Class B – Common stock						$(0.53)			$—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 — Basis of Presentation

The unaudited pro forma condensed combined financial information has been adjusted to include Transaction Accounting Adjustments (discussed within the notes below) which reflect the application of the accounting required by GAAP. The Transaction Accounting Adjustments for the Business Combination consist of those necessary to account for the Business Combination. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination, the PIPE Investments, the Forward Purchase Contract and certain other adjustments.

Under each redemption scenario, the Business Combination will be accounted for as a reverse recapitalization because Rumble has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts and circumstances taking into consideration both the no redemption and illustrative redemption scenario:

•        The pre-combination equity holders of Rumble will hold the majority of, among others, voting rights in the Combined Entity;

•        The pre-combination equity holders of Rumble will collectively hold voting power giving them the right to appoint the majority of the directors on the Combined Entity Board;

•        Senior management of Rumble will comprise the senior management of the Combined Entity;

•        Operations of Rumble will comprise the ongoing operations of the Combined Entity; and

•        Rumble is significantly larger than CF VI in terms of revenue, total assets (excluding cash) and employees.

Under the reverse recapitalization model, the Business Combination will be treated as Rumble issuing equity for the net assets of CF VI, with no goodwill or intangible assets recorded.

Note 2 — Transaction Accounting Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2022

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:

(A)    Represents the release of the restricted cash and cash equivalents held in the Trust Account upon consummation of the Business Combination at Closing. Under the “No Redemption Scenario”, cash and cash equivalents increased by $300,004,850 with a corresponding decrease to cash and cash equivalents held in Trust Account.

(B)    Represents the gross proceeds from the issuance in the PIPE Investment to certain investors of 8,500,000 shares of Class A Common Stock at a price of $10.00 per share. Accordingly, cash and cash equivalents increased by $85,000,000 with a corresponding increase in Class A Common Stock of $850 and $84,999,150 to additional paid-in capital. Transaction costs incurred to the PIPE Investment are discussed in tickmark (H) below.

(C)    Represents the issuance in the Forward Purchase Contract to the Sponsor of 1,875,000 shares of Class A Common Stock at a blended price of $8.00 per share. Accordingly, cash and cash equivalents increased by $15,000,000 with a corresponding increase in Class A Common Stock of $188 and $14,999,812 to additional paid-in capital. In conjunction with the Forward Purchase Contract, CF VI will issue 375,000 Warrants to purchase Class A Common Stock, which are included within warrant liability as discussed in tickmark (S) below.

(D)    Represents gross proceeds from the issuance in the Key Individual Subscription Agreement for 106,428,676 shares of Class D Common Stock. Accordingly, cash and cash equivalents increased by $1,000,000 with a corresponding increase in Class D Common Stock of $10,643 and $989,357 to additional paid-in capital.

(E)    Represents the subscription of Class C Common Stock by Rumble Electing Shareholders as discussed in tickmark (J) below. Accordingly, cash and cash equivalents increased by $17,006 with a corresponding increase in Class C Common Stock of $17,006.

(F)    Represents the repurchase of 1,100,000 ExchangeCo Exchangeable Shares and concurrent repurchase of 1,100,000 shares of Class C Common Stock at $10.00 per share for a total repurchase price of $11,000,000. Accordingly, cash and cash equivalents decreased by $11,000,000 with corresponding decreases in Class C Common Stock of $110 and additional paid-in capital of $10,999,890.

(G)    Represents the repayment of the outstanding $1,983,691 balance on the Sponsor loan — promissory notes.

(H)    Represents the payment of $55,000,000 of estimated transaction costs at Closing in connection with the Business Combination. Of the total, $50,000,000 relates to advisory, legal and other fees, $2,600,000 relates to PIPE placement agent fees, and $2,400,000 relates to D&O insurance. Of these expenses, $2,600,000 are expected to be recorded within additional paid-in capital and the remaining $52,400,000 will be included within accumulated deficit and within net loss for the year ended December 31, 2021, as noted in pro forma adjustment tickmark (X).

         Of the total estimated transaction costs, $10,500,000 business combination marketing fee, $15,000,000 advisory fee and $1,700,000 PIPE placement agent fees are payable to CF&Co., an affiliate of CF VI and the Sponsor.

(I)     Represents, under the “No Redemption Scenario”, the reclassification of Class A Common Stock subject to possible redemption to permanent equity immediately prior to the Closing and reflects a $300,000,000 decrease in Class A Common Stock subject to possible redemption and an increase of $3,000 to Class A Common Stock and an increase of $299,997,000 to additional paid-in capital.

(J)     Represents the exchange of equity interests in Rumble, including all issued and outstanding Rumble Preference Shares, the Rumble Class A Common Shares and the Rumble Class B Common Shares by Electing and Non-Electing Shareholders. Each Rumble Preference Share that is issued and outstanding is automatically exchanged into one newly issued Rumble Class A Common Share. The Electing Shareholders exchange their respective Rumble Class A Shares for 24.7214 ExchangeCo Exchangeable Shares and pursuant to a separate subscription, subscribe for a corresponding number of shares of Class C Common Stock, as discussed in tickmark (E) above. The Non-Electing Shareholders exchange their respective Rumble Class A Common Shares for 24.7214 shares of Class A Common Stock. Under the “Redemption Scenarios”, Class A Common Stock increased by $4,901, Rumble Preference Shares and Rumble Class A Common Shares and Rumble Class B Common Shares decreased by $16,789,203 and $43,353,370 respectively, and additional paid-in capital increased by $60,137,672.

(K)    Represents the exchange of a performance-based Rumble Warrant for Class A Common Stock, which had a fair value of $1,152,287 on issuance date. Accordingly, Class A Common Stock increased by $1,424 with corresponding increases in additional paid-in capital of $1,150,863, and accumulated deficit increased $1,152,287.

(L)    Represents the conversion of existing CF VI Class B Common Stock into Class A Common Stock resulting in a $750 increase to Class A Common Stock and corresponding decrease to CF VI Class B Common Stock.

(M)   [Intentionally omitted]

(N)    Represents the elimination of CF VI’s historical accumulated deficit of $37,093,876.

(O)    Represents the release of the restricted cash and cash equivalents held in the Trust Account upon consummation of the Business Combination at Closing. Under the “Intermediate Redemptions Scenario”, cash and cash equivalents increased $162,502,425, cash and cash equivalents held in trust account decreased $300,004,850 and redeemable Class A Common Stock decreased by $137,502,425 as discussed in tickmark (P) below. Please refer to “Basis of Pro Forma Presentation” above for calculations assuming intermediate redemptions.

(P)    Under the “Intermediate Redemptions Scenario”, redeemable Class A Common Stock and cash are each reduced by $137,502,425 related to redemptions (as discussed and calculated above in the “Basis for Pro Forma Presentation”) and $162,497,575 to reclassify the remaining balance to permanent equity, with an increase of $1,625 to Class A Common Stock and an increase of $162,495,950 to additional paid-in capital. As noted in the “Unaudited Condensed Combined Pro Forma Balance Sheet” above, $162,497,575 reclassified to permanent equity represents the difference between the March 31, 2022 balance of Class A Common Stock subject to possible redemption of $300,000,000 and the intermediate redemption amount of $137,502,425 (as calculated in the “Basis for Pro Forma Presentation”).

(Q)    Represents the release of the cash and cash equivalents held in the Trust Account upon consummation of the Business Combination at Closing. Under the “Max Redemption Scenario”, cash and cash equivalents increased $25,000,000, cash and cash equivalents held in trust account decreased $300,004,850 and redeemable Class A Common Stock decreased by $275,004,850 as discussed in tickmark (R) below. Please refer to “Basis of Pro Forma Presentation” above for calculations assuming maximum redemptions.

(R)    Under the “Max Redemption Scenario”, redeemable Class A Common Stock and cash are each reduced by $275,004,850 related to redemptions (as discussed and calculated above in the “Basis for Pro Forma Presentation”) and $24,995,150 to reclassify the remaining balance to permanent equity, with an increase of $250 to Class A Common Stock and an increase of $24,994,900 to additional paid-in capital. As noted in the “Unaudited Condensed Combined Pro Forma Balance Sheet” above, $24,995,150 reclassified to permanent equity represents the difference between the March 31, 2022 balance of CF VI Class A Common Stock subject to possible redemption of $300,000,000 and the maximum redemption amount of $275,004,850 (as calculated in the “Basis for pro Form Presentation”).

(S)    Represents the reclassification of the Forward Purchase Contract liability to equity and warrant liability. CF VI entered into Forward Purchase Contract with the Sponsor at the time of the IPO that provided (i) shares of Class A Common Stock at a price of $10.00 per share for 1,500,000 shares and 375,000 shares of Class A Common Stock (for no additional consideration) and (ii) 375,000 CF VI Warrants to purchase Class A Common Stock under similar terms as the CF VI Private Warrants. In conjunction with the consummation of the Business Combination, the Sponsor will receive shares of Class A Common Stock and Warrants. The proceeds from the Forward Purchase Contract are recorded in tickmark (C). The liability for the Forward Purchase Contract of $7,491,200 will be reclassified with corresponding increase in warrant liability of $322,500 and corresponding increase of $7,168,700 to additional paid-in capital.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the Three Months Ended March 31, 2022 and Year Ended December, 2021

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2022 and year ended December 31, 2021 are as follows:

(T)    Represents the exchange of performance-based Rumble Warrant with fair value of $1,152,287 on issuance date.

(U)    Represents the elimination of investment income on the Trust Account.

(V)    Represents the mark-to-market activity on the warrant liability associated with the Forward Purchase Contract for the three months ended March 31, 2022 and year ended December 31, 2021. Upon the consummation of the Business Combination, the Sponsor will purchase the CF VI Warrants pursuant to the Forward Purchase Contract as described in tickmark (S) above. Accordingly, the change in fair value of the warrant liability increased $313,163 for the three months ended March 31, 2022 and increased $509,025 for the year ended December 31, 2021.

(W)   Represents the mark-to-market activity on the Forward Purchase Contract liability for the three months ended March 31, 2022 and year ended December 31, 2021. Upon the consummation of the Business Combination, the Forward Purchase Contract liability will be reclassified to equity and warrant liability as described in tickmark (S) above. Accordingly, the change in the fair value of forward purchase securities liability related to the Forward Purchase Contract will decrease by $3,038,232 for the three months ended March 31, 2022 and decrease by $4,452,968 for the year ended December 31, 2021.

(X)    Represents expenses incurred in conjunction with the Business Combination.

(Y)    The table below indicates the fair value and related amortization expense of each of the identifiable intangible assets acquired in the Locals Acquisition:

			Pro Forma Amortization Expense
	Asset Fair Value	Useful Life (Years)	For the Period January 1 to October 25, 2021
Brand	1,284,000	10	104,831
Technology	1,475,000	5	240,849
Total	2,759,000		345,680

The fair values reflected above were determined in accordance with ASC 820, Fair Value Measurements. Brand fair value was determined using an income approach under a relief-from-royalty method and the projected cash savings over an estimated period of time that would otherwise be required to license this asset. Technology fair value was determined using a replacement cost approach with an estimate developed from the direct costs associated with reproducing the technology.

(Z)    Represents the increase in stock-based compensation expense incurred following the closing of the Business Combination in conjunction with the one-time grant of 1,100,000 restricted shares of Class A Common Stock, or restricted stock awards, that will be issued to Chris Pavlovski upon the closing of the Business Combination that will vest in substantially equal annual installments for three years following the closing of the Business Combination, subject to Mr. Pavlovski’s continued employment through each vesting date.

(AA) Represents the net loss per share calculated using the weighted average shares outstanding and the issuance of additional shares of Class A Common Stock in connection with the Business Combination, assuming that the shares were outstanding since January 1, 2021. As Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for net loss per share assumes that the shares issuable related to the Business Combination have been outstanding for the entire period presented.

The combined financial information has been prepared assuming a “No Redemption”, “Intermediate Redemption”, and “Max Redemption” scenario. As Rumble was in a net loss under each scenario presented, giving effect to unvested share-based compensation or outstanding warrants was not considered in the calculation of diluted net loss per share, since the inclusion of such unvested share-based compensation and warrants would be anti-dilutive.

	Three Months Ended March 31, 2022
	Assuming No Redemption	Assuming Intermediate Redemption	Assuming Maximum Redemption
Pro forma net loss	$(12,207,609)	$(12,207,609)	$(12,207,609)
Weighted average common stock outstanding, basic and diluted	202,770,057	188,260,395	173,750,734
Net loss per share of common stock, basic and diluted	(0.06)	(0.06)	(0.07)
CF VI Public Stockholders	30,000,000	16,249,757	2,499,515
Sponsor Related Parties and Other Holders of Founder Shares(1)	10,437,750	9,678,331	8,918,912
Rumble Shareholders(2)(3)	156,158,807	156,158,807	156,158,807
PIPE Investors	6,173,500	6,173,500	6,173,500
	202,770,057	188,260,395	173,750,734
	Year Ended December 31, 2021
	Assuming No Redemption	Assuming Intermediate Redemption	Assuming Maximum Redemption
Pro forma net loss	$(86,008,957)	$(86,008,957)	$(86,008,957)
Weighted average common stock outstanding, basic and diluted	202,403,390	187,893,728	173,384,067
Net loss per share of common stock, basic and diluted	(0.42)	(0.46)	(0.50)
CF VI Public Stockholders	30,000,000	16,249,757	2,499,515
Sponsor Related Parties and Other Holders of Founder Shares(1)	10,437,750	9,678,331	8,918,912
Rumble Shareholders(2)(3)	155,792,140	155,792,140	155,792,140
PIPE Investors	6,173,500	6,173,500	6,173,500
	202,403,390	187,893,728	173,384,067

____________

(1)      Excludes 1,963,750, 2,723,169 and 3,482,588 shares of Class A Common Stock in the No Redemption, Intermediate Redemption and Maximum Redemption scenarios, respectively, held by the Sponsor that will be subject to forfeiture and cancellation based on the earnout in the Sponsor Support Agreement. The Sponsor shares subject to forfeiture and cancellation based on earnout are deemed to be contingently issuable shares and excluded from the calculation of basic and diluted net loss per share in accordance with ASC 260, Earnings Per Share.

(2)      1,100,000 restricted shares of Class A Common Stock, or restricted stock awards, will be issued to Chris Pavlovski upon the closing of the Business Combination, which will vest in substantially equal annual installments for three years following the closing of the Business Combination, subject to Mr. Pavlovski’s continued employment through each vesting date. The continued employment vesting requirement is considered a contingency and any unvested restricted stock awards are excluded from the calculation of basic and diluted net loss per share until vested in accordance with ASC 260, Earnings Per Share. As such, 733,333 and 1,100,000 shares are excluded for the three months ended March 31, 2022 and year ended December 31, 2021, respectively.

(3)      Excludes 76,410,222 Forfeiture Escrow Shares held by the former Rumble Shareholders that will, upon achievement of certain earnout milestones, be earned by such shareholders. The Forfeiture Escrow Shares subject to earnout are deemed to be contingently issuable shares and excluded from the calculation of basic and diluted net loss per share in accordance with ASC 260, Earnings Per Share.

SPECIAL MEETING OF CF VI STOCKHOLDERS

General

CF VI is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the CF VI Board for use at the Special Meeting to be held on            , 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus provides CF VI Stockholders with information they need to know to be able to vote or direct their vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held on            , 2022, at            Eastern Time. The meeting will be held virtually over the Internet by means of a live audio webcast. You will be able to attend, vote your shares and submit questions during the Special Meeting via a live webcast available at            .

Purpose of the Special Meeting

CF VI Stockholders are being asked to vote on the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal, the Charter Amendment Proposals and the Adjournment Proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of CF VI Common Stock at the close of business on            , 2022 which is the Record Date. You are entitled to one vote for each share of CF VI Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 38,200,000 shares of CF VI Common Stock outstanding, of which 30,00,000 are CF VI Public Shares, 7,500,000 are Founder Shares held by the Sponsor and two of the independent directors of CF VI and 700,000 are CF VI Placement Shares held by the Sponsor.

Vote of the Sponsor, Directors and Officers

In connection with the IPO and the appointment of each of its directors and officers, CF VI entered into agreements with the Sponsor and each of its directors and officers pursuant to which each agreed to vote any shares of CF VI Common Stock owned by it in favor of the Business Combination Proposal. These agreements apply to the Sponsor and CF VI’s directors and officers as it relates to the Founder Shares and CF VI Placement Shares and the requirement to vote such shares in favor of the Business Combination Proposal. As a result, CF VI would need only 10,900,001, or approximately 36.3%, of the 30,000,000 CF VI Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved.

In connection with the IPO, the Sponsor and CF VI’s officers and directors agreed to waive any redemption rights with respect to any shares of CF VI Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF VI’s officers and directors did not receive separate consideration for the waiver. The Founder Shares and the CF VI Placement Shares held by the Sponsor and CF VI’s directors and officers have no redemption rights upon CF VI’s liquidation and will be worthless if CF VI fails to consummate a business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter).

Quorum and Required Vote for CF VI Stockholder Proposals

A quorum of CF VI Stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the shares of CF VI Common Stock issued and outstanding and entitled to vote at the Special Meeting is present via the virtual meeting platform or represented by proxy at the Special Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VI Common Stock as of the Record Date. Accordingly, a CF VI Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals.

The approval of the election of each director nominee pursuant to the Director Election Proposal requires the affirmative vote of a plurality of the shares of CF VI Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. The approval of the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Adjournment Proposal each require the affirmative vote of the holders of a majority of the shares of CF VI Common Stock present via the virtual meeting platform or represented by proxy and voted thereon at the Special Meeting. A CF VI Stockholder’s failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal or the Adjournment Proposal.

The Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals are subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals will not be presented to CF VI Stockholders at the Special Meeting. The Business Combination Proposal is also subject to and conditioned on the approval of the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal or any of the other Proposals (except for the Adjournment Proposal) does not receive the requisite vote for approval, we will not then consummate the Business Combination. If CF VI does not consummate the Business Combination and fails to complete an initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), CF VI will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to its public stockholders in accordance with the CF VI Charter, subject to payment of CF VI’s tax obligations and up to $100,000 of dissolution expenses.

Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of the vote on the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal or the Adjournment Proposal. The approval of the Business Combination Proposal and the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VI Common Stock as of the Record Date. Accordingly, a CF VI Stockholder’s failure to vote by proxy or to vote virtually at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Charter Amendment Proposals.

Broker non-votes will not be counted as present for the purposes of establishing a quorum and will have no effect on any of the Proposals.

Recommendation of the CF VI Board

The CF VI Board has unanimously determined that each of the Proposals is fair to and in the best interests of CF VI and the CF VI Stockholders and has unanimously approved such Proposals. The CF VI Board unanimously recommends that the CF VI Stockholders:

•        vote “FOR” the Business Combination Proposal;

•        vote “FOR” the election of each director nominee pursuant to the Director Election Proposal;

•        vote “FOR” the Nasdaq Proposals;

•        vote “FOR” the Stock Incentive Plan Proposal;

•        vote “FOR” each of the Charter Amendment Proposals; and

•        vote “FOR” the Adjournment Proposal (if it is presented at the meeting).

When you consider the recommendation of the CF VI Board in favor of approval of the Proposals, you should keep in mind that the Sponsor and CF VI’s directors and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. These interests include, among other things:

•        the CF VI Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the CF VI Charter. CF VI does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target. In the course of their other business activities, CF VI’s officers and directors may become aware of other investment and business opportunities which may be appropriate for presentation to CF VI as well as the other entities with which they are affiliated. CF VI’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF VI is presented with it;

•        unless CF VI consummates an initial business combination, CF VI’s officers and directors and the Sponsor will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF VI, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (which such unreimbursed expenses amounted to $189,662 as of June 30, 2022, all of which were repaid to the Sponsor on July 1, 2022);

•        the fact that the Sponsor has made outstanding loans to CF VI in the aggregate amount of $2,173,353 as of June 30, 2022 (which consists of $1,750,000 outstanding under the Sponsor Loan and $423,353 outstanding under the Working Capital Loans), which amount CF VI will be unable to repay to the Sponsor to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        the 700,000 CF VI Placement Units (comprised of 700,000 CF VI Placement Shares and 175,000 CF VI Placement Warrants) purchased by the Sponsor for $7.0 million will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the 700,000 CF VI Placement Units, and the underlying 700,000 CF VI Placement Shares and 175,000 CF VI Placement Warrants, will not be sold or transferred by it until 30 days after CF VI has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid $25,000, or approximately $0.001 per share, for the Founder Shares (of which it currently holds 7,480,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $74.9 million, based on the closing price of CF VI Class A Common Stock on July 8, 2022, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VI’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor has agreed not to redeem any of the Founder Shares or CF VI Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if CF VI does not complete an initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), the proceeds from the sale of the CF VI Placement Units of $7.0 million will be included in the liquidating distribution to CF VI’s public stockholders and the CF VI Placement Warrants will expire worthless;

•        the fact that upon completion of the Business Combination, a business combination marketing fee of $10.5 million, $15.0 million of M&A advisory fees (which may be reduced if the CF VI Transaction Expenses exceed the CF VI Transaction Expenses Cap, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”), and approximately $1.7 million of placement agent fees will be payable to CF&Co., an affiliate of CF VI and the Sponsor;

•        if the Trust Account is liquidated, including in the event CF VI is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF VI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF VI Public Share by the claims of prospective target businesses with which CF VI has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to CF VI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor has agreed to invest $7.59 million in the PIPE Investment and a number of officers and employees of Cantor and its affiliates (and family members of such persons) have agreed to invest approximately $15.68 million in the PIPE Investment (which investments are on the same terms as the other PIPE Investors);

•        the fact that in connection with the IPO, the Sponsor agreed, upon the closing of CF VI’s initial business combination, to invest $15.0 million in exchange for the Forward Purchase Securities (comprised of 1,875,000 shares of Class A Common Stock and 375,000 Warrants), which (assuming a $10.00 share price and a warrant price of $0.99, which was the closing price of a CF VI Warrant on the day prior to announcement of the Business Combination) would represent a discount of approximately 21.5% to the price being paid by the PIPE Investors for the PIPE Shares being issued;

•        the fact that two of CF VI’s independent directors own an aggregate of 20,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $200,200, based on the closing price of CF VI Class A Common Stock on July 8, 2022, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that CF VI’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

Other than arising out of the proposed Business Combination and related transactions, none of CF VI, the Sponsor, or their respective affiliates has ever had, or currently has, any interest in, or affiliation with, Rumble. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of CF VI’s officers and directors to enter into the Business Combination Agreement and CF VI’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize CF VI’s officers and directors to complete an initial business combination, even if on terms less favorable to CF VI Stockholders compared to liquidating CF VI, because, among other things, if CF VI is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF VI Placement Units and the CF VI independent directors’ Founder Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $82.3 million based on the closing price of CF VI Class A Common Stock and CF VI Units on July 8, 2022), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF VI would not be repaid to the extent such amounts exceed cash held by CF VI outside of the Trust Account (which such expenses and loans, as of May 31, 2022, amounted to $2,124,331), and CF&Co. would not receive the business combination marketing fee of $10.5 million, the M&A advisory fee of $15.0 million (which may be reduced, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”) and the placement agent fees amounting to approximately $1.7 million (equal to up to approximately $27.2 million, in the aggregate). Upon completion of the Business Combination, it is not anticipated that any persons associated with CF VI will be employed by or provide services to the Combined Entity, and there have been no conversations regarding the same. As of the date of this proxy statement/prospectus, there is no formal or informal agreement for CF&Co. to be retained by the Combined Entity after Closing.

For more information, see the section above entitled “Business Combination Proposal — Interests of Certain Persons in the Transactions.”

Voting Your Shares — Stockholders of Record

Each share of CF VI Common Stock that you own in your name entitles you to one vote. If you are a record owner of your shares, there are two ways to vote your shares of CF VI Common Stock at the Special Meeting:

•        You Can Vote By Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the CF VI Board “FOR” the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal, the Charter Amendment Proposals and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote During the Meeting.    You can access the Special Meeting by visiting the website            . You will need your control number for access. If you do not have a control number, please contact Continental Stock Transfer. Please allow up to 48 hours prior to the meeting for processing your control number. Instructions on how to attend and participate at the Special Meeting are available at            .

Voting Your Shares — Beneficial Owners

If your shares of CF VI Common Stock are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement/prospectus is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement/prospectus. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from the broker, bank or other nominee. Please see “— Attending the Special Meeting” below.

Attending the Special Meeting

Only CF VI Stockholders on the Record Date or their legal proxyholders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact CF VI’s transfer agent, Continental Stock Transfer & Trust Company.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify CF VI’s secretary in writing before the Special Meeting that you have revoked your proxy; or

•        you may attend the Special Meeting, revoke your proxy, and vote via the virtual meeting platform as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your CF VI Common Stock, you may call Morrow, CF VI’s proxy solicitor, at (800) 662-5200 or (203) 658-9400 (banks and brokers) or email at CFVI.info@investor.morrowsodali.com.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Director Election Proposal, Nasdaq Proposals, the Stock Incentive Plan Proposal, the Charter Amendment Proposals and the Adjournment Proposal. Under the CF VI Bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Special Meeting.

Redemption Rights

Pursuant to the CF VI Charter, any holders of CF VI Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less taxes payable, calculated as of two (2) business days prior to the consummation of the Business Combination. If a demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of the IPO (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to it to pay CF VI’s taxes). For illustrative purposes, based on funds in the Trust Account of approximately $300.3 million on June 30, 2022, the estimated per share redemption price would have been approximately $10.01.

In order to exercise your redemption rights, you must:

•        prior to 5:00 PM Eastern Time on            , 2022 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your CF VI Public Shares for cash to Continental Stock Transfer & Trust Company, CF VI’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

•        In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of CF VI Common Stock; and

•        deliver your CF VI Public Shares either physically or electronically through DTC to CF VI’s transfer agent at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is CF VI’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, CF VI does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your CF VI Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with CF VI’s consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to CF VI’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that CF VI’s transfer agent return the shares (physically or electronically). You may make such request by contacting CF VI’s transfer agent at the phone number or address listed above.

Prior to exercising redemption rights, CF VI Stockholders should verify the market price of CF VI Common Stock, as they may receive greater proceeds from the sale of their CF VI Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. There can be no assurances that you will be able to sell your shares of CF VI Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in CF VI Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of CF VI Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Combined Entity, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and CF VI does not consummate an initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), CF VI will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in such account to the public stockholders and the CF VI Warrants will expire worthless.

In connection with the IPO, the Sponsor and CF VI’s officers and directors agreed to waive any redemption rights with respect to any shares of CF VI Common Stock held by them in connection with the completion of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF VI’s officers and directors did not receive separate consideration for the waiver.

Appraisal and Dissenting Rights

CF VI Stockholders

CF VI Stockholders do not have appraisal rights in connection with the Business Combination or the other proposals.

Rumble Shareholders

A registered holder of Rumble Shares (on behalf of itself or on behalf of one or more beneficial holders of Rumble Shares) may exercise dissent rights in connection with the Arrangement pursuant to and in the manner set forth in section 185 of the OBCA, as modified by the Interim Order and the Plan of Arrangement.

Section 185 of the OBCA provides registered shareholders of a corporation with the right to dissent from certain resolutions that effect extraordinary corporate transactions or fundamental corporate changes. Any registered holder of Rumble Shares who dissents from the Arrangement in compliance with Section 185 of the OBCA, as modified or supplemented by the Plan of Arrangement and the Interim Order, will be entitled, if ultimately successful and in the event the Arrangement becomes effective, to be paid the fair value of the Dissenting Shares held by such dissenting shareholder determined as of the close of business on the last business day before the day on which the Rumble Arrangement Resolution is approved. If a dissenting shareholder is ultimately not entitled, for any reason, to be paid fair value for such Rumble Shares, such shareholder shall be treated as having participated in the Arrangement on the same basis as a Rumble Shareholder who has not exercised dissent rights.

In no case will Rumble, the Combined Entity or any other person be required to recognize holders of Rumble Shares who exercise dissent rights after the Arrangement Effective Time as holders of Combined Entity Common Stock after the Closing, and the names of such Rumble Shareholders who exercise dissent rights will be removed from the Combined Entity’s register of shareholders as of the Closing.

Proxy Solicitation

CF VI is soliciting proxies on behalf of the CF VI Board. This solicitation is being made by mail but also may be made by telephone, on the Internet or in person. CF VI and its directors, officers and employees may also solicit proxies in person. CF VI will file with the SEC all scripts and other electronic communications as proxy soliciting materials. CF VI will bear the cost of the solicitation.

CF VI has hired Morrow to assist in the proxy solicitation process. CF VI will pay Morrow a fee of $35,000, plus disbursements of its expenses in connection with services relating to the Special Meeting.

CF VI will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. CF VI will reimburse them for their reasonable expenses in connection with such efforts.

Stock Ownership

As of the Record Date, the Sponsor beneficially owns an aggregate of 21.4% of the outstanding shares of CF VI Common Stock. The Sponsor has agreed to vote all of its Founder Shares, CF VI Placement Shares and any CF VI Public Shares acquired by it in favor of the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Sponsor has not acquired any CF VI Public Shares.

THE BUSINESS COMBINATION PROPOSAL

Overview

Holders of CF VI Common Stock are being asked to approve and adopt the Business Combination Agreement and the Business Combination. CF VI Stockholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section titled “— The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

Because CF VI is holding a stockholder vote on the Business Combination, CF VI may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of CF VI Common Stock as of the Record Date for the Special Meeting.

The Business Combination Agreement

The following is a summary of the material terms of the Business Combination Agreement. A copy of the Business Combination Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. The Business Combination Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about CF VI or Rumble. The following description does not purport to be complete and is qualified in its entirety by reference to the Business Combination Agreement. You should refer to the full text of the Business Combination Agreement for details of the Business Combination and the terms and conditions of the Business Combination Agreement. Any defined terms used in this summary but not defined in this summary shall have the meanings set forth in the Business Combination Agreement.

The Business Combination Agreement contains representations and warranties that CF VI and Rumble have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other party and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters exchanged by the parties in connection with signing the Business Combination Agreement. While CF VI and Rumble do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Business Combination Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about CF VI or Rumble, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between CF VI and Rumble and are modified by the disclosure letters.

General; Structure of the Business Combination; Closing

CF VI and Rumble entered into the Business Combination Agreement on December 1, 2021, pursuant to which CF VI and Rumble agreed to undertake the Business Combination. The terms of the Business Combination Agreement, which contains customary representations and warranties, covenants, closing conditions and other terms relating to the Business Combination, are summarized below.

The Business Combination will be implemented by the filing of the Articles of Arrangement with the Director appointed pursuant to Section 278 of the OBCA, and will be effective on the Closing Date at the Arrangement Effective Time. The parties will hold the Closing on (a) the third business day following the satisfaction or waiver of the conditions described below (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or (b) such other date as agreed to by CF VI and Rumble in writing.

Under the Business Combination Agreement, Canadian shareholders of Rumble are entitled to elect to transfer their Rumble Shares to ExchangeCo, a wholly owned subsidiary of CF VI incorporated on December 6, 2021 under the OBCA, rather than directly to CF VI, in order to allow them to effect the exchange of their Rumble Shares on a tax-deferred basis for Canadian income tax purposes. In consideration, ExchangeCo will issue to the Electing Shareholders, for each Rumble Share, that number of ExchangeCo Exchangeable Shares equal to the Rumble Exchange

Ratio. Each ExchangeCo Exchangeable Share will be exchangeable for one share of Class A Common Stock, in accordance with the rights and restrictions attached to the ExchangeCo Exchangeable Shares. Among other things, the ExchangeCo Exchangeable Share rights provide that the ExchangeCo Exchangeable Shares shall be entitled to the same distributions as, and have economic (but not voting) equivalence with, the Class A Common Stock.

Conversion/Exchange of Securities

At the Arrangement Effective Time, pursuant to the terms of the Business Combination Agreement and the Plan of Arrangement and without any action on the part of CF VI, Rumble, or any Rumble Shareholder:

Rumble Shares

•        each Rumble Class A Preferred Share that is issued and outstanding immediately prior to the Arrangement Effective Time (other than any shares of treasury stock and Dissenting Shares) shall automatically be exchanged for one newly issued Rumble Class A Common Share;

•        each Rumble Share that is issued and outstanding immediately prior to the Arrangement Effective Time (other than any shares of treasury stock and any Dissenting Shares), along with each Rumble Share issued to former holders of Rumble Class A Preferred Shares as described above, shall automatically be exchanged for the right to receive, upon delivery of the Transmittal Documents in accordance with the Business Combination Agreement and the Plan of Arrangement, (a) in the case of Non-Electing Rumble Shareholders, such number of newly issued shares of Class A Common Stock, or (b) in the case of Electing Shareholders, such number of newly issued shares of ExchangeCo Exchangeable Shares, that is in each case equal to the Rumble Exchange Ratio, subject to rounding as set out in the Business Combination Agreement and the Plan of Arrangement; concurrently with the exchange of Rumble Shares for ExchangeCo Exchangeable Shares, the Electing Shareholders will subscribe, pursuant to a separate subscription, for a corresponding number of shares of Class C Common Stock;

•        if there is any stock of Rumble that is owned by Rumble as treasury shares or any stock of Rumble owned by any direct or indirect subsidiary of Rumble immediately prior to the Arrangement Effective Time, such stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor;

•        each Rumble Option, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Rumble Shares and shall be exchanged for Exchanged Rumble Options based on the Option Exchange Ratio. Each Exchanged Rumble Option will entitle the holder to purchase one Base Option Share, together with a fraction of a Tandem Option Earnout Share equal to the Option Earnout Fraction. The aggregate exercise price per Base Option Share together with the related fraction of the Tandem Option Earnout Share (the “Exercise Price”) shall be equal to (A) the exercise price per Rumble Share of such Rumble Option immediately prior to the Arrangement Effective Time, divided by (B) the Option Exchange Ratio (rounded up to the nearest whole cent). Following the Arrangement Effective Time, upon exercise of any Exchanged Rumble Option by delivery of the Exercise Price, the holder thereof shall receive one Base Option Share and, provided the Tandem Option Earnout Shares have not been forfeited, the related fraction of a Tandem Option Earnout Share, in each case in the form of Class A Common Stock; provided, that no fractional shares of Class A Common Stock will be issued upon exercise or settlement of any Exchanged Rumble Options and the number of shares of Class A Common Stock issued upon exercise of Exchanged Rumble Options shall be rounded down to the next lowest whole number, with all exercises that are effectuated by the holder of Exchanged Rumble Options at any one time being aggregated before any such reduction is effectuated;

•        the Rumble Warrant shall cease to represent a warrant or other right to acquire Rumble Shares and shall be exchanged for a number of shares of Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Rumble Shares subject to the Rumble Warrant immediately prior to the Arrangement Effective Time and (y) the Rumble Exchange Ratio, an allocable portion of which will be Forfeiture Escrow Shares in accordance with the Business Combination Agreement;

•        each of the Dissenting Shares issued and outstanding immediately prior to the Arrangement Effective Time shall be cancelled and cease to exist and shall thereafter represent only the right to receive the applicable payments in accordance with the OBCA, as modified by the Interim Order and the Plan of Arrangement;

Issuance of Class D Common Stock

•        at the Arrangement Effective Time pursuant to separate agreement, CF VI will issue to Christopher Pavlovski a fixed number of shares of Class D Common Stock having a certain number of “super-voting” rights per share (such number of votes per share to be determined following expiry of the redemption deadline (i.e., two business days before the Special Meeting), based on the number of shares being redeemed) such that, immediately following the Closing, taking into account the aggregate number of shares of Class A Common Stock (if any) and Class C Common Stock to be issued to Christopher Pavlovski at Closing, Christopher Pavlovski will have 85% of the voting power of the Combined Entity on a fully-diluted basis;

CF VI Stock

•        each CF VI Unit that is outstanding immediately prior to the Arrangement Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of Class A Common Stock and one-fourth of one CF VI Warrant in accordance with the terms of the applicable CF VI Unit;

•        immediately following the separation of each CF VI Unit, concurrently with the Arrangement and conditioned on the consummation of the Arrangement and the Business Combination and without any action on the part of either party hereto or the holders of CF VI Capital Stock, each share of CF VI Class B Common Stock shall automatically convert into one share of Class A Common Stock in accordance with the CF VI Charter. Each share of Class A Common Stock that is issued and outstanding immediately prior to the Arrangement Effective Time shall remain issued and outstanding in accordance with the terms of the CF VI Charter;

•        if there are any shares of CF VI Capital Stock that are owned by CF VI as treasury shares or any shares of CF VI Capital Stock owned by any direct or indirect subsidiary of CF VI immediately prior to the Arrangement Effective Time, such shares of CF VI Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor; and

•        each CF VI Warrant that is issued and outstanding immediately prior to the Arrangement Effective Time shall remain outstanding and shall continue to have and be subject to the same terms and conditions as were applicable to such CF VI Warrant immediately prior to the Arrangement Effective Time in accordance with the CF VI Warrant Agreement.

Forfeiture or Earnout of Forfeiture Escrow Shares and Tandem Option Earnout Shares

At Closing, the Escrow Portion of the aggregate Class A Common Stock, Class C Common Stock and ExchangeCo Exchangeable Shares issued in connection with the Arrangement to the Rumble Shareholders in exchange for their Rumble Shares will be set aside in escrow accounts (the “Forfeiture Escrow Accounts,” and the shares in the Forfeiture Escrow Accounts, the “Forfeiture Escrow Shares”). The Forfeiture Escrow Shares will be held in escrow for five years after the Closing (such period, the “Escrow Period”), at which time, if not earned and released to the Rumble Shareholders in accordance with the terms of the Business Combination Agreement, such Forfeiture Escrow Shares will be released to CF VI for cancellation. The Forfeiture Escrow Shares will be earned and released by the Rumble Shareholders upon the closing price of the Class A Common Stock equaling or exceeding targets of $15.00 and $17.50, respectively (with 50% released at each target, or if the latter target is reached first, 100%) for a period of 20 trading days during any 30 trading-day period during the Escrow Period (the “Earnout Terms”). In addition, the Forfeiture Escrow Shares are subject to early vesting in the event of a change of control transaction during the Escrow Period involving payments per share (including the Forfeiture Escrow Shares vested) exceeding the same target levels set forth above (i.e., if the change of control payments are over $15.00, then 50% of the Forfeiture Escrow Shares will be earned and released and if the change of control payments are over $17.50, then all of the Forfeiture Escrow Shares will be earned and released).

Subject to payment of the applicable exercise price of Exchanged Rumble Options, the holders thereof will receive corresponding Tandem Option Earnout Shares as summarized above, which will be treated substantially the same as the Forfeiture Escrow Shares and will, from and after the date such Tandem Option Earnout Shares are delivered to the escrow agent upon exercise of any Exchanged Rumble Option, be subject to the same treatment (including, without limiting the generality of the foregoing, with respect to any dividends, voting rights, release and/or forfeiture) as if such Tandem Option Earnout Shares were Forfeiture Escrow Shares.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Rumble are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Rumble Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of Rumble and its subsidiaries (collectively, the “Rumble Companies”), taken as a whole or (ii) the ability of the Rumble Companies to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Rumble Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Business Combination Agreement, the Plan of Arrangement or any related agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable governmental authority with respect thereto following the date of the Business Combination Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, nation, or international political conditions, or social conditions, (f) any failure in and of itself of any Rumble Companies to meet any projections, forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Rumble Material Adverse Effect, (g) any events generally applicable to the industries or markets in which the Rumble Companies operate, (h) any matter existing as of the date of the Business Combination Agreement, to the extent expressly set forth on the disclosure letter of Rumble, (i) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the actions requiring CF VI’s consent during the Interim Period (as defined below) unless otherwise agreed by CF VI to be subject to this clause (i)) of, CF VI (other than actions contemplated by the Business Combination Agreement or any related agreement), (j) any events that are cured by the Rumble Companies prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (l) solely to the extent related to the identity of CF VI and its affiliates, the announcement of the Business Combination Agreement, or the consummation of the Business Combination (subject to certain exceptions), or (m) any worsening of the events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of the Business Combination Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such event to the extent it disproportionately affects the Rumble Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the Rumble Companies operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Rumble Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate impact as provided in this proviso, it is understood and agreed that any cyberattack primarily directed at a Rumble Company shall be deemed to disproportionately affect the Rumble Companies).

Under the Business Combination Agreement, certain representations and warranties of CF VI are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “SPAC Material Adverse Effect” means any event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of CF VI or (ii) the ability of CF VI to consummate the Business Combination; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any change in applicable laws or GAAP or any interpretation thereof following the date of the Business Combination Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under the Business Combination Agreement, the Plan of Arrangement or any related agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable governmental authority with respect thereto following the date of the Business Combination Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of the Business Combination Agreement, to the extent expressly set forth on the disclosure letter of CF VI, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the actions requiring consent during the Interim Period (as defined below), unless otherwise agreed by Rumble to be subject to this clause (g)) of, Rumble (other than actions contemplated by the Business Combination Agreement or any related agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any CF VI Share Redemptions or the failure to obtain CF VI’s Stockholders’ Approval, (j) any events generally applicable to blank check companies or the market in which blank check companies operate; (k) any events that are cured by CF VI prior to the Closing, (l) solely to the extent related to the identity of Rumble and its affiliates, the announcement of the Business Combination Agreement, or the consummation of the Business Combination (subject to certain exceptions) or (m) any worsening of the events referred to in clauses (b), (d), (e), (h) or (j) to the extent existing as of the date of the Business Combination Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (h) and (j), any such event to the extent it disproportionately affects CF VI relative to other participants in the industries in which CF VI operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

Conditions to the Closing of the Business Combination

Conditions to Obligations of CF VI and Rumble to Consummate the Business Combination.

The obligations of CF VI and Rumble to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•        CF VI Stockholder Approval shall have been obtained;

•        the Interim Order and the Final Order shall have each been granted in form and substance satisfactory to the parties, acting reasonably, and neither the Interim Order nor the Final Order shall have been set aside or modified (whether on appeal or otherwise) in a manner unacceptable to the parties, acting reasonably;

•        all necessary or advisable regulatory approvals to lawfully complete the Business Combination shall have been obtained or have expired or been terminated;

•        the Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•        (i) CF VI’s listing application with Nasdaq or NYSE in connection with the Business Combination shall have been conditionally approved and, immediately following the Closing, CF VI shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE and CF VI shall not have received any notice of non-compliance therewith other than notices of non-compliance without material effect to the listing and (ii) the shares of Class A Common Stock to be issued in connection with the Business Combination shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the shares of Class A Common Stock, and the outstanding shares of Class A Common Stock held by public stockholders shall be listed on such exchange on the Closing Date;

•        no governmental authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) or governmental order that is then in effect and which has the effect of making the Business Combination illegal or which otherwise prevents or prohibits consummation of the Business Combination; and

•        upon the Closing, after giving effect to any CF VI Share Redemption and the PIPE Investment, CF VI shall have net tangible assets of at least $5,000,001.

Conditions to Obligations of CF VI to Consummate the Business Combination.

The obligations of CF VI to consummate the Business Combination are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by CF VI:

•        each of the representations and warranties of Rumble contained in the Business Combination Agreement shall be true and correct as of the date of the Business Combination Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Rumble Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Rumble Material Adverse Effect;

•        each of the covenants of Rumble to be performed as of or prior to the Closing shall have been performed in all material respects;

•        there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a Rumble Material Adverse Effect;

•        Rumble shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key Rumble Shareholders together holding at least 85% of the Fully-Diluted Rumble Shares; and

•        Rumble shall have obtained executed counterparts to the Lock-Up Agreement from the Key Rumble Shareholders and certain other holders of the Rumble Securities together holding at least 95% of the Fully-Diluted Rumble Shares.

Conditions to Obligations of Rumble to Consummate the Business Combination.

The obligations of Rumble to consummate the Business Combination are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Rumble:

•        each of the representations and warranties of CF VI contained in the Business Combination Agreement shall be true and correct as of the date of the Business Combination Agreement and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

•        each of the covenants of CF VI to be performed as of or prior to the Closing shall have been performed in all material respects;

•        as of the Closing, the CF VI Available Cash shall be no less than the Minimum Cash Amount; and

•        there has not been any event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties by Rumble and CF VI relating to, among other things, their ability to enter into the Business Combination Agreement and their respective outstanding capitalization. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many respects and expire at the Arrangement Effective Time. These representations and warranties have been made solely for the benefit of the other party to the Business Combination Agreement. Such representations and warranties of Rumble relate to the following topics: company organization, good standing, corporate power and qualification; subsidiaries; capitalization; due authorization; financial statements; material contracts; intellectual property; title to properties and assets; liens; real property; environmental matters; compliance with other instruments; compliance with laws; absence of changes; litigation; insurance; governmental consents; permits; registration and voting rights; brokers or finders; transaction expenses; related party transactions; employment and labor; company benefit plans; tax matters; books and records; foreign corrupt practices act; anti-money laundering; sanctions; export controls; proxy/registration statement and company information circular; board approval; stockholder claims; and no additional representations or warranties.

Additionally, CF VI made representations and warranties relating to the following topics: company organization, good standing, corporate power and qualification; capitalization; due authorization; financial statements; compliance with other instruments; compliance with law; absence of changes; litigation; governmental consents; brokers or finders; transaction expenses; tax; takeover statutes and charter provisions; proxy/registration statement and company information circular; SEC filings; trust account; investment company act; JOBS Act; business activities; Nasdaq quotation; corporate approvals; PIPE investment; related party transactions and no additional or representation or warranties.

Covenants of the Parties

Covenants of Rumble

Rumble made certain covenants under the Business Combination Agreement, including, among others, the following:

Rumble has agreed that from the date of the Business Combination Agreement through the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), it will, and will cause its subsidiaries to, except as otherwise contemplated by the Business Combination Agreement or the related agreements, including the Plan of Arrangement and disclosure letters, as required by applicable law, government authority or contract to which any of the Rumble Companies is a party, as required by Permitted COVID-19 Measures, for the incurrence of Rumble Transaction Expenses, or as consented to by CF VI in writing (which consent will not be unreasonably conditioned, withheld or delayed), to operate the business of the Rumble Companies in the ordinary course.

During the Interim Period, Rumble has also agreed to, and to cause its subsidiaries to, except as expressly contemplated by the Business Combination Agreement or the related agreements, including the Plan of Arrangement and disclosure letters, as required by applicable law, as required by COVID-19 Measures or Permitted COVID-19 Measures, for the incurrence of Rumble Transaction Expenses, or as consented to by CF VI in writing, not to:

•        change or amend the governing documents of any Rumble Company;

•        make or declare any dividend or distribution to the stockholders of any Rumble Company or make any other distributions in respect of any of the Rumble Companies’ capital stock or equity interests, except (i) dividends and distributions by a wholly owned subsidiary of a Rumble Company to such Rumble Company or another wholly owned subsidiary of such Rumble Company and (ii) repurchases of Rumble Class A Common Shares or Rumble Class B Common Shares in connection with any termination of employment or other services;

•        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Rumble Companies’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of a Rumble Company that remains a wholly owned subsidiary of such Rumble Company after consummation of such transaction;

•        purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Rumble Company, except for (i) transactions between a Rumble Company and any wholly owned subsidiary of such Rumble Company and (ii) repurchases of Rumble Class A Common Shares or Rumble Class B Common Shares acquired upon exercise of Rumble Options in the ordinary course in connection with any termination of employment or other services;

•        sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Rumble Companies, taken as a whole, except for (i) dispositions of equipment in the ordinary course, (ii) sales of inventory in the ordinary course or (iii) transactions solely among the Rumble Companies;

•        acquire any ownership interest in any real property;

•        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof with a fair market value in excess of $25,000,000 in any individual transaction (or series of related transactions) or $100,000,000 in the aggregate;

•        except as necessary to effect the transactions contemplated by the Plan of Arrangement, (A) make, change or revoke any material election in respect of taxes, except to comply with GAAP or applicable law, or settle or compromise any material United States federal, state, local or non-United States tax liability, except in the ordinary course, or (B) change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

•        issue any additional equity interests or securities exercisable for or convertible into equity interests, subject to certain exceptions (including, but not limited to, the issuance of stock upon vesting of any equity awards or exercise of vested options and the Narya Investment); grant any options, warrants, restricted stock units, convertible equity instruments or other equity-based awards that relate to the equity of any Rumble Company subject to certain exceptions; or amend, modify or waive any of the terms or rights set forth in any Rumble Options or the Rumble Warrant, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

•        adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Rumble Company, merge or consolidate with any person or be acquired by any person, or file for bankruptcy in respect of any Rumble Company;

•        waive, release, settle, compromise or otherwise resolve any action, lawsuit, investigation or any other proceeding by or before any governmental authority, except in the ordinary course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

•        incur, assume or guarantee any indebtedness for borrowed money the principal amount of which exceeds $10,000,000 in the aggregate;

•        delay payments of any accounts payable or other liability of a Rumble Company beyond its due date or the date when such liability would have been paid in the ordinary course; provided that the Rumble Companies may delay payments of accounts payable or other liabilities to the extent that any such Rumble Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;

•        enter into, renew or amend in any material respect (i) certain affiliate transactions or any contract between any Rumble Company and any broker, finder, investment banker or financial advisor with respect to the Business Combination, or (ii) except in the ordinary course, certain types of contracts that, had such contract been entered into on or before the date of the Business Combination Agreement, would have been required to be disclosed pursuant to the disclosure letter of Rumble;

•        limit the right of any Rumble Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person;

•        except as set forth on the disclosure letter, enter into, renew or amend any employment agreement with any executive officers of Rumble; and

•        enter into any agreement or otherwise make a binding commitment to take any action prohibited under the Business Combination Agreement.

During the Interim Period, Rumble has also agreed to, and to cause its subsidiaries to, comply (1) in all material respects with, and continue performing under, as applicable, Rumble’s governing documents, such subsidiary’s governing documents, and all other material contracts to which any of the Rumble Companies may be a party, and (2) with all applicable sanctions and export laws.

Rumble will not adopt any stockholder rights plan or similar agreement to which any Rumble Company would be or become subject, party or otherwise bound.

Rumble acknowledged and agreed that it and each other Rumble Company is aware of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable laws on a person possessing material nonpublic information about a publicly traded company. Rumble agreed that, while it is in possession of such material nonpublic information, it will not purchase or sell any securities of CF VI (except with the prior written consent of CF VI), take any other action with respect to CF VI in violation of such laws, or cause or encourage any third party to do any of the foregoing.

To the extent required for this proxy statement/prospectus, Rumble agreed to deliver to CF VI true and complete copies of (a) the unaudited condensed consolidated interim balance sheet of the Rumble Companies as of September 30, 2021 and the related unaudited statements of comprehensive income (loss), shareholders’ equity and cash flows for the period ended September 30, 2021 (the “Q3 Financials”), and (b) the audited consolidated balance sheet of the Rumble Companies as of December 31, 2021, and the related audited consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for the year then ended, audited in accordance with PCAOB standards and including the notes thereto and the report of Rumble’s independent auditor (the “PCAOB 2021 Audited Financials”, and together with the Q3 Financials, the “SEC Financials”). Rumble agreed to use its commercially reasonable efforts to deliver (i) the Q3 Financials to CF VI prior to January 15, 2022, and (ii) the PCAOB 2021 Audited Financials to CF VI prior to April 15, 2022. Rumble agreed to use its commercially reasonable efforts to ensure that the Q3 Financials’ presentation of the financial condition, operating results, shareholders’ equity and cash flows of the Rumble Companies shall not differ in any material respect from the Rumble Interim Financial Statements.

In the event any Key Rumble Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, Rumble will utilize the proxy granted to it under the Shareholder Support Agreement by such Key Rumble Shareholder to act for such Key Rumble Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the OBCA and other applicable law; provided that no such action by Rumble will be necessary if the failed action by such Key Rumble Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

Covenants of CF VI

Prior to the Closing, CF VI agreed to use commercially reasonable efforts to ensure it remains listed as a public company on Nasdaq or NYSE and shall promptly notify Rumble of any communications from Nasdaq or the NYSE with respect to the listing of CF VI’s securities, compliance with rules and any potential suspension of listing or delisting actions contemplated or threatened by Nasdaq or the NYSE. CF VI will apply for, and use commercially reasonable efforts to cause, the shares of Class A Common Stock to be issued in connection with the Business Combination Agreement to be approved for listing on Nasdaq or the NYSE and accepted for clearance by DTC, subject to official notice of issuance.

Subject to the terms of the CF VI Governing Documents, CF VI agreed to take all such action within its power as may be necessary or appropriate such that immediately following the Closing: (a) the Combined Entity Board will consist of            individuals (            of whom shall qualify as an “independent director” under stock exchange regulations applicable to the Combined Entity), and which complies with all diversity requirements under applicable law, each such director to hold office in accordance with the CF VI Governing Documents; and (b) the officers of Rumble holding such positions as set forth on the disclosure letter of Rumble (or such other persons specified by Rumble in writing prior to the Closing) shall be appointed as the officers of the Combined Entity, each such officer to hold office in accordance with the CF VI Governing Documents.

During the Interim Period, CF VI has agreed not to, except as otherwise contemplated by the Business Combination Agreement (including the disclosure letters) or the ancillary agreements thereto, as required by law, governmental authority or any contract to which CF VI is a party, as required by Permitted COVID-19 Measures, for the incurrence of CF VI Transaction Expenses, or as consented to by Rumble Company in writing (which consent will not be unreasonably conditioned, withheld or delayed) or as required by applicable law:

•        (A) seek any approval from CF VI Stockholders to change, modify or amend the Trust Agreement or the governing documents of CF VI, except as contemplated by the Proposals or (B) change, modify or amend CallCo’s governing documents or ExchangeCo’s governing documents, except as is necessary to amend the articles of ExchangeCo to include the ExchangeCo Exchangeable Share provisions;

•        change, modify or amend the CF VI Warrant Agreement, including by reducing the Warrant Price (as defined in the CF VI Warrant Agreement);

•        (x) make or declare any dividend or distribution to the shareholders of CF VI or make any other distributions in respect of its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of CF VI’s capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of CF VI, other than a redemption of CF VI Class A Common Stock (prior to the Arrangement Effective Time) made as part of the CF VI Share Redemptions;

•        merge, consolidate or amalgamate with or into, or acquire any other person or be acquired by any other person;

•        except as necessary to effect the transactions contemplated by the Plan of Arrangement, (A) make, change or revoke any material election in respect of taxes, except to comply with GAAP or applicable law, or settle or compromise any material United States federal, state, local or non-United States tax liability, except in the ordinary course, or (B) change any annual tax accounting period, adopt or change any method of tax accounting, amend any tax returns or file claims for tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of taxes, settle any tax claim, audit or assessment, or surrender any right to claim a tax refund, offset or other reduction in tax liability;

•        enter into, renew or amend in any material respect, any transaction or contract (A) with an affiliate of CF VI, (B) with any CF VI Stockholder except as permitted or contemplated by the Business Combination Agreement or (C) between CF VI and any broker, finder, investment banker or financial advisor with respect to the Business Combination;

•        other than in connection with the Expense Advancement Agreement and the Promissory Note or any Working Capital Loans, incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another person;

•        (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date of the Business Combination Agreement, as agreed to by CF VI’s independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by the Business Combination Agreement);

•        (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any CF VI capital stock, capital stock of CallCo or capital stock of ExchangeCo or securities exercisable for or convertible into CF VI capital stock, capital stock of CallCo or capital stock of ExchangeCo or (B) grant any options, warrants or other equity-based awards with respect to CF VI capital stock, capital stock of CallCo or capital stock of ExchangeCo not outstanding on the date of the Business Combination Agreement;

•        waive, release, compromise, settle or agree to waive, release, compromise, or settle any litigation, action, proceeding or investigation before any court or governmental body except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

•        except as set forth on the disclosure letter of CF VI, (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

•        make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the ordinary course), make any change in its existing borrowing or lending arrangements for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any person;

•        liquidate, dissolve, reorganize or otherwise wind-up the business and operations of CF VI;

•        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of CF VI’s capital stock or equity interests;

•        purchase, repurchase, redeem (except for the exercise of the CF VI Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of CF VI; or

•        enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under the Business Combination Agreement.

During the Interim Period, CF VI will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by CF VI with the SEC, and otherwise comply in all material respects with applicable securities laws.

After the Closing, CF VI agreed to indemnify and hold harmless each present and former director and officer of the Rumble Companies, CF VI, CallCo and ExchangeCo against any costs, expenses, damages or liabilities incurred in connection with any action, lawsuit, investigation or any other proceeding by or before any governmental authority arising out of or pertaining to matters existing or occurring at or prior to the Closing, to the fullest extent that would have been permitted under applicable law and the applicable governing documents to indemnify such person.

CF VI will, and will cause its subsidiaries to, maintain for a period of not less than six years from the Closing (i) provisions in its governing documents and those of its subsidiaries concerning the indemnification and exoneration of the Rumble Companies’, CF VI’s, CallCo’s or ExchangeCo’s former and current officers, directors and employees, no less favorable than as contemplated by the applicable governing documents as of the date of the Business Combination Agreement and (ii) a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Rumble Companies’, CF VI’s, CallCo’s or ExchangeCo’s directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event will the Rumble Companies, CF VI, CallCo, or ExchangeCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Rumble Companies, CF VI, CallCo or ExchangeCo for such insurance policy for the year ended December 31, 2021.

Unless otherwise approved in writing by Rumble, CF VI shall not permit any amendment or modification to be made to, provide a waiver (in whole or in part) of, or otherwise provide consent to (including consent to termination), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements or the Forward Purchase Contract. CF VI shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements and the Forward Purchase Contract on the terms and conditions described therein.

Prior to the Arrangement Effective Time, subject to approval by the CF VI Stockholders at the Special Meeting and conditioned upon the occurrence of, and effective as of, the Closing Date, CF VI agrees to approve and adopt the Stock Incentive Plan.

Prior to the Arrangement Effective Time, CF VI will take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the beneficial ownership of any shares of CF VI capital stock resulting from the Business Combination by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to CF VI to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Prior to the Closing Date, each of Rumble and CF VI shall not, and shall cause each of their respective subsidiaries not to, take any action which would reasonably be expected to prevent the exchange of Rumble Shares for consideration that includes ExchangeCo Exchangeable Shares under the Arrangement by Electing Shareholders who make and file a valid tax election under Section 85 of the Tax Act as described, and on the terms set forth in the Plan of Arrangement from being treated as a tax-deferred transaction for purposes of the Tax Act if such holders are otherwise eligible for such treatment. Where an Electing Shareholder desires to so elect, after the Closing CF VI shall cause ExchangeCo to make a joint election with such Electing Shareholder in respect of its disposition of its Rumble Shares pursuant to Section 85 of the Tax Act (and any similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement.

Mutual Covenants

Each party made certain mutual covenants under the Business Combination Agreement, including, among others, the following:

Rumble and CF VI will (i) promptly (and, in the case of the initial filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, within twenty (20) business days after the date of the Business Combination Agreement) submit all notifications, reports, and other filings required to be submitted to a governmental authority in order to obtain the necessary regulatory approvals and (ii) use their commercially reasonable efforts to cooperate with any governmental authority and to undertake any and all action required to obtain any necessary or advisable regulatory approvals and complete lawfully the Business Combination.

Rumble and CF VI will (i) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or regulatory approval under any applicable laws prescribed or enforceable by any governmental authority for the Business Combination and to resolve any objections as may be asserted by any governmental authority with respect to the Business Combination and (ii) cooperate fully with each other in the defense of such matters.

Rumble, on the one hand, and CF VI, on the other, shall each be responsible for and pay one-half of the filing fees payable to the governmental authorities in connection with the Business Combination.

Rumble and CF VI will use commercially reasonable efforts to cause the Proxy/Registration Statement (including the proxy statement/prospectus) to comply in all material respects with all applicable laws including all rules and regulations promulgated by the SEC, respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy/Registration Statement, cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective as long as is necessary to consummate the Business Combination.

CF VI will as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, mail (or cause to be mailed) the Proxy/Registration Statement to the CF VI Stockholders. CF VI and Rumble will furnish to the other party all information concerning itself, its subsidiaries, officers, directors, managers, shareholders and other equityholders regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of CF VI on Form 8-K pursuant to the Exchange Act in connection with the Business Combination, or any other statement, filing, notice or application made by or on behalf of CF VI, Rumble or their respective affiliates to any regulatory authority (including Nasdaq or NYSE) in connection with the Business Combination.

CF VI will as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, (i) give notice of, convene and hold a meeting of the CF VI Stockholders to vote on the Proposals for a date no later than 30 days after the date the proxy statement is mailed to CF VI Stockholders, (ii) use commercially reasonable efforts to solicit proxies from the applicable CF VI Stockholders to vote in favor of each of the Proposals, and (iii) provide its shareholders with the opportunity to elect to effect a CF VI Share Redemption.

CF VI will promptly notify Rumble in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of CF VI, threatened against, relating to or involving CF VI that relate to the Business Combination Agreement or the Plan of Arrangement. Each of CF VI and Rumble will use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under law to consummate and make effective the Plan of Arrangement as soon as reasonably practicable.

CF VI and Rumble will, and CF VI will cause CallCo and ExchangeCo to and Rumble will cause the other Rumble Companies to, use commercially reasonable efforts to obtain all material consents and approvals of third parties that any Rumble Company, CF VI, CallCo or ExchangeCo, as applicable, are required to obtain to consummate the Business Combination, and take such other action as may be reasonably necessary or another party to the Business Combination Agreement may reasonably request to satisfy the conditions to closing or otherwise to comply with the Business Combination Agreement and to consummate the Business Combination as soon as practicable, subject to certain exceptions.

Each of CF VI and Rumble shall use its respective commercially reasonable efforts to cause the Business Combination to qualify, and agree not to permit or cause any of their affiliates or subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the subscription of shares of Class D Common Stock pursuant to the Key Individual Subscription Agreement, the subscription of shares of Class C Common Stock by Rumble Electing Shareholders, the exchange by Non-Electing Shareholders of their respective Rumble Class A Common Shares for shares of Class A Common Stock, and the PIPE Investments (including the purchase of the Forward Purchase Shares in connection with the PIPE Investments), taken together from qualifying, as an exchange under Section 351 of the Code. If CF VI or Rumble seeks a tax opinion from its respective tax advisor regarding the intended tax treatment of the Business Combination, or the SEC requests such a tax opinion, each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor in order for such tax advisor to provide such opinion.

Rumble or CF VI will promptly advise the other of any action, lawsuit, investigation or any other proceeding by or before a governmental authority commenced or, to the knowledge of Rumble or CF VI, threatened after the date of the Business Combination Agreement, against such party or any of its subsidiaries or directors by any Rumble Shareholder or CF VI Stockholder with respect to the Business Combination Agreement or the Business Combination, in which case the defending party will control the defense of any such action, lawsuit, investigation or proceeding, subject to giving the other party a reasonable opportunity to participate in the defense and the defending party shall not settle, compromise, come to an arrangement or cease defense without the other party’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

During the Interim Period, each of Rumble and CF VI shall not, and shall cause its representatives not to, (i) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning Rumble or CF VI or their respective subsidiaries, to any person relating to, a business combination proposal, an acquisition proposal or an alternative transaction or afford to any person access to the business, properties, assets or personnel of any Rumble Company or CF VI or any of its subsidiaries in connection with a business combination proposal, an acquisition proposal or an alternative transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal, an acquisition proposal or an alternative transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state relating to a business combination proposal, an acquisition proposal or an alternative transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an acquisition proposal or alternative transaction. Each of Rumble and CF VI shall, and shall cause its representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement with respect to any business combination proposal, alternative transaction or acquisition proposal. Rumble and CF VI agreed in the Business Combination Agreement that any violation of the restrictions set forth in this paragraph by a party or its affiliates or representatives would be deemed to be a breach of such section in the Business Combination Agreement by such party.

During the Interim Period, to the extent permitted by applicable law, each of Rumble and CF VI shall, and shall cause each of its subsidiaries to, (i) afford to the other party and its representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of its operations, to all of its respective assets, properties, facilities, books, contracts, tax returns, records and appropriate officers, employees and other personnel and shall furnish such representatives with all financial and operating data and other information concerning its affairs that are in its possession as such representatives may reasonably request, and (ii) cooperate with the other party and its representatives regarding all due diligence matters, including document requests. All information obtained by Rumble, CF VI and their respective representatives pursuant to the foregoing shall be subject to the Confidentiality Agreement and Rumble agrees to be bound to the same restrictions as CF VI as to all information furnished before or after the Business Combination Agreement by or on behalf of CF VI or its affiliates to Rumble or its representatives. Notwithstanding the foregoing, neither Rumble nor CF VI shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any law or regulations applicable to such party.

CF VI will take all necessary action to ensure that, effective as of the Closing, the Expense Advancement Agreement, the Promissory Note, any other agreements with respect to Working Capital Loans, and any and all business combination marketing agreement, financial advisory agreement, PIPE placement agent agreement or any similar agreement to which the Sponsor or any of its Affiliates may be a party are terminated upon payment in full of the CF VI Transaction Expenses and the repayment in full of all amounts outstanding under such agreements. Rumble will take all necessary action to ensure that, effective as of the Closing, any and all contracts between any Rumble Company and any broker, finder, investment banker or financial advisor with respect to the Business Combination are terminated upon payment in full of the Rumble Transaction Expenses. Each of CF VI and Rumble will provide evidence reasonably satisfactory to the other party that such contracts have been terminated and all amounts owing thereunder were paid in full.

CF VI and Rumble agree that the terms of the ExchangeCo Exchangeable Shares set out in an exhibit to the Business Combination Agreement will not be amended, restated, supplemented or otherwise modified in any respect without the mutual written consent of each party.

Survival of Representations, Warranties and Covenants

Except for certain covenants to be performed following the Closing, the representations, warranties and covenants of the parties contained in the Business Combination Agreement will not survive the Closing.

Termination

The Business Combination Agreement may be terminated prior to the Closing, as follows:

•        by mutual written consent of Rumble and CF VI;

•        by written notice from Rumble or CF VI to the other if any governmental order has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting the consummation of the Business Combination;

•        by written notice from Rumble to CF VI within ten (10) business days after there has been a modification in recommendation of the CF VI Board with respect to any of the Proposals;

•        by written notice from CF VI to Rumble within ten (10) business days after there has been a modification in recommendation of the Rumble Board with respect to the Rumble Arrangement Resolution;

•        by written notice from Rumble or CF VI to the other if the CF VI Stockholders’ Approval will not have been obtained by reason of the failure to obtain the required vote at the Special Meeting duly convened therefor or at any adjournment or postponement thereof;

•        by written notice from CF VI to Rumble if the Rumble Required Approval in respect of the Rumble Arrangement Resolution shall not have been obtained at the Rumble Shareholders Meeting;

•        prior to the Closing, by written notice to Rumble from CF VI in the event of certain uncured breaches on the part of Rumble or if the Closing has not occurred on or before the 270th day following the date of the Business Combination Agreement (the “Agreement End Date”), unless CF VI is in material breach of the Business Combination Agreement, provided that Rumble may extend the Agreement End Date for a period of up to 60 days upon written notice to CF VI if CF VI failed to deliver its required annual audited financial statements for the year ended 2021 for incorporation into the Proxy/Registration Statement (to the extent required to be incorporated) prior to April 15, 2022; or

•        prior to the Closing, by written notice to CF VI from Rumble in the event of certain uncured breaches on the part of CF VI or if the Closing has not occurred on or before the Agreement End Date, unless Rumble is in material breach of the Business Combination Agreement, provided that CF VI may extend the Agreement End Date for a period of up to 60 days upon written notice to Rumble if Rumble failed to deliver to CF VI the SEC Financials (to the extent required to be provided pursuant to the Business Combination Agreement) by the applicable dates set forth in the Business Combination Agreement.

In the event of the termination of the Business Combination Agreement, the Business Combination Agreement will become void and have no effect other than with respect to certain exceptions contemplated by the Business Combination Agreement (including the terms of the Confidentiality Agreement) that will survive any termination of the Business Combination Agreement, and there will be no liability on the part of either party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Rumble or CF VI, as the case may be, for any willful and material breach of the Business Combination Agreement occurring prior to such termination.

Amendments

The Business Combination Agreement may not be amended except by a duly authorized agreement in writing signed on behalf of each of the parties to the Business Combination Agreement and referencing the Business Combination Agreement.

Related Agreements

PIPE Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, CF VI entered into separate PIPE Subscription Agreements with a number of PIPE Investors, including the Sponsor and a number of officers and employees of Cantor and its affiliates (and family members of such persons), pursuant to which the PIPE Investors agreed to purchase, and CF VI agreed to sell to the PIPE Investors, an aggregate of 8.5 million shares of Class A Common Stock for a purchase price of $10.00 per share and an aggregate gross purchase price of $85.0 million. The Sponsor’s PIPE Subscription Agreement accounted for $7.59 million of such aggregate PIPE Investments and the PIPE Subscription Agreements of the officers and employees of Cantor and its affiliates (and family members of such persons) participating in the PIPE Investment accounted for approximately $15.68 million of such aggregate PIPE Investments.

The closing of the sale of the PIPE Shares pursuant to the PIPE Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing. The purpose of the PIPE Investment is to raise additional capital for use by the Combined Entity following the Closing.

Pursuant to the PIPE Subscription Agreements, CF VI agreed that, within 30 calendar days after the Closing, CF VI will file with the SEC (at CF VI’s sole cost and expense) a registration statement registering the resale of the PIPE Shares, and CF VI shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the SEC notifies CF VI that it will “review” the registration statement) following the Closing and (ii) the second business day after the date CF VI is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review.

Shareholder Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CF VI, Rumble and certain Rumble Shareholders entered into a Shareholder Support Agreement, pursuant to which, among other things, the Rumble Shareholders party to such agreement agreed (i) to vote their Rumble Shares in favor of the Arrangement and other resolutions needed to consummate the Arrangement and the other Transactions, and, subject to limited exceptions, to not transfer such shares, (ii) to waive, and not to exercise, any dissent rights for Rumble Shares in connection with the Arrangement, and (iii) to consent to the termination of certain existing agreements at Closing. The Rumble Shareholders party to the Shareholder Support Agreement collectively have a sufficient number of votes to approve the Arrangement.

The Shareholder Support Agreement and all of its provisions will terminate and be of no further force or effect upon the earlier of the Closing and termination of the Business Combination Agreement pursuant to its terms. Upon such termination of the Shareholder Support Agreement, all obligations of the parties under the Shareholder Support Agreement will terminate; provided, however, that such termination will not relieve any party thereto from liability arising in respect of any breach of the Shareholder Support Agreement prior to such termination.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CF VI entered into a Sponsor Support Agreement with the Sponsor and Rumble, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of CF VI Capital Stock in favor of the Business Combination Agreement and the Transactions, and to not transfer such shares, (ii) not to redeem any of its shares of CF VI Capital Stock in connection with the Transactions, (iii) to waive its anti-dilution rights with respect to its shares of CF VI Class B Common Stock under the CF VI Charter, and (iv) to release CF VI and its subsidiaries from pre-Closing claims, subject to customary exceptions. The Sponsor also agreed to subject its Founder Shares, 375,000 of the Forward Purchase Shares, the Forward Purchase Warrants, the CF VI Placement Shares and the CF VI Placement Warrants to a lock-up until the earliest of (i) the one (1) year anniversary of the date of the Closing, (ii) the date on which the last reported sale price of Class A Common Stock exceeds $15.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within any 30 trading-day period commencing at least 150 days after the Closing, and (iii) the date on which the Combined Entity consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the Closing which results in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. The remaining 1,500,000 Forward Purchase Shares are subject to a lock-up until 30 days after the completion of the Business Combination.

The Sponsor agreed to subject an aggregate of up to 4,172,969 of its shares of Class A Common Stock of the Combined Entity to potential forfeiture, such total comprised of the sum of 1,963,750 shares of Class A Common Stock, plus up to 2,209,219 additional shares of Class A Common Stock (such additional number of shares calculated upon Closing pro rata, equal to the product of 2,209,219 multiplied by the remainder of one minus a fraction, the numerator of which will be the CF VI Available Cash and the denominator of which will be $400,000,000). Accordingly, for illustrative purposes, if 13,750,000 CF VI Public Shares (representing the “intermediate redemptions” scenario described in the section entitled “Questions and Answers About the Proposals — What equity stake will holders of CF VI Public Shares, holders of Rumble Shares, the Sponsor Related Parties and Other Holders of Founder Shares, and the PIPE Investors hold in the Combined Entity upon completion of the Business Combination?”) are redeemed in connection with the Closing and all of the PIPE Investment and Forward Purchase Investment proceeds are received, the Sponsor will subject approximately 2.72 million shares of its Class A Common Stock of the Combined Entity to potential forfeiture (such shares subject to forfeiture, the “Sponsor Earnout Shares”), with 50% of such Sponsor Earnout Shares becoming vested and no longer subject to forfeiture in the event the last reported sale price of Class A Common Stock exceeds $15.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within any

30 trading-day period commencing on the Closing and expiring five (5) years after the Closing, and the other 50% of such Sponsor Earnout Shares becoming vested with a $17.50 earnout target, rather than a $15.00 earnout target, but otherwise on the same terms (subject, in each case, to certain additional terms and conditions).

The Sponsor Support Agreement and certain of its provisions will terminate and be of no further force or effect upon the earlier to occur of Closing and termination of the Business Combination Agreement pursuant to its terms and, if the Business Combination is terminated pursuant to its terms, all provisions of the Sponsor Support Agreement will terminate and be of no further force or effect.

Share Repurchase Agreement

Concurrently with the execution of the Business Combination Agreement, CF VI entered into the Share Repurchase Agreement with Mr. Pavlovski, pursuant to which CF VI agreed to repurchase from Mr. Pavlovski, upon the Closing, 1.1 million ExchangeCo Exchangeable Shares for $10.00 per share and redeem a corresponding number of shares of Class C Common Stock for nominal par value per share, for a total purchase price of $11.0 million. The closing of the share repurchase is contingent upon (and will take place immediately following) the Closing. For more information regarding the share repurchase, see “— Background of the Business Combination.”

Lock-Up Agreements

Concurrently with the execution of the Business Combination Agreement, CF VI entered into separate Lock-Up Agreements with Rumble and a number of Rumble Shareholders pursuant to which the securities of CF VI and ExchangeCo held by such holders will be locked-up and subject to transfer restrictions for a period of time following the Closing, as described below, subject to certain customary exceptions, such as transfers to affiliates, gifts or charitable donations, transfers for estate planning purposes, transfers in connection with the exercise of Exchanged Company Options or restricted stock, or for other structuring purposes. The securities held by such Rumble Shareholders will be locked-up until the earlier of: (i) the one (1) year anniversary of the date of the Closing, (ii) the date on which the last reported sale price of Class A Common Stock exceeds $15.00 per share (adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like), for any 20 trading days within any 30 trading-day period commencing at least 150 days after the Closing, and (iii) the date on which the Combined Entity consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction after the Closing which results in all of the Combined Entity’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Forward Purchase Contract

In connection with the closing of the IPO, on February 18, 2021, the Sponsor and CF VI entered into the Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and CF VI agreed to issue and sell to the Sponsor, concurrently with the consummation of CF VI’s initial business combination, 1,875,000 shares of Class A Common Stock and 375,000 Warrants, for an aggregate purchase price of $15.0 million. For information regarding transfer restrictions on the Forward Purchase Securities, see “— Sponsor Support Agreement” above.

Amended and Restated Registration Rights Agreement

Upon Closing of the Business Combination, the Combined Entity, the Sponsor, the independent directors of CF VI holding Founder Shares, and certain Rumble Shareholders will enter into an Amended and Restated Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the Combined Entity will be obligated to file one or more registration statements to register the resales of Class A Common Stock held by the Investors after the Closing. Existing Investors or New Investors, in each case holding a majority of the registrable securities owned by all Existing Investors or New Investors, as applicable, are entitled under the Registration Rights Agreement to make a written demand for registration under the Securities Act of all or part of their registrable securities (up to a maximum of two demand registrations by the Existing Investors, or eight demand registrations by the New Investors). In addition, pursuant to the terms of the Registration Rights Agreement and subject to certain requirements and customary conditions, the Combined Entity must file a registration statement on Form S-1 to register the resale of the registrable securities of the Combined Entity held by the Investors. The Registration Rights Agreement will also provide such Investors with “piggy-back” registration rights, subject to certain requirements and customary conditions.

Under the Registration Rights Agreement, CF VI agreed to indemnify such Investors and certain persons or entities related to such Investors such as their officers, directors, and control persons against any losses or damages resulting from any untrue or alleged untrue statement, or omission or alleged omission, of a material fact in any registration statement or prospectus pursuant to which the Investors sell their registrable securities, unless such liability arose from such Investor’s misstatement or alleged misstatement, or omission or alleged omission, and the Investors including registrable securities in any registration statement or prospectus agreed to indemnify CF VI and certain persons or entities related to CF VI such as its officers and directors and underwriters against all losses caused by their misstatements or omissions (or alleged misstatements or omissions) in those documents.

Background of the Business Combination

The terms of the Business Combination are the result of arm’s-length negotiations between representatives of CF VI and Rumble. The following is a brief description of the background of these negotiations and the resulting Business Combination.

CF VI is a blank check company incorporated in Delaware on April 17, 2020 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On February 23, 2021, CF VI closed the IPO for the sale of 30,000,000 CF VI Units at a price of $10.00 per CF VI Unit, yielding gross proceeds of $300,000,000. Simultaneous with the closing of the IPO on February 23, 2021, CF VI consummated the sale of 700,000 CF VI Placement Units at a price of $10.00 per CF VI Placement Unit ($7,000,000 in the aggregate) in the CF VI Private Placement with the Sponsor. Prior to closing of the IPO, on February 18, 2021, CF VI and the Sponsor entered into the Forward Purchase Contract pursuant to which the Sponsor committed to fund $15,000,000 in CF VI’s initial business combination in exchange for 1,500,000 CF VI Units and 375,000 shares of CF VI Class A Common Stock.

Upon the consummation of the IPO, CF VI’s management commenced an active search for prospective businesses to acquire in its initial business combination. Through the networks of relationships of its management team, the Sponsor and its affiliates, representatives of CF VI contacted, and representatives of CF VI were contacted by, a number of individuals, financial advisors and other entities who offered to present ideas for business combination opportunities.

During its search process, CF VI formally evaluated approximately twenty-five (25) business combination opportunities across a broad range of sectors including, among others, financial services, technology, real estate, healthcare and biotech. During CF VI’s search for a business combination target, the Chief Executive Officer of CF VI kept members of the CF VI Board apprised of the details of such business combination opportunities, including overviews of the businesses, their target sectors, the material discussions with such businesses and the status thereof.

With respect to the companies it evaluated, CF VI executed non-disclosure agreements with twenty (20) potential target businesses and entered into substantive discussions with several of these potential target businesses, substantial stockholders thereof and/or transaction intermediaries. Among the potential targets CF VI had substantive discussions with, CF VI executed two (2) letters of intent (including with Rumble).

The other potential target that CF VI executed a letter of intent with was a healthcare technology and management company (“Target A”). From March 2021 to May 2021, CF VI engaged in due diligence of Target A, and CF VI and Target A negotiated the terms of, and evaluated investor interest in, a business combination between the parties. In June 2021, the parties decided to no longer pursue a business combination and Target A terminated the letter of intent with CF VI.

In July 2021, a director and shareholder of Rumble reached out to a representative of an affiliate of Cantor noting that Rumble had requested Guggenheim Securities LLC (“Guggenheim”) approach CF VI on behalf of Rumble regarding a business combination with Rumble. Such representative informed CF VI’s Chief Executive Officer of the potential business combination opportunity. While entities controlled by Cantor were also sponsors of other SPACs that were then in the process of searching for target companies, as CF VI was specifically approached with respect to this opportunity and the management of CF VI determined Rumble represented a target opportunity within CF VI’s strategy that was worth pursuing, no other Cantor-sponsored SPACs pursued Rumble.

On July 23, 2021, representatives of Cantor and CF&Co., on behalf of CF VI, and Guggenheim, on behalf of Rumble, held an introductory meeting regarding a potential business combination opportunity between CF VI and Rumble. No director or executive officer of CF VI participated in this meeting. During that meeting, Guggenheim provided CF VI’s representatives with additional information regarding Rumble and its business and offered to provide more detailed information upon execution of a non-disclosure agreement.

On August 12, 2021, CF VI and Rumble executed a negotiated non-disclosure agreement.

On August 19, 2021, representatives of Cantor and CF&Co. met with management of Rumble (consisting of Chris Pavlovski, the Chief Executive Officer of Rumble, together with Brandon Alexandroff and Steve Noonan) and representatives of Guggenheim regarding the potential business combination. No director or executive officer of CF VI participated in this meeting. Thereafter, Guggenheim provided CF VI additional material relating to Rumble.

On September 17, 2021, Howard Lutnick, the Chairman and Chief Executive Officer of CF VI, and representatives of Cantor and CF&Co. met with Messrs. Pavlovski, Alexandroff and Noonan of Rumble and representatives of Guggenheim.

From September 17, 2021 through October 23, 2021, CF VI and CF&Co., on behalf of CF VI, began their evaluation of Rumble, which included, among other things, an initial evaluation of Rumble’s business, business model, content and technology and the market valuations for companies similar to Rumble. During this time, Mr. Lutnick offered to discuss with Rumble the experiences that other SPACs sponsored by affiliates of Cantor had in negotiating and, as then-applicable, completing, their respective initial business combinations, as further described in the section entitled “Information About CF VI — General.”

On September 29, 2021, CF VI sent Rumble a proposed letter of intent, which included a proposed pre-transaction enterprise value of Rumble of $2.1 billion.

Between October 6, 2021 and October 23, 2021, the parties exchanged drafts of the letter of intent, and discussed various provisions in the letter of intent. Key matters negotiated by the parties were the valuation of Rumble, the minimum cash condition, the lock-up applicable to Sponsor’s shares of CF VI Common Stock, the terms of potential forfeiture of Sponsor’s shares of CF VI Common Stock based on a performance based earn-out and the amount of cash available to Rumble at closing of the Business Combination, the terms of the equity incentive plan of the post-transaction company, special voting rights for Rumble’s founder, the exclusivity provision and the termination rights of the parties.

On October 23, 2021, CF VI and Rumble agreed to the terms of, and executed, a non-binding letter of intent (the “LOI”). The LOI contemplated a total enterprise value of Rumble of $2.1 billion, an earn-out for Rumble Shareholders of $1.05 billion, with one-half earned if the trading price of Class A Common Stock exceeds each of $15.00 and $17.50 for 20 trading days within any 30 trading-day period during the 5 years after Closing (the “LOI Earn-out Conditions”), that the Sponsor would subject a portion of its shares of CF VI Common Stock to the LOI Earn-out Conditions, that the Sponsor would subject an additional portion of its shares of CF VI Common Stock to the LOI Earn-out Conditions based on the amount of cash available to the Combined Entity upon Closing, that CF&Co. and Guggenheim would be placement agents for the PIPE Offering (the “Placement Agents”), that Rumble would obtain support agreements at signing from Rumble Shareholders representing 85% of the fully diluted equity interests of Rumble, that closing of the Business Combination would be subject to a minimum cash condition of $150 million, that shares of Common Stock issued to Rumble Shareholders in the Business Combination would be subject to a 12-month lock-up, that the Sponsor would subject all of its shares of CF VI Common Stock (other than the PIPE Shares to be purchased by the Sponsor and 1,500,000 shares of Class A Common Stock to be purchased by the Sponsor pursuant to the Forward Purchase Contract (the “Forward Purchase Shares”)) and CF VI Warrants to a 12-month lock-up, that Rumble’s founder and Chief Executive Officer would receive high vote shares in the Combined Entity and that CF VI would have an initial two weeks to conduct diligence at which point it could exercise its right to go mutually exclusive with Rumble. The LOI also included additional customary terms. The total enterprise value of Rumble of $2.1 billion (excluding the $1.05 billion earn-out) and of $3.15 billion (including the $1.05 billion earn-out) was based on negotiations between CF VI and Rumble carried out prior to execution of the LOI. CF VI and Rumble agreed that the earn-out (and the corresponding Sponsor earn-out) would align the interests of the Rumble Shareholders and the Sponsor with the interests of the other stockholders in the Combined Entity, including non-redeeming holders of CF VI Public Shares. The agreement included in the LOI that Mr. Pavlovski would receive high vote shares was based on negotiations between Messrs. Lutnick and Pavlovski, and their respective counsel and advisors, and their ultimate agreement that Mr. Pavlovski, as the founder of Rumble, was best suited to control the continued direction of the Combined Entity following the Closing.

On October 24, 2021, the CF VI Board held a special meeting. In addition to a quorum of the CF VI Board (consisting of Messrs. Lutnick, Bisgay, Barnard and Elam), the meeting was attended by non-executive officers of CF VI and representatives of the Sponsor and CF&Co. In advance of the special meeting, the CF VI Board was provided the execution version of the LOI. At the special meeting, the CF VI Board was provided background information on Rumble and informed that CF VI had executed the LOI. At the special meeting, the CF VI Board discussed the proposed terms of a business combination between Rumble and CF VI. By a unanimous vote of the directors present at the meeting, the CF VI Board authorized and ratified the execution of the LOI by CF VI.

On October 24, 2021, CF VI engaged Hughes Hubbard & Reed, LLP (“HHR”) as its legal counsel for the Business Combination. On October 27, 2021, CF VI engaged Bennett Jones LLP (“Bennett Jones”) as its legal counsel for the Business Combination with respect to Canadian legal matters.

On October 26, 2021, Rumble provided CF VI and its representatives with access to a virtual data room (the “Data Room”) containing due diligence materials for CF VI to review and additional diligence materials subsequently requested by CF VI from Rumble.

On October 28, 2021, CF&Co. provided Guggenheim, on behalf of CF VI, an initial due diligence request list setting forth the initial materials of Rumble that CF VI wanted to review.

Beginning on October 26, 2021 and continuing through execution of the Business Combination Agreement, the CF VI management team, its advisors and representatives of Cantor continued their due diligence of Rumble, including reviewing the materials in the Data Room, requesting additional documentation, reviewing additional information provided, and holding multiple due diligence video and telephonic conference calls with Rumble’s management team, employees, advisors and auditor. Additional information was provided in the Data Room and a number of follow-up diligence calls were hosted as requested by CF VI during which CF VI and Rumble discussed an overview of Rumble and its current and future products, Rumble’s technology, operations, sales and marketing, Rumble’s corporate legal structure and material contracts, Rumble’s intellectual property, Rumble’s historical, current and projected financial condition, Rumble’s employment structure, human resources and related matters and other diligence matters. Such diligence continued as requested by CF VI up through negotiation and finalization of the definitive documentation and associated schedules.

During this time, CF VI and CF&Co. reviewed and provided comments on Rumble’s investor presentation to be used in the PIPE Offering and CF VI, Rumble and their respective financial advisors and attorneys and the Placement Agents organized their efforts for the PIPE Offering.

On November 5, 2021, CF VI delivered a notice to Rumble triggering the mutual exclusivity provision of the LOI (the “Exclusivity Notice”).

On November 10, 2021, all members of each of the CF VI Board and the CF VI Audit Committee held a meeting to review CF VI’s report on Form 10-Q for the quarter ended September 30, 2021 and the financial statements included therein. During such meeting, the CF VI Board was provided an update on the status of the Business Combination and the due diligence conducted to date and that CF VI had delivered the Exclusivity Notice. The CF VI Audit Committee was advised that CF VI was preparing to launch the PIPE Offering process and that CF VI was prepared to engage CF&Co. and Guggenheim as the Placement Agents and that the fees to be paid to the Placement Agents would be in accordance with the terms set forth in the LOI.

On November 12, 2021, by unanimous written consent, the CF VI Audit Committee approved an engagement letter between CF VI and CF&Co. for CF&Co. to act as lead Placement Agent for the PIPE Offering (the “PIPE Engagement Letter”) and an engagement letter between CF VI and Guggenheim for Guggenheim to act as co-Placement Agent for the PIPE Offering, which provided for placement fees in the aggregate amount of 4.0%. Thereafter, CF VI and CF&Co. executed the PIPE Engagement Letter. CF VI and Guggenheim executed an engagement letter on November 24, 2021.

On November 13, 2021, Willkie Farr & Gallagher LLP (“Willkie”), Rumble’s legal counsel, sent HHR and Bennett Jones a draft Business Combination Agreement.

On November 15, 2021 and November 16, 2021, Willkie, DLA Piper (Canada) LLP, HHR and Bennett Jones held multiple conference calls to discuss the terms of the Business Combination Agreement.

On November 19, 2021, HHR sent a revised draft of the Business Combination Agreement to Willkie.

From November 15, 2021 through December 1, 2021, representatives of CF VI and Rumble including, at certain times, Mr. Lutnick, the Chairman and Chief Executive Officer of CF VI, and Mr. Pavlovski, the Chief Executive Officer of Rumble, and members of their respective legal counsel and financial advisors, conducted various telephonic conferences regarding the terms of the Business Combination Agreement and exchanged drafts and negotiated the terms of the Business Combination Agreement and the Ancillary Agreements, including the disclosures schedules to the Business Combination Agreement, the Shareholder Support Agreement, the Sponsor Support Agreement and the Lock-up Agreement, and the forms of the Plan of Arrangement, Exchangeable Share Terms, Company Arrangement Resolution, Exchange Agreement, Registration Rights Agreement, the Key Individual Share Repurchase Agreement, the Key Individual Subscription Agreement, Combined Entity Charter, the Combined Entity Bylaws, and the Stock Incentive Plan. During this time, the parties negotiated and resolved all open items in the Business Combination Agreement and the Ancillary Agreements. In particular, the negotiations focused on how the earnout share allocation and minimum cash condition were to be calculated, the structuring and terms of the Class D Common Stock (based on the agreement included in the LOI that Mr. Pavlovski would receive “high vote” shares in the Combined Entity), the conditions of the lock-up applicable to Rumble Shareholders, the shares subject to forfeiture by the Sponsor and terms of the early release trigger events, the terms of Rumble’s relationship with Cosmic, certain terms of Mr. Pavlovski’s employment agreement to be entered into at Closing, and the timing and related requirements with respect to the delivery of PCAOB compliant financial statements by Rumble.

Beginning October 28, 2021 through December 1, 2021, the Placement Agents contacted potential investors on a “wall cross” basis to arrange for investor meetings with Rumble and CF VI regarding the PIPE Offering or to participate in the PIPE Offering.

From November 23, 2021 through November 30, 2021, Rumble and CF VI, together with one or both of the Placement Agents, held investor meetings with certain potential investors in the PIPE Offering. Chris Pavlovski and Brandon Alexandroff attended the investor meetings on behalf of Rumble, and Howard Lutnick attended various investor meetings on behalf of CF VI.

CF&Co. arranged for a virtual data room (the “PIPE Data Room”) to be established to provide certain materials to prospective investors in the PIPE Offering who agreed to receive confidential information and related restrictions.

On November 24, 2021, a copy of the investor presentation, including summary risk factors, was provided to potential investors in the PIPE Offering through the PIPE Data Room.

On November 26, 2021, a draft of the PIPE Subscription Agreement was made available to potential investors through the PIPE Data Room. The Business Combination Agreement and an updated version of the investor presentation were made available to potential investors through the PIPE Data Room on December 1, 2021.

From November 26, 2021 to December 1, 2021, CF VI received indications of interest from potential investors in the PIPE Offering and on December 1, 2021, CF&Co., CF VI and Rumble agreed on PIPE allocations totalling $100 million amongst the various prospective PIPE Investors (including the Sponsor’s $15 million Forward Purchase Investment and additional investments by the Sponsor and a number of officers and employees of Cantor and its affiliates (and family members of such persons)). CF VI entered into the PIPE Subscription Agreements with the PIPE Investors effective December 1, 2021.

From November 23, 2021 to November 30, 2021 discussions occurred between Rumble and CF VI, and their respective counsel and advisors, on an arrangement to amend the terms of the existing agreements between Rumble and Cosmic (the “Original Cosmic Agreements”) for the provision of services relating to video creation/editing and mobile applications, content moderation and software engineering by Cosmic (which is owned and controlled by Mr. Pavlovski and Ryan Milnes, a significant shareholder in, and director of, Rumble) to Rumble. Rumble agreed to re-negotiate certain terms of the Original Cosmic Agreements promptly after entering into the Business Combination Agreement to ensure that they reflected an arm’s length business arrangement.

During the same period, discussions occurred between Rumble and CF VI, and their respective counsel and advisors, on a repurchase transaction whereby the Combined Entity would repurchase shares from Mr. Pavlovski at the same $10.00 per share price under the PIPE Subscription Agreements in order to provide certain liquidity to Mr. Pavlovski following the closing of the Business Combination in order to enable Mr. Pavlovski to, among other things, pay the purchase price of the shares of Class D Common Stock to be purchased pursuant to the Key Individual Subscription Agreement; the repurchase was also in recognition of the relatively small cash compensation historically paid to Mr. Pavlovski as CEO of Rumble, with most of his net worth tied to his Rumble equity (which equity is subject to a 12-month lockup following the Closing). The arrangement was negotiated in the form of a Share Repurchase Agreement with Mr. Pavlovski, pursuant to which CF VI agreed to repurchase from Mr. Pavlovski, upon the Closing, 1.1 million ExchangeCo Exchangeable Shares for $10.00 per share and redeem a corresponding number of shares of Class C Common Stock for nominal par value per share, for a total purchase price of $11.0 million.

On November 30, 2021, a special meeting of the CF VI Board and a special meeting of the CF VI Audit Committee was held. In addition to all members of each of the CF VI Board and the CF VI Audit Committee, the meeting was attended by non-executive officers of CF VI and representatives of the Sponsor, CF&Co. and HHR. In advance of the meeting, the CF VI Board and the CF VI Audit Committee were provided a board presentation prepared by CF&Co., a presentation prepared by HHR regarding fiduciary duties, the investor presentation (including summary risk factors) prepared by Rumble that was provided to investors in the PIPE Offering, the then current drafts of the Business Combination Agreement, Shareholder Support Agreement, Sponsor Support Agreement, Lock-up Agreement, PIPE Subscription Agreement and all ancillary agreements related thereto, and drafts of proposed resolutions to be passed by each of the CF VI Board and the CF VI Audit Committee. The CF VI Audit Committee had also been previously provided a draft of an engagement letter between CF VI and CF&Co. for CF&Co. to serve as financial advisor to CF VI for the Business Combination (the “M&A Engagement Letter”). The CF VI Board, with the assistance of its financial and legal advisors, discussed and reviewed the Business Combination, including the terms and conditions of the Business Combination Agreement and the Ancillary Agreements, the potential benefits of, and risks relating to, the Business Combination, the reasons for entering into the Business Combination Agreement, the proposed timeline for entering into the definitive transaction agreements and announcing the Business Combination, and related fiduciary duties, and conflicts of interest of Cantor and the officers and directors of CF VI with respect to the Business Combination. After review and discussion, the CF VI Board unanimously approved the Business Combination and the other Transactions, the entry into the Business Combination Agreement and other transaction documents in the forms provided to the CF VI Board with such changes as approved by management of CF VI, and determined, among other things, that the Business Combination Proposal is in the best interests of CF VI and its stockholders and recommended that the CF VI Stockholders vote “FOR” the Business Combination Proposal. See “— CF VI Board’s Reasons for the Approval of the Business Combination” for additional information related to the factors considered by the CF VI Board in approving the Business Combination. In addition, the CF VI Audit Committee unanimously approved the entry into the Business Combination Agreement and the Transactions, the M&A Engagement Letter, each of the definitive agreements that included CF VI and Sponsor as parties and certain other matters.

On November 30, 2021, CF VI and CF&Co. executed the M&A Engagement Letter. On December 1, 2021, the CF VI Board was provided an updated board presentation prepared by CF&Co. and an updated investor presentation prepared by Rumble that was provided to investors in the PIPE Offering reflecting the final terms of the Business Combination.

On December 1, 2021, CF VI and Rumble executed the Business Combination Agreement, and Rumble agreed to amend the terms of the Original Cosmic Agreements with Cosmic within 30 days. Concurrently with the execution of the Business Combination Agreement, CF VI also entered into the Shareholder Support Agreement, the Sponsor Support Agreement, the Lock-Up Agreements and the Share Repurchase Agreement, in each case, with the counterparties thereto. See “— Related Agreements” for additional information.

Following execution of the Business Combination Agreement, the parties issued a press release announcing the execution of the Business Combination Agreement and CF VI filed a Form 8-K with the SEC that included a copy of the press release and the investor presentation included in the PIPE Data Room.

On December 2, 2021, CF VI filed an additional Form 8-K with the SEC that included a copy of the Business Combination Agreement and the forms or copies of the other executed Ancillary Agreements.

Following negotiation between counsel for Rumble and independent counsel for Cosmic, on December 31, 2021, Rumble entered into Amended and Restated Business Cooperation Agreements (the “A&R Cosmic Agreements”) with Cosmic. The main deal points that were negotiated included, among other things, amending the payment terms to provide for a cost plus 10% fee structure and net 30 payment period, clarifying how and when invoices were to be provided, providing for additional IP protections and indemnification provisions in favor of Rumble, and amending the term/termination provisions in the agreements to provide for an initial term of 24 months, subject to automatic renewals for subsequent 12-month terms unless either party provides written notice of non-renewal at least 6 months prior to the expiration of the current term. For more information, see “Certain Relationships and Related Person Transactions — Rumble — Cosmic Agreements.”

CF VI Board’s Reasons for the Approval of the Business Combination

The CF VI Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the CF VI Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the CF VI Board may have given different weight to different factors. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the CF VI Board reviewed a summary of the results of the due diligence and analyses conducted by its management, employees of Cantor and CF VI’s advisors. The due diligence conducted by CF VI’s management, employees of Cantor and CF VI’s advisors included:

•        meetings and calls with the management team and advisors of Rumble (including its independent auditor) regarding, among other things, operations, plans and forecasts;

•        review of material contracts and other material matters;

•        financial, tax, legal, insurance, accounting, operational, business and other due diligence;

•        consultation with CF VI management and its legal counsel and financial advisor;

•        review of historical financial performance of Rumble (including audited and unaudited financials) and management projections regarding Rumble’s user base and potential market growth; and

•        financial and valuation analyses of Rumble and the Business Combination utilizing information provided by Rumble and publicly available information presented by CF&Co. to the CF VI Board in CF&Co.’s capacity as M&A advisor to CF VI, as further described in the section entitled “— Certain Forecasted Information for Rumble” below.

The CF VI Board determined that pursuing a potential business combination with Rumble would be an attractive opportunity for CF VI and its stockholders for a number of reasons, including, but not limited to, (1) the belief that Rumble has sustainable competitive advantages with respect to its platform, (2) that Rumble has the opportunity to grow successfully, (3) if Rumble is successful in maintaining its existing user base and attracting new users, Rumble will be able to monetize their use of Rumble’s platform and generate revenues, and (4) that Rumble can be acquired at an attractive valuation to maximize potential returns to CF VI Stockholders.

In addition, based on its review of the industry data and the operational, financial and other relevant information related to Rumble’s business provided by Rumble and presented to the CF VI Board, the factors considered by the CF VI Board included, but were not limited to, the following:

•        Rumble’s Expanding User Base and Engagement.    Rumble’s year over year average monthly active users (“MAUs”) has increased from 1.6 million MAUs in the third quarter of 2020 to 36.2 million MAUs in the third quarter of 2021, with a third quarter of 2021 peak of 44 million MAUs in August 2021. In addition, Rumble’s user engagement increased year over year, based on Rumble’s estimates, from 0.2 billion minutes watched per month in the third quarter of 2020 to 7.9 billion minutes watched per month in the third quarter of 2021. Rumble expects its MAUs and user engagement to continue to increase as it expands its business plan and brings more content creators onto its platform.

•        Rumble’s Differentiated Platform.    Rumble maintains a neutral platform where it does not censor its content creators, so long as such content creators comply with its terms of service as described elsewhere in this proxy statement/prospectus. Rumble believes this approach stands opposite to the approaches of its competitors. Rumble believes that its content-neutral policy, together with the proceeds of the Business Combination, will allow it to attract additional content creators in different verticals that will lead to additional increases in its MAUs and user engagement.

•        Rumble’s Existing Operations.    Rumble has built a successful platform that has attracted a large user base. Rumble also has a cost-effective revenue share model that compensates its content creators based on performance. Rumble is also creating its own technological infrastructure to ensure its independence from other technology companies.

•        Rumble’s Business Plan.    Rumble’s business plan is to capitalize on content creator dissatisfaction with existing large social media platforms that are perceived as being biased toward certain content or that otherwise restrict content. Through this dissatisfaction, Rumble also plans to attract content creators in various verticals that will increase its MAUs and user engagement. Rumble also plans to create its own direct advertising network and engage in other ancillary businesses that will increase its revenues.

•        Growth Potential of Rumble’s Business.    Rumble’s revenues have the potential to accelerate rapidly as it develops its business plan and expands its offerings with the proceeds from the Business Combination. Rumble plans to both grow its user base and expand its average revenue per user.

•        Large and Growing Use of Different Platforms for Viewing Videos.    The market for video on demand and video consumption is growing in both the United States and internationally. This increasing potential user engagement enables providers of video on demand and video consumption platforms, including Rumble, to capitalize on significant revenue opportunities.

•        Attractive Valuation.    The CF VI Board’s determination that if Rumble is successful in achieving its goals and expanding its service offerings, increasing its content creator and user base and increasing its average revenue per user, CF VI Stockholders will have acquired their shares in the Combined Entity at an attractive valuation based on the valuation of video distribution, social media and other high growth technology companies. For more, see “The Business Combination Proposal — Certain Forecasted Information for Rumble.”

•        Continuity of Rumble’s Management Team.    Following completion of the Business Combination, the Combined Entity will be led by the same senior management team that led Rumble prior to the Business Combination, which management team has built Rumble from inception and positioned it as a potential leader in the video distribution and social media industry. This management team, who have executed, or will execute at closing of the Business Combination, employment agreements or other restrictive covenant agreements with Rumble, will also be significant shareholders of the Combined Entity and accordingly will be incentivized to remain with Rumble and help Rumble achieve its business plan.

•        Terms and Conditions of the Business Combination Agreement.    The terms and conditions of the Business Combination Agreement and the Business Combination, were, in the opinion of the CF VI Board, the product of arm’s-length negotiations between the parties.

•        Continued Ownership by Rumble Shareholders.    The CF VI Board considered that (i) Rumble Shareholders are converting substantially all of their equity into the Combined Entity, (ii) that Rumble Shareholders will be significant shareholders of the Combined Entity after Closing, and (iii) Rumble Shareholders holding more than 95% of Rumble Shares are entering into Lock-Up Agreements.

•        Additional Investments.    The CF VI Board considered the fact that PIPE Investors agreed to invest $100 million in the aggregate in the Combined Entity at the Closing (including the Sponsor’s $15 million Forward Purchase Investment and additional investments by the Sponsor and a number of officers and employees of Cantor and its affiliates (and family members of such persons)).

•        Rumble Being an Attractive Target.    The CF VI Board considered the fact that Rumble (i) is of a sufficient size relevant to the public marketplace, (ii) is engaged in a business with significant demand in both the United States and internationally, and (iii) would benefit from the consummation of the

Business Combination by becoming a public company and receiving the net proceeds of the Business Combination, which the CF VI Board believed would allow Rumble to accelerate its business plan and improve Rumble’s ability to maximize its future revenues.

In the course of its deliberations, in addition to the various other risks associated with the business of Rumble, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus, the CF VI Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•        Macroeconomic Risks Generally.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects they could have on the Combined Entity’s revenues and financial performance.

•        Structure and Competition in the Video Distribution and Social Media Industry.    The video distribution and social media industry is led by a small number of very large and well capitalized companies. While a few new companies have entered this industry in recent years and achieved success, the industry is filled with companies that have failed to achieve their desired goals as the ability to significantly grow market share or become profitable can be severely challenging. While Rumble believes it has a significant opportunity to take market share from its competitors, there is no guarantee that it will be successful and it may face significant competition as its user base grows. In addition, Rumble’s largest competitor is a part of one of the largest companies in the world that benefits from integrating numerous services to its customers. Rumble may be unable to achieve the benefits of similar integration.

•        Large and Growing Use of Different Platforms for Viewing Videos.    While the market for video on demand and video consumption is growing in both the United States and internationally, Rumble is not currently generating significant revenues from its user engagement and there is a risk that Rumble will be unable to monetize its user engagement at the level it expects or at all.

•        Risks in Rumble’s Business Plan.    Rumble’s business plan relies on substantial growth of its user base and adoption of its technology by customers, which may not be achieved on its projected timeline or at all, which would negatively impact Rumble’s ability to successfully meet its objectives. In addition, Rumble is pursuing litigation against Google and there is a risk that, even if the litigation is successful, Google could take actions that could have negative ramifications for Rumble’s business. While Rumble is creating its own technological infrastructure to ensure its independence from other technology companies, any such actions from Google could still make it harder for Rumble to achieve its business plan.

•        Business Plan and Projections May Not be Achieved.    The risk that Rumble may not be able to execute on its business plan on time or at all, and realize the increase in its monthly revenue per user which would lead to it exceeding its valuation provided in the Business Combination. In addition, Rumble has historically had a very small number of employees. In order to expand its operations and achieve its business plan, Rumble will be required to hire a significant number of new employees in multiple jurisdictions in a short period of time, which carries risks including, among other things, operational issues, integration and coordination challenges across multiple geographies and ability to source employees that meet Rumble’s expectations.

•        Rumble’s IT Infrastructure.    Historically, Rumble has invested comparatively less capital in its business infrastructure as compared to its competitors and accordingly, its IT infrastructure is likely less developed than that of its competitors. As Rumble increases its footprint in the marketplace, it may become subject to increased cyber-attacks and other difficulties, which could materially impact its financial performance. Rumble will need to make substantial investments into its IT infrastructure to, among other things, better protect itself from potential cyber-attacks such as malware, viruses, ransomware attacks, denial of service attacks, phishing schemes, and other attempts to harm it or its systems.

•        Potential Losses Due to Rumble Content.    Rumble maintains a content neutral platform. Subject to its terms of service, Rumble does not refuse or remove content on the basis of viewpoint. This neutrality may lead to users uploading content that predominantly represents certain political viewpoints, thereby leading to an inaccurate public perception that Rumble endorses those viewpoints. Therefore, Rumble may face litigation or its business and operations may otherwise be adversely impacted.

•        Risks Related to Use of “Open Source” Software.    Rumble relies on “open source” software. The use and distribution of open source software may entail greater risk than the use of third-party commercial software as open source licensors generally do not provide protections regarding infringement claims or the quality of the code. To the extent that Rumble depends upon the successful operation of the open source software it uses, any undetected errors or defects in this open source software could impair Rumble’s functionality, delay new solution introductions, result in a failure of its platform, and injure its reputation. For example, undetected errors or defects in open source software could render Rumble vulnerable to breaches or security attacks, and, in conjunction, make its systems more vulnerable to data breaches. Furthermore, some open source licenses contain requirements that Rumble make available source code for modifications or derivative works Rumble creates based upon the type of open source software Rumble uses. If Rumble combines its proprietary software with open source software in a specific manner, it could, under some open source licenses, be required to release the source code of its proprietary software to the public. This would allow Rumble competitors to create similar solutions with lower development effort.

•        Rumble’s Data Privacy.    Rumble will need to significantly expand its IT and compliance resources to ensure compliance with all IT and data privacy laws. A failure to be in compliance with all IT and data privacy laws could subject it to large potential fines and other litigation.

•        Rumble’s Relationship with Cosmic.    Cosmic provides content editing and moderation services to Rumble and is owned and controlled by Rumble’s founder and CEO, Christopher Pavlovski, and Ryan Milnes, who owns a significant number of Rumble Shares. As a result, the terms on which Cosmic provides such services to Rumble, as further described in the section entitled “Certain Relationships and Related Person Transactions — Rumble — Cosmic Agreements,” may not be equivalent to the terms on which a third-party would provide such services, or such services may not be provided by Cosmic in a manner equivalent to the manner in which a third-party would provide such services. In addition, given Rumble’s significant reliance on Cosmic to provide content moderation services, if Cosmic is not properly moderating content posted to Rumble, Rumble could be exposed to additional liability as described in “Potential Losses Due to Rumble’s Content” above.

•        Patent and Other IP Risks.    Rumble could be subject to litigation from patent holders alleging that its platform violates their patents and could be required to recreate its platform or open up its software to public use, all at substantial cost and delay.

•        Management Team.    Rumble’s executives operate in different countries, and different jurisdictions within those countries, each with different legal frameworks, which different legal frameworks may or may not be in the best interest of Rumble and which may impact the enforceability of restrictive covenants.

•        Readiness to be a Public Company.    As Rumble has not previously been a public company and its senior executives have not previously been senior executives of a public company, Rumble may not have all the different types of employees necessary for it to timely and accurately prepare financial statements and reports for filing with the SEC. Rumble will be required to significantly expand its financial operations and there is a risk that Rumble will not be able to hire the right people to fill in these gaps by the time of the Closing or that additional issues could arise after the Closing due to its failure to have hired these people in advance of Closing. In addition, as Rumble increases its presence into additional countries, its compliance infrastructure more generally may not be able to keep pace with the increased compliance risks presented by rapid growth.

•        Dilution from Shares of Common Stock to be Issued in the Future.    Pursuant to the Business Combination Agreement, the Rumble Shareholders will be issued the Forfeiture Escrow Shares at Closing. Upon achievement of the earnout milestones, these shares will be earned by the Rumble Shareholders and, after expiration of the applicable lock-up period, will be unrestricted and available to be sold, which could have a negative impact on the Combined Entity’s stock price. In addition, pursuant to the Stock Incentive Plan, shares of Common Stock equal to ten percent (10%) of the number of Combined Entity shares outstanding upon Closing (calculated on a fully-diluted basis but excluding the shares issued to Rumble Shareholders that are subject to forfeiture) will be available for issuance to directors, officers and employees of the Combined Entity and its subsidiaries after Closing, subject to an evergreen of 5% for ten years. In addition, upon achievement of either of the earn-out conditions, the number of shares included in the Stock Incentive Plan will be increased by ten percent (10%) of the shares that vest upon achievement of each such condition.

•        Shares Available for Sale/Lock-Ups.    The Class A Common Stock issued to the PIPE Investors are not subject to any lock-up and the Forward Purchase Shares issued to the Sponsor are subject to a 30 day lock-up. The Combined Entity is required to register such shares of Class A Common Stock promptly after Closing. At least 95% of the shares of Common Stock issued to Rumble Shareholders will be subject to a 12-month lock-up and the shares of Class A Common Stock held by the Sponsor immediately upon Closing (other than the Forward Purchase Shares and the PIPE Shares purchased by the Sponsor) will be subject to a 12-month lock-up (in each case subject to early release as described herein). Upon the expiration of any such lock-up and, if applicable, upon the registration of such shares of Class A Common Stock, a substantial number of shares of Class A Common Stock may become available for sale, which could have a negative impact on the Combined Entity’s stock price.

•        No Fairness Opinion.    CF VI did not obtain a fairness opinion (or any similar report or appraisal) in connection with the Business Combination.

•        Liquidation.    The risks and costs to CF VI if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in CF VI being unable to effect a business combination within the completion window which would require CF VI to liquidate.

•        CF VI Stockholder Vote and Other Actions.    CF VI Stockholders may object to and challenge the Business Combination and take action that may prevent or delay the Closing, including to vote down the Proposals at the Special Meeting or redeem their shares of CF VI Class A Common Stock.

•        Closing Conditions.    Completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within CF VI’s control.

•        CF VI Stockholders Holding a Minority Position in the Combined Entity.    Existing CF VI Stockholders will hold a minority position in the Combined Entity following completion of the Business Combination, with existing CF VI Stockholders (excluding the Sponsor and PIPE Investors) owning approximately 14.8% of the Combined Entity after Closing, assuming that no shares of Class A Common Stock are redeemed by CF VI Stockholders and excluding any shares issuable upon exercise of options and/or warrants.

•        Control of the Combined Entity by Rumble’s Chief Executive Officer.    Rumble’s founder and Chief Executive Officer, Christopher Pavlovski, is purchasing shares of Class D Common Stock at Closing, which shares will provide Mr. Pavlovski with a number of votes, together with any shares of Class A Common Stock and Class C Common Stock held by him as of Closing, such that he will have 85% of the voting rights of the Combined Entity upon Closing. So long as Mr. Pavlovski or his affiliates hold these shares, Mr. Pavlovski will control the Combined Entity and make all decisions with respect to the operations of the Combined Entity.

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of CF VI Public Shares would exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account.

•        Trading Exchange Listing.    The potential inability to maintain the listing of the Combined Entity’s securities on the Trading Market following the Closing.

•        Valuation.    The risk that the CF VI Board may not have properly valued Rumble’s business.

•        Distraction to Operations.    The risk that the potential diversion of Rumble’s management and employee attention as a result of the Business Combination may adversely affect Rumble’s operations.

In addition to considering the factors described above, the CF VI Board also considered that:

•        Interests of Certain Persons.    The Sponsor and certain officers and directors of CF VI (and certain of their family members) may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of CF VI Stockholders (see section entitled “The Business Combination Proposal — Interests of the Sponsor and CF VI’s Officers and Directors in the Business Combination”). CF VI’s independent directors on the CF VI Audit Committee reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the CF VI Audit Committee, the Business Combination Agreement and the transactions contemplated therein.

After considering the foregoing, the CF VI Board concluded, in its business judgment, that the potential benefits to CF VI and its stockholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Certain Forecasted Information for Rumble

While many companies maintain detailed financial projections in order to measure business performance, Rumble views number of active users, minutes watched per month, and hours of uploaded video as the most reliable measures of business performance. Therefore, while Rumble provided CF VI with projections that Rumble had prepared in May 2021 for a different purpose (the “Outdated Business Outlook”), both parties believed such projections were dated and not likely to be an accurate predictor of future financial performance. As a result, CF VI management did not review the Outdated Business Outlook with, or provide the Outdated Business Outlook to, the CF VI Board and these projections were not a consideration of the CF VI Board in determining whether to approve entering into the Business Combination Agreement and the Business Combination. In addition, neither the CF VI Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether to pursue the terms of the Business Combination (including the consideration to be paid). Instead, CF&Co. and the CF VI Board reviewed the Future Illustrative Valuation Analysis, the Comparable Company Analysis and the Precedent Transaction Analysis prepared by CF&Co. utilizing information provided by Rumble and publicly available information, as further described below, all of which helped form the basis for CF&Co.’s analysis of Rumble’s potential future valuation, and which the CF VI Board used in its review and approval of the terms of the Business Combination (including the consideration to be paid).

In evaluating Rumble, Rumble prepared and provided to CF VI (i) information on Rumble’s existing user base, (ii) Rumble’s estimates of its ability to penetrate the U.S. online advertising market and Rumble’s estimated levels of advertising revenue per user, and (iii) Rumble’s estimates around the size of the market for U.S. advertising revenue per user in the U.S. This information provided a range of potential advertising revenue by Rumble. CF&Co. utilized this potential advertising revenue in its valuation analyses.

Future Illustrative Valuation Analysis

In connection with its approval of the Business Combination Agreement, the CF VI Board reviewed an illustrative future valuation analysis of Rumble’s U.S. advertising business (the “Future Illustrative Valuation Analysis”) using U.S. monthly active users (“U.S. MAUs”) and monthly advertising average revenue per user (“U.S. Monthly ARPU”) benchmarked as a percentage of the leading streaming platform’s estimated 2021 North America metrics.(1) Rumble believes it is the second leading provider of such services. Rumble provided various data related to the potential advertising revenue based on Rumble’s ability to capture a fraction of the audience of the leading streaming platform’s estimated U.S. MAUs and monetize that audience at a fraction of the estimated U.S. Monthly ARPU that the leading streaming platform is estimated to achieve as described in the bullets titled “Rumble’s Estimated U.S. MAUs” and “Rumble’s Estimated U.S. Monthly ARPU” below.(1) The analysis was presented by CF&Co. to the CF VI Board and was based on the information regarding Rumble’s advertising revenue potential provided to CF VI by Rumble and made available to the CF VI Board. Information provided by Rumble and used in the analysis is summarized in the first two bullets below.

The revenue assumptions utilized in the Future Illustrative Valuation Analysis were based on the following assumptions for Rumble’s U.S. MAUs and Rumble’s U.S. Monthly ARPU as provided by Rumble:

•        Rumble’s Estimated U.S. MAUs:    Rumble provided CF VI an estimate of the leading streaming platform’s 2021 U.S. MAUs of 224.0 million(1) and estimates of 23 -100 million potential Rumble U.S. MAUs. CF&Co. utilized a subset of the provided estimated potential Rumble U.S. MAUs of 29 million, 40 million and 60 million to calculate Rumble’s potential revenue;

•        Rumble’s Estimated U.S. Monthly ARPU:    Rumble provided CF VI an estimate of the leading streaming platform’s 2021 U.S. Monthly ARPU of $5.28(1) and estimates of $1.00 to $5.00 for Rumble’s potential U.S. Monthly ARPU. CF&Co. utilized a subset of the provided estimated potential Rumble U.S. Monthly ARPU of $2.00, $3.00 and $4.00 to calculate Rumble’s potential revenue.

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(1)      U.S. MAUs and U.S. Monthly ARPU for the leading streaming platform provided by Rumble per estimated 2021 data from eMarketer (as of Fall 2021).

The range of future revenue estimates provided by Rumble was determined by multiplying the estimated U.S. MAUs (i.e., the potential U.S. monthly average users Rumble provided CF VI) by the estimated U.S. Monthly ARPUs (i.e., the potential monthly average revenue per U.S. user Rumble provided CF VI) by 12 (i.e., the potential monthly revenue, calculated on an annualized basis). Based on the foregoing, the potential annual revenue estimated based on the subset of potential U.S. MAUs and U.S. Monthly ARPUs Rumble provided to CF VI that CF&Co. utilized in determining Rumble’s potential revenue was between approximately $0.7 billion per year (using 29 million U.S. MAUs and $2.00 U.S. Monthly ARPUs) and approximately $2.9 billion per year (using 60 million U.S. MAUs and $4.00 U.S. Monthly ARPU). CF&Co. utilized the assumptions for potential U.S. MAUs and potential U.S. Monthly ARPUs provided by Rumble and described above, and the Rumble Peer Group EBITDA Margin and Rumble Peer Group EBITDA Multiples described below in calculating the future illustrative value of Rumble.

•        Rumble Peer Group EBITDA Margin:    30% based on Social Media peer median (as further described below in Comparable Company Analysis);

•        Rumble Peer Group EBITDA Multiples:    17.5x – 22.5x based on Social Media peers (as further described below in Comparable Company Analysis);

•        The Future Illustrative Valuation Analysis, which was calculated by multiplying the future revenue estimate calculated as specified below by the estimated EBITDA Margin by the estimated EBITDA Multiple range, is the estimated potential valuation that could be achieved at a point in time in the future; and

•        The Future Illustrative Valuation Analysis excludes potential incremental value of Rumble to be derived from international exposure, subscription/licensing revenue and development of ancillary businesses including Rumble’s Enterprise Cloud IaaS business.

In calculating the Future Illustrative Valuation, CF&Co. used the midpoint of the Estimated U.S. MAU assumption described above (i.e., 40 million U.S. MAUs), the midpoint of the Estimated U.S. Monthly ARPU assumption described above (i.e., $3.00 U.S. Monthly ARPU), based on which the future revenue estimate would be approximately $1.4 billion. The Future Illustrative Valuation was then determined by multiplying the future revenue estimate of approximately $1.4 billion by the Rumble Peer Group EBITDA Margin of 30% and the Rumble Peer Group range of EBITDA Multiples of 17.5x – 22.5x described above, resulting in a range of illustrative future valuations of Rumble’s U.S. advertising business of between $7.6 billion – $9.7 billion, which is significantly higher than the $2.1 billion pre-combination transaction value (excluding the $1.05 billion earn-out) and $3.15 billion pre-combination transaction value (including the $1.05 billion earn-out).

Limitations to Analysis: While the analysis summarized above provided insight into the current market for streaming users and potential future performance, it was less detailed than the previously provided Outdated Business Outlook. It did not provide a set timetable for achieving these results. The leading streaming platform is part of a larger company with various other service offerings including, among other things, leading search capabilities, and accordingly, was less readily subject to various forms of financial analyses. See the “General” section below for more detail on judgments and assumptions made by CF&Co. as part of the Future Illustrative Valuation Analysis.

Comparable Company Analysis

The CF VI Board also reviewed the illustrative enterprise valuations and the implied revenue, EBITDA and earnings multiples derived from several groups of companies with attributes similar to Rumble to understand trading valuations of companies similar to Rumble and inform its Illustrative Future Valuation Analysis (the “Comparable Company Analysis”), including:

Social Media Platforms (the “Social Media Comparable Group”): The Social Media Comparable Group includes a selection of market-leading, advertising-based social media platforms. Companies include Meta Platforms Inc. (“Meta”), Snap Inc. (“Snap”), Twitter, Inc. (“Twitter”) and Pinterest, Inc. (“Pinterest”).

Streaming Platforms (the “Streaming Comparable Group”): The Streaming Comparable Group includes companies with a focus on subscription-based online video and audio streaming. Companies include Netflix, Inc. (“Netflix”), Spotify Technology S.A. (“Spotify”), Roku, Inc. (“Roku”), Vimeo, Inc. (“Vimeo”) and Anghami Inc. (“Anghami”).

Diversified Technology with Streaming Platforms (the “Diversified Technology Comparable Group”): The Diversified Technology Comparable Group includes a selection of diversified technology companies with ownership in businesses that provide video streaming platforms to content creators. Companies include Amazon.com, Inc. (“Amazon”) and Alphabet Inc. (“Alphabet”). Amazon operates Twitch, a platform for video game streaming. Alphabet operates YouTube.

These groups of companies were selected by CF&Co., among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of this analysis, were considered by CF&Co. to be sufficiently similar to those of Rumble’s existing and planned operations including, but not limited to, (A) operating online platforms for content distribution, (B) monetization of this content through (i) advertising, (ii) subscriptions or (iii) otherwise. None of the comparable companies is identical to Rumble, or one another, and Rumble is at an earlier stage of development than the comparable companies. Accordingly, a complete valuation analysis of Rumble cannot rely solely upon a quantitative review of the selected public companies, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors including stage of development that could affect their value relative to that of Rumble. Therefore, the Comparable Company Analysis is subject to certain limitations. See the “General” section below for more detail on judgments and assumptions made by CF&Co. as part of the Comparable Company Analysis.

Comparable Company Analysis

	Enterprise Value/Revenue				Enterprise Value/EBITDA				LTM EBITDA Margin
	LTM	2021E	2022E	2023E	LTM	2021E	2022E	2023E
Social Media	12.2x	11.4x	8.7x	6.6x	24.6x	24.3x	20.8x	21.3x	32.6%
Streaming(1)	8.6	7.6	5.9	4.7	43.9	46.3	48.0	32.4	16.1%
Diversified Technology	5.8	5.5	4.7	4.0	21.7	21.5	18.1	15.0	28.7%

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Note: Metrics calculated as of November 26, 2021. Mean multiples are used for comparable groups. LTM represents the twelve-month period ended September 30, 2021.

(1)      LTM and 2021E EV/EBITDA include Netflix only and 2022E and 2023E EV/EBITDA includes Netflix and Roku as comparable metrics for Spotify, Roku and Vimeo were not meaningful (i.e., the multiples were either negative or greater than 60.0x) or, in the case of Anghami, were not available.

The CF VI Board recognized that future projections for Rumble were not available to compare multiples based on Rumble’s expected performance in future years with those of the comparable companies. The CF VI Board also recognized that no company was identical in nature to Rumble and that the group of comparable companies are (i) mostly significantly larger than Rumble, (ii) further along in their development in comparison to Rumble currently and, (iii) for the Diversified Technology Comparable Group, involved in numerous other businesses in addition to video streaming that are not similar to Rumble.

Precedent Transaction Analysis

The CF VI Board also considered illustrative transaction valuations and the implied revenue, EBITDA and monthly unique user multiples for a selection of 20 precedent M&A transactions including social media and networking platforms and multimedia streaming services (the “Precedent Transaction Analysis”).

The CF VI Board reviewed a case study of one of these transactions. The acquired company (the “Acquired Company”) in the transaction is a market leading streaming platform that was acquired in 2006 for $1.65 billion. While the Acquired Company is not publicly listed, Wall Street research analysts estimate the current valuation of the Acquired Company as of 2021 is between $200 billion and $500 billion, driven by growing expansion of video streaming, development of additional revenue streams for the platform and integration with other businesses owned by the Acquired Company’s parent.

Precedent M&A transactions have limited applicability due to (i) the early stage of Rumble’s development, (ii) limited data for precedent transactions involving targets at a similar stage of development as Rumble, and (iii) data available largely relates to precedent transactions with targets that were (a) at a different stage of commercialization, and/or (b) operated different business models. Accordingly, a complete valuation analysis of Rumble cannot rely solely on a quantitative review of the selected precedent transactions and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors including the stage of development that could affect their value relative to that of Rumble. Therefore, the precedent transaction analysis is subject to certain limitations. See the “— General” section below for more detail on judgments and assumptions made by CF&Co. as part of the Precedent Transaction Analysis prepared for, and reviewed by, the CF VI Board.

General

CF&Co. based its valuation analysis, which includes the Future Illustrative Valuation Analysis, Comparable Company Analysis and Precedent Transaction Analysis described above, on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. In particular, the information provided by Rumble assumed that Rumble would continue to maintain or increase its user base, that the total size of the available audience for viewing online videos would not suffer a significant decrease, that Rumble would be able to successfully monetize its user base through advertising revenue similar to its larger competitors and that Rumble will be able to achieve EBITDA margins consistent with other Social Media companies. In conducting its valuation analysis, CF&Co. considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. CF&Co. arrived at its valuation based on the results of all analyses undertaken by it and assessed as a whole and believes that the totality of the factors considered and analyses performed by CF&Co. in connection with its valuation analysis operated collectively. The foregoing summary does not purport to be a complete description of the analyses performed by CF&Co. in connection with the valuation. The preparation of a valuation involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and therefore, is not readily susceptible to summary description. The analyses performed by CF&Co., particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the comparable company analysis described above are identical to Rumble, and none of the precedent transactions used in the precedent transactions analyses described above are identical to the Business Combination. Additionally, selected comparable companies and precedent transactions involved companies at a more advanced stage of development than Rumble. Accordingly, an analysis of publicly traded comparable companies and comparable precedent transactions is not mathematical; rather it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and precedent transactions and other factors that could affect the value of Rumble and the public trading values of the companies and precedent transactions to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

CF&Co.’s valuation was just one of the many factors taken into consideration by the CF VI Board in determining to approve the Business Combination. Consequently, CF&Co.’s analysis should not be viewed as determinative of the decision of the CF VI Board.

The CF VI Board selected CF&Co. as its exclusive financial advisor in connection with the Business Combination based on CF&Co.’s reputation as a leading global provider of advisory and capital markets services, experience with SPAC business combinations and expertise in mergers and acquisitions, as well as its familiarity with CF VI. Pursuant to a letter agreement dated November 30, 2021, CF VI engaged CF&Co. as its exclusive financial advisor in connection with the Business Combination. CF&Co. has acted as a financial advisor to CF VI in connection with the Business Combination and will receive an M&A advisory fee for such services (in the amount of $15.0 million), which is contingent on successful consummation of the Business Combination and which may be reduced if the CF VI Transaction Expenses exceed the CF VI Transaction Expenses Cap, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”. CF&Co. has previously been engaged by CF VI to provide certain investment banking and other services, comprised of placement agency services in connection with the PIPE Investment and business combination marketing services in connection with the Business Combination. With respect to the foregoing, CF&Co. expects to receive $10.5 million of business combination marketing fees and approximately $1.7 million of placement agent fees at Closing, the payment of which such fees are contingent on the successful consummation of the Business Combination. In addition, CF VI has agreed to reimburse CF&Co. for certain expenses, which expenses subject to reimbursement at Closing, as of June 30, 2022, amounted to approximately $30,833, and to indemnify CF&Co. against certain liabilities arising out of its engagement. CF&Co. and/or its affiliates may seek to provide CF VI and Rumble and their respective affiliates with certain investment banking and other services unrelated to the Business Combination in the future. Except for the foregoing, CF VI does not anticipate that CF&Co. will receive any other fees in connection with the completion of the Business Combination. CF&Co. also served as the lead underwriter in the IPO, and received a fee of $6.0 million upon closing of the IPO.

CF&Co. is an affiliate of each of CF VI and the Sponsor. For additional details, see the section entitled “Certain Relationships and Related Person Transactions.”

In the ordinary course of business, CF&Co. and its affiliates may actively trade the equity and debt securities and/or debt of CF VI, Rumble and their respective affiliates for the account of CF&Co.’s customers.

Satisfaction of 80% Test

It is a requirement under the CF VI Charter and Nasdaq listing requirements that the business or assets acquired in CF VI’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the business combination marketing fee payable to CF&Co. and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of December 1, 2021, the date of the execution of the Business Combination Agreement, the balance of the funds in the Trust Account was $289.5 million (excluding $10.5 million of business combination marketing fees payable to CF&Co. in connection with the Business Combination pursuant to the business combination marketing agreement entered into in connection with the IPO and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $231.6 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the CF VI Board looked at the pre-transaction enterprise value of Rumble of approximately $2.1 billion (excluding the $1.05 billion earn-out). In determining whether the enterprise value described above represents the fair market value of Rumble, the CF VI Board considered all of the factors described above in this section and the fact that the purchase price for Rumble was the result of an arm’s length negotiation with Rumble. As a result, the CF VI Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the business combination marketing fee payable to CF&Co. and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of CF VI’s management team and the CF VI Board, the CF VI Board believes that the members of its management team and the CF VI Board are qualified to determine whether the Business Combination meets the 80% asset test. The CF VI Board did not seek or obtain a fairness opinion (or any similar report or appraisal) in determining whether the 80% asset test has been met.

Interests of the Sponsor and CF VI’s Officers and Directors in the Business Combination

When you consider the recommendation of the CF VI Board in favor of approval of the Business Combination Proposal and the other Proposals, you should keep in mind that the Sponsor and CF VI’s officers and directors have interests in the Business Combination that are different from or in addition to (and may conflict with), your interests as a CF VI Stockholder. These interests include:

•        the CF VI Charter provides that the doctrine of corporate opportunity will not apply with respect to any of its officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have, except as set forth in the CF VI Charter. In the course of their other business activities, CF VI’s officers and directors may have, or may become, aware of other investment and business opportunities which may be appropriate for presentation to CF VI as well as the other entities with which they are affiliated. CF VI’s management has pre-existing fiduciary duties and contractual obligations and if there is a conflict of interest in determining to which entity a particular business opportunity should be presented, any pre-existing fiduciary obligation will be presented the opportunity before CF VI is presented with it. CF VI does not believe that the pre-existing fiduciary duties or contractual obligations of its officers and directors materially impacted its search for an acquisition target;

•        unless CF VI consummates an initial business combination, the Sponsor (and CF VI’s officers and directors) will not receive reimbursement for any out-of-pocket expenses incurred by them on behalf of CF VI, to the extent that such expenses exceed the amount of available proceeds not deposited in the Trust Account (which such unreimbursed expenses amounted to $189,662 as of June 30, 2022, all of which were repaid to the Sponsor on July 1, 2022);

•        the fact that the Sponsor has made outstanding loans to CF VI in the aggregate amount of $2,173,353 as of June 30, 2022 (which consists of $1,750,000 outstanding under the Sponsor Loan and $423,353 outstanding under the Working Capital Loans), which amount CF VI will be unable to repay to the Sponsor to the extent that the amount of such loans exceeds the amount of available proceeds not deposited in the Trust Account if an initial business combination is not completed;

•        the 700,000 CF VI Placement Units (comprised of 700,000 CF VI Placement Shares and 175,000 CF VI Placement Warrants) purchased by the Sponsor for $7.0 million will be worthless if a business combination is not consummated;

•        the Sponsor has agreed that the 700,000 CF VI Placement Units, and the underlying 700,000 CF VI Placement Shares and 175,000 CF VI Placement Warrants, will not be sold or transferred by it until 30 days after CF VI has completed a business combination, subject to limited exceptions;

•        the fact that the Sponsor paid $25,000, or approximately $0.001 per share, for the Founder Shares (of which it currently holds 7,480,000), which such Founder Shares, if unrestricted and freely tradeable, would be valued at approximately $74.9 million, based on the closing price of CF VI Class A Common Stock on July 8, 2022, and that such shares will be worthless if a business combination is not consummated and that the Sponsor and its affiliates can earn a positive rate of return on their investment even if CF VI’s public stockholders experience a negative return following the consummation of the Business Combination;

•        the fact that the Sponsor has agreed not to redeem any of the Founder Shares or CF VI Placement Shares in connection with a stockholder vote to approve a proposed initial business combination;

•        if CF VI does not complete an initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), the proceeds from the sale of the CF VI Placement Units of $7.0 million will be included in the liquidating distribution to CF VI’s public stockholders and the CF VI Placement Warrants will expire worthless;

•        the fact that upon completion of the Business Combination, a business combination marketing fee of $10.5 million, $15.0 million of M&A advisory fees (which may be reduced if the CF VI Transaction Expenses exceed the CF VI Transaction Expenses Cap, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”), and approximately $1.7 million of placement agent fees will be payable to CF&Co., an affiliate of CF VI and the Sponsor;

•        if the Trust Account is liquidated, including in the event CF VI is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify CF VI to ensure that the proceeds in the Trust Account are not reduced below $10.00 per CF VI Public Share by the claims of prospective target businesses with which CF VI has entered into an acquisition agreement or claims of any third-party for services rendered or products sold to CF VI, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that the Sponsor has agreed to invest $7.59 million in the PIPE Investment and a number of officers and employees of Cantor and its affiliates (and family members of such persons) have agreed to invest approximately $15.68 million in the PIPE Investment (which investments are on the same terms as the other PIPE Investors);

•        the fact that in connection with the IPO, the Sponsor agreed, upon the closing of CF VI’s initial business combination, to invest $15.0 million in exchange for the Forward Purchase Securities (comprised of 1,875,000 shares of Class A Common Stock and 375,000 Warrants), which (assuming a $10.00 share price and a warrant price of $0.99, which was the closing price of a CF VI Warrant on the day prior to announcement of the Business Combination) would represent a discount of approximately 21.5% to the price being paid by the PIPE Investors for the PIPE Shares being issued;

•        the fact that two of CF VI’s independent directors own an aggregate of 20,000 Founder Shares that were transferred by the Sponsor at no cost, which if unrestricted and freely tradeable would be valued at $200,200, based on the closing price of CF VI Class A Common Stock on July 8, 2022, and that such shares will be worthless if a business combination is not consummated; and

•        the fact that CF VI’s existing officers and directors will be eligible for continued indemnification and continued coverage under a directors’ and officers’ liability insurance policy after the business combination and pursuant to the Business Combination Agreement.

In addition, CF VI’s executive officers and directors currently have fiduciary duties or contractual obligations to the following other entities. CF VI does not believe that the pre-existing fiduciary duties or contractual obligations of its executive officers and directors materially impacted its decision to enter into the proposed Business Combination with Rumble because, among other things, none of such executive officers or directors had any interest in, or affiliation with, Rumble:

Individual	Entity	Entity’s Business	Affiliation
Howard W. Lutnick	Cantor Fitzgerald, L.P.(1)	Financial Holding Company	Chairman and Chief Executive Officer
	BGC Partners, Inc.(2)	Public company — financial services	Chairman of the Board and Chief Executive Officer
	Newmark Group, Inc.(3)	Public company — real estate services	Chairman of the Board
	Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.)	Real estate investment trust	Chairman of the Board and Chief Executive Officer
	Rodin Income Trust, Inc.	Real estate investment trust	Chairman of the Board, Chief Executive Officer and President
	Satellogic Inc.	Public company — satellite imagery	Director
	CF Acquisition Corp. IV	Blank check company	Chairman and Chief Executive Officer
	CF Acquisition Corp. VII	Blank check company	Chairman and Chief Executive Officer
	CF Acquisition Corp. VIII	Blank check company	Chairman and Chief Executive Officer
Anshu Jain	Cantor Fitzgerald, L.P.(1)	Financial Holding Company	President
	CF Acquisition Corp. IV	Blank check company	President and Director
	CF Acquisition Corp. VII	Blank check company	President and Director
	CF Acquisition Corp. VIII	Blank check company	President and Director
Jane Novak	Cantor Fitzgerald, L.P.(1)	Financial Holding Company	Managing Director
	CF Acquisition Corp. IV	Blank check company	Chief Financial Officer
	CF Acquisition Corp. VII	Blank check company	Chief Financial Officer
	CF Acquisition Corp. VIII	Blank check company	Chief Financial Officer
Steven Bisgay	Cantor Fitzgerald, L.P.(1)	Financial Holding Company	Chief Financial Officer
	CF Acquisition Corp. IV	Blank check company	Director
	CF Acquisition Corp. VII	Blank check company	Director
	CF Acquisition Corp. VIII	Blank check company	Director
Douglas Barnard	Prophet Asset Management	Registered investment advisor	Member of Board of Managers
	Cantor Fitzgerald Infrastructure Fund	Registered investment fund	Trustee
	Cantor Select Portfolios	Series of registered investment funds	Trustee
Harry J. Elam, Jr.	Occidental College	Liberal arts college	President
Natasha Cornstein	Blushington LLC	Beauty services and retail	Chief Executive Officer
	CF Acquisition Corp. VII	Blank check company	Director

____________

(1)      Includes direct and indirect subsidiaries of Cantor Fitzgerald, L.P. including entities that are not wholly-owned, directly or indirectly, by Cantor Fitzgerald, L.P.

(2)      Includes direct and indirect subsidiaries of BGC Partners, Inc. including entities that are not wholly-owned, directly or indirectly, by BGC Partners, Inc.

(3)      Includes direct and indirect subsidiaries of Newmark Group, Inc. including entities that are not wholly-owned, directly or indirectly, by Newmark Group, Inc.

Other than arising out of the proposed Business Combination and related transactions, none of CF VI, the Sponsor, or their respective affiliates had any interest in, or affiliation with, Rumble. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of CF VI’s officers and directors to enter into the Business Combination Agreement and CF VI’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize CF VI’s officers and directors to complete an initial business combination, even if on terms less favorable to CF VI Stockholders compared to liquidating CF VI, because, among other things, if CF VI is liquidated without completing an initial business combination, the Sponsor’s Founder Shares and CF VI Placement Units and the CF VI independent directors’ Founder Shares would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $82.3 million based on the closing price of CF VI Class A Common Stock and CF VI Units on July 8, 2022), out-of-pocket expenses advanced by the Sponsor and loans made by the Sponsor to CF VI would not be repaid to the extent such amounts exceed cash held by CF VI outside of the Trust Account (which such expenses and loans, as of May 31, 2022, amounted to $2,124,331), and CF&Co. would not receive the business combination marketing fee of $10.5 million, the M&A advisory fee of $15.0 million (which may be reduced, as further described in “Certain Relationships and Related Party Transactions — CF VI — Engagement Letters”) and the placement agent fees amounting to approximately $1.7 million (equal to up to approximately $27.2 million, in the aggregate). Upon completion of the Business Combination, it is not anticipated that any persons associated with CF VI will be employed by or provide services to the Combined Entity, and there have been no conversations regarding the same. As of the date of this proxy statement/prospectus, there is no formal or informal agreement for CF&Co. to be retained by the Combined Entity after Closing.

CF VI’s management determined that, in light of the potential conflicting interests described above with respect to the Sponsor and its affiliates, the independent directors of CF VI should separately review and consider the potential conflicts of interest with respect to the Sponsor and its affiliates arising out of the proposed business combination and the proposed terms in respect thereof. Accordingly, CF VI’s independent directors on the CF VI Audit Committee reviewed and considered such interests and, after taking into account the factors they deemed applicable (including the potential conflicting interests), unanimously approved the Business Combination Agreement and the transactions contemplated therein. For more, see “— Background of the Business Combination.”

Expected Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse capitalization in accordance with GAAP. Under this method of accounting, CF VI will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the Rumble Shareholders comprising a relative majority of the voting power of the Combined Entity and having the ability to nominate the majority of the governing body of the Combined Entity, Rumble’s senior management comprising the senior management of the Combined Entity and Rumble operations comprising the ongoing operations of the Combined Entity. Accordingly, for accounting purposes, the financial statements of the Combined Entity will represent a continuation of the financial statements of Rumble with the Business Combination treated as the equivalent of Rumble issuing stock for the net assets of CF VI, accompanied by a recapitalization. The net assets of CF VI will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be presented as those of Rumble in future reports of the Combined Entity.

Potential Purchases or Arrangements With Respect to CF VI Public Shares

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, or CF VI’s or Rumble’s respective directors, officers, advisors or respective affiliates may (1) purchase CF VI Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, CF VI Public Shares, (2) execute agreements to purchase CF VI Public Shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire CF VI Public Shares, vote their CF VI Public Shares in favor of the Proposals and/or not to redeem their CF VI Public Shares. Such a purchase or other arrangement may include a contractual acknowledgement that such stockholder, although still the record holder of shares of CF VI Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, or CF VI’s or Rumble’s respective directors, officers, advisors or respective affiliates purchase CF VI Public Shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their CF VI Public Shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of the Proposals being approved and (2) limit the number of CF VI Public Shares electing to redeem, including to satisfy any minimum cash requirement. Any purchases of CF VI Public Shares made by the Sponsor or its affiliates would not be voted in favor of the Business Combination Proposal.

United States Federal Income Tax Considerations

CF VI and Rumble will use commercially reasonable efforts to cause the subscription of shares of Class D Common Stock pursuant to the Key Individual Subscription Agreement, the subscription of shares of Class C Common Stock by Rumble Electing Shareholders, the exchange by Non-Electing Shareholders of their respective Rumble Class A Common Shares for shares of Class A Common Stock, and the PIPE Investments (including the purchase of the Forward Purchase Shares in connection with the PIPE Investments), taken together, to qualify as an exchange under Section 351 of the Code. In the event that these transactions fail to qualify as such, there would be no adverse U.S. federal income tax consequences to CF VI or to holders of shares of CF VI Class A Common Stock and CF VI Warrants with respect to such shares and warrants.

The following is a discussion of certain U.S. federal income tax consequences for holders of shares of CF VI Class A Common Stock that elect to have their shares of CF VI Class A Common Stock redeemed for cash if the Business Combination is completed. This discussion applies only to shares of CF VI Class A Common Stock held as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, with respect to the redemption of shares of CF VI Class A Common Stock, the discussion is applicable only to holders who purchased shares of CF VI Class A Common Stock in the IPO.

This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•        U.S. expatriates and former citizens or long-term residents of the United States;

•        persons subject to the alternative minimum tax;

•        persons holding shares of CF VI Class A Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated transaction;

•        banks, insurance companies and other financial institutions;

•        brokers, dealers or traders in securities;

•        “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•        partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•        tax-exempt organizations or governmental organizations;

•        persons subject to special tax accounting rules as a result of any item of gross income with respect to CF VI Class A Common Stock being taken into account in an applicable financial statement;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        regulated investment companies (RICs) or real estate investment trusts (REITs);

•        tax-qualified retirement plans; and

•        “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement is treated as a partnership (or other pass-through entity) for U.S. federal income tax purposes, the tax treatment of the persons treated as partners (or other owners) will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships (or other pass-through entities) and the partners (or other owners) in such partnerships (or such other pass-through entities) should consult their own tax advisors regarding the U.S. federal income tax consequences to them relating to the matters discussed below.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of shares of CF VI Class A Common Stock who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States,

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        an entity treated as a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) was in existence on August 20, 1996 and has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Also, for purposes of this discussion, a “Non-U.S. holder” is any beneficial owner of CF VI Class A Common Stock who or that is neither a U.S. holder nor an entity classified as a partnership for U.S. federal income tax purposes.

The following does not purport to be a complete analysis of all potential tax effects associated with certain redemptions of shares of CF VI Class A Common Stock. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect holders to which this section applies and could affect the accuracy of the statements herein. CF VI has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position to that regarding tax consequences discussed below.

The discussion below regarding material U.S. federal income tax considerations of the redemption is intended to provide only a summary of the material U.S. federal income tax consequences of the redemption to holders of CF VI securities. The disclosure in this section, insofar as it relates to matters of U.S. federal income tax law, constitutes the opinion of Hughes Hubbard & Reed LLP, a copy of which is filed as Exhibit 8.1 to this proxy statement/prospectus. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any non-U.S., state or local tax consequences of the redemption. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or non-U.S. income or other tax consequences to you of the redemption.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Redemption of Shares of CF VI Class A Common Stock.

In the event that a U.S. holder’s shares of CF VI Class A Common Stock are redeemed pursuant to the redemption provisions described in the section entitled “The Special Meeting of CF VI Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the shares of CF VI Class A Common Stock under Section 302 of the Code. If the redemption qualifies as a sale of the shares of CF VI Class A Common Stock, the U.S. holder will be treated as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Shares of CF VI Class A Common Stock” below. If the redemption does not qualify as a sale of the shares of CF VI Class A Common Stock, the U.S. holder will be treated as receiving a corporate distribution with the tax consequences described below under “— U.S. Holders — Taxation of Redemption Treated as a Distribution.”

Whether a redemption qualifies for sale treatment will depend largely on whether the U.S. holder owns any shares of CF VI’s stock following the redemption (including any shares constructively owned by the U.S. holder described in the following paragraph), and if so, the total number of shares of CF VI’s stock held by the U.S. holder both before and after the redemption (including any stock constructively treated as owned by the U.S. holder) relative to all of CF VI’s shares outstanding both before and after the redemption. The redemption of shares of CF VI Class A Common Stock generally will be treated as a sale of the shares of CF VI Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. holder, (ii) results in a “complete termination” of the U.S. holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests is satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of stock that are constructively owned by it. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock that the U.S. holder has a right to acquire by exercise of an option, which would generally include shares of CF VI Class A Common Stock that could be acquired pursuant to the exercise of the CF VI Warrants. Moreover, any shares of CF VI stock that a U.S. holder directly or constructively acquires pursuant to the Business Combination generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of shares of CF VI’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of shares of CF VI Class A Common Stock must, among other requirements, be less than 80% of the percentage of the shares of CF VI’s outstanding voting stock actually and constructively owned by such U.S. holder immediately before the redemption (taking into account both redemptions by other holders of shares of CF VI Class A Common Stock and the shares of CF VI stock to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. holder’s interest if either (i) all of the shares of CF VI Common Stock actually and constructively owned by the U.S. holder are redeemed or (ii) all of the shares of CF VI Common Stock actually owned by the U.S. holder are redeemed, the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of shares of CF VI Class A Common Stock will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in CF VI. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in CF VI will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of a redemption.

If none of the foregoing tests is satisfied, then the redemption will be treated as a corporate distribution, and the tax effects will be as described under “— U.S. Holders — Taxation of Redemption Treated as a Distribution” below. After the application of those rules, any remaining tax basis of the U.S. holder in the redeemed shares of CF VI Class A Common Stock will be added to the U.S. holder’s adjusted tax basis in its remaining stock, or, if it has none, to the U.S. holder’s adjusted tax basis in its CF VI Warrants or possibly in other shares of CF VI Common Stock constructively owned by it.

Gain or Loss on Redemption Treated as a Sale of Shares of CF VI Class A Common Stock.

If the redemption qualifies as a sale of shares of CF VI Class A Common Stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. holder’s adjusted tax basis in its redeemed shares of CF VI Class A Common Stock. A U.S. holder’s adjusted tax basis in its shares of CF VI Class A Common Stock generally will equal the U.S. holder’s acquisition cost.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares of CF VI Class A Common Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the shares of CF VI Class A Common Stock may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations. U.S. holders who hold different blocks of shares of CF VI Class A Common Stock (shares of CF VI Class A Common Stock purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

Taxation of Redemption Treated as a Distribution.

If the redemption does not qualify as a sale of shares of CF VI Class A Common Stock, a U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in shares of CF VI Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of CF VI Class A Common Stock as described under “— U.S. Holders — Gain or Loss on Redemption Treated as a Sale of Shares of CF VI Class A Common Stock” above.

Dividends (including amounts treated as dividends paid pursuant to a redemption of shares of CF VI Class A Common Stock) CF VI pays to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends (including constructive dividends paid pursuant to a redemption of shares of CF VI Class A Common Stock) treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends CF VI pays to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the shares of CF VI Class A Common Stock described in this proxy statement/prospectus may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Information Reporting and Backup Withholding.

In general, information reporting requirements will generally apply to dividends (including constructive dividends paid pursuant to a redemption of shares of CF VI Class A Common Stock) paid to a U.S. holder and to the proceeds of the sale or other disposition of shares of CF VI Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

Redemption of Shares of CF VI Class A Common Stock.

Subject to the discussion of backup withholding and FATCA below, the characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s shares of CF VI Class A Common Stock pursuant to the redemption provisions described in the section entitled “The Special Meeting of CF VI Stockholders — Redemption Rights” generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s shares of CF VI Class A Common Stock, as described under “U.S. Holders — Redemption of Shares of CF VI Class A Common Stock” above, and the consequences of the redemption to the Non-U.S. holder will be as described below under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of Shares of CF VI Class A Common Stock” and “Non-U.S. Holders — Taxation of Redemption Treated as a Distribution,” as applicable.

Gain on Redemption Treated as a Sale of Shares of CF VI Class A Common Stock.

A Non-U.S. holder will not be subject to U.S. federal income tax on any gain realized on a redemption treated as a sale of shares of CF VI Class A Common Stock unless:

•        the gain is effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such gain is attributable);

•        the Non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met; or

•        CF VI is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held shares of CF VI Class A Common Stock and, in the circumstance in which shares of CF VI Class A Common Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of the shares of CF VI Class A Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of CF VI Class A Common Stock. There can be no assurance that shares of CF VI Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. holder (even though the individual is not considered a resident of the United States) provided that the Non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

If the third bullet point above applies to a Non-U.S. holder, gain recognized by such holder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we or an applicable withholding agent may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. We believe that we are not, and have not been at any time since our formation, a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Taxation of Redemption Treated as a Distribution.

If the redemption does not qualify as a sale of shares of CF VI Class A Common Stock, a Non-U.S. holder will generally be treated as receiving a distribution. Such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from CF VI’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of CF VI’s current and accumulated earnings and profits, will constitute a return of capital that will be applied against and reduce (but not below zero) the Non-U.S. holder’s adjusted tax basis in shares of CF VI Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of CF VI Class A Common Stock and will be treated as described under “Non-U.S. Holders — Gain on Redemption Treated as a Sale of Shares of CF VI Class A Common Stock” above. In general, with respect to any distributions that constitute dividends for U.S. federal income tax purposes and are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we or an applicable withholding agent will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (on an IRS Form W-8BEN or W-8BEN-E or other applicable documentation). It is possible that because the applicable withholding agent may not be able to determine the proper characterization of a redemption of a Non-U.S. holder’s CF VI Class A Common Stock, the withholding agent might treat the redemption as a distribution subject to withholding tax. A Non-U.S. holder may generally obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If dividends paid to a Non-U.S. holder are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. holder maintains a permanent establishment or fixed place of business in the United States to which such dividends are attributable), the Non-U.S. holder will be exempt from the 30% U.S. federal withholding tax described above if such Non-U.S. holder furnishes to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding.

Payments of dividends (including constructive dividends received pursuant to a redemption of shares of CF VI Class A Common Stock) on shares of CF VI Class A Common Stock will not be subject to backup withholding, provided that the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any payments of dividends on shares of CF VI Class A Common Stock paid to the Non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of shares of CF VI Class A Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of shares of CF VI Class A Common Stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including amounts paid in redemption of shares of CF VI Class A Common Stock that are treated as dividends) paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified by the delivery of a properly completed IRS Form W-8BEN-E). An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. The IRS has issued proposed regulations (on which taxpayers may rely until final regulations are issued) that would generally not apply these withholding requirements to gross proceeds from sales or other disposition proceeds of shares of CF VI Class A Common Stock. Non-U.S. holders should consult their tax advisors regarding the possible implications of FATCA on the redemption of shares of CF VI Class A Common Stock.

Regulatory Approvals

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional regulatory requirement or approval, except for (i) filings with the State of Delaware, (ii) filings required with the SEC pursuant to the reporting requirements applicable to CF VI, and the requirements of the Securities Act and the Exchange Act to disseminate this proxy statement/prospectus to CF VI Stockholders, and (iii) filings required under the HSR Act in connection with the Business Combination and the expiration or termination of any applicable waiting period, or any extension thereof, under the HSR Act.

Under the HSR Act and the rules and regulations promulgated thereunder by the FTC, the Business Combination cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division, and certain waiting period requirements have been satisfied. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30 calendar-day waiting period following the parties’ filing of their respective HSR Act notification forms or the early termination of that waiting period. The parties each filed their respective Pre-Merger Notification and Report Form pursuant to the HSR Act with the Antitrust Division and the FTC on December 29, 2021, and the waiting period expired on January 28, 2022.

Court Approvals

An arrangement under the OBCA requires Court approval. Under the Business Combination Agreement, no later than three (3) business days after the date this Registration Statement is declared effective by the SEC, Rumble shall apply in a manner reasonably acceptable to CF VI pursuant to Section 182 of the OBCA and, in cooperation with CF VI, shall prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things, for the calling and holding of the Rumble Shareholder Meeting.

Rumble shall also, in consultation with CF VI, take all steps reasonably necessary or desirable to submit the Arrangement to the Court and shall diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA as soon as reasonably practicable, but in any event not later than five (5) business days after the date on which the Rumble Arrangement Resolution is passed at the Rumble Shareholder Meeting as provided for in the Interim Order.

At the hearing in respect of the Final Order, the Court will decide whether to approve the Arrangement. The Court has broad discretion under the OBCA when making orders with respect to the Arrangement and the Court, in hearing the application for the Final Order, will consider, among other things, the fairness and reasonableness of the Arrangement to Rumble Shareholders and any other affected party as the Court determines appropriate, both from a substantive and a procedural point of view. The Court may approve the Arrangement, either as proposed or as amended, in any manner the Court may direct, subject to compliance with such terms and conditions, if any, as the Court thinks fit.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination contemplated thereby) will be approved and adopted only if the holders of at least a majority of the outstanding shares of CF VI Common Stock vote “FOR” the Business Combination Proposal, each director nominee is elected pursuant to the Director Election Proposal, and each of the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals are approved at the Special Meeting. Failure to vote by proxy or to vote via the virtual meeting platform at the Special Meeting or an abstention from voting will have the same effect as a vote “AGAINST” the Business Combination Proposal.

As of the Record Date, the Sponsor and CF VI’s directors and officers have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As a result, we would need only 10,900,001, or approximately 36.3%, of the 30,000,000 CF VI Public Shares, to be voted in favor of the Business Combination in order to have the Business Combination approved. As of the date hereof, the Sponsor and CF VI’s directors and officers have not purchased any CF VI Public Shares.

Recommendation of the CF VI Board

THE CF VI BOARD UNANIMOUSLY RECOMMENDS THAT CF VI STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals are approved at the Special Meeting, CF VI Stockholders are being asked to elect six directors to serve on the Combined Entity Board following the Business Combination, to serve until the next annual meeting of stockholders following the date of this proxy statement/prospectus and until their respective successors are duly elected and qualified. The election of these directors is contingent upon approval of the Business Combination Proposal, the Nasdaq Proposals, the Stock Incentive Plan Proposal and the Charter Amendment Proposals.

The CF VI Board has nominated Chris Pavlovski, Ryan Milnes, Robert Arsov, Paul Cappuccio, Nancy Armstrong and Ethan Fallang to serve as the directors, with Mr. Pavlovski serving as the Chairman. For information regarding each of the director nominees, see the section entitled “Management of the Combined Entity Following the Business Combination.”

Vote Required for Approval

The Director Election Proposal is conditioned on the approval of the Business Combination Proposal at the Special Meeting.

If a quorum is present, directors are elected by a plurality of the votes cast, in person online or by proxy. This means that the six nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person online at the special meeting and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

Recommendation of the CF VI Board

THE CF VI BOARD UNANIMOUSLY RECOMMENDS THAT CF VI STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SIX DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

THE NASDAQ PROPOSALS

Overview

Assuming the Business Combination Proposal is approved, CF VI Stockholders are also being asked to approve separate proposals approving the issuance of:

(i)     up to 63,245,836 shares of Class A Common Stock, 168,956,526 shares of Class C Common Stock and 106,428,676 shares of Class D Common Stock to the Rumble Shareholders pursuant to the Business Combination Agreement, and up to an additional 168,956,526 shares of Class A Common Stock issuable upon conversion of the ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement, and

(ii)    8,500,000 shares of Class A Common Stock to the PIPE Investors pursuant to the PIPE Investment.

Why CF VI Needs Stockholder Approval

CF VI is seeking stockholder approval for the Nasdaq Proposal in order to comply with Nasdaq Listing Rule 5635. Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash, (a) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (b) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Currently, 38,200,000 shares of CF VI Common Stock are outstanding. CF VI anticipates that (i) the number of shares of Class A Common Stock, Class C Common Stock and Class D Common Stock to be issued to Rumble Shareholders pursuant to the Business Combination Agreement (and the shares of Class A Common Stock issuable upon conversion of the ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement), and (ii) the number of shares of Class A Common Stock to be issued to the PIPE Investors in the PIPE Investment will each be in excess of 20% of the number of shares of CF VI Common Stock outstanding before the Closing. Accordingly, we are required to obtain stockholder approval of such issuances pursuant to Nasdaq Listing Rule 5635(a).

Effect of Proposal on Current Stockholders

The issuance of shares of CF VI Common Stock to Rumble Shareholders pursuant to the Business Combination Agreement, and to the PIPE Investors pursuant to the PIPE Investment would result in further dilution to CF VI’s current stockholders in connection with the consummation of the Business Combination, and would result in CF VI’s current stockholders holding a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Combined Entity. In addition, the resale of the Class A Common Stock to be issued to Rumble Shareholders (or issuable upon conversion of the ExchangeCo Exchangeable Shares issued pursuant to the Business Combination Agreement) and the PIPE Investors could cause the market price of the Class A Common Stock to decline. However, the issuance of these shares is contemplated by the Business Combination Agreement and the PIPE Subscription Agreements. Accordingly, if the Nasdaq Proposals are not approved, CF VI cannot consummate the Business Combination.

Vote Required for Approval

The approval of each of the Nasdaq Proposals requires the affirmative vote of a majority of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of these Proposals.

Each of the Nasdaq Proposals is conditioned on the approval of the Business Combination Proposal, the Director Election Proposal, the Stock Incentive Plan Proposal, the Charter Amendment Proposals and the other Nasdaq Proposal.

Recommendation of the CF VI Board

THE CF VI BOARD UNANIMOUSLY RECOMMENDS THAT CF VI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE NASDAQ PROPOSALS.

STOCK INCENTIVE PLAN PROPOSAL

Overview

The Stock Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt by ordinary resolution the Rumble Inc. 2022 Stock Incentive Plan, which is referred to herein as the “Stock Incentive Plan,” a copy of which is attached to this proxy statement/prospectus as Annex D.

A total of            shares of Class A Common Stock will initially be reserved for issuance under the Stock Incentive Plan, subject to future annual increases as described below in the section titled “— Material Terms of the Stock Incentive Plan — Authorized Shares.” If the Stock Incentive Plan is approved by our stockholders, then the Stock Incentive Plan will be effective upon the consummation of the Business Combination.

The following is a summary of the material features of the Stock Incentive Plan. This summary is qualified in its entirety by the full text of the Stock Incentive Plan, a copy of which is included as Annex D to this proxy statement/prospectus.

Requested Share Authorization

The CF VI Board is requesting that a total of            shares of Class A Common Stock initially be reserved for issuance under the Stock Incentive Plan upon adoption of the Stock Incentive Plan, subject to future annual increases as described below in the section titled “— Material Terms of the Stock Incentive Plan — Authorized Shares.”

Summary of the Stock Incentive Plan

The Stock Incentive Plan was adopted by the CF VI Board, and, subject to the approval of CF VI Stockholders at the Special Meeting, will become effective upon the consummation of the Business Combination. The Stock Incentive Plan allows the Combined Entity to make equity and equity-based incentive awards directly or indirectly to officers, employees, directors, advisors and consultants of the Combined Entity and its direct and indirect subsidiaries (collectively referred to herein as “service providers”) who will contribute to the Combined Entity’s long-range success. Rumble anticipates that providing such persons with a stake in the Combined Entity will assure a closer alignment of the interests of such individuals with those of the Combined Entity and its stockholders, thereby stimulating their efforts on the Combined Entity’s behalf and strengthening their desire to remain with Rumble.

The Background of the Stock Incentive Plan

If the Stock Incentive Plan is approved by CF VI Stockholders, the Combined Entity will be authorized to grant equity incentive awards to eligible service providers. A copy of the Stock Incentive Plan is attached to this proxy statement/prospectus as Annex D. CF VI Stockholders are being asked to approve the Stock Incentive Plan as presented.

Purpose of the Stock Incentive Plan

The purpose of the Stock Incentive Plan is to promote the long-term success of the Combined Entity and the creation of stockholder value by (a) encouraging service providers to focus on critical long-range corporate objectives, (b) encouraging the attraction and retention of service providers with exceptional qualifications and (c) linking service providers directly to stockholder interests through increased stock ownership. The Stock Incentive Plan is essential to Rumble’s continued success. Rumble believes that equity awards are necessary to remain competitive in the industry and are essential to recruiting and retaining the highly qualified individuals who help us meet our goals.

Reasons for the Approval of the Stock Incentive Plan Proposal

CF VI Stockholder approval of the Stock Incentive Plan is necessary in order for (a) CF VI to meet the stockholder approval requirements of NASDAQ and (b) the Combined Entity to grant incentive stock options (“ISOs”) under the Stock Incentive Plan.

Consequences if the Stock Incentive Plan Proposal is Not Approved

If the Stock Incentive Plan Proposal is not approved by CF VI Stockholders, the Stock Incentive Plan will not become effective and the Combined Entity Board will not be able to grant equity awards under the Stock Incentive Plan. Additionally, Rumble believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Stock Incentive Plan Proposal is not approved.

Material Terms of the Stock Incentive Plan

The material terms of the Stock Incentive Plan, as currently contemplated by the CF VI Board, are summarized below, a copy of which is attached to this proxy statement/prospectus as Annex D. CF VI Stockholders are being asked to approve the Stock Incentive Plan as presented. If the terms of the Stock Incentive Plan are materially amended in a manner that would require stockholder approval under NASDAQ or the ISO requirements, stockholders will be asked to approve such material amendment.

Plan Administration.    The Stock Incentive Plan will be administered by the Combined Entity Board or the compensation committee of the Combined Entity Board (which together with the Combined Entity Board is hereinafter referred to as the “Committee”). The Committee will have the authority, among other things, to select participants, grant awards, determine types of awards, and terms and conditions of awards for participants, prescribe rules and regulations for the administration of the plan and make decisions and determinations as deemed necessary or advisable for the administration of the Stock Incentive Plan. The Committee may delegate certain of its authority as it deems appropriate, pursuant to the terms of the Stock Incentive Plan and to the extent permitted by applicable law, to the Combined Entity’s officers or employees, although any award granted to any person who is not a Combined Entity employee or who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee. The Committee’s actions will be final, conclusive and binding.

All officers, employees and directors of the Combined Entity and its direct or indirect subsidiaries and consultants and advisers of the Combined Entity and its direct or indirect subsidiaries (or a wholly owned alter ego entity of such person providing the services of which such person is an employee, stockholder or partner) would be eligible to participate in the Stock Incentive Plan.

Authorized Shares.    A total of            shares of Class A Common Stock will initially be reserved and available for issuance under the Stock Incentive Plan, subject to adjustment in accordance with its terms. In addition, the number of shares of Class A Common Stock reserved for issuance under the Stock Incentive Plan will automatically increase upon (A) the occurrence of each Triggering Event (as defined in the Business Combination Agreement), in an amount equal to 10.0% of the Forfeiture Escrow Shares released from escrow in accordance with the Business Combination Agreement in connection with the applicable Triggering Event, and (B) January 1 of each year, beginning on January 1, 2023 and continuing for up to 10 years thereafter, in an amount equal to the lesser of (i) 5.0% of the total number of shares of Class A Common Stock outstanding on the date of the increase or (ii) a lesser number of shares of Class A Common Stock determined by the Combined Entity Board prior to the date of the increase. The maximum number of shares of Class A Common Stock that may be issued in respect of ISOs will be            . The number of shares of Class A Common Stock reserved and available for issuance under the Stock Incentive Plan is subject to adjustment, as described below in the section titled “— Material Terms of the Stock Incentive Plan — Adjustments.” Shares of Class A Common Stock issued under the Stock Incentive Plan may consist of authorized but unissued stock or previously issued shares. Shares of Class A Common Stock underlying awards that are settled in cash, expire or are canceled, forfeited or otherwise terminated without delivery to a participant will again be available for issuance under the Stock Incentive Plan. Shares of Class A Common Stock withheld or surrendered in connection with the payment of an exercise price of an award or to satisfy tax withholding will again become available for issuance under the Stock Incentive Plan.

Types of Awards.    The types of awards that may be available under the Stock Incentive Plan are described below. All of the awards described below will be subject to the terms and conditions determined by the Committee in its sole discretion, subject to certain limitations provided in the Stock Incentive Plan. Each award granted under the Stock Incentive Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-Qualified Stock Options.    A non-qualified stock option is an option that is not intended to qualify as an ISO in accordance with Section 422 of the Code, as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of shares of Class A Common Stock during a specified term in the future, or upon the achievement of performance or other conditions, at an exercise price set by the Committee on the grant date. The term of a non-qualified stock option will be set by the Committee but may not exceed 10 years from the grant date. The exercise price may be paid using any of the following payment methods: (i) immediately available funds in U.S. dollars or by certified or bank cashier’s check; (ii) by delivery of stock having a value equal to the exercise price; (iii) a broker assisted cashless exercise; or (iv) by any other means approved by the Committee. The Stock Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of non-qualified stock options will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. The Stock Incentive Plan also provides that participants terminated for “cause” (as such term is defined in the Stock Incentive Plan) will forfeit all of their non-qualified stock options, whether or not vested. Participants terminated for any other reason will forfeit their unvested non-qualified stock options, retain their vested non-qualified stock options, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested non-qualified stock options, unless such non-qualified stock option expires sooner. The Stock Incentive Plan authorizes the Committee to provide for different treatment of non-qualified stock options upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on non-qualified stock options.

Incentive Stock Options.    An ISO is a stock option that meets the requirements of Section 422 of the Code. ISOs may be granted only to the Combined Entity employees or employees of certain of the Combined Entity’s subsidiaries and must have an exercise price of no less than 100% of the fair market value (or 110% with respect to a 10% stockholder) of a share of Class A Common Stock on the grant date and a term of no more than 10 years (or five years with respect to a 10% stockholder). The aggregate fair market value, determined at the time of grant, of shares of Class A Common Stock subject to ISOs that are exercisable for the first time by a participant during any calendar year may not exceed $100,000. The Stock Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of ISOs will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to active employment. The Stock Incentive Plan also provides that participants terminated for “cause” will forfeit all of their ISOs, whether or not vested. Participants terminated for any other reason will forfeit their unvested ISOs, retain their vested ISOs, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested ISOs, unless such ISO expires sooner. The Stock Incentive Plan authorizes the Committee to provide for different treatment of ISOs upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on ISOs.

Restricted Stock.    A restricted stock award is an award of restricted shares of Class A Common Stock that does not vest until a specified period of time has elapsed, and/or upon the achievement of certain performance or other conditions determined by the Committee, and which will be forfeited if the conditions to vesting are not met. During the period that any vesting restrictions apply, transfer of the restricted shares of Class A Common Stock is generally prohibited. Unless otherwise specified in their award agreement, participants generally have all of the rights of a stockholder as to the restricted shares of Class A Common Stock, including the right to vote such shares, provided, that any cash or stock dividends with respect to the restricted shares of Class A Common Stock will be withheld by us and will be subject to forfeiture to the same degree as the restricted shares of Class A Common Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld. The Stock Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of restricted stock awards will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. Except as otherwise determined by the Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock will cease, and as soon as practicable following the termination, we will repurchase all of such participant’s unvested restricted stock at a purchase price equal to the lesser of original purchase price paid for the restricted stock and the fair market value of a share, or if the original purchase price is equal to $0, the unvested restricted stock will be forfeited by the participant to us for no consideration.

Restricted Stock Units.    A restricted stock unit is an unfunded and unsecured obligation to issue shares of Class A Common Stock (or an equivalent cash amount) to the participant in the future. Restricted stock units become payable on terms and conditions determined by the Committee and will vest and be settled at such times in cash, shares, or other specified property, as determined by the Committee. Participants have no rights of a stockholder as to the restricted stock units, including no voting rights or rights to dividends, until the underlying shares of Class A Common Stock are issued or become payable to the participant. The Stock Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of restricted stock units will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. Except as otherwise provided by the Committee, in the event a participant is terminated for any reason, the vesting with respect to the participant’s restricted stock units will cease, each of the participant’s outstanding unvested restricted stock units will be forfeited for no consideration as of the date of such termination, and any stock remaining undelivered with respect to the participant’s vested restricted stock units will be delivered on the delivery date specified in the applicable award agreement.

Stock Appreciation Rights.    A stock appreciation right entitles the participant to receive an amount equal to the difference between the fair market value of shares of Class A Common Stock on the exercise date and the base price of the stock appreciation right that is set by the Committee on the grant date, multiplied by the number of shares of Class A Common Stock subject to the stock appreciation right. The term of a stock appreciation right will be set by the Committee but may not exceed 10 years from the grant date. Payment to a participant upon the exercise of a stock appreciation right may be either in cash, stock or property as specified in the award agreement or as determined by the Committee. The Stock Incentive Plan provides that unless otherwise specifically determined by the Committee, vesting of stock appreciation rights will be suspended during the period of any approved unpaid leave of absence by a participant following which the participant has a right to reinstatement and will resume upon such participant’s return to employment. The Stock Incentive Plan provides that participants terminated for “cause” will forfeit all of their stock appreciation rights, whether or not vested. Participants terminated for any other reason will forfeit their unvested stock appreciation rights, retain their vested stock appreciation rights, and will have one year (in the case of a termination by reason of death or disability) or 90 days (in all other cases) following their termination date to exercise their vested stock appreciation rights, unless such appreciation right expires sooner. The Stock Incentive Plan authorizes the Committee to provide for different treatment of stock appreciation rights upon termination than that described above, as determined in its discretion. No dividends or dividend equivalents will be paid on stock appreciation rights.

Other Stock-Based Compensation.    Under the Stock Incentive Plan, the Committee may grant other types of equity-based awards subject to such terms and conditions as the Committee may determine. Such awards may include the grant of dividend equivalents, which generally entitle the participant to receive amounts equal to the dividends that are paid on the stock underlying the award.

Adjustments.    The aggregate number of shares of Class A Common Stock reserved and available for issuance under the Stock Incentive Plan, the number of shares of Class A Common Stock covered by each outstanding award, and the price per share of Class A Common Stock underlying each outstanding award will be equitably and proportionally adjusted or substituted, as determined by the Committee in its sole discretion, as to the number, price or kind of stock or other consideration subject to such awards in connection with stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization affecting the shares of Class A Common Stock or the Combined Entity’s capital structure which occurs after the date of grant of any award, in connection with any extraordinary dividend declared and paid in respect of Class A Common Stock or in the event of any other change in applicable law or circumstances, in each case, to the extent that the Committee in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Stock Incentive Plan.

Corporate Events.    In the event of a merger, amalgamation or consolidation involving us in which the Combined Entity is not the surviving corporation or in which the Combined Entity is the surviving corporation but the holders of shares of Class A Common Stock receive securities of another corporation or other property or cash, a “change in control” (as defined in the Stock Incentive Plan), or a reorganization, dissolution or liquidation of the Combined Entity, all awards granted under the Stock Incentive Plan will be treated in the manner described in the definitive transaction agreement. In the event that such corporate event does not entail a definitive agreement to which the Combined Entity is party, the awards will be treated in the manner determined by the Committee, in its discretion, which may include the assumption or substitution of outstanding awards, acceleration of the vesting of outstanding awards, a cash-out of outstanding awards or the replacement of outstanding awards with a cash incentive program that preserves the value of the awards so replaced.

Transferability.    Awards under the Stock Incentive Plan may not be sold, transferred, pledged or assigned other than by will or by the applicable laws of descent and distribution, unless (except with respect to ISOs) determined by the Committee in certain limited situations.

Amendment.    The Committee may amend the Stock Incentive Plan or outstanding awards at any time. The Combined Entity’s stockholders must approve any amendment if their approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which shares of Class A Common Stock are traded. No amendment to the Stock Incentive Plan or outstanding awards which materially impair the right of a participant are permitted unless the participant consents in writing.

Termination.    The Stock Incentive Plan will terminate on the day before the tenth anniversary of the date CF VI Stockholders approve the Stock Incentive Plan, although ISOs may not be granted following the earlier of the tenth anniversary of (i) the date the Stock Incentive Plan is adopted by the CF VI Board and (ii) the date CF VI Stockholders approve the Stock Incentive Plan. In addition, the Committee may suspend or terminate the Stock Incentive Plan at any time. Following any such suspension or termination, the Stock Incentive Plan will remain in effect to govern any then outstanding awards until such awards are forfeited, terminated or otherwise canceled or earned, exercised, settled or otherwise paid out, in accordance with their terms.

Clawback; Sub-Plans.    All awards under the Stock Incentive Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect, or as may be adopted by the Committee and, in each case, as may be amended from time to time. In addition, the Committee may adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Stock Incentive Plan by individuals who are non-U.S. nationals or are primarily employed or providing services outside the United States, and may modify the terms of any awards granted to such participants in a manner deemed by the Committee to be necessary or appropriate in order that such awards conform with the laws of the country or countries where such participants are located.

No-Repricing of Awards.    No awards under the Stock Incentive Plan may be repriced without stockholder approval. For purposes of the Stock Incentive Plan, “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of the award to lower its exercise price or base price (other than on account of capital adjustments resulting from stock splits or similar events); (ii) any other action that is treated as a repricing under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an award in exchange for another award at a time when its exercise price or base price is greater than the fair market value of the underlying stock.

Summary of U.S. Federal Income Tax Consequences

The following is a brief discussion of certain U.S. federal income tax consequences for awards granted under the Stock Incentive Plan. The Stock Incentive Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of awards under the Stock Incentive Plan are encouraged to consult with their own tax advisors.

Non-Qualified Stock Options and Stock Appreciation Rights.    With respect to non-qualified stock options and stock appreciation rights, (i) no income is realized by a participant at the time the award is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise or base price paid for the shares of Class A Common Stock and the fair market value of the shares of Class A Common Stock on the date of exercise (or, in the case of a cash-settled stock appreciation right, the cash received), and the participant’s employer is generally entitled to a tax deduction in the same amount subject to applicable tax withholding requirements; and (iii) upon a subsequent sale of the Class A Common Stock received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares of Class A Common Stock have been held, and no deduction will be allowed to such participant’s employer.

Incentive Stock Options.    No income is realized by a participant upon the grant or exercise of an ISO, however, such participant will generally be required to include the excess of the fair market value of the shares of Class A Common Stock at exercise over the exercise price in his or her alternative minimum taxable income. If shares of Class A Common Stock are issued to a participant pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (i) upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) no deduction will be allowed to the participant’s employer for federal income tax purposes.

If shares of Class A Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, generally (i) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares and (ii) the participant’s employer will generally be entitled to deduct such amount for federal income tax purposes.

Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.

Subject to certain exceptions for disability or death, if an ISO is exercised more than three months following termination of employment, the exercise of the stock option will generally be taxed as the exercise of a non-qualified stock option.

Restricted Stock.    If the restrictions on an award of shares of restricted stock are of a nature that the shares are both subject to a substantial risk of forfeiture and are not freely transferable (within the meaning of Section 83 of the Code), the participant will not recognize income for federal income tax purposes at the time of the grant of the award unless the participant affirmatively elects to include the fair market value of the shares of restricted stock on the date of the award, less any amount paid for the shares, in gross income for the year of the award pursuant to Section 83(b) of the Code (“Section 83(b)”). In the absence of this election, the participant will be required to include in income for federal income tax purposes on the date the shares either become freely transferable or are no longer subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), the fair market value of the shares of restricted stock on such date, less any amount paid for the shares. The employer will be entitled to a deduction at the time of income recognition to the participant in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below. If a Section 83(b) election is made within 30 days after the date the restricted stock is received, the participant will recognize ordinary income at the time of the receipt of the restricted stock, and the employer will be entitled to a corresponding deduction, equal to the fair market value of the shares at the time, less the amount paid, if any, by the participant for the restricted stock. If a Section 83(b) election is made, no additional income will be recognized by the participant upon the lapse of restrictions on the restricted stock, but, if the restricted stock is subsequently forfeited, the participant may not deduct the income that was recognized pursuant to the Section 83(b) election at the time of the receipt of the restricted stock.

Any dividends paid to a participant holding restricted stock before the expiration of the restriction period will be additional compensation taxable as ordinary income to the participant subject to withholding, unless the participant made an election under Section 83(b). Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the dividends includible in the participant’s income as compensation. If the participant has made a Section 83(b) election, the dividends will be dividend income, rather than additional compensation, to the participant. If the restrictions on an award of restricted stock are not of a nature that the shares are both subject to a substantial risk of forfeiture and not freely transferable, within the meaning of Section 83 of the Code, the participant will recognize ordinary income for federal income tax purposes at the time of the transfer of the shares in an amount equal to the fair market value of the shares of restricted stock on the date of the transfer, less any amount paid for the shares. The employer will be entitled to a deduction at that time in an amount equal to the amount the participant is required to include in income with respect to the shares, subject to the deduction limitations described below.

Restricted Stock Units.    There will be no federal income tax consequences to either the participant or the employer upon the grant of restricted stock units. Generally, the participant will recognize ordinary income subject to withholding upon the receipt of cash and/or transfer of shares of Class A Common Stock in payment of the restricted stock units in an amount equal to the aggregate of the cash received and/or the fair market value of the shares so transferred. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income. Generally, a participant will recognize ordinary income subject to withholding upon the payment of any dividend equivalents paid with respect to an award in an amount equal to the cash the participant receives. Subject to the deduction limitations described below, the employer generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant’s income.

Other Stock-Based Awards.    The tax effects related to other stock-based awards under the Stock Incentive Plan are dependent upon the structure of the particular award.

Withholding.    At the time a participant is required to recognize ordinary compensation income resulting from an award, such income will be subject to federal (including, except as described below, Social Security and Medicare tax) and applicable state and local income tax and applicable tax withholding requirements. If such participant’s year-to-date compensation on the date of exercise exceeds the Social Security wage base limit for such year ($147,000 in 2022), such participant will not have to pay Social Security taxes on such amounts. We are required to report to the appropriate taxing authorities the ordinary income received by the participant, together with the amount of taxes withheld to the Internal Revenue Service and the appropriate state and local taxing authorities.

Limitations on Employer’s Compensation Deduction.    Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year paid to the corporation’s “covered employees.” “Covered employees” include the corporation’s chief executive officer, chief financial officer and three next most highly compensated executive officers.

Excess Parachute Payments.    Section 280G of the Code limits the deduction that the employer may take for otherwise deductible compensation payable to certain individuals if the compensation constitutes an “excess parachute payment.” Excess parachute payments arise from payments made to disqualified individuals that are in the nature of compensation and are contingent on changes in ownership or control of the employer or certain affiliates. Accelerated vesting or payment of outstanding awards under the Stock Incentive Plan upon a change in ownership or control of the employer or its affiliates could result in excess parachute payments. In addition to the deduction limitation applicable to the employer, a disqualified individual receiving an excess parachute payment is subject to a 20% excise tax on the amount thereof.

Section 409A.    Certain awards under the Stock Incentive Plan may be subject to Section 409A of the Code, which regulates “nonqualified deferred compensation” (as defined in Section 409A of the Code). If an award under the Stock Incentive Plan (or any other plan) that is subject to Section 409A of the Code is not administered in compliance with Section 409A of the Code, then all compensation under the Stock Incentive Plan that is considered “nonqualified deferred compensation” (and awards under any other plan that are required pursuant to Section 409A of the Code to be aggregated with the award under the Stock Incentive Plan) will be taxable to the participant as ordinary income in the year of the violation, or if later, the year in which the compensation subject to the award is no longer subject to a substantial risk of forfeiture. In addition, the participant will be subject to an additional tax equal to 20% of the compensation that is required to be included in income as a result of the violation, plus interest from the date that the compensation subject to the award was required to be included in taxable income.

Certain Rules Applicable to “Insiders.”    As a result of the rules under Section 16(b) of the Exchange Act, depending upon the particular exemption from the provisions of Section 16(b) utilized, “insiders” (as defined in Section 16(b)) may not receive the same tax treatment as set forth above with respect to the grant and/or exercise or settlement of awards. Generally, insiders will not be subject to taxation until the expiration of any period during which they are subject to the liability provisions of Section 16(b) with respect to any particular award. Insiders should check with their own tax advisors to ascertain the appropriate tax treatment for any particular award.

New Stock Incentive Plan Benefits

As of the date hereof, no awards have been granted under the Stock Incentive Plan. If the Stock Incentive Plan is approved, as consideration for future services as Chief Executive Officer of the Combined Entity following the consummation of the Business Combination, it is anticipated that the Committee will approve the issuance to Christopher Pavlovski, pursuant to his employment agreement to be effective upon the consummation of the Business Combination transaction, of an initial grant of 1.1 million restricted shares of Class A Common Stock under the Stock Incentive Plan. The Combined Entity currently is unable to estimate the portion that such award would represent of the total number of shares of Class A Common Stock available for future issuance under the Stock Incentive Plan.

Additional grants under the Stock Incentive Plan will be made at the discretion of the Committee and are not yet determinable. The value of the awards granted under the Stock Incentive Plan will depend on a number of factors, including the fair market value of Class A Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Registration with the SEC

If the Stock Incentive Plan is approved by CF VI Stockholders and becomes effective, the Combined Entity intends to file a registration statement on Form S-8 registering the shares of Class A Common Stock initially reserved for issuance under the Stock Incentive Plan as soon as reasonably practicable after the Combined Entity becomes eligible to use such form. Additionally, in the event that additional shares of Class A Common Stock become available for issuance in the future as described above in the section titled “— Material Terms of the Stock Incentive Plan — Authorized Shares,” the Combined Entity intends to file additional registration statements on Form S-8 registering such shares on or following the date on which such shares become available for grant pursuant to the Stock Incentive Plan.

Vote Required for Approval

The approval of the Stock Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by the stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting, assuming that a quorum is present. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this Proposal.

The Stock Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal and the Charter Amendment Proposals.

Recommendation of the CF VI Board

THE CF VI BOARD UNANIMOUSLY RECOMMENDS THAT CF VI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE STOCK INCENTIVE PLAN PROPOSAL.

CHARTER AMENDMENT PROPOSALS

Overview

If the Business Combination is consummated, CF VI will replace the CF VI Charter with the Combined Entity Charter in the form attached to this proxy statement/prospectus as Annex B. In the judgment of the CF VI Board, the adoption of the Combined Entity Charter is necessary to adequately address the needs of the Combined Entity.

The Charter Amendment Proposals are comprised of the following material amendments to the CF VI Charter:

•        to change CF VI’s name to “Rumble Inc.”;

•        to eliminate the CF VI Class B Common Stock as a class of common stock of CF VI;

•        to create the Class C Common Stock and Class D Common Stock;

•        to increase the authorized shares of CF VI “blank check” preferred stock and Class A Common Stock;

•        to provide that holders of the Class A Common Stock and Class C Common Stock will be entitled to one vote per share and the holders of the Class D Common Stock will be entitled to a number of votes per share that represent, upon Closing and when taking into account the shares of Class A Common Stock (if any) and Class C Common Stock to be issued to Mr. Pavlovski at Closing, 85% of the voting power of the Combined Entity on a fully-diluted basis;

•        to provide that the Class C Common Stock are only issuable in connection with the exchange of Rumble Shares for ExchangeCo Exchangeable Shares and shares of Class C Common Stock pursuant to the Arrangement or in respect of stock splits, stock dividends and the like;

•        to provide that the Class A Common Stock are entitled to dividends and distributions ratably with other Participating Shares (as defined in the Combined Entity Charter) and that the Class C Common Stock and Class D Common Stock are not entitled to dividends or distributions except in the limited circumstances set forth in the Combined Entity Charter;

•        to provide for the mandatory redemption of the Class C Common Stock and Class D Common Stock on the terms set forth in the Combined Entity Charter;

•        to provide for certain transfer restrictions with respect to the Class C Common Stock and Class D Common Stock as set forth in the Combined Entity Charter;

•        to permit that stockholders can act by written consent to the extent the Qualified Stockholders together with their Permitted Transferees own more than 66.66% of the voting power of the capital stock of the Combined Entity;

•        to eliminate certain restrictions on business combinations with affiliated parties; and

•        to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

Following the Arrangement, Rumble Shareholders who receive ExchangeCo Exchangeable Shares will become holders of ExchangeCo and, as such, their rights will be governed by the ExchangeCo Articles and the ExchangeCo Bylaws until such time as the ExchangeCo Exchangeable Shares are exchanged for capital stock of the Combined Entity, at which point their rights will be governed by the Combined Entity Charter and the Combined Entity Bylaws. The rights of holders of ExchangeCo Exchangeable Shares, including exchange rights, are described in the terms of the Plan of Arrangement, which is included as Exhibit A to the Business Combination Agreement that is included as Annex A to this proxy statement/prospectus.

The following table sets forth a summary of the principal proposed changes and the material differences between the CF VI Charter and the Combined Entity Charter. This summary is qualified by reference to the complete text of the Combined Entity Charter, a copy of which is attached to this proxy statement/prospectus as Annex B. All CF VI Stockholders are encouraged to read the Combined Entity Charter in its entirety for a more complete description of its terms.

Subject Matter	CF VI Charter	Combined Entity Charter
Authorized Capital Stock

The authorized capital stock of CF VI under the CF VI Charter consists of:

•   160,000,000 shares of Class A Common Stock;

•   40,000,000 shares of Class B Common Stock (together with the Class A Common Stock, the “Common Stock”); and

•   1,000,000 shares of preferred stock

The authorized capital stock of the Combined Entity under the Combined Entity Charter consists of:

•   700,000,000 shares of Class A Common Stock;

•   170,000,000 shares of Class C Common Stock;

•   110,000,000 shares of Class D Common Stock; and

•   20,000,000 shares of preferred stock.

The Combined Entity Charter provides that the number of authorized shares of any of the preferred Stock, Class A Common Stock, Class C Common Stock or Class D Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or issuable upon the exchange of other classes of capital stock of the Combined Entity or other securities of the Combined Entity that are exchangeable for or convertible into shares of any such class or series of capital stock of the Combined Entity) by the affirmative vote of the holders of a majority in voting power of the stock of the Combined Entity entitled to vote thereon.

Voting Rights

Holders of shares of Class A Common Stock and Class B Common Stock are entitled to one vote per share on each matter properly submitted to the stockholders on which the holders of the Common Stock are entitled to vote.

Holders of the Class A Common Stock and Class C Common Stock will be entitled to one vote per share on each matter properly submitted to the stockholders and the holders of the Class D Common Stock will be entitled to a number of votes per share that represent, upon Closing and when taking into account the shares of Class A Common Stock (if any) and Class C Common Stock to be issued to Mr. Pavlovski at Closing, 85% of the voting power of the Combined Entity on a fully-diluted basis.

Distributions and Dividends

The CF VI Charter provides that, subject to applicable law, the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared

The Combined Entity Charter provides that, subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash,

Subject Matter	CF VI Charter	Combined Entity Charter
thereon by the CF VI Board from time to time out of any assets or funds of CF VI legally available therefor and shall share equally on a per share basis in such dividends and distributions.

stock of the Combined Entity or property of the Combined Entity, each share of Class A Common Stock shall be entitled to receive, ratably, such dividends and other distributions as may from time to time be declared by the Combined Entity Board. Unless like dividends are declared on each other class of common stock substantially concurrently with Class C Common Stock and Class D Common Stock, dividends shall not be declared or paid on Class C Common Stock or Class D Common Stock.

Classified Board	CF VI Board is divided into two classes, Class I and Class II, with members of each class serving staggered two-year terms.

There will be a single class of directors (other than those directors elected by the holders of any series of preferred stock, voting separately as a series or together with one or more such series, as the case may be (such directors the “Preferred Stock Directors”)). Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, the election of directors will be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon; provided, however, that the election of one (1) director will be determined by a plurality of the votes cast in respect of the Class A Common Stock by the stockholders that hold shares of Class A Common Stock (in their capacity as such) that are present in person or represented by proxy at the meeting and entitled to vote thereon (such director so elected by the holders of Class A Common Stock, in their capacity as such, the “Class A Director”).

Each director shall hold office until the next annual meeting of stockholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Shareholder Action by Consent Without a Meeting	The CF VI Charter does not permit stockholder action by written consent.

The Combined Entity Charter provides that, at any time when the Qualified Stockholders (as defined therein) and their Permitted Transferees (as defined therein) beneficially own, in the aggregate, more than 66.666% or more of the voting power of the stock of the Combined Entity entitled to vote generally in the election of directors (other than the Class A Director (as defined above) or any other director who is elected by a particular class or series of stock of the Combined Entity), any action required or permitted to

Subject Matter	CF VI Charter	Combined Entity Charter

be taken at any annual or special meeting of stockholders of the Combined Entity may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Combined Entity in accordance with the Combined Entity Bylaws and applicable law.

The Combined Entity Charter also provides that, notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Anti-Takeover Provisions

The CF VI Charter includes an opt out of Section 203 of the DGCL, provided, however, the CF VI Charter contains a similar restriction except that affiliates of the Sponsor and its permitted transferees are not deemed “interested stockholders,” regardless of the percentage of CF VI’s voting stock owned by them.

The Combined Entity Charter also includes an opt out of Section 203 of the DGCL but eliminates the similar restriction previously included in the CF VI Charter.
Mandatory Redemptions	N/A

The Combined Entity Charter provides for the mandatory redemption of a number of shares of Class C Common Stock held by a holder upon the issuance of a corresponding number of shares of Class A Common Stock to such holder in respect of ExchangeCo Exchangeable Shares held by such holder that are redeemed by ExchangeCo or CallCo, as applicable, or to the extent such ExchangeCo Exchangeable Shares held by such holder have been forfeited pursuant to the terms of the Business Combination Agreement.

In addition, the Combined Entity Charter provides for the mandatory redemption of (i) a number of shares of Class D Common Stock held by a Qualified Stockholder (as defined in the Combined Entity Charter) upon the transfer (other than a “permitted transfer” or a transfer in connection with the repurchase under the Share Repurchase Agreement) by any Qualified Stockholder of a corresponding number of shares of

Subject Matter	CF VI Charter	Combined Entity Charter

Class A Common Stock or any ExchangeCo Exchangeable Shares held by such holder or in connection with the forfeiture of Forfeiture Escrow Shares held for such holder in accordance with the terms of the Business Combination Agreement; (ii) all shares of Class D Common Stock upon the death or incapacity of Mr. Pavlovski; and (iii) a number of shares of Class D Common Stock held by a Qualified Stockholder corresponding to the number of restricted shares of Class A Common Stock issued to Mr. Pavlovski under his employment agreement as part of his initial equity award that are forfeited and cancelled in accordance with the terms thereof.

Transfer Restrictions	N/A

The Combined Entity Charter provides that no transfer of shares of Class C Common Stock may be made unless (i) such transfer is made to a Permitted Transferee and the transferor concurrently transfers to such Permitted Transferee an equal number of ExchangeCo Exchangeable Shares in accordance with the terms and conditions of ExchangeCo’s governing documents, (ii) such transfer is made to the Combined Entity in connection with the redemption provisions described above, (iii) such transfer is in connection with any pledge or other encumbrance of ExchangeCo Exchangeable Shares and a corresponding number of shares of Class C Common Stock pursuant to a bona fide financing transaction and a Transfer of any such shares results from any foreclosure thereon, (iv) such transfer is made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the consummation of the Business Combination which results in all of the Combined Entity’s stockholders exchanging or having the right to exchange their shares of common stock for cash, securities or other property, or (v) such Transfer is approved by the Combined Entity Board or a duly constituted committee thereof and the transferor concurrently transfers an equal number of ExchangeCo Exchangeable Shares to the transferee in accordance with the terms and conditions of ExchangeCo’s governing documents.

Subject Matter	CF VI Charter	Combined Entity Charter

The Combined Entity Charter provides that no shares of Class D Common Stock may be transferred unless each of the following conditions is satisfied: (a) the transfer is made to a Qualified Class D Transferee; (b) concurrent with such transfer, the transferor must transfer to the transferee an equal number of shares of Class A Common Stock and/or ExchangeCo Exchangeable Shares; provided that if the transferor transfers ExchangeCo Exchangeable Shares in connection with this clause (b), then it must also concurrently transfer an equal number of shares of Class C Common Stock to the transferee; and (c) the transferor and the transferee each provide an undertaking in favor of the Combined Entity that they shall ensure that the transferee remains a Qualified Class D Transferee at all times that the transferee owns any shares of Class D Common Stock. In addition, the Class D Common Stock may be transferred (i) pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the consummation of the Business Combination which results in all of the Combined Entity’s stockholders exchanging or having the right to exchange their shares of common stock for cash, securities or other property, or (ii) to the Combined Entity in accordance with the redemption provisions described above.

Blank Check Company Provisions	The CF VI Charter contains provisions that are specific to a blank check company as described elsewhere in this proxy statement/prospectus.	The Combined Entity Charter eliminates all such provisions as they are no longer applicable following the consummation of the Business Combination.

Reasons for the Amendments to the CF VI Charter

Name Change

Changing the post-combination corporate name from “CF Acquisition Corp. VI” to “Rumble Inc.” is desirable to reflect the Business Combination and to align the name of the Combined Entity with the existing operating business of Rumble.

Elimination of Class B Common Stock

The elimination of the rights and privileges of the CF VI Class B Common Stock is desirable because all shares of CF VI Class B Common Stock will be exchanged for Class A Common Stock upon the closing of the Business Combination.

Creation of Class C Common Stock and Class D Common Stock

The creation of the Class C Common Stock and Class D Common Stock is desirable in order to effect the transactions contemplated by the Business Combination.

Increase in Authorized Capital Stock

The increase in authorized shares of Class A Common Stock is desirable to have sufficient shares to complete the Business Combination and have additional authorized shares for financing the Combined Entity’s business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

An increase in authorized shares of “blank check” preferred stock will provide the Combined Entity with needed flexibility to issue shares in the future in a timely manner and under circumstances the Combined Entity considers favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Notwithstanding the foregoing, authorized but unissued preferred stock may enable the Combined Entity Board to render it more difficult or to discourage an attempt to obtain control of the Combined Entity and thereby protect continuity of or entrench its management, which may negatively impact the market price of the Class A Common Stock. If, in the due exercise of its fiduciary obligations, for example, the Combined Entity Board was to determine that a takeover proposal was not in the best interests of the Combined Entity, such preferred stock could be issued by the Combined Entity Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or an insurgent stockholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the Combined Entity Board to issue the authorized preferred stock on its own volition will enable Combined Entity to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

Increased Vote for Class D Common Stock

Providing for an increased vote per share in respect of the Class D Common Stock is desirable to further the business arrangements contemplated by the Business Combination and to preserve the tax structure associated with the Business Combination. In addition, the issuance of such high voting stock to Mr. Pavlovski is consistent with Mr. Pavlovski maintaining control and the ability to influence the affairs of the Combined Entity consistent with his control and ability to influence the affairs of Rumble prior to the Business Combination. The success of the Combined Entity rests on the ability to undertake a long-term view and the experience, industry knowledge and significant interest of Mr. Pavlovski will enhance the Combined Entity’s ability to focus on long-term value creation and help insulate the Combined Entity from short-term outside influences.

Issuance of Class C Common Stock

The Class C Common Stock is intended to afford holders of the ExchangeCo Exchangeable Shares the ability to vote on matters presented to the stockholders of the Combined Entity generally on the same basis had they initially held shares of Class A Common Stock. Therefore, the Combined Entity Board believes it desirable that the Class C Common Stock should only be issued in connection with the issuance of the ExchangeCo Exchangeable Shares to which they relate.

Distributions and Dividends

The Class C Common Stock and Class D Common Stock are intended to afford the holders thereof the ability to vote on matters presented to the stockholders generally and such shares of capital stock are not intended to represent economic interests in the Combined Entity. It is desirable in this context to limit distributions and dividends on the Class A Common Stock as set forth in the Combined Entity Charter and not provide the Class C Common Stock and Class D Common Stock with rights to dividends and distributions except in the limited circumstances set forth in the Combined Entity Charter.

Certain Business Combinations

While the CF VI Charter opts out of Section 203 of the DGCL, which affects the ability of an “interested stockholder” to engage in certain business combinations, for a period of three years following the time that the stockholder becomes an “interested stockholder,” the CF VI Charter contains a similar restriction except that affiliates of the Sponsor and its Permitted Transferees are not deemed “interested stockholders,” regardless of the percentage of CF VI’s voting stock owned by them. Removing these restrictions will allow potential change of control transactions of the Combined Entity which would have otherwise been delayed or prevented by such restrictions.

Mandatory Redemptions

The Combined Entity Charter provides for the mandatory redemption of a number of shares of Class C Common Stock held by a holder upon the issuance of a corresponding number of shares of Class A Common Stock to such holder in respect of ExchangeCo Exchangeable Shares held by such holder that are redeemed by ExchangeCo or CallCo, as applicable, or to the extent such ExchangeCo Exchangeable Shares held by such holder have been forfeited pursuant to the terms of the Business Combination Agreement.

In addition, the Combined Entity Charter provides for the mandatory redemption of (i) a number of shares of Class D Common Stock held by a Qualified Stockholder (as defined in the Combined Entity Charter) upon the transfer (other than a “permitted transfer” or a transfer in connection with the repurchase under the Share Repurchase Agreement) by any Qualified Stockholder of a corresponding number of shares of Class A Common Stock or any ExchangeCo Exchangeable Shares held by such holder or in connection with the forfeiture of Forfeiture Escrow Shares held for such holder in accordance with the terms of the Business Combination Agreement; (ii) all shares of Class D Common Stock upon the death or incapacity of Mr. Pavlovski; and (iii) a number of Class D Common Stock held by a Qualified Stockholder corresponding to the number of restricted Class A Common Stock issued to Mr. Pavlovski under his employment agreement as part of his initial equity award that are forfeited and cancelled in accordance with the terms thereof.

The mandatory redemption provisions in the Combined Entity Charter are desirable in order to effect the contemplated transactions in connection with the Business Combination. In particular, the mandatory redemption of the Class D Common Stock in the circumstances outlined above are appropriate to remove the high vote structure in circumstances when Mr. Pavlovski is reducing his ownership in the Combined Entity or no longer is able to participate in the affairs of the Combined Entity.

Transfer Restrictions

It is desirable to limit the transferability of the Class C Common Stock and Class D Common Stock on the terms set forth in the Combined Entity Charter in order to preserve the contemplated purpose of the creation of those shares.

Non-Classified Board

A non-classified board of directors is desirable because it serves to ensure accountability and limits entrenchment.

Action by Written Consent

It is desirable to permit the stockholders of the Combined Entity to act by written consent in circumstances where Mr. Pavlovski and his related entities together with their “permitted transferees” own more than 66.66% of the voting power of the capital stock of the Combined Entity. As Mr. Pavlovski will hold capital stock of the Combined Entity representing a majority of the voting power, authorizing action by written consent in these circumstances will foster quicker decision-making and allow the Combined Entity to implement strategies that it would otherwise have been presented at a special meeting where Mr. Pavlovski could vote in favor of the particular action without the need of any other stockholders.

Provisions Specific to a Blank Check Company

The elimination of certain provisions related to CF VI’s status as a blank check company is desirable because these provisions will serve no purpose following the Business Combination. For example, the Combined Entity Charter does not include the requirement to dissolve the Combined Entity after a certain time period and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations. In addition, certain other provisions in the CF VI Charter require that proceeds from the initial public offering be held in the trust account until the completion of a business combination or redemption of 100% of the outstanding public shares has occurred. These provisions cease to apply once the Business Combination is consummated and are therefore not included in the Combined Entity Charter.

Vote Required for Approval

The approval of each of the Charter Amendment Proposals requires the affirmative vote of a majority of the issued and outstanding shares of CF VI Common Stock as of the Record Date. Accordingly, a CF VI Stockholder’s failure to vote by proxy or to vote at the Special Meeting or an abstention will have the same effect as a vote “AGAINST” the Charter Amendment Proposals.

Each of the Charter Amendment Proposals is subject to and conditioned on the approval of the Business Combination Proposal. Unless the Business Combination Proposal is approved, the Charter Amendment Proposals will not be presented to the CF VI Stockholders at the Special Meeting.

Recommendation of the CF VI Board

THE CF VI BOARD UNANIMOUSLY RECOMMENDS THAT CF VI STOCKHOLDERS VOTE “FOR” EACH OF THE CHARTER AMENDMENT PROPOSALS.

THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow the CF VI Board to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will be presented to CF VI Stockholders in the event that it is determined by CF VI that additional time is necessary or appropriate to complete the Business Combination or for any other reason. In no event will the CF VI Board adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under the CF VI Charter and the DGCL.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by CF VI Stockholders, the CF VI Board may not be able to adjourn the Special Meeting to a later date in the event it is determined by CF VI that additional time is necessary or appropriate to complete the Business Combination or for any other reason.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the votes cast by the CF VI Stockholders present via the virtual meeting platform or represented by proxy and entitled to vote thereon at the Special Meeting. Abstentions will have no effect on this Proposal. Broker non-votes will have no effect with respect to the approval of this Proposal. The Business Combination is not conditioned upon the approval of the Adjournment Proposal. The approval of the Adjournment Proposal is not conditioned upon the approval of any other Proposal.

Recommendation of the CF VI Board

THE CF VI BOARD UNANIMOUSLY RECOMMENDS THAT CF VI STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL

information about cf vI

Unless the context otherwise requires, references in this section to “we,” “us” or “our” refer to CF VI.

General

We are a blank check company incorporated as a Delaware corporation on April 17, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. Our sponsor is CFAC Holdings VI, LLC.

Although we are not limited in our search for target businesses to a particular industry or sector for the purpose of consummating the initial business combination, we focused our search on companies in an industry where we believe our management team and founders’ expertise will provide us with a competitive advantage, including the financial services, healthcare, real estate services, technology and software industries.

We, the Sponsor, and CF&Co. are all affiliates of Cantor. Cantor is a diversified company specializing in financial and real estate services for customers operating in the global financial and commercial real estate markets, whose businesses include CF&Co., a leading independent middle market investment bank and primary dealer; BGC Partners, Inc., whose common stock trades on the Nasdaq Global Select Market under the ticker symbol “BGCP,” a leading global financial technology and brokerage business primarily servicing the global financial markets; and Newmark Group, Inc., whose Class A common stock trades on the Nasdaq Global Select Market under the ticker symbol “NMRK,” a leading full-service commercial real estate services business.

Entities controlled by Cantor have also sponsored seven additional SPACs: Cantor SPAC I, Cantor SPAC II, Cantor SPAC III, Cantor SPAC IV, Cantor SPAC V, Cantor SPAC VII and Cantor SPAC VIII. Cantor SPAC I consummated its initial public offering in December 2018 and consummated its initial business combination in November 2020 with GCM Grosvenor, a global alternative asset management firm. Cantor SPAC II consummated its initial public offering in August 2020 and consummated its initial business combination in March 2021 with View, a Silicon Valley-based company that is the market leader in next-generation smart windows that use artificial intelligence and machine learning to tint the glass to optimize natural light while controlling heat and glare to enhance mental and physical well-being for occupants, creating smart connected buildings which reduce energy consumption and greenhouse gas emissions. Cantor SPAC III consummated its initial public offering in November 2020 and consummated its initial business combination in August 2021 with AEye, a Silicon Valley-based company and global leader in active, high-performance LiDAR solutions. Cantor SPAC V consummated its initial public offering in February 2021 and consummated its initial business combination in January 2022 with Satellogic, the first vertically integrated geospatial analytics company that is building the first scalable, fully automated earth observation platform with the ability to remap the entire planet at both high-frequency and high-resolution, providing accessible and affordable solutions for customers. Cantor SPAC IV consummated its initial public offering in December 2020, Cantor SPAC VII consummated its initial public offering in December 2021 and Cantor SPAC VIII consummated its initial public offering in March 2021. None of Cantor SPAC IV, Cantor SPAC VII or Cantor SPAC VIII have entered into business combination agreements. Past performance by any of such SPAC entities should not be relied on as indicative of the future performance of an investment in CF VI or the Combined Entity.

In February 2021, we closed the IPO for the sale of an aggregate of 30,000,000 CF VI Units at a price of $10.00 per CF VI Unit, each CF VI Unit consisting of one share of CF VI Class A Common Stock and one-fourth of a CF VI Public Warrant, each whole CF VI Public Warrant permitting the holders thereof to purchase one share of CF VI Class A Common Stock for $11.50 per share, yielding gross proceeds of $300,000,000. Simultaneous with the closing of the IPO, we consummated the sale of 700,000 CF VI Placement Units at a price of $10.00 per CF VI Placement Unit ($7,000,000 in the aggregate) in the CF VI Private Placement, each CF VI Placement Unit consisting of one CF VI Placement Share and one-fourth of one CF VI Placement Warrant. $300,000,000 of the proceeds of the IPO and the concurrent CF VI Private Placement were deposited in the Trust Account.

On February 19, 2021, the CF VI Units started trading on the Nasdaq Capital Market under the symbol “CFVIU.” On April 12, 2021, the CF VI Class A Common Stock and CF VI Warrants started trading on the Nasdaq Capital Market under the symbols “CFVI” and “CFVIW,” respectively.

Initial Business Combination

So long as we obtain and maintain a listing for our securities on Nasdaq, we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination. The CF VI Board made the determination as to the fair market value of our initial business combination. The CF VI Board believes that the financial skills and background of its members qualified it to conclude that the Business Combination with Rumble met this requirement.

Stockholder Approval of the Business Combination

Pursuant to the CF VI Charter, our public stockholders may request that we redeem all or a portion of such stockholder’s CF VI Public Shares for cash if the initial business combination is consummated for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account, calculated as of two business days prior to the consummation of the business combination, including interest (net of taxes payable). Notwithstanding the foregoing, a CF VI public stockholder, together with any affiliate of such CF VI public stockholder or any other person with whom such CF VI public stockholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its CF VI Public Shares with respect to more than an aggregate of 15% of the CF VI Public Shares.

In connection with the IPO, the Sponsor and each of our officers and directors agreed to waive their redemption rights with respect to any shares of CF VI Common Stock they may hold in connection with the consummation of the Business Combination. Such waivers are standard in transactions of this type and the Sponsor and CF VI’s officers and directors did not receive separate consideration for the waiver. Shares of CF VI Class A Common Stock underlying the 700,000 CF VI Placement Units and shares of CF VI Class B Common Stock held by the Sponsor and our independent directors will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor and CF VI’s directors and officers own an aggregate of 21.5% of our outstanding shares of CF VI Common Stock.

At any time at or prior to the Business Combination, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, or our or Rumble’s respective directors, officers, advisors or respective affiliates may (1) purchase CF VI Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Proposals, or elect to redeem, or indicate an intention to redeem, CF VI Public Shares, (2) execute agreements to purchase CF VI Public Shares from such investors in the future, or (3) enter into transactions with such investors and others to provide them with incentives to acquire CF VI Public Shares, vote their CF VI Public Shares in favor of the Proposals and/or not to redeem their CF VI Public Shares. Such a purchase or other arrangement may include a contractual acknowledgement that such stockholder, although still the record holder of shares of CF VI Common Stock, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, or our or Rumble’s respective directors, officers, advisors or respective affiliates purchase CF VI Public Shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their CF VI Public Shares. The purpose of such share purchases and other transactions would be to (1) increase the likelihood of the Proposals being approved and (2) limit the number of CF VI Public Shares electing to redeem, including to satisfy any minimum cash requirement.

Redemption of CF VI Public Shares and Liquidation if no Initial Business Combination

The CF VI Charter provides that we will have until February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), to complete our initial business combination. If we are unable to complete our initial business combination by such deadline, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CF VI Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding CF VI Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF VI Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter).

The Sponsor and our officers and directors have entered into letter agreements with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares or CF VI Placement Shares held by them if we fail to complete our initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter).

The Sponsor and our officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the CF VI Charter (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the CF VI Public Shares if we do not complete our initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless we provide our public stockholders with the opportunity to redeem their shares of CF VI Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes divided by the number of then outstanding CF VI Public Shares. However, we may not redeem the CF VI Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 both immediately prior to and upon consummation of our initial business combination and after payment of underwriters’ fees and commissions (so that we are not subject to the SEC’s “penny stock” rules). If this optional redemption right is exercised with respect to an excessive number of CF VI Public Shares such that we cannot satisfy the net tangible asset requirement described above, we would not proceed with the amendment or the related redemption of the CF VI Public Shares at such time.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds held outside the Trust Account as well as the $1,750,000 loan commitment made by the Sponsor for working capital (the “Sponsor Loan”). We will depend on sufficient interest being earned on the proceeds held in the Trust Account to pay any tax obligations we may owe. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the IPO and the sale of CF VI Placement Units, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by CF VI Stockholders upon our dissolution would be $10.00 as of March 31, 2022. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by CF VI Stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we have sought and will continue to seek to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriters of the IPO, did not execute agreements with us waiving such claims to the monies held in the Trust Account.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per CF VI Public Share and (ii) the actual amount per CF VI Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable from interest, provided that such liability will not apply to any claims by a third-party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of CF VI. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per CF VI Public Share or (ii) such lesser amount per CF VI Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligations and we cannot assure you that the Sponsor would be able to satisfy those obligations. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per CF VI Public Share.

We seek to reduce the possibility that the Sponsor has to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditor), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. We will use proceeds held outside the Trust Account plus proceeds from the Sponsor Loan and any other loans that may be provided by the Sponsor for working capital (the “Working Capital Loans”) to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than $100,000). In the event that we liquidate, and it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of the CF VI Public Shares in the event we do not complete our initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI

Charter), may be considered a liquidating distribution under the DGCL. The DGCL provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to our public stockholders upon the redemption of CF VI Public Shares in the event we do not complete our initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), is not considered a liquidating distribution under the DGCL and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CF VI Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding CF VI Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the CF VI Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem the CF VI Public Shares as soon as reasonably possible following February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the obligation contained in our underwriting agreement, we have sought and will continue to seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable if no waiver against the Trust Account is executed only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per CF VI Public Share or (ii) such lesser amount per CF VI Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under our indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some, or all amounts received by our stockholders. Furthermore, the CF VI Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) the completion of our initial business combination, (ii) the redemption of any CF VI Public Shares properly tendered in connection with a stockholder vote to amend any provisions of the CF VI Charter (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of the CF VI Public Shares if we do not complete our initial business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, and (iii) the redemption of all of the CF VI Public Shares if we are unable to complete our business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), subject to applicable law. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with our initial business combination, a stockholder’s voting in connection with the initial business combination alone will not result in such stockholder redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights as described above. These provisions of the CF VI Charter, like all provisions of the CF VI Charter, may be amended with the approval of the CF VI Stockholders.

Facilities

We do not own any real estate or other physical properties materially important to our operation. We currently maintain our principal executive offices at 110 East 59th Street, New York, New York 10022. The cost for our use of this space is included in the $10,000 per month fee we pay to the Sponsor for office space, administrative and shared personnel support services. We consider our current office space adequate for our current operations.

Employees

We currently have three executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote, and will continue to devote, as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Competition

If we succeed in effecting the Business Combination, in all likelihood, the Combined Entity will face significant competition from Rumble’s competitors. We cannot assure you that, subsequent to the Business Combination, the Combined Entity will have the resources or ability to compete effectively. Information regarding the competition Rumble is facing is set forth in the sections titled “Information Related to Rumble.”

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending or to our knowledge, threatened against us or any members of our management team in their capacity as such.

CF VI’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to CF VI.

Officers and Directors

Our officers and directors are as follows:

Name	Age	Title
Howard W. Lutnick	61	Chairman and Chief Executive Officer
Anshu Jain	59	President and Director
Jane Novak	57	Interim Chief Financial Officer
Douglas R. Barnard	62	Director
Steven Bisgay	55	Director
Harry J. Elam, Jr.	66	Director
Natasha Cornstein	48	Director

Howard W. Lutnick has been our Chairman and Chief Executive Officer since April 2020. Mr. Lutnick is also the Chairman and Chief Executive Officer of Cantor. Mr. Lutnick joined Cantor in 1983 and has served as Chief Executive Officer of Cantor since 1992 and as Chairman since 1996. Mr. Lutnick’s company, CF Group Management, Inc. (“CFGM”), is the managing general partner of Cantor. Mr. Lutnick is also the Chairman of the Board of Directors of BGC Partners, Inc. and its Chief Executive Officer, positions in which he has served from June 1999 to the present. In addition, Mr. Lutnick has served as Chairman of Newmark Group, Inc. since 2016. Mr. Lutnick served as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. (“Cantor SPAC I”) from October 2015 until consummation of its business combination with GCM Grosvenor Inc. (“GCM Grosvenor”) in November 2020, as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. II (“Cantor SPAC II”) from September 2019 until consummation of its business combination with View, Inc. (“View”) in March 2021, as the Chairman and Chief Executive Officer of CF Finance Acquisition Corp. III (“Cantor SPAC III”) from March 2016 until consummation of its business combination with AEye, Inc. (“AEye”) in August 2021, and as the Chairman and Chief Executive Officer of CF Acquisition Corp. V (“Cantor SPAC V”) from April 2020 until consummation of its business combination with Satellogic, Inc. (“Satellogic”) in January 2022. Mr. Lutnick has also served as the Chairman and Chief Executive Officer of CF Acquisition Corp. IV (“Cantor SPAC IV”) since January 2020, CF Acquisition Corp. VII (“Cantor SPAC VII”) since July 2020 and CF Acquisition Corp. VIII (“Cantor SPAC VIII”) since July 2020. Mr. Lutnick has also served as a director of Satellogic since January 2022. Mr. Lutnick is a member of the Board of Directors of the National September 11 Memorial & Museum, the Board of Directors of the Partnership for New York City, the Board of Directors of the Horace Mann School, and the Board of Overseers of The Hoover Institution. In addition, Mr. Lutnick has served as Chairman and Chief Executive Officer of each of Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.) and Rodin Income Trust, Inc. since February 2017 and as President of Rodin Income Trust, Inc. since January 2018.

Anshu Jain has been our President since October 2020 and a director since February 2021. Mr. Jain is also the President of Cantor, a position he has held since January 2017. Mr. Jain directs strategy, vision and operational foundation across Cantor’s businesses. Mr. Jain served as the President of Cantor SPAC I, from January 2018, and a director of Cantor SPAC I from December 2018, until in each case consummation of its business combination with GCM Grosvenor in November 2020, as the President of Cantor SPAC II, from September 2019, and a director of Cantor SPAC II, from August 2020, until in each case consummation of its business combination with View in March 2021, as the President of Cantor SPAC III, from March 2020, and a director of Cantor SPAC III, from November 2020, until, in each case consummation of its business combination with AEye in August 2021, and as the President of Cantor SPAC V, from September 2020, and a director of Cantor SPAC V, from January 2021, until, in each case consummation of its business combination with Satellogic in January 2022. Mr. Jain has also served as the President of Cantor SPAC IV since September 2020 and a director of Cantor SPAC IV since December 2020, as the President of Cantor SPAC VII since January 2021 and a director of Cantor SPAC VII since December 2021 and as the President of Cantor SPAC VIII since January 2021 and a director of Cantor SPAC VIII since March 2021. Mr. Jain was Co-CEO of Deutsche Bank from June 2012 to June 2015. Between February 2016 and March 2017,

Mr. Jain was an advisor to Social Finance Inc. and consultant to Deutsche Bank from July 2015 to January 2016. He was also a member of Deutsche Bank’s Management Board from 2009 to 2015 and Deutsche Bank’s Group Executive Committee from 2002 to 2015 and previously led Deutsche Bank’s team advising the UK Treasury on financial stability. Mr. Jain joined Deutsche Bank from Merrill Lynch in 1995. Mr. Jain sat on the Board of Directors of the Institute of International Finance from 2012 to 2015 and previously was a member of the Financial Services Forum and served on the International Advisory Panel of the Monetary Authority of Singapore. Mr. Jain is a trustee of Chance to Shine, a leading UK based sports charity whose mission is to spread the power of cricket throughout schools and communities. Mr. Jain also serves on the MIT Sloan Finance Group Advisory Board. Mr. Jain received his Bachelor’s degree in Economics, with honors, from the University of Delhi and his MBA in Finance, Beta Gamma Sigma, from the University of Massachusetts Amherst.

Jane Novak has been our Chief Financial Officer since July 2021. Ms. Novak joined Cantor in October 2017 and, since then, has served as the Global Head of Accounting Policy. In this role, Ms. Novak provides guidance to Cantor and its affiliates on complex accounting matters, including, among other things, compliance with U.S. GAAP, IFRS, and SEC pronouncements, establishing formal accounting policies, reviewing SEC filings, leading new accounting standards implementation and monitoring standard-setting activities. Ms. Novak served as the Chief Financial Officer of Cantor SPAC III from July 2021 until consummation of its initial business combination with AEye in August 2021 and as Chief Financial Officer of Cantor SPAC V from July 2021 until consummation of its business combination with Satellogic in January 2022. Ms. Novak has also served as the Chief Financial Officer of Cantor SPAC IV and Cantor SPAC VIII since July 2021 and as the Chief Financial Officer of Cantor SPAC VII since November 2021. Prior to joining Cantor, Ms. Novak worked for a number of financial services institutions over the prior 20 years, including Annaly Capital Management from February 2016 to September 2017, holding accounting policy, financial reporting and SEC reporting positions of progressive responsibility. Ms. Novak began her career in the audit practice at Deloitte’s New York office, serving financial services clients. Ms. Novak graduated summa cum laude from Brooklyn College, CUNY, with a B.S. in Accounting. Ms. Novak holds an active CPA license from the State of New York and is a member of the American Institute of Certified Public Accountants.

Douglas R. Barnard has served as a member of the CF VI Board since February 2021. Mr. Barnard has served on the Board of Managers at Prophet Asset Management, a registered investment advisor with over $2 billion under management since July 2015. In addition, since March 2022 and April 2022, respectively, Mr. Barnard has been a Trustee of Cantor Fitzgerald Sustainable Infrastructure Fund and Cantor Select Portfolios. Prior to that, Mr. Barnard was the Chief Financial Officer and Executive Managing Director of Cantor from July 2006 until his retirement in April 2015. As Chief Financial Officer of Cantor, Mr. Barnard was responsible for Cantor’s global financial and management accounting, regulatory reporting, treasury and risk functions and also served as a member of multiple boards and committees at the company. Prior to joining Cantor in July 2006, Mr. Barnard served as the Chief Administrative Officer for Dover Management LLC, an investment management firm, where he oversaw all compliance, finance and administrative functions. Prior to his tenure with Dover, Mr. Barnard held the position of Managing Director and Controller of the Americas Region at Deutsche Bank AG, where he oversaw all regional financial control during a period of rapid expansion, including the integration of Bankers Trust Corporation. He also served as Chief Financial Officer for Deutsche’s Asia-Pacific Region based in their Singapore office. Previously, Mr. Barnard was Vice President and Investment Banking Controller at Goldman Sachs & Co., joining the bank from Deloitte Haskins & Sells. Mr. Barnard earned a BBA in public accounting from Pace University in 1982. He was a certified public accountant and a past member of the Financial Management Division of the Securities Industry Association, the Connecticut Society of CPAs and the American Institute of CPAs. Current and prior affiliations include the National Forest Foundation and the Corporate Cares Gala supporting the American Cancer Society.

Steven Bisgay has served as a member of the CF VI Board since July 2021. Mr. Bisgay is currently the Chief Financial Officer of Cantor. From January 2020 until June 2022, Mr. Bisgay held the position of Chief Financial Officer of BGC Partners, Inc. Mr. Bisgay joined Cantor in February 2015 and served as Chief Financial Officer from that time until August 2020, and from January 2021 to present. As Chief Financial Officer of Cantor, Mr. Bisgay is responsible for financial operations, including accounting, finance, regulatory reporting, treasury and financial planning and analysis, as well as taxation, risk management, and investor relations. Mr. Bisgay also held various offices at and provided services to other affiliates of Cantor until December 2019, including as the Chief Financial Officer of Cantor SPAC I from October 2015 and as a director of Cantor SPAC I from December 2018 until December 2019, and as a director, Chief Financial Officer and Treasurer of two publicly non-traded REITs, Rodin Income Trust, Inc. and Cantor Fitzgerald Income Trust, Inc. (formerly known as Rodin Global Property Trust, Inc.), beginning in 2016. Mr. Bisgay served as a director of Cantor SPAC V from July 2021 until consummation of its business combination with Satellogic in January 2022. Mr. Bisgay has also served as a director of Cantor SPAC IV and Cantor SPAC VIII since July 2021 and as a director of Cantor SPAC VII since December 2021. Prior to his time at Cantor, Mr. Bisgay was Chief Financial Officer at KCG Holdings, Inc., a market-making firm focused on client trading solutions, liquidity services and market-making technologies, after serving as Chief Financial Officer and Chief Operating Officer, Head of Business Development, Group Controller, and Director of Internal Audit at Knight Capital Group, Inc. and as a Senior Manager at PricewaterhouseCoopers, LLP. Mr. Bisgay received a B.S. in Accounting from Binghamton University and an M.B.A. from Columbia University. Mr. Bisgay also is registered with FINRA, holds a Series 27 Financial and Operations Principal license and is a Certified Public Accountant.

Harry J. Elam, Jr. has been a member of the CF VI Board since February 2021. Harry Elam is the 16th President of Occidental College in Los Angeles. He is responsible for the effective operation of the liberal arts college with 2,050 students and 200 faculty. Prior to coming to Occidental, from 2010 through 2020, Mr. Elam served as the Freeman-Thornton Vice Provost for Undergraduate Education at Stanford University where he oversaw the policies, procedures, and operations of the undergraduate education program for the university. Harry Elam was a faculty member at Stanford from 1990-2020. Mr. Elam is a leader on issues of diversity and inclusion. Mr. Elam is the author and co-editor of seven books, including the award-winning The Past as Present in the Drama of August Wilson (University of Michigan Press, 2006), and dozens of journal articles and book chapters. Mr. Elam was inducted into the American Academy of Arts and Sciences as well as the College of Fellows of the American Theatre. The Association for Theatre in Higher Education awarded him its highest recognition, the Distinguished Scholar Award, and he is the recipient of the Career Achievement Award from the American Society for Theatre Research. In addition to his scholarly work, Mr. Elam has directed theatrical productions professionally for more than 25 years. Mr. Elam has also served as a director of the Rose Hills Foundation since September 2020, a non-profit organization dedicated to supporting partner nonprofits who serve the Southern California community and in particular, low-income, vulnerable individuals and families. Mr. Elam has an A.B. from Harvard College and a Ph.D. from University of California Berkeley.

Natasha Cornstein has been a member of the CF VI Board since February 2022. Ms. Cornstein has extensive executive and management experience in operations, marketing and communications encompassing strategic planning, creative development, public relations and corporate communications, interactive marketing, media planning and buying, and database /direct-marketing. Since January 2015, Ms. Cornstein has served as the Chief Executive Officer of Blushington, LLC, a beauty services and retail business. She led the national expansion of the brand and their pivot from a brick and mortar beauty services business to a technology driven beauty education platform. Ms. Cornstein is a passionate advocate for nurturing women in business and was recently named as a Beauty United Mentor for women of color. In 2020, she was named to the Glossy 50 list of the top 50 executives in the beauty industry in their leadership category. From 2012 to 2014, Ms. Cornstein served as Director of Brand Management for CIRCA, where she led the company’s re-branding initiatives across traditional and digital platforms and served as the brand’s spokesperson during their international expansion. Prior to that, from 2003 to 2012, Ms. Cornstein served as Vice President of Client Services and Media Relations at Pinnacle Management Corp, a boutique athlete representation firm specializing in NBA and international basketball players. Ms. Cornstein is the Founder of the Beauty & Wellness Forum that brought together 100+ CEOs of beauty & wellness companies to collaborate during COVID-19, and is also the Co-founder of the Courts of Dreams Foundation, a non-profit organization dedicated to restoring outdoor basketball courts in underserved neighborhoods in New York City. Ms. Cornstein has also served as a director of Cantor SPAC VII since December 2021 and served as a director of Cantor SPAC V from January 2021 until consummation of its initial business combination with Satellogic in January 2022. Ms. Cornstein is a graduate of the CORO Fellows program in Public Affairs and earned a B.A. in Latin American Studies from Washington University in St. Louis.

Other than Mr. Jain (who is a resident and citizen of the United Kingdom), all of CF VI’s directors and members of management are U.S. persons located in the United States. Investors will therefore be able to effect service of process and enforce judgment of United States courts predicated upon civil liabilities and criminal penalties on such members of the CF VI Board and management of CF VI under United States securities laws.

Number and Terms of Office of Officers and Directors

We currently have six directors. Holders of Founder Shares have the right to elect all of our directors prior to consummation of our initial business combination and holders of CF VI Public Shares do not have the right to vote on the election of directors during such time. These provisions of the CF VI Charter may only be amended if approved by at least 90% of the shares of CF VI Common Stock voting at a stockholder meeting. Approval of our initial business combination requires the affirmative vote of a majority of the CF VI Board, including Mr. Lutnick. The CF VI Board unanimously approved the Business Combination. The CF VI Board is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Mr. Jain, Mr. Bisgay and Ms. Cornstein, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Mr. Lutnick, Mr. Barnard and Mr. Elam, will expire at the second annual meeting of stockholders. We may not hold an annual meeting of stockholders until after we consummate our initial business combination. Subject to the terms of any preferred stock, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class; provided, however, that prior to the consummation of our initial business combination, any or all of the directors may be removed from office, for cause or not for cause, only by the affirmative vote of holders of a majority of the voting power of all then outstanding Founder Shares. Subject to any other special rights applicable to the stockholders, including holders of preferred stock, whenever any director shall have been elected by the holders of any class of stock voting separately as a class, such director may be removed and the vacancy filled only by the holders of that class of stock voting separately as a class. Vacancies caused by any such removal and not filled by the stockholders at the meeting at which such removal shall have been made, or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created directorship resulting from any increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, and in any case, prior to the consummation of our initial business combination, by a majority of the holders of the Founder Shares, and any director so elected to fill any such vacancy or newly created directorship shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Our officers are appointed by the CF VI Board and serve at the discretion of the CF VI Board, rather than for specific terms of office. The CF VI Board is authorized to appoint persons to the offices set forth in the CF VI Bylaws as it deems appropriate. The CF VI Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Senior Managing Directors, Managing Directors, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the CF VI Board.

Director Independence

So long as we obtain and maintain a listing for our securities on Nasdaq, a majority of the CF VI Board generally must be independent, subject to certain limited exceptions set forth under the rules of Nasdaq. We currently rely on the “controlled company” exemption. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the CF VI Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The CF VI Board has determined that each of Mr. Barnard, Mr. Elam and Ms. Cornstein is an “independent director” as defined in the Nasdaq listing standards and applicable SEC rules.

Officer and Director Compensation

Except as described below, none of our other officers or directors has received any cash compensation for services rendered to us. The Sponsor transferred 10,000 Founder Shares to each of Mr. Barnard and Mr. Elam for their services on the CF VI Board and committees thereof. CF VI is paying Ms. Cornstein $5,000 per month for her services on the CF VI Board and committees thereof. Except as described herein, to date, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, has been paid by us to our officers and directors or to the Sponsor or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, to the extent that we elect any additional independent director to the CF VI Board prior to our initial business combination, either the Sponsor will transfer up to 10,000 Founder Shares to each such director or we will pay cash fees to such directors, at our discretion. In addition, our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to the Sponsor or our officers or directors, or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of the initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the Combined Entity. We have not established any limit on the amount of such fees that may be paid to our directors or members of management. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the board of directors.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination. The existence or terms of any employment or consulting arrangements for any members of our management team to retain their positions with us after consummation of a business combination may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

There is no expectation that any directors or members of our management team will remain with the Combined Entity following completion of the Business Combination and accordingly, no consulting or management fees are expected to be paid to directors or members of our management team following completion of the Business Combination.

Committees of the CF VI Board

The CF VI Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and certain limited exceptions, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. In addition, Nasdaq rules generally require that the compensation committee of a listed company be comprised solely of independent directors, subject to certain limited exceptions set forth thereunder. We rely on the “controlled company” exemption.

Audit Committee

We have established an audit committee of the CF VI Board. Mr. Barnard, Mr. Elam and Ms. Cornstein serve as members of our audit committee, and Mr. Barnard chairs the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent, subject to certain phase-in provisions. Mr. Barnard, Mr. Elam and Ms. Cornstein each meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate, and the CF VI Board has determined that Mr. Barnard qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the CF VI Board. Mr. Barnard, Mr. Elam and Ms. Cornstein serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we generally would be required to have at least two members of the compensation committee, all of whom must be independent, subject to certain limited exceptions set forth under the rules of Nasdaq. Mr. Barnard, Mr. Elam and Ms. Cornstein are each independent and Mr. Barnard chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The CF VI Charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the CF VI Board. The CF VI Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors that participate in the consideration and recommendation of director nominees are currently Mr. Barnard, Mr. Elam and Ms. Cornstein. In accordance with Rule 5605 of the Nasdaq rules, each of Mr. Barnard, Mr. Elam and Ms. Cornstein is independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The CF VI Board will also consider director candidates recommended for nomination by the CF VI Stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of CF VI Stockholders (or, if applicable, a special meeting of CF VI Stockholders). CF VI Stockholders that wish to nominate a director for election to the CF VI Board should follow the procedures set forth in the CF VI Bylaws. However, prior to our initial business combination, holders of CF VI Public Shares do not have the right to recommend director candidates for nomination to the CF VI Board.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the CF VI Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the CF VI Board.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to the registration statement in connection with the IPO. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. See the section of this proxy statement/prospectus titled “Where You Can Find More Information.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF RESULTS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CF VI

The following discussion and analysis of CF VI’s financial condition and results of operations should be read in conjunction with CF VI’s financial statements and notes to those statements included in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Please see the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” and similar terms are to CF Acquisition Corp. VI before the Business Combination, except where the context requires otherwise.

Overview

We are a blank check company incorporated in Delaware on April 17, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to throughout this proxy statement/prospectus as our initial business combination. Our sponsor is CFAC Holdings VI, LLC.

Although we are not limited in our search for target businesses to a particular industry or sector for the purpose of consummating the initial business combination, we focused our search on companies in an industry where we believe our management team and founders’ expertise will provide us with a competitive advantage, including the financial services, healthcare, real estate services, technology and software industries. We are an early stage and emerging growth company and, as such, we are subject to all of the risks associated with early stage and emerging growth companies.

Our registration statement for the IPO became effective on February 18, 2021. On February 23, 2021, we consummated the IPO of 30,000,000 CF VI Units at a purchase price of $10.00 per CF VI Unit, generating gross proceeds of $300,000,000. Each CF VI Unit consists of one share of CF VI Class A Common Stock and one-fourth of one redeemable CF VI Public Warrant. Each whole CF VI Public Warrant entitles the holder to purchase one share of CF VI Class A Common Stock at a price of $11.50. Each CF VI Public Warrant will become exercisable 30 days after the completion of our initial business combination and will expire 5 years after the completion of our initial business combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the IPO, we consummated the sale of 700,000 CF VI Placement Units at a price of $10.00 per CF VI Placement Unit to the Sponsor in the CF VI Private Placement, generating gross proceeds of $7,000,000.

Following the closing of the IPO and sale of the CF VI Placement Units on February 23, 2021, an amount of $300,000,000 ($10.00 per CF VI Unit) from the net proceeds of the sale of the CF VI Units in the IPO and the sale of the CF VI Placement Units was placed in the Trust Account, located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by us meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by us, until the earlier of: (i) the completion of our initial business combination and (ii) the distribution of the Trust Account, as described below.

We have until February 23, 2023 (24 months from the closing of the IPO), or a later date approved by the CF VI Stockholders in accordance with the CF VI Charter, to complete our initial business combination (the “Combination Period”). If we are unable to complete our initial business combination by the end of the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the CF VI Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding CF VI Public Shares, which redemption will completely extinguish our public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) above to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete an initial business combination within the Combination Period.

Liquidity and Capital Resources

As of both March 31, 2022 and December 31, 2021, we had $25,000 of cash in our operating account. As of March 31, 2022 and December 31, 2021, we had a working capital deficit of approximately $3,067,000 and $2,516,000, respectively. As of March 31, 2022 and December 31, 2021, we had approximately $5,000 and $23,000, respectively, of interest income from the Trust Account available to pay taxes (less up to $100,000 of interest to pay dissolution expenses).

Our liquidity needs through March 31, 2022 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $151,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”), the proceeds from the consummation of the CF VI Private Placement with the Sponsor not held in the Trust Account, and the Sponsor Loan. We fully repaid the Pre-IPO Note upon completion of the IPO. In addition, in order to finance transaction costs in connection with our initial business combination, the Sponsor has committed up to $1,750,000 under the Sponsor Loan to be provided to us to fund our expenses relating to investigating and selecting a target business and other working capital requirements after the IPO and prior to our initial business combination. If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, provide us additional loans. As of March 31, 2022 and December 31, 2021, there was approximately $1,984,000 and $949,000, respectively, outstanding under the loans made by the Sponsor, and repayable by us. As of March 31, 2022 and December 31, 2021, these amounts consisted of approximately $1,750,000 and $949,000, respectively, outstanding under the Sponsor Loan, and approximately $234,000 and $0, respectively, outstanding under the Working Capital Loans.

Based on the foregoing, management believes that we will have sufficient working capital and borrowing capacity from the Sponsor to meet our needs through the earlier of the consummation of an initial business combination or one year from the date of this proxy statement/prospectus. Over this time period, we will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating an initial business combination.

Results of Operations

Our entire activity from inception through March 31, 2022 related to our formation, the IPO, and to our efforts towards locating and completing a suitable initial business combination. We have neither engaged in any operations nor generated any revenues to date. We will not generate any operating revenues until after completion of our initial business combination. We will generate non-operating income in the form of interest income on investments held in the Trust Account. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2022, we had a net loss of approximately $10,096,000, which consisted of approximately $6,409,000 of loss from the change in fair value of warrant liability, approximately $3,038,000 of loss from the change in fair value of the forward purchase securities liability, approximately $576,000 of general and administrative expenses, $50,000 of franchise tax expense, and $30,000 of administrative expenses paid to the Sponsor, partially offset by approximately $7,000 of interest income on investments held in the Trust Account.

For the three months ended March 31, 2021, we had a net loss of approximately $3,173,000, which consisted of approximately $2,789,000 of loss from the change in fair value of forward purchase securities liability, approximately $199,000 of loss from the change in fair value of warrant liability, approximately $135,000 of general and administrative expenses, approximately $38,000 of franchise tax expense, and approximately $12,000 of administrative expenses paid to the Sponsor.

Contractual Obligations

Business Combination Marketing Agreement

We engaged CF&Co., an affiliate of the Sponsor, pursuant to a business combination marketing agreement, as an advisor in connection with our initial business combination to assist us in holding meetings with our stockholders to discuss the initial business combination and the target business’ attributes, introduce us to potential investors that are interested in purchasing our securities and assist us with our press releases and public filings in connection with the initial business combination. We will pay CF&Co. a cash fee for such services upon the consummation of the initial business combination in an amount of $10.5 million, which is equal to 3.5% of the gross proceeds of the IPO.

Related Party Loans

In order to finance transaction costs in connection with an intended initial business combination, the Sponsor has committed up to $1,750,000 in the Sponsor Loan to be provided to us to fund expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, after the IPO and prior to the initial business combination. As of March 31, 2022 and December 31, 2021, there was approximately $1,984,000 and $949,000, respectively, outstanding under the loans made by the Sponsor, and repayable by us. As of March 31, 2022 and December 31, 2021, these amounts consisted of approximately $1,750,000 and $949,000, respectively, outstanding under the Sponsor Loan, and approximately $234,000 and $0, respectively, outstanding under the Working Capital Loans.

The Sponsor pays expenses on our behalf and we reimburse the Sponsor for such expenses paid on our behalf. As of March 31, 2022 and December 31, 2021, we had accounts payable outstanding to the Sponsor for such expenses paid on our behalf of $0 and approximately $557,000, respectively.

Critical Accounting Policies and Estimates

We have identified the following as our critical accounting polices:

Use of Estimates

The preparation of our consolidated financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and the disclosure of contingent assets and liabilities in our consolidated financial statements. These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgments, and we evaluate these estimates on an ongoing basis. To the extent actual experience differs from the assumptions used, our consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders’ deficit and consolidated statements of cash flows could be materially affected. We believe that the following accounting policies involve a higher degree of judgment and complexity.

Going Concern

In connection with our going concern considerations in accordance with guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern, we have until February 23, 2023 to consummate an initial business combination. Our mandatory liquidation date, if an initial business combination is not consummated, raises substantial doubt about our ability to continue as a going concern. Our financial statements included in this proxy statement/prospectus do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should we be unable to continue as a going concern. In the event of a mandatory liquidation, within ten business days, we will redeem the CF VI Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding CF VI Public Shares.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Warrant and Forward Purchase Securities Liability

We account for the outstanding CF VI Public Warrants and CF VI Private Warrants and the Forward Purchase Securities in accordance with guidance in ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, under which the CF VI Warrants and Forward Purchase Securities do not meet the criteria for equity classification and must be recorded as liabilities. As both the CF VI Public Warrants and CF VI Private Warrants and the Forward Purchase Securities meet the definition of a derivative under ASC 815, Derivatives and Hedging, they are measured at fair value at inception and at each reporting date in accordance with the guidance in ASC 820, Fair Value Measurement, with any subsequent changes in fair value recognized in the consolidated statement of operations in the period of change.

CF VI Class A Common Stock Subject to Possible Redemption

We account for shares of CF VI Class A Common Stock subject to possible redemption in accordance with the guidance in ASC 480, Distinguishing Liabilities from Equity. Shares of CF VI Class A Common Stock subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. Shares of conditionally redeemable CF VI Class A Common Stock (including shares of CF VI Class A Common Stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, shares of CF VI Class A Common Stock are classified as stockholders’ equity. All of the CF VI Public Shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events. Accordingly, as of both March 31, 2022 and December 31, 2021, 30,000,000 shares of CF VI Class A Common Stock subject to possible redemption are presented as temporary equity outside of the stockholders’ equity section of our consolidated balance sheets. We recognize any subsequent changes in redemption value immediately as they occur and adjust the carrying value of redeemable CF VI Class A Common Stock to the redemption value at the end of each reporting period. Immediately upon the closing of the IPO, we recognized the accretion from initial book value to redemption amount value of redeemable CF VI Class A Common Stock. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable CF VI Class A Common Stock also resulted in charges against Additional paid-in capital and Accumulated deficit.

Net Loss Per Share of Common Stock

We comply with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding for the applicable periods. We apply the two-class method in calculating earnings per share and allocate net loss pro-rata to shares of CF VI Class A Common Stock subject to possible redemption, nonredeemable shares of CF VI Class A Common Stock and shares of CF VI Class B Common Stock. This presentation contemplates a business combination as the most likely outcome, in which case all classes of CF VI Common Stock share pro-rata in the net loss of CF VI. Accretion associated with the redeemable shares of CF VI Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

We have not considered the effect of the CF VI Warrants to purchase an aggregate of 7,675,000 shares of CF VI Class A Common Stock sold in the IPO and the CF VI Private Placement in the calculation of diluted earnings per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share of common stock is the same as basic earnings per share of common stock for the periods presented.

See Note 2 — Summary of Significant Accounting Policies to our unaudited condensed consolidated financial statements as of and for the three-months ended March 31, 2022 contained elsewhere in this proxy statement/prospectus for additional information regarding these critical accounting policies and other significant accounting policies.

Factors That May Adversely Affect Our Results of Operations

Our results of operations and our ability to complete an initial business combination, including the proposed Business Combination, may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination, including the proposed Business Combination.

Off-Balance Sheet Arrangements and Contractual Obligations

As of March 31, 2022, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations.

INFORMATION ABOUT RUmble

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us,” and similar terms are to Rumble Inc. before the Business Combination, except where the context requires otherwise.

Our Opportunity

Who we are

Rumble is for people with something to say and something to share, who believe in authentic expression, and who want to control the value of their own creations. We create technologies that are designed to be immune to cancel culture, because everyone benefits when people have access to more ideas, diverse opinions and dialogue. We are on a mission to protect a free and open Internet.

Rumble’s primary business is a high growth, video sharing platform designed to help content creators manage, distribute, and monetize their content by connecting them with brands and publishers, as well as directly to their subscribers and followers. These services are accessible through the web, mobile devices, and connected TV platforms. Rumble is one of the few neutral, independent, and scaled video platform that operates with a consistent and user-friendly moderation policy, employing only reasonable, obvious and clearly defined standards of conduct.

In the future, as an extension of the in-house infrastructure we are building to support our consumer video platform, we plan to develop Rumble Cloud Solutions, guided by our mission to enter the cloud infrastructure-as-a-service market.

Trends in our favor

•        Trust in Big Tech has materially diminished as creators and users are increasingly dissatisfied with their current content moderation — In 2013, at the time of Rumble’s founding, Big Tech Internet platforms were neutral platforms with little to no political bias or discretionary censorship outside of clearly defined content guidelines. Users and creators have become increasingly dissatisfied with constantly changing content moderation guidelines and lack of transparency from Big Tech. These platforms have shifted away from their neutral origin and towards higher censorship and partisanship, leaving Rumble as one of the few neutral video distribution platforms.

•        Incumbent platforms’ search algorithms bury original content — YouTube, in its early days, was premised on being a platform for user-generated content. In 2012, YouTube publicly announced its algorithms would favor videos with longer watch times instead of those with higher view counts, alienating some existing creators. In a 2019 blog post, YouTube announced that its recommendations function would reduce instances of content that nearly violate their Community Guidelines but are not technically in violation. We believe that YouTube’s search algorithm has changed over time and does not operate on neutral principles.

•        Incumbent platforms have unfavorable monetization opportunities for small creators — Based on information available on YouTube’s website, in order to apply to join YouTube’s Partner Program (“YPP”), a creator must have at least 1,000 subscribers and 4,000 watch hours over the last 12 months. In 2020, YouTube updated its Terms of Service to give the platform the right to monetize videos from non-YPP channels without having to provide a share of the advertising revenue to the creator.

•        Incumbent power leading to anti-consumer behavior — We believe that a growing number of consumers, regulators, and lawmakers have become uncomfortable with the amount of power Big Tech platforms arbitrarily wield under ambiguous and inconsistently applied guidelines. In the past few years, a number of congressional hearings and antitrust reform efforts, in both the United States and abroad, have been geared towards reining in monopolistic behavior from Big Tech.

We believe that our platform is uniquely positioned to capitalize on these market trends based on our neutral content moderation, our unwavering focus on the value we bring to our creators, and the technical independence we are building with our own infrastructure. As a result, our consumer business has experienced tremendous growth in the past year with our average global MAUs growing from 1.6 million average monthly active users (“MAUs”) in Q3 2020 to 41 million MAUs in Q1 2022.1

Market Size

Advertising spend is shifting away from traditional mediums towards digital and social video. S&P Global’s Intelligence Global Advertising Forecast as of June 2021 estimates that, in the U.S. alone, digital video advertising (including social media) represented a $61 billion market in 2020, forecasted to reach $116 billion by 2025, representing a 14% compound annual growth rate, as illustrated below:

Our consumer opportunity extends even further than just the advertising opportunity. According to The Influencer Marketing Factory’s 2021 Creator Economy Report, there are over 50 million amateur and professional creators, representing a total creator economy market estimated to be over $104 billion and growing, including creator monetization from advertising as well as subscription/tipping and sponsorships.

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(1)      Represents average global MAUs for the quarter. Reflects unique web and app users, based on data provided by 3rd party analytics providers using company set parameters, with minor potential overlap in reporting resulting from users accessing Rumble’s content from both the web and the app in a given measurement period. Does not include embedded video, certain Connected TV users, or users of the Locals platform. Like other major social media platforms, fraud and unauthorized access, if undetected, may contribute, from time to time, to some amount of overstatement of our performance indicators, including reporting of MAUs by our third-party analytics provider. Fraudulent activity is typically designed to inflate payments to individual rights holders. We strive to detect and disrupt this fraudulent activity.

We also consider the cloud infrastructure-as-a-service (‘IaaS’) market as part of our opportunity considering it is a natural extension of our technology and engineering competency. According to Gartner’s Public Cloud Services Forecast as of Q3 2021, North America Public Cloud IaaS End-User Spend was $26 billion in 2020, forecasted to reach $87 billion by 2025, representing a 27% compound annual growth rate, as illustrated below:

Our Business

Our Story

Founded by Christopher Pavlovski in 2013, we are a high-growth video sharing platform. In the third quarter of 2020, we welcomed Devin Nunes, former U.S. Representative for California, and Dan Bongino, political commentator, to our platform. These additions, along with tailwinds from the U.S. election season led to dramatic growth in our user base from 1.2 million MAUs in Q2 2020 to 21 million MAUs in Q4 2020.2

Over the course of 2021 and into 2022, we have continued to strengthen our content offering with increasing adoption from top creators, such as Jorge Masvidal, Dr. Drew, Glenn Greenwald, finance analyst Matt Kohrs, and Russell Brand. In 2022, we added significant creators outside of North America, starting with “Monark,” a creator described by the New York Times as “Brazil’s Joe Rogan.” As a result, our user base has grown to 41 million MAUs as of Q1 2022. We have also made significant strides in scaling our business and our opportunity through the acquisition of Locals.com, a premier subscription-based service for multimedia content and community, in October 2021.

For the past year and for the immediate future our focus has been and will continue to be growing users and usage consumption, and not maximizing revenue. We will continue to focus on growing consumption by enhancing the user experience across all access modes, pursuing international growth, and expanding our content volume and variety. In the future, we expect to monetize this consumption by increasing ad load and increasing ad pricing by building our own ad ecosystem rather than today’s programmatic exchanges. Monetization has the potential to be further enhanced as we continue to expand into additional creator services that bring more value and earnings to our creators, such as subscriptions via Locals, tipping and licensing. Lastly, we also expect to drive revenue by offering IaaS via our spare capacity in order to meet the unsolicited demand for cloud services many SME have requested of us.

Our Video Platform

Rumble is a free-to-use video sharing platform where users can watch, share, like, comment, and upload their own videos. Users can subscribe to channels to stay in touch with recent creator content and access video on-demand (“VOD”) uploaded, and live content streamed, by creators.

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(2)      Operating metrics presented do not include Locals.com which was acquired in October 2021.

Rumble’s platform is distributed through four primary means:

•        Web — Users can access our full platform at rumble.com to view videos without an account, but must be logged-in in order to like, comment, subscribe, or upload videos.

•        Mobile application — Our platform is available for both iOS and Android-based devices.

•        Connected TV — Our content can also be accessed through Rumble-branded channel tiles on several connected TV devices including Roku, Amazon Fire, and Android TV.

•        Embedded Video — Our content can be accessed through third-party websites and applications that use Rumble’s content and video technology.

In addition to the Rumble products, we also offer Locals.com where users can purchase a subscription to access exclusive content in creator communities. Creators and subscribers are able to engage through VOD, podcasts, live chat, polls, and community discussions. Locals.com and Rumble are operated as two separate brands but will share infrastructure and include some cross-platform integration on their respective sites, thereby allowing creators to monetize content from both advertising and subscriptions. We acquired Locals in October 2021. Prior to our acquisition of Locals, Rumble did not have a consumer-facing subscription platform service, although Rumble provided, and continues to provide, a business-to-business service where third party websites can pay a monthly subscription fee to embed a Rumble-powered, customizable’s web video player platform into their own website. We refer to this as our business-to-business subscription service. This service is designed to permit the seamless sharing of Rumble’s content onto a third party web page and is separate and distinct from the consumer-facing subscription service for creators offered through Locals.

Our Business Model

We have only recently begun to focus on the monetization of our distribution, but we are contemplating four primary revenue sources.

Advertising — We currently limit the amount of display, pre-roll, and mid-roll video advertising shown to our users. Historically, we have filled most of our advertising inventory through third-party ad networks and exchanges. In January 2022, we announced the deployment of an alpha version of our own advertising marketplace. Several advertisers have begun to run campaigns through the new system, and eventually, all ads on the Rumble platform will be served through Rumble’s own advertising system. As we scale our platform, we expect to eventually drive significant and differentiated value to advertisers through the development of this independent advertising marketplace.

Subscription/Tipping — We continually seek to diversify our revenue profile beyond traditional advertising sources. In Q3 2021, we successfully launched our livestreaming and tipping functionality to our web platform, which we plan to extend to the rest of the Rumble access modes. In addition to tipping, we acquired Locals.com in October 2021, which we expect to drive subscription revenue. On Locals.com, users subscribe, for a monthly fee, to communities of content creators and can additionally tip the creators. Creators can build multiple tiers of subscription and gate exclusive content and prizes by tier.

Content licensing — When content is uploaded to Rumble, creators can choose from several licensing options, including:

1.      Exclusive Video Management:    We receive the exclusive rights to represent and distribute content and such content may not be uploaded to other media platforms without Rumble’s permission. We will look to promote user videos across a network of broadcasters and websites.

2.      Non-exclusive video license via Rumble Player:     Video is monetized on Rumble.com; however, creators may separately monetize their content on other websites and media platforms.

Historically, our business generated revenue from third-party broadcasters and websites using videos under the video management licensing option. Going forward, we do not anticipate content licensing to be a key part of our revenue strategy and will primarily distribute content on our own platform.

Cloud Infrastructure-as-a-Service (“IaaS”) — We are also planning to offer Rumble Cloud Solutions to small and medium-sized enterprises (“SMEs”) in exchange for subscription/usage fees. From a technology perspective, this offering is a natural extension as we can utilize excess capacity from the cloud infrastructure being built to support our video sharing business. Our infrastructure services offerings are still currently in early development, but our tentative roadmap includes: video player (player & encoding), e-mail services (content management and delivery), storage (at scale with analytics and applications), and cloud services (secure, sizable compute capacity).

Our Constituents and Engagement

We have grown rapidly in the past year with our average global MAUs growing from 1.6 million MAUs in Q3 2020 to 41 million MAUs in Q1 2022.

Over time, Rumble has demonstrated its ability to drive engagement from viewers. We estimate that minutes watched per month on our platform have grown from 0.2 billion in Q3 2020 to 10.5 billion in Q1 2022. Estimated minutes watched per month represent the monthly average within a quarter and are calculated by converting actual bandwidth consumption into minutes watched using management’s best estimate of video resolution quality mix and various encoding parameters. Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, Connected TV, etc.), as well as what management believes is a nominal amount of non-video traffic, but does not include consumption from the Locals platform.

In the second half of 2021 and first quarter of 2022, we have secured top content creators across a diverse set of content verticals and have onboarded content creators such as:

Jorge Masvidal — Professional mixed martial artist

Russell Brand — Comedian, actor, and radio show host

Dr. Drew — Media personality, internist, and addiction medicine specialist

Matt Kohrs — Cryptocurrency and investing content creator

Glenn Greenwald — Journalist, author, and lawyer

Monark — Podcast host, called “Brazil’s Joe Rogan” by the New York Times

We view expanding our content library and creator base as paramount to attracting more users and driving engagement on our platform. During Q1 2022, creators uploaded an average of 6,158 hours of video to Rumble per day, compared to 86 hours of video per day in Q3 2020.

As we bring top creators and their content pipeline to our platform, we believe that we can draw more users onto our platform and keep them engaged for longer, in turn offering better monetization opportunities for creators, and allowing us to bring on more creators. This flywheel effect is the key mechanism by which we are approaching growing our consumer video business.

Competitive Strengths

Competitive Overview

Rumble operates in a highly competitive environment and the market for video content is rapidly evolving. Traditionally, video content had limitations on how it was distributed to consumers, posing challenges for companies aiming to engage consumers across traditional and digital technologies. Today, video content is consumed across all mediums in various formats, which has both increased the opportunities for consumer engagement and altered the competitive dynamic for new and incumbent players.

Further, the market expectation of instant, high-definition delivery and a diversified content offering has altered the strategy and go-to-market approach for even the most successful video platforms.

Rumble competes with traditional video distribution platforms, but also with social media networks, entertainment businesses, video on demand providers, major film and television studios, cable/news television networks, and more. What we believe has differentiated Rumble is its ability to quickly establish and maintain trust with its users, creating an enjoyable and open viewing experience that welcomes content of all genres. Rumble takes tremendous pride in operating what it views as the go-to neutral video platform in the market, which we believe has allowed us to maintain our competitive positioning versus incumbent platforms. Future market preference could include more decentralized options for video distribution.

A Significant Market Shift

We believe that secular market friction points are driving creators and users to seek alternatives to incumbent platforms. Increasingly, household technology names have adopted several principles and behaviors that we believe have opened significant market opportunity for Rumble to establish a sticky relationship with our community.

•        “Arbiters of Truth”:    “Big Tech” has increasingly adopted strict and evolving content moderation policies on user-generated and other published content. Constantly shifting policies have created controversy among creators and users who may believe their content, or content from other creators, is being restricted by partial practices, policies, and algorithms that have been altered to accommodate evolving trends in the digital ecosystem. This has led users and creators to seek reliable, alternative platforms that would not, outside of clearly defined content guidelines, restrict or shield creators’ content from reaching their potential audience.

•        Large Creator Focus:    Additionally, Rumble’s biggest competitors are increasingly catering to the “large creators,” which represent individual and corporate accounts that attract only the most viewers for the content they choose to feature, creating increasing barriers for smaller creators to freely create and distribute content on those platforms.

Our Competitive Differentiation

We believe that Rumble is uniquely positioned to address the various concerns in the video distribution marketplace. Rumble is one of the few, neutral, independent, and scaled video platform that operates with a consistent and user-friendly moderation policy, employing only reasonable, obvious, and minimal clearly defined standards of conduct rather than attempting to discern opinion from fact.

Rumble is unique because we simply distribute the content how and where consumers want it, with no preferential treatment. This was a founding principle of ours in 2013 that we have maintained to this day.

We have built a differentiated product for both users and creators, which has fueled our recent user growth and, we believe, positions us for further widespread adoption.

•        Value proposition for users:

•        We aim to allow consumers of our content to see simply what they search, with no preferential treatment for “large” creators or algorithims that suppress certain points of view. We have attracted and retained a global user base on the simple premise that Rumble offers our community the best experience in the market — which is the single most important component to our strategy. Our open search algorithm allows our community to access our entire content library within the search function. As our library continues to expand from both user-generated content and through our world-class content creators, this value proposition will only continue to expand opportunities and create an even better experience for the Rumble community.

•        Value proposition for creators:

•        Most of the key elements of our value proposition to users also benefit our creators. At the same time, Rumble is also laser focused on attracting the best talent to the platform and has built tools to facilitate content production, distribution and monetization. Simply put: if a creator uploads great content, it will be seen (and will not be preferenced behind other creators’ work). This creates favorable monetization opportunities for the best content on the platform and highlights the value of our offering to content creators of all magnitudes.

•        Rumble’s offering includes a world-class SDRM (social digital rights management) service for our creators, helping them to manage their library and ensure maximum efficiency on and off the Rumble platform. This further enhances Rumble’s relationship with its creators and also allows us to capture, record and enhance our offering through data analytics.

Rumble sits at the intersection of a secular trend away from “Big Tech” and has capitalized on the opportunity with a differentiated offering, while maintaining the user and creator experience. It is our mission to continue to exceed the expectations of our community and we continue to invest in the tools to grow our network and enhance our offerings. As we continue to develop our in-house technology, we expect that our competitive differentiation will extend beyond distribution to infrastructure, offering a similar value proposition to both markets: being a neutral platform built to meet the needs of our community.

Our Growth Strategy

We are focusing on the following areas to drive our growth:

•        Grow our platform’s consumption — Growth in our user base and user engagement is an important driver to our business’s growth, and we believe that there is a significant opportunity to expand user consumption on our platform. Since our inception, our user base has primarily grown organically.

•        Content acquisition — Our user base and user engagement growth are directly driven by the content available on our platform. We have on-boarded a number of top content creators onto our platform over the last year which has enabled our significant consumption growth. Our goal is to attract even more top creators to our platform, further accelerating our platform’s growth.

•        Product development — We plan to continue to build new features and technologies to develop and improve our platform and value proposition. We are currently working on implementing and upgrading livestreaming, mobile application camera integration, gifting and tipping functionality, user interface enhancements, and deep linking into our products.

•        Mobile application — We expect mobile application (“app”) users will be a key component of our user base and engagement in the future. An improved user interface and user experience will serve our existing app users, attract new app users to our platform, and grow app engagement.

•        International expansion — Historically, we have focused on growing our U.S. and Canadian user base; any historic consumption from international countries has been purely opportunistic. Moving forward, we expect to focus on growing our international user base. The recent addition of “Monark,” a prominent Brazilian podcast host, marks Rumble’s first significant expansion outside of North America.

•        Build in-house advertising ecosystem — Historically, we have used several third party ad networks and ad exchanges to fill our ad inventory. By developing our own advertising marketplace and direct ad sales team, we can reduce value leakage to exchanges, expand our advertiser base and drive better monetization. We introduced the alpha version of this marketplace in January 2022, and eventually all ads on Rumble’s platform will be served through Rumble’s own advertising system.

•        Expand Locals subscription and tipping service — Locals.com’s platform allows us to provide content creators additional revenue streams besides advertising revenue share, thereby expanding our creator value proposition and monetization opportunities.

•        Develop enterprise cloud IaaS opportunity — Our consumer business is supported by a network of in-house infrastructure which we plan on leveraging to offer an enterprise cloud solution to SMEs. We expect that our solution will include video streaming, email services, storage and cloud & website hosting and is expected to be cost-competitive to incumbent cloud players.

Marketing and Advertising

Users & Creators

With the tremendous amount of organic growth experienced to date, most of our marketing efforts have been focused on amplifying earned media and accelerating the word-of-mouth momentum through creator advocacy. As a result, we have been able to build our user base and brand with relatively minimal marketing costs. In the future, we will look to drive user growth and video consumption through (1) content creator partnerships and advocacy, (2) continued earned media strategies, and (3) increased marketing spend, primarily through digital paid media channels.

Advertisers

We currently use several third party ad networks and ad exchanges to fill our ad inventory. By developing our own ad network, we will be in position to drive our value proposition and expand our advertiser base. In January 2022, we announced the deployment of an alpha version of our own advertising marketplace. Several advertisers have begun to run campaigns through the new system, and eventually, all ads on the Rumble platform will be served through its own advertising system. As we scale our platform, we expect to eventually drive significant and differentiated value to advertisers through the development of this independent advertising marketplace.

Enterprise

As we look to expand into the IaaS space and offer Cloud Solutions to the enterprise segment, we plan to build out our business-to-business subscription-based marketing model. We expect that these services will include video streaming, email services, storage and cloud & website hosting.

Human Capital

As a software technology company, we believe our employees are our number one resource. As of March 31, 2022, we had 39 full-time employees, of whom 17 were based in Canada and 22 were based in the U.S. None of our employees are covered by collective bargaining agreements. Overall, we consider our relations with our employees to be good.

Our Company Culture

First and foremost, we hire those who are united in our mission to protect a free and open Internet. Like the creators we exist to serve, our Rumble team is full of people who like to think, to question, to build, to listen, and who want to do work that will change the world. As a team, we are:

•        Focused on our mission

•        Free in our expression

•        Fast in our execution

•        Fearless in our pursuit

The collective passion in our mission is uniquely powerful. We see this passion shared everyday not only by our employees, but by our users, creators, and our customers. It is this passion and our approach to business which we believe will continue to differentiate Rumble from our competition.

Competition

We compete in almost every aspect of our business with companies (many of which are much larger and more well capitalized than us) that also provide video streaming platforms to content creators, including YouTube, Roku, TikTok, Snapchat and Facebook. We compete with these companies to attract, engage and retain users and subscribers.

Government Regulation

We are subject to domestic and foreign laws that affect companies conducting business on the Internet generally, including laws relating to the liability of providers of online services for their operations and the activities of their users.

Because we host user-uploaded content, we may be subject to laws concerning such content. In the U.S., we rely, to a significant degree, on laws that limit the liability of online providers for user-uploaded content, including the Digital Millennium Copyright Act of 1998 (DMCA) and Section 230 of the Communications Decency Act of 1996. Countries outside the U.S. generally do not provide as robust protections for online providers and may instead regulate such entities to a higher degree. For example, in certain countries, online providers may be liable for hosting certain types of content or may be required to remove such content within a short period of time upon notice. We or our customers may also be subject to laws that regulate streaming services or online platforms, such as the EU’s Audiovisual Media Services Directive or EU Regulation 2019/1150, which regulates platform-to-business relations.

Because we receive, store and use a substantial amount of information received from or generated by our users, we are also impacted by laws and regulations governing privacy and data security in the U.S. and worldwide. Examples of such regimes include Section 5 of the Federal Trade Commission Act, the EU’s General Data Protection Regulation (GDPR), and the California Consumer Privacy Act (CCPA). These laws generally regulate the collection, storage, transfer and use of personal information.

Because our platform facilitates online payments, including subscription fees and tipping, we are subject to a variety of laws governing online transactions, payment card transactions and the automatic renewal of online agreements. In the U.S., these matters are regulated by, among other things, the federal Restore Online Shoppers Confidence Act (ROSCA) and various state laws.

As a Canadian-based company with U.S. operations, we are subject to a variety of foreign laws governing our foreign operations, as well as Canadian and U.S. laws that restrict trade and certain practices.

Product Development

With relatively limited access to capital for most of the company’s history, our product and engineering teams have worked in an environment based on efficiency and speed with a stringent focus on end-user value. With new access to capital upon consummation of the Business Combination and the ability to scale, it will be critical to maintain this culture as we look to bring new innovations to our users and creators.

Infrastructure

Guided by our overarching philosophy to technology, our business plan contemplates spending considerable resources and investment on the underlying infrastructure that supports our products, such as building out and networking multiple points of presence (PoPs) and optimizing at a scale of billions of minutes of video consumption on our platform every month to millions of users, which requires significant investments in IT equipment, servers, bandwith and data centers and data hosting/storage. Rumble has made initial investments in the first half of 2022 and, as our business continues to grow and scale, we expect such investments to grow proportionately over time.

Intellectual Property

Our intellectual property includes trademarks, such as RUMBLE in the United States and Canada, pending international trademarks for RUMBLE, and a pending U.S. trademark application for LOCALS; the domain names rumble.com and locals.com; copyrights in our source code, website, apps and creative assets; and trade secrets. In addition, our platforms are powered by a proprietary technology platform. We rely on, and expect to continue to rely on, a combination of work for hire, assignment, and confidentiality agreements with our employees, consultants, and third parties with whom we have relationships, as well as trademark, trade dress, domain name, copyright, and trade secret laws to protect our brands, proprietary technology, and other intellectual property rights. We intend to continue to file additional applications with respect to our intellectual property rights.

Acquisitions

In October 2021, we bolstered our value proposition for content creators by acquiring Locals Technology Inc., a solution for (1) creators looking to monetize their content through subscription, and (2) for users to gain access to premium content from their favorite content creators. The acquisition was designed to accelerate our subscription revenue model and brought approximately 86,000 subscribers to our platform. Prior to our acquisition of Locals, we did not offer a consumer-facing subscription service.

Facilities

We are headquartered in Ontario, Canada, and maintain offices in the both the United States and Canada. Our U.S. headquarters are located in Longboat Key, Florida, and a number of our U.S. employees work remotely. All of our facilities are leased. We believe that our current facilities are adequate to meet our current needs. We intend to procure additional space in the future as we continue to add employees and expand geographically. We also believe that, if we require additional space, we will be able to lease additional facilities on commercially reasonable terms.

Terms of Service

Rumble’s Content Policies, which are available at https://rumble.com/s/terms, are politically neutral terms that ensure a safe and respectful exchange of views on the Rumble Platform. Among other things, they prohibit content that infringes on the rights of third parties, violates any law, is pornographic or obscene in nature, promotes or supports violence or unlawful acts (including content that promotes or supports Antifa, the KKK, white supremacist groups, and entities designated by the U.S. or Canadian government as terrorist organizations), or exploits minor children (including disclosing personally identifying information about minor children).

In June 2022, Rumble announced the first phase of an updated content moderation process and released a new set of proposed content policies and removal and appeals process, which are intended to formalize Rumble’s current practices and procedures and ensure a consistent and transparent process. The proposed policies include (i) automated flagging for copyright infringement and pornographic material, (ii) a manual ad hoc review of other potentially contravening content and (iii) an appeals process by which a creator can appeal the removal of any of its content to a panel of Rumble Quality Control Community Members, consisting of Rumble creators with a proven track record of consistent and active content creation, who are in good standing within the Rumble community, and have a sufficient following on the platform, as determined by Rumble. Rumble has published its proposed content policies and removal and appeals process on its website and is continuing to solicit feedback from its community of creators and other users. Although Rumble has no obligation to implement any changes to these policies and processes, Rumble expects any changes to be implemented by the end of 2022.

Rumble’s website and the information contained on, or that can be accessed through, Rumble’s website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

Legal Proceedings

Rumble is, and from time to time may become, involved in various legal proceedings arising in the normal course of our business activities, such as copyright infringement and tort claims arising from user-uploaded content, patent infringement claims, breach of contract claims, putative class actions based upon consumer protection or privacy laws and other matters. The amounts that may be recovered in such matters may be subject to insurance coverage.

On January 27, 2022, Rumble received notification of a lawsuit filed by Kosmayer Investment Inc. (“KII”) against Rumble and Mr. Pavlovski in the Ontario Superior Court of Justice, alleging fraudulent misrepresentation in connection with KII’s decision to redeem its shares of Rumble in August 2020. On June 3, 2022, Rumble served its statement of defence on KII. KII filed a reply pleading on June 15, 2022. KII is seeking rescission of such redemption such that, following such rescission, KII would own 20% of the issued and outstanding Rumble Shares or, in the alternative, damages for the lost value of the redeemed shares, which KII has alleged to be worth $419.0 million (based on the value ascribed to the Rumble Shares in the Business Combination), together with other damages including punitive damages and costs. Although Rumble believes that the allegations are meritless and intends to vigorously defend against them, the result or impact of such claim is uncertain, and could result in, among other things, damages, and/or awards of attorneys’ fees or expenses.

In January 2021, we filed an antitrust lawsuit against Google in the United States District Court for the Northern District of California, San Jose Division, alleging that Google unlawfully gives an advantage to its YouTube platform over Rumble in search engine results and in the mobile phone market. In June 2021, Google filed a partial motion to dismiss the lawsuit and a motion to strike; in July 2022, the court denied Google’s motion and set a case management conference for August 30, 2022.

INFORMATION ABOUT RUMBLE’S MANAGEMENT

Chris Pavlovski is the Founder and Chief Executive Officer of Rumble and director nominee of the Combined Entity. As a three-time successful entrepreneur, Mr. Pavlovski has over 20 years’ experience in the online marketing and advertising space. After building websites daily in his teenage years, Mr. Pavlovski founded Jolted Media Group and served as its Chief Executive Officer. During the same time, Mr. Pavlovski served as the director of marketing for NASA’s Next Giant Leap from 2009 through 2012 leading corporate donations, sponsorships, and Internet marketing strategies. Mr. Pavlovski also founded Cosmic Development in 2011, a global IT business employing 150+ employees with offices in Europe and North America. The business was ranked as the 2nd best employer in Macedonia and has been the recipient of numerous awards. Mr. Pavlovski also sits on numerous boards, including Macedonia 2025, a not-for-profit organization focused on economic and educational development in Macedonia. As a result of his success, Mr. Pavlovski became a finalist for the Ernst & Young Entrepreneur of the Year in 2010. Prior to his entrepreneurial journey, Mr. Pavlovski served as a Network Administrator at Microsoft and studied at the University of Toronto.

Wojciech Hlibowicki is the Chief Technology Officer of Rumble, a position he has held since Rumble’s inception in 2013. As the architect behind the Rumble products and its infrastructure, Mr. Hlibowicki has consistently demonstrated his versatility, being able to fill any gap from networking to development, learning new technologies on the fly, all while leading an international team of engineers. Since age 7, Mr. Hlibowicki has developed his programming skillset, learning C/C++ at age 11. Prior to joining Rumble, Mr. Hlibowicki studied Mathematics at the University of Waterloo where he combined his skillset in computer science with his entrepreneurial passion and began hosting and developing websites.

Brandon Alexandroff is the Chief Financial Officer of Rumble, a position he has held since February 2016. Mr. Alexandroff has been a financial executive in the media, telecom and technology space for more than 20 years. Prior to joining Rumble, Mr. Alexandroff was co-founder and Vice President of Finance at Mobilicity, a Canadian consumer wireless business, from 2008 through 2015. From 2003 through 2008, Mr. Alexandroff was co-founder and Director of Finance and Investor Relations at XM Satellite Radio Canada, where he helped the company go public on the Toronto Stock Exchange. Mr. Alexandroff started his career with Donaldson, Lufkin & Jenrette as an investment banking analyst in their space & satellites finance group. Mr. Alexandroff holds an Honours Business Administration degree from The Ivey School of Business at the University of Western Ontario.

Tyler Hughes is the Chief Operating Officer of Rumble, a position he has held since August 2021. Prior to joining Rumble, Dr. Hughes spent about a decade in the pharmaceutical industry with Bayer AG. Starting as a Medical Advisor in 2012, Dr. Hughes transitioned to a variety of commercial roles at Bayer Canada including the Director of Strategy and Operations, where he led the digital transformation efforts for the business. In 2018, Dr. Hughes served as Chief of Staff to the SVP of Commercial Operations in the Americas Region within Bayer’s Pharmaceutical business based in Pittsburgh, PA. Dr. Hughes last served Bayer as the Head of Marketing for Bayer’s newly formed AI-based enterprise software business in Pharmaceuticals, overseeing the organizational transition and commercial launch of that business. Dr. Hughes obtained his Doctorate in Physics with a specialization in Nuclear Medicine from the University of British Columbia. Dr. Hughes holds a Bachelor of Science, Honors Physics, University of British Columbia.

Michael Ellis is the General Counsel and Corporate Secretary of Rumble, a position he has held since November 2021. Mr. Ellis previously served in senior legal and policy positions in the Intelligence Community, the White House, and Congress, including as General Counsel of the National Security Agency from January 2021 to April 2021, Senior Director for Intelligence Programs at the National Security Council from March 2020 to January 2021, and General Counsel of the U.S. House Permanent Select Committee on Intelligence from 2016 to 2017. He is a graduate of Yale Law School and Dartmouth College. Following law school, Mr. Ellis served as a law clerk for Judge Jeffrey Sutton of the U.S. Court of Appeals for the 6th Circuit and for Judge Amul Thapar, then of the U.S. District Court for the Eastern District of Kentucky. He is also a Visiting Fellow for Law and Technology at the Meese Center for Legal and Judicial Studies at the Heritage Foundation in Washington, DC.

Claudio Ramolo is the Chief Content Officer of Rumble, a position he has held since April 2015. Mr. Ramolo has been part of the Rumble team since 2013, with a previous role as VP of Business Development. With an emphasis on growing the content ecosystem on Rumble, Mr. Ramolo’s responsibilities have included focus on content creator growth and management, audience development, and distribution strategy. Prior to joining Rumble, Mr. Ramolo worked in the digital media industry, with experience spanning over a 15-year period. Learning from the challenges faced in the tech world, Mr. Ramolo has applied his knowledge to help drive Rumble’s growth in a competitive landscape. Mr. Ramolo graduated with honors at McMaster University, with a degree in economics.

Paul Cappuccio, director nominee of the Combined Entity, has served as a director of Rumble since January 2021. Mr. Cappuccio has also served as a director of two publicly-listed companies, Chipotle Mexican Grill, Inc. from 2016 to 2020 (where Mr. Cappuccio served as the chairman of the Nominating and Governance Committee and on the Audit Committee) and Central European Media Enterprises from 2009 to 2018. Since January 2020, Mr. Cappuccio has served as the Chief Legal Officer and General Counsel of NJOY, LLC, a privately-held company that sells electronic nicotine delivery systems to adult smokers and former smokers. From 2019-2020, Mr. Cappuccio served as Vice Chairman of dtx, a digital company that connects consumers with brands through QR codes. From January 2001 to June 2018, Mr. Cappuccio served as Executive Vice President and General Counsel of Time Warner, Inc, a consolidated worldwide media and entertainment company. From August 1999 to January 2001, he served as Senior Vice President and General Counsel at America Online, Inc., another publicly-listed internet access company. Prior to his time serving as general counsel, Mr. Cappuccio was a partner at Kirkland & Ellis and served as an Associate Deputy Attorney General at the U.S. Department of Justice. Additionally, Mr. Cappuccio served as a law clerk to two Justices of the Supreme Court of the United States (Hon. Anthony M. Kennedy and Hon. Antonin Scalia) as well as one U.S. Court of Appeals Judge. Mr. Cappuccio received his J.D. from Harvard Law School and a B.A. from Georgetown University.

Ryan Milnes, director nominee of the Combined Entity, is an accomplished entrepreneur who has served as a director of Rumble since 2013. Mr. Milnes is also the co-founder and Chief Executive Officer of Cosmic Development, a global IT business employing more than 150 employees with offices in Europe and North America. Since founding Cosmic in 2013, Mr. Milnes has overseen Cosmic’s provision of content editing and moderation services to Rumble. He is the owner and director of multiple businesses which focus on tech and real estate. Mr. Milnes holds a film degree from the Toronto Film School.

Robert Arsov, director nominee of the Combined Entity, is a Founding Partner of Hoplon Capital, which was formed in May 2021. Mr. Arsov also currently serves as a Senior Advisor at Guggenheim Partners, a position he has held since May 2021. Prior to becoming Senior Advisor, he was a Senior Managing Director at Guggenheim Partners from May 2014 to May 2021, where he advised companies across the technology and IT/business services sectors, with special focus on the insurance, financial services, healthcare, cloud/network infrastructure and communications end-markets. He also maintained an active M&A advisory practice in the biotech and pharma sectors. Mr. Arsov was previously a member of the M&A group at Credit Suisse and its predecessor company Donaldson, Lufkin & Jenrette in New York. Mr. Arsov holds a B.S. degree from the Haas School of Business at the University of California at Berkeley.

Nancy Armstrong, director nominee of the Combined Entity, is an Emmy-nominated producer and the founder/executive producer of Happy Warrior Media. She recently launched her award-winning documentary on ADHD, “The Disruptors”. Previously, she co-founded and was an executive producer of MAKERS, a leading women’s video and media platform and library. Prior to MAKERS, Ms. Armstrong began her career in media at Ogilvy, Inc. in New York City. Ms. Armstrong is a graduate of the University of Wisconsin-Madison, and received a master’s degree in communications from Boston University.

Ethan Fallang, director nominee of the Combined Entity, has served as a director of Rumble since May of 2021. Mr. Fallang also serves as a director at Riverview Health Institute, LLC. Currently, Mr. Fallang is a Partner at Narya Capital Management, LLC, where is in charge of overseeing the fund’s accounting, tax, and audit functions. Prior to joining Narya Capital Management, LLC, Mr. Fallang served as the Chief Executive Officer of Riverview Health Institute, LLC, from October 2010 to February 2020. Mr. Fallang holds a B.S. in Business Administration from the Ohio State University and a Master of Business Administration from the Isenberg School of Management at the University of Massachusetts Amherst.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive and Director Compensation prior to the Business Combination

Unless otherwise indicated or the context otherwise requires, references in this section of the proxy statement/prospectus to “Rumble,” “we,” “us” or “our” refers to Rumble prior to the consummation of the Business Combination. The following discussion and analysis of the compensation arrangements of our Directors and Named Executive Officers for the fiscal year ended December 31, 2021 should be read together with the compensation tables and related disclosures provided below and in conjunction with Rumble’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Compensation information included in the following discussion is presented in actual dollar amounts.

Because we are an emerging growth company, we have opted to comply with the executive compensation rules applicable to “smaller reporting companies,” when detailing the executive compensation of our executives, as such term is defined under the Exchange Act. This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer and our two next most highly compensated executive officers. These individuals are referred to as our “named executive officers” or “NEOs.”

The compensation reported in this summary compensation table below is not necessarily indicative of how we will compensate our named executive officers in the future. We expect that we will continue to review, evaluate and modify our compensation framework as a result of becoming a publicly-traded company, and our compensation program following the consummation of the Business Combination could vary significantly from our historical practices.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Christopher Pavlovski(2) President and Chief Executive Officer	2021	197,799		175,085	(3)	—	—		372,884
Michael Ellis, General Counsel and Corporate Secretary	2021	36,932	(4)	70,000	(5)	1,000,000	—		1,106,932
Tyler Hughes(2) Chief Operating Officer	2021	$180,651		—		500,000	18,266	(6)	698,917

____________

(1)      The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of the stock options granted to Messrs. Ellis and Hughes in 2021, in each case, computed in accordance with FASB ASC Topic 718. Mr. Pavlovski did not receive an equity grant during 2021. The amounts above reflect the aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by our NEOs, which depends on the market value of our common stock on a date in the future. For details regarding the vesting conditions of these equity awards, see the “Outstanding Equity Awards at Fiscal Year-End” table below.

(2)      The amounts paid to Messrs. Pavlovski and Hughes reflected herein have been converted from Canadian dollar to U.S. dollar using the average annual conversion ratio as of December 31, 2021: 1.2538 CAD to 1.00 USD.

(3)      Represents payment for a discretionary bonus paid to Jokaroo on May 11, 2021, inclusive of Canadian sales tax, for services rendered by Mr. Pavlovski, which was based on our performance for the fiscal years 2017 and 2020, as described below under “— Annual Bonuses.”

(4)      Mr. Ellis began providing services to us on November 6, 2021, and, as such, this number represents the salary amount actually paid to Mr. Ellis for the period in the year during which he provided services to us.

(5)      Represents payment of a $70,000 sign-on bonus paid to Mr. Ellis upon his commencement of employment with us.

(6)      The amounts in this column represent the amounts paid in 2021 in respect of a relocation reimbursement to Mr. Hughes.

Narrative Disclosure to the Summary Compensation Table

Certain of the compensation paid to our named executive officers reflected in the Summary Compensation Table was provided pursuant to the agreements, plans and programs which are summarized below. Mr. Pavlovski was not party to an employment agreement with us during 2021. For a discussion of the severance pay and other benefits to be provided to our NEOs in connection with a termination of employment and/or a change in control, please see “— Potential Payments Upon Termination or Change In Control” below.

Executive Employment Agreements

Michael Ellis.    On November 4, 2021, Rumble USA Inc. entered into an employment letter agreement with Mr. Ellis, pursuant to which Mr. Ellis began serving as General Counsel and Corporate Secretary effective as of November 6, 2021. The employment letter agreement provides for an indefinite term of employment. Pursuant to the employment letter agreement, Mr. Ellis is entitled to an annual base salary of $250,000; a one-time signing bonus equal to $70,000 which was paid on the first regularly scheduled payroll date following the commencement of his employment; an annual bonus determined at the discretion of our board of directors based on our individual performance targets consistent with those applicable to other members of the executive team; and a grant of a stock option to purchase Rumble Class B Common Shares with a grant date fair value equal to $1,000,000, which will be converted into a stock option to purchase shares of CF VI Class A Common Stock in connection with the Business Combination, as further described in “The Business Combination Proposal — Conversion/Exchange of Securities.” The employment letter agreement also provides that Mr. Ellis will be eligible to participate in all employee benefit plans, programs and arrangements made available to other employees and will receive an annual reimbursement for professional expenses of up to $6,000. The severance provisions contained in Mr. Ellis’ employment letter agreement are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Ellis’ employment letter agreement contains an indefinite non-disparagement clause in favor of Rumble USA Inc. and its subsidiaries and affiliates. Simultaneously with the execution of the employment letter agreement, Mr. Ellis also entered into a restrictive covenant agreement with us, which contains customary confidentiality and invention assignment covenants, as well as a non-competition covenant that applies during the term of employment and for a period of six months thereafter and employee and customer non-solicitation covenants that apply during the term of employment and for a period of two years thereafter.

Tyler Hughes.    On July 26, 2021, we entered into an employment letter agreement with Mr. Hughes, pursuant to which Mr. Hughes began serving as our Chief Operating Officer effective as of August 16, 2021. The employment letter agreement provides for an indefinite term of employment. Pursuant to the employment letter agreement, Mr. Hughes is entitled to an annual base salary of CAD$604,000; a one-time relocation reimbursement of up to $20,000; and a grant of a stock option to purchase 19,000 Rumble Class B Common Shares (as adjusted in connection with our stock split), which will be converted into a stock option to purchase shares of CF VI Class A Common Stock in connection with the Business Combination, as further described in “The Business Combination Proposal — Conversion/Exchange of Securities.” The employment letter agreement also provides that Mr. Hughes will be eligible to participate in health insurance and other benefits plans, programs and arrangements made available to other employees. The severance provisions contained in Mr. Hughes’ employment letter agreement are described below under “— Potential Payments Upon Termination or Change in Control.” Mr. Hughes’ employment letter agreement contains an indefinite non-disparagement clause in favor of Rumble and our subsidiaries and affiliates. Simultaneously with the execution of the employment letter agreement, Mr. Hughes also entered into a restrictive covenant agreement with us, which contains customary confidentiality and invention assignment covenants, as well as a non-competition covenant that applies during the term of employment and for a period of six months thereafter and employee and customer non-solicitation covenants that apply during the term of employment and for a period of two years thereafter.

Upon consummation of the Business Combination , we will enter into an employment agreement with Mr. Pavlovski, which will be effective upon the Closing. For a summary of such employment agreement see “— Key Compensation Actions in 2022 — Pavlovski Employment Agreement.”

Annual Bonuses

On May 17, 2021, we paid Mr. Pavlovski a bonus in respect of the unpaid bonuses earned in the 2017 and 2020 fiscal years, which had not previously been paid due to financial constraints.

Long Term Equity Compensation Plans

Rumble Inc. Amended and Restated Stock Option Plan

Rumble currently maintains a long-term incentive plan, the Rumble Inc. Amended and Restated Stock Option Plan (the “Rumble Stock Plan”). The Rumble Stock Plan allows us to grant nonstatutory stock options to purchase Rumble Class A Common Shares or Rumble Class B Common Shares to eligible recipients. Subject to approval of CF VI Stockholders at the Special Meeting, CF VI intends to adopt the Stock Incentive Plan, which will be effective upon the consummation of the Business Combination. However, the Rumble Stock Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the Rumble Stock Plan, and all options to purchase Rumble Class A Common Shares or Rumble Class B Common Shares will be converted into options to purchase shares of CF VI Class A Common Stock, as further described in “The Business Combination Proposal — Conversion/Exchange of Securities.”

As of December 31, 2021, stock options covering 3,433,000 Rumble Class A Common Shares and 98,065.07 Rumble Class B Common Shares were outstanding under the Rumble Stock Plan, which will be converted into options to purchase shares of CF VI Class A Common Stock, as further described in “The Business Combination Proposal — Conversion/Exchange of Securities.”

Plan Administration.    The Rumble Stock Plan is administered by Rumble’s board of directors.

Eligibility.    Employees, advisory board members, directors, officers and consultants of Rumble or its subsidiaries are eligible to receive awards under the Rumble Stock Plan.

Stock Options.    Only stock options have been granted under the Rumble Stock Plan. The administrator determines the term of the option, which may be up to 20 years from the grant date, the number and class of shares subject to an option, and the exercise price that an option may be exercised. The term of an option and the exercise price of an option are each stated in the applicable award agreement.

Upon a participant’s termination of service, other than for cause, a participant may exercise the vested portion of his or her option, including any portion that would vest in the 180 days following such a termination, for 180 days following such termination. If a participant’s service terminates for cause, all options held by such participant, whether vested or unvested, will terminate immediately. In no event will an option remain exercisable beyond its original term. If a participant does not exercise an option within the prescribed period following termination of employment, the option will terminate.

Non-Transferability of Awards.    Options granted under the Rumble Stock Plan are generally not transferable except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the participant only by the participant.

Certain Adjustments.    If any change that is made in, or other events that occur with respect to, common shares subject to the Rumble Stock Plan, including through a recapitalization, merger, consolidation, stock dividend, stock split, combination or exchange or any similar equity restructuring transaction, Rumble may appropriately adjust awards under the Rumble Stock Plan in order to prevent dilution or enlargement of the rights granted to participants under their award agreements.

Liquidity Events.    In the event of a “liquidity event” (as defined in the Rumble Stock Plan), the board of directors of Rumble will provide participants with notice of the liquidity event and the opportunity to exercise any unexpired and vested awards during the period of time specified by Rumble in such notice prior to the occurrence of the liquidity event. Any awards not vested or not exercised within this period shall be deemed to have terminated.

Amendment.    The administrator may alter, amend or vary the Rumble Stock Plan in any respect that it deems necessary or advisable; provided, that any such alteration, amendment or variation of the Rumble Stock Plan that materially affects the rights, benefits or obligations of a participant will not be effective unless the holder of such award consents in writing. The board of directors of Rumble may terminate the Rumble Stock Plan at any time. As noted above, it is expected that prior to the consummation of the Business Combination, we intend to adopt, and we expect CF VI Stockholders and our stockholders to approve, the Stock Incentive Plan, which will be effective upon the consummation of the Business Combination.

2021 Equity Incentive Awards

In 2021, Rumble granted a stock option to purchase Rumble Class B Common Shares to Messrs. Ellis and Hughes under the Rumble Stock Plan. Mr. Pavlovski was previously granted stock options under the Rumble Stock Plan, which are fully vested. The stock option granted to Mr. Ellis vests in three substantially equal annual installments on each of November 6, 2022, 2023 and 2024, and the stock option granted to Mr. Hughes vests on the earlier to occur of (i) the closing of a “liquidity event” (as defined in the Rumble Stock Plan), (ii) the date the shares are publicly traded on a U.S or Canadian securities exchange (which includes as a result of the Business Combination), and (iii) August 16, 2022. In connection with the Business Combination, the equity awards held by our named executive officers will be exchanged for corresponding equity awards in CF VI subject to the same vesting terms as were applicable to such awards immediately prior to the consummation of the Business Combination, as further described in “The Business Combination Proposal — Conversion/Exchange of Securities.”

Each of the equity awards held by our named executive officers as of December 31, 2021 is set forth in the “Outstanding Equity Awards at Fiscal Year-End” table below, which have not been adjusted to reflect any adjustment in contemplation of the Business Combination.

Rumble Inc. 2022 Stock Incentive Plan

Prior to the consummation of the Business Combination transaction, we intend to adopt, and we expect the CF VI Stockholders and our stockholders to approve, a new stock incentive plan, the Stock Incentive Plan, which will be effective upon the consummation of the Business Combination. For a summary of the Stock Incentive Plan, see “Stock Incentive Plan Proposal.”

Health and Welfare Plans.    Our named executive officers are eligible to participate in the employee benefit plans that we offer to our employees generally, including medical, life and accidental death and dismemberment, and short- and long-term disability benefits in the United States, and basic and extended health care, dental, counseling services, disability, life and accidental death and dismemberment insurance and survivor benefits in Canada.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2021, which were granted under the Rumble Stock Plan. The numbers in the following table have not been adjusted to reflect any adjustment in contemplation of the Business Combination transaction.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
Christopher Pavlovski	1,400,000	(1)	—		$0.48	(2)	September 1, 2040
Michael Ellis	—		8,084	(3)	$165.80		November 6, 2031
Tyler Hughes	—		19,000	(4)	$41.23		August 16, 2041

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(1)      Mr. Pavlovski’s stock option underlies Rumble Class A Common Shares.

(2)      The exercise price of Mr. Pavlovski’s stock option is CAD $0.60 and has been converted from Canadian dollars to U.S. dollars using the average annual conversion ratio, as of December 31, 2021: 1.2538 CAD to 1.00 USD.

(3)      The option is subject to a three-year vesting schedule, with 1/3 of the option vesting on each of November 6, 2022, 2023 and 2024, subject to the option holder’s continuous service through each vesting date. In addition, 100% of any unvested options will immediately vest if Mr. Ellis is terminated by us without “cause” or due to his resignation for “good reason” (each as defined in Mr. Ellis’ employment letter agreement).

(4)      The options will vest on earliest of (i) the closing of a “liquidity event” (as defined in the Rumble Stock Plan), (ii) the date on which equity securities of Rumble or an affiliate are publicly-traded on a U.S or Canadian securities exchange (which includes as a result of the Business Combination), and (iii) August 16, 2022, in each case, subject to Mr. Hughes’ continued employment through the vesting date.

Potential Payments Upon Termination or Change in Control

Severance Benefits.    Other than as set forth below, we did not offer or have in place for our named executive officers any formal retirement, severance or similar compensation programs providing for additional benefits or payments in connection with a termination of employment, change in job responsibility or change in control as of December 31, 2021. We were not party to an employment agreement with Mr. Pavlovski during 2021.

Michael Ellis.    Pursuant to Mr. Ellis’ employment letter agreement, if Mr. Ellis is terminated by us without “cause” or due to his resignation for “good reason” (each as defined in Mr. Ellis’ employment letter agreement), subject to Mr. Ellis’ execution and non-revocation of a general release of claims in favor of us and our affiliates, Mr. Ellis is entitled to either (i) $60,000, payable over the six month period following his termination of employment if such termination occurs prior to November 6, 2022, or (ii) if such termination occurs on or after November 6, 2022, continued payment of his base salary in effect on the date of such termination through the six month anniversary of such termination. In addition, 100% of any unvested options to purchase Rumble Class B Common Shares granted to Mr. Ellis on November 6, 2021 will immediately vest if Mr. Ellis is terminated by us without “cause” or due to his resignation for “good reason.”

Tyler Hughes.    Pursuant to Mr. Hughes’ employment letter agreement, if Mr. Hughes is terminated by us, other than for “misconduct” (as defined in Mr. Hughes’ employment letter agreement), and subject to Mr. Hughes’ execution and non-revocation of a general release of claims in favor of us and our affiliates, in addition to any statutorily required termination benefits, including notice of termination or pay in lieu thereof as required by the Ontario Employment Standards Act, 2000 (the “ESA”), Mr. Hughes will be entitled to an additional severance payment, such that when combined with the pay in lieu of notice payment in accordance with the ESA, Mr. Hughes will receive a payment equal to two years of base salary, payable in either a lump sum payment or in the form of salary continuation payments as determined by us. Additionally, following a termination of employment, the options to purchase Rumble Class B Common Shares granted to Mr. Hughes on August 16, 2021 will remain outstanding and eligible to vest through the end of the minimum period of notice of termination required under the ESA.

Upon the Closing, we will enter into an employment agreement with Mr. Pavlovski, which will be immediately effective. For a summary of such employment agreement see “— Key Compensation Actions in 2022‒Pavlovski Employment Agreement.”

Director Compensation

The following table sets forth information concerning compensation paid to each of our non-employee directors during the year ended December 31, 2021.

Name	Option Awards ($)(1)		Total ($)
Paul Cappuccio	100,000	(2)	100,000

____________

(1)      The amounts shown in the “Option Awards” column represent the aggregate grant date fair value of the stock options granted to our directors in 2021, computed in accordance with FASB ASC Topic 718. The amounts above reflect the aggregate accounting expense for these awards and do not necessarily correspond to the actual value that will be recognized by our directors, which depends on the market value of our common stock on a date in the future.

(2)      Mr. Cappuccio was granted a stock option to purchase 3,810 Rumble Class B Common Shares under the Rumble Stock Plan on October 25, 2021, which fully vested on May 31, 2022. Mr. Cappuccio’s option was structured to comply with Section 409A of the Code, and accordingly, vested options may only be exercised during the 2026 calendar year or, if earlier, upon one of the following events: (i) Mr. Cappuccio’s separation from service with us; (ii) Mr. Cappuccio’s death or disability; or (iii) the occurrence of a “liquidity event.” Mr. Cappuccio’s option will not be accelerated in connection with the Business Combination, and his option to purchase Rumble Class B Common Shares will be converted into an option to purchase shares of CF VI Class A Common Stock, as further described in “The Business Combination Proposal — Conversion/Exchange of Securities.”

Narrative to Director Compensation Table

Rumble entered into a board offer letter with Mr. Cappuccio on December 17, 2021 to memorialize his service on our board of directors, effective as of January 26, 2021. Pursuant to the offer letter, Mr. Cappuccio is entitled to receive a one-time service fee in an amount equal to $150,000, which was paid on January 7, 2022. The offer letter subjects him to customary confidentiality restrictions. No other members of the board of directors of Rumble have been compensated for their service on the board of directors as of December 31, 2021, whether in the form of cash or an equity award.

We anticipate that upon the Closing, we will begin reimbursing directors for reasonable and necessary out-of-pocket expenses incurred in attending board and committee meetings or performing other related board services.

Key Compensation Actions in 2022

Pavlovski Employment Agreement

Upon consummation of the Business Combination, we will enter into an employment agreement with Mr. Pavlovski in his capacity as Chief Executive Officer. This summary of Mr. Pavlovski’s employment agreement is qualified in its entirety by reference to the actual text of the employment agreement, a copy of which will be filed as an exhibit to this proxy statement/prospectus. The employment agreement provides for an indefinite term of employment, during which time Mr. Pavlovski will be entitled to an annual base salary of $1,000,000; an annual bonus with a target of 50% of his then annual salary, payable subject to Mr. Pavlovski’s continued employment through the payment date; a one-time cash bonus of $750,000 payable upon the closing of the Business Combination; a one-time grant of 1,100,000 restricted shares of Class A Common Stock, which will vest in substantially equal annual installments for three years following the closing of the Business Combination, subject to Mr. Pavlovski’s continued employment through each vesting date; and an annual equity grant with a value of up to $4,000,000 during his employment, which will include performance vesting terms with respect to at least two-thirds of the award. The employment agreement also provides that Mr. Pavlovski will be eligible to participate in all employee benefit plans, programs and arrangements made available to our employees or, if no such plans exist, Mr. Pavlovski will receive reimbursement of medical and dental costs for himself, his spouse and dependents, until such time that we have medical and dental insurance plans in place. Additionally, during the term of employment, Mr. Pavlovski will be entitled to long-term disability insurance coverage equal to at least 80% of his annual salary regardless of whether such benefit is offered to other similarly situated executives and at no expense to him. The employment agreement contains an indefinite non-disparage provision, customary confidentiality and invention assignment covenants, as well as non-competition and employee and customer non-solicitation covenants that apply during the term of employment and for a period of one year thereafter. If Mr. Pavlovski is terminated by us without “cause” or due to his resignation for “good reason” (each as defined in Mr. Pavlovski’s employment agreement), subject to his execution and non-revocation of a general release of claims in favor of us and our affiliates and his continued compliance with the restrictive covenants in the employment agreement, he will be entitled to severance consisting of (i) any unpaid annual bonus in respect of any completed performance period that has ended prior to the date of such termination or pro rata portion thereof, which amount will be paid at such time annual bonuses are paid to our other senior executives, and (ii) (x) payment of his regular wages in lieu of the minimum amount of working notice of termination prescribed by the ESA, (y) statutory severance pay, if any, prescribed by the ESA, and (z) any other minimum statutory entitlement that may be payable to Mr. Pavlovski under the ESA, without duplication.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RUMBLE

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Business” section and Rumble’s audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, its condensed consolidated interim financial statements as of and for the three months ended March 31, 2022 and 2021 and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Rumble’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, Rumble’s historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Overview

Rumble is a high growth, video sharing platform designed to help content creators manage, distribute, and monetize their content by connecting them with brands, publishers, and directly to their subscribers and followers. The mailing address of Rumble’s principal executive office is 218 Adelaide Street West, Suite 400, Toronto, Ontario, Canada M5H 1W7.

On October 25, 2021, Rumble acquired 100% interest in Locals Technology Inc. (“Locals”), a video streaming and content distribution platform. The results of Rumble include the financial results of Rumble and its wholly-owned subsidiaries, Rumble USA Inc. and Locals (from the date of acquisition).

Revenues

Rumble generates revenues primarily from advertising and licensing fees. The revenues are generated by delivering content either via Rumble’s own or third-party platforms. For the past year and for the immediate future our focus has been and will continue to be growing users and usage consumption — and not maximizing revenue.

Advertising customers pay on a cost-per-click or cost-per-view basis, which means that Rumble is paid only when a user clicks or views an advertisement. Thus, advertising revenue is recognized when a user engages with the advertisement, such as when the user clicks or views the advertisement or when the advertisement is displayed.

Licensing fees are charged on a per video or on a flat-fee per month basis. Licensing fee revenue is recognized as the related performance obligations are satisfied in line with the nature of the intellectual property being licensed.

Other revenues include fees earned from tipping features within the Rumble platform as well as certain cloud, subscription, and professional services. Fees from tipping features are recognized at a point in time when a user tips on the Rumble platform. Both cloud and subscription services are recognized over time for the duration of the contract. Revenues related to professional services have stand-alone functionality to the customer and are recognized at a point in time as services are provided.

Refer to Note 2 in the annual consolidated financial statements beginning on page F-54 and Note 2 of condensed consolidated interim financial statements beginning on page F-79 of this proxy statement/prospectus, as applicable.

Cost of Revenues

Cost of revenues consist of amounts paid to content creators and publishers who provide content and videos, and hosting and bandwidth costs related to Rumble’s platforms. Other costs of revenues include third-party service provider costs such as data center and networking as well as staffing costs directly related to professional services fees. Effective January 1, 2022, Rumble allocates a proportionate share of amortization and depreciation charges to its costs of revenues. This change in accounting policy has been applied retrospectively in line with ASC 250, Accounting Changes and Error Corrections.

Operating Expenses

Operating expenses primarily include general and administrative, research and development, sales and marketing, depreciation and amortization and stock-based compensation expenses. The most significant component of Rumble’s operating expenses are personnel-related costs such as salaries, benefits, bonuses, and stock-based compensation.

Rumble expects to continue to invest substantial resources to support its growth and anticipates that each of the following categories of operating expenses will increase in absolute dollar amounts for the foreseeable future.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and employee benefits related to Rumble’s executives, finance team, and administrative employees. It also includes legal and professional fees, business insurance costs and other costs. Rumble expects that after completion of the Business Combination, Rumble will incur additional audit, tax, accounting, legal and other costs related to compliance with applicable securities and other regulations, as well as additional insurance, investor relations and other costs associated with being a public company.

Research and Development Expenses

Research and development expenses consist primarily of salaries, employee benefits and consultant fees related to Rumble’s development activities to originate, develop and enhance Rumble’s platforms.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries, employee benefits, consultant fees, direct marketing costs related to the promotion of Rumble’s platforms/solutions and certain costs related to content acquisition. Sales and marketing expenses are expected to increase over time as Rumble increases marketing activities, grows domestic and international operations, and continues to build brand awareness.

Non-Operating Income and Other Items

Interest Income

Interest income consists of interest earned on Rumble’s cash balances and cash equivalents, offset by interest expenses on leases, loans and bank indebtedness. Rumble invests in highly liquid securities such as money market funds.

Finance Cost

Finance costs consist of transaction expenses related to the Business Combination.

Change in Fair Value of Option Liability

Change in fair value of Option Liability relates to the change in the fair value of the debt component allocated to the issuance of the Rumble Class A Preferred Shares, which provided the holders of Rumble Class A Preferred Shares with an option to purchase additional Rumble Class A Common Shares at a discount of 30%, subject to certain conditions.

Share of Profit in Joint Venture

Share of profits from joint venture relates to profit earned by one of the group’s subsidiaries from which the subsidiary has a 30% membership interest.

Key Business Metrics

To analyze Rumble’s business performance, determine financial forecasts and help develop long-term strategic plans, Rumble reviews the following key business metrics. See “Information about Rumble — Our Constituents and Engagement” for certain historical information regarding these metrics.

Monthly Active Users (“MAUs”)

Rumble uses MAUs as a measure of audience engagement to help it understand the volume of users engaged with its content on a monthly basis. MAUs represent the total web and app users of Rumble for each month, reflecting unique web and app users, based on data provided by third-party analytics providers using company-set parameters. The analytics systems and the resulting data have not been independently verified. There is a potential for minor overlap in the resulting data due to users who access Rumble’s content from both the web and the app in a given measurement period; however, given that we believe this minor overlap to be immaterial, we do not separately track or report “unique users” as distinct from MAUs. MAUs do not include embedded video, certain connected TV users, or users of the Locals platform.

MAUs increased to 41 million on average in the first quarter of 2022, an increase of 24% from the first quarter of 2021. MAUs increased to 33 million on average in the fourth quarter of 2021, an increase of 57% from the fourth quarter of 2020. This growth is attributable to: our growing pool of content creators; our value proposition as competing platforms continue to censor and cancel the voices of creators; and the continued increased time spent on social media by individuals during the COVID-19 pandemic.

Minutes Watched Per Month (“MWPM”)

Rumble uses MWPM as a measure of audience engagement to help it understand the volume of users engaged with its content on a monthly basis and the intensity of users’ engagement with the platform. MWPM represents the monthly average of minutes watched per user within a quarterly period. MWPM is calculated by converting actual bandwidth consumption into minutes watched, using Rumble management’s best estimate of video resolution quality mix and various encoding parameters. Bandwidth consumption includes video traffic across the entire Rumble platform (website, apps, embedded video, connected TV, etc.), as well as what Rumble management believes is a nominal amount of non-video traffic. Bandwidth consumption does not include consumption from the Locals platform.

MWPM increased to 10.5 billion on average in the first quarter of 2022, an increase of 139% from the first quarter of 2021. MWPM increased to 8.5 billion on average in the fourth quarter of 2021, an increase of 507% from the first quarter of 2020. This growth is attributable to: our growing pool of content creators; our value proposition as competing platforms continue to censor and cancel the voices of creators; a number of new platform features; and the continued increased time spent on social media by individuals during the COVID-19 pandemic.

Hours of Uploaded Video Per Day

Rumble uses the amount of hours of uploaded video per day as a measure of content creation to help it understand the volume of content being created and uploaded to Rumble on a daily basis.

Hours of uploaded video per day increased to 6,158 on average in the first quarter 2022, an increase of 227% from the first quarter of 2021. Hours of uploaded video per day increased to 3,278 on average in the fourth quarter 2021, an increase of 420% from the fourth quarter of 2020. This growth is attributable to: our growing pool of content creators; our value proposition as competing platforms continue to censor and cancel the voices of creators; a number of new platform features; and the continued increased time spent on social media by individuals during the COVID-19 pandemic.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the audited consolidated financial statements and condensed consolidated interim financial statements and notes included elsewhere in this proxy statement/prospectus. The following table sets forth Rumble’s results of operations data for the periods presented:

Comparisons for three months ended March 31, 2022 and 2021:

The following table sets forth Rumble’s condensed consolidated interim statements of comprehensive income (loss) for the three months ended March 31, 2022 and 2021 and the dollar and percentage change between the two periods

For the three months ended March 31,	2022	2021	Variance, $	Variance, %
Revenues	$4,044,765	$2,332,463	$1,712,302	73%
Cost of revenues	3,495,173	1,475,366	2,019,807	137%
Gross profit	549,592	857,097	(307,505)	(36)%
Gross profit %	14%	37%

General and administrative	1,429,722	235,227	1,194,495	508%
Research and development	792,332	228,947	563,385	246%
Sales and marketing	1,228,386	262,082	966,304	369%
Finance costs	810,817	—	810,817	NM*
Stock-based compensation	16,986	—	16,986	NM*
Foreign exchange loss	27,577	36,999	(9,422)	(25)%
Depreciation of capital assets	30,577	—	30,577	NM*
Depreciation of right-of-use assets	93,688	12,418	81,270	654%
Amortization of intangible assets	28,548	—	28,548	NM*
Total operating expenses	4,458,633	775,673	3,682,960	475%

Income (loss) from operations	(3,909,041)	81,424	(3,990,465)	(4,901)%

Interest income (expense), net	8,698	(5,622)	14,320	(255)%
Share of profit from joint venture	1,124	—	1,124	NM*
Income (loss) before income taxes	(3,899,219)	75,802	(3,975,021)	(5,244)%
Income tax expense	(12,975)	—	(12,975)	NM*
Net and comprehensive income (loss)	$(3,912,194)	$75,802	$(3,987,996)	(5,261)%

____________

NM* — Percentage change not meaningful.

Revenues

Revenues increased by $1.7 million in the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The increase was driven by an increase in consumption during the three months ended March 31, 2022 which resulted in higher advertising revenues of $0.8 million and an increase in licensing and other revenues of $0.9 million.

Cost of Revenues

Cost of revenues increased by $2.0 million in the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The increase was due to an increase in creator and publisher payments of $0.4 million as a result of higher revenues, an increase in hosting expenses of $1.6 million due to higher consumption and costs associated with the growth in cloud and professional services.

General and Administrative Expense

General and administrative expense increased by $1.2 million in the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The increase was due to a $0.8 million increase in staffing-related costs, as well as a $0.4 million increase in other administrative expenses which include accounting, legal, investor relations, and other administrative services.

Research and Development Expense

Research and development expense increased by $0.6 million in the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The increase was due to a $0.3 million increase in staffing-related costs, as well as a $0.3 million increase in costs related to computer software, hardware and other administrative expenses.

Sales and Marketing Expense

Sales and marketing expense increased by $1.0 million in the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The increase was due to a $0.4 million increase in staffing related costs, a $0.4 million increase in onboarding of certain content creators to promote Rumble, as well as a $0.2 million increase in other marketing and public relation activities.

Finance Costs

Finance costs were $0.8 million in the three months ended March 31, 2022 compared to $0 in the three months ended March 31, 2021. Finance costs consist of transaction expenses related to the Business Combination

Stock-based Compensation

Stock-based compensation increased by $17.0 thousand in the three months ended March 31, 2022 compared to the three months ended March 31, 2021 due to the vesting conditions of certain previously granted stock options.

Foreign Exchange

Foreign exchange loss decreased by $9.4 thousand in the three months ended March 31, 2022 compared to the three months ended March 31, 2021. The decrease was primarily due to lower foreign currency rate fluctuation as Rumble maintained the majority of its cash balance in its functional currency as at March 31, 2022.

Depreciation of Capital Assets

Depreciation of capital assets increased by $30.6 thousand in the three months ended March 31, 2022 from $0 in the three months ended March 31, 2021 as there were no capital assets during the same three months in the prior year.

Depreciation of Right-of-use Assets

Depreciation of right-of-use assets increased by $81.3 thousand in the three months ended March 31, 2022 from $12.4 thousand in the three months ended March 31, 2021 due to the new leased facilities in 2022.

Amortization of Intangible Assets

Amortization of intangible assets increased by $28.5 thousand in the three months ended March 31, 2022 from $0 in the three months ended March 31, 2021 as there were no definite intangible assets during the same three months in the prior year.

Interest Income (Expense)

Rumble recorded interest income of $9.0 thousand in the three months ended March 31, 2022 compared to $5.6 thousand of interest expense in the three months ended March 31, 2021. The increase was primarily due to carrying a higher balance in cash and cash equivalents in 2022 than the same three months in the prior year.

Share of Profit from Joint Venture

Share of profit from joint venture increased by an insignificant amount in the three months ended March 31, 2022 compared to $0 in the three months ended March 31, 2021 as the joint venture was non-operational until 2022.

Income Tax Expense

Income tax expense increased by $13.0 thousand in the three months ended March 31, 2022 compared to the three months ended March 31, 2021.

Comparisons for year ended December 31, 2021 and 2020:

The following table sets forth Rumble’s statement of operations for the years ended December 31, 2021 and 2020 and the dollar and percentage change between the two periods.

	2021	2020	Variance, $	Variance, %
Revenues	$9,466,363	$4,557,553	$4,908,810	108%
Expenses
Cost of revenues	7,198,859	2,713,670	4,485,189	165%
General and administrative	3,036,157	585,760	2,450,397	418%
Research and development	1,622,264	583,707	1,038,557	178%
Sales and marketing	3,524,615	729,393	2,795,222	383%
Stock-based compensation	1,414,479	1,102,044	312,435	28%
Foreign exchange loss	7,166	60,132	(52,966)	(88)%
Depreciation of capital assets	57,402	—	57,402	NM*
Depreciation of right-of-use assets	95,322	45,261	50,061	111%
Amortization of intangible assets	97,013	—	97,013	NM*
Total expenses	17,053,277	5,819,967	11,233,310	193%

Loss from operations	(7,586,914)	(1,262,414)	(6,324,500)	501%

Interest income (expense), net	16,443	(3,337)	19,780	(593)%
Other income	168,840	7,461	161,379	2,163%
Finance costs	(2,925,499)	—	(2,925,499)	NM*
Change in fair value of option liability	(3,214,286)	—	(3,214,286)	NM*

Loss before income taxes	(13,541,416)	(1,258,290)	(12,283,126)	976%

Income tax (expense) recovery	(575)	1,604	(2,179)	(136)%
Deferred Tax Recovery	128,459	—	128,459	NM*
Net and comprehensive loss	$(13,413,532)	$(1,256,686)	$(12,156,846)	967%

____________

NM*- Percentage change not meaningful.

Revenues

Revenues increased by $4.9 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was driven by an increase in consumption throughout the year as well as introduction of certain new features on the Rumble platforms, which resulted in higher advertising revenues of $3.9 million and an increase in licensing and other revenues of $1.0 million. Other revenues include fees earned from tipping features within the Rumble platform as well as certain cloud and subscription services. Fees from tipping features are recognized at a point in time when a user tips on the Rumble platform.

Cost of Revenues

Cost of revenues increased by $4.5 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was due to an increase in creator and publisher payments of $1.3 million as a result of higher revenues, as well as an increase in hosting expenses of $3.2 million due to higher consumption during the year as noted above under Revenues.

General and Administrative Expense

General and administrative expense increased by $2.5 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was due to a $2.2 million increase in staffing-related costs, as well as a $0.3 million increase in other administrative expenses which include accounting, legal, and other administrative services.

Research and Development Expense

Research and development expense increased by $1.0 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was due to a $0.6 million increase in staffing-related costs, as well as a $0.4 million increase in costs related to computer software, hardware and other administrative expenses.

Sales and Marketing Expense

Sales and marketing expense increased by $2.8 million in the year ended December 31, 2021 compared to the year ended December 31, 2020. The increase was due to a $1.6 million increase in staffing related costs, a $0.6 million increase in onboarding of certain content creators to promote Rumble, as well as a $0.6 million increase in other marketing and public relation activities.

Foreign Exchange

Foreign exchange loss decreased by $53.0 thousand in the year ended December 31, 2021 compared to the year ended December 31, 2020. The decrease was primarily due to lower foreign currency rate fluctuation as Rumble maintained majority of its cash balance in its functional currency as at December 31, 2021.

Depreciation of capital assets

Depreciation of capital assets increased by $57.4 thousand in the year ended December 31, 2021 from $0 in the year ended December 31, 2020 as there were no capital assets during the prior year.

Amortization of intangible assets

Amortization of intangible assets increased by $97.0 thousand in the year ended December 31, 2021 from $0 in the year ended December 31, 2020 as there were no definite intangible assets during the prior year.

Depreciation of Right-of-use Assets

Depreciation of right-of-use assets increased by $50.1 thousand for the year ended December 31, 2021 compared to the year ended December 31, 2020 due to the increase in the right-of-use asset and lease liability related to a new facility being leased in the year.

Stock-based compensation

Stock-based compensation increased by $0.3 million in the year ended December 31, 2021 compared to the year ended December 31, 2020 due to the performance conditions of certain previously granted stock options having been met. During the year ended December 31, 2020, Rumble incurred $1.1 million of charges on the modification of certain outstanding stock options on September 1, 2020 in connection with the approval of Rumble’s stock option plan. During the year ended December 31, 2021, the stock-based compensation expense of $0.1 million related to new stock options issued.

Interest Income (Expense)

Rumble recorded interest income of $16.4 thousand in the year ended December 31, 2021 compared to $3.3 thousand of interest expense in the year ended December 31, 2020. The increase was primarily due to an increase in cash and cash equivalents during 2021 from the receipt of $50.0 million of gross proceeds during the year.

Other Income

Other income increased by $0.2 million in the year ended December 31, 2021 compared to $7.5 thousand in the year ended December 31, 2020. The increase was related to the settlement of litigation during the year.

Finance Costs

Finance costs were $2.9 million in the year ended December 31, 2021 compared to $0 in the year ended December 31, 2020. The year ended December 31, 2021 consisted of $3.3 million related to the transaction costs on the issuances of Rumble Class A Preferred Shares and Rumble Class A Common Shares during the year. The transaction costs allocated to the debt component of the Rumble Class A Preferred Shares and the Option Liability (as defined below) were recorded as finance costs. There was no comparable amount in the year ended December 31, 2020.

Change in Fair Value of Option Liability

On May 14, 2021, Rumble issued 606.36 Class A Preferred Shares, which were subsequently converted into 606,360 Class A Preferred Shares on a stock split in the ratio of 1,000-to-1. As part of this transaction, the holders of these Class A Preferred Shares were also granted an option to purchase additional Rumble Class A Common Shares (the “Option Liability”) at a discount of 30%, subject to certain conditions. The change in fair value of this Option Liability is on account of Rumble’s re-assessment of the probability of the conditions attached to this option at each reporting period. As the Option Liability was exercised on November 24, 2021, a change in fair value of the Option Liability of $3.2 million was recorded in the consolidated statements of comprehensive loss (representing the maximum benefit of $10.7 million) and the balance of the liability was extinguished via an increase to the value of the Class A Common shares issued. Refer to Note 13 in the annual consolidated financial statements.

Income Tax

Income tax decreased by an insignificant amount in the year ended December 31, 2021 compared to the year ended December 31, 2020.

Deferred Tax Recovery

Rumble recorded deferred tax recovery of $0.1 million in the year ended December 31, 2021 compared to $0 in the year ended December 31, 2020 on account of utilization of future tax assets available within one of its subsidiaries. The Company has taken valuation allowance on all residual future tax assets.

Liquidity and Capital Resources

Rumble has historically financed operations primarily through cash generated from operating activities and most recently from proceeds from financings. The primary short-term requirements for liquidity and capital are to fund general working capital and capital expenditures.

As of March 31, 2022 and December 31, 2021, cash and cash equivalents balance was $41.4 million and $46.8 million, respectively. Cash and cash equivalents consist of interest-bearing deposit accounts and money market accounts managed by third-party financial institutions, and highly liquid investments with maturities of three months or less. The existing cash and cash equivalents are sufficient to fund Rumble’s liquidity needs for the next 12 months. At this time, Rumble does not anticipate the need to raise additional capital upon consummation of the Business Combination based on the amount of capital raised in the Business Combination and the PIPE Investment, in addition to cash generated from operating activities. As our present focus is to grow users and usage consumption, and not to maximize revenue and profitability in the immediate term, this could have a negative impact on liquidity.

Comparison of Three Months Ended March 31, 2022 and March 31, 2021

The following table shows Rumble’s cash flows from operating activities, investing activities and financing activities for the stated periods:

	March 31, 2022	March 31, 2021	Variance
Operating activities	$(3,665,939)	$251,630	$(3,917,569)
Investing activities	(1,750,949)	—	(1,750,949)
Financing activities	(51,840)	(87,008)	35,168

Operating Activities

Net cash used in operating activities for the three months ended March 31, 2022 was $3.7 million compared to $0.3 million provided in operating activities during the three months ended March 31, 2021. The increase in cash used in operating activities was due to an overall increase in operating expenses as a result of business growth compared to the same three months in the prior year.

Investing Activities

Net cash used in investing activities for the three months ended March 31, 2022 was $1.8 million compared to $0 during the three months ended March 31, 2021. The increase in cash used in investing activities was due to $1.8 million used in the purchases of capital assets.

Financing Activities

Net cash used in financing activities for the three months ended March 31, 2022 was $51.8 thousand compared to $87.0 thousand used in financing activities for the three months ended March 31, 2021. The decrease in cash used is the result of a repayment of bank financing in the prior period of $75.2 thousand compared to $0 in the three months ended March 31, 2022, offset by an increase in lease payments of $40.0 thousand due to increase in new leased facilities in 2022.

Comparison of Year Ended December 31, 2021 and December 31, 2020

The following table shows Rumble’s cash flows from operating activities, investing activities and financing activities for the stated periods:

	2021	2020	Variance
Operating activities	$(5,191,671)	$51,191	$(5,242,862)
Investing activities	1,579,953	(68,806)	1,648,759
Financing activities	49,013,046	(423,517)	49,436,563

Operating Activities

Net cash used in operating activities for the year ended December 31, 2021 was $5.2 million compared to $51.2 thousand provided in operating activities during the year ended December 31, 2020. The increase in cash used in operating activities was due to an overall increase in operating expenses coupled with a partial offset from accounts payable and accrued liabilities which increased to $3.6 million compared to $0.7 million in the prior year.

Investing Activities

Net cash provided by investing activities for the year ended December 31, 2021 was $1.6 million, an increase of $1.5 million from cash used in investing activities of $68.8 thousand for the year ended December 31, 2020. The increase was due to $3.4 million of cash acquired as part of the acquisition of Locals offset by $1.3 million in purchases of capital assets and $0.5 million in a domain name purchase.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2021 was $49.0 million compared to $0.4 million used in financing activities for the year ended December 31, 2020. The increase is from $25.0 million of proceeds from the issuance of Class A Preferred Shares and $25.0 million of proceeds from the issuance of Rumble Class A Common Shares.

Summary of Quarterly Results

Information for the most recent quarters presented are as follows:

	Mar 31, 2022	Dec 31, 2021	Sep 30, 2021*	Jun 30, 2021
Total revenue	$4,044,765	$2,939,548	$2,069,473	$2,124,879
Net and comprehensive income (loss)	$(3,912,194)	$(10,548,573)	$(2,624,957)	$(315,804)
	Mar 31, 2021	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020
Total revenue	$2,332,463	$2,237,187	$865,944	$760,658
Net and comprehensive income (loss)	$75,802	$76,859	$(1,164,650)	$199,915

____________

*        The interim financial statements for the period ended September 30, 2021 have been revised to adjust the fair value of the Option Liabilities and Class A Preferred Shares associated with the May 14, 2021 financing arrangement, along with the allocation of transaction costs, resulting in a net decrease impact on the statement of net and comprehensive income (loss) of $1.3 million.

Critical Accounting Policies and Significant Management Estimates

Rumble prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The preparation of consolidated financial statements also requires Rumble to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. Rumble bases its estimates on historical experience and on various other assumptions that Rumble believes to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by Rumble’s management. To the extent that there are differences between Rumble’s estimates and actual results, Rumble’s future financial statement presentation, financial condition, results of operations and cash flows will be affected. Rumble believes that the accounting policies discussed below are critical to understanding Rumble’s historical and future performance, as these policies relate to the more significant areas involving Rumble management’s judgments and estimates. Critical accounting policies and estimates are those that Rumble considers the most important to the portrayal of Rumble’s financial condition and results of operations because they require Rumble’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Rumble believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, Rumble believes these are the most critical to aid in fully understanding and evaluating Rumble’s financial condition and results of operations. For further information, see Note 2 to Rumble’s audited consolidated financial statements and condensed consolidated interim financial statements included elsewhere in this proxy statement/prospectus, as applicable.

Revenues

On January 1, 2018, Rumble adopted ASC Topic 606, Revenue from Contracts with Customers. To determine revenue recognition for contractual arrangements that Rumble determines are within the scope of ASC 606, Rumble performs the following five steps: (1) identify each contract with a customer; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to performance obligations in the contract; and (5) recognize revenue when (or as) the relevant performance obligation is satisfied. Rumble only applies the five-step model to contracts when it is probable that Rumble will collect the consideration it is entitled to in exchange for the goods or services Rumble provides to the customer.

Rumble generates revenues primarily from advertising and licensing fees. The revenues are generated by delivering content either via Rumble’s own or third-party platforms.

Advertising customers pay on a cost-per-click or cost-per-view basis, which means that Rumble is paid only when a user clicks or views an advertisement. Thus, advertising revenue is recognized when a user engages with the advertisement, such as when the user clicks or views the advertisement or when the advertisement is displayed.

Licensing fees are charged on a per video or on a flat-fee per month basis. Licensing fee revenue is recognized as the related performance obligations are satisfied in line with the nature of the intellectual property being licensed.

Other revenues include fees earned from tipping features within Rumble’s platform as well as certain cloud, subscription, and professional services. Fees from tipping features are recognized at a point in time when a user tips on the Rumble platform. Both cloud and subscription services are recognized over time for the duration of the contract. Revenues related to professional services have stand-alone functionality to the customer and are recognized at a point in time as services are provided.

Stock-Based Compensation Expense

Stock Options

Rumble estimates the fair value of stock options granted to employees and directors using the Black-Scholes option-pricing model (“BSM”). The grant date fair value of stock options is recognized as compensation expense on a straight-line basis over the requisite service period. Forfeitures are accounted for when they occur.

BSM considers several variables and assumptions in estimating the fair value of stock-based awards. These variables include:

Fair value of common stock:    Because Rumble Class A Common Shares (also referred to as “Rumble’s common stock” below) were not publicly traded prior to the closing of the Business Combination, Rumble estimated the fair value of Rumble’s common stock in 2019, 2020 and 2021. Rumble’s board of directors considers numerous objective and subjective factors to determine the fair value of Rumble’s common stock as discussed in “Common Stock Valuations” below.

Expected Term:    The expected term represents the period that Rumble’s stock-based awards are expected to be outstanding and was determined to be the contractual term of the options.

Expected Volatility:    Since Rumble does not have a trading history of Rumble’s common stock, the expected volatility was derived from the average historical stock volatilities of several public companies within Rumble’s industry that Rumble considers to be comparable to Rumble’s business over a period equivalent to the expected term of the stock option grants.

Risk-Free Interest Rate:    The risk-free interest rate is based on the implied yield available on U.S. Treasury zero-coupon issues with the remaining term equivalent to the expected term.

Expected Dividend:    Rumble has not issued any dividends in Rumble’s history and does not expect to issue dividends over the life of the options and, therefore, have estimated the dividend yield to be zero.

Common Stock Valuations

Prior to the closing of the Business Combination, given the absence of a public trading market for Rumble’s common stock and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation, Rumble’s board of directors determined the best estimate of fair value of Rumble’s common stock exercising reasonable judgment and considering numerous objective and subjective factors. These factors include:

•        the valuation at which Rumble conducted most recent rounds of equity financing;

•        contemporaneous third-party valuations of Rumble’s common stock;

•        the transaction prices at which Rumble or other holders sold Rumble’s common stock to outside investors in arms-length transactions;

•        Rumble’s financial condition, results of operations and capital resources;

•        the industry outlook;

•        consideration that option awarded reflect rights in illiquid securities in a private company;

•        the valuation of comparable companies;

•        the lack of marketability of Rumble’s common stock;

•        the likelihood of achieving a liquidity event, such as an initial public offering or a sale of Rumble given prevailing market conditions;

•        the history and nature of Rumble’s business, industry trends and competitive environment; and

•        general economic outlook including economic growth, inflation, unemployment, interest rate environment and global economic trends.

Rumble’s board of directors determined the fair value of Rumble’s common stock by first determining the enterprise value of Rumble’s business, and then using the enterprise value to derive the per share value of Rumble’s common stock.

The enterprise value of Rumble’s business was estimated by considering several factors, including estimates using the market approach. The market approach was estimated based on the projected value of comparable public companies in a similar line of business that are publicly traded. In addition to the market approach described above, Rumble factors in recent arms-length transactions such as the closest round of equity financing preceding the date of valuation.

After determining Rumble’s enterprise value, an allocation of the enterprise value is assigned to each of Rumble’s various classes of shares with consideration of the different rights associated with each share class, including liquidation preferences, seniority of shares, and conversion rights. The value attributed to common shares through this allocation determines the per share value of Rumble’s common stock. The BSM implementation of the option pricing method treats the rights of holders of various classes of securities (common shares, preferred shares, warrants, and options) as call options on any value of Rumble above a series of break points. The values of the break points were calculated by reviewing the liquidation preferences of preferred shares (including seniority of any series of preferred shares), the participation rights of preferred shares (including any caps on such participation), and the strike prices of warrants and options.

Application of these approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, such as those regarding discount rates, market multiples, the selection of comparable companies and the probability of possible future events. Changes in any or all of these estimates and assumptions, or the relationships between those assumptions, impact Rumble’s valuations as of each valuation date and may have a material impact on the valuation of Rumble’s common stock.

For valuations after the completion of the Business Combination, the Combined Entity Board will determine the fair value of each share of underlying Class A Common Stock based on the closing price of Class A Common Stock as reported on the date of grant.

Warrants

Warrants to purchase shares of common stock are freestanding financial instruments classified as equity in Rumble’s balance sheet as the underlying shares of common stock are not considered to be mandatorily redeemable, do not include an obligation of Rumble to repurchase its equity shares or to issue a variable number of equity shares. The Rumble Warrants are measured at fair value on the issuance date. The fair value of the underlying common stock is measured using a BSM option-pricing model. The following assumptions and inputs were utilized within the BSM option-pricing model: exercise price, fair value of the underlying common stock, risk-free interest rate, expected term, expected dividend yield and expected volatility, which are all determined in the same manner with

Rumble’s stock options as detailed in the above “Stock-Based Compensation Expense” section. The outstanding Rumble Warrants are also subject to a performance condition. Management assesses the probability of the performance condition being met at each reporting date.

New Accounting Pronouncements

See Note 2, Summary of Significant Accounting Policies, to Rumble’s condensed consolidated interim financial statements for the three months ended March 31, 2022 and 2021 and Note 2, Summary of Significant Accounting Policies, to Rumble’s audited consolidated financial statements as of and for the years ended December 31, 2021 and 2020, as applicable.

JOBS Act Accounting Election

Rumble is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Rumble intends to elect to adopt new or revised accounting standards under private company adoption timelines. Accordingly, the timing of Rumble’s adoption of new or revised accounting standards will not be the same as other public companies that are not emerging growth companies or that have opted out of using such extended transition period and our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards. See “Emerging Growth Company” for further discussion.

Quantitative and Qualitative Disclosures about Market Risk

Rumble is exposed to certain market risks as part of Rumble’s ongoing business operations.

Credit Risk

Rumble is exposed to credit risk on its cash and cash equivalents and accounts receivable. Rumble places cash and cash equivalents with financial institutions with high credit standing and excess cash in marketable investment grade debt securities. Rumble is exposed to credit risk on its accounts receivable in the event of default by a customer. Rumble bills its customers under customary payment terms and reviews customers for credit worthiness. The term between invoicing and payment due date is not significant.

For the three months ended March 31, 2022 and 2021, a few customers accounted for $2.3 million and $2.1 million, or 56% and 91%, of revenue, respectively. As of March 31, 2022, a few customers accounted for 44% of accounts receivable (December 31, 2021 — 90%); the expected credit loss is not considered material.

For the year ended December 31, 2021, a meaningful portion of Rumble’s revenue was attributable to a single service agreement with one customer. This service agreement is perpetual in nature. This customer accounted for $6.5 million or 69% of revenues for the year ended December 31, 2021 (2020 — $3.9 million or 86%) and 26% of accounts receivable as at December 31, 2021 (2020 — 87%).

Interest Rate Risk

Rumble is exposed to interest rate risk on Rumble’s cash and cash equivalents. As of March 31, 2022 and December 31, 2021, Rumble has cash and cash equivalents $41.4 million and $46.9 million, respectively, consisting of investments in interest-bearing money market accounts for which the fair market value would be affected by changes in the general level of interest rates. However, due to the short-term maturities and the low-risk profile of Rumble’s investments, an immediate 10% change in interest rates would not have a material effect on the fair market value of Rumble’s cash and cash equivalents.

management of the combined entity following the business combination

The following table sets forth the persons that are anticipated to become the executive officers and directors of the Combined Entity upon the Closing. At Closing, the Combined Entity Board will be comprised of six directors.

For biographical information concerning the executive officers, see “Information About Rumble’s Management.” For biographical information concerning the remaining directors, see below.

Name	Age	Title
Chris Pavlovski	38	Chief Executive Officer and Chairman
Wojciech Hlibowicki	40	Chief Technology Officer
Brandon Alexandroff	44	Chief Financial Officer
Tyler Hughes	38	Chief Operating Officer
Michael Ellis	37	General Counsel and Corporate Secretary
Claudio Ramolo	35	Chief Content Officer
Nancy Armstrong	56	Director
Paul Cappuccio	60	Director
Robert Arsov	47	Director
Ryan Milnes	40	Director
Ethan Fallang	37	Director

Controlled Company

For purposes of the Nasdaq Listing Rules, the Combined Entity will be a “controlled company.” Under the Nasdaq rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group, or another company. Upon the Closing, Chris Pavlovski will own 85% of the outstanding voting power for the election of directors. The Combined Entity may elect to avail itself of the exemptions available to it under Rule 5615I of Nasdaq, as will be disclosed in an amendment to this proxy statement/prospectus.

Director Independence

As a “controlled company,” the Combined Entity will be exempt from the requirement that a majority of the Combined Entity Board be independent. An “independent director” is defined generally as a person who is not an executive officer or employee of the company and who, in the opinion of the Combined Entity Board, has no relationship with the company which would “interfere with the exercise of independent judgment” in carrying out director responsibilities. It is anticipated that each individual expected to serve on the Combined Entity Board upon consummation of the Business Combination, other than Chris Pavlovski and Ryan Milnes, will qualify as an independent director under Nasdaq listing standards.

Committees of the Combined Entity Board

Following the Closing, it is anticipated that Combined Entity Board will have three standing committees: an audit committee, a compensation committee and a nominating committee.

Audit Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our audit committee will consist of Ethan Fallang, Nancy Armstrong and Paul Cappuccio. Ethan Fallang is expected to serve as the chairperson of the audit committee. Under the Nasdaq Listing Rules, we are required to have at least three (3) members of the audit committee. The Nasdaq Listing Rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be composed solely of independent directors, and it is anticipated that each will qualify as independent directors under applicable rules. Each of Ethan Fallang, Nancy Armstrong and Paul Cappuccio is financially literate and it is anticipated that Ethan Fallang will qualify as an “audit committee financial expert” as defined in applicable SEC rules.

Compensation Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our compensation committee will consist of Paul Cappuccio and Robert Arsov. Paul Cappuccio is expected to serve as the chairperson of the compensation committee. Under the Nasdaq Listing Rules, we are required to have at least two members of the compensation committee. The Nasdaq Listing Rules require that the compensation committee of a listed company (other than that of a “controlled company,” which the Combined Entity will be upon the Closing) be composed solely of independent directors, and it is anticipated that each of Paul Cappuccio and Robert Arsov will qualify as independent directors under applicable rules.

Nominating Committee

Upon the Closing of the Business Combination, it is anticipated that the members of our nominating committee will consist of Robert Arsov, Nancy Armstrong and Ethan Fallang. Robert Arsov is expected to serve as the chairperson of the nominating committee. The Nasdaq Listing Rules require that the nominating committee of a listed company (other than that of a “controlled company,” which the Combined Entity will be upon the Closing) be composed solely of independent directors, and it is anticipated that each of Robert Arsov, Nancy Armstrong and Ethan Fallang will qualify as independent directors under applicable rules.

Code of Ethics

The Combined Entity Board will adopt a code of business conduct and ethics (“Code of Ethics”) that will apply to all of the Combined Entity’s directors, officers and employees in accordance with applicable federal securities laws. Upon the consummation of the Business Combination, the Code of Ethics will be available on the Corporate Governance section of the Combined Entity’s website. In addition, the Combined Entity intends to post on the Corporate Governance section of the Combined Entity’s website all disclosures that are required by law or the listing standards of the Nasdaq concerning any amendments to, or waivers from, any provision of the Code of Ethics rather than by filing a Current Report on Form 8-K. The reference to the Combined Entity’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on the Combined Entity’s website into this proxy statement/prospectus.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding the beneficial ownership of shares of CF VI Common Stock as of June 30, 2022, without giving effect to the Business Combination, by:

•        each person known by CF VI to be the beneficial owner of more than 5% of CF VI Common Stock on June 30, 2022;

•        each of CF VI’s officers and directors; and

•        all executive officers and directors of CF VI as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pre-Business Combination Beneficial Ownership Table of CF VI

	CF VI Class A Common Stock		CF VI Class B Common Stock(2)		Approximate Percentage of Outstanding Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers (1)
Howard Lutnick	700,000	2.3%	7,480,000	99.7%	21.4%
Anshu Jain	—	—	—	—	—
Jane Novak	—	—	—	—	—
Steven Bisgay	—	—	—	—	—
Douglas Barnard	—	—	10,000	*	*
Harry J. Elam, Jr.	—	—	10,000	*	*
Natasha Cornstein	—	—	—	—	—
All executive officers and directors as a group (7 individuals)	700,000	2.3%	7,500,000	100%	21.5%

5% or More Shareholders:
CFAC Holdings VI, LLC(3)	700,000	2.3%	7,480,000	99.7%	21.4%
Beryl Capital Management LLC(4)	1,935,777	6.3%	—	—	5.1%

____________

*        Less than 1%.

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o CF Acquisition Corp. VI, 110 East 59th Street, New York, NY 10022.

(2)      Interests shown consist of Founder Shares, classified as shares of CF VI Class B Common Stock. Such shares are convertible into shares of CF VI Class A Common Stock on a one-for-one basis.

(3)      The Sponsor is the record holder of such shares. Cantor is the sole member of the Sponsor. CFGM is the managing general partner of Cantor. Mr. Lutnick, is the Chairman and Chief Executive Officer of CF VI and CFGM, and is the trustee of CFGM’s sole stockholder. As such, each of Cantor, CFGM and Mr. Lutnick may be deemed to have beneficial ownership of the shares of CF VI Common Stock held directly by the Sponsor. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)      The following information is based solely on a Schedule 13G filed by the shareholder on May 10, 2022. Beryl Capital Management LLC (“Beryl”) is the investment adviser to Beryl Capital Partners II LP (“Beryl II”) and other private investment funds (the “Beryl Funds”) and accounts which hold shares of CF VI Class A Common Stock for the benefit of their investors. Beryl is also the general partner of Beryl Capital Management LP (the “Beryl GP”), which is the general partner of one or more Beryl Funds. David Witkin is the control person of Beryl and the Beryl GP. The principal business office for each of the reporting persons is 1611 S. Catalina Avenue, Suite 309, Redondo Beach, CA 90277.

The following table sets forth information regarding the beneficial ownership of shares of our different classes of voting securities (i.e., Class A Common Stock, Class C Common Stock and Class D Common Stock), as of March 31, 2022, assuming the Business Combination was completed on such date, by:

•        each person known by the Combined Entity to be the beneficial owner of more than 5% of a class of voting securities on March 31, 2022;

•        each of the Combined Entity’s officers and directors; and

•        all executive officers and directors of the Combined Entity as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. For example, in the event a holder of Exchanged Rumble Options has the right to exercise such options within 60 days, such underlying shares (including any Tandem Option Earnout Shares) are reflected in such holder’s beneficial ownership in both the numerator and the denominator, but not in the denominator for other unaffiliated holders, in accordance with the rules of the SEC. In addition, such securities held by all of the Combined Entity’s directors and executive officers are included in both the numerator and denominator for purposes of determining the percentage share ownership held by the directors and executive officers, calculated as a group. Notwithstanding the foregoing, however, (i) all shares of Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares and (ii) all Forfeiture Escrow Shares and the Sponsor’s shares subject to forfeiture and cancellation under the Sponsor Support Agreement (for which the conditions to the achievement of the stock price-based release conditions can be achieved within 60 days) are deemed issued and outstanding and included in the denominator for all holders in order to avoid a distorted and potentially misleading presentation of percentage share ownership by holder.

The expected beneficial ownership of our voting securities immediately following the consummation of the Business Combination assumes three redemption scenarios as follows:

•        Assuming no redemptions:    This presentation is based on 281,877,362 shares of Class A Common Stock issued and outstanding (including all shares of Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares) and assumes that no CF VI Public Shares are redeemed and accordingly all such shares are exchanged for shares of Class A Common Stock, and the PIPE Investment and Forward Purchase Investment are fully subscribed.

•        Assuming intermediate redemptions (representing the midpoint between the no redemption and maximum redemption scenarios):    This presentation is based on 268,127,362 shares of Class A Common Stock issued and outstanding (including all shares of Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares) and assumes that 13,750,000 CF VI Public Shares are redeemed, and the PIPE Investment and Forward Purchase Investment are fully subscribed.

•        Assuming maximum redemptions:    This presentation is based on 254,377,362 shares of Class A Common Stock issued and outstanding (including all shares of Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares) and assumes that 27,500,000 CF VI Public Shares are redeemed, and the PIPE Investment and Forward Purchase Investment are fully subscribed.

All three presentations also assume as of March 31, 2022: (i) the Rumble Exchange Ratio is 24.7214, (ii) the Option Exchange Ratio is 16.6247, (iii) the Rumble Warrant has been exercised in full, (iv) the Forfeiture Escrow Shares are deemed issued and outstanding for purposes of the denominator for all holders and have not been forfeited, (v) the Tandem Option Earnout Shares are available for issuance to the relevant holder thereof upon the exercise of any Exchanged Rumble Options (and are included only within the denominator for that holder and for the directors and executive officers calculated as a group) and have not been forfeited, (vi) the shares of Class A Common Stock issuable upon exchange of the ExchangeCo Exchangeable Shares are deemed issued and outstanding for purposes of the denominator for all holders, i.e., each holder has converted any ExchangeCo Exchangeable Shares held by such holder into shares of Class A Common Stock, and (v) proceeds in the Trust Account without giving effect to any redemptions is $300,000,000.

Beneficial Ownership Table of the Combined Entity — No Redemptions Scenario

	Class A Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(6)	% of Class	Voting Percentage
Directors and Executive Officers(1)
Chris Pavlovski	141,038,610(2)	44.6%	85%
Wojciech Hlibowicki	15,450,296	5.3%	1.0%
Brandon Alexandroff	19,012,270	6.4%	1.2%
Tyler Hughes	469,706	*	*
Michael Ellis	—	*	*
Claudio Ramolo	13,657,218	4.7%	*
Ryan Milnes.(3)	50,561,429	17.9%	3.2%
Paul Cappuccio	94,188	*	*
Robert Arsov(4)	27,559,659	9.4%	1.8%
Nancy Armstrong	—	*	*
Ethan Fallang	—	*	*
All executive officers and directors as a group (11 individuals)	267,843,376	72.9%	93.1%

5% or More Shareholders:
2286404 Ontario Inc.(3)	50,561,429	17.9%	3.2%
Robert Arsov(4)	27,559,659	9.4%	1.8%
Bongino Inc.(5)	15,982,404	5.7%	1.0%

____________

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Rumble Inc., 218 Adelaide Street West, Suite 400 Toronto, Ontario M5H 1W7.

(2)      Includes a one-time grant of 1,100,000 restricted shares of Class A Common Stock that will be issued to Chris Pavlovski upon the Closing of the Business Combination, which will vest in substantially equal annual installments for three years following of the Closing, subject to Mr. Pavlovski’s continued employment through each vesting date.

(3)      2286404 Ontario Inc. (“Ontario”) is the record holder of the shares. Ontario is wholly owned by Ryan Milnes and therefore, Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of Ontario is 2286404 Ontario Inc., PO Box 20112 Bayfield North, Barrie, Ontario, L4M6E9, Canada.

(4)      The business address of Mr. Arsov is c/o Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019.

(5)      Bongino Inc. is the record holder of the shares. Bongino Inc. is wholly owned by Daniel Bongino. The business address of Bongino Inc. is 2239 SW Manele Place, Palm City, FL 34990.

(6)      Upon the closing of the Business Combination, the Combined Entity will have two other classes of equity securities outstanding, Class C Common Stock and Class D Common Stock, the beneficial ownership of which is set forth in the table below. Each holder of ExchangeCo Exchangeable Shares (which are shares issued by the Company’s Canadian subsidiary that are exchangeable on a one-for-one basis into shares of Class A Common Stock) will be issued one “tandem” share of Class C Common Stock, which serves to provide the holder thereof with the same voting rights at the Combined Entity as one share of Class A Common Stock. In addition, at the closing of the Business Combination, the Combined Entity will issue shares of Class D Common Stock to Mr. Pavlovski such that, after taking into account the shares of Class A Common Stock (if any) and Class C Common Stock to be issued to Mr. Pavlovski at Closing, upon Closing, Mr. Pavlovski will have 85% of the voting power of the Combined Entity on a fully-diluted basis. For further information, see “Charter Amended Proposals”.

	Class C Common Stock		Class D Common Stock
	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers
Chris Pavlovski	105,328,676	62.3%	106,428,676	100%
Wojciech Hlibowicki	4,647,052	2.8%	—	—
Brandon Alexandroff	3,066,979	1.8%	—	—
Tyler Hughes	—	—	—	—
Michael Ellis	—	—	—	—
Claudio Ramolo	2,186,497	1.3%	—	—
Ryan Milnes(1)	50,561,429	29.9%	—	—
Paul Cappuccio	—	—	—	—
Robert Arsov	—	—	—	—
Nancy Armstrong	—	—	—	—
Ethan Fallang	—	—	—	—
All executive officers and directors as a group (11 individuals)	165,790,633	98.1%	106,428,676	100%

5% or More Shareholders:
2286404 Ontario Inc.	50,561,429	29.9%	—	—
Robert Arsov	—	—	—	—
Bongino Inc.	—	—	—	—

____________

(1)      See note 3 above.

Beneficial Ownership Table of the Combined Entity — Intermediate Redemptions Scenario

	Class A Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(6)	% of Class	Voting Percentage
Directors and Executive Officers(1)
Chris Pavlovski	141,038,610(2)	46.6%	85%
Wojciech Hlibowicki	15,450,296	5.5%	1.0%
Brandon Alexandroff	19,012,270	6.7%	1.3%
Tyler Hughes	469,706	*	*
Michael Ellis	—	*	*
Claudio Ramolo	13,657,218	4.9%	*
Ryan Milnes.(3)	50,561,429	18.9%	3.4%
Paul Cappuccio	94,188	*	*
Robert Arsov(4)	27,559,659	9.8%	1.9%
Nancy Armstrong	—	*	*
Ethan Fallang	—	*	*
All executive officers and directors as a group (11 individuals)	267,843,376	75.8%	93.6%

5% or More Shareholders:
2286404 Ontario Inc.(3)	50,561,429	18.9%	3.4%
Robert Arsov(4)	27,559,659	9.8%	1.9%
Bongino Inc.(5)	15,982,404	6.0%	1.1%

____________

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Rumble Inc., 218 Adelaide Street West, Suite 400 Toronto, Ontario M5H 1W7.

(2)      Includes a one-time grant of 1,100,000 restricted shares of Class A Common Stock that will be issued to Chris Pavlovski upon the Closing of the Business Combination, which will vest in substantially equal annual installments for three years following of the Closing, subject to Mr. Pavlovski’s continued employment through each vesting date.

(3)      Ontario is the record holder of the shares. Ontario is wholly owned by Ryan Milnes and therefore, Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of Ontario is 2286404 Ontario Inc., PO Box 20112 Bayfield North, Barrie, Ontario, L4M6E9, Canada.

(4)      The business address of Mr. Arsov is c/o Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019.

(5)      Bongino Inc. is the record holder of the shares. Bongino Inc. is wholly owned by Daniel Bongino. The business address of Bongino Inc. is 2239 SW Manele Place, Palm City, FL 34990.

(6)      Upon the closing of the Business Combination, the Combined Entity will have two other classes of equity securities outstanding, Class C Common Stock and Class D Common Stock, the beneficial ownership of which is set forth in the table below. Each holder of ExchangeCo Exchangeable Shares (which are shares issued by the Company’s Canadian subsidiary that are exchangeable on a one-for-one basis into shares of Class A Common Stock) will be issued one “tandem” share of Class C Common Stock, which serves to provide the holder thereof with the same voting rights at the Combined Entity as one share of Class A Common Stock. In addition, at the closing of the Business Combination, the Combined Entity will issue shares of Class D Common Stock to Mr. Pavlovski such that, after taking into account the shares of Class A Common Stock (if any) and Class C Common Stock to be issued to Mr. Pavlovski at Closing, upon Closing, Mr. Pavlovski will have 85% of the voting power of the Combined Entity on a fully-diluted basis. For further information, see “Charter Amended Proposals”.

	Class C Common Stock		Class D Common Stock
	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers
Chris Pavlovski	105,328,676	62.3%	106,428,676	100%
Wojciech Hlibowicki	4,647,052	2.8%	—	—
Brandon Alexandroff	3,066,979	1.8%	—	—
Tyler Hughes	—	—	—	—
Michael Ellis	—	—	—	—
Claudio Ramolo	2,186,497	1.3%	—	—
Ryan Milnes(1)	50,561,429	29.9%	—	—
Paul Cappuccio	—	—	—	—
Robert Arsov	—	—	—	—
Nancy Armstrong	—	—	—	—
Ethan Fallang	—	—	—	—
All executive officers and directors as a group (11 individuals)	165,790,633	98.1%	106,428,676	100%

5% or More Shareholders:
2286404 Ontario Inc.	50,561,429	29.9%	—	—
Robert Arsov	—	—	—	—
Bongino Inc.	—	—	—	—

____________

(1)      See note 3 above.

Beneficial Ownership Table of the Combined Entity — Maximum Redemptions Scenario

	Class A Common Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(6)	% of Class	Voting Percentage
Directors and Executive Officers(1)
Chris Pavlovski	141,038,610(2)	48.8%	85%
Wojciech Hlibowicki	15,450,296	5.8%	1.1%
Brandon Alexandroff	19,012,270	7.0%	1.4%
Tyler Hughes	469,706	*	*
Michael Ellis	—	*	*
Claudio Ramolo	13,657,218	5.1%	1.0%
Ryan Milnes(3)	50,561,429	19.9%	3.6%
Paul Cappuccio	94,188	*	*
Robert Arsov(4)	27,559,659	10.3%	2.0%
Nancy Armstrong	—	*	*
Ethan Fallang	—	*	*
All executive officers and directors as a group (11 individuals)	267,843,376	78.8%	94.1%

5% or More Shareholders:
2286404 Ontario Inc.(3)	50,561,429	19.9%	3.6%
Robert Arsov(4)	27,559,659	10.3%	2.0%
Bongino Inc.(5)	15,982,404	6.3%	1.1%

____________

(1)      Unless otherwise noted, the business address of each of the following individuals is c/o Rumble Inc., 218 Adelaide Street West, Suite 400 Toronto, Ontario M5H 1W7.

(2)      Includes a one-time grant of 1,100,000 restricted shares of Class A Common Stock that will be issued to Chris Pavlovski upon the Closing of the Business Combination, which will vest in substantially equal annual installments for three years following of the Closing, subject to Mr. Pavlovski’s continued employment through each vesting date.

(3)      Ontario is the record holder of the shares. Ontario is wholly owned by Ryan Milnes and therefore, Mr. Milnes has voting and dispositive power over such shares and may be deemed to beneficially own such shares. The business address of Ontario is 2286404 Ontario Inc., PO Box 20112 Bayfield North, Barrie, Ontario, L4M6E9, Canada.

(4)      The business address of Mr. Arsov is c/o Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019.

(5)      Bongino Inc. is the record holder of the shares. Bongino Inc. is wholly owned by Daniel Bongino. The business address of Bongino Inc. is 2239 SW Manele Place, Palm City, FL 34990.

(6)      Upon the closing of the Business Combination, the Combined Entity will have two other classes of equity securities outstanding, Class C Common Stock and Class D Common Stock, the beneficial ownership of which is set forth in the table below. Each holder of ExchangeCo Exchangeable Shares (which are shares issued by the Company’s Canadian subsidiary that are exchangeable on a one-for-one basis into shares of Class A Common Stock) will be issued one “tandem” share of Class C Common Stock, which serves to provide the holder thereof with the same voting rights at the Combined Entity as one share of Class A Common Stock. In addition, at the closing of the Business Combination, the Combined Entity will issue shares of Class D Common Stock to Mr. Pavlovski such that, after taking into account the shares of Class A Common Stock (if any) and Class C Common Stock to be issued to Mr. Pavlovski at Closing, upon Closing, Mr. Pavlovski will have 85% of the voting power of the Combined Entity on a fully-diluted basis. For further information, see “Charter Amended Proposals”.

	Class C Common Stock		Class D Common Stock
	Number of Shares Beneficially Owned	% of Class	Number of Shares Beneficially Owned	% of Class
Directors and Executive Officers
Chris Pavlovski	105,328,676	62.3%	106,428,676	100%
Wojciech Hlibowicki	4,647,052	2.8%	—	—
Brandon Alexandroff	3,066,979	1.8%	—	—
Tyler Hughes	—	—	—	—
Michael Ellis	—	—	—	—
Claudio Ramolo	2,186,497	1.3%	—	—
Ryan Milnes(1)	50,561,429	29.9%	—	—
Paul Cappuccio	—	—	—	—
Robert Arsov	—	—	—	—
Nancy Armstrong	—	—	—	—
Ethan Fallang	—	—	—	—
All executive officers and directors as a group (11 individuals)	165,790,633	98.1%	106,428,676	100%

5% or More Shareholders:
2286404 Ontario Inc.	50,561,429	29.9%	—	—
Robert Arsov	—	—	—	—
Bongino Inc.	—	—	—	—

____________

(1)      See note 3 above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

CF VI

Founder Shares

In April 2020, the Sponsor purchased 20,125,000 Founder Shares for an aggregate price of $25,000 or approximately $0.001 per Founder Share. In October 2020, the Sponsor returned to CF VI, at no cost, an aggregate of 5,750,000 Founder Shares and in January 2021, the Sponsor returned to CF VI, at no cost, an aggregate of 5,750,000 Founder Shares, which were cancelled, resulting in an aggregate of 8,625,000 Founder Shares outstanding and held by the Sponsor. In February 2021, the Sponsor transferred 10,000 Founder Shares to each of Mr. Barnard and Mr. Elam, each an independent director of CF VI. In addition, in February 2021, 1,125,000 Founder Shares were forfeited by the Sponsor and cancelled in connection with the underwriters’ decision not to exercise the over-allotment option. All share and per-share amounts have been retroactively restated to reflect the stock split and Founder Shares cancellation. At the time of the consummation of the Business Combination the Founder Shares will automatically convert into shares of CF VI Class A Common Stock. The Founder Shares are subject to certain transfer restrictions described herein. The Sponsor is a Delaware limited liability company. It is not controlled by, and does not have substantial ties to, any non-U.S. person.

CF VI Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 700,000 CF VI Placement Units at a price of $10.00 per CF VI Placement Unit ($7,000,000 in the aggregate). Each CF VI Placement Unit consists of one share of CF VI Class A Common Stock and one-fourth of one CF VI Placement Warrant. Each whole CF VI Placement Warrant sold as part of the CF VI Placement Units is exercisable for one share of CF VI Class A Common Stock at a price of $11.50 per share. The proceeds from the CF VI Placement Units were added to the proceeds from the IPO held in the Trust Account. If CF VI does not complete a business combination by February 23, 2023 (or a later date approved by CF VI Stockholders pursuant to the CF VI Charter), the CF VI Placement Warrants will expire worthless. The CF VI Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its Permitted Transferees. The CF VI Placement Warrants will expire five years after the completion of CF VI’s initial business combination or earlier upon redemption or liquidation.

The Sponsor and CF VI’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their CF VI Placement Units until 30 days after the completion of the initial business combination.

Underwriting Agreement

Pursuant to an underwriting agreement dated February 18, 2021, between CF VI, on the one hand, and CF&Co. and Odeon Capital Group LLC (“Odeon”), on the other hand, CF VI paid a total of $6,000,000 in underwriting discounts and commissions for CF&Co.’s services as the representative of the underwriters in the IPO and $100,000 to Odeon for serving as the qualified independent underwriter.

Business Combination Marketing Agreement

Pursuant to a business combination marketing agreement, dated February 18, 2021, between CF VI and CF&Co., CF VI engaged CF&Co. as an advisor in connection with CF VI’s initial business combination to assist CF VI in arranging meetings with its stockholders to discuss CF VI’s initial business combination and the target business’ attributes, introducing CF VI to potential investors that are interested in purchasing CF VI’s securities and assisting CF VI with its press releases and public filings in connection with such transaction. CF VI will pay CF&Co. a cash fee for such services upon the consummation of its initial business combination in an amount equal to $10.5 million, which is equal to 3.5% of the gross proceeds of the IPO.

Related Party Loans and Other Transactions

In order to finance transaction costs in connection with an intended business combination, the Sponsor has committed up to $1,750,000 pursuant to the Sponsor Loan to be provided to CF VI to fund CF VI’s expenses relating to investigating and selecting a target business and other working capital requirements after the IPO and prior to a business combination.

If the Sponsor Loan is insufficient to cover the working capital requirements of CF VI, the Sponsor or an affiliate of the Sponsor, or certain of CF VI’s officers and directors may, but are not obligated to, loan CF VI funds as may be required under the Working Capital Loans. If CF VI completes a business combination, it would repay the Sponsor Loan and Working Capital Loans out of the proceeds of the Trust Account released to CF VI. Otherwise, the Sponsor Loan and Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, CF VI may use a portion of proceeds held outside the Trust Account to repay the Sponsor Loan and Working Capital Loans and no proceeds held in the Trust Account would be used to repay the Sponsor Loan and Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans.

As of May 31, 2022, CF VI had $1,750,000 outstanding under the Sponsor Loan and $233,691 outstanding under the Working Capital Loan.

The Sponsor pays expenses on CF VI’s behalf, for which CF VI reimburses the Sponsor. As of May 31, 2022, $140,640 of such out-of-pocket expenses had been paid by the Sponsor on CF VI’s behalf which had not been reimbursed.

PIPE Subscription Agreements

Contemporaneously with the execution of the Business Combination Agreement, CF VI entered into the PIPE Subscription Agreements with the PIPE Investors, including the Sponsor and a number of officers and employees of Cantor and its affiliates (and family members of such persons), to issue and sell shares of Class A Common Stock at Closing, for $10.00 per share. Pursuant to such PIPE Subscription Agreement, the Sponsor agreed to purchase 759,000 shares of Class A Common Stock for a total purchase price of $7.59 million, and the officers and employees of Cantor and its affiliates (and family members of such persons) participating in the PIPE Investment agreed to purchase 1,567,500 shares of Class A Common Stock in the aggregate for a total purchase price of $15,675,000.

Forward Purchase Contract

In connection with the closing of the IPO, on February 18, 2021, the Sponsor and CF VI entered into the Forward Purchase Contract, pursuant to which the Sponsor agreed to purchase, and CF VI agreed to issue and sell to the Sponsor, concurrently with the consummation of CF VI’s initial business combination, 1,875,000 shares of Class A Common Stock and 375,000 Warrants, for an aggregate purchase price of $15.0 million.

Sponsor Support Agreement

Contemporaneously with the execution of the Business Combination Agreement, CF VI entered into a Sponsor Support Agreement with the Sponsor and Rumble, pursuant to which, among other things, the Sponsor agreed (i) to vote its shares of CF VI Capital Stock in favor of the Business Combination Agreement and the Transactions, and to not transfer such shares, (ii) not to redeem any of its shares of CF VI Capital Stock in connection with the Transactions, (iii) to waive its anti-dilution rights with respect to its shares of CF VI Class B Common Stock under the CF VI Charter, (iv) to release CF VI and its subsidiaries from pre-Closing claims, subject to customary exceptions, and (v) to subject (a) certain of its shares of CF VI Common Stock and CF VI Private Warrants to transfer restrictions after Closing, (b) certain of its shares of CF VI Common Stock to certain restrictions and potential forfeiture pending the satisfaction of certain earnout targets, and (c) certain of its shares of CF VI Common Stock to certain restrictions and potential forfeiture based on the CF VI Available Cash at Closing and then the satisfaction of certain earnout targets and other conditions set forth in the Sponsor Support Agreement.

For more information, see “The Business Combination Proposal — Related Agreements — Sponsor Support Agreement.”

Engagement Letters

Pursuant to an engagement letter dated November 30, 2021 (the “M&A Engagement Letter”), CF VI engaged CF&Co. to act as its exclusive financial advisor for the Business Combination, in connection with which CF&Co. agreed to perform customary services for CF VI in connection with the Business Combination. Pursuant to the M&A Engagement Letter, CF&Co. will be entitled to a cash fee of $15.0 million payable upon consummation of the Business Combination. If the CF VI Transaction Expenses exceed the CF VI Transaction Expenses Cap, CF&Co. agreed in the M&A Engagement Letter to reduce such fee by an amount up to the excess of the CF VI Transaction Expenses over the CF VI Transaction Expenses Cap (although such obligation may be waived, in which case the Sponsor will, pursuant to the Sponsor Support Agreement, upon Closing, pay to the Combined Entity such excess amount or forfeit a number of Founder Shares equal to such excess divided by $10.00).

Pursuant to an engagement letter dated November 12, 2021 (the “PIPE Engagement Letter”), CF VI engaged CF&Co. to act as lead placement agent for the PIPE Investment, in connection with which CF&Co. agreed to perform certain customary services for CF VI in connection with the PIPE Investment. Pursuant to the PIPE Engagement Letter, CF&Co. will be entitled to a placement fee equal to 2.0% of the gross proceeds received in connection with the PIPE Investment.

Rumble

Cosmic Agreements

Prior to December 31, 2021, Rumble was a party to the Original Cosmic Agreements with Cosmic), pursuant to which Cosmic provided content editing and moderation services to Rumble. Cosmic is controlled by Mr. Pavlovski, and Ryan Milnes, who through his holding entity, owns a significant number of Rumble Shares. In fiscal year 2021, Cosmic received approximately $1,079,227 in service fees from Rumble under the Original Cosmic Agreements.

As part of the transactions contemplated by the Business Combination Agreement, effective as of December 31, 2021, the Original Cosmic Agreements were amended and restated (other than one agreement, which was terminated) to, among other things, provide a “cost” plus 10% fee structure, clarify payment terms and include performance standards in favor of Rumble. Under the A&R Cosmic Agreements, Cosmic continues to provide content editing and moderation services, along with other business process outsourcing services, as requested by Rumble. Any intellectual property created by Cosmic pursuant to the terms of the A&R Cosmic Agreements has been assigned to Rumble. The A&R Cosmic Agreements provide for an initial term of 24 months, subject to automatic renewals for subsequent 12-month terms unless either party provides written notice of non-renewal at least 6 months prior to the expiration of the current term. As of June 30, 2022, for fiscal year-to-date 2022, Cosmic invoiced approximately $829,419 in service fees from Rumble under the A&R Cosmic Agreements, copies of which are filed as exhibits to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part.

Domain License

On May 11, 2021, Rumble purchased from Jokaroo Entertainment Inc. (“Jokaroo”) the domain license for the name “rumble.com” for a purchase price of CAD$603,895 (approximately $477,077), as permitted by the terms of, and in accordance with, the License Agreement dated October 1, 2013 between Rumble and Jokaroo. Mr. Pavlovski is the controlling owner of Jokaroo. In connection with the purchase, the license for the domain name under the License Agreement automatically terminated in accordance with its terms.

PRICE RANGE AND DIVIDENDS OF SECURITIES

CF VI

Price Range of CF VI Securities

CF VI Units, CF VI Class A Common Stock, and CF VI Warrants are currently listed on the Nasdaq Capital Market under the symbols “CFVIU,” “CFVI,” and “CFVIW,” respectively. The CF VI Units commenced public trading on the Nasdaq Capital Market on February 19, 2021. The CF VI Class A Common Stock and CF VI Warrants each commenced separate public trading on the Nasdaq Capital Market on April 12, 2021.

The closing price of CF VI Units, CF VI Class A Common Stock and CF VI Warrants on December 1, 2021, the last trading day before announcement of the execution of the Business Combination Agreement, was $9.95, $9.76 and $0.99, respectively. As of July 8, 2022, the closing price for each CF VI Unit, each share of CF VI Class A Common Stock and each CF VI Warrant was $10.30, $10.01 and $1.52, respectively.

Holders of CF VI Securities

As of the Record Date, there were            holders of record of CF VI Common Stock,            holders of record of CF VI Warrants and            holders of record of CF VI Units.

Dividend Policy of CF VI

CF VI has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Dividend Policy of Rumble

Rumble has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination.

Dividend Policy of the Combined Entity Following the Business Combination

The Combined Entity does not intend to pay cash dividends following the completion of the Business Combination.

APPRAISAL RIGHTS

CF VI Stockholders do not have appraisal rights in connection with the Business Combination under the DGCL.

LEGAL MATTERS

Certain legal matters relating to the validity of the CF VI Class A Common Stock to be issued hereunder will be passed upon for CF VI by Hughes Hubbard & Reed LLP, New York, New York.

EXPERTS

The financial statements of CF Acquisition Corp. VI as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and the period from April 17, 2020 (inception) through December 31, 2020 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, an independent registered public accounting firm, as set forth in their report (which includes explanatory paragraphs relating to the correction of certain misstatements related to the February 23, 2021 financial statement and CF Acquisition Corp. VI’s ability to continue as a going concern) appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Rumble as of December 31, 2021 and 2020, and for the fiscal years ended December 31, 2021 and 2020 appearing in this proxy statement/prospectus have been audited by MNP LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the proxy statement/prospectus. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Locals, Inc. as of December 31, 2020, and for the fiscal year ended December 31, 2020 appearing in this proxy statement/prospectus have been audited by MNP LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the proxy statement/prospectus. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent for CF VI’s securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

The CF VI Board is aware of no other matter that may be brought before the Special Meeting. Under the DGCL, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

If the Business Combination is completed, you will be entitled to attend and participate in the Combined Entity’s annual meetings of stockholders. If the Combined Entity holds a 2022 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. If the 2022 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the Combined Entity Board for inclusion in the proxy statement for the Combined Entity’s 2022 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

STOCKHOLDER COMMUNICATIONS

Stockholders and interested parties may communicate with the CF VI Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of CF Acquisition Corp. VI, 110 East 59th Street, New York, New York 10022. Following the Closing, such communications should be sent to Rumble Inc., 218 Adelaide Street West, Suite 400, Toronto, Ontario, Canada M5H 1W7. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, CF VI and servicers that it employs to deliver communications to CF VI Stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, CF VI will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that CF VI deliver single copies of CF VI’s proxy statement in the future. Stockholders may notify CF VI of their requests by calling or writing CF VI at its principal executive offices at 110 East 59th Street, New York, New York 10022.

WHERE YOU CAN FIND MORE INFORMATION

CF VI files reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read CF VI’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the business combination or the Proposals to be presented at the special meeting, you should contact Morrow Sodali LLC, CF VI’s proxy solicitation agent, at the following address and telephone number:

Telephone: (800) 662-5200
(banks and brokers call collect at (203) 658-9400)
Email: CFVI.info@investor.morrowsodali.com.

If you are a CF VI stockholder and would like to request documents, please do so by            , 2022, in order to receive them before the special meeting.    If you request any documents from CF VI, CF VI will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to CF VI has been supplied by CF VI, and all such information relating to Rumble has been supplied by Rumble. Information provided by either CF VI or Rumble does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of CF VI for the special meeting. CF VI has not authorized anyone to give any information or make any representation about the Business Combination, CF VI or Rumble that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

CF ACQUISITION CORP. VI

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2021 and December 31, 2020	F-3
Consolidated Statements of Operations for the Year Ended December 31, 2021 and for the Period from April 17, 2020 (inception) through December 31, 2020	F-4
Consolidated Statements of Changes in Stockholder’s Equity (Deficit) for the Year Ended December 31, 2021 and for the Period from April 17, 2020 (inception) through December 31, 2020	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2021 and for the Period from April 17, 2020 (inception) through December 31, 2020	F-6
Notes to Consolidated Financial Statements	F-7

Condensed Consolidated Balance Sheets as of March 31, 2022 (Unaudited) and December 31, 2021	F-27
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2022 and 2021 (Unaudited)	F-28
Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the Three Months Ended March 31, 2022 and 2021 (Unaudited)	F-29
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2022 and 2021 (Unaudited)	F-30
Notes to Unaudited Condensed Consolidated Financial Statements	F-31

RUMBLE INC.

LOCALS TECHNOLOGY INC.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of
CF Acquisition Corp. VI

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of CF Acquisition Corp. VI (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2021 and the period from April 17, 2020 (inception) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and the period from April 17, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 1 to the financial statements, the financial statement as of February 23, 2021 has been restated to correct certain misstatements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by February 23, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.
New York, New York
March 24, 2022
PCAOB ID Number 100

CF ACQUISITION CORP. VI
CONSOLIDATED BALANCE SHEETS

	December 31, 2021	December 31, 2020
Assets:
Current Assets:
Cash	$25,000	$25,000
Prepaid expenses	482,069	—
Total current assets	507,069	25,000
Deferred offering costs associated with the initial public offering	—	180,805
Other assets	64,562	—
Cash equivalents held in Trust Account	300,023,016	—
Total Assets	$300,594,647	$205,805

Liabilities and Stockholders’ Equity (Deficit):
Current Liabilities:
Accrued expenses	$1,316,833	$76,294
Payables to related party	557,123	105,805
Sponsor loan – promissory notes	949,154	—
Franchise tax payable	200,000	—
Total Current Liabilities	3,023,110	182,099
Warrant liability	19,954,232	—
FPS liability	4,452,968	—
Total Liabilities	27,430,310	182,099

Commitments and Contingencies
Class A common stock subject to possible redemption, 30,000,000 and 0 shares issued and outstanding at redemption value of $10.00 per share as of December 31, 2021 and 2020, respectively	300,000,000	—

Stockholders’ Equity (Deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of both December 31, 2021 and, 2020	—	—
Class A common stock, $0.0001 par value; 160,000,000 shares authorized; 700,000 shares issued and outstanding (excluding 30,000,000 shares subject to possible redemption) as of December 31, 2021 and no shares issued or outstanding as of December 31, 2020	70	—
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 7,500,000 and 8,625,000(1) shares issued and outstanding as of December 31, 2021 and, 2020, respectively	750	863
Additional paid-in capital	160,975	24,137
Accumulated deficit	(26,997,458)	(1,294)
Total Stockholders’ Equity (Deficit)	(26,835,663)	23,706
Total Liabilities and Stockholders’ Equity (Deficit)	$300,594,647	$205,805

____________

(1)      This number has been retroactively adjusted to reflect cancellations of 5,750,000 shares of Class B common stock in October 2020 and 5,750,000 shares of Class B common stock in January 2021. On February 23, 2021, 1,125,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VI
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the Period from April 17, 2020 (Inception) through December 31, 2020
General and administrative costs	$2,756,496	$1,294
Administrative expenses – related party	102,143	—
Franchise tax expense	201,515	—
Loss from operations	(3,060,154)	(1,294)
Interest income on investments held in Trust Account	23,016	—
Changes in fair value of warrant liability	(10,418,045)	—
Changes in fair value of FPS liability	(4,452,968)	—
Net loss	$(17,908,151)	$(1,294)

Weighted average number of shares of common stock outstanding:
Class A – Public shares	25,643,836	—
Class A – Private placement	598,356	—
Class B – Common stock	7,500,000	7,500,000 (1)
Basic and diluted net loss per share of common stock:
Class A – Public shares	$(0.53)	$—
Class A – Private placement	$(0.53)	$—
Class B – Common stock	$(0.53)	$(0.00)

____________

(1)      This number has been retroactively adjusted to reflect the cancellations of 5,750,000 shares of Class B common stock in October 2020 and 5,750,000 shares of Class B common stock in January 2021. On February 23, 2021, 1,125,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VI
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
For the Year Ended December 31, 2021 and for the Period from April 17, 2020
(Inception) through December 31, 2020

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares(1)	Amount
Balance – April 17, 2020 (Inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	—	—	(1,294)	(1,294)
Balance – December 31, 2020	—	$—	8,625,000	$863	$24,137	$(1,294)	$23,706
Sale of Class A common stock to Sponsor in private placement	700,000	70	—	—	6,782,493	—	6,782,563
Forfeiture of Class B common stock by Sponsor at $0.0001 par value	—	—	(1,125,000)	(113)	113	—	—
Accretion for redeemable shares of Class A common stock to redemption value	—	—	—	—	(6,806,743)	(9,088,013)	(15,894,756)
Stock-based compensation	—	—	—	—	160,975	—	160,975
Net loss	—	—	—	—	—	(17,908,151)	(17,908,151)
Balance – December 31, 2021	700,000	$70	7,500,000	$750	$160,975	$(26,997,458)	$(26,835,663)

____________

(1)      This number has been retroactively adjusted to reflect the cancellations of 5,750,000 shares of Class B common stock in October 2020 and 5,750,000 shares of Class B common stock in January 2021. On February 23, 2021, 1,125,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VI
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from April 17, 2020 (Inception) through December 31, 2020
Cash flows from operating activities
Net loss	$(17,908,151)	$(1,294)
Adjustments to reconcile net loss to net cash provided by operating activities:
General and administrative expenses paid by related party	355,844	—
Interest income on investments held in Trust Account	(23,016)	—
Changes in fair value of warrant liability	10,418,045	—
Stock-based compensation	160,975	—
Changes in fair value of FPS liability	4,452,968	—
Changes in operating assets and liabilities:
Other assets	470,673	—
Accrued expenses	1,240,539	1,294
Payables to related party	451,318	—
Franchise tax payable	200,000	—
Deferred offering costs associated with the initial public offering	180,805	—
Net cash provided by operating activities	—	—

Cash flows from investing activities
Cash deposited to Trust Account	(300,000,000)	—
Net cash used in investing activities	(300,000,000)	—

Cash flows from financing activities
Proceeds from issuance of Class B common stock	—	25,000
Proceeds from related party – Sponsor loan	949,154	—
Proceeds received from initial public offering	300,000,000	—
Proceeds received from private placement	7,000,000	—
Offering costs paid	(6,424,856)	—
Payment of related party payable	(1,524,298)	—
Net cash provided by financing activities	300,000,000	25,000

Net change in cash	—	25,000
Cash – beginning of the period	25,000	—
Cash – end of the period	$25,000	$25,000

Supplemental disclosure of non-cash financing activities:
Deferred offering costs included in accrued expenses	$—	$75,000
Offering costs paid with note payable to Sponsor	$45,346	$105,805
Prepaid expenses paid with payables to related party	$1,017,304	$—

The accompanying notes are an integral part of these consolidated financial statements.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

CF Acquisition Corp. VI (the “Company”) was incorporated in Delaware on April 17, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). On December 6, 2021, 1000045707 Ontario Inc., an Ontario corporation and a direct wholly owned subsidiary of the Company, and 1000045728 Ontario Inc., an Ontario corporation and an indirect, wholly owned subsidiary of the Company were incorporated (collectively referred to as the “subsidiaries”). The subsidiaries were incorporated for the purposes of consummating the Transactions (as defined below).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced operations. All activity through December 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) described below, and the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has generated non-operating income in the form of interest income on investments in money market funds that invest in U.S. Treasury Securities and cash equivalents from the proceeds derived from the Initial Public Offering, and recognized changes in the fair value of the warrant liability and FPS (as defined below) liability as other income (expense).

The Company’s sponsor is CFAC Holdings VI, LLC (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 18, 2021. On February 23, 2021, the Company consummated the Initial Public Offering of 30,000,000 units (each, a “Unit” and with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at a purchase price of $10.00 per Unit, generating gross proceeds of $300,000,000, which is described in Note 3. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable 30 days after the completion of the Business Combination and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 700,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor in a private placement, generating gross proceeds of $7,000,000, which is described in Note 4. The proceeds of the Private Placement Units were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 4).

Offering costs amounted to approximately $6,600,000, consisting of $6,100,000 of underwriting fees and approximately $500,000 of other costs.

Following the closing of the Initial Public Offering and sale of Private Placement Units on February 23, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units (see Note 4) was placed in a trust account (the “Trust Account”) located in the United States at UMB Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

Initial Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share). The per share amount to be distributed to public stockholders who redeem the Public Shares will not be reduced by the Marketing Fee (as defined below in Note 4). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation (as may be amended, the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4), their Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

On December 1, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Rumble, Inc. (“Rumble”). Pursuant to the Business Combination Agreement and by means of an arrangement under Section 182 of the Business Corporations Act (Ontario) (the “Arrangement”), subject to the terms and conditions set forth in the Business Combination Agreement and a plan of arrangement (the “Plan of Arrangement”) to be submitted to the Ontario Superior Court of Justice (Commercial List), upon the closing of the transactions contemplated by the Business Combination Agreement (the “Closing” and such transactions, the “Transactions”), in exchange for their respective shares of capital stock of Rumble:

•        For each share of Rumble capital stock held by eligible electing Canadian shareholders of Rumble (“Electing Shareholders”), the Electing Shareholder will receive a number of exchangeable shares in an indirect, wholly owned Canadian subsidiary of the Company (the “ExchangeCo Shares”) equal to the quotient obtained by dividing the Price Per Company Share (as defined below) by $10.00 (the “Company Exchange Ratio”), and such Electing Shareholders shall concurrently subscribe for nominal value for a corresponding number of shares of Class C common stock of the Company, par value $0.0001 per share (the “Class C Common Stock”), a new class of voting, non-economic shares of common stock of the Company to be created and issued in connection with the Closing; and

•        For each share of Rumble capital stock held by all other shareholders of Rumble (“Non-Electing Shareholders”, and collectively with the Electing Shareholders, the “Rumble Shareholders”), such Non-Electing Shareholder will receive a number of shares of Class A common of the Company stock equal to the Company Exchange Ratio.

The “Arrangement Consideration” means the sum of $3,150,000,000, plus the cash and cash equivalents balance held by Rumble as of the Closing (net of outstanding indebtedness), plus the aggregate exercise price of all outstanding options to purchase Rumble stock. The “Price Per Company Share” is obtained by dividing (x) the Arrangement Consideration by (y) the number of outstanding shares of capital stock of Rumble (calculated on a fully-diluted basis in accordance with the Business Combination Agreement).

In addition, under the Business Combination Agreement and the Arrangement, all outstanding options and warrants to purchase shares of Rumble capital stock will be exchanged for a certain number of options and warrants to purchase shares of Class A common stock of the Company, respectively, based upon formulas set forth in the Business Combination Agreement, including earnout provisions for the options.

At Closing, the Escrow Portion (as defined below) of the aggregate shares of Class A common stock, shares of Class C Common Stock and ExchangeCo Shares issued in connection with the Arrangement to the Rumble Shareholders in exchange for their Rumble shares will be set aside in escrow accounts (the “Forfeiture Escrow Accounts”, and the shares in the Forfeiture Escrow Accounts, the “Forfeiture Escrow Shares”). “Escrow Portion” means the quotient of (a) 105,000,000 divided by (b) the Arrangement Consideration divided by $10.00. The Forfeiture Escrow Shares will be held in escrow for five years after the Closing (such period, the “Escrow Period”), at which time, if not earned and released to the Rumble Shareholders in accordance with the terms of the Business Combination Agreement, such Forfeiture Escrow Shares will be released to the Company for cancellation. The Forfeiture Escrow Shares will be earned and released by the Rumble Shareholders upon the closing price of the Class A common stock of the Company equaling or exceeding targets of $15.00 and $17.50, respectively (with 50% released at each target, or if the latter target is reached first, 100%) for a period of 20 trading days during any 30 consecutive trading day period during the Escrow Period. In addition, the Forfeiture Escrow Shares are subject to early vesting in the event of a change of control transaction during the Escrow Period involving payments per share (including the Forfeiture Escrow Shares vested) exceeding the same target levels set forth above.

Subject to payment of the applicable exercise price of Exchanged Company Options, the holders thereof will receive corresponding Tandem Option Earnout Shares, which will be treated substantially the same as the Forfeiture Escrow Shares.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

In addition, for an aggregate purchase price of $1.0 million (the “Class D Investment”), upon the Closing and pursuant to a subscription agreement to be entered into between Christopher Pavlovski, Rumble’s CEO and founder (“Mr. Pavlovski”) and the Company, the Company will issue and sell to Mr. Pavlovski a number of shares of Class D common stock, par value $0.001 per share (the “Class D Common Stock”), a new class of non-economic shares of common stock of the Company carrying the right to multiple votes per share to be created and issued in connection with the Closing, such that, taking into account the shares of Class A common stock (if any) and Class C Common Stock to be issued to Mr. Pavlovski at Closing, upon Closing, Mr. Pavlovski will have 85% of the voting power of the Company on a fully-diluted basis. Such shares of Class D Common Stock to be issued to Mr. Pavlovski are expected to be the only issued and outstanding shares of Class D Common Stock.

Contemporaneously with the execution of the Business Combination Agreement, the Company entered into separate Subscription Agreements (the “Subscription Agreements”) with a number of subscribers (each a “Subscriber”), including the Sponsor, pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, an aggregate of 8.5 million shares of Class A common stock of the Company (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $85.0 million (the “PIPE Investments”), with the Sponsor’s Subscription Agreement accounting for up to $7.59 million of such aggregate PIPE Investments. The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing.

Concurrently with the execution of the Business Combination Agreement, the Company entered into a Share Repurchase Agreement with Mr. Pavlovski, pursuant to which the Company agreed to repurchase from Mr. Pavlovski, upon the Closing, 1.1 million ExchangeCo Shares and redeem a corresponding number of shares of Class C Common Stock, for a total purchase price of $11.0 million. The closing of the share repurchase is contingent upon (and will take place immediately following), the Closing.

For more information on the Transactions, the agreements described above and other related agreements, please see the Forms 8-K filed by the Company with the SEC on December 2, 2021 and the Company’s Registration Statement on Form S-4 in relation to the Transactions, initially filed with the SEC on February 14, 2022 (the “Registration Statement”).

Forward Purchase Contract — In connection with the Initial Public Offering, the Sponsor committed, pursuant to a forward purchase contract with the Company (the “FPA”), to purchase, in a private placement for gross proceeds of $15,000,000 to occur concurrently with the consummation of an initial Business Combination, 1,500,000 of the Company’s Units on substantially the same terms as the sale of Units in the Initial Public Offering at $10.00 per Unit, and 375,000 shares of Class A common stock (for no additional consideration) (the securities issuable pursuant to the FPA, the “FPS”). The funds from the sale of the FPS will be used as part of the consideration to the sellers in the initial Business Combination; any excess funds from this private placement will be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders electing to redeem their Public Shares and provides the Company with a minimum funding level for the initial Business Combination.

Failure to Consummate a Business Combination — The Company has until February 23, 2023, or a later date approved by the Company’s stockholders in accordance with the Amended and Restated Certificate of Incorporation, to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.00 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account, except for the Company’s independent registered public accounting firm.

Liquidity and Capital Resources

As of both December 31, 2021 and 2020, the Company had $25,000 of cash in its operating account. As of December 31, 2021 and 2020, the Company had a working capital deficit of approximately $2,516,000 and $157,000, respectively. During the year ended December 31, 2021, approximately $23,000 of the interest income earned on funds held in the Trust Account was available to pay taxes.

The Company’s liquidity needs through December 31, 2021 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $151,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”) (see Note 4), the proceeds from the sale of the Private Placement Units not held in the Trust Account, and the Sponsor Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor has committed up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Company’s initial Business Combination (the “Sponsor Loan”). If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 4). As of December 31, 2021 and 2020, there was approximately $949,000 and $0 outstanding, respectively, under the Sponsor Loan.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable,

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination. As of both December 31, 2021 and 2020, there were no amounts outstanding under the Working Capital Loans.

Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

Principles of Consolidation

The consolidated financial statements of the Company include its wholly owned subsidiaries. All inter-company accounts and transactions are eliminated in consolidation.

Going Concern

In connection with the Company’s going concern considerations in accordance with guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern, the Company has until February 23, 2023 to consummate a Business Combination. The Company’s mandatory liquidation date, if a Business Combination is not consummated, raises substantial doubt about the entity’s ability to continue as a going concern. These financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should the Company be unable to continue as a going concern. As discussed in Note 1, in the event of a mandatory liquidation, within ten business days, the Company will redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

This may make comparison of the Company’s consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Restatement of Previously Issued Financial Statements

Restatement 1

On April 12, 2021, the staff of the SEC (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to being treated as equity. The Company previously accounted for the warrants and the FPS as components of equity.

In light of the SEC Staff Statement, the Company reevaluated the accounting treatment of (i) the 7,500,000 Public Warrants (as defined below) that were included in the Units issued by the Company in the Initial Public Offering, (ii) the 175,000 Private Placement Warrants (as defined below) that were issued to the Company’s sponsor in a private placement that closed concurrently with the Initial Public Offering and (iii) the FPS (see Note 2 and Note 9).

Specifically, pursuant to their terms, the exercise of the Public Warrants, Private Placement Warrants and the warrants included in the FPS may be settled in cash upon the occurrence of a tender offer or exchange that involves holders of 50% or more of the Company’s shares of Class A common stock. Because not all of the Company’s stockholders need to participate in such tender offer or exchange to trigger the potential cash settlement and the Company does not control the occurrence of such an event, management concluded that the Public Warrants, Private Placement Warrants and warrants included in the FPS do not meet the conditions of equity classification set forth in ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”).

As the Public Warrants, Private Placement Warrants and the FPS meet the definition of a derivative under ASC 815, Derivatives and Hedging (“ASC 815”), the Public Warrants, Private Placement Warrants and the FPS should be recorded as liabilities on the balance sheet and measured at fair value at inception and at each reporting date in accordance with ASC 820, Fair Value Measurement (“ASC 820”), with any subsequent changes in fair value recognized in the Company’s statement of operations in the period of change.

Restatement 2

In connection with the change in presentation for shares of Class A common stock subject to possible redemption in the Company’s financial statements for the quarter ended September 30, 2021, the Company re-evaluated its accounting of the Public Shares. As a result, the Company determined that at the closing of the Initial Public Offering, it had improperly valued the Public Shares. The Company has previously determined the Public Shares subject to possible redemption to be equal to the redemption value of $10.00 per share, while also taking into consideration that pursuant to the Company’s amended and restated certificate of incorporation, a redemption cannot result in net tangible assets being less than $5,000,001. Pursuant to the updated analysis, management determined that all Public Shares can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all Public Shares subject to possible redemption, resulting in the shares of Class A common stock subject to possible redemption being equal to their redemption value, reclassified the remaining Public Shares from permanent equity to temporary equity on the Company’s balance sheet, and recognized accretion from the initial book value to redemption value at the time of the Initial Public Offering, with a resulting decrease in Additional paid-in capital and increase in Accumulated deficit.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

The Company assessed the materiality of both restatements on its prior period’s financial statement in accordance with SEC Staff Accounting Bulletins Topic 1.M, Materiality and Topic 1.A, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements and the guidance in ASC 250, Accounting Changes and Error Corrections. As a result of this assessment, the Company determined that the corrections were material to the previously filed financial statement that contained the errors as initially reported in the Company’s Form 8-K as of February 23, 2021 (the “Affected Period”). Therefore, the Company is reporting these restatements to the Affected Period in this Form 10-K.

The table below presents the effects of the financial statement adjustments related to the restatements of the Company’s previously reported balance sheet as of February 23, 2021:
	As of February 23, 2021
	As Previously Reported	Adjustment 1	Adjustment 2	As Restated
Balance Sheet
Warrant liability	$—	$9,536,188	$—	$9,536,188
FPS liability	$—	$3,859,558	$—	$3,589,558
Total liabilities	$965,432	$13,395,746	$—	$14,361,178
Class A common stock subject to possible redemption	$295,447,690	$(13,395,740)	$17,948,050	$300,000,000
Class A common stock	$116	$134	$(180)	$70
Additional paid-in-capital	$5,000,437	$3,859,421	$(8,859,858)	$—
Accumulated deficit	$(1,294)	$(3,859,560)	$(9,088,013)	$(12,948,867)
Total Stockholders’ Equity/(Deficit)	$5,000,009	$(6)	$(17,948,050)	$(12,948,047)

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liability and FPS liability. Such estimates may be subject to change as more current information becomes available and, therefore, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account as of December 31, 2021 and 2020. The Company’s investments held in the Trust Account as of December 31, 2021 were comprised of cash equivalents.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage limit of $250,000, and cash equivalents held in the Trust Account. For the year ended December 31, 2021 and for the period from April 17, 2020 (inception) through December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature, with the exception of the warrant and FPS liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering.

Warrant and FPS Liability

The Company accounts for the warrants and FPS as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and FPS using applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815. The assessment considers whether the warrants and FPS are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants and FPS are indexed to the Company’s own shares of common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the warrants and execution of the FPA and as of each subsequent quarterly period end date while the warrants and FPS are outstanding. For issued or modified warrants and for instruments to be issued pursuant to the FPA that meet all of the criteria for equity classification, such warrants and instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants and for the FPA instruments that do not meet all the criteria for equity classification, such warrants and instruments are required to be recorded at their initial fair value on the date of issuance, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants and the FPS are recognized on the consolidated statements of operations in the period of the change.

The Company accounts for the warrants and FPS in accordance with guidance in ASC 815-40, pursuant to which the warrants and FPS do not meet the criteria for equity classification and must be recorded as liabilities. See Note 7 for further discussion of the pertinent terms of the warrants and Note 9 for further discussion of the methodology used to determine the fair value of the warrants and FPS.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. Shares of conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. All of the Public Shares feature certain redemption rights that are considered to be outside of the Company’s

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2021 and 2020, 30,000,000 and 0 shares of Class A common stock subject to possible redemption, respectively, are presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets. The Company recognizes any subsequent changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A common stock to the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value of redeemable Class A common stock. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable Class A common stock also resulted in charges against Additional paid-in capital and Accumulated deficit.

Net Loss Per Share of Common Stock

The Company complies with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding for the applicable periods. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants to purchase an aggregate of 7,675,000 shares of Class A common stock sold in the Initial Public Offering and Private Placement in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share of common stock is the same as basic earnings per share of common stock for the periods presented.

The following table reflects the calculation of basic and diluted net loss per share of common stock:
	For the Year Ended December 31, 2021			For the Period from April 17, 2020 (Inception) through December 31, 2020
	Class A – Public shares	Class A – Private placement shares	Class B – Common stock	Class A – Public shares	Class A – Private placement shares	Class B – Common stock
Basic and diluted net loss per share of common stock
Numerator:
Allocation of net loss	$(13,610,073)	$(317,568)	$(3,980,510)	$—	$—	$(1,294)
Denominator:
Basic and diluted weighted average number of shares of common stock outstanding	25,643,836	598,356	7,500,000	—	—	7,500,000
Basic and diluted net loss per share of common stock	$(0.53)	$(0.53)	$(0.53)	$—	$—	$(0.00)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standard Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The standard is expected to reduce complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU also enhances information transparency by making targeted improvements to the related disclosures guidance. Additionally, the amendments affect the diluted EPS calculation for instruments that may be settled in cash or shares and for convertible instruments. The new standard will become effective for the Company beginning January 1, 2024, can be applied using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s consolidated financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. On February 23, 2021, the Sponsor forfeited 1,125,000 shares of Class B common stock, due to the underwriters not exercising the overallotment option, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares).

Note 4 — Related Party Transactions

Founder Shares

In April 2020, the Sponsor purchased 20,125,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. In October 2020, the Sponsor returned to the Company, at no cost, an aggregate of 5,750,000 Founder Shares, which the Company cancelled, and in January 2021, the Sponsor returned to the Company, at no cost, an aggregate of 5,750,000 Founder Shares, which the Company cancelled. In February 2021, the Sponsor transferred an aggregate of 20,000 Founder Shares to independent directors of the Company. As a result, the Company recognized approximately $161,000 of compensation expense at fair value that was presented in the Company’s consolidated statements of operations. On February 23, 2021, the Sponsor forfeited 1,125,000 shares of Class B common stock, due to the underwriter not exercising the overallotment option, such that the initial stockholders collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

Placement Shares), resulting in an aggregate of 7,500,000 Founder Shares outstanding and held by the Sponsor and independent directors of the Company. All share and per share amounts have been retroactively adjusted. The Founder Shares will automatically convert into shares of Class A common stock at the time of the consummation of the Business Combination and are subject to certain transfer restrictions.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 700,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($7,000,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock (the “Private Placement Shares”) and one-fourth of one warrant (each whole warrant, a “Private Placement Warrant”). Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Units have been added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Underwriter

Cantor Fitzgerald & Co. (“CF&Co.”), the lead underwriter of the Initial Public Offering, is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss any potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, and assist the Company with its press releases and public filings in connection with the Business Combination. The Company will pay CF&Co. a cash fee (the “Marketing Fee”) for such services upon the consummation of the Business Combination in an amount equal to $10,500,000, which is equal to 3.5% of the gross proceeds of the Initial Public Offering.

Related Party Loans

The Sponsor made available to the Company, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. Prior to the closing of the Initial Public Offering, the amount outstanding under the Pre-IPO Note was approximately $151,000. The Pre-IPO Note was non-interest bearing and was repaid in full upon the completion of the Initial Public Offering.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor has committed, pursuant to the Sponsor Loan, up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, for the period commencing upon the consummation of the Initial Public Offering and concluding upon the Company’s initial Business Combination. For the year ended December 31, 2021 and 2020, the Company paid approximately $102,000 and $0, respectively, for office space and administrative fees. As of December 31, 2021 and 2020, the Company had borrowed approximately $949,000 and $0, respectively, under the Sponsor Loan.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of both December 31, 2021 and 2020, there were no amounts outstanding under the Working Capital Loans.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payables to related parties on the accompanying consolidated balance sheets. As of December 31, 2021 and 2020, the Company had accounts payable outstanding to the Sponsor for such expenses paid on the Company’s behalf of approximately $557,000 and $106,000, respectively.

Note 5 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on February 18, 2021, the holders of Founder Shares and Private Placement Units (and component securities) are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted CF&Co. a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On February 23, 2021, simultaneously with the closing of the Initial Public Offering, CF&Co. advised the Company that it would not exercise the over-allotment option.

CF&Co. was paid a cash underwriting discount of $6,000,000 in connection with the Initial Public Offering.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Company’s Business Combination. (see Note 4).

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the pandemic could have an effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6 — Stockholders’ Equity

Class A Common Stock — The Company is authorized to issue 160,000,000 shares of Class A common stock, par value $0.0001 per share. As of December 31, 2021, there were 700,000 shares of Class A common stock issued and outstanding, excluding 30,000,000 shares subject to possible redemption. As of December 31, 2020, there were no shares of Class A common stock issued or outstanding. The outstanding Class A common stock as of December 31, 2021 includes 700,000 shares included in the Private Placement Units. The shares of Class A common stock included in the Private Placement Units do not contain the same redemption features contained in the Public Shares.

Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock, par value $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 7,500,000 and 8,625,000 shares of Class B common stock issued and outstanding, respectively. In connection with the underwriter advising the Company that it would not exercise its over-allotment option, the Sponsor forfeited 1,125,000 shares of Class B common stock, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares).

Prior to the consummation of the Business Combination, only holders of Class B common stock have the right to vote on the election of directors. Holders of Class A common stock are not entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

In October 2020, the Sponsor returned to the Company, at no cost, an aggregate of 5,750,000 Founder Shares, which the Company cancelled, and in January 2021, the Sponsor returned to the Company, at no cost, an aggregate of 5,750,000 Founder Shares, which the Company cancelled. On February 23, 2021, the Sponsor forfeited 1,125,000 shares of Class B common stock, resulting in an aggregate of 7,500,000 Founder Shares outstanding and held by the Sponsor and independent directors of the Company. Information contained in the consolidated financial statements have been retroactively adjusted for this split and cancellation.

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of both December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time during the exercise period;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Warrants (cont.)

below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Income Taxes

The Company’s taxable income primarily consists of interest income on the Trust Account. The Company’s general and administrative expenses are generally considered start-up costs and are not currently deductible. There was no income tax expense for the year ended December 31, 2021 and for the period from April 17, 2020 (inception) through December 31, 2020.

The income tax provision (benefit) consists of the following for the year ended December 31, 2021 and for the period from April 17, 2020 (inception) through December 31, 2020:
	For the Year Ended December 31, 2021	For the Period from April 17, 2020 (Inception) through December 31, 2020
Current
Federal	$—	$—
State	—	—
Deferred
Federal	(638,081)	—
State	—	—
Change in valuation allowance	638,081	—
Income tax provision expense	$—	$—

The Company’s net deferred tax assets are as follows as of December 31, 2021 and 2020:
	December 31,
	2021	2020
Deferred tax asset
Startup/Organizational Costs	$566,509	$—
Deferred Compensation	33,805
Net operating loss carryforwards	37,767	—
Total deferred tax assets	638,081	—
Valuation allowance	(638,081)	—
Deferred tax asset, net of allowance	$—	$—

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Income Taxes (cont.)

There were no unrecognized tax benefits as of December 31, 2021 and 2020. No amounts were accrued for the payment of interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

A reconciliation of the statutory federal income tax rate (benefit) to the Company’s effective tax rate (benefit) is as follows for the year ended December 31, 2021 and for the period from April 17, 2020 (inception) through December 31, 2020:
	For the Year Ended December 31, 2021	For the Period from April 17, 2020 (Inception) through December 31, 2020
Statutory Federal income tax rate	21.0%	—%
Change in fair value of warrant liability	(12.2)%	—
Change in fair value of FPS liability	(5.2)%	—
Change in valuation allowance	(3.6)%	—
Income Taxes Benefit	0.0%	0.0%

Note 9 — Fair Value Measurements on a Recurring Basis

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs to valuation techniques used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These three levels of the fair value hierarchy are:

•        Level 1 measurements — unadjusted observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2 measurements — inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3 measurements — unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements on a Recurring Basis (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and indicates the fair value hierarchy of the inputs that the Company utilized to determine such fair value.

December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account U.S. Treasury Securities	$300,023,016	$—	$—	$300,023,016
Liabilities:
Warrant liability	$19,499,250	$454,982	$—	$19,954,232
FPS liability	—	—	4,452,968	4,452,968
Total Liabilities	$19,499,250	$454,982	$4,452,968	$24,407,200

Level 1 assets as of December 31, 2021 include investments in a money market fund that holds U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Warrant Liability

The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s consolidated balance sheet. The warrant liability is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of warrant liability in the Company’s consolidated statement of operations.

Initial Measurement

The Company established the initial fair value for the warrants on February 23, 2021, the date of the closing of the Initial Public Offering. The Public Warrants and Private Placement Warrants were measured at fair value on a recurring basis, using an Options Pricing Model (the “OPM”). The Company allocated the proceeds received from (i) the sale of Units in the Initial Public Offering (which is inclusive of one share of Class A common stock and one-fourth of one Public Warrant), (ii) the sale of the Private Placement Units (which is inclusive of one share of Class A common stock and one-fourth of one Private Placement Warrant), and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A common stock subject to possible redemption. The warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The Company utilized the OPM to value the warrants as of February 23, 2021, with any subsequent changes in fair value recognized in the consolidated statement of operations. The estimated fair value of the warrant liability as of February 23, 2021, was determined using Level 3 inputs. Inherent in the OPM are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimated the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate was based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants was assumed to be equivalent to their remaining contractual term. The dividend rate was based on the historical rate, which the Company anticipated to remain at zero. The aforementioned warrant liability is not subject to qualified hedge accounting.

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements on a Recurring Basis (cont.)

The following table provides quantitative information about the inputs utilized by the Company in the fair value measurement of the warrants as of February 23, 2021:
February 23, 2021 (initial measurement)
Risk-free interest rate	0.76%
Expected term (years)	5
Expected volatility	17.5%
Exercise price	$11.50
Stock price	$10.00
Dividend yield	0.0%

Subsequent Measurement

During the year ended December 31, 2021, the fair value measurement of the Public Warrants was reclassified from Level 3 to Level 1 due to the use of an observable quoted price in an active market. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of the Private Placement Warrants is equivalent to that of the Public Warrants. As such, the Private Placement Warrants were reclassified from Level 3 to Level 2 during the year ended December 31, 2021.

As of December 31, 2021, the aggregate fair values of the Private Placement Warrants and Public Warrants were approximately $0.5 million and $19.5 million, respectively.

The following table presents the changes in the fair value of warrant liability:
	Private Placement	Public	Warrant Liability
Fair value as of December 31, 2020	$—	$—	$—
Fair value as of February 23, 2021	217,437	9,318,750	9,536,187
Change in valuation inputs or other assumptions(1)	237,545	10,180,500	10,418,045
Fair value as of December 31, 2021(2)	$454,982	$19,499,250	$19,954,232

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Change in fair value of warrant liability in the consolidated statement of operations.

(2)      Due to the use of quoted prices in an active market (Level 1) and the use of observable inputs for similar assets or liabilities (Level 2) for Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totalling $7.3 million during the year ended December 31, 2021.

FPS Liability

The liability for the FPS was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $15.0 million pursuant to the FPA is discounted to present value and compared to the fair value of the shares of common stock and warrants to be issued pursuant to the FPA. The fair value of the shares of common stock and warrants to be issued under the FPA are based on the public trading price of the Units issued in the Initial Public Offering. The excess (liability) or deficit (asset) of the fair value of the shares of common stock and warrants to be issued

CF ACQUISITION CORP. VI
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Fair Value Measurements on a Recurring Basis (cont.)

compared to the $15.0 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPS is the probability of consummation of the Business Combination. As of December 31, 2021, the probability assigned to the consummation of the Business Combination was 80%, which was determined based on a hybrid approach of both observed success rates of business combinations for SPACs and affiliates of the Sponsor’s track record for consummating similar transactions.

The following table presents a summary of the changes in the fair value of the FPS liability:
FPS Liability
Fair value as of February 23, 2021	$3,859,558
Change in valuation inputs or other assumptions(1)	593,410
Fair value as of December 31, 2021	$4,452,968

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Change in fair value of FPS liability in the consolidated statement of operations.

Note 10 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the consolidated financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the disclosures in the consolidated financial statements other than as described below.

On February 14, 2022, the Company filed the Registration Statement with the SEC.

CF ACQUISITION CORP. VI
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021
	(Unaudited)
Assets:
Current Assets:
Cash	$25,000	$25,000
Prepaid expenses	470,739	482,069
Total current assets	495,739	507,069
Other assets	—	64,562
Cash equivalents held in Trust Account	300,004,850	300,023,016
Total Assets	$300,500,589	$300,594,647

Liabilities and Stockholders’ Deficit:
Current Liabilities:
Accrued expenses	$1,529,634	$1,316,833
Payables to related party	—	557,123
Sponsor loan – promissory notes	1,983,691	949,154
Franchise tax payable	49,885	200,000
Total Current Liabilities	3,563,210	3,023,110
Warrant liability	26,363,625	19,954,232
FPS liability	7,491,200	4,452,968
Total Liabilities	37,418,035	27,430,310

Commitments and Contingencies
Class A common stock subject to possible redemption, 30,000,000 shares issued and outstanding at redemption value of $10.00 per share as of both March 31, 2022 and December 31, 2021	300,000,000	300,000,000

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of both March 31, 2022 and December 31, 2021	—	—
Class A common stock, $0.0001 par value; 160,000,000 shares authorized; 700,000 shares issued and outstanding (excluding 30,000,000 shares subject to possible redemption) as of both March 31, 2022 and December 31, 2021	70	70
Class B common stock, $0.0001 par value; 40,000,000 shares authorized; 7,500,000 shares issued and outstanding as of both March 31, 2022 and December 31, 2021	750	750
Additional paid-in-capital	175,610	160,975
Accumulated deficit	(37,093,876)	(26,997,458)
Total Stockholders’ Deficit	(36,917,446)	(26,835,663)
Total Liabilities and Stockholders’ Deficit	$300,500,589	$300,594,647

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF ACQUISITION CORP. VI
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
	2022	2021
General and administrative costs	$576,192	$135,486
Administrative expenses – related party	30,000	12,169
Franchise tax expense	50,000	37,829
Loss from operations	(656,192)	(185,484)
Interest income on investments held in Trust Account	7,399	411
Changes in fair value of warrant liability	(6,409,393)	(198,783)
Changes in fair value of FPS liability	(3,038,232)	(2,789,394)
Net loss	$(10,096,418)	$(3,173,250)

Weighted average number of shares of common stock outstanding:
Class A – Public shares	30,000,000	12,333,333
Class A – Private placement	700,000	287,778
Class B – Common stock	7,500,000	7,500,000
Basic and diluted net loss per share of common stock:
Class A – Public shares	$(0.26)	$(0.16)
Class A – Private placement	$(0.26)	$(0.16)
Class B – Common stock	$(0.26)	$(0.16)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF ACQUISITION CORP. VI
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT (UNAUDITED)
For the Three Months Ended March 31, 2022 and 2021

	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	700,000	$70	7,500,000	$750	$160,975	$(26,997,458)	$(26,835,663)
Stock-based compensation	—	—	—	—	14,635	—	14,635
Net loss	—	—	—	—	—	(10,096,418)	(10,096,418)
Balance – March 31, 2022	700,000	$70	7,500,000	$750	$175,610	$(37,093,876)	$(36,917,446)
	Common Stock				Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’ Equity (Deficit)
	Class A		Class B
	Shares	Amount	Shares(1)	Amount
Balance – December 31, 2020	—	$—	8,625,000	$863	$24,137	$(1,294)	$23,706

Sale of Class A common stock to Sponsor in private placement	700,000	70	—	—	6,782,493	—	6,782,563
Forfeiture of Class B common stock by Sponsor at $0.0001 par value	—	—	(1,125,000)	(113)	113	—	—
Accretion for redeemable shares of Class A common stock to redemption value	—	—	—	—	(6,806,743)	(9,088,013)	(15,894,756)
Net loss	—	—	—	—	—	(3,173,250)	(3,173,250)
Balance – March 31, 2021	700,000	$70	7,500,000	$750	$—	$(12,262,557)	$(12,261,737)

____________

(1)      This number has been retroactively adjusted to reflect the cancellation of 5,750,000 shares of Class B common stock in October 2020 and 5,750,000 shares of Class B common stock in January 2021. On February 23, 2021, 1,125,000 shares of Class B common stock were forfeited by the Sponsor (see Note 6).

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF ACQUISITION CORP. VI
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net loss	$(10,096,418)	$(3,173,250)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party	443,479	22,094
Stock-based compensation	14,635	—
Interest income on investments held in Trust Account	(7,399)	(411)
Changes in fair value of warrant liability	6,409,393	198,783
Changes in fair value of FPS liability	3,038,232	2,789,394
Changes in operating assets and liabilities:
Other assets	135,392	—
Accrued expenses	212,801	(53,779)
Payables to related party	(557,123)	—
Franchise tax payable	(150,115)	36,364
Deferred offering costs associated with the initial public offering	—	180,805
Net cash used in operating activities	(557,123)	—
Cash flows from investing activities
Proceeds from Trust Account to pay franchise taxes	25,565	—
Cash deposited in Trust Account	—	(300,000,000)
Net cash provided by (used in) investing activities	25,565	(300,000,000)

Cash flows from financing activities
Proceeds from related party – Sponsor loan	1,034,537	647,795
Proceeds received from initial public offering	—	300,000,000
Proceeds received from private placement	—	7,000,000
Offering costs paid	—	(6,424,856)
Payment of related party payable	(502,979)	(1,222,939)
Net cash provided by financing activities	531,558	300,000,000

Net change in cash	—	—
Cash – beginning of the period	25,000	25,000
Cash – end of the period	$25,000	$25,000

Supplemental disclosure of non-cash financing activities:
Offering costs paid with note payable to Sponsor	$—	$45,346
Prepaid expenses paid with payables to related party	$—	$956,034

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation

CF Acquisition Corp. VI (the “Company”) was incorporated in Delaware on April 17, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). On December 6, 2021, 1000045707 Ontario Inc., an Ontario corporation and a direct wholly owned subsidiary of the Company, and 1000045728 Ontario Inc., an Ontario corporation and an indirect, wholly owned subsidiary of the Company were incorporated (collectively referred to as the “subsidiaries”). The subsidiaries were incorporated for the purposes of consummating the Transactions (as defined below).

Although the Company is not limited in its search for target businesses to a particular industry or sector for the purpose of consummating a Business Combination, the Company intends to focus its search on companies operating in the financial services, healthcare, real estate services, technology and software industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2022, the Company had not commenced operations. All activity through March 31, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”) described below, and the Company’s efforts toward locating and completing a suitable Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company has generated non-operating income in the form of interest income on investments in money market funds that invest in U.S. Treasury Securities and cash equivalents from the proceeds derived from the Initial Public Offering, and recognized changes in the fair value of the warrant liability and FPS (as defined below) liability as other income (expense).

The Company’s sponsor is CFAC Holdings VI, LLC (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 18, 2021. On February 23, 2021, the Company consummated the Initial Public Offering of 30,000,000 units (each, a “Unit” and with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), at a purchase price of $10.00 per Unit, generating gross proceeds of $300,000,000, which is described in Note 3. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant. Each whole warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50. Each warrant will become exercisable 30 days after the completion of the Business Combination and will expire 5 years after the completion of the Business Combination, or earlier upon redemption or liquidation.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 700,000 units (the “Private Placement Units”) at a price of $10.00 per Private Placement Unit to the Sponsor in a private placement, generating gross proceeds of $7,000,000, which is described in Note 4. The proceeds of the Private Placement Units were deposited into the Trust Account (as defined below) and will be used to fund the redemption of the Public Shares subject to the requirements of applicable law (see Note 4).

Offering costs amounted to approximately $6,600,000, consisting of $6,100,000 of underwriting fees and approximately $500,000 of other costs.

Following the closing of the Initial Public Offering and sale of Private Placement Units on February 23, 2021, an amount of $300,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units (see Note 4) was placed in a trust account (the “Trust Account”) located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, which may be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below.

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

Initial Business Combination — The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share). The per share amount to be distributed to public stockholders who redeem the Public Shares will not be reduced by the Marketing Fee (as defined in Note 4). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated certificate of incorporation (as may be amended, the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the Business Combination is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed Business Combination. If the Company seeks stockholder approval in connection with a Business Combination, the initial stockholders (as defined below) have agreed to vote their Founder Shares (as defined in Note 4), their Private Placement Shares and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the initial stockholders have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares held by the initial stockholders in connection with the completion of a Business Combination.

Notwithstanding the foregoing, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A common stock sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial stockholders”) have agreed not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) that would affect the substance or timing of the Company’s obligation to allow redemption in connection with its initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

On December 1, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with Rumble, Inc. (“Rumble”). Pursuant to the Business Combination Agreement and by means of an arrangement under Section 182 of the Business Corporations Act (Ontario) (the “Arrangement”), subject to the terms and conditions set forth in the Business Combination Agreement and a plan of arrangement (the “Plan of Arrangement”) to be submitted to the Ontario Superior Court of Justice (Commercial List), upon the closing of the transactions contemplated by the Business Combination Agreement (the “Closing” and such transactions, the “Transactions”), in exchange for their respective shares of capital stock of Rumble:

•        For each share of Rumble capital stock held by eligible electing Canadian shareholders of Rumble (“Electing Shareholders”), the Electing Shareholder will receive a number of exchangeable shares in an indirect, wholly owned Canadian subsidiary of the Company (the “ExchangeCo Shares”) equal to the quotient obtained by dividing the Price Per Company Share (as defined below) by $10.00 (the “Company Exchange Ratio”), and such Electing Shareholders shall concurrently subscribe for nominal value for a corresponding number of shares of Class C common stock of the Company, par value $0.0001 per share (the “Class C Common Stock”), a new class of voting, non-economic shares of common stock of the Company to be created and issued in connection with the Closing; and

•        For each share of Rumble capital stock held by all other shareholders of Rumble (“Non-Electing Shareholders”, and collectively with the Electing Shareholders, the “Rumble Shareholders”), such Non-Electing Shareholder will receive a number of shares of Class A common of the Company stock equal to the Company Exchange Ratio.

The “Arrangement Consideration” means the sum of $3,150,000,000, plus the cash and cash equivalents balance held by Rumble as of the Closing (net of outstanding indebtedness), plus the aggregate exercise price of all outstanding options to purchase Rumble stock. The “Price Per Company Share” is obtained by dividing (x) the Arrangement Consideration by (y) the number of outstanding shares of capital stock of Rumble (calculated on a fully-diluted basis in accordance with the Business Combination Agreement).

In addition, under the Business Combination Agreement and the Arrangement, all outstanding options and warrants to purchase shares of Rumble capital stock will be exchanged for a certain number of options and warrants to purchase shares of Class A common stock of the Company, respectively, based upon formulas set forth in the Business Combination Agreement, including earnout provisions for the options.

At Closing, the Escrow Portion (as defined below) of the aggregate shares of Class A common stock, shares of Class C Common Stock and ExchangeCo Shares issued in connection with the Arrangement to the Rumble Shareholders in exchange for their Rumble shares will be set aside in escrow accounts (the “Forfeiture Escrow Accounts”, and the shares in the Forfeiture Escrow Accounts, the “Forfeiture Escrow Shares”). “Escrow Portion” means the quotient of (a) 105,000,000 divided by (b) the Arrangement Consideration divided by $10.00. The Forfeiture Escrow Shares will be held in escrow for five years after the Closing (such period, the “Escrow Period”), at which time, if not earned and released to the Rumble Shareholders in accordance with the terms of the Business Combination Agreement, such Forfeiture Escrow Shares will be released to the Company for cancellation. The Forfeiture Escrow Shares will be earned and released by the Rumble Shareholders upon the closing price of the Class A common stock of the Company equaling or exceeding targets of $15.00 and $17.50, respectively (with 50% released at each target, or if the latter target is reached first, 100%) for a period of 20 trading days during any 30 consecutive trading day period during the Escrow Period. In addition, the Forfeiture Escrow Shares are subject to early vesting in the event of a change of control transaction during the Escrow Period involving payments per share (including the Forfeiture Escrow Shares vested) exceeding the same target levels set forth above.

Subject to payment of the applicable exercise price of Exchanged Company Options, the holders thereof will receive corresponding Tandem Option Earnout Shares, which will be treated substantially the same as the Forfeiture Escrow Shares.

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

In addition, for an aggregate purchase price of $1.0 million (the “Class D Investment”), upon the Closing and pursuant to a subscription agreement to be entered into between Christopher Pavlovski, Rumble’s CEO and founder (“Mr. Pavlovski”) and the Company, the Company will issue and sell to Mr. Pavlovski a number of shares of Class D common stock, par value $0.001 per share (the “Class D Common Stock”), a new class of non-economic shares of common stock of the Company carrying the right to multiple votes per share to be created and issued in connection with the Closing, such that, taking into account the shares of Class A common stock (if any) and Class C Common Stock to be issued to Mr. Pavlovski at Closing, upon Closing, Mr. Pavlovski will have 85% of the voting power of the Company on a fully-diluted basis. Such shares of Class D Common Stock to be issued to Mr. Pavlovski are expected to be the only issued and outstanding shares of Class D Common Stock.

Contemporaneously with the execution of the Business Combination Agreement, the Company entered into separate Subscription Agreements (the “Subscription Agreements”) with a number of subscribers (each a “Subscriber”), including the Sponsor, pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, an aggregate of 8.5 million shares of Class A common stock of the Company (the “PIPE Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $85.0 million (the “PIPE Investments”), with the Sponsor’s Subscription Agreement accounting for up to $7.59 million of such aggregate PIPE Investments. The closing of the sale of the PIPE Shares pursuant to the Subscription Agreements is contingent upon, among other customary closing conditions, the substantially concurrent Closing.

Concurrently with the execution of the Business Combination Agreement, the Company entered into a Share Repurchase Agreement with Mr. Pavlovski, pursuant to which the Company agreed to repurchase from Mr. Pavlovski, upon the Closing, 1.1 million ExchangeCo Shares and redeem a corresponding number of shares of Class C Common Stock, for a total purchase price of $11.0 million. The closing of the share repurchase is contingent upon (and will take place immediately following), the Closing.

For more information on the Transactions, the agreements described above and other related agreements, please see the Forms 8-K filed by the Company with the SEC on December 2, 2021 and the Company’s Registration Statement on Form S-4 in relation to the Transactions, initially filed with the SEC on February 14, 2022 (the “Registration Statement”).

Forward Purchase Contract — In connection with the Initial Public Offering, the Sponsor committed, pursuant to a forward purchase contract with the Company (the “FPA”), to purchase, in a private placement for gross proceeds of $15,000,000 to occur concurrently with the consummation of an initial Business Combination, 1,500,000 of the Company’s Units on substantially the same terms as the sale of Units in the Initial Public Offering at $10.00 per Unit, and 375,000 shares of Class A common stock (for no additional consideration) (the securities issuable pursuant to the FPA, the “FPS”). The funds from the sale of the FPS will be used as part of the consideration to the sellers in the initial Business Combination; any excess funds from this private placement will be used for working capital in the post-transaction company. This commitment is independent of the percentage of stockholders electing to redeem their Public Shares and provides the Company with a minimum funding level for the initial Business Combination.

Failure to Consummate a Business Combination — The Company has until February 23, 2023, or a later date approved by the Company’s stockholders in accordance with the Amended and Restated Certificate of Incorporation, to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination by the end of the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

clauses (ii) and (iii), to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The initial stockholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the initial stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account below $10.00 per share. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account, except for the Company’s independent registered public accounting firm.

Liquidity and Capital Resources

As of both March 31, 2022 and December 31, 2021, the Company had $25,000 of cash in its operating account. As of March 31, 2022 and December 31, 2021, the Company had a working capital deficit of approximately $3,067,000 and $2,516,000, respectively. As of March 31, 2022 and December 31, 2021, approximately $5,000 and $23,000, respectively, of interest income earned on funds held in the Trust Account was available to pay taxes.

The Company’s liquidity needs through March 31, 2022 have been satisfied through a contribution of $25,000 from the Sponsor in exchange for the issuance of the Founder Shares, a loan of approximately $151,000 from the Sponsor pursuant to a promissory note (the “Pre-IPO Note”) (see Note 4), the proceeds from the sale of the Private Placement Units not held in the Trust Account, and the Sponsor Loan (as defined below). The Company fully repaid the Pre-IPO Note upon completion of the Initial Public Offering. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor has committed up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements after the Initial Public Offering and prior to the Company’s initial Business Combination (the “Sponsor Loan”). If the Sponsor Loan is insufficient, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company with Working Capital Loans (as defined in Note 4). As of March 31, 2022 and December 31, 2021, there was approximately $1,984,000 and $949,000, respectively, outstanding under the loans payable by the Company to the Sponsor. As of March 31, 2022 and December 31, 2021, these amounts included approximately $1,750,000 and $949,000, respectively, outstanding under the Sponsor Loan, and approximately $234,000 and $0, respectively, outstanding under the Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity from the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors, to meet its needs through the earlier of the consummation of a Business Combination or one year from

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Basis of Presentation

The unaudited condensed consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of March 31, 2022 and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in unaudited condensed consolidated financial statements prepared in accordance with U.S. GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year or any future period. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K and the final prospectus filed by the Company with the SEC on March 24, 2022 and February 19, 2021, respectively.

Principles of Consolidation

The consolidated financial statements of the Company include its wholly owned subsidiaries. All inter-company accounts and transactions are eliminated in consolidation.

Going Concern

In connection with the Company’s going concern considerations in accordance with guidance in the Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (“ASC”) 205-40, Presentation of Financial Statements — Going Concern, the Company has until February 23, 2023 to consummate a Business Combination. The Company’s mandatory liquidation date, if a Business Combination is not consummated, raises substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments related to the recovery of the recorded assets or the classification of the liabilities should the Company be unable to continue as a going concern. As discussed in Note 1, in the event of a mandatory liquidation, within ten business days, the Company will redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares.

Emerging Growth Company

The Company is an “emerging growth company”, as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)

requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liability and FPS liability. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents in its operating account as of both March 31, 2022 and December 31, 2021. The Company’s investments held in the Trust Account as of both March 31, 2022 and December 31, 2021 were comprised of cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal Deposit Insurance Corporation maximum coverage limit of $250,000, and cash equivalents held in the Trust Account. For the three months ended March 31, 2022 and 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, Fair Value Measurement, approximates the carrying amounts represented in the consolidated balance sheets, primarily due to their short-term nature, with the exception of the warrant and FPS liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, and other costs incurred in connection with the preparation for the Initial Public Offering. These costs, together with the underwriting discount, were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering.

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Warrant and FPS Liability

The Company accounts for the warrants and FPS as either equity-classified or liability-classified instruments based on an assessment of the specific terms of the warrants and FPS using applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants and FPS are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and meet all of the requirements for equity classification under ASC 815, including whether the warrants and FPS are indexed to the Company’s own shares of common stock and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the warrants and execution of the FPA and as of each subsequent quarterly period end date while the warrants and FPS are outstanding. For issued or modified warrants and for instruments to be issued pursuant to the FPA that meet all of the criteria for equity classification, such warrants and instruments are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants and for the FPA instruments that do not meet all the criteria for equity classification, such warrants and instruments are required to be recorded at their initial fair value on the date of issuance, and on each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants and the FPS are recognized on the consolidated statements of operations in the period of the change.

The Company accounts for the warrants and FPS in accordance with guidance in ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”), pursuant to which the warrants and FPS do not meet the criteria for equity classification and must be recorded as liabilities. See Note 7 for further discussion of the pertinent terms of the warrants and Note 8 for further discussion of the methodology used to determine the fair value of the warrants and FPS.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of Class A common stock subject to mandatory redemption (if any) are classified as liability instruments and measured at fair value. Shares of conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, shares of Class A common stock are classified as stockholders’ equity. All of the Public Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of both March 31, 2022 and December 31, 2021, 30,000,000 shares of Class A common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s consolidated balance sheets. The Company recognizes any subsequent changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A common stock to the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value of redeemable Class A common stock. This method would view the end of the reporting period as if it were also the redemption date for the security. The change in the carrying value of redeemable Class A common stock also resulted in charges against Additional paid-in capital and Accumulated deficit.

Net Loss Per Share of Common Stock

The Company complies with the accounting and disclosure requirements of ASC 260, Earnings Per Share. Net loss per share of common stock is computed by dividing net loss applicable to stockholders by the weighted average number of shares of common stock outstanding for the applicable periods. The Company applies the two-class method in calculating earnings per share and allocates net loss pro-rata to shares of Class A common stock subject to possible redemption, nonredeemable shares of Class A common stock and shares of Class B common stock. This

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

presentation contemplates a Business Combination as the most likely outcome, in which case all classes of common stock share pro-rata in the net loss of the Company. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The Company has not considered the effect of the warrants to purchase an aggregate of 7,675,000 shares of Class A common stock sold in the Initial Public Offering and Private Placement in the calculation of diluted earnings per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted earnings per share of common stock is the same as basic earnings per share of common stock for the periods presented.

The following table reflects the calculation of basic and diluted net loss per share of common stock:
	For the Three Months Ended March 31, 2022			For the Three Months Ended March 31, 2021
	Class A– Public shares	Class A– Private placement shares	Class B– Common stock	Class A– Public shares	Class A– Private placement shares	Class B– Common stock
Basic and diluted net loss per share of common stock
Numerator:
Allocation of net loss	$(7,929,124)	$(185,013)	$(1,982,281)	$(1,945,059)	$(45,385)	$(1,182,806)
Denominator:
Basic and diluted weighted average number of shares of common stock outstanding	30,000,000	700,000	7,500,000	12,333,333	287,778	7,500,000
Basic and diluted net loss per share of common stock	$(0.26)	$(0.26)	$(0.26)	$(0.16)	$(0.16)	$(0.16)

Income Taxes

The Company complies with the accounting and reporting requirements of ASC 740, Income Taxes (“ASC 740”) which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by tax authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense.

No amounts were accrued for the payment of interest and penalties as of both March 31, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company is subject to income tax examinations by major taxing authorities since inception.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. The standard is expected to reduce complexity and improve comparability of financial reporting associated with accounting for convertible instruments and contracts in an entity’s own equity. The ASU also enhances information transparency by making targeted improvements to the related disclosures guidance. Additionally, the amendments affect the diluted EPS calculation for instruments that may be settled in cash or shares and for convertible instruments. The new standard will become effective for the Company beginning January 1, 2024, can be applied using either a modified retrospective or a fully retrospective method of transition and early adoption is permitted. Management is currently evaluating the impact of the new standard on the Company’s unaudited condensed consolidated financial statements.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s unaudited condensed consolidated financial statements.

Note 3 — Initial Public Offering

Pursuant to the Initial Public Offering, the Company sold 30,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock, and one-fourth of one redeemable warrant (each, a “Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 6). No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. On February 23, 2021, the Sponsor forfeited 1,125,000 shares of Class B common stock, due to the underwriter not exercising the over-allotment option, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares).

Note 4 — Related Party Transactions

Founder Shares

In April 2020, the Sponsor purchased 20,125,000 shares (the “Founder Shares”) of the Company’s Class B common stock, par value $0.0001 (“Class B common stock”) for an aggregate price of $25,000. In October 2020, the Sponsor returned to the Company, at no cost, an aggregate of 5,750,000 Founder Shares, which the Company cancelled, and in January 2021, the Sponsor returned to the Company, at no cost, an aggregate of 5,750,000 Founder Shares, which the Company cancelled. In February 2021, the Sponsor transferred an aggregate of 20,000 Founder Shares to two of the independent directors of the Company. As a result, the Company recognized approximately $15,000 of compensation expense at fair value that was presented in the Company’s consolidated statements of operations for the three months ended March 31, 2022. On February 23, 2021, the Sponsor forfeited 1,125,000 shares of Class B common stock, due to the underwriter not exercising the over-allotment option, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares), resulting in an aggregate of 7,500,000 Founder Shares outstanding and held by the Sponsor and two of the independent directors of the Company. All share and per share amounts have been retroactively adjusted. The Founder Shares will automatically convert into shares of Class A common stock at the time of the consummation of the Business Combination and are subject to certain transfer restrictions.

The initial stockholders have agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last reported sale price of the Class A common stock

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20-trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Units

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 700,000 Private Placement Units at a price of $10.00 per Private Placement Unit ($7,000,000 in the aggregate). Each Private Placement Unit consists of one share of Class A common stock (the “Private Placement Shares”) and one-fourth of one warrant (each whole warrant, a “Private Placement Warrant”). Each Private Placement Warrant is exercisable for one share of Class A common stock at a price of $11.50 per share. The proceeds from the Private Placement Units have been added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Private Placement Warrants will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation.

The Sponsor and the Company’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units until 30 days after the completion of the initial Business Combination.

Underwriter

Cantor Fitzgerald & Co. (“CF&Co.”), the lead underwriter of the Initial Public Offering, is an affiliate of the Sponsor (see Note 5).

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Business Combination to assist the Company in holding meetings with its stockholders to discuss any potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities, and assist the Company with its press releases and public filings in connection with any Business Combination. The Company will pay CF&Co. a cash fee (the “Marketing Fee”) for such services upon the consummation of the Business Combination in an amount equal to $10,500,000, which is equal to 3.5% of the gross proceeds of the Initial Public Offering.

Related Party Loans

The Sponsor made available to the Company, under the Pre-IPO Note, up to $300,000 to be used for a portion of the expenses of the Initial Public Offering. Prior to the closing of the Initial Public Offering, the amount outstanding under the Pre-IPO Note was approximately $151,000. The Pre-IPO Note was non-interest bearing and was repaid in full upon the completion of the Initial Public Offering.

In order to finance transaction costs in connection with an intended initial Business Combination, the Sponsor has committed, pursuant to the Sponsor Loan, up to $1,750,000 to be provided to the Company to fund the Company’s expenses relating to investigating and selecting a target business and other working capital requirements, including $10,000 per month for office space, administrative and shared personnel support services that will be paid to the Sponsor, for the period commencing upon the consummation of the Initial Public Offering and concluding upon the Company’s initial Business Combination. For the three months ended March 31, 2022 and

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Related Party Transactions (cont.)

2021, the Company paid approximately $30,000 and $12,000, respectively, for office space and administrative fees. As of March 31, 2022 and December 31, 2021, there was approximately $1,984,000 and $949,000, respectively, outstanding under the loans payable by the Company to the Sponsor. As of March 31, 2022 and December 31, 2021, these amounts included approximately $1,750,000 and $949,000, respectively, outstanding under the Sponsor Loan, and approximately $234,000 and $0, respectively, outstanding under the Working Capital Loans.

If the Sponsor Loan is insufficient to cover the working capital requirements of the Company, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As described below in “Subsequent Events,” the Company entered into a Working Capital Loan on April 21, 2022 in the amount of up to $500,000. Except for the foregoing, the terms of any future Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.

The Sponsor pays expenses on the Company’s behalf. The Company reimburses the Sponsor for such expenses paid on its behalf. The unpaid balance is included in Payables to related parties on the accompanying unaudited condensed consolidated balance sheets. As of March 31, 2022 and December 31, 2021, the Company had accounts payable outstanding to the Sponsor for such expenses paid on the Company’s behalf of $0 and approximately $557,000, respectively.

Note 5 — Commitments and Contingencies

Registration Rights

Pursuant to a registration rights agreement entered into on February 18, 2021, the holders of Founder Shares and Private Placement Units (and component securities) are entitled to registration rights (in the case of the Founder Shares, only after conversion of such shares to shares of Class A common stock). These holders are entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted CF&Co. a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On February 23, 2021, simultaneously with the closing of the Initial Public Offering, CF&Co. advised the Company that it would not exercise the over-allotment option.

CF&Co. was paid a cash underwriting discount of $6,000,000 in connection with the Initial Public Offering.

The Company also engaged a qualified independent underwriter to participate in the preparation of the registration statement and exercise the usual standards of “due diligence” in respect thereto. The Company paid the independent underwriter a fee of $100,000 upon the completion of the Initial Public Offering in consideration for its services and expenses as the qualified independent underwriter. The qualified independent underwriter received no other compensation.

Business Combination Marketing Agreement

The Company has engaged CF&Co. as an advisor in connection with the Company’s Business Combination (see Note 4).

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Commitments and Contingencies (cont.)

Risks and Uncertainties

Management continues to evaluate the impacts of the COVID-19 pandemic and the military conflict in Ukraine on the financial markets and on the industry, and has concluded that while it is reasonably possible that the pandemic and the conflict could have an effect on the Company’s financial position, results of its operations and the Company’s ability to consummate an Initial Business Combination, including the Rumble Business Combination, the specific impacts are not readily determinable as of the date of the unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 6 — Stockholders’ Deficit

Class A Common Stock — The Company is authorized to issue 160,000,000 shares of Class A common stock, par value $0.0001 per share. As of both March 31, 2022 and December 31, 2021, there were 700,000 shares of Class A common stock issued and outstanding, excluding 30,000,000 shares subject to possible redemption. The outstanding shares of Class A common stock comprise of 700,000 shares included in the Private Placement Units. The shares of Class A common stock included in the Private Placement Units do not contain the same redemption features contained in the Public Shares.

Class B Common Stock — The Company is authorized to issue 40,000,000 shares of Class B common stock, par value $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of both March 31, 2022 and December 31, 2021, there were 7,500,000 shares of Class B common stock issued and outstanding. In connection with the underwriter advising the Company that it would not exercise its over-allotment option, the Sponsor forfeited 1,125,000 shares of Class B common stock, such that the initial stockholders would collectively own 20% of the Company’s issued and outstanding shares of common stock after the Initial Public Offering (not including the Private Placement Shares).

Prior to the consummation of the Business Combination, only holders of Class B common stock have the right to vote on the election of directors. Holders of Class A common stock are not entitled to vote on the election of directors during such time. Holders of Class A common stock and Class B common stock vote together as a single class on all other matters submitted to a vote of stockholders except as required by law.

The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of the Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all shares of common stock outstanding upon the completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with the Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Business Combination).

In October 2020, the Sponsor returned to the Company, at no cost, an aggregate of 5,750,000 Founder Shares, which the Company cancelled, and in January 2021, the Sponsor returned to the Company, at no cost, an aggregate of 5,750,000 Founder Shares, which the Company cancelled. On February 23, 2021, the Sponsor forfeited 1,125,000 shares of Class B common stock, resulting in an aggregate of 7,500,000 Founder Shares outstanding and held by the Sponsor and two of the independent directors of the Company. Information contained in the unaudited condensed consolidated financial statements has been retroactively adjusted for this split and cancellation.

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Stockholders’ Deficit (cont.)

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of both March 31, 2022 and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Note 7 — Warrants

Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable 30 days after the completion of a Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A common stock issuable upon exercise of the Public Warrants. The Company will use its commercially reasonable best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Class A common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants are not transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time during the exercise period;

•        upon a minimum of 30 days’ prior written notice of redemption;

•        if, and only if, the last reported sale price of the Company’s common stock equals or exceeds $18.00 per share for any 20-trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Warrants (cont.)

The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8 — Fair Value Measurements on a Recurring Basis

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs to valuation techniques used in measuring fair value.

The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These three levels of the fair value hierarchy are:

•        Level 1 measurements — unadjusted observable inputs such as quoted prices for identical instruments in active markets;

•        Level 2 measurements — inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3 measurements — unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2022 and December 31, 2021, and indicate the fair value hierarchy of the inputs that the Company utilized to determine such fair value.

March 31, 2022
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account U.S. Treasury Securities	$300,004,850	$—	$—	$300,004,850
Liabilities:
Warrant liability	$25,762,500	$601,125	$—	$26,363,625
FPS liability	—	—	7,491,200	7,491,200
Total Liabilities	$25,762,500	$601,125	$7,491,200	$33,854,825

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements on a Recurring Basis (cont.)

December 31, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)	Total
Assets:
Assets held in Trust Account U.S. Treasury Securities	$300,023,016	$—	$—	$300,023,016
Liabilities:
Warrant liability	$19,499,250	$454,982	$—	$19,954,232
FPS liability	—	—	4,452,968	4,452,968
Total Liabilities	$19,499,250	$454,982	$4,452,968	$24,407,200

Level 1 assets as of both March 31, 2022 and December 31, 2021 include investments in a money market fund that holds U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Warrant Liability

The warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liability on the Company’s consolidated balance sheet. The warrant liability is measured at fair value at inception and on a recurring basis, with any subsequent changes in fair value presented within change in fair value of warrant liability in the Company’s consolidated statement of operations.

Initial Measurement

The Company established the initial fair value for the warrants on February 23, 2021, the date of the closing of the Initial Public Offering. The Public Warrants and Private Placement Warrants were measured at fair value on a recurring basis, using an Options Pricing Model (the “OPM”). The Company allocated the proceeds received from (i) the sale of Units in the Initial Public Offering (which is inclusive of one share of Class A common stock and one-fourth of one Public Warrant), (ii) the sale of the Private Placement Units (which is inclusive of one share of Class A common stock and one-fourth of one Private Placement Warrant), and (iii) the issuance of Class B common stock, first to the warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to shares of Class A common stock subject to possible redemption. The warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The Company utilized the OPM to value the warrants as of February 23, 2021, with any subsequent changes in fair value recognized in the consolidated statement of operations. The estimated fair value of the warrant liability as of February 23, 2021, was determined using Level 3 inputs. Inherent in the OPM are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimated the volatility of its shares of common stock based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate was based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants was assumed to be equivalent to their remaining contractual term. The dividend rate was based on the historical rate, which the Company anticipated to remain at zero. The aforementioned warrant liability is not subject to qualified hedge accounting.

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements on a Recurring Basis (cont.)

The following table provides quantitative information about the inputs utilized by the Company in the fair value measurement of the warrants as of February 23, 2021:
February 23, 2021 (Initial Measurement)
Risk-free interest rate	0.76%
Expected term (years)	5
Expected volatility	17.5%
Exercise price	$11.50
Stock price	$10.00
Dividend yield	0.0%

Subsequent Measurement

During the year ended December 31, 2021, the fair value measurement of the Public Warrants was reclassified from Level 3 to Level 1 due to the use of an observable quoted price in an active market. As the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of the Private Placement Warrants is equivalent to that of the Public Warrants. As such, the Private Placement Warrants were reclassified from Level 3 to Level 2 during the year ended December 31, 2021. There were no transfers into or out of Level 3 fair value measurement during the three months ended March 31, 2022.

As of March 31, 2022, the aggregate fair values of the Private Placement Warrants and Public Warrants were approximately $0.6 million and $25.8 million, respectively. As of December 31, 2021, the aggregate fair values of the Private Placement Warrants and Public Warrants were approximately $0.5 million and $19.5 million, respectively.

The following tables present the changes in the fair value of warrant liability for the period from February 23, 2021 through March 31, 2021 and for the three months ended March 31, 2022:
	Private Placement	Public	Warrant Liability
Fair value as of February 23, 2021	$217,437	$9,318,750	$9,536,187
Change in valuation inputs or other assumptions(1)	4,533	194,250	198,783
Fair value as of March 31, 2021	$221,970	$9,513,000	$9,734,970
	Private Placement	Public	Warrant Liability
Fair value as of December 31, 2021(2)	$454,982	$19,499,250	$19,954,232
Change in valuation inputs or other assumptions(1)	146,143	6,263,250	6,409,393
Fair value as of March 31, 2022	$601,125	$25,762,500	$26,363,625

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Change in fair value of warrant liability in the consolidated statement of operations.

(2)      Due to the use of quoted prices in an active market (Level 1) and the use of observable inputs for similar assets or liabilities (Level 2) for Public Warrants and Private Placement Warrants, respectively, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $7.3 million during the year ended December 31, 2021.

CF ACQUISITION CORP. VI
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Fair Value Measurements on a Recurring Basis (cont.)

FPS Liability

The liability for the FPS was valued using an adjusted net assets method, which is considered to be a Level 3 fair value measurement. Under the adjusted net assets method utilized, the aggregate commitment of $15.0 million pursuant to the FPA is discounted to present value and compared to the fair value of the shares of common stock and warrants to be issued pursuant to the FPA. The fair value of the shares of common stock and warrants to be issued under the FPA are based on the public trading price of the Units issued in the Initial Public Offering. The excess (liability) or deficit (asset) of the fair value of the shares of common stock and warrants to be issued compared to the $15.0 million fixed commitment is then reduced to account for the probability of consummation of the Business Combination. The primary unobservable input utilized in determining the fair value of the FPS is the probability of consummation of the Business Combination. As of March 31, 2022 and December 31, 2021, the probability assigned to the consummation of the Business Combination was 95% and 80%, respectively. The probability was determined based on a hybrid approach of both observed success rates of business combinations for special purpose acquisition companies and affiliates of the Sponsor’s track record for consummating similar transactions.

The following tables present the changes in the fair value of the FPS liability for the period from February 23, 2021 through March 31, 2021 and for the three months ended March 31, 2022:
FPS Liability
Fair value as of February 23, 2021	$3,859,558
Change in valuation inputs or other assumptions(1)	(1,070,164)
Fair value as of March 31, 2021	$2,789,394
FPS Liability
Fair value as of December 31, 2021	$4,452,968
Change in valuation inputs or other assumptions(1)	3,038,232
Fair value as of March 31, 2022	$7,491,200

____________

(1)      Changes in valuation inputs or other assumptions are recognized in Change in fair value of FPS liability in the consolidated statement of operations.

Note 9 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued and determined that there have been no events that have occurred that would require adjustments to the disclosures in the unaudited condensed consolidated financial statements other than the below.

On April 21, 2022, the Company signed a promissory note in favor of the Sponsor for a Working Capital Loan in the amount of up to $500,000.

On May 13, 2022, the Company filed Amendment No.1 to the Registration Statement with the SEC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Rumble Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Rumble Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of comprehensive loss, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the consolidated financial statements).

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2021 and 2020, and the results of its consolidated comprehensive loss and its consolidated cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Chartered Professional Accountants Licensed
Public Accountants

We have served as the Company’s auditor since 2019.

Toronto, Canada

May 12, 2022

Rumble Inc. Consolidated Statements of Comprehensive Loss (Expressed in U.S. Dollars)
For the year ended December 31,	2021	2020
Revenues (Note 4)	$9,466,363	$4,557,553

Expenses
Cost of revenues, exclusive of depreciation and amortization	$7,198,859	$2,713,670
General and administrative	3,036,157	585,760
Research and development	1,622,264	583,707
Sales and marketing	3,524,615	729,393
Stock-based compensation (Note 13)	1,414,479	1,102,044
Foreign exchange loss	7,166	60,132
Depreciation of capital assets (Note 6)	57,402	—
Depreciation of right-of-use assets (Note 7)	95,322	45,261
Amortization of intangible assets (Note 8)	97,013	—
Total expenses	17,053,277	5,819,967

Loss from operations	(7,586,914)	(1,262,414)
Interest income (expense), net	16,443	(3,337)
Other income (Note 14)	168,840	7,461
Finance costs	(2,925,499)	—
Change in fair value of option liability (Note 12)	(3,214,286)	—
Loss before income taxes	(13,541,416)	(1,258,290)
Income tax (expense) recovery (Note 9)	(575)	1,604
Deferred tax recovery (Note 9)	128,459	—
Net and comprehensive loss	$(13,413,532)	$(1,256,686)

Loss per share – basic	$(1.76)	$(0.13)
Loss per share – diluted	$(1.76)	$(0.13)
Weighted-average number of common shares used in computing net loss per share – basic	7,639,648	9,320,762
Weighted-average number of common shares used in computing net loss per share – diluted	7,639,648	9,320,762

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Consolidated Balance Sheets (Expressed in U.S. Dollars)
December 31	2021	2020
Assets
Current assets
Cash and cash equivalents (Note 5)	$46,847,375	$1,446,047
Accounts receivable, net	1,812,790	1,051,850
Prepaid expenses	389,849	5,290
	49,050,014	2,503,187
Capital assets (Note 6)	1,286,849	—
Right-of-use assets (Note 7)	1,515,841	53,060
Intangible assets (Note 8)	3,285,578	123,143
Goodwill (Note 3)	662,899	—
	$55,801,181	$2,679,390

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Bank indebtedness	$—	$337,636
Accounts payable and accrued liabilities	6,853,403	2,574,628
Deferred revenue (Note 4)	30,014	20,370
Lease liabilities (Note 7)	315,159	59,375
Income taxes payable (Note 9)	934	339
	7,199,510	2,992,348
Lease liabilities, long-term (Note 7)	1,195,139	4,421
Long-term debt (Note 10)	—	23,556
Other liability (Note 11)	250,000	—
	8,644,649	3,020,325

Temporary Equity
Preference shares, $0.001 par value per share, unlimited authorized; 606,360 shares issued and outstanding (Note 12)	16,789,203	—

Commitments and contingencies (Note 14)

Shareholders’ Equity (Deficit)
Class A and Class B common shares, unlimited shares authorized; 8,254,910 (Class A – 8,119,690; Class B – 135,220) issued and outstanding (Note 13)	43,353,370	601,693
Deficit	(17,378,707)	(3,965,175)
Additional paid-in capital (Note 13)	4,392,666	3,022,547
	30,367,329	(340,935)
	$55,801,181	$2,679,390

On behalf of the Board:

Director	Director

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Consolidated Statements of Shareholders’ Equity (Deficit) (Expressed in U.S. Dollars)
	Number of
	Class A Common Shares	Class B Common Shares	Class A Common Shares	Class B Common Shares	Additional Paid-in Capital	Deficit	Total
Balance, January 1, 2020	9,578,000	50,000	$582,338	$19,355	$1,920,503	$(1,962,386)	$559,810
Repurchase of Class A Common Shares (Note 13)	(2,087,000)	—	—	—	—	(746,103)	(746,103)
Stock-based compensation (Note 13)	—	—	—	—	1,102,044	—	1,102,044
Net and comprehensive loss for the year	—	—	—	—	—	(1,256,686)	(1,256,686)
Balance, December 31, 2020	7,491,000	50,000	$582,338	$19,355	$3,022,547	$(3,965,175)	$(340,935)
Issuance of Class A Common Shares (Note 13)	172,070	—	35,714,286	—	—	—	35,714,286
Issuance of Class B Common Shares (Note 13)	—	7,000	—	—	—	—	—
Issuance of Common Shares and options in connection with Locals acquisition (Note 3)	524,215	5,800	6,972,629	66,062	419	—	7,039,110
Issuance costs in connection with Locals acquisition	—	—	(45,644)	(432)	(3)	—	(46,079)
Issuance of Restricted Stock Units (Note 13)	—	4,825	—	44,776	—	—	44,776
Transfers and exchanges	(67,595)	67,595	—	—	—	—	—
Stock-based compensation (Note 13)	—	—	—	—	1,369,703	—	1,369,703
Net and comprehensive loss for the year	—	—	—	—	—	(13,413,532)	(13,413,532)
Balance, December 31, 2021	8,119,690	135,220	$43,223,609	$129,761	$4,392,666	$(17,378,707)	$30,367,329

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Consolidated Statements of Cash Flows (Expressed in U.S. Dollars)
For the year ended December 31,	2021	2020
Cash flows provided by (used in)
Operating activities
Net and comprehensive loss for the year	$(13,413,532)	$(1,256,686)
Adjustments to reconcile net loss to cash flows provided by operating activities:
Depreciation and amortization	249,737	45,261
Stock-based compensation (Note 13)	1,414,479	1,102,044
Interest expense (Note 7)	7,285	5,477
Deferred tax recovery (Note 9)	(128,459)	—
Forgiveness of long-term debt (Note 10)	—	(7,461)
Change in fair value of option liability (Note 12)	3,214,286	—
	(8,656,204)	(111,365)
Changes in non-cash working capital:
Accounts receivable	139,267	(660,737)
Prepaid expenses	(364,833)	23,242
Accounts payable and accrued liabilities	3,622,560	746,396
Deferred revenue	66,944	20,370
Income taxes payable	595	33,285
	(5,191,671)	51,191
Investing activities
Purchase of capital assets	(1,339,660)	—
Purchase of intangible assets	(500,447)	(68,806)
Cash acquired on acquisition of Locals Technology Inc. (Note 3)	3,420,060	—
	1,579,953	(68,806)
Financing activities
(Repayments of) proceeds from bank indebtedness	(337,636)	337,636
Lease payments	(118,886)	(46,067)
(Repayments of) proceeds from long-term debt (Note 10)	(23,556)	31,017
Proceeds from other liabilities (Note 11)	250,000	—
Repurchase of shares (Note 13)	—	(746,103)
Proceeds from issuance of preference shares and Class A common shares (Note 12 and 13)	50,000,000	—
Share issuance costs (Note 12)	(756,876)	—
	49,013,046	(423,517)

Foreign exchange gain on cash and cash equivalents held in foreign currency	—	(119)
Increase (decrease) in cash and cash equivalents during the year	45,401,328	(441,251)
Cash and cash equivalents, beginning of year	1,446,047	1,887,298
Cash and cash equivalents, end of year	$46,847,375	$1,446,047

Supplemental cash flow information
Cash paid for income taxes	$—	$—
Cash paid for interest	6,325	6,182
Cash paid for lease liabilities	90,881	48,526

The accompanying notes are an integral part of these consolidated financial statements.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

1.      Overview and Basis of Presentation

Nature of Operations

Rumble Inc. (“Rumble” or “the Company”) is a full-service video technology provider offering customizable video players, original content videos, and a library of advertisements for use with its video players.

Rumble was incorporated on September 18, 2013 under the Business Corporations Act of Ontario. The Company’s head office and principal place of business is 218 Adelaide Street West, Suite 400, Toronto, Ontario, Canada, M5H 1W7.

Basis of Presentation

The accompanying consolidated financial statements (the “financial statements”) are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and include the results of the Company and its wholly-owned subsidiaries, Rumble USA Inc and Locals Technology Inc (“the Group”). Any reference in these notes to applicable guidance is meant to refer to the authoritative guidance found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”). All intercompany balances and transactions have been eliminated upon consolidation. These financial statements are presented in U.S. dollars, which is the functional currency of the Company, except where otherwise indicated.

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, as at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates the estimates used, which include but are not limited to: the evaluation of revenue recognition criteria; the collectability of accounts receivable; the valuation of stock-based compensation awards; the assessment and recoverability of long-lived assets; useful lives of long-lived assets; and the realization of tax assets, estimates of tax liabilities, and valuation of deferred taxes. These estimates, judgments, and assumptions are reviewed periodically and the impact of any revisions are reflected in the financial statements in the period in which such revisions are made. Actual results could differ materially from those estimates, judgments, or assumptions, and such differences could be material to the Company’s consolidated financial position and results of operations.

2.      Summary of Significant Accounting Policies

Foreign Currency

The functional currency of the Company and its U.S. subsidiaries is the U.S. dollar. Transactions denominated in currencies other than the U.S. dollar are remeasured using end-of-period exchange rates or exchange rates prevailing at the date of the transaction, and the resulting gains or losses are recognized as a component of operating expenses.

Fair Value Measurements

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, bank indebtedness, accounts payable and accrued liabilities, lease liabilities, long-term debt, and other liabilities approximated their fair values at December 31, 2021 and 2020.

The Company evaluates the estimated fair value of financial instruments using available market information and management’s estimates. The use of different market assumptions and/or estimation methodologies could have a significant impact on the estimated fair value amounts. See Note 15 for further details.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

2.      Summary of Significant Accounting Policies (cont.)

Concentration Risk

A meaningful portion of the Company’s revenue (and a substantial portion of the Company’s net cash from operations that it can freely access) is attributable to a single Service Agreement with one customer. The Service Agreement is perpetual in nature. See Note 16 for further details.

Revenue Recognition

Revenues are recognized when the control of promised services is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Sales tax and other similar taxes are excluded from revenues.

The Company derives revenues primarily from:

•        Advertising fees

•        Licensing fees and other

Revenues from advertising and licensing fees are generated primarily by delivering content either via the Company’s own or third-party platforms. Advertising revenue customers pay on a cost-per-click or cost-per-view basis, which means that the Company is paid only when a user clicks or views an advertisement. Therefore, these revenues are recognized when a user engages with the advertisement, such as when a user clicks or views the advertisement, or when the advertisement is displayed. Licensing fees are charged on a per video or a flat-fee or monthly basis, and recognized as the related performance obligations are satisfied.

To achieve the core principle of this new standard, the Group applies the following steps:

1.      Identification of the contract, or contracts, with the customer

The Company determines to have a contract with a customer when the contract is approved, the Company can identify each party’s rights regarding the services to be transferred, the Company can identify the payment terms for the services, the Company has determined the customer has the ability and intent to pay and the contract has commercial substance.

2.      Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services and the products that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services and the products is separately identifiable from other promises in the contract. The Company’s performance obligations consist of (i) providing a hosting platform for advertisements, and (ii) licensing of Rumble player.

3.      Determination of the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer.

4.      Allocation of the transaction price to the performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative stand-alone selling

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

2.      Summary of Significant Accounting Policies (cont.)

price (“SSP”). SSP is determined by allocating the transaction price to each performance obligation in an amount that depicts the amount of consideration the Company expects to be entitled to in exchange for transferring those services to the customer.

5.      Recognition of the revenue when, or as, the Company satisfies each performance obligation

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services.

Licensing Fees and Other

Under bulk license agreements, the Company’s obligations include hosting the content libraries for access and searching by the customer, updating the libraries with new content provided by the content owner, and making videos selected by the customer available for download, throughout the term of the contract.

These services are billed based on the access to the content regardless of the number of videos downloaded. All of these services are highly interdependent as the customer’s ability to derive its intended benefit from the contract depends on the entity transferring both the access to the content library overtime and making the videos available as and when required by the customer for download. These services therefore constitute a single performance obligation comprised of a series of distinct services transferred to the customer in a similar manner throughout the contract term. The predominant item in the single performance obligation is a license providing a right to access the content library throughout the license period. For these arrangements, the Company recognizes the total fixed fees under the contract as revenue ratably over the term of the contract as the performance obligation is satisfied, as this best depicts the pattern of control transfer.

For license agreements related to the Rumble player, the Company’s obligations include providing access to the current version the Rumble player throughout the term of the contract. As part of this arrangement, the customer is required to use the most current version of the player and therefore, the utility of the player to the customer is significantly affected by Rumble’s ongoing activities to maintain and support the player. Revenue is therefore recognized rateably over the term of the contract. In addition, certain arrangements related to the license of the Rumble player include the monetization of content. In these arrangements, Rumble will manage the provision of services to ad providers and share the revenues with the customers. This revenue is recognized over time as user views occur.

Other revenues include fees earned from tipping features within the Company’s platform as well as certain cloud and subscription services. Fees from tipping features are recognized at a point in time when a user tips on the platform. Both cloud and subscription services are recognized over time for the duration of the contract.

Variable Consideration

Advertising revenues are based on user engagements. Revenue is recorded at the sales price, which is the transaction price, and includes estimates of variable consideration. The amount of variable consideration that is included in the transaction price is constrained as it is based on number of views and/or clicks that will occur, and is included in the sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue will not occur when the uncertainty is resolved. Further, given that the cost-per-click and/or cost-per-view may vary based on the location of the user, the revenue per click/view is also not determinable until it occurs, and therefore, constrained. Given that the transaction price is specifically related to the performance obligation of providing an advertisement hosting platform that can be viewed and/or clicked by users and the amount of consideration expected by the Company is in exchange for providing these services, advertising revenues are recognized as usage occurs over the term of the advertising contract in line with ASC 606-10-32-40.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

2.      Summary of Significant Accounting Policies (cont.)

Further, the Company may enter into certain licensing arrangements where consideration may be paid in exchange for rights to monetize content, and therefore, total consideration to be received by the Company may be variable in nature. The Company recognizes this non-cash consideration as a contingent payment, and therefore, does not recognize fair value of the user views promised in these arrangements until control over the content is transferred over to the Company. Further, the usage-based royalty exemption has been taken by the Company for these arrangements.

Costs to Obtain a Contract

The Company expenses sales commissions when incurred when the amortization period would have been one year or less. These costs are recorded within sales and marketing expenses.

Principal vs Agent

The Company has taken the position as a principal for both advertising and licensing and other revenues, and therefore recognizes revenues on a gross basis, as it has control over both the content that is monetized as well as the platform over which the content is displayed. Further, the Company manages the monetization of content, has discretion over pricing, bears inventory risk and is the only party to the contract with its customers.

Practical Expedients and Exemptions

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less and for contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed.

Costs of Revenues

Costs of revenues primarily consist of costs related to obtaining, supporting and hosting the Company’s product offerings. These costs include content acquisition costs primarily related to payments to content providers from whom videos and other content are licensed; fees are paid to these providers based on revenues generated. Other fees may also be paid to licensees as part of licensing arrangements discussed above. Other costs of revenues include third-party service provider costs such as data center and networking. The Company does not allocate any amortization or depreciation charges to its costs of revenues.

Deferred Revenue

The Company records amounts that have been invoiced to its clients in either deferred revenue or revenue depending on whether the revenue recognition criteria described above have been met. Deferred revenue includes payments received in advance of performance under the contract.

Contract Assets

The adoption of Topic 606 for revenue recognition included adoption of Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers, which requires deferral of the incremental costs of obtaining a contract with a customer. The Company does not have significant contract assets.

Marketing Costs

All marketing costs are expensed as incurred and are included in operating expenses on the consolidated statements of comprehensive loss.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

2.      Summary of Significant Accounting Policies (cont.)

Warranties

The Company’s cloud services and software are generally warranted to perform materially in accordance with user expectation under normal use and circumstances. Warranties may not be purchased separately from services, and only provide assurance that the services comply with agreed-upon specifications. The Company has entered into service-level agreements with substantially all of its cloud services customers warranting defined levels of uptime reliability and performance, and permitting those customers to receive credits if the Company fails to meet those levels.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined on the basis of the difference between the tax bases of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. A valuation allowance is established for deferred tax assets for which realization is uncertain.

Uncertain tax positions are accounted for in accordance with ASC 740, “Income Taxes,” which prescribes a comprehensive model for the manner in which a company should recognize, measure, present and disclose in its financial statements all material uncertain tax positions that the company has taken or expects to take on a tax return. ASC 740 applies to income taxes and is not intended to be applied by analogy to other taxes, such as sales taxes, value-add taxes, or property taxes. The Company reviews its nexus in various tax jurisdictions and the Company’s tax positions related to all open tax years for events that could change the status of its ASC 740 liability, if any, or require an additional liability to be recorded. Such events may be the resolution of issues raised by a taxing authority, expiration of the statute of limitations for a prior open tax year or new transactions for which a tax position may be deemed to be uncertain. Those positions, for which management’s assessment is that there is more than a 50 percent probability of sustaining the position upon challenge by a taxing authority based upon its technical merits, are subjected to the measurement criteria of ASC 740. The Company records the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. Any ASC 740 liabilities for which the Company expects to make cash payments within the next twelve months are classified as “short term.”

Stock-Based Compensation

The Company offers a stock option plan for certain of its employees, advisory board members, directors, officers and consultants under which certain stock options have been issued. The Company applies the provisions of ASC 718, Stock-based Compensation, which requires companies to measure all employee stock-based compensation awards using the fair value method. Under this method, the fair value of each option grant is estimated on the date of grant and the Company records compensation expense based on the estimated fair value over the requisite service period for each award, which generally equals the vesting period. For service-based options, the Company uses the straight-line amortization method for recognizing stock-based compensation expense over the requisite service period.

Vesting period for the stock options granted is determined by the Board of Directors and the typical vesting for equity awards with service conditions is monthly vesting over three to five years. Requisite service period for Rumble’s stock options subject to service conditions is coterminous with the vesting period specific to those stock options.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

2.      Summary of Significant Accounting Policies (cont.)

The Company has also issued equity awards such as warrants, restricted stock units and/or stock options to non-employees that are subject to certain performance conditions. Typical performance condition refers to a change in control and/or the Company becoming publicly traded. Vesting condition for such equity awards is met when either the performance condition is satisfied or deemed likely to be satisfied. The Company does not have any performance-based equity awards issued to its employees.

The Company has granted a warrant to a non-employee subject only to a performance condition. Under ASC 718, the Company assesses the probability of the performance condition being achieved at each reporting date and records the compensation cost based on the probability of the performance condition being met. Performance condition was met as of December 31, 2021.

The Company values stock options and warrants using the Black-Scholes option pricing model. The use of this valuation model involves assumptions that are judgmental and highly sensitive in the determination of compensation expense and include the share price, the expected life of the option and the share price volatility.

When options or warrants are exercised, the corresponding additional paid-in capital and the proceeds received by the Company are credited to share capital. If stock options are repurchased, the excess of the consideration paid over the carrying amount of the stock or stock options repurchased is charged to additional paid-in capital and/or deficit.

Comprehensive Loss

ASC 220, Comprehensive Income, establishes standards for reporting and displaying comprehensive loss and its components in the financial statements. Comprehensive loss consists of net loss and other comprehensive loss.

Loss per Share

The Company calculates basic and diluted net loss per common share by dividing the net loss by the number of common shares outstanding during the period. The Company has excluded other potentially dilutive shares, which include warrants to purchase common shares and outstanding stock options, from the number of common shares outstanding as their inclusion in the computation for all periods would be anti-dilutive due to net losses incurred.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Management determines the appropriate classification of investments at the time of purchase and re-evaluates such determination at each balance sheet date.

Cash and cash equivalents primarily consist of cash on deposit with banks and amounts held in interest-bearing money market accounts. Cash equivalents are carried at amortized cost, which approximates their fair market value.

Additionally, the Company had a line of credit available, and the amount outstanding has been recorded as bank indebtedness. Bank indebtedness is carried at amortized cost.

Accounts Receivable and Allowance for Cumulative Expected Credit Losses

Accounts receivable includes current outstanding invoices billed to customers due under customary trade terms. The term between invoicing and when payment is due is not significant.

The Company maintains an allowance for credit losses for accounts receivable, which is recorded as an offset to accounts receivable and changes in such are classified as general and administrative expense in the consolidated statements of comprehensive loss. Collectability is assessed by reviewing accounts receivable

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

2.      Summary of Significant Accounting Policies (cont.)

on a collective basis where similar characteristics exist and on an individual basis when specific customers are identified with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, customer-specific information, market conditions, and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data.

For the year ended December 31, 2021, the Company considered the impact of COVID-19 on its assessment of expected credit and collectability trends. Volatility in market conditions and evolving credit trends are difficult to predict and may cause variability and volatility that may have a material impact on the allowance for credit losses in future periods. The allowance for credit losses at December 31, 2021 was $nil (2020 - $nil).

Capital Assets

Capital assets are stated at cost, net of accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which is generally as follows:

Useful Lives
Computer hardware	5 years
Furniture and fixtures	5 years
Leasehold improvements	Lesser of useful life or term of lease

Expenditures for maintenance and repairs are expensed as incurred.

Right-of-Use Assets and Lease Liabilities

The Company accounts for its right-of-use assets and lease liabilities in accordance with ASC 842, Leases. For further discussion of the Company’s accounting policies related to right-of-use assets and lease liabilities, see Note 7.

Business Combinations

The Company’s business combinations are accounted for under the acquisition method. Management allocates the fair value of purchase consideration to the tangible and intangible assets acquired and liabilities assumed based on their estimated fair value. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. Such valuation require management to make significant judgment and estimates including the selection of valuation methodologies, future expected cash flows, discount rates, and useful lives. The Company’s estimates of fair value are based on assumptions believed to be reasonable, but which are inherently uncertain and, as a result, actual results may differ from estimates.

Goodwill

Goodwill represents the excess of the purchase price of an acquired business over the fair value of the net tangible and identifiable intangible assets acquired. The carrying amount of goodwill is reviewed for impairment at least annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. For its annual goodwill impairment test in all periods to date, the Company has operated under one reporting unit and the fair value of its reporting unit has been determined by the Group’s enterprise value. The Group performs its annual goodwill impairment test during the fourth fiscal quarter.

For its annual impairment test performed in the fourth quarter of fiscal 2021, the Group completed a quantitative assessment and determined that there was no impairment of goodwill.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

2.      Summary of Significant Accounting Policies (cont.)

Intangible Assets

Intangible assets acquired through business combination are recorded at their respective estimated fair values upon acquisition close. Other intangible assets acquired through asset acquisition are carried at cost, net of accumulated amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the intangible assets, which is generally as follows:

Useful Lives
Intellectual property	Indefinite
Domain name	15 years
Brand	10 years
Technology	5 years

Long-Lived Assets and Other Acquired Intangible Assets

The Company reviews long-lived assets and identifiable intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During this review, the Company re-evaluates the significant assumptions used in determining the original cost and estimated lives of long-lived assets. Although the assumptions may vary from asset to asset, they generally include operating results, cash flows, and other indicators of value. Management then determines whether the remaining useful life continues to be appropriate, or whether there has been an impairment of long-lived assets based primarily upon whether expected future undiscounted cash flows are sufficient to support the assets’ recovery. If impairment exists, the Company adjusts the carrying value of the asset to fair value, generally determined using a discounted cash flow analysis.

Government Assistance

The Company makes periodic applications for financial assistance under government incentive programs. Government assistance received during the year for current expenses is included in the determination of comprehensive loss for the year.

Interest in a Joint Venture

One of the Group’s subsidiaries has a 30% membership interest in a joint venture based in Florida, USA named Liberatio Special Ventures LLC (‘Liberatio’). Liberatio is involved in the development and operation of an ecosystem, intended to provide customers with the ability to process payments and engage in other related value-driven activities. The Group’s interest in Liberatio is accounted for using the equity method in the financial statements. Liberatio was non-operational until December 31, 2021 and no amount of capital contribution was made or agreed upon by the Group’s subsidiary as of that date.

Recently Adopted Accounting Pronouncements

Effective January 1, 2020, the Company adopted ASC 326, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This guidance replaces the existing incurred loss impairment model with an expected credit loss model, which requires the use of forward-looking information to calculate credit loss estimates and results in earlier recognition of credit losses. The Company adopted ASC 326 using the modified retrospective approach as of January 1, 2020. The cumulative effect upon adoption was not material to the financial statements.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

2.      Summary of Significant Accounting Policies (cont.)

COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally. On March 11, 2020, the WHO classified the COVID-19 outbreak as a global pandemic, based on the rapid increase in exposure globally.

The Company has undertaken measures to safeguard its employees and workplaces by enabling employees to work and collaborate remotely in order to continue its operations and deliver the same level of service as it did under normal operating circumstances.

Since the COVID-19 outbreak, the Company has been able to take advantage of certain government assistance programs. The Company applied for the Canada Emergency Bank Account (“CEBA”) program, details of which are included in Note 10 of these financial statements.

The full impact of the COVID-19 outbreak continues to evolve as of the date of these financial statements. Management is actively monitoring the global situation and the resulting impact it could have on the Company’s financial condition, liquidity, operations, industry, and workforce. Management believes that the nature of its services and of the related revenues and expenses has allowed for the Company to mitigate potential negative impacts of the pandemic that have affected other businesses, such as slower cash collections and potential reductions of revenues.

3.      Business Combinations

Acquisition of Locals Technology Inc.

On October 25, 2021, the Company acquired 100% of the interest in Locals Technology Inc. (“Locals”), a video streaming and content distribution platform, for a total consideration of $7,039,110. The acquisition was accounted for as a business combination using the acquisition method. The breakdown of the fair value of the assets acquired and liabilities assumed is presented as follows:

Cash	$3,420,060
Accounts receivable	900,207
Prepaid expenses	19,726
Capital assets	4,591
Intangible assets	2,759,000
Accounts payable, accruals, and other liabilities	(379,914)
Deferred revenue	(219,000)
Deferred tax liability	(128,459)
Fair value of net identifiable assets acquired	6,376,211

Add: Goodwill	662,899
Total net assets acquired	$7,039,110

Purchase consideration:
Common shares	$7,038,691
Additional paid-in capital	419
Total consideration	$7,039,110

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

3.      Business Combinations (cont.)

The acquired business contributed revenues of $161,165 and loss of $2,555,073 for the Group as of the date of acquisition to December 31, 2021. If the acquisition had occurred on January 1, 2021, consolidated pro-forma revenue and loss for the year ended December 31, 2021 would have been $10,053,274 and $14,457,099, respectively.

Acquisition-related costs of $215,494 that were not directly attributable to the issue of shares are included in general and administration expenses in the profit or loss and in operating cash flows in the statement of cash flows.

The net cash inflow as a result of this acquisition, included in investing activities in the statement of cash flows is $3,420,060.

4.      Revenue from Contracts with Customers

The following table presents revenues disaggregated by type:

	For the year ended December 31,
	2021	2020
Advertising	$6,859,059	$2,923,375
Licensing and Other	2,607,304	1,634,178
Total revenues	$9,466,363	$4,557,553

Deferred Revenue

Deferred revenue recorded at December 31, 2021 is expected to be fully recognized in the year ended December 31, 2022. The deferred revenue balance as at December 31, 2021 was $182,684 (2020 - $20,370).

5.      Cash and Cash Equivalents

Cash and cash equivalents as of December 31, 2021 and 2020 consist of the following:

	December 31, 2021
	Contracted Maturity	Amortized Cost	Fair Market Value	Balance per Balance Sheet
Cash	Demand	$2,847,375	$2,847,375	$2,847,375
Money market funds	Demand	44,000,000	44,000,000	44,000,000
		$46,847,375	$46,847,375	$46,847,375
	December 31, 2020
	Contracted Maturity	Amortized Cost	Fair Market Value	Balance per Balance Sheet
Cash	Demand	$517,545	$517,545	$517,545
Money market funds	Demand	928,502	928,502	928,502
		$1,446,047	$1,446,047	$1,446,047

The Group did not have any short-term or long-term investments at December 31, 2021 or 2020 except for the investment in Liberatio.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

6.      Capital Assets

	2021	2020
Computer hardware	$1,289,702	$—
Furniture and fixtures	33,484	—
Leasehold improvements	21,065	—
	1,344,251	—
Accumulated depreciation	(57,402)	—
Net carrying value	$1,286,849	$—

Depreciation expense on capital assets recognized for the year ended December 31, 2021 was $57,402 (2020 — $nil).

7.      Right-of-Use Assets and Lease Liabilities

The Group leases several facilities under a non-cancelable operating leases with no right of renewal. Right-of-use assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Right-of-use assets are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Group uses its respective incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

	2021		2020
	Cost	Accumulated Depreciation	Cost	Accumulated Depreciation
Right-of-use assets	$1,698,049	$182,208	$139,946	$86,886
Net book value		$1,515,841		$53,060

Amortization expense on the right-of-use asset and interest expense recognized for the year ended December 31, 2021 was $95,322 (2020 — $45,261) and $7,285 (2020 — $5,477), respectively.

The weighted-average remaining lease term for the operating leases as at December 31, 2021 was 4.4 years (2020 — 1.2 years). The weighted-average incremental borrowing rate was 2.1% (2020 — 6.8%)

The following shows the undiscounted cash flows for the remaining years under the lease arrangement as at December 31, 2021.

2022	$345,326
2023	421,915
2024	259,001
2025	262,363
2026	265,785
2027	26,619
1,581,009
Less: imputed interest	70,711
1,510,298
Current portion	$315,159
Long-term portion	$1,195,139

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

8.      Intangible Assets

	2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$123,143	$—	$123,143
Domain name	500,448	19,293	481,155
Brand (Note 3)	1,284,000	23,569	1,260,431
Technology (Note 3)	1,475,000	54,151	1,420,849
	$3,382,591	$97,013	$3,285,758
	2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$123,143	$—	$123,143
	$123,143	$—	$123,143

Amortization expense related to intangible assets was $97,013 and $nil for the years ended December 31, 2021 and 2020, respectively.

For intangible assets held as of December 31, 2021, amortization expense for the five succeeding fiscal years is as follows:

2022	$456,763
2023	456,763
2024	456,763
2025	456,763
2026	402,612
$2,229,664

9.      Income Taxes

The Group is subject to income tax in several jurisdictions of which only Rumble Inc. is subject to Canadian taxes. Rumble Inc.’s combined statutory tax rate is 12.2% (2020 — 12.2%).

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

9.      Income Taxes (cont.)

The difference between the tax calculated on income before income tax according to the statutory tax rate and the amount of the income tax included in the income tax expense is reconciled as follows:

	2021	2020
Net loss before income taxes	$(13,541,416)	$(1,258,290)
Statutory income tax rate	12.2%	12.2%

Income tax recovery at statutory income tax rate	(1,652,053)	(153,511)
Non-deductible expenses	659	138,319
Stock-based compensation	172,566	—
Change in the fair value of option liability	392,143	—
Difference in current and deferred income tax rates	(789,824)	—
Difference in Canadian and Foreign income tax rates	(440,371)	—
Business combination	338,484	—
Other	(71,855)	(929)
Change in valuation allowance	1,922,367	14,517

	$(127,884)	$(1,604)

Current tax (expense) recovery	$575	$(1,604)
Deferred tax recovery	$(128,459)	$—

Deferred Tax Assets (Liabilities)
Other	$(8,969)	$22,249
Non-capital losses	1,986,440	32,855
Valuation allowance	(1,977,471)	(55,104)
	$—	$—

The Company’s non-capital losses expire as follows:

2039	$85,576
2041	3,120,785
No expiry	4,668,142

10.    Long-term Debt

The Company received the Canada Emergency Business Account loan (“CEBA loan”) in the amount of $31,017 delivered through its financial institution during the year ended December 31, 2020. The CEBA loan bears interest at 0% per annum until December 31, 2022. If the CEBA loan is not repaid in full by December 31, 2022, the remaining balance will be converted to a 3-year term loan at 5% annual interest, paid monthly, effective January 1, 2023, with payment due in full on December 31, 2025. If $23,556 of the outstanding principal is repaid by December 31, 2022, then the remaining $7,461 of the principal will be forgiven. The forgivable portion of the CEBA loan has been recognized in other income on the consolidated statements of comprehensive loss as it relates to expenses incurred in the current year.

During the year ended December 31, 2021, the Company made a full repayment of the outstanding principal on the CEBA loan. The balance outstanding as at December 31, 2021 was $nil (2020 — $23,556).

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

11.    Other Liability

The Company has received certain amounts from a third party to assist with certain operating expenditures of the Company. These amounts are to be repaid upon settlement of those expenditures, and non-interest bearing, and have been treated as a long-term liability. As at December 31, 2021, an amount of $250,000 related to these expenses is recorded in other liability (2020 — $nil).

12.    Temporary Equity

Preference Shares

Authorized

The Company’s Articles of Incorporation authorized an unlimited number of preference shares for issuance.

The Company filed Articles of Amendment dated May 14, 2021 to create and authorize 607,360 Class A Preferred Shares for issuance and to remove the class of preference shares previously authorized. These Class A Preferred Shares rank senior to the Common Shares and have conversion rights that allow each Class A Preferred Share to be converted at the option of the holder at any time and without payment of additional consideration into such number of fully paid and non-assessable Voting Common Shares as is determined by dividing the original issue price of such Class A Preferred Share by the conversion price at the time of conversion, which is initially equal to the original issue price subject to various adjustments.

Issued and outstanding

On May 14, 2021, the Company issued 606.36 Class A Preferred Shares, which were subsequently converted into 606,360 Class A Preference Shares on a stock split in the ratio of 1,000-to-1. No other preference shares have been issued as at or at any time prior to December 31, 2021. These Class A Preferred Shares are redeemable for Class A Common shares of the Company upon a change of control event. As part of the transaction, the holders of these Class A Preferred Shares were also granted an option to purchase additional Common shares in the Company (the “Option Liability”) at a discount of 30%, subject to certain conditions. The total fair value of this financing arrangement was determined to be $35,714,286 due to the upper limit on the discount price provided to the investors. Gross proceeds of $25,000,000 were allocated between the Class A Preferred Shares and the Option Liability by first determining the fair value of the Option Liability at $7,500,000 using a probability weighted scenario over the likelihood of this option to be exercised, with the remaining $17,500,000 allocated to equity (using a residual value method). Because these Class A Preferred Shares are redeemable upon an event that is outside the control of the Company, these have been classified and presented as temporary equity on the consolidated balance sheet.

Transaction costs of $1,015,424 were allocated pro rata between the two components: expenses of $304,627 related to the Option Liability are recorded as finance costs in the consolidated statements of comprehensive loss for the year ended December 31, 2021 with the remaining balance recorded against the value of the Class A Preferred Shares.

Option Liability

As described above, on May 14, 2021, the Class A Preferred Shareholders were granted the right to exercise options for an additional 606.36 Class A Common shares (606,360 post stock split) in the Company subject to certain conditions. The grant date fair value was determined based on the maximum discount available to these Class A Preferred Shareholders and the probability of the conditions attached to this option being met. The change in fair value of this Option Liability is on account of the Company’s re-assessment of the probability of the conditions attached to this option at each reporting period. As the Option Liability was exercised on November 24, 2021, a change in fair value of the Option Liability of $3,214,286 was recorded in

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

12.    Temporary Equity (cont.)

the consolidated statements of comprehensive loss (representing the maximum benefit of $10,714,286) and the balance of the liability was extinguished via an increase to the value of the Class A Common shares issued. See Note 13 for further details.

13.    Shareholders’ Equity

Common Shares

Authorized

The Company’s Articles of Incorporation authorized an unlimited number of common shares for issuance.

Articles of Amendment, effective on September 4, 2020, by the Company created two classes of common shares initially named Voting Common Shares, subsequently renamed Class A Common Shares, and Non-Voting Common Shares, subsequently renamed Class B Common Shares. The Company is authorized to issue an unlimited number of each of these classes of common shares.

Class A Common Shares

The holders of Class A Common Shares are entitled to receive dividends at the discretion of the board of directors and are entitled to one vote for each Class A Common Share held at any meeting of shareholders of the Company. The holders of Class A Common Shares are entitled to receive the remaining property of the Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs subject to the rights of the Preference Shares described in Note 12.

Class B Common Shares

The holders of Class B Common Shares are entitled to receive dividends at the discretion of the board of directors. The holders of Class B Common Shares are also entitled to receive the remaining property of the Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs subject to the rights of the Preference Shares described in Note 12. The holders of Class B Common Shares are not entitled to vote and will not receive notice of any meeting of shareholders of the Company.

Issued and outstanding

The following common shares are issued and outstanding at December 31:

		2021		2020
	Number	Amount	Number	Amount
Class A Common Shares	8,119,690	$43,223,609	7,491,000	$582,338
Class B Common Shares	135,220	129,761	50,000	19,355
Balance, December 31	8,254,910	$43,353,370	7,541,000	$601,693

On October 25, 2021, the Company effected a stock split of the then outstanding Common and Preference shares at a ratio of 1,000-to-1. Stockholders received a whole share for fractional shares (if applicable) and the par value per common stock remains unchanged. A proportionate adjustment was made to the maximum number of shares issuable under the stock option plan, as amended.

On November 24, 2021, the Company issued 172,070 Class A Common Shares upon the exercise of the Option Liability at a price of $145.29 per share for gross cash proceeds of $25,000,000.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

13.    Shareholders’ Equity (cont.)

Share Repurchases

During the year ended December 31, 2021, the Board of Directors of the Company approved the transfer of 27,000 Class A Common Shares to a new shareholder in order for the Company to immediately exchange those shares for Class B Common Shares and cancel the Class A Common Shares that were transferred. An additional 7,000 Class B Common Shares were issued during this period to an employee of the Company. The Company recognized share-based compensation expense of $10,835 for the year ended December 31, 2021 (2020 — $nil).

During the year ended December 31, 2020, the Board of Directors of the Company approved the repurchase of 2,087,000 Class A Common Shares of the Company. The difference between the repurchase price and book value was recorded against retained earnings.

Warrants

On September 14, 2020, the Company issued a warrant to an arm’s length party in exchange for services. This warrant is convertible to Class B Common Shares equal to 5% undiluted interest in the Company’s total equity at an exercise price of $0.01 CAD per Class B Common Share and expiration term of 20 years. The warrant is subject to a performance condition that was met as of December 31, 2021. The fair value of the warrant on the grant date, estimated to be $731,281 was recorded as a stock-based compensation expense.

Restricted Stock Units

During the year ended December 31, 2021, the Company issued 10,625 Restricted Class B Common Shares as part of certain employment agreements as well as consideration for the Locals’ acquisition (Note 3). Certain of these Restricted Class B Common Shares had a performance based vesting condition that was met as of December 31, 2021. The fair value of the restricted stock units on the grant date is estimated to be $110,838. No such issuances were made in the year ended December 31, 2020. The Company recognized share-based compensation expense of $44,776 for the year ended December 31, 2021 (2020 — $nil), with the remainder related to the Locals’ acquisition recognized as the purchase consideration.

Stock Options

On September 1, 2020, the Board of Directors of the Company authorized and approved a stock option plan which was amended and restated on April 1, 2021 and October 21, 2021. The amendment dated October 21, 2021 (the “Plan”) replaces and supersedes the previous stock option plans of the Company. In accordance with the Plan, stock options may be granted to employees, advisory board members, directors and officers of the Company and any present or future subsidiaries at an exercise price determined by the Board of Directors at the date of grant. The aggregate number of shares of the Company which may be issued and sold under the stock option plan shall be subject to authorization by the Company’s Board of Directors from time to time and is currently limited to the number of options currently granted. Under the stock option plan, participants are granted options which are subject to certain performance or service conditions.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

13.    Shareholders’ Equity (cont.)

All options to purchase common shares of the Company which were granted pursuant to earlier plans shall remain outstanding in accordance with their terms, provided that from the effective date of the Plan such existing options shall be governed by this Plan.

Conditions related to the performance based options have been met as of December 31, 2021, and as such, the Company has recognized the share-based compensation based on the grant date fair value of these options in the consolidated statement of comprehensive loss for the year ended December 31, 2021.

The grant date fair values of the options issued under the Plan on various dates were in the range of $0.27 to $30.57 per option and were determined using the Black-Scholes option pricing model based upon the following assumptions:

Share price	$1.93 – $41.23
Exercise price	$0.48 – $165.80
Risk free interest rate	0.52% – 1.33%
Volatility	60% – 85%
Expected life	3 – 20 years
Dividend rate	0.00%

The Company estimated the volatility by reference to comparable companies that are publicly traded.

Stock option transactions are summarized as follows:

	2021		2020
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding, beginning of year	3,433,000	$0.48	3,433,000	$0.61
Granted	98,064	64.28	3,433,000	0.48
Cancelled	—	—	(3,433,000)	(0.61)
Expired	—	—	—	—
Forfeited	—	—	—	—
Outstanding, end of year	3,531,064	$2.25	3,433,000	$0.48
Vested and exercisable at December 31,	3,493,297	$1.17	3,433,000	$0.48

The total unrecognized compensation cost for stock options issued as at December 31, 2021 is $141,672 (2020 — $1,123,877) which is expected to be recognized over a weighted-average period of 2.32 years (2020 — 1.87 years).

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

13.    Shareholders’ Equity (cont.)

The weighted average fair value of the outstanding options is $0.73 (2020 — $0.34). Share options outstanding at the end of the year have the following expiry dates and exercise prices:

Expiry	Exercise Price	Share Options 2021	Share Options 2020
2024	$159.87	30,144	—
2026	41.23	22,870	—
2027	4.52	8,370	—
2031	41.23	2,430	—
2040	0.48	3,433,000	3,433,000
2041	41.23	34,250	—
Total		3,531,064	3,433,000
Weighted average remaining contractual life of options outstanding		18 years	20 years

The Company recognized share-based compensation expense of $1,358,868 for the year ended December 31, 2021 (2020 — $1,102,044).

14.    Commitments and Contingencies

In the normal course of business, to facilitate transactions in services and products, the Company indemnifies certain parties. The Company has agreed to hold certain parties harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. Several of these agreements limit the time within which an indemnification claim can be made and the amount of the claim. In addition, the Company has entered into indemnification agreements with its officers and directors, and its bylaws contain similar indemnification obligations to its agents.

Furthermore, many of the Company’s agreements with its customers and partners require the Company to indemnify them for certain intellectual property infringement claims against them, which would increase costs as a result of defending such claims, and may require that we pay significant damages if there were an adverse ruling in any such claims. Customers and partners may discontinue the use of the Company’s services and technologies as a result of injunctions or otherwise, which could result in loss of revenues and adversely impact the business.

It is not possible to make a reasonable estimate of the maximum potential amount under these indemnification agreements due to the unique facts and circumstances involved in each particular agreement. As of December 31, 2021, and 2020, there were no material indemnification claims that were probable or reasonably possible.

During the year ended December 31, 2021, the Company settled litigation resulting in a gain of $175,000 (2020 — $5,477) recorded in other income.

15.    Fair Value Measurements

The Company follows ASC 820, “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

15.    Fair Value Measurements (cont.)

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the most advantageous market for the asset or liability in an orderly transaction. Fair value measurement is based on a hierarchy of observable or unobservable inputs. The standard describes three levels of inputs that may be used to measure fair value.

Level 1 —	Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;
Level 2 —

Inputs to the valuation methodology other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and the fair value can be determined through the use of models or other valuation methodologies; and

Level 3 —

Inputs to the valuation methodology are unobservable inputs in situations where there is little or no market activity of the asset and liability and the reporting entity makes estimates and assumptions relating to the pricing of the asset or liability, including assumptions regarding risk. This includes certain cash flow pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The Company may measure eligible assets and liabilities at fair value, with changes in value recognized in profit and loss. Fair value treatment may be elected either upon initial recognition of an eligible asset or liability or, for an existing asset or liability, if an event triggers a new basis of accounting. The Company did not elect to remeasure any of its existing financial assets or liabilities, and did not elect the fair value option for any financial assets or liabilities transacted in the years ended December 31, 2021 or 2020. Apart from Option Liability, all financial instruments of the Company are Level 1 instruments.

16.    Financial Instrument Risks

The Company is exposed to the following risks that arise from its use of financial instruments:

Market Risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company has no variable interest-bearing debt and therefore, exposure to interest rate risk is minimal at this time.

Foreign Currency Risk

For the Company’s foreign currency transactions, the fluctuations in the respective exchange rates relative to the Canadian dollar will create volatility in the Company’s cash flows on a period-to-period basis. Additional earnings variability arises from the translation of monetary assets and liabilities denominated in foreign currencies at the rates of exchange at each consolidated balance sheet date, the impact of which is reported as a foreign exchange gain or loss in the determination of comprehensive loss for the period.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

16.    Financial Instrument Risks (cont.)

Liquidity Risk

Liquidity risk is the risk that the Company encounters difficulty in meeting its obligations associated with financial liabilities. Liquidity risk includes the risk that, as a result of operational liquidity requirements, the Company will not have sufficient funds to settle a transaction on the due date; will be forced to sell financial assets at a value which is less than what they are worth; or may be unable to settle or recover a financial asset. Liquidity risk arises primarily from the Company’s accounts payable and accrued liabilities.

The Company focuses on maintaining adequate liquidity to meet its operating working capital requirements and capital expenditures. The majority of the Company’s financial liabilities are due within one year.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company is exposed to credit risk resulting from the possibility that a customer or counterparty to a financial instrument defaults on their financial obligations or if there is a concentration of transactions carried out with the same counterparty. Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable.

The Company’s cash and cash equivalents are held in reputable banks in its country of domicile and management believes the risk of loss to be remote. The Company is exposed to credit risk in the event of default by its customers. Accounts receivable are recorded at the invoiced amount, do not bear interest, and do not require collateral. One customer accounted for $6,545,000 or 69% of revenues for the year ended December 31, 2021 (2020 — $3,933,000 or 86%) and 26% of accounts receivable as at December 31, 2021 (2020 — 87%); the expected credit loss is not considered material.

17.    Related Party Transactions

The Company’s related parties include directors, shareholders and key management.

Compensation paid to related parties during the year ended December 31, 2021 totaled $1,809,528 (2020 — $1,816,562). In addition, the Company paid stock-based compensation to key management amounting to $250,717 (2020 — $1,102,044).

On May 25, 2021, the Company purchased the rights to the domain license for $500,449 from a related party. The purchase price of the domain license was determined based on a contractually agreed price.

The Company incurred related party expenses for personnel services of $1,079,227 during the year ended December 31, 2021 (2020 — $506,717). As of December 31, 2021, accounts payable for personnel service was $115,485 (2020 — $51,420).

Additionally, the Company owns $390,000 (2020 — $nil) from related parties carrying an interest rate of 0.19% per annum, for a Company’s subsidiary’s domain name.

There were no other related party transactions during these periods.

Rumble Inc. Notes to the Consolidated Financial Statements (Expressed in U.S. Dollars) December 31, 2021 and 2020

18.    Segment Information

Disclosure requirements about segments of an enterprise establish standards for reporting information regarding operating segments in annual financial statements. These requirements include presenting selected information for each segment. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding how to allocate resources and assess performance. The Company’s chief decision-maker is its chief executive officer. The Company and its chief decision-maker view the Company’s operations and manage its business as one operating segment.

The following presents the revenue by geographic region:

	2021	2020
United States	$9,188,396	$4,339,262
Canada	130,009	120,480
Other	147,958	97,811
	$9,466,363	$4,557,553

The Company tracks assets by physical location. Long-lived assets consists of capital assets, net, and are shown below:

	2021	2020
United States	$927,322	$—
Canada	359,527	—
	$1,286,849	$—

19.    Subsequent Events

On December 1, 2021, the Company and CF Acquisition Corp. VI (Nasdaq: CFVI), a special purpose acquisition company sponsored by Cantor Fitzgerald, entered into a definitive combination agreement expected to close in the second quarter of fiscal 2022. Upon closing, subject to approval from the Securities and Exchange Commission, the combined company will be called Rumble Inc. and expects to be publicly listed on the Nasdaq stock exchange.

On January 27, 2022, Rumble received notification of a lawsuit against the Company and one of its shareholders seeking damages of up to $419 million. Management is of the opinion that this allegation is meritless and the outcome of this proceeding is not determinable at the time of the issuance of these financial statements. As such, no contingent liability has been recognized on account of this claim.

In accordance with ASC 855, the Company’s management reviewed all material events through May 12, 2022, and there were no material subsequent events other than those disclosed above.

Rumble Inc. Condensed Consolidated Interim Statements of Comprehensive Income (Loss) (Expressed in U.S. Dollars) (Unaudited)
For the three months ended March 31,	2022	2021
Revenues (Note 4)	$4,044,765	$2,332,463
Cost of revenues	3,495,173	1,475,366
Gross profit	$549,592	$857,097

Operating expenses
General and administrative	$1,429,722	$235,227
Research and development	792,332	228,947
Sales and marketing	1,228,386	262,082
Finance costs	810,817	—
Stock-based compensation (Note 11)	16,986	—
Foreign exchange loss	27,577	36,999
Depreciation of capital assets (Note 6)	30,577	—
Depreciation of right-of-use assets (Note 7)	93,688	12,418
Amortization of intangible assets (Note 8)	28,548	—
Total operating expenses	4,458,633	775,673

Income (loss) from operations	(3,909,041)	81,424
Interest income (expense), net	8,698	(5,622)
Share of profit from joint venture	1,124	—
Income (loss) before income taxes	(3,899,219)	75,802
Income tax expense	(12,975)	—
Net and comprehensive income (loss)	$(3,912,194)	$75,802

Net income (loss) per share – basic	$(0.51)	$0.01
Net income (loss) per share – diluted	$(0.51)	$0.01
Weighted-average number of common shares used in computing net income (loss) per share – basic	7,639,648	9,320,762
Weighted-average number of common shares used in computing net income (loss) per share – diluted	7,639,648	12,941,871

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Rumble Inc. Condensed Consolidated Interim Balance Sheets (Expressed in U.S. Dollars) (Unaudited)
	March 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents (Note 5)	$41,378,647	$46,847,375
Accounts receivable, net	2,318,835	1,812,790
Prepaid expenses	1,529,652	389,849
	45,227,134	49,050,014
Investment in joint venture	1,124	—
Capital assets (Note 6)	2,926,360	1,286,849
Right-of-use assets (Note 7)	1,778,255	1,515,841
Intangible assets (Note 8)	3,171,387	3,285,578
Goodwill (Note 3)	662,899	662,899
	$53,767,159	$55,801,181

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities
Accounts payable and accrued liabilities	$8,398,661	$6,853,403
Deferred revenue (Note 4)	29,708	30,014
Lease liabilities (Note 7)	579,888	315,159
Income taxes payable	934	934
	9,009,191	7,199,510
Lease liabilities, long-term (Note 7)	1,246,644	1,195,139
Other liability (Note 9)	250,000	250,000
	10,505,835	8,644,649

Temporary Equity
Preference shares, $0.001 par value per share, unlimited authorized; 606,360 shares issued and outstanding (Note 10)	16,789,203	16,789,203

Commitments and contingencies (Note 12)

Shareholders’ Equity (Deficit)
Class A and Class B common shares, unlimited shares authorized; 8,254,910 (Class A – 8,119,690; Class B – 135,220) issued and outstanding (Note 11)	43,353,370	43,353,370
Deficit	(21,290,901)	(17,378,707)
Additional paid-in capital (Note 11)	4,409,652	4,392,666
	26,472,121	30,367,329
	$53,767,159	$55,801,181

On behalf of the Board:

Director	Director

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Rumble Inc. Condensed Consolidated Interim Statements of Shareholders’ Equity (Deficit) (Expressed in U.S. Dollars) (Unaudited)
	Number of			Class B Common Shares	Additional Paid-in Capital	Deficit	Total
	Class A Common Shares	Class B Common Shares	Class A Common Shares
Balance, December 31, 2020	7,541,000	50,000	$582,338	$19,355	$3,022,547	$(3,965,175)	$(340,935)
Net and comprehensive income for the year	—	—	—	—	—	75,802	75,802
Balance, March 31, 2021	7,541,000	50,000	$582,338	$19,355	$3,022,547	$(3,889,373)	$(265,133)
Balance, December 31, 2021	8,119,690	135,220	$43,223,609	$129,761	$4,392,666	$(17,378,707)	$30,367,329
Stock-based compensation (Note 11)	—	—	—	—	16,986	—	16,986
Net and comprehensive income for the year	—	—	—	—	—	(3,912,194)	(3,912,194)
Balance, March 31, 2022	8,119,690	135,220	$43,223,609	$129,761	$4,409,652	$(21,290,901)	$26,472,121

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Rumble Inc. Condensed Consolidated Interim Statements of Cash Flows (Expressed in U.S. Dollars) (Unaudited)
For the three months ended March 31,	2022	2021
Cash flows provided by (used in)
Operating activities
Net and comprehensive income (loss) for the year	$(3,912,194)	$75,802
Adjustments to reconcile net income (loss) to cash flows provided by operating activities:
Depreciation and amortization	323,296	12,418
Stock-based compensation (Note 11)	16,986	—
Interest expense (Note 7)	7,990	940
Share of profit from joint venture	(1,124)	—
Unrealized foreign exchange gain	—	(2,407)
	(3,565,046)	86,753
Changes in non-cash working capital:
Accounts receivable	(506,045)	173,638
Prepaid expenses	(1,139,804)	(109,786)
Accounts payable and accrued liabilities	1,545,262	106,125
Deferred revenue	(306)	(5,104)
Income taxes payable	—	4
	(3,665,939)	251,630
Investing activities
Purchase of capital assets	(1,750,949)	—
	(1,750,949)	—
Financing activities
Repayments of proceeds from bank indebtedness	—	(75,211)
Lease payments	(51,840)	(11,797)
	(51,840)	(87,008)

Increase (decrease) in cash and cash equivalents during the period	(5,468,728)	164,622
Cash and cash equivalents, beginning of period	46,847,375	1,446,047
Cash and cash equivalents, end of period	$41,378,647	$1,610,669

Supplemental cash flow information
Cash paid for income taxes	$—	$—
Cash paid for interest	—	3,239

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

1.      Overview and Basis of Presentation

Nature of Operations

Rumble Inc. (“Rumble” or “the Company”) is a full-service video technology provider offering customizable video players, original content videos, and a library of advertisements for use with its video players.

Rumble was incorporated on September 18, 2013 under the Business Corporations Act of Ontario. The Company’s head office and principal place of business is 218 Adelaide Street West, Suite 400, Toronto, Ontario, Canada, M5H 1W7.

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements (the “financial statements”) are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and include the results of the Company and its wholly-owned subsidiaries, Rumble USA Inc and Locals Technology Inc (“the Group”). Any reference in these notes to applicable guidance is meant to refer to the authoritative guidance found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”). All intercompany balances and transactions have been eliminated upon consolidation. These financial statements are presented in U.S. dollars, which is the functional currency of the Company, except where otherwise indicated.

These financial statements should be read in conjunction with the Company’s annual consolidated financial statements for the year ended December 31, 2021 (“Annual Financial Statements”). These financial statements have been prepared using the same accounting policies that were described in Note 2 to the 2021 Annual Financial Statements.

The Board of Directors approved these condensed consolidated interim financial statements on June 14, 2022.

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, as of the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates the estimates used, which include but are not limited to the: evaluation of revenue recognition criteria; collectability of accounts receivable; valuation of stock-based compensation awards; assessment and recoverability of long-lived assets; useful lives of long-lived assets; and the realization of tax assets, estimates of tax liabilities, and valuation of deferred taxes. These estimates, judgments, and assumptions are reviewed periodically and the impact of any revisions are reflected in the financial statements in the period in which such revisions are made. Actual results could differ materially from those estimates, judgments, or assumptions, and such differences could be material to the Company’s consolidated financial position and results of operations.

2.      Summary of Significant Accounting Policies

Foreign Currency

The functional currency of the Group is the U.S. dollar. Transactions denominated in currencies other than the U.S. dollar are remeasured using end-of-period exchange rates or exchange rates prevailing at the date of the transaction, and the resulting gains or losses are recognized as a component of operating expenses.

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

2.      Summary of Significant Accounting Policies (cont.)

Fair Value Measurements

The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, lease liabilities, and other liabilities approximated their fair values at March 31, 2022 and December 31, 2021.

The Company evaluates the estimated fair value of financial instruments using available market information and management’s estimates. The use of different market assumptions and/or estimation methodologies could have a significant impact on the estimated fair value amounts. See Note 13 for further details.

Concentration Risk

A meaningful portion of the Company’s revenue (and a substantial portion of the Company’s net cash from operations that it can freely access) is attributable to Service Agreements with a few customers. The Service Agreements are perpetual in nature. See Note 14 for further details.

Revenue Recognition

Revenues are recognized when the control of promised services is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those services. Sales tax and other similar taxes are excluded from revenues.

The Company derives revenues primarily from:

•        Advertising fees

•        Licensing fees and other

Revenues from advertising and licensing fees are generated primarily by delivering content either via the Company’s own or third-party platforms. Advertising revenue customers pay on a cost-per-click or cost-per-view basis, which means that the Company is paid only when a user clicks or views an advertisement. Therefore, these revenues are recognized when a user engages with the advertisement, such as when a user clicks or views the advertisement, or when the advertisement is displayed. Licensing fees are charged on a per video or a flat-fee or monthly basis, and recognized as the related performance obligations are satisfied.

To achieve the core principle of this new standard, the Group applies the following steps:

1.      Identification of the contract, or contracts, with the customer

The Company determines to have a contract with a customer when the contract is approved, the Company can identify each party’s rights regarding the services to be transferred, the Company can identify the payment terms for the services, the Company has determined the customer has the ability and intent to pay and the contract has commercial substance.

2.      Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services and the products that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

2.      Summary of Significant Accounting Policies (cont.)

of the services and the products is separately identifiable from other promises in the contract. The Company’s performance obligations consist of (i) providing a hosting platform for advertisements, and (ii) licensing of Rumble player.

3.      Determination of the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer.

4.      Allocation of the transaction price to the performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative stand-alone selling price (“SSP”). SSP is determined by allocating the transaction price to each performance obligation in an amount that depicts the amount of consideration the Company expects to be entitled to in exchange for transferring those services to the customer.

5.      Recognition of the revenue when, or as, the Company satisfies each performance obligation

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services.

Licensing Fees and Other

Under bulk license agreements, the Company’s obligations include hosting the content libraries for access and searching by the customer, updating the libraries with new content provided by the content owner, and making videos selected by the customer available for download, throughout the term of the contract.

These services are billed based on the access to the content regardless of the number of videos downloaded. All of these services are highly interdependent as the customer’s ability to derive its intended benefit from the contract depends on the entity transferring both the access to the content library overtime and making the videos available as and when required by the customer for download. These services therefore constitute a single performance obligation comprised of a series of distinct services transferred to the customer in a similar manner throughout the contract term. The predominant item in the single performance obligation is a license providing a right to access the content library throughout the license period. For these arrangements, the Company recognizes the total fixed fees under the contract as revenue ratably over the term of the contract as the performance obligation is satisfied, as this best depicts the pattern of control transfer.

For license agreements related to the Rumble player, the Company’s obligations include providing access to the current version the Rumble player throughout the term of the contract. As part of this arrangement, the customer is required to use the most current version of the player and therefore, the utility of the player to the customer is significantly affected by Rumble’s ongoing activities to maintain and support the player. Revenue is therefore recognized rateably over the term of the contract. In addition, certain arrangements related to the license of the Rumble player include the monetization of content. In these arrangements, Rumble will manage the provision of services to ad providers and share the revenues with the customers. This revenue is recognized over time as user views occur.

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

2.      Summary of Significant Accounting Policies (cont.)

Other revenues include fees earned from tipping features within the Company’s platform as well as certain cloud, subscription, and professional services. Fees from tipping features are recognized at a point in time when a user tips on the platform. Both cloud and subscription services are recognized over time for the duration of the contract. Revenues related to professional services have stand-alone functionality to the customer and are recognized at a point in time as services are provided.

Variable Consideration

Advertising revenues are based on user engagements. Revenue is recorded at the sales price, which is the transaction price, and includes estimates of variable consideration. The amount of variable consideration that is included in the transaction price is constrained as it is based on number of views and/or clicks that will occur, and is included in the sales price only to the extent that it is probable that a significant reversal in the amount of the cumulative revenue will not occur when the uncertainty is resolved. Further, given that the cost-per-click and/or cost-per-view may vary based on the location of the user, the revenue per click/view is also not determinable until it occurs, and therefore, constrained. Given that the transaction price is specifically related to the performance obligation of providing an advertisement hosting platform that can be viewed and/or clicked by users and the amount of consideration expected by the Company is in exchange for providing these services, advertising revenues are recognized as usage occurs over the term of the advertising contract in line with ASC 606-10-32-40.

Further, the Company may enter into certain licensing arrangements where consideration may be paid in exchange for rights to monetize content, and therefore, total consideration to be received by the Company may be variable in nature. The Company recognizes this non-cash consideration as a contingent payment, and therefore, does not recognize fair value of the user views promised in these arrangements until control over the content is transferred over to the Company. Further, the usage-based royalty exemption has been taken by the Company for these arrangements.

Costs to Obtain a Contract

The Company expenses sales commissions when incurred when the amortization period would have been one year or less. These costs are recorded within sales and marketing expenses.

Principal vs Agent

The Company has taken the position as a principal for both advertising and licensing and other revenues, and therefore recognizes revenues on a gross basis, as it has control over both the content that is monetized as well as the platform over which the content is displayed. Further, the Company manages the monetization of content, has discretion over pricing, bears inventory risk and is the only party to the contract with its customers.

Practical Expedients and Exemptions

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less and for contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed.

Costs of Revenues

Costs of revenues primarily consist of costs related to obtaining, supporting and hosting the Company’s product offerings. These costs include content acquisition costs primarily related to payments to content providers from whom videos and other content are licensed; fees are paid to these providers based on revenues

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

2.      Summary of Significant Accounting Policies (cont.)

generated. Other fees may also be paid to licensees as part of licensing arrangements discussed above. Other costs of revenues include third-party service provider costs such as data center and networking, as well as staffing costs directly related to professional services fees. On January 1, 2022, the Company changed its accounting policy to include amortization and depreciation in the cost of revenues. This change in accounting policy has been applied retrospectively in these interim financial statements. During the three months ended March 31, 2022, the Company allocated amortization and depreciation of $85,642 (2020 — $nil) and $84,841 (2020 — $nil), respectively.

Deferred Revenue

The Company records amounts that have been invoiced to its clients in either deferred revenue or revenue depending on whether the revenue recognition criteria described above have been met. Deferred revenue includes payments received in advance of performance under the contract.

Contract Assets

The adoption of Topic 606 for revenue recognition included adoption of Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers, which requires deferral of the incremental costs of obtaining a contract with a customer. The Company does not have significant contract assets.

Marketing Costs

All marketing costs are expensed as incurred and are included in operating expenses on the condensed consolidated interim statement of comprehensive income (loss).

Warranties

The Company’s cloud services and software are generally warranted to perform materially in accordance with user expectation under normal use and circumstances. Warranties may not be purchased separately from services, and only provide assurance that the services comply with agreed-upon specifications. The Company has entered into service-level agreements with substantially all of its cloud services customers warranting defined levels of uptime reliability and performance, and permitting those customers to receive credits if the Company fails to meet those levels.

Comprehensive Income (Loss)

ASC 220, Comprehensive Income, establishes standards for reporting and displaying comprehensive income (loss) and its components in the financial statements. Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss).

Interest in a Joint Venture

One of the Group’s subsidiaries has a 30% membership interest in a joint venture based in Florida, USA named Liberatio Special Ventures LLC (“Liberatio”). Liberatio is involved in the development and operation of an ecosystem, intended to provide customers with the ability to process payments and engage in other related value-driven activities. The Group’s interest in Liberatio is accounted for using the equity method in the financial statements.

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

3.      Business Combinations

Acquisition of Locals Technology Inc.

On October 25, 2021, the Company acquired 100% of the interest in Locals Technology Inc. (“Locals”), a video streaming and content distribution platform, for a total consideration of $7,039,110. The acquisition was accounted for as a business combination using the acquisition method. The breakdown of the fair value of the assets acquired and liabilities assumed is presented as follows:

Cash	$3,420,060
Accounts receivable	900,207
Prepaid expenses	19,726
Capital assets	4,591
Intangible assets	2,759,000
Accounts payable, accruals, and other liabilities	(379,914)
Deferred revenue	(219,000)
Deferred tax liability	(128,459)
Fair value of net identifiable assets acquired	6,376,211

Add: Goodwill	662,899
Total net assets acquired	$7,039,110

Purchase consideration:
Common shares	$7,038,691
Additional paid-in capital	419
Total consideration	$7,039,110

The acquired business contributed revenues of $213,520 and loss of $778,066 for the three months ended March 31, 2022.

4.      Revenue from Contracts with Customers

The following table presents revenues disaggregated by type:

	For the three months ended March 31,
	2022	2021
Advertising	$2,509,526	$1,743,823
Licensing and other	1,535,239	588,640
Total revenues	$4,044,765	$2,332,463

Deferred Revenue

Deferred revenue recorded at March 31, 2022 is expected to be fully recognized in the year ended December 31, 2022. The deferred revenue balance as of March 31, 2022 was $29,708 (December 31, 2021 — $30,014).

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

5.      Cash and Cash Equivalents

Cash and cash equivalents as of March 31, 2022 and December 31, 2021 consist of the following:

	March 31, 2022
	Contracted Maturity	Amortized Cost	Fair Market Value	Balance per Balance Sheet
Cash	Demand	$32,378,647	$32,378,647	$32,378,647
Money market funds	Demand	9,000,000	9,000,000	9,000,000
		$41,378,647	$41,378,647	$41,378,647
	December 31, 2021
	Contracted Maturity	Amortized Cost	Fair Market Value	Balance per Balance Sheet
Cash	Demand	$2,847,375	$2,847,375	$2,847,375
Money market funds	Demand	44,000,000	44,000,000	44,000,000
		$46,847,375	$46,847,375	$46,847,375

The Group did not have any short-term or long-term investments at March 31, 2022 or December 31, 2021 except for the investment in a joint venture.

6.      Capital Assets

	March 31, 2022	December 31, 2021
Computer hardware	$2,968,601	$1,289,702
Furniture and fixtures	35,827	33,484
Leasehold improvements	90,771	21,065
	3,095,199	1,344,251
Accumulated depreciation	(168,839)	(57,402)
Net carrying value	$2,926,360	$1,286,849

Depreciation expense on capital assets totaled $111,437 and $nil for the three months ended March 31, 2022 and 2021, respectively.

7.      Right-of-Use Assets and Lease Liabilities

The Group leases several facilities under non-cancelable operating leases with no right of renewal. Right-of-use assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. Right-of-use assets are recognized at the commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Group uses its respective incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

	March 31, 2022		December 31, 2021
	Cost	Accumulated Depreciation	Cost	Accumulated Depreciation
Right-of-use assets	$2,058,132	$279,877	$1,698,049	$182,208
Net book value		$1,778,255		$1,515,841

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

7.      Right-of-Use Assets and Lease Liabilities (cont.)

Amortization expense on the right-of-use asset recognized was $97,669 and $12,418 for the three months ended March 31, 2022 and 2021, respectively. Interest expense recognized was $7,990 and $940 for the three months ended March 31, 2022 and 2021, respectively.

As of March 31, 2022, the weighted-average remaining lease term and weighted-average incremental borrowing rate for the operating leases were 3.77 years and 2.5%, respectively (December 31, 2021 — 4.43 years and 2.1%).

The following shows the undiscounted cash flows for the remaining years under the lease arrangement as at March 31, 2022.

2022	$463,533
2023	602,402
2024	297,967
2025	263,089
2026	266,511
2027	26,740
1,920,242
Less: imputed interest	93,710
1,826,532
Current portion	$579,888
Long-term portion	$1,246,644

8.      Intangible Assets

	March 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$123,143	$—	$123,143
Domain name	500,448	27,634	472,814
Brand (Note 3)	1,284,000	55,669	1,228,331
Technology (Note 3)	1,475,000	127,901	1,347,099
	$3,382,591	$211,204	$3,171,387
	December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intellectual property	$123,143	$—	$123,143
Domain name	500,448	19,293	481,155
Brand (Note 3)	1,284,000	23,569	1,260,431
Technology (Note 3)	1,475,000	54,151	1,420,849
	$3,382,591	$97,013	$3,285,578

Amortization expense related to intangible assets was $114,190 and $nil for the three months ended March 31, 2022 and 2021, respectively.

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

9.      Other Liability

The Company has received certain amounts from a third party to assist with certain operating expenditures of the Company. These amounts are to be repaid upon settlement of those expenditures, and non-interest bearing, and have been treated as a long-term liability. As of March 31, 2022, an amount of $250,000 related to these expenses is recorded in other liability (December 31, 2021 — $250,000).

10.    Temporary Equity

Preference Shares

Authorized

The Company’s Articles of Incorporation authorized an unlimited number of preference shares for issuance.

The Company filed Articles of Amendment dated May 14, 2021 to create and authorize 607,360 Class A Preferred Shares for issuance and to remove the class of preference shares previously authorized. These Class A Preferred Shares rank senior to the Common Shares and have conversion rights that allow each Class A Preferred Share to be converted at the option of the holder at any time and without payment of additional consideration into such number of fully paid and non-assessable Voting Common Shares as is determined by dividing the original issue price of such Class A Preferred Share by the conversion price at the time of conversion, which is initially equal to the original issue price subject to various adjustments.

Issued and outstanding

On May 14, 2021, the Company issued 606.36 Class A Preferred Shares, which were subsequently converted into 606,360 Class A Preference Shares on a stock split in the ratio of 1,000-to-1. No other preference shares have been issued as of or at any time prior to March 31, 2022. These Class A Preferred Shares are redeemable for Class A Common shares of the Company upon a change of control event. As part of the transaction, the holders of these Class A Preferred Shares were also granted an option to purchase additional Common shares in the Company (the “Option Liability”) at a discount of 30%, subject to certain conditions. The total fair value of this financing arrangement was determined to be $35,714,286 due to the upper limit on the discount price provided to the investors. Gross proceeds of $25,000,000 were allocated between the Class A Preferred Shares and the Option Liability by first determining the fair value of the Option Liability at $7,500,000 using a probability weighted scenario over the likelihood of this option to be exercised, with the remaining $17,500,000 allocated to equity (using a residual value method). Because these Class A Preferred Shares are redeemable upon an event that is outside the control of the Company, these have been classified and presented as temporary equity on the condensed consolidated interim balance sheet.

Transaction costs of $1,015,424 were allocated pro rata between the two components: expenses of $304,627 related to the Option Liability are recorded as finance costs in the consolidated statements of comprehensive loss for the year ended December 31, 2021 with the remaining balance recorded against the value of the Class A Preferred Shares.

Option Liability

As described above, on May 14, 2021, the Class A Preferred Shareholders were granted the right to exercise options for an additional 606.36 Class A Common shares (606,360 post stock split) in the Company subject to certain conditions. The grant date fair value was determined based on the maximum discount available to these Class A Preferred Shareholders and the probability of the conditions attached to this option being met. The change in fair value of this Option Liability is on account of the Company’s re-assessment of the

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

10.    Temporary Equity (cont.)

probability of the conditions attached to this option at each reporting period. As the Option Liability was exercised on November 24, 2021, a change in fair value of the Option Liability of $3,214,286 was recorded in the consolidated statements of comprehensive loss (representing the maximum benefit of $10,714,286) in the Annual Financial Statements, and the balance of the liability was extinguished via an increase to the value of the Class A Common shares issued. See Note 11 for further details.

11.    Shareholders’ Equity

Common Shares

Authorized

The Company’s Articles of Incorporation authorized an unlimited number of common shares for issuance.

Articles of Amendment, effective on September 4, 2020, by the Company created two classes of common shares initially named Voting Common Shares, subsequently renamed Class A Common Shares, and Non-Voting Common Shares, subsequently renamed Class B Common Shares. The Company is authorized to issue an unlimited number of each of these classes of common shares.

Class A Common Shares

The holders of Class A Common Shares are entitled to receive dividends at the discretion of the board of directors and are entitled to one vote for each Class A Common Share held at any meeting of shareholders of the Company. The holders of Class A Common Shares are entitled to receive the remaining property of the Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs subject to the rights of the Preference Shares described in Note 10.

Class B Common Shares

The holders of Class B Common Shares are entitled to receive dividends at the discretion of the board of directors. The holders of Class B Common Shares are also entitled to receive the remaining property of the Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs subject to the rights of the Preference Shares described in Note 10. The holders of Class B Common Shares are not entitled to vote and will not receive notice of any meeting of shareholders of the Company.

Issued and outstanding

The following common shares are issued and outstanding at :

	March 31, 2022		December 31, 2021
	Number	Amount	Number	Amount
Class A Common Shares	8,119,690	$43,223,609	8,119,690	$43,223,609
Class B Common Shares	135,220	129,761	135,220	129,761
Balance	8,254,910	$43,353,370	8,254,910	$43,353,370

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

11.    Shareholders’ Equity (cont.)

On October 25, 2021, the Company effected a stock split of the then outstanding Common and Preference shares at a ratio of 1,000-to-1. Stockholders received a whole share for fractional shares (if applicable) and the par value per common stock remains unchanged. A proportionate adjustment was made to the maximum number of shares issuable under the stock option plan, as amended.

On November 24, 2021, the Company issued 172,070 Class A Common Shares upon the exercise of the Option Liability at a price of $145.29 per share for gross cash proceeds of $25,000,000.

Warrants

On September 14, 2020, the Company issued a warrant to an arm’s length party in exchange for services. This warrant is convertible to Class B Common Shares equal to 5% undiluted interest in the Company’s total equity at an exercise price of $0.01 CAD per Class B Common Share and expiration term of 20 years. The warrant is subject to a performance condition that was met as of December 31, 2021 and the fair value of the warrant on the grant date, estimated to be $731,281 was recorded in additional paid-in capital as of December 31, 2021.

Restricted Stock Units

During the year ended December 31, 2021, the Company issued 10,625 Restricted Class B Common Shares as part of certain employment agreements as well as consideration for the Locals’ acquisition (Note 3). Certain of these Restricted Class B Common Shares had a performance based vesting condition that was met as of December 31, 2021 and the fair value of the restricted stock units on the grant date, estimated to be $110,838 was recorded in Class B Common Shares as of December 31, 2021.

Stock Options

On September 1, 2020, the Board of Directors of the Company authorized and approved a stock option plan which was amended and restated on April 1, 2021 and October 21, 2021. The amendment dated October 21, 2021 (the “Plan”) replaces and supersedes the previous stock option plans of the Company. In accordance with the Plan, stock options may be granted to employees, advisory board members, directors and officers of the Company and any present or future subsidiaries at an exercise price determined by the Board of Directors at the date of grant. The aggregate number of shares of the Company which may be issued and sold under the stock option plan shall be subject to authorization by the Company’s Board of Directors from time to time and is currently limited to the number of options currently granted. Under the stock option plan, participants are granted options which are subject to certain performance or service conditions.

All options to purchase common shares of the Company which were granted pursuant to earlier plans shall remain outstanding in accordance with their terms, provided that from the effective date of the Plan such existing options shall be governed by this Plan.

Conditions related to the performance based options had been met as of December 31, 2021, and as such, the fair value of the stock options was recognized in additional paid-in capital as of December 31, 2021.

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

11.    Shareholders’ Equity (cont.)

The grant date fair values of the options issued under the Plan on various dates were in the range of $0.27 to $30.57 per option and were determined using the Black-Scholes option pricing model based upon the following assumptions:

Share price	$1.93 – $41.23
Exercise price	$0.48 – $165.80
Risk free interest rate	0.52% – 1.33%
Volatility	60% – 85%
Expected life	3 – 20 years
Dividend rate	0.00%

The Company estimated the volatility by reference to comparable companies that are publicly traded.

Stock option transactions are summarized as follows:

	Three months ended March 31, 2022		Twelve months ended December 31, 2021
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding, beginning of year	3,531,064	$2.25	3,433,000	$0.48
Granted	—	—	98,064	64.28

Outstanding, end of period	3,531,064	$2.25	3,531,064	$2.25
Vested and exercisable	3,493,297	$1.17	3,493,297	$1.17

The total unrecognized compensation cost for stock options issued as at March 31, 2022 is $123,265 (December 31, 2021 — $141,672) which is expected to be recognized over a weighted-average period of 2.08 years (December 31, 2021 — 2.32 years).

The weighted average fair value of the outstanding options as of March 31, 2022 was $0.73 (December 31, 2021 — $0.73). Share options outstanding at March 31, 2022 and December 31, 2021 have the following expiry dates and exercise prices:

Expiry	Exercise Price	Share Options March 31, 2022	Share Options December 31, 2021
2024	$159.87	30,144	30,144
2026	41.23	22,870	22,870
2027	4.52	8,370	8,370
2031	41.23	2,430	2,430
2040	0.48	3,433,000	3,433,000
2041	41.23	34,250	34,250
Total		3,531,064	3,531,064
Weighted average remaining contractual life of options outstanding		18 years	20 years

The Company recognized share-based compensation expense of $16,976 and $nil for the three months ended March 31, 2022 and 2021, respectively.

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

12.    Commitments and Contingencies

In the normal course of business, to facilitate transactions in services and products, the Company indemnifies certain parties. The Company has agreed to hold certain parties harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. Several of these agreements limit the time within which an indemnification claim can be made and the amount of the claim. In addition, the Company has entered into indemnification agreements with its officers and directors, and its bylaws contain similar indemnification obligations to its agents.

Furthermore, many of the Company’s agreements with its customers and partners require the Company to indemnify them for certain intellectual property infringement claims against them, which would increase costs as a result of defending such claims, and may require that we pay significant damages if there were an adverse ruling in any such claims. Customers and partners may discontinue the use of the Company’s services and technologies as a result of injunctions or otherwise, which could result in loss of revenues and adversely impact the business.

It is not possible to make a reasonable estimate of the maximum potential amount under these indemnification agreements due to the unique facts and circumstances involved in each particular agreement. As of March 31, 2022 and December 31, 2021, there were no material indemnification claims that were probable or reasonably possible.

As of March 31, 2022, Rumble received notification of a lawsuit against the Company and one of its shareholders seeking a variety of relief including rescission of a share sale agreement with the company or damages alleged to be worth $419.0 million. The company is defending the claim and considers that the likelihood that it will be required to make a payment to the plaintiff to be remote.

13.    Fair Value Measurements

The Company follows ASC 820, “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the most advantageous market for the asset or liability in an orderly transaction. Fair value measurement is based on a hierarchy of observable or unobservable inputs. The standard describes three levels of inputs that may be used to measure fair value.

Level 1 —	Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;
Level 2 —

Inputs to the valuation methodology other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and the fair value can be determined through the use of models or other valuation methodologies; and

Level 3 —

Inputs to the valuation methodology are unobservable inputs in situations where there is little or no market activity of the asset and liability and the reporting entity makes estimates and assumptions relating to the pricing of the asset or liability, including assumptions regarding risk. This includes certain cash flow pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

13.    Fair Value Measurements (cont.)

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The Company may measure eligible assets and liabilities at fair value, with changes in value recognized in profit and loss. Fair value treatment may be elected either upon initial recognition of an eligible asset or liability or, for an existing asset or liability, if an event triggers a new basis of accounting. The Company did not elect to remeasure any of its existing financial assets or liabilities, and did not elect the fair value option for any financial assets or liabilities transacted in the three months ended March 31, 2022 and 2021.

14.    Financial Instrument Risks

The Company is exposed to the following risks that arise from its use of financial instruments:

Market Risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company has no variable interest-bearing debt and therefore, exposure to interest rate risk is minimal at this time.

Foreign Currency Risk

For the Company’s foreign currency transactions, the fluctuations in the respective exchange rates relative to the Canadian dollar will create volatility in the Company’s cash flows on a period-to-period basis. Additional earnings variability arises from the translation of monetary assets and liabilities denominated in foreign currencies at the rates of exchange at each consolidated balance sheet date, the impact of which is reported as a foreign exchange gain or loss in the determination of comprehensive income (loss) for the period.

Liquidity Risk

Liquidity risk is the risk that the Company encounters difficulty in meeting its obligations associated with financial liabilities. Liquidity risk includes the risk that, as a result of operational liquidity requirements, the Company will not have sufficient funds to settle a transaction on the due date; will be forced to sell financial assets at a value which is less than what they are worth; or may be unable to settle or recover a financial asset. Liquidity risk arises primarily from the Company’s accounts payable and accrued liabilities.

The Company focuses on maintaining adequate liquidity to meet its operating working capital requirements and capital expenditures. The majority of the Company’s financial liabilities are due within one year.

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

14.    Financial Instrument Risks (cont.)

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company is exposed to credit risk resulting from the possibility that a customer or counterparty to a financial instrument defaults on their financial obligations or if there is a concentration of transactions carried out with the same counterparty. Financial instruments that potentially subject the Company to concentrations of credit risk include cash and cash equivalents and accounts receivable.

The Company’s cash and cash equivalents are held in reputable banks in its country of domicile and management believes the risk of loss to be remote. The Company is exposed to credit risk in the event of default by its customers. Accounts receivables are recorded at the invoiced amount, do not bear interest, and do not require collateral. For the three months ended March 31, 2022 and 2021, a few customers accounted for $2,277,598 and $2,124,263 or 56% and 91% of revenue, respectively. As of March 31, 2022, a few customers accounted for 44% of accounts receivables (December 31, 2021 — 90%); the expected credit loss is not considered material.

15.    Related Party Transactions

The Company’s related parties include directors, shareholders and key management.

Compensation paid to related parties totaled $350,145 and $168,382 for the three months ended March 31, 2022 and 2021, respectively. In addition, the Company paid stock-based compensation to key management amounting to $4,618 and $nil for the three months ended March 31, 2022 and 2021, respectively.

On May 25, 2021, the Company purchased the rights to the domain license for $500,449 from a related party. The purchase price of the domain license was determined based on a contractually agreed price.

The Company incurred related party expenses for personnel services of $382,780 and $191,923 during the three months ended March 31, 2022 and 2021, respectively. As of March 31, 2022, accounts payable for personnel service was $132,759 (December 31, 2021 — $115,485).

As of March 31, 2022, the Company is owed $390,000 from related parties carrying an interest rate of 0.19% per annum, for a Company’s subsidiary’s domain name (December 31, 2021 — $nil).

There were no other related party transactions during these periods.

16.    Segment Information

Disclosure requirements about segments of an enterprise establish standards for reporting information regarding operating segments in annual financial statements. These requirements include presenting selected information for each segment. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding how to allocate resources and assess performance. The Company’s chief decision-maker is its chief executive officer. The Company and its chief decision-maker view the Company’s operations and manage its business as one operating segment.

Rumble Inc. Notes to the Condensed Consolidated Interim Financial Statements (Expressed in U.S. Dollars) (Unaudited) For the three months ended March 31, 2022 and 2021

16.    Segment Information (cont.)

The following presents the revenue by geographic region:

	For the three months ended March 31,
	2022	2021
United States	$3,886,159	$2,203,086
Canada	77,071	19,989
Other	81,535	109,388
	$4,044,765	$2,332,463

The Company tracks assets by physical location. Long-lived assets consists of capital assets, net, and are shown below:

	March 31 2022	December 31, 2021
United States	$2,426,940	$927,322
Canada	499,420	359,527
	$2,926,360	$1,286,849

17.    Subsequent Events

In accordance with ASC 855, the Company’s management reviewed all material events through June 14, 2022, and there were no material subsequent events noted.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Locals Technology Inc.

We have audited the accompanying financial statements of Locals Technology Inc. (a Delaware corporation), which comprise the balance sheets as of December 31, 2020, and December 31, 2019, and the related statements of comprehensive loss, shareholders’ equity, and cash flows for the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Locals Technology Inc. as of December 31, 2020, and December 31, 2019, and the results of its operations and its cash flows for the year ended December 31, 2020, and the period from March 4, 2019 to December 31, 2019 then ended in accordance with accounting principles generally accepted in the United States of America.

Chartered Professional Accountants
Licensed Public Accountants

Toronto, ON
January 31, 2022

Locals Technology Inc. Statements of Comprehensive Loss
	For the year ended December 31, 2020	For the period ended March 4 to December 31, 2019
Revenues	$146,431	$24
Cost of revenues	101,986	—
Gross profit	$44,445	$24

Operating expenses
General and administrative	$253,109	$76,575
Research and development	347,235	88,295
Sales and marketing	74,689	67
Stock based compensation	57,014	3,065
Depreciation and amortization	27,810	4,444
Total operating expenses	759,857	172,446
Loss from operations	(715,412)	(172,422)
Interest income, net	345	7
Other income, net	—	124
Change in fair value of Simple Agreement for Future Equity	(80,853)	25,557
Loss before income taxes	(795,920)	(146,734)
Income tax expense (Note 4)	(125)	—
Net and comprehensive loss	$(796,045)	$(146,734)

The accompanying notes are an integral part of these financial statements.

Locals Technology Inc. Balance Sheets
December 31	2020	2019
Assets
Current assets
Cash	$874,622	$402,450
Accounts receivable, net	59,700	10
Prepaid expenses	7,600	922
	941,922	403,382
Capital assets	4,703	—
Intangible asset (Note 3)	442,439	469,106
	$1,389,064	$872,488

Liabilities and Shareholders’ Equity (Deficit)

Current liabilities
Accounts payable and accrued liabilities	$142,038	$18,108
Simple Agreement for Future Equity (“SAFE”) (Note 5)	—	274,443
Due to related parties (Note 10)	36,438	10,055
	178,476	302,606
Due to related parties – long-term (Note 10)	365,000	390,000
	543,476	692,606
Commitments and contingencies (Note 7)

Shareholders’ Equity (Deficit)
Common shares, $0.0001 par value per share, 15,500,000 authorized; 9,639,871 (2019 – 10,000,000 units) issued and outstanding	57,978	76,616
Members’ contribution	—	250,000
Preference shares, $0.0001 par value per share, 4,400,000 authorized; 3,003,318 (2019 – nil) issued and outstanding	300	—
Deficit	(942,779)	(146,734)
Additional paid-in capital (Note 6)	1,730,089	—
	845,588	179,882
	$1,389,064	$872,488

On behalf of the Board:

Ryan Milnes	Director
Paul Cappuccio	Director

The accompanying notes are an integral part of these financial statements.

Locals Technology Inc. Statements of Shareholders’ Equity (Deficit) For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019
	Units	Members’ contribution	Common shares		Preference shares		Additional paid-in capital	Deficit	Total
			Shares	Value	Shares	Value
Balance, March 4, 2019	—	$—	—	$—	—	$—	$—	$—	$—
Issuance of founders’ units (Note 6)	8,370,000	1	—	—	—	—	—	—	1
Members’ contribution (Note 6)	630,000	250,000	—	—	—	—	—	—	250,000
Issuance of founders’ units in exchange for assets and services (Note 6)	1,000,000	76,615	—	—	—	—	—	—	70,615
Net and comprehensive loss	—	—	—	—	—	—	—	(146,734)	(146,734)
Balance, December 31, 2019	10,000,000	$326,616	—	$—	—	$—	$—	$(146,734)	$179,882
Conversion to preference shares (Note 6)	(630,000)	(250,000)	—	—	630,000	63	249,937	—	—
Conversion of units to common shares (Note 6)	(9,370,000)	(76,616)	9,370,000	937	—	—	76,616	—	937
Conversion of SAFEs to preference shares (Note 6)	—	—	—	—	691,641	69	355,227	—	355,296
Issuance of preference shares (Note 6)	—	—	—	—	1,681,675	168	1,048,309	—	1,048,477
Compensation cost for shares vesting over time	—	—	—	36,774	—	—	—	—	36,774
Issuance of restricted common shares (Note 6)	—	—	269,871	20,267	—	—	—	—	20,267
Net and comprehensive loss	—	—	—	—	—	—	—	(796,045)	(796,045)
Balance, December 31, 2020	—	$—	9,639,871	$57,978	3,003,316	$300	$1,730,089	$(942,779)	$845,588

The accompanying notes are an integral part of these financial statements.

Locals Technology Inc. Statements of Cash Flows
	For the year ended December 31, 2020	For the period ended March 4 to December 31, 2019
Cash flows provided by (used in)

Operating activities
Net and comprehensive loss for the year (period)	$(796,045)	$(146,734)
Adjustments to reconcile net loss to cash flows provided by operating activities:
Depreciation of capital assets	1,143	—
Amortization of intangible assets	26,667	4,444
Stock based compensation (Note 6)	57,014	3,065
Change in fair value of SAFE (Note 5)	80,853	(25,557)
	(630,368)	(164,782)
Changes in non-cash working capital:
Accounts receivable, net	(59,690)	(10)
Prepaid expenses	(6,678)	(922)
Accounts payable and accrued liabilities	123,930	18,108
	(572,806)	(147,606)

Investing activities
Purchase of capital assets	(5,846)	—

Financing activities
Net advances from related parties	1,383	56
Proceeds on issuance of SAFE	—	300,000
Proceeds on members contributions	—	250,000
Proceeds on issuance of common shares	937	—
Proceeds on issuance of restricted common shares	27	—
Proceeds on issuance of preference shares	1,100,998	—
Financing costs paid on issuance of preference shares	(52,521)	—
	1,050,824	550,056

Increase in cash during the year	472,172	402,450

Cash, beginning of year	402,450	—
Cash, end of year	$874,622	$402,450

The accompanying notes are an integral part of these financial statements.

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

1.      Overview and Basis of Presentation

Nature of Operations

Locals Technology Inc. (“Locals” or “the Company”) is a technology platform for video content creators to publish their content, interact with their supporters, and monetize via subscription.

Locals was formed under Seastead Digital LLC (“Seastead”) under the California General Corporation Law. On December 10, 2019, Seastead filed an amendment to the Articles of Origination in California to change its name to Locals LLC. On March 4, 2020, Locals LLC filed a certificate of conversion in California to be a Delaware entity. Locals incorporated on March 12, 2020 under the Delaware General Corporation Law. The Company’s head office and principal place of business is 3500 S Dupont Highway, Dover, Delaware, 19901, United States of America.

Basis of Presentation

The accompanying financial statements (the “financial statements”) are prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and include the results of the Company. Any reference in these notes to the applicable guidance is meant to refer to the authoritative guidance found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”). These financial statements are presented in U.S. dollars, which is the functional currency of the Company, except where otherwise indicated.

Use of Estimates

The preparation of these financial statements in conformity with U.S. GAAP requires management to make certain estimates, judgments, and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, as at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates the estimates used, which include but are not limited to: the evaluation of revenue recognition criteria; the collectability of accounts receivable; the valuation of SAFEs; the valuation of stock-based compensation awards; the assessment and recoverability of long-lived assets; useful lives of long-lived assets; and the realization of tax assets, estimates of tax liabilities, and valuation of deferred taxes. These estimates, judgments, and assumptions are reviewed periodically and the impact of any revisions are reflected in the financial statements in the period in which such revisions are made. Actual results could differ materially from those estimates, judgments, or assumptions, and such differences could be material to the Company’s financial position and results of operations.

2.      Summary of Significant Accounting Policies

Fair Value Measurements

The carrying amounts of the Company’s financial instruments, which include cash, accounts receivable, accounts payable and accrued liabilities, and due to related parties approximated their fair values at December 31, 2020 and 2019.

The Company evaluates the estimated fair value of financial instruments using available market information and management’s estimates. The use of different market assumptions and/or estimation methodologies could have a significant impact on the estimate fair value amounts. All financial instruments are considered Level 1 in the fair value hierarchy, with the exception of SAFEs which are considered Level 3. See Note 8 for further details.

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

2.      Summary of Significant Accounting Policies (cont.)

Revenue Recognition

Upon inception on March 4, 2019, the Company adopted ASC Topic 606, Revenue from Contracts with Customers.

Revenues are recognized when the control of promised goods or services is transferred to a customer, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Sales tax and other similar taxes are excluded from revenues.

To achieve the core principle of this new standard, the Company apply the following steps:

1.      Identification of the contract, or contracts, with the customer

The Company determines to have a contract with a customer when the contract is approved, the Company can identify each party’s rights regarding the services to be transferred, the Company can identify the payment terms for the services, the Company has determined the customer has the ability and intent to pay and the contract has commercial substance.

2.      Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the services and the products is separately identifiable from other promises in the contract. The Company’s performance obligation consist of providing a platform for creators.

3.      Determination of the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer.

4.      Allocation of the transaction price to the performance obligations in the contract

If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (“SSP”).

5.      Recognition of the revenue when, or as, the Company satisfies each performance obligation

Revenue is recognized over the time the related performance obligation is satisfied by transferring the control of the promised service to a customer in an amount that reflects the consideration that the Company expects to receive in exchange for those services.

The Company drives its revenue from the following sources:

Subscription Fees

Subscription fees are generated primarily via the provision of a platform for creators to create and share content. These arrangements do not provide the creators with the right to take possession of the software operating the platform. Instead, the creators are granted continuous access over their contractual period. Accordingly, revenue is recognized over time on a monthly usage basis.

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

2.      Summary of Significant Accounting Policies (cont.)

Transaction Fees

Transaction fees are generated through the processing of the Company’s digital currency that provide users access to the creators’ content over a certain period of time. Revenue is recognized over the duration of the subscription period on a straight-line basis.

Principal vs Agent Considerations

The Company evaluates whether it is a principal or an agent in its arrangements with creators as well as other users of its platforms. The Company defines the creators using the platform to provide content as its customers, has discretion in fees charged to them as well as providing access to its platform, and maintains control over its platform. As such, the Company is determined to be a principal in this relationship and records revenues generated from both subscription and transaction processing services on a gross basis. Fees charged by the creators to their end users are outside of the scope of revenue arrangements of the Company.

Costs to Obtain a Contract

The Company expenses sales commissions when incurred because the amortization period would have been one year or less. These costs are recorded within sales and marketing expenses.

Practical Expedients and Exemptions

The Company does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less and for contracts for which revenue is recognized at the amount to which the Company has the right to invoice for services performed.

Costs of Revenues

Costs of revenues primarily consist of costs related to obtaining, supporting and hosting the Company’s service offerings. These costs include payment processing costs paid to third-parties and other fees paid to licensees as part of licensing arrangements discussed above.

Contract Assets

The adoption of Topic 606 for revenue recognition included adoption of Subtopic 340-40, Other Assets and Deferred Costs — Contracts with Customers, which requires deferral of the incremental costs of obtaining a contract with a customer. The Company does not have significant contract assets.

Software Development Costs

Costs incurred to develop software applications used in the Company’s product offerings consist of certain external direct costs of materials and services incurred in developing or obtaining internal-use computer software and other associated payroll and payroll-related costs for those employees directly associated with the software project. Capitalization begins when the preliminary project stage is complete, management authorizes and commits to funding the project, completion of the project is probable, the software will be used to perform its intended functionality, and certain quality standards are met. Qualified costs incurred once the Company’s software applications are operational that relate to upgrades and enhancements are capitalized to the extent it is probable that they will result in added functionality, while costs that cannot be separated between maintenance or minor upgrades to internal-use software are expensed as incurred. Capitalized costs are amortized on a straight-line basis over the expected useful life of the software.

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

2.      Summary of Significant Accounting Policies (cont.)

All development costs that do not meet the criteria for capitalization are expensed as incurred, and are included in research and development expenses on the Statements of Comprehensive Loss.

Marketing Costs

All marketing costs are expensed as incurred and are included in sales and marketing expenses on the Statements of Comprehensive Loss.

Warranties

The Company’s cloud services and software are generally warranted to perform materially in accordance with user documentation under normal use and circumstances. Warranties may not be purchased separately from services, and only provide assurance that the services comply with agreed-upon specifications. No credits or refunds are associated with such warranties.

Income Taxes

The Company accounts for income taxes in accordance with the provisions of ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined on the basis of the difference between the tax bases of assets and liabilities and their respective financial reporting amounts (“temporary differences”) at enacted tax rates in effect for the years in which the temporary differences are expected to reverse. A valuation allowance is established for deferred tax assets for which realization is uncertain.

Uncertain tax positions are accounted for in accordance with ASC 740, “Income Taxes,” which prescribes a comprehensive model for the manner in which a company should recognize, measure, present and disclose in its financial statements all material uncertain tax positions that the company has taken or expects to take on a tax return. ASC 740 applies to income taxes and is not intended to be applied by analogy to other taxes, such as sales taxes, value-add taxes, or property taxes. The Company reviews its nexus in various tax jurisdictions and the Company’s tax positions related to all open tax years for events that could change the status of its ASC 740 liability, if any, or require an additional liability to be recorded. Such events may be the resolution of issues raised by a taxing authority, expiration of the statute of limitations for a prior open tax year or new transactions for which a tax position may be deemed to be uncertain. Those positions, for which management’s assessment is that there is more than a 50 percent probability of sustaining the position upon challenge by a taxing authority based upon its technical merits, are subjected to the measurement criteria of ASC 740. The Company records the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with a taxing authority having full knowledge of all relevant information. Any ASC 740 liabilities for which the Company expects to make cash payments within the next twelve months are classified as “short term.”

Stock-Based Compensation

The Company offers a stock option plan for certain employees, advisory board members, directors, officers and consultants under which certain stock options have been issued. The Company applies the provisions of ASC 718, Stock-based Compensation, which requires companies to measure all employee stock-based compensation awards using the fair value method. Under this method, the fair value of each option grant is estimated on the date of grant and the Company records compensation expense based on the estimated fair value over the requisite service period for each award, which generally equals the vesting period. For service-based options, the Company uses the straight-line amortization method for recognizing stock-based compensation expense over the requisite service period.

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

2.      Summary of Significant Accounting Policies (cont.)

The Company values stock options using the Black-Scholes option pricing model. The use of this valuation model involves assumptions that are judgmental and highly sensitive in the determination of compensation expense and include the share price, the expected life of the option and the share price volatility.

When options are exercised, the corresponding additional paid-in capital and the proceeds received by the Company are credited to share capital. If stock options are repurchased, the excess of the consideration paid over the carrying amount of the stock or stock options repurchased is charged to additional paid-in capital and/or deficit.

Comprehensive Income (Loss)

ASC 220, Comprehensive Income, establishes standards for reporting and displaying comprehensive income (loss) and its components in the financial statements. Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss).

Accounts Receivable and Allowance for Cumulative Expected Credit Losses

Accounts receivable includes current outstanding invoices billed to customers due under customary trade terms. The term between invoicing and when payment is due is not significant.

The Company maintains an allowance for credit losses for accounts receivable, which is recorded as an offset to accounts receivable and changes in such are classified as general and administrative expense in the Statements of Comprehensive Loss. Collectability is assessed by reviewing accounts receivable on a collective basis where similar characteristics exist and on an individual basis when specific customers are identified with known disputes or collectability issues. In determining the amount of the allowance for credit losses, the Company considers historical collectability based on past due status, customer-specific information, market conditions, and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss data.

For the year ended December 31, 2020, the Company considered the impact of COVID-19 on its assessment of expected credit and collectability trends. Volatility in market conditions and evolving credit trends are difficult to predict and may cause variability and volatility that may have a material impact on the allowance for credit losses in future periods. The allowance for credit losses at December 31, 2020 was not material (December 31, 2019 — not material).

Right-of-Use Asset and Lease Liability

The Company accounts for its right-of-use assets and lease liabilities in accordance with ASC 842, Leases. Practical expedient has been taken for low value and short-term (less than one year) leases. The Company does not have any lease arrangements that do not meet this expedient criteria.

Long-Lived Assets and Other Acquired Intangible Assets

The Company reviews long-lived assets and identifiable intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During this review, the Company re-evaluates the significant assumptions used in determining the original cost and estimated lives of long-lived assets. Although the assumptions may vary from asset to asset, they generally include operating results, cash flows, and other indicators of value. Management then determines whether the remaining useful life continues to be appropriate, or whether there has been an impairment of long-lived assets

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

2.      Summary of Significant Accounting Policies (cont.)

based primarily upon whether expected future undiscounted cash flows are sufficient to support the assets’ recovery. If impairment exists, the Company adjusts the carrying value of the asset to fair value, generally determined using a discounted cash flow analysis.

Recently Adopted Accounting Pronouncements

Upon inception on March 4, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers. Further details of the Company’s revenue recognition are included previously in this Note.

Upon inception on March 4, 2019, the Company adopted ASC 842, Leases. Further details of the Company’s lease accounting are previously included in this Note.

Effective January 1, 2020, the Company adopted ASC 326, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. This guidance replaces the existing incurred loss impairment model with an expected credit loss model, which requires the use of forward-looking information to calculate credit loss estimates and results in earlier recognition of credit losses. The Company adopted ASC 326 using the modified retrospective approach as of January 1, 2020. The cumulative effect upon adoption was not material to the financial statements.

Future Accounting Pronouncements

The Company has reviewed the FASB issued ASU accounting pronouncements and interpretations thereof that have effective dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and do not believe that any new or modified principles will have a material impact on the Company’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of the Company’s management.

COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (the “COVID-19 Outbreak”) and the risks to the international community as the virus spreads globally. On March 11, 2020, the WHO classified the COVID-19 outbreak as a global pandemic, based on the rapid increase in exposure globally.

The Company has undertaken measures to safeguard its employees and workplaces by enabling employees to work and collaborate remotely in order to continue its operations and deliver the same level of service as it did under normal operating circumstances.

The full impact of the COVID-19 outbreak continues to evolve as of the date of these financial statements. Management is actively monitoring the global situation and the resulting impact it could have on the Company’s financial condition, liquidity, operations, industry, and workforce. Management believes that the nature of its services and of the related revenues and expenses has allowed for the Company to mitigate potential negative impacts of the pandemic that have affected other businesses, such as slower cash collections and potential reductions of revenues.

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

3.      Intangible Asset

During the period ended December 31, 2019, the Company acquired the rights and title to a domain for a value of $400,000 (Note 10), which has been classified as a definite life of 15 years.

As at December 31, 2020, the balance outstanding towards the payment of this intangible asset was $390,000 (2019 – $400,000).

In addition, the Company acquired intellectual property (IP) assets during the period ended December 31, 2019, in exchange for common shares. The IP assets have been valued at $73,550 and has been classified as an indefinite life intangible asset. During the periods ended December 31, 2020 and 2019, the Company did not note any events or circumstances that would indicate impairment on this indefinite life intangible asset.

	Domain	IP Assets	Total
Cost:
Balance at December 31, 2019	$400,000	$73,550	$473,550
Additions	—	—	—
Balance at December 31, 2020	$400,000	$73,550	$473,550

Accumulated amortization:
Balance at December 31, 2019	$4,444	$—	$4,444
Amortization in the year	26,667	—	26,667
Balance at December 31, 2020	$31,111	$—	$31,111

Net carrying amounts:
December 31, 2019	$395,556	$73,550	$469,106
December 31, 2020	$368,889	$73,550	$442,439

4.      Income Taxes

The difference between the tax calculated on income before income tax according to the statutory tax rate and the amount of the income tax included in the income tax expense is reconciled as follows:

	2020	2019
Loss before income taxes	$(795,920)	$(146,734)
Statutory income tax rate	31.27%	21.00%
Income tax recovery at statutory income tax rate	(248,884)	(30,814)
Valuation allowance	247,663	36,181
Permanent items	27,584	(5,367)
Tax credit	(8,672)	—
Change in tax rate	(17,691)	—
Other	125	—
Current income tax expense	$125	$—

Deferred tax asset/ liability:
Taxable variance in capital assets	(1,470)	—
Taxable variance in intangible assets	35,610	25,595
Net operating losses carryforward	241,032	10,586
Federal tax credit carryforward	8,672	—
Valuation allowance	(283,844)	(36,181)
Deferred tax asset (liability)	$—	$—

The Company’s net operating loss carryforward of $770,811 (2019 — $50,411) can be carried indefinitely.

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

5.      Simple Agreement for Future Equity (“SAFE”)

In 2019, the Company entered into a series of SAFE arrangements for proceeds of $300,000. The SAFE provides the holder the right to either (a) future equity in the Company when it completes an equity financing, or (b) future equity in the Company or cash proceeds if there is a liquidity event. The terms of the SAFE arrangements are as such that the number of shares issuable to the investor is variable depending on the occurrence, or non-occurrence, of specified future events and conditions, based on the pre-money valuation cap of such SAFE arrangements.

The Company designated the SAFE arrangements as financial liabilities in accordance with ASC Topic 480, Distinguishing Liabilities from Equity. On initial recognition, the Company measured the liability at an amount equal to the aggregate proceeds that were received from investors in exchange for the SAFEs. For the year ended December 31, 2020, the Company recognized a fair value adjustment on revaluation of the SAFEs of $80,853 (2019 — $20,557).

In 2020, the Company entered into a qualifying equity financing transaction. As a result, the SAFE arrangements were converted to 691,641 preference shares. The Company recognized a fair value adjustment on conversion to equity of $355,296.

6.      Shareholders’ Equity Members Units

On March 4, 2019, Seastead Digital LLC issued 8,370,000 Class A founder member units to its two members valued at a nominal amount. On July 1, 2019, Seastead Digital LLC issued 630,000 Class B member units for proceeds of $250,000. On November 1, 2019, Seastead Digital LLC issued 1,000,000 Class A-1 member units in exchange for IP Assets and services. The Class A-1 member units were valued at $0.141 per unit with 500,000 Class A-1 units being recognized as an intangible asset and the remaining 500,000 Class A-1 units being recognized over time as they vest. The Company recorded $3,315 worth of expense during the year ended December 31, 2019 in related to the services provided for the Class A-1 units.

On December 10, 2019, Seastead Digital LLC filed an amendment to the Articles of Origination in California to change the name to Locals LLC.

Preference Shares

Authorized

At formation, the Company’s Certificate of Incorporation authorized 630,000 of preference shares for issuance. On March 12, 2020, the Company’s Certificate of Incorporation was amended and restated to authorize an additional 3,770,000 preference shares, for a total of 4,400,000 preference shares. The par value of preference shares is $0.0001 per share.

The holders of preference shares are entitled to received dividends at the discretion of the board of directors in an amount equal to common shares and are entitled to one vote for each preference share held at any meeting of shareholder of the Company. The holders of preference shares are entitled to receive the remaining property of the Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs. The holders of preference share have the right to convert into common shares.

On March 12, 2020, the predecessor Limited Liability Corporation was converted into Locals Technology Inc. Upon conversion, the Company issued 630,000 preference shares for the members contribution of $250,000.

On March 12, 2020, the SAFE converted into preference shares (Note 5).

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

6.      Shareholders’ Equity Members Units (cont.)

Throughout 2020, the Company issued 1,681,677 preference shares for proceeds of $1,100,998. Financing costs of $52,521 were recorded against preference shares. The Company recognized $168 as preference shares and $1,048,309 as additional paid-in capital.

Common Shares

Authorized

The Company’s Articles of Incorporation authorized 15,500,000 of common shares for issuance. The par value of common shares is $0.0001 per share.

The holders of common shares are entitled to receive dividends at the discretion of the board of directors and are entitled to one vote for each common share held at any meeting of shareholders of the Company. The holders of common shares are entitled to receive the remaining property of the Company upon liquidation, dissolution, or winding-up, whether voluntary or involuntary, and any other distribution of assets of the Company among its shareholders for the purpose of winding-up of its affairs subject to the rights of the preference shares described above.

On March 12, 2020, the Company issued 9,370,000 commons shares for proceeds of $937. As at December 31, 2020, of the total shares issued and outstanding, 8,617,125 were vested (2019 — 6,275,217). Additionally, 5,329,632 of these common shares (2019 — nil) remain restricted due to repurchase option available to the Company.

On December 24, 2020, the Company issued 269,871 common shares for proceeds of $27. These shares are restricted from sale, transfer, or assignment.

Stock Options

In 2020, the Board of Directors of the Company authorized and approved a stock option plan whereby stock options may be granted to employees, advisory board members, directors, officers, and consultants of the Company and any present or future subsidiaries at an exercise price determined by the Board of Directors at the date of grant. The aggregate number of shares of the Company which may be issued and sold under the stock option plan shall be subject to authorization by the Company’s Board of Directors from time to time and is currently limited to the number of options currently granted. Under the stock option plan, participants are granted options which are subject to certain service conditions.

Prior to the authorization and approval of the existing stock option plan, from time to time, the Board of Directors authorized and approved the grant of various stock options under similar terms and conditions as the existing stock option plan. As at the date of the authorization and approval of the existing stock option plan, the Company revoked all stock options previously granted and approved and authorized the issuance of new stock options to replace and supersede those options previously granted.

There were no options issued or outstanding as at December 31, 2020 and 2019.

7.      Commitments and Contingencies

In the normal course of business, to facilitate transactions in services and products, the Company indemnifies certain parties. The Company has agreed to hold certain parties harmless against losses arising from a breach of representations or covenants, or out of intellectual property infringement or other claims made against certain parties. Several of these agreements limit the time within which an indemnification claim can be made and the amount of the claim. In addition, the Company has entered into indemnification agreements with its officers and directors, and its bylaws contain similar indemnification obligations to its agents.

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

7.      Commitments and Contingencies (cont.)

Furthermore, many of the Company’s agreements with its customers and partners require the Company to indemnify them for certain intellectual property infringement claims against them, which would increase costs as a result of defending such claims, and may require that we pay significant damages if there were an adverse ruling in any such claims. Customers and partners may discontinue the use the Company’s, services and technologies as a result of injunctions or otherwise, which could result in loss of revenues and adversely impact the business.

It is not possible to make a reasonable estimate of the maximum potential amount under these indemnification agreements due to the unique facts and circumstances involved in each particular agreement. As of December 31, 2020 and 2019, there were no material indemnification claims that were probable or reasonably possible.

8.      Fair Value Measurements

The Company follows ASC 820, “Fair Value Measurements and Disclosures,” which defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements.

ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the most advantageous market for the asset or liability in an orderly transaction. Fair value measurement is based on a hierarchy of observable or unobservable inputs. The standard describes three levels of inputs that may be used to measure fair value.

Level 1 —  Inputs to the valuation methodology are quoted prices available in active markets for identical investments as of the reporting date;

Level 2 —  Inputs to the valuation methodology other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and the fair value can be determined through the use of models or other valuation methodologies; and

Level 3 —  Inputs to the valuation methodology are unobservable inputs in situations where there is little or no market activity of the asset and liability and the reporting entity makes estimates and assumptions relating to the pricing of the asset or liability, including assumptions regarding risk. This includes certain cash flow pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

The Company may measure eligible assets and liabilities at fair value, with changes in value recognized in earnings. Fair value treatment may be elected either upon initial recognition of an eligible asset or liability or, for an existing asset or liability, if an event triggers a new basis of accounting. The Company did not elect to remeasure any of its existing financial assets or liabilities, and did not elect the fair value option for any financial assets or liabilities transacted in the periods ended December 31, 2020 or 2019. Financial liabilities subject to fair value remeasurement include SAFE arrangements discussed in Note 6.

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

9.      Financial Instrument Risks

The Company is exposed to the following risks that arise from its use of financial instruments:

Market Risk

Market risk is the risk of loss that may arise from changes in market factors such as interest rates, foreign exchange rates, and commodity and equity prices.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company has no variable interest-bearing debt and therefore, exposure to interest rate risk is minimal at this time.

Foreign Currency Risk

For the Company’s foreign currency transactions, the fluctuations in the respective exchange rates relative to the U.S. dollar will create volatility in the Company’s cash flows on a period-to-period basis. Additional earnings variability arises from the translation of monetary assets and liabilities denominated in foreign currencies at the rates of exchange at each balance sheet date, the impact of which is reported as a foreign exchange gain or loss in the determination of comprehensive income or loss for the period.

Liquidity Risk

Liquidity risk is the risk that the Company encounters difficulty in meeting its obligations associated with financial liabilities. Liquidity risk includes the risk that, as a result of operational liquidity requirements, the Company will not have sufficient funds to settle a transaction on the due date; will be forced to sell financial assets at a value which is less than what they are worth; or may be unable to settle or recover a financial asset. Liquidity risk arises primarily from the Company’s accounts payable and accrued liabilities.

The Company focuses on maintaining adequate liquidity to meet its operating working capital requirements and capital expenditures. The majority of the Company’s financial liabilities are due within one year.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company is exposed to credit risk resulting from the possibility that a customer or counterparty to a financial instrument defaults on their financial obligations or if there is a concentration of transactions carried out with the same counterparty. Financial instruments that potentially subject the Company to concentrations of credit risk include cash and accounts receivable.

The Company’s cash are held in reputable banks in its country of domicile and management believes the risk of loss to be remote. The Company is exposed to credit risk in the event of default by its customers. Accounts receivable are recorded at the invoiced amount, do not bear interest, and do not require collateral. The Company does not have any customers that make up a significant portion of their revenue and/or accounts receivable balance as at December 31, 2020 and 2019.

Locals Technology Inc. Notes to the Financial Statements For the year ended December 31, 2020 and the period from March 4, 2019 to December 31, 2019

10.    Related Party Transactions

The Company’s related parties include directors, shareholders and key management.

During year ended December 31, 2020, the Company incurred compensation expenses of $193,759 (2019 — $60,000).

One of the shareholders of the Company published and monetized their content through the Company’s technology platform. During the year ended December 31, 2020, the Company recognized revenue of $14,994 (2019 — $nil).

As at December 31, 2020, the balance outstanding towards the payment to the shareholder noted above was $11,438 (2019 — $55).

On November 1, 2019, the Company purchased the rights to the domain license for $400,000 from a related party. The purchase price of the domain license was determined based on a contractually agreed price. As a result, the Company has recognized the domain license under intangible assets (Note 3).

As at December 31, 2020, the balance outstanding towards the payment of this intangible asset was $390,000 (2019 — $400,000).

There were no other related party transactions during these periods.

11.    Segment Information

Disclosure requirements about segments of an enterprise establish standards for reporting information regarding operating segments in annual financial statements. These requirements include presenting selected information for each segment. Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding how to allocate resources and assess performance. The Company’s chief decision-maker is its chief executive officer. The Company and its chief decision-maker view the Company’s operations and manage its business as one operating segment.

The Company’s long-lived assets are located in the United States.

12.    Subsequent Events

Subsequent to the year-end, the Company completed Seed Series-2 financing, whereby 4,130,434 preferred shares were issued to certain investors for total proceeds of $3,759,077. The terms and nature of these preferred shares are in line with those described in Note 6.

On October 25, 2021, the Company fully paid for the remaining $390,000 balance outstanding related to the acquisition of the intangible asset (Note 3).

On October 26, 2021, the Company was wholly acquired by Rumble Inc. by way of a share transaction.

Annex A

Execution Version

BUSINESS COMBINATION AGREEMENT*

by and between

CF ACQUISITION CORP. Vi,

and

RUMBLE inc.

dated as of December 1, 2021

*        Certain exhibits and the schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request, however the Registrant may request confidential treatment of omitted items.

Annex A-i

Annex A-ii

Page
Section 6.6	SPAC Public Filings	A-63
Section 6.7	D&O Indemnification and Insurance	A-63
Section 6.8	PIPE Investments; Forward Purchase Contract	A-64
Section 6.9	Incentive Plan	A-65
Section 6.10	Section 16 Matters	A-65
Section 6.11	Covenants Relating to ExchangeCo Exchangeable Shares	A-65
Section 6.12	Section 85 Elections	A-65

Article VII	JOINT COVENANTS	A-65
Section 7.1	Regulatory Approvals; Other Filings	A-65
Section 7.2	Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals	A-66
Section 7.3	Arrangement	A-70
Section 7.4	Support of Transaction	A-71
Section 7.5	Tax Matters	A-71
Section 7.6	Stockholder Litigation	A-71
Section 7.7	Acquisition Proposals and Alternative Transactions	A-72
Section 7.8	Access to Information; Confidentiality; Inspection	A-72
Section 7.9	Termination of Certain Agreements	A-72
Section 7.10	Cosmic Amendments	A-73
Section 7.11	ExchangeCo Exchangeable Shares	A-73

Article VIII	CONDITIONS TO OBLIGATIONS	A-73
Section 8.1	Conditions to Obligations of SPAC and the Company	A-73
Section 8.2	Conditions to Obligations of SPAC	A-74
Section 8.3	Conditions to the Obligations of the Company	A-74
Section 8.4	Frustration of Conditions	A-74

Article IX	TERMINATION/EFFECTIVENESS	A-75
Section 9.1	Termination	A-75
Section 9.2	Effect of Termination	A-75

Article X	MISCELLANEOUS	A-76
Section 10.1	Trust Account Waiver	A-77
Section 10.2	Waiver	A-77
Section 10.3	Notices	A-76
Section 10.4	Assignment	A-78
Section 10.5	Rights of Third Parties	A-78
Section 10.6	Expenses	A-78
Section 10.7	Governing Law	A-78
Section 10.8	Headings; Counterparts	A-78
Section 10.9	Company and SPAC Disclosure Letters	A-78
Section 10.10	Entire Agreement	A-79
Section 10.11	Amendments	A-79
Section 10.12	Publicity	A-79
Section 10.13	Severability	A-79
Section 10.14	Jurisdiction; Waiver of Jury Trial	A-79
Section 10.15	Enforcement	A-80
Section 10.16	Non-Recourse	A-80
Section 10.17	Non-Survival of Representations, Warranties and Covenants	A-80
Section 10.18	Conflicts and Privilege	A-80

Annex A-iii

Exhibits

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement, dated as of December 1, 2021 (this “Agreement”), is made and entered into by and between CF Acquisition Corp. VI, a Delaware corporation (“SPAC”), and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (the “Company”).

RECITALS

WHEREAS, SPAC is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company and SPAC desire to enter into a business combination transaction pursuant to which, among other things, by means of an Arrangement pursuant to the Business Corporations Act (Ontario) (the “OBCA”) involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) each Company Class A Preferred Share that is issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be exchanged for one newly issued Company Class A Common Share, (b) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares (and, pursuant to a separate subscription, will subscribe for a corresponding number of shares of SPAC Class C Common Stock for nominal value (the “SPAC Class C Subscription”)), (c) the Key Individual will subscribe and pay for shares of SPAC Class D Common Stock pursuant to the Key Individual Subscription Agreement, and (d) the Company Non-Electing Shareholders will exchange their respective Company Shares for shares of SPAC Class A Common Stock (the “Company U.S. Shareholder Exchange” and, together with the other exchanges and subscriptions described in clauses (a), (b) and (c), the “Share Exchanges”); (d) the Company Options shall be exchanged for Exchanged Company Options and the Company Warrant shall be exchanged for shares of SPAC Class A Common Stock, (e) following the Share Exchanges, SPAC will contribute any Company Shares held by it to CallCo in exchange for all of the CallCo Common Shares, and (f) following the contribution described in the immediately preceding clause (e), CallCo will contribute any Company Shares held by it to ExchangeCo in exchange for ExchangeCo Common Shares.

WHEREAS, in connection with the Closing, Seller Escrow Shares (or, in the case of the holders of Company Options, options to purchase Tandem Option Earnout Shares) will be issued to the Company Shareholders and the holder of the Company Warrant (or, as applicable, issued in respect of Exchanged Company Options), subject to certain restrictions and potential forfeiture pending the achievement (if any) of certain targets as further set forth in this Agreement;

WHEREAS, CFAC Holdings VI, LLC, a Delaware limited liability company (“Sponsor”), has agreed, pursuant to the Forward Purchase Contract, to subscribe for and purchase, and SPAC has agreed to issue and sell to Sponsor, at the Closing and as part of the PIPE Investments (as defined below), the Forward Purchase Securities in exchange for an aggregate purchase price of $15,000,000 (the “Forward Purchase Amount”) upon the terms and subject to the conditions set forth therein;

WHEREAS, on the date of this Agreement, the PIPE Investors have agreed to make a private investment in SPAC in the aggregate amount of $85,000,000 (such amount, plus the Forward Purchase Amount, plus an amount equal to the proceeds of any private placements of SPAC Class A Common Stock following the date of this Agreement and prior to the Closing in accordance with and subject to the terms and conditions of Section 5.1, the “PIPE Investment Amount”) to purchase, pursuant to subscription agreements substantially in the form attached hereto as Exhibit B (the “PIPE Subscription Agreements”), an aggregate of 8,500,000 shares of SPAC Class A Common Stock at a price per share equal to $10.00 (ten dollars) at the Closing (the “Subscriptions”, and together with the Forward Purchase Securities, the “PIPE Investments”);

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, the Company and the Key Company Shareholders have entered into a voting and support agreement in the form attached hereto as Exhibit C (the “Shareholder Support Agreement”) pursuant to which, among other things, the Key Company Shareholders (a) will not transfer, and will vote, their Company Shares in favor of the Company Arrangement

Annex A-1

Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions, (b) will not exercise, and will waive, rights in respect of Dissent Rights, and (c) consent to the termination of the IRA, the ROFO Agreement, the Voting Agreement and any Side Letters effective at the Closing;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, SPAC and Sponsor have entered into a Sponsor Support Agreement in the form attached hereto as Exhibit D (the “Sponsor Support Agreement”) pursuant to which, among other things, Sponsor (a) will not transfer, and will vote, its shares of SPAC Capital Stock or any additional shares of SPAC Capital Stock it acquires prior to the SPAC Stockholder Meeting in favor of this Agreement and each of the Transaction Proposals, (b) will not redeem any shares of SPAC Capital Stock in connection with the Transactions, (c) waives its anti-dilution rights under the SPAC Charter, and (d) will subject certain of the (i) Sponsor Promote Shares to certain restrictions and potential forfeiture based on the amount of cash available to SPAC as of the Closing and (ii) Sponsor Promote Shares to certain restrictions and potential forfeiture, in each case, pending the achievement of certain targets and subject to the terms therein;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and certain holders of Company Securities have entered into a lock-up agreement in the form attached hereto as Exhibit E (the “Lock-Up Agreement”) pursuant to which, among other things, such holders of Company Securities will not sell, for the period set forth in the Lock-Up Agreement, the shares of SPAC Common Stock or ExchangeCo Exchangeable Shares (as applicable) that they will receive in the Transactions or upon exercise of any Exchanged Company Options;

WHEREAS, at the Closing, the Registration Rights Agreement (the “Original RRA”), dated February 18, 2021, by and among SPAC, Sponsor and the other stockholders of SPAC party thereto, will be amended and restated substantially in the form attached hereto as Exhibit F (the “Amended and Restated Registration Rights Agreement”), pursuant to which, among other things, SPAC will agree to provide certain Company Shareholders, Sponsor and the other Persons party to the Original RRA with certain registration rights;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Key Individual have entered into a share repurchase agreement in the form attached hereto as Exhibit G (the “Key Individual Share Repurchase Agreement”) pursuant to which, among other things, subject to and immediately following the Closing, the Key Individual will sell, and SPAC will, or will cause ExchangeCo to, repurchase from the Key Individual 1,000,000 ExchangeCo Exchangeable Shares at a purchase price of $10.00 per share (and SPAC will concurrently redeem a corresponding number of shares of SPAC Class C Common Stock from the Key Individual at the aggregate par value of such shares of SPAC Class C Common Stock);

WHEREAS, the board of directors of SPAC (the “SPAC Board”) has unanimously (a) determined that it is fair to, advisable for and in the best interests of SPAC and its stockholders to enter into this Agreement and to consummate the Transactions, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Transactions, and (c) determined to recommend to its stockholders the approval and adoption of this Agreement, the Plan of Arrangement and the Transactions contemplated hereby and thereby;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Arrangement is in the best interests of the Company, and that it is fair to, advisable for and in the best interests of the Company and its shareholders to enter into this Agreement and to consummate the Transactions, and (b) approved this Agreement and agreed to recommend that eligible Company Shareholders vote in favor of the Company Arrangement Resolution to be approved by the Company Shareholders at the Company Shareholders Meeting, on the terms and subject to the conditions contained in this Agreement; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Key Individual Subscription, the SPAC Class C Subscription, the Company U.S. Shareholder Exchange and the PIPE Investments (including the purchase of the Forward Purchase Securities in connection with the PIPE Investments), taken together, will qualify as an exchange under Section 351 of the Code (the “Intended Tax Treatment”).

Annex A-2

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” means, as to the Company or SPAC, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the Ordinary Course, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any take-over bid, issuer bid, tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, amalgamation, consolidation, share exchange, business combination, arrangement, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise; provided, however, that the Key Individual and any entity controlled by the Key Individual shall not be considered to be an Affiliate of the Company, CallCo or ExchangeCo for the purposes hereof. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Exercise Price” means the sum of the exercise prices of all Company Options, whether vested or unvested, outstanding immediately prior to the Arrangement Effective Time.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction and except for (w) the issuance of Company Class A Common Shares or Company Class B Common Shares upon the exercise or conversion of Company Class A Preferred Shares, the Company Warrant or Company Options, (x) the Narya Investment, (y) repurchases of Company Common Shares acquired upon the exercise of Company Options in the Ordinary Course in connection with a termination of employment or other services, and (z) granting the options permitted to be granted under Section 5.2(i)(B)) concerning the sale or transfer of (a) all or any material part of the business or assets of the Rumble Companies, taken as a whole, or (b) any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any Rumble Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to SPAC, a transaction (other than any Transaction, including any issuance of additional shares of SPAC Class A Common Stock pursuant to Section 5.1) involving the sale or transfer of SPAC Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, (i) the Plan of Arrangement, (ii) the Shareholder Support Agreement, (iii) the Sponsor Support Agreement, (iv) the Lock-Up Agreement, (v) the PIPE Subscription Agreements; (vi) the Forward Purchase Contract; (vii) the New SPAC Governing Documents; (viii) the CallCo Governing Documents; (ix) the ExchangeCo Governing Documents; (x) the New Company Governing Documents;

Annex A-3

(xi) the Exchange Agreement; (xii) the Amended and Restated Registration Rights Agreement; (xiii) the Key Individual Subscription Agreement, (xiv) the Escrow Agreement and (xv) the Key Individual Share Repurchase Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws (including the Corruption of Foreign Public Officials Act (Canada), U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Arrangement” means an arrangement under section 182 of the OBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of SPAC and the Company, such consent not to be unreasonably withheld, conditioned or delayed.

“Arrangement Consideration” means the sum of $3,150,000,000 plus the Company Closing Cash plus the Aggregate Exercise Price.

“Arrangement Effective Time” means 12:01 a.m. (Eastern Time) on the Closing Date, or such other time on the Closing Date as the parties hereto agree to in writing before the Closing Date.

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to the Company and SPAC, each acting reasonably.

“Business Combination” has the meaning set forth in Article II of the SPAC Charter.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario, are authorized or required by Law to close.

“CallCo” means a newly formed corporation to be formed by SPAC under the laws of the Province of Ontario, Canada as a direct subsidiary of SPAC.

“CallCo Capital Stock” means the CallCo Common Shares and any other capital stock of CallCo from time to time.

“CallCo Common Shares” means common shares of CallCo.

“CallCo Governing Documents” means the articles of incorporation of CallCo and the bylaws of CallCo, each to be adopted following the date of this Agreement in connection with the formation of CallCo (and each in form and substance reasonably acceptable to the Company and SPAC), as the same may be further amended and/or restated from time to time with the consent of the Company and SPAC.

“Cash and Cash Equivalents” means (a) U.S. dollars or Canadian dollars, including all money held in checking or savings accounts or held as demand deposits, and (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States or Canada (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States or Canada, as applicable), in each case maturing within one year from the date of this Agreement.

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Change of Control Event” means any of the following events or series of related events occurring following the Closing: (1) any “Person” or “Group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act, but not including SPAC, Rumble or their Subsidiaries or the Key Individual or his Affiliates, and as used herein “Person” or “Group”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act)

Annex A-4

or otherwise acquires control, directly or indirectly, of securities of SPAC, any Subsidiary of SPAC directly or indirectly owning all or substantially all of the assets of SPAC and its Subsidiaries, taken as a whole, or a direct or indirect parent thereof (each a “SPAC Entity”) representing fifty percent (50%) or more of the voting power of the outstanding securities of (or, if such SPAC Entity does not have voting securities, fifty percent (50%) or more of the ownership interest representing the right to make decisions for) a SPAC Entity, (2) the acquisition by any Person or Group (other than the Key Individual or his Affiliates) in any manner of the ability to elect, or to control the election, of a majority of the members of the board of directors (or similar governing body) of any SPAC Entity; (3) the merger of a SPAC Entity into another entity or vice versa, in any such case with the result that the ultimate beneficial owners of such SPAC Entity’s outstanding securities immediately prior to such transaction do not beneficially own securities representing more than fifty percent (50%) of such SPAC Entity’s or the surviving company’s or the direct or indirect parent’s, as applicable, voting power after the consummation of such transaction, or (4) any SPAC Entity sells, assigns or transfers in one or a series of related transactions, all or substantially all of the assets of SPAC and its Subsidiaries, taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more Subsidiaries of SPAC if substantially all of the assets of SPAC and its Subsidiaries taken as a whole are held by such Subsidiaries, except where such sale, assignment or transfer is to a wholly-owned subsidiary of SPAC.

“Code” means the U.S. Internal Revenue Code of 1986.

“Company Arrangement Resolution” means a special resolution of the holders of Company Class A Common Shares and Company Class A Preferred Shares, voting as a single class on an as-converted to Company Class A Common Shares basis, in respect of the Arrangement to be considered at the Company Shareholders Meeting, substantially in the form attached hereto as Exhibit K.

“Company Articles” means the articles of incorporation of the Company, dated September 18, 2013, as amended pursuant to articles of amendment dated September 4, 2020, April 9, 2021, May 14, 2021, and October 25, 2021, as further amended and/or restated from time to time.

“Company Benefit Plan” means each compensation or benefits plan, policy, program, or arrangement and each other stock purchase, stock option, restricted stock, profit sharing, pension, retirement, savings, severance, retention, employment, consulting, commission, change-of-control, vacation, holiday pay, paid time off, employee loan, educational assistance, bonus, incentive, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare, health, life, disability, accident, sick pay, sick leave, termination, severance and other benefit plan, policy, program or arrangement, whether oral or written, insured or self-insured, registered or unregistered, in each case, that is sponsored, established, maintained, contributed to or required to be contributed to by any of the Rumble Companies on behalf of current or former employees, officers, individual independent contractors or directors of any of the Rumble Companies or their spouses, beneficiaries or dependents, or under which any of the Rumble Companies has or could reasonably be expected to have any material liability, contingent or otherwise, other than any such plan, policy, program or arrangement sponsored by a Governmental Authority.

“Company Bylaws” means the amended and restated bylaws of the Company adopted on May 14, 2021, as further amended and/or restated from time to time.

“Company Class A Common Shares” means the Class A common shares in the capital of the Company.

“Company Class A Preferred Shares” means the Class A preference shares in the capital of the Company, as defined in the Company Articles.

“Company Class B Common Shares” means the Class B common shares in the capital of the Company, as defined in the Company Articles.

“Company Closing Cash” means (a) all Cash and Cash Equivalents of the Rumble Companies as of the Reference Time less (b) any indebtedness for borrowed money incurred by the Rumble Companies that has not been repaid as of the Closing and in each case as determined in accordance with GAAP; provided, that for purposes of the definition of “Arrangement Consideration,” in no event will the Company Closing Cash be less than $0 (zero dollars). For the avoidance of doubt, Company Closing Cash will be calculated to include uncleared checks, wires and drafts received or deposited by the Rumble Companies and to exclude issued but uncleared checks, wires and drafts written, sent or issued by the Rumble Companies, in each case, before and as of the Reference Time.

Annex A-5

“Company Common Shares” means the Company Class A Common Shares and Company Class B Common Shares.

“Company Electing Shareholder” means an Eligible Canadian Shareholder who has duly elected, in accordance with the Plan of Arrangement, to receive ExchangeCo Exchangeable Shares in exchange for his, her or its Company Shares pursuant to the Plan of Arrangement.

“Company Exchange Ratio” means the quotient obtained by dividing the Price per Company Share by $10.00 (ten dollars).

“Company Governing Documents” means, collectively, the Company Articles and the Company Bylaws.

“Company Information Circular” means the notice of the Company Shareholders Meeting to be sent to the Company Shareholders, and the accompanying management information circular to be prepared in connection with the Company Shareholders Meeting, together with any amendments thereto or supplements thereof in accordance with the terms of this Agreement.

“Company Intellectual Property” means, collectively, any and all (i) Owned Intellectual Property and (ii) Licensed Intellectual Property.

“Company Intellectual Property Agreements” shall mean any Contract pursuant to which the Rumble Companies are a party and any Intellectual Property is licensed by or to, or the subject of a covenant to sue granted by or to, the Rumble Companies, except for Standard Inbound IP Licenses.

“Company Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of the Rumble Companies, taken as a whole or (ii) the ability of the Rumble Companies to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 Measures or any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, curfews, public disorder, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any failure in and of itself of any Rumble Companies to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Company Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Rumble Companies operate, (h) any matter existing as of the date of this Agreement, to the extent expressly set forth in the Company Disclosure Letter, (i) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 5.2, unless otherwise agreed by SPAC to be subject to this clause (i)) of, SPAC (other than actions contemplated by this Agreement or any Ancillary Agreement), (j) any Events that are cured by the Rumble Companies prior to the Closing, (k) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (l) solely to the extent related to the identity of the SPAC and its Affiliates, the announcement of this Agreement, or the consummation of the Transactions (provided that the exceptions in this clause (l) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Sections 3.5, 3.10 and 3.15, and, to the extent related thereto, the condition in Section 8.2(a)), or (m) any worsening of the Events referred to in clauses (b), (d), (e), (g) or (k) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Rumble Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the Rumble Companies operate shall not be excluded from the determination

Annex A-6

of whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect (for the avoidance of doubt and without limiting the effect of any other disproportionate impact as provided in this proviso, it is understood and agreed that any cyber-attack primarily directed at a Rumble Company shall be deemed to disproportionately affect the Rumble Companies).

“Company Non-Electing Shareholder” means a Company Shareholder who is not a Company Electing Shareholder.

“Company Options” means any options granted under the Company Stock Plan to purchase Company Class A Common Shares or Company Class B Common Shares.

“Company Products” means each product, service, solution or offering sold, distributed or made available to third parties by any of the Rumble Companies as of the date of this Agreement.

“Company Required Approval” means, unless varied by the Interim Order, approval by the affirmative vote of the holders of (a) at least a majority of the Company Class A Common Shares and Company Class A Preferred Shares, present in person or represented by proxy and entitled to vote at the Company Shareholders Meeting, voting as a single class on an as-converted to Company Class A Common Shares basis, pursuant to the terms and subject to the conditions set forth in the Company Governing Documents and applicable Law and (b) at least 66 2/3% of the votes cast at the Company Shareholders Meeting by the holders of the Company Class A Common Shares and Company Class A Preferred Shares, present in person or represented by proxy and entitled to vote at the Company Shareholders Meeting, voting as a single class (with the Company Class A Preferred Shares voting on an as-converted to Company Class A Common Shares basis), pursuant to the terms and subject to the conditions of the Plan of Arrangement, applicable Law and the Company Governing Documents.

“Company Securities” means, collectively, the Company Shares, Company Options and the Company Warrant.

“Company Shareholder” means any holder of any Company Shares.

“Company Shareholders Meeting” means the meeting of the Company Shareholders, including any adjournment or postponement thereof in accordance with the terms of this Agreement, that is to be convened as provided by the Interim Order to consider, and if deemed advisable approve, the Company Arrangement Resolution.

“Company Shares” means, collectively, the Company Class A Preferred Shares, the Company Class A Common Shares and the Company Class B Common Shares.

“Company Source Code” shall mean, collectively, any software source code of any Software included in the Owned Intellectual Property.

“Company Stock Plan” means the Amended and Restated Stock Option Plan of the Company, as approved by the Company Board on October 21, 2021, as further amended and/or restated from time to time.

“Company Transaction Expenses” means any out-of-pocket fees and expenses payable by any of the Rumble Companies or their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Rumble Companies at or after the Closing pursuant to any agreement to which any of the Rumble Companies is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any and all filing fees paid to Governmental Authorities in connection with the Transactions in accordance with Section 7.1(c).

“Company Warrant” means the outstanding and unexercised warrant to purchase 576,000 shares of Class B common stock of the Company, dated as of May 12, 2021 and effective as of May 11, 2021, by and between the Company and the warrantholder party thereto, as such warrant is modified and supplemented pursuant to that certain letter agreement, dated as of May 12, 2021, by and among the Company, the warrantholder party thereto, and the stockholders of the Company party thereto.

Annex A-7

“Company Websites” means all websites owned, operated or hosted by the Rumble Companies or through which the Rumble Companies conduct their business, including rumble.com and locals.com.

“Computer Security Incident” means any incident or occurrence of unlawful or unauthorized access, modification, disclosure, misuse, loss, or unavailability that jeopardizes the confidentiality, integrity or availability of critical business information or systems, including Personal Information, Confidential Information, or IT Systems.

“Confidential Information” means any non-public information of or concerning the Rumble Companies or any of their respective businesses, including (in each case to the extent maintained on a confidential basis) business plans, financial data, customer and client lists, customer and client information (including names, addresses and contact information and including prospective customers and prospective clients), marketing plans, technology, products, services, solutions, offerings, platforms, Proprietary Information and Intellectual Property, whether existing or being developed.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 12, 2021, between SPAC and the Company.

“Content Moderation Practices” means practices, measures, steps, or obligations to moderate user-generated content or comments on the Company Websites, whether taken to avoid potential liability under applicable Laws or common law, or to maintain the Company’s reputation and standards.

“Contract Workers” means independent contractors, consultants, temporary employees, leased employees or other agents employed or used with respect to the operation of the business of the Rumble Companies and classified by the Company as other than employees or compensated other than through wages paid by the Company through its payroll department and reported on a form W-2 or T4, as applicable.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Copyrights” means all rights in copyrights (whether registered or unregistered) of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“Cosmic Agreements” means the Contracts set forth on Section 1.1(b) of the Company Disclosure Letter.

“Court” means Ontario Superior Court of Justice (Commercial List).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar applicable Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention, Health Canada and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the SPAC Disclosure Letter.

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement.

Annex A-8

“DTC” means The Depository Trust Company.

“Eligible Canadian Shareholder” means a Company Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act.

“Environmental Laws” means all foreign federal, state and local Laws as in effect on the date of this Agreement arising out of or relating to: (a) emissions, discharges, releases or threatened releases of any Hazardous Material into the environment (including ambient air, surface water, ground water, land surface or subsurface strata); and (b) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of any Hazardous Material.

“Environmental Permits” means the Permits required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, each entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included such Person, or that is a member of the same “controlled group” as such Person pursuant to Section 4001(a)(14) of ERISA.

“Escrow Portion” means the quotient of (a) 105,000,000 divided by (b) the Arrangement Consideration divided by $10.00 (ten dollars).

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Exchange Agreement” means the Exchange and Support Agreement, substantially in the form attached hereto as Exhibit L.

“ExchangeCo” means a newly formed corporation to be formed by SPAC under the laws of the Province of Ontario, Canada as an indirect subsidiary of SPAC.

“ExchangeCo Capital Stock” means the ExchangeCo Shares and any other capital stock of ExchangeCo from time to time.

“ExchangeCo Common Shares” means common shares of ExchangeCo.

“ExchangeCo Exchangeable Shares” means exchangeable shares of ExchangeCo, exchangeable for shares of SPAC Class A Common Stock pursuant to the terms of the Exchange Agreement, the ExchangeCo Governing Documents and the New SPAC Governing Documents, such exchangeable shares to have the terms set out in the Exchangeable Share provisions attached hereto as Exhibit J.

“ExchangeCo Governing Documents” means the articles of incorporation of ExchangeCo and the bylaws of ExchangeCo, each to be adopted following the date of this Agreement in connection with the formation of ExchangeCo (and each in form and substance reasonably acceptable to the Company and SPAC), as the same may be further amended and/or restated from time to time with the consent of the Company and SPAC.

“ExchangeCo Shares” means, collectively, the ExchangeCo Common Shares and the ExchangeCo Exchangeable Shares.

“Expense Advancement Agreement” means the Expense Advancement Agreement, dated as of February 18, 2021, by and between SPAC and Sponsor (for the avoidance of doubt, without regard to any amendments, restatements, supplements or modifications thereto or thereof).

“Export Laws” means (i) all Laws imposing trade sanctions administered or enforced by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, and all anti-boycott Laws

Annex A-9

administered by the U.S. Department of Commerce or the Department of Treasury, and (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union.

“Final Order” means the final order of the Court pursuant to section 182 of the OBCA, approving the Arrangement, as such order may be amended by the Court with the consent of SPAC and the Company, such consent to not be unreasonably withheld, conditioned or delayed, at any time prior to the Closing or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended, on appeal, provided that any such amendment is reasonably acceptable to each of SPAC and the Company.

“Forward Purchase Contract” means the Forward Purchase Contract, dated as of February 18, 2021, by and between Sponsor and SPAC.

“Forward Purchase Securities” means (a) 1,875,000 shares of SPAC Class A Common Stock and (b) 375,000 SPAC Warrants.

“Fully-Diluted Company Shares” means the total number of issued and outstanding Company Common Shares as of immediately prior to the Arrangement Effective Time (including the Holdback Shares and Narya Investment), determined on a fully-diluted basis (a) assuming exercise of all outstanding Company Options, whether vested or unvested, (b) assuming exercise of the Company Warrant and (c) treating Company Class A Preferred Shares on an as-converted to Company Class A Common Shares basis.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act and the “Governing Documents” of an Ontario company are its articles and bylaws, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any solid, liquid or gaseous material, alone or in combination, mixture or solution, which is now or hereafter defined, listed or identified as “hazardous” (including “hazardous substances” or “hazardous wastes”), “toxic”, a “pollutant” or a “contaminant” pursuant to any Environmental Law, including asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon, petroleum (including its derivatives, by-products or other hydrocarbons).

“Holdback Shares” means: (1) the 53,359.95 Company Shares withheld in accordance with Section 2.4 of the Locals Merger Agreement plus (2) the 9,459.26 Company Shares withheld in accordance with Section 2.5 of the Locals Merger Agreement, in each case, which are issued and outstanding as of the date of this Agreement and will be released and/or cancelled in accordance with the terms of the Locals Merger Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds,

Annex A-10

debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes” and (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the Transactions in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all of the following: (a) Copyrights; (b) Trademarks; (c) Patents; (d) Proprietary Information; (e) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (f) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (g) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (h) all rights and powers to assert, defend and recover title to any of the foregoing; (i) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (j) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Interim Order” means the interim order of the Court contemplated by Section 2.2 and made pursuant to 182 of the OBCA, providing for, among other things, the calling and holding of the Company Shareholders Meeting, as the same may be amended by the Court with the consent of the Company and SPAC, such consent not to be unreasonably withheld, conditioned or delayed.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRA” means the Investors’ Rights Agreement in respect of the Company, dated as of May 14, 2021, as amended on October 25, 2021, as further amended and/or restated from time to time.

“IT Systems” means, collectively, the hardware, Software, data, databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, Company Websites, and other information technology equipment, facilities, infrastructure and documentation owned or controlled by any of the Rumble Companies and used in their business as currently conducted.

“JOBS Act” means Jumpstart Our Business Startups Act of 2012.

“Key Company Shareholders” means the persons and entities listed in Section 1.1(a) of the Company Disclosure Letter.

“Key Individual” means Christopher Pavlovski.

“Key Individual Subscription” means the payment by the Key Individual to SPAC of $1,000,000 in cash at the Closing pursuant to the Key Individual Subscription Agreement.

“Key Individual Subscription Agreement” means the Key Individual Subscription Agreement, substantially in the form attached hereto as Exhibit M, to be entered into between the Key Individual and SPAC at the Closing.

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the Rumble Companies or to which the Rumble Companies otherwise has a right to use.

“Licensed Intellectual Property” means the Intellectual Property licensed by another Person to any of the Rumble Companies pursuant to a valid and enforceable written Contract.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the

Annex A-11

foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Locals Merger Agreement” means the Agreement and Plan of Merger, dated October 25, 2021, by and among the Company, Locals Merger Sub, Inc., Locals Technology, Inc. and Assaf Lev (as securityholders’ representative).

“Minimum Cash Amount” means $125,000,000.

“Narya Investment” means the issuance of Company Class A Common Shares to certain Company Shareholders pursuant to the Subscription Agreement, dated May 14, 2021, in an aggregate amount not to exceed $25,000,000 in value pursuant to the terms thereof.

“Narya Investment Amount” means the aggregate U.S. dollar amount received pursuant to the Narya Investment, to the extent retained by the Company as of the Closing.

“Nasdaq” means the Nasdaq Stock Market.

“NYSE” means the New York Stock Exchange or a successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means all Software that is distributed as “free software”, “open source software”, “shareware” or under a similar licensing or distribution model, including Software licensed, provided, or distributed under any open source license, including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Foundation (as promulgated by the Free Software Foundation).

“Option Earnout Fraction” means the difference between (A) the Company Exchange Ratio divided by the Option Exchange Ratio minus (B) 1.00.

“Option Exchange Ratio” means the quotient obtained by dividing (x) by (y), where:

(x) is the quotient, expressed as a dollar number, obtained by dividing (i) the sum of (a) $2,100,000,000 plus (b) the Company Closing Cash plus (c) the Aggregate Exercise Price by (ii) the Fully-Diluted Company Shares; and

(y) $10.00.

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement) any Permitted COVID-19 Measures implemented by such Person; and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Rumble Companies.

“Owned Registered IP” means any and all Registered IP included in the Owned Intellectual Property.

“Patents” means all (a) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, industrial designs, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty and (b) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

Annex A-12

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted COVID-19 Measures” means any COVID-19 Measures (i) to the extent referring to actions prior to the date of this Agreement, implemented prior to the date of this Agreement and disclosed to SPAC prior to the date of this Agreement, if material, or (ii) reasonably implemented by a party hereto following the date of this Agreement in good faith and with respect to which, if material, such party provides at least one (1) Business Days’ prior written notice to the other party hereto prior to implementation (except that no such notice shall be required to be provided in advance of taking such action if it shall be impracticable for the Company to provide such advance notice, but in such case notice is provided as soon as practicable following such action).

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the Ordinary Course with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under a Real Property Lease, (C) any Liens encumbering the real property of which the Leased Real Property is a part, and (D) Liens not created by the Company with respect to the underlying fee interest of any Leased Real Property that an accurate up-to-date survey would show, in each case of clauses (A)-(D), that do not materially interfere with the present use of the Leased Real Property, (v) zoning, building, entitlement and other land use and environmental Laws promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the Ordinary Course, (vii) Ordinary Course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the Ordinary Course and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Leased Real Property with respect to any of the buildings or other improvements owned by the Rumble Companies, (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Rumble Companies, (xi) Liens identified in the Company Year-End Financial Statements, (xii) Liens deemed to be created by this Agreement or any other agreement providing for the Transactions; (xiii) such other imperfections of title or Liens, if any, arising in the Ordinary Course that in the aggregate are not material to the Rumble Companies, and (xiv) Liens existing on the date of this Agreement and listed in Section 3.7 of the Company Disclosure Letter.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means the same as the terms “personal information,” “personal data,” or similar terms under applicable Privacy Laws.

“PIPE Investors” means those Persons who are participating in the PIPE Investments pursuant to a PIPE Subscription Agreement entered into with SPAC as of the date of this Agreement or following the date of this Agreement in accordance with Section 5.1.

“Plan of Arrangement” means the Plan of Arrangement in substantially the form attached hereto as Exhibit A, subject to any amendments or variations to such plan made in accordance with the terms thereof or made at the direction of the Court in the Final Order with the prior written consent of the Company and SPAC, each acting reasonably.

Annex A-13

“Price per Company Share” means the quotient, expressed as a dollar number, obtained by dividing the Arrangement Consideration by the Fully-Diluted Company Shares.

“Privacy Laws” means all Laws concerning the privacy, secrecy, security, protection, disposal, international transfer or other Processing of Personal Information, including incident reporting and security incident notifying requirements.

“Private Units Purchase Agreement” means the Private Placement Units Purchase Agreement, dated February 18, 2021, by and between Sponsor and SPAC.

“Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Promissory Note” means the Promissory Note in the principal amount of up to $1,750,000, dated as of February 18, 2021, by SPAC, as maker, in favor of Sponsor, as payee (for the avoidance of doubt, without regard to any amendments, restatements, supplements or modifications thereto or thereof).

“Proprietary Information” means trade secrets and other confidential information, including designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, reports, analyses, protocols, schematics, pricing, customer and user lists, market studies, business plans and databases.

“Reference Time” means 12:01 a.m. (Eastern Time) on the Closing Date.

“Registered IP” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“ROFO Agreement” means the Right of First Offer and Co-Sale Agreement in respect of the Company, dated as of May 14, 2021, as amended and/or restated from time to time.

“Rumble Companies” means, collectively, the Company and its Subsidiaries.

“Rumble Company Interests” means all of the outstanding equity interests of the Rumble Companies.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Seller Escrow Shareholders” has the meaning specified in Section 2.15(a).

“Seller Escrow Shares” means, collectively, that number of shares of SPAC Class A Common Stock, SPAC Class C Common Stock and ExchangeCo Exchangeable Shares comprising the Stockholder Arrangement Consideration equal to the product obtained when (i) the aggregate number of shares of SPAC Class A Common Stock, SPAC Class C Common Stock and ExchangeCo Exchangeable Shares comprising the Stockholder Arrangement Consideration is multiplied by (ii) the Escrow Portion, in each case rounded up to the nearest whole number of such shares.

“Software” means all computer software, programs, applications, scripts, middleware, firmware or other software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing).

Annex A-14

“SPAC Bylaws” means the bylaws of SPAC in effect as of the date of this Agreement, as amended and/or restated from time to time.

“SPAC Capital Stock” means, collectively, the SPAC Common Stock and the SPAC Preferred Stock.

“SPAC Charter” means the Amended and Restated Certificate of Incorporation of SPAC, dated February 18, 2021, as amended and/or restated from time to time.

“SPAC Class A Common Stock” means Class A common stock of SPAC, par value $0.0001 per share.

“SPAC Class B Common Stock” means Class B common stock of SPAC, par value $0.0001 per share.

“SPAC Class C Common Stock” means Class C common stock of SPAC, par value $0.0001 per share.

“SPAC Class D Common Stock” means Class D common stock of SPAC, par value $0.0001 per share.

“SPAC Common Stock” means, collectively, the SPAC Class A Common Stock, the SPAC Class B Common Stock and, from and after the Arrangement Effective Time, the SPAC Class C Common Stock and the SPAC Class D Common Stock.

“SPAC Governing Documents” means, collectively, the SPAC Charter and the SPAC Bylaws.

“SPAC Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets and liabilities, results of operations or financial condition of SPAC or (ii) the ability of SPAC to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “SPAC Material Adverse Effect”: (a) any enactment of, or change or proposed change in, any applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, the Plan of Arrangement or any Ancillary Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), epidemic, pandemic, disease or outbreak (including COVID-19 and any Permitted COVID-19 Measures, or any change in COVID-19 Measures or binding interpretations of an applicable Governmental Authority with respect thereto following the date of this Agreement), acts of nature or change in climate, (e) any acts of terrorism or war (whether or not declared), sabotage, civil unrest, riots, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political conditions, or social conditions, (f) any matter existing as of the date of this Agreement, to the extent expressly set forth in the SPAC Disclosure Letter, (g) any action taken by or at the express written request of an authorized officer of, or with the written approval or consent (except with respect to the matters requiring consent set forth in Section 6.4, unless otherwise agreed by the Company to be subject to this exception (g)) of, the Company (other than actions contemplated by this Agreement or any Ancillary Agreement), (h) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), (i) the consummation and effects of any SPAC Share Redemptions or the failure to obtain the SPAC Stockholders’ Approval, (j) any Events generally applicable to blank check companies or the market in which blank check companies operate; (k) any Events that are cured by SPAC prior to the Closing, (l) solely to the extent related to the identity of the Company and its Affiliates, the announcement of this Agreement, or the consummation of the Transactions (provided that the exceptions in this clause (l) shall not be deemed to apply to references to “SPAC Material Adverse Effect” in the representations and warranties set forth in Sections 4.5, and 4.9, and, to the extent related thereto, the condition in Section 8.3(a)) or (m) any worsening of the Events referred to in clauses (b), (d), (e), (h) or (j) to the extent existing as of the date of this Agreement; provided, that in the case of each of clauses (a), (b), (d), (e), (h) and (j), any such Event to the extent it disproportionately affects SPAC relative to other participants in the industries in which SPAC operates shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a SPAC Material Adverse Effect.

“SPAC Miscellaneous Agreement” means any business combination marketing agreement, financial advisory agreement, PIPE placement agent agreement or any similar agreement in respect of the Transactions to which Sponsor or any of its Affiliates may be a party.

Annex A-15

“SPAC Preferred Stock” means preferred stock of SPAC, par value $0.0001 per share.

“SPAC Share Redemption Amount” means the aggregate amount actually payable from the Trust Account to redeeming SPAC Stockholders with respect to all SPAC Share Redemptions.

“SPAC Share Redemption” means the election (not validly withdrawn or cancelled prior to the Closing) of an eligible (as determined in accordance with the SPAC Governing Documents) holder of shares of SPAC Class A Common Stock to redeem all or a portion of the shares of SPAC Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account, but net of Taxes payable and up to $100,000 to pay dissolution expenses) (as determined in accordance with the SPAC Governing Documents) in connection with the Transaction Proposals.

“SPAC Stockholder” means any holder of any shares of SPAC Capital Stock prior to the Arrangement Effective Time.

“SPAC Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the SPAC Governing Documents) at a SPAC Stockholder Meeting duly called by the SPAC Board and held for such purpose.

“SPAC Transaction Expenses” means any out-of-pocket fees and expenses paid or payable by SPAC or Sponsor (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (A) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (B) Transfer Taxes, and (C) any and all filing fees paid to Governmental Authorities in connection with the Transactions; provided, however, that solely for purposes of the calculation of the SPAC Transaction Expenses Cap, “SPAC Transaction Expenses” shall not include (i) amounts under clauses (B) and (C) above; (ii) any SPAC Transaction Expenses incurred in connection with an extraordinary Event (e.g. litigation) not contemplated in estimating SPAC Transaction Expenses for a standard Business Combination of the type contemplated by the Transactions; and (iii) any SPAC Transaction Expenses paid or payable by SPAC or Sponsor but actually incurred for the benefit of the Company, to be determined by agreement of the Company and SPAC (each acting reasonably), including the matters set forth in Section 2.8(b) of the SPAC Disclosure Letter.

“SPAC Units” means units of SPAC, each unit comprising one share of SPAC Class A Common Stock and one-quarter of one SPAC Warrant.

“SPAC Warrant Agreement” means that certain Warrant Agreement, dated February 18, 2021, by and between SPAC and Continental Stock Transfer & Trust Company, as the warrant agent.

“SPAC Warrants” means warrants to purchase shares of SPAC Class A Common Stock.

“Sponsor Promote Shares” means, collectively, (a) the shares of SPAC Class A Common Stock received by Sponsor upon the conversion at Closing of the shares of SPAC Class B Common Stock held by Sponsor and (b) 375,000 of the shares of SPAC Class A Common Stock to be received by Sponsor pursuant to the Forward Purchase Contract.

“Standard Inbound IP License” means nonexclusive licenses granted to the Rumble Companies (a) for commercially available software, products or applications that are licensed for a license fee of less than $250,000 per annum, (b) for Open Source Software, (c) for Intellectual Property provided under licenses in employee, consulting, contractor and other service provider agreements, or (d) in nondisclosure agreements entered into in the ordinary course of business.

“Stockholder Arrangement Consideration” means, collectively, (a) all shares of SPAC Class A Common Stock receivable by Company Non-Electing Shareholders pursuant to the Arrangement in exchange for their Company Shares in accordance with Section 2.9(b), (b) all ExchangeCo Exchangeable Shares and shares of SPAC Class C Common Stock receivable by Company Electing Shareholders pursuant to the Arrangement in exchange for their Company Shares in accordance with Section 2.9(b) and (c) all shares of SPAC Class A Common Stock receivable by the holder of the Company Warrant pursuant to the Arrangement in exchange for the Company Warrant in accordance with Section 2.9(d), in each case as allocated in accordance with the Payment Spreadsheet.

Annex A-16

“Subsidiary” means, with respect to a Person, any corporation, general or limited partnership, limited liability company, joint venture or other entity in which such Person, directly or indirectly, (a) owns or controls fifty percent (50%) or more of the outstanding voting securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors or similar governing body or (c) in the case of a limited partnership, limited liability company or similar entity, is a general partner or managing member and has the power to direct the policies, management and affairs of such entity, respectively.

“Tax Act” means the Income Tax Act (Canada).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, product and service names, logos, brand names, Internet domain names and other indicia of source or origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trading Day” means any day on which the Trading Market is open for trading.

“Trading Market” means the national stock exchange on which the shares of SPAC Class A Common Stock are listed for trading, which shall be either Nasdaq or NYSE.

“Transactions” means, collectively, the Arrangement (including the Share Exchanges) and the other transactions contemplated by this Agreement, the Plan of Arrangement or any of the Ancillary Agreements.

“Transfer Taxes” means any transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) payable in connection with the Transactions.

“Voting Agreement” means the Voting Agreement in respect of the Company, dated as of May 14, 2021, as amended on October 25, 2021, as further amended and/or restated from time to time.

“Working Capital Loans” mean loans from the Sponsor or an affiliate of the Sponsor defined in the Prospectus as “Working Capital Loans.”

Section 1.2 Other Definitions.

Additional SEC Reports	6.6
Agreement	Preamble
Agreement End Date	9.1(g)
Amended and Restated Registration Rights Agreement	Recitals
Anti-Money Laundering Laws	3.25
Arrangement Consideration Shares	2.9(b)(i)
Assumed Company Option Plan	2.9(c)(iii)
Author	3.6(x)
Available Cash	5.1
Base Option Shares	2.9(c)(i)
Closing	2.9(a)
Closing Date	2.9(a)

Annex A-17

Company	Preamble
Company Board	Recitals
Company Board Recommendation	7.2(c)(i)
Company Certificates	2.11(a)
Company Cure Period	9.1(g)
Company Disclosure Letter	Article III
Company Financial Statements	3.4(a)
Company Interim Financial Statements	3.4(a)
Company Intervening Event	7.2(c)(ii)
Company Intervening Event Change in Recommendation	7.2(c)(ii)
Company Intervening Event Notice Period	7.2(c)(ii)
Company Modification in Recommendation	7.2(c)(i)
Company Non-Recourse Party	10.16(b)
Company Shareholder Escrow Accounts	2.15(b)(i)
Company Transaction Expenses and Cash Certificate	2.8(a)
Company U.S. Shareholder Exchange	Recitals
Company Year-End Financial Statements	3.4(a)
Cosmic Amendments	7.10
D&O Indemnified Parties	6.7(a)
Designated Entity	3.6(c)
Dissenting Shares	2.13(a)
Escrow Agent	2.15(b)(i)
Escrow Agreement	2.15(b)(i)
Escrow Termination Date	2.15(a)
Excess Expense Amount	2.8(b)
Exchange Agent	2.11(a)
Exchanged Company Option	2.9(c)(i)
Exercise Price	2.9(c)(i)
FCPA	3.24
Forward Purchase Amount	Recitals
Incentive Plan	6.9
Intended Tax Treatment	Recitals
Interim Period	5.2
Intervening Event	7.2(b)(iii)
Intervening Event Change in Recommendation	7.2(b)(iii)
Intervening Event Notice Period	7.2(b)(iii)
IPO	4.15
Key Individual Share Repurchase Agreement	Recitals
Letter of Transmittal	2.11(a)
Lock-Up Agreements	Recitals
Lost Certificate Affidavit	2.11(d)
Material Contract	3.5(a)
New Company Governing Documents	2.9(g)(ii)
New SPAC Bylaws	2.9(g)(i)
New SPAC Charter	2.9(g)(i)
New SPAC Governing Documents	2.9(g)(i)
OBCA	Recitals
Original RRA	Recitals
Payment Spreadsheet	2.8(c)
PCAOB 2021 Audited Financials	5.5
PEO	3.21(a)

Annex A-18

PIPE Investment Amount	Recitals
PIPE Investments	Recitals
PIPE Subscription Agreements	Recitals
Prior SPAC Counsel	10.18(a)
Privacy Policies	3.6(r)
Privileged SPAC Deal Communications	10.18(b)
Prospectus	10.1
Proxy/Registration Statement	7.2(a)(i)
Public Stockholders	10.1
Q3 Financials	5.5
Real Property Lease	3.5(a)(iii)
Regulatory Approvals	7.1(a)
Related Party	3.19(a)
Released Claims	10.1
Rumble Data Commitments	3.6(s)
SEC Financials	5.5
Seller Escrow Shareholders	2.15(a)
Share Exchanges	Recitals
Shareholder Support Agreement	Recitals
Side Letters	2.10(a)(ii)
SPAC	Preamble
SPAC Board	Recitals
SPAC Board Recommendation	7.2(b)(ii)
SPAC Class C Subscription	Recitals
SPAC Cure Period	9.1(h)
SPAC Deal Communications	10.18(b)
SPAC Disclosure Letter	Article IV
SPAC Financing Certificate	2.8(b)
SPAC Financial Statements	4.4(a)
SPAC Information	2.4(d)
SPAC Modification in Recommendation	7.2(b)(ii)
SPAC Non-Recourse Party	10.16(b)
SPAC SEC Filings	4.14
SPAC Stockholder Meeting	7.2(a)(i)
SPAC Transaction Expenses Cap	2.8(b)
Sponsor	Recitals
Sponsor Support Agreement	Recitals
Stockholder Litigation	7.6
Subscriptions	Recitals
Tandem Option Earnout Shares	2.9(c)(i)
Terminating Company Breach	9.1(g)
Terminating SPAC Breach	9.1(h)
Transaction Proposals	7.2(a)(i)
Transmittal Documents	2.11(a)
Triggering Event	2.15(d)
Trust Account	10.1
Trust Agreement	4.15
Trustee	4.15

Annex A-19

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (viii) the word “or” shall be disjunctive but not exclusive; and (ix) references to “written” or “in writing” include in electronic form.

(b) Unless the context of this Agreement otherwise requires, references to statutes in this Agreement shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References in this Agreement to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on either Disclosure Letter, all material amendments and modifications thereto (but excluding any purchase orders, work orders or statements of work) must also be listed on the appropriate section of the applicable Disclosure Letter.

(d) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America. For purposes of calculating the total Cash and Cash Equivalents, Company Closing Cash, Aggregate Exercise Price or other terms herein applying currency other than U.S. dollars, such foreign currencies shall be converted into U.S. dollars at the applicable Bloomberg exchange rate as of the time of calculation.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g) The parties hereto and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 1.4 Knowledge. As used herein, (a) the phrases “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the knowledge of the individuals identified in Section 1.4(a) of the Company Disclosure Letter; and (b) the phrase “to the knowledge of SPAC” or “to SPAC’s knowledge” shall mean the knowledge of the individuals identified in Section 1.4(b) of the SPAC Disclosure Letter, in each case of clauses (a) and (b), as such individuals have acquired following a reasonable inquiry of their respective direct reports.

Article II

TRANSACTIONS; CLOSING

Section 2.1 The Arrangement. The Company and SPAC shall implement the Arrangement in accordance with and subject to the terms and conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order. In the event of any conflict between the terms of this Agreement and the Plan of Arrangement, the Plan of Arrangement shall govern. From and after the Arrangement Effective Time, the parties hereto shall each effect and carry out the steps, actions and/or transactions to be carried out by them pursuant to the Plan of Arrangement.

Annex A-20

Section 2.2 The Interim Order. No later than three (3) Business Days after the Proxy/Registration Statement is declared effective by the SEC, the Company shall apply in a manner reasonably acceptable to SPAC pursuant to Section 182 of the OBCA and, in cooperation with SPAC, shall prepare, file and diligently pursue an application to the Court for the Interim Order in respect of the Arrangement, which shall provide, among other things:

(i) that the Shareholder Support Agreement has been duly executed by each of the Key Company Shareholders;

(ii) for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Company Shareholders Meeting and for the manner in which such notice is to be provided, such notices to include, inter alia, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

(iii) that the record date for the holders of Company Class A Common Shares and Company Class A Preferred Shares entitled to receive notice of and to vote at the Company Shareholders Meeting will not change in respect of or as a consequence of any adjournment or postponement of the Company Shareholders Meeting, unless required by Law or with the written consent of SPAC (not to be unreasonably withheld, conditioned or delayed);

(iv) that the required level of approval for the Company Arrangement Resolution shall be the Company Required Approval;

(v) that the Company Shareholders Meeting may be held in person or be a virtual meeting or hybrid meeting whereby all Company Shareholders may join virtually;

(vi) that, in all other respects, the terms, restrictions and conditions of the Company Governing Documents, including quorum requirements and all other matters, shall apply in respect of the Company Shareholders Meeting;

(vii) for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(viii) that the Company Shareholders Meeting may be adjourned or postponed from time to time by the Company in accordance with the terms of this Agreement without the need for additional approval of the Court;

(ix) for the grant of Dissent Rights as set forth in the Plan of Arrangement to holders of Company Class A Common Shares and Company Class A Preferred Shares, in each case who are registered Company Shareholders; and

(x) for such other matters as the parties hereto may agree are reasonably necessary to complete the Transactions.

Section 2.3 The Company Shareholders Meeting.

(a) Subject to the terms of this Agreement, the Interim Order and the provision of the SPAC Information in accordance with Section 2.4(d), the Company shall convene and conduct the Company Shareholders Meeting in accordance with the Company Governing Documents, applicable Laws and the Interim Order on or before the date that is twenty (20) days following the receipt of the Interim Order, and shall not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Company Shareholders Meeting without the prior written consent of SPAC (not to be unreasonably withheld, delayed or conditioned), except in the case of an adjournment as required for quorum purposes (in which case the Company Shareholders Meeting shall be adjourned and not cancelled) or as required by Law. The Company shall consult with SPAC in fixing the record date for the Company Shareholders Meeting and the date of the Company Shareholders Meeting, give notice to SPAC of the Company Shareholders Meeting and allow SPAC’s representatives and legal counsel to attend the Company Shareholders Meeting. Subject to the other terms of this Agreement, the Company shall use its commercially reasonable efforts to obtain the Company Required Approval in respect of the Company Arrangement Resolution, including instructing the management proxyholders named in the Company Information Circular to vote any discretionary proxy submitted by shareholders in favor of such action, and shall take all other action reasonably necessary or advisable to secure the Company Required Approval in respect of the Company Arrangement

Annex A-21

Resolution; provided that neither the Company nor any of its Affiliates shall be required to pay or provide any additional consideration to any Company Shareholder in order to obtain the Company Required Approval. Unless required by applicable Law, the Company shall not make any payment or settlement offer, or agree to any payment or settlement prior to the Arrangement Effective Time with respect to any claims regarding the Arrangement or Dissent Rights without the prior written consent of SPAC. The Company shall not change the record date for the Company Class A Common Shares or Company Class A Preferred Shares entitled to vote at the Company Shareholders Meeting in connection with any adjournment or postponement of the Company Shareholders Meeting, unless required by Law.

(b) Subject to the Company’s obligations under Law, the Company shall (i) provide SPAC with periodic updates with respect to the aggregate tally of the proxies received by the Company in respect of the Company Arrangement Resolution, (ii) provide SPAC with periodic updates with respect to any communication (written or oral) from any Company Shareholder in opposition to the Arrangement, including with respect to written notice from any Company Shareholder of the exercise or withdrawal of Dissent Rights, (iii) to the extent reasonably practicable and subject to applicable Law, provide SPAC with an opportunity to review and comment upon any written communications sent by or on behalf of the Company to any such Person, and the Company will provide SPAC with periodic updates regarding any discussions, negotiations or proceedings involving any such Person and (iv) provide SPAC with the opportunity to review and comment on all communications sent to Company Shareholders in connection with the Company Shareholders Meeting.

Section 2.4 The Company Information Circular.

(a) As promptly as reasonably practicable after the execution of this Agreement, and in conjunction with the preparation of the Proxy/Registration Statement in accordance with Section 7.2, the Company shall prepare and complete (but taking into account the need for SPAC to provide the SPAC Information in accordance with Section 2.4(d)), in good faith consultation with SPAC, the Company Information Circular together with any other documents required by applicable Law in connection with the Company Shareholders Meeting and the Arrangement, and the Company shall, as promptly as practicable after obtaining the Interim Order, cause the Company Information Circular and such other documents to be sent to each Company Shareholder and other Person as required by the Interim Order and applicable Law, in each case so as to permit the Company Shareholders Meeting to be held by the date specified in Section 2.3(a).

(b) The Company shall ensure that the Company Information Circular (i) complies in all material respects with the Company Governing Documents, the Interim Order and applicable Law, (ii) does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except with respect to SPAC Information included in the Company Information Circular, which SPAC will ensure does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading), and (iii) provides the Company Shareholders with sufficient information (explained in sufficient detail) to permit them to form a reasoned judgement concerning the matters to be placed before the Company Shareholders Meeting.

(c) The Company shall, subject to the terms of this Agreement (including, for the avoidance of doubt, Section 7.2(c)), ensure that the Company Information Circular includes: (i) a statement that the Company Board has unanimously determined that the Arrangement is in the best interests of the Company and unanimously recommends that the eligible Company Shareholders vote in favor of the Company Arrangement Resolution; and (ii) a statement that each of the Key Company Shareholders has entered into the Shareholder Support Agreements pursuant to which, among other things, the Key Company Shareholders (A) will not transfer (other than certain permitted transfers), and will vote, their Company Shares in favor of the Company Arrangement Resolution and any other resolutions necessary to effect this Agreement, the Plan of Arrangement and the other Transactions, (B) will not exercise, and will waive, rights in respect of Dissent Rights, and (C) consent to the termination of the IRA, the ROFO Agreement, the Voting Agreement and any Side Letters effective at the Closing.

(d) SPAC shall assist the Company in the preparation of the Company Information Circular, including obtaining and furnishing to the Company, on a timely basis, any information with respect to SPAC required to be included under applicable Laws in the Company Information Circular (the “SPAC Information”), including using its commercially reasonable efforts to cause SPAC’s independent accountants to cooperate with the

Annex A-22

Company in a manner consistent with customary practice and to provide customary consents to the inclusion of audit reports if historical financial statements or other financial information are included in the Company Information Circular, and ensuring that the SPAC Information does not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The SPAC Information shall include, but is not limited to, all information relating to SPAC and the Stockholder Arrangement Consideration. The Company shall give SPAC and its legal counsel a reasonable opportunity to review and comment on drafts of the Company Information Circular and other related documents and shall give reasonable consideration to any comments made by SPAC and its legal counsel. For the avoidance of doubt, the final form and content of the Company Information Circular shall be determined by the Company, acting reasonably. The Company shall provide SPAC with a final copy of the Company Information Circular in connection with its mailing to the Company Shareholders.

(e) Each party shall promptly notify the other party if it becomes aware that the Company Information Circular (i) contains any untrue statement of a material fact or fails to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) otherwise requires an amendment or supplement. The parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and the Company shall promptly deliver or otherwise disseminate any such amendment or supplement to the Company Shareholders in a manner provided in the Interim Order.

Section 2.5 The Final Order. The Company shall, in consultation with SPAC, take all steps reasonably necessary or desirable to submit the Arrangement to the Court and shall diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA as soon as reasonably practicable, but in any event not later than five (5) Business Days after the date on which the Company Arrangement Resolution is passed at the Company Shareholders Meeting as provided for in the Interim Order.

Section 2.6 Court Proceedings.

(a) In connection with all Court proceedings relating to obtaining the Interim Order and the Final Order, the Company shall: (i) diligently pursue, and cooperate with SPAC in diligently pursuing, the Interim Order and the Final Order; (ii) provide SPAC’s legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement, and give reasonable consideration to all such comments; (iii) provide SPAC copies of any notice of appearance, evidence or other documents served on it or its legal counsel in respect of the application for the Interim Order or the Final Order or any appeal from them, and any notice, written or oral, indicating the intention of any person to appeal, or oppose the granting of, the Interim Order or the Final Order; (iv) ensure that all material filed with the Court in connection with the Arrangement is consistent in all material respects with this Agreement and the Plan of Arrangement; (v) not file any material with the Court in connection with the Arrangement or serve any such material, and will not agree to modify or amend any materials so filed or served, except as contemplated by this Agreement or with SPAC’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed, provided that SPAC is not required to agree or consent to any increase or variation in the form of the Stockholder Arrangement Consideration or other modification or amendment to such filed or served materials that expands or increases its obligations, or diminishes or limits its rights, set forth in any such filed or served materials or under this Agreement or the Arrangement; (vi) subject to this Agreement, oppose any proposal from any person that the Final Order contain any provision inconsistent with the Arrangement or this Agreement, and if at any time after the issuance of the Final Order and prior to the Closing, the Company is required by the terms of the Final Order or by applicable Law to return to Court with respect to the Final Order, it will do so only after notice to, and in good faith consultation and cooperation with, SPAC; and (vii) not object to legal counsel to SPAC making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel reasonably considers appropriate, provided SPAC advises the Company of the nature of any such submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement.

(b) Subject to the terms of this Agreement, SPAC will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order, including by providing the Company on a timely basis any information (i) required by applicable Law to be supplied by SPAC in connection therewith or (ii) reasonably requested by the Company in writing.

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Section 2.7 Implementation Steps. Subject to the terms of this Agreement, SPAC will cooperate with, assist and consent to the Company seeking the Interim Order and the Final Order and, subject to the Company obtaining the Final Order and to the satisfaction or waiver (subject to applicable Laws) of each of the conditions set forth in this Agreement (excluding conditions that by their terms cannot be satisfied until the Arrangement Effective Date, but subject to the satisfaction or, when permitted, waiver of those conditions as of the Arrangement Effective Date) as soon as reasonably practicable thereafter (and in any event no later than two (2) Business Days thereafter), take any and all steps and actions, and if applicable, making all filings with Governmental Authorities necessary to give effect to the Arrangement and carry out the terms of the Plan of Arrangement applicable to SPAC prior to the Agreement End Date.

Section 2.8 Company Transaction Expenses and Cash Certificate; SPAC Financing Certificate; Payment Spreadsheet.

(a) No later than three (3) Business Days prior to the Closing Date, the Company shall provide to SPAC a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), along with its estimate of the Company Closing Cash and reasonable detail regarding the components of such estimate (the “Company Transaction Expenses and Cash Certificate”). The Company shall give reasonable consideration to any comments made by SPAC to its estimate of the Company Closing Cash, and the Company shall make the final determination of Company Closing Cash, acting reasonably.

(b) No later than three (3) Business Days prior to the Closing Date, SPAC shall deliver to the Company written notice setting forth: (A) the aggregate amount of cash proceeds that will be required to satisfy the exercise of the SPAC Share Redemption; (B) a written report setting forth a list of all of the SPAC Transaction Expenses invoiced and/or incurred as of such date (together with written invoices and wire transfer instructions for the payment thereof); provided, that if the aggregate amount of SPAC Transaction Expenses (excluding any fees paid by the SPAC that were incurred by the Company) exceeds $30,000,000 (the “SPAC Transaction Expenses Cap” and such excess, the “Excess Expense Amount”), the Sponsor shall, pursuant to the Sponsor Support Agreement and at the election of Sponsor, either (1) pay to SPAC at Closing an amount in cash equal to the Excess Expense Amount or (2) forfeit a number of shares of SPAC Class A Common Stock held by Sponsor immediately following the Closing equal to the quotient obtained by dividing the Excess Expense Amount by $10; provided, further that the SPAC Transaction Expenses Cap shall be adjusted upward proportionally if the PIPE Investment Amount increases in accordance with this Agreement, and shall otherwise be adjusted by mutual agreement of SPAC and the Company if there is another change in circumstance following the date of this Agreement that such parties determine requires an adjustment to the SPAC Transaction Expenses Cap; and (C) the aggregate amount owed (without duplication) under the Expense Advancement Agreement, the Promissory Note and all Working Capital Loans to be repaid on the Closing Date pursuant to Section 2.10(d) (the “SPAC Financing Certificate”). For the avoidance of doubt, subject to the SPAC Transaction Expenses Cap, nothing contained herein shall affect SPAC’s ability to be reimbursed (and any invoices to the SPAC to be paid) for any SPAC Transaction Expenses incurred after the delivery of the SPAC Financing Certificate.

(c) Promptly following delivery by (A) the Company of the Company Transaction Expenses and Cash Certificate pursuant to Section 2.8(a) and (B) SPAC of the SPAC Financing Certificate pursuant to Section 2.8(b) and, in any event, not less than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth (x) the portion of the Stockholder Arrangement Consideration payable to each Company Shareholder and the holder of the Company Warrant (including the allocation of shares of SPAC Class A Common Stock, SPAC Class C Common Stock, SPAC Class D Common Stock (in respect of the Key Individual Subscription) and ExchangeCo Exchangeable Shares and the allocation of Seller Escrow Shares in accordance with Section 2.15) and (y) the Exchanged Company Options (including the number of Base Option Shares and the number of Tandem Option Earnout Shares underlying such Exchanged Company Options), in each case, in accordance with the terms of this Agreement and the Company Governing Documents. As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of the Stockholder Arrangement Consideration to the Company Shareholders and the holder of the Company Warrant and the allocation of the Exchanged Company Options pursuant to the Payment Spreadsheet and the other information with respect to the exchange of Company Options set forth in the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on

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all parties and shall be used by parties hereof for purposes of issuing the Stockholder Arrangement Consideration to the Company Shareholders and the exchange of Company Options pursuant to this Article II, absent manifest error. In issuing the Stockholder Arrangement Consideration and exchanging the Company Options into Exchanged Company Options pursuant to Section 2.9(c), the parties hereof shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that SPAC and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

Section 2.9 Closing Transactions.

(a) Closing Transactions. In accordance with the terms and subject to the conditions of this Agreement, the Plan of Arrangement, the Interim Order and the Final Order, the closing of the Arrangement and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at such closing, the “Closing”) shall take place remotely by conference call and exchange of documents and signatures in accordance with Section 10.8 on the date which is three (3) Business Days after the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by SPAC and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”. The Company shall file the Articles of Arrangement with the Director on the Closing Date, unless another date is agreed to in writing by the parties. The Arrangement shall become effective at the Arrangement Effective Time on the Closing Date. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective as of the Arrangement Effective Time.

(b) Effect of the Arrangement on Company Shares.

(i) Company Common Shares. Pursuant to the Arrangement, (A) each Company Class A Preferred Share that is issued and outstanding immediately prior to the Arrangement Effective Time (other than any shares of treasury stock referred to in Section 2.9(b)(iii) and any Dissenting Shares) shall automatically be exchanged for one newly issued Company Class A Common Share, (B) each Company Common Share that is issued and outstanding immediately prior to the Arrangement Effective Time (other than any shares of treasury stock referred to in Section 2.9(b)(iii) and any Dissenting Shares), along with each Company Class A Common Share issued to former holders of Company Class A Preferred Shares in accordance with subclause (A) above, shall automatically be exchanged for the right to receive, upon delivery of the Transmittal Documents in accordance with Section 2.11 and the Plan of Arrangement, such number of newly issued (1) shares of SPAC Class A Common Stock (in the case of Company Non-Electing Shareholders), or (2) ExchangeCo Exchangeable Shares (in the case of Company Electing Shareholders) that is equal to the Company Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein (the “Arrangement Consideration Shares”), without interest, subject to rounding pursuant to Section 2.11(g). The portion of the Arrangement Consideration Shares constituting Seller Escrow Shares will be subject to the terms and conditions set forth in Section 2.15. As of the Arrangement Effective Time, each Company Shareholder shall cease to have any other rights in and to the Company (other than the rights set forth in Section 2.13(a) to the extent applicable to each such Company Shareholder). The Arrangement Consideration Shares exchanged for shares of Company Common Stock that are subject to service vesting requirements shall continue to be governed by the same terms and conditions (including vesting and forfeiture terms) as were applicable to the corresponding former Company Common Shares immediately prior to the Arrangement Effective Time, as applicable.

(ii) Issuance of SPAC Class D Common Stock. Pursuant to the Arrangement and in accordance with the terms of the Key Individual Subscription Agreement, and subject to Section 2.9(b)(ii) of the Company Disclosure Letter, SPAC shall issue to the Key Individual a number of shares of SPAC Class D Common Stock such that, immediately following the Closing, taking into account the aggregate number of shares of SPAC Class A Common Stock (if any) and SPAC Class C Common Stock to be issued to the Key Individual at Closing, the Key Individual will have 85% of the voting power of the SPAC Common Stock on a fully-diluted basis.

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(iii) Company Treasury Shares. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, pursuant to the Arrangement, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect Subsidiary of the Company immediately prior to the Arrangement Effective Time, such Company Shares shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(iv) Issuance of SPAC Class C Common Stock. Concurrently with the exchange of Company Common Shares for ExchangeCo Exchangeable Shares pursuant to the terms of the Arrangement, the Company Electing Shareholders shall subscribe, pursuant to a separate subscription, for a corresponding number of shares of SPAC Class C Common Stock.

(c) Treatment of Company Options.

(i) Pursuant to the Arrangement, each Company Option that is outstanding immediately prior to the Arrangement Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, cease to represent an option to purchase Company Class A Common Shares or Company Class B Common Shares and shall be exchanged for an option (such option, an “Exchanged Company Option”) to purchase (1) a number of shares of SPAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Company Class A Common Shares or Company Class B Common Shares subject to such Company Option immediately prior to the Arrangement Effective Time and (y) the Option Exchange Ratio (the shares of SPAC Class A Common Stock described in this clause (1), the “Base Option Shares”), and (2) and for each Base Option Share, a fraction of a share of SPAC Class A Common Stock, equal to the Option Earnout Fraction (the shares of SPAC Class A Common Stock described in this clause (2), the “Tandem Option Earnout Shares”). The aggregate exercise price per Base Option Share together with the related fraction of the Tandem Option Earnout Share (the “Exercise Price”) shall be equal to (A) the exercise price per Company Class A Common Share or Company Class B Common Share of such Company Option immediately prior to the Arrangement Effective Time, divided by (B) the Option Exchange Ratio (rounded up to the nearest whole cent). Following the Arrangement Effective Time, upon exercise of any Exchanged Company Option by delivery of the Exercise Price, the holder thereof shall receive one Base Option Share and, provided the Tandem Option Earnout Shares have not been forfeited pursuant to the provisions of Section 2.15, the related fraction of a Tandem Option Earnout Share, in each case in the form of SPAC Class A Common Stock; provided, that no fractional shares of SPAC Class A Common Stock will be issued upon exercise or settlement of any Exchanged Company Options and the number of shares of SPAC Class A Common Stock issued upon exercise of Exchanged Company Options shall be rounded down to the next lowest whole number, with all exercises that are effectuated by the holder of Exchanged Company Options at any one time being aggregated before any such reduction is effectuated. If, upon exercise of an Exchanged Company Option, the Tandem Option Earnout Shares to be issued are subject to the satisfaction of any outstanding conditions set forth in Section 2.15, such Tandem Option Earnout Shares shall, instead of being delivered to the holder of the Exchanged Company Option, be delivered by SPAC to the Escrow Agent to be held by the Escrow Agent in accordance with Section 2.15 and the provisions of the Escrow Agreement. Except as specifically provided herein, following the Arrangement Effective Time, each Exchanged Company Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Arrangement Effective Time.

(ii) Company Actions. At or prior to the Arrangement Effective Time, the Company, the Company Board and the compensation committee of the Company Board, as applicable, shall (x) adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Company Options pursuant to Section 2.9(c)(i) and (y) take all actions necessary to ensure that, from and after the Arrangement Effective Time, SPAC will not be required to deliver Company Class A Common Shares or Company Class B Common Shares to any Person pursuant to or in settlement of Company Options.

(iii) SPAC Actions. SPAC shall take all actions that are necessary for the assumption and exchange of the Company Options pursuant to Section 2.9(c)(i) including the reservation, issuance and listing of shares of SPAC Class A Common Stock as necessary to effect the transactions contemplated by this Section 2.9(c) and the assumption of the Company Stock Plan, as amended (the “Assumed Company Option Plan”).

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(d) Treatment of Company Warrant. Pursuant to the Arrangement, the Company Warrant shall cease to represent a warrant or other right to acquire Company Shares and shall be exchanged for a number of shares of SPAC Class A Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of Company Class B Common Shares subject to the Company Warrant immediately prior to the Arrangement Effective Time and (y) the Company Exchange Ratio, an allocable portion of which will be Seller Escrow Shares in accordance with Section 2.15.

(e) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Arrangement Effective Time shall be cancelled and cease to exist in accordance with Section 2.13(a) and shall thereafter represent only the right to receive the applicable payments set forth in Section 2.13(a) and the Plan of Arrangement.

(f) Effect of the Arrangement on SPAC Capital Stock.

(i) SPAC Units. At the Arrangement Effective Time, each SPAC Unit that is outstanding immediately prior to the Arrangement Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-fourth of one SPAC Warrant in accordance with the terms of the applicable SPAC Unit.

(ii) SPAC Common Stock. At the Arrangement Effective Time, and immediately following the separation of each SPAC Unit in accordance with Section 2.9(f)(i) above, concurrently with the Arrangement and conditioned on the consummation of the Arrangement and the other Transactions and without any action on the part of either party hereto or the holders of SPAC Capital Stock, each share of SPAC Class B Common Stock shall automatically convert into SPAC Class A Common Stock in accordance with the SPAC Charter. Each share of SPAC Class A Common Stock that is issued and outstanding immediately prior to the Arrangement Effective Time shall remain issued and outstanding in accordance with the terms of the New SPAC Governing Documents.

(iii) SPAC Treasury Stock. Notwithstanding any other provision of this Agreement to the contrary, at the Arrangement Effective Time, if there are any shares of SPAC Capital Stock that are owned by SPAC as treasury shares or any shares of SPAC Capital Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the Arrangement Effective Time, such shares of SPAC Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

(iv) SPAC Warrants. At the Arrangement Effective Time, concurrently with the Arrangement and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the Arrangement Effective Time shall remain outstanding and shall continue to have and be subject to the same terms and conditions as were applicable to such SPAC Warrant immediately prior to the Arrangement Effective Time in accordance with the SPAC Warrant Agreement.

(g) Governing Documents of SPAC and the Company.

(i) At the Arrangement Effective Time, the SPAC Charter and the SPAC Bylaws, each as in effect immediately prior to the Arrangement Effective Time, shall be amended and restated in the forms attached hereto as Exhibit H (the “New SPAC Charter”) and Exhibit I (the “New SPAC Bylaws”, and together with the New SPAC Charter, the “New SPAC Governing Documents”), respectively, and as so amended and restated shall be the certificate of incorporation and bylaws of SPAC until thereafter amended as provided therein and under the DGCL.

(ii) At the Arrangement Effective Time, the Company Articles and the Company Bylaws, each as in effect immediately prior to the Arrangement Effective Time, shall be amended and restated in form and substance reasonably satisfactory to the Company and SPAC (such documents, together, the “New Company Governing Documents”), and as so amended and restated shall be the articles and bylaws of the Company until thereafter amended as provided therein and under the OBCA.

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(h) Directors and Officers of SPAC and the Company.

(i) From and after the Arrangement Effective Time, the officers of the Company holding such positions as set forth in Section 6.3(b) of the Company Disclosure Letter (or such other persons who shall be designated by the Company prior to the Closing) shall be the officers of the Company and shall be appointed as the officers of SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents or New Company Governing Documents, as applicable.

(ii) From and after the Arrangement Effective Time, the Persons identified as the directors of SPAC as of immediately following the Arrangement Effective Time in accordance with the provisions of Section 6.3(a) shall be appointed as the directors of SPAC, each to hold office in accordance with the New SPAC Governing Documents.

(iii) From and after the Arrangement Effective Time, the Persons identified as the initial directors of the Company as set forth in Section 6.3(b) of the Company Disclosure Letter (or such other persons who shall be designated by the Company prior to the Closing) shall be appointed as the directors of the Company, each to hold office in accordance with the New Company Governing Documents.

Section 2.10 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to SPAC:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(ii) evidence in form and substance reasonably acceptable to SPAC of the termination of (A) the IRA (other than Section 2.11 thereof (Market Stand-off Agreement) and, in connection therewith, Section 7 thereof (Miscellaneous), which shall remain in full force and effect with respect to any party to the IRA which does not enter into the Lock-Up Agreement), the ROFO Agreement, the Voting Agreement and (except as set forth in Section 2.10(a)(ii) of the Company Disclosure Letter) all letter agreements between the Company and any of its investors (the “Side Letters”);

(iii) the Payment Spreadsheet;

(iv) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by the Company or any of its Subsidiaries; and

(v) a duly executed counterpart, executed by the Key Individual, of the Key Individual Subscription Agreement.

(b) At the Closing, SPAC will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of SPAC, dated as of the Closing Date, certifying that the conditions specified in Section 8.3(a) and Section 8.3(b) have been fulfilled;

(ii) copies of the written resignations of all the directors and officers of SPAC and its Subsidiaries (including, for the avoidance of doubt, CallCo and ExchangeCo), effective as of the Closing; and

(iii) duly executed counterparts of each of the Ancillary Agreements contemplated to be executed at the Closing by Sponsor, SPAC or any of SPAC’s Subsidiaries (including, for the avoidance of doubt, CallCo and ExchangeCo).

(c) On the Closing Date, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid (i) Company Transaction Expenses as set forth in the Company Transaction Expenses and Cash Certificate pursuant to Section 2.8(a), which shall include the respective amounts and wire transfer instructions for the payment thereof, and (ii) SPAC Transaction Expenses as set forth in the SPAC Financing Certificate pursuant to Section 2.8(b).

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(d) At the Closing, SPAC shall repay in full the aggregate outstanding amount due under the Expense Advancement Agreement, the Promissory Note and all Working Capital Loans to the payee designated by Sponsor by wire transfer of immediately available funds to the account designated by Sponsor.

Section 2.11 Surrender of Company Securities and Disbursement of Stockholder Arrangement Consideration.

(a) Prior to the Arrangement Effective Time, SPAC shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging and/or verifying the cancellation of share certificates (where share certificates were issued) representing (or, in the case of the Company, stockholders’ ledger entries recording ownership of) Company Common Shares and Company Class A Preferred Shares (“Company Certificates”). At the Closing, SPAC shall deposit, or cause to be deposited, a copy of the shareholders’ ledger of the Company (and/or the Payment Spreadsheet) with the Exchange Agent updated to reflect, effective immediately following the Arrangement Effective Time, the issuance of the Stockholder Arrangement Consideration receivable by the Company Shareholders and the holder of the Company Warrant in accordance with the Payment Spreadsheet. Upon consummation of the Arrangement, and subject to Article 5 of the Plan of Arrangement, the Stockholder Arrangement Consideration shall be duly issued to the former holders of Company Shares and the former holder of the Company Warrant upon the entry of the names of such former holders on the stockholders’ ledger of SPAC. Prior to the Arrangement Effective Time, substantially concurrently with the mailing of the Company Information Circular to the Company Shareholders, SPAC shall send, or shall cause the Exchange Agent to send, to each Company Shareholder a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and SPAC (a “Letter of Transmittal”), which shall specify that the delivery and/or cancellation of Company Certificates in respect of the Stockholder Arrangement Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the applicable Company Certificates (or a Lost Certificate Affidavit in lieu thereof) and such other documents as may be reasonably requested by the Exchange Agent or SPAC in connection therewith (the Letters of Transmittal, the Company Certificates (or Lost Certificate Affidavits in lieu thereof), and such other documents, collectively, the “Transmittal Documents”).

(b) Each Company Shareholder and the holder of the Company Warrant shall be entitled to receive his, her or its Stockholder Arrangement Consideration in accordance with the Payment Spreadsheet in respect of the Company Shares (or Company Warrant, as applicable) represented by such Company Shareholder’s Company Certificate(s) or Company Warrant (excluding any Company Shares described in Section 2.9(b)(iii) or Dissenting Shares), as soon as reasonably practicable after the Arrangement Effective Time, subject to the prior delivery to the Exchange Agent of the Transmittal Documents in respect of such Company Shares or Company Warrant. Until so surrendered and/or cancelled, each such Company Certificate or Company Warrant shall represent after the Arrangement Effective Time for all purposes only the right to receive such Stockholder Arrangement Consideration (or portion thereof) attributable to such Company Certificate or Company Warrant in accordance with the Payment Spreadsheet and the Plan of Arrangement.

(c) If any Stockholder Arrangement Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or cancelled Company Certificate is registered, or who is registered as the shareholder in the stockholders’ ledger of the Company’s, immediately prior to the Arrangement Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Arrangement Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Arrangement Consideration (or portion thereof), or the Person in whose name such Stockholder Arrangement Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or SPAC and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Shareholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to SPAC (a “Lost Certificate Affidavit”), which at the

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reasonable discretion of SPAC may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SPAC or the Company with respect to the Company Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.11(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Arrangement Effective Time, there shall be no further registration of transfers of Company Shares except as specifically provided for in the Plan of Arrangement. If, after the Arrangement Effective Time, (i) Company Certificates are presented to SPAC or the Exchange Agent, then, in each case, they shall be canceled and exchanged for the Stockholder Arrangement Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.11, Section 2.15 and the Plan of Arrangement. No dividends or other distributions declared or made after the date of this Agreement with respect to shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares with a record date after the Arrangement Effective Time will be paid to the holders of any Company Certificates that, as of such record date, have not yet been surrendered with respect to the shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, Section 2.15 and the Plan of Arrangement, following the Arrangement Effective Time and surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit) and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Arrangement Consideration (or portion thereof) to be delivered in exchange therefor and the amount of any such dividends or other distributions with a record date after the Arrangement Effective Time theretofore paid with respect to such shares of SPAC Class A Common Stock or ExchangeCo Exchangeable Shares.

(f) All securities issued upon the surrender of Company Certificates (or delivery of a Lost Certificate Affidavit) or otherwise issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares represented by such Company Certificates.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of SPAC Common Stock or ExchangeCo Share will be issued by virtue of the Arrangement (including the Share Exchanges) or the other Transactions, and each Person who would otherwise be entitled to a fraction of a share of SPAC Common Stock or ExchangeCo Share (after aggregating all fractional shares of SPAC Common Stock or ExchangeCo Shares, as applicable, that otherwise would be received by such holder) shall instead have the number of shares of SPAC Common Stock or ExchangeCo Shares issued to such Person rounded down to the nearest whole share of SPAC Common Stock or ExchangeCo Share, as applicable, without payment in lieu of such fractional shares.

Section 2.12 Company Option Letter of Transmittal. Prior to the Arrangement Effective Time, the Company shall send, or shall cause the Exchange Agent to send, to each Company Option holder, a letter of transmittal which shall specify that the delivery of Exchanged Company Options in accordance with Section 2.9(c) shall be effected in exchange for the Company Options respectively upon the Closing Date in accordance with the Plan of Arrangement. The Company or the Exchange Agent, as applicable, shall include with each such letter of transmittal a notice and acknowledgment to be executed by such holder to the effect that, upon the Arrangement becoming effective, such holder’s Company Options will automatically be exchanged for Exchanged Company Options in accordance with this Agreement (including Section 2.9(c) and Section 2.15) and the Plan of Arrangement, without further action on the part of SPAC or the Company, and that upon such exchange the holder of such Company Options shall have no further rights or claims to any further equity in the Company (other than the exchange). Prior to sending such letter of transmittal and notice and acknowledgment, the Company shall provide drafts to SPAC for its review and consult with SPAC as to the form and substance of such materials in good faith. The Company shall use commercially reasonable efforts to obtain duly executed copies of all such acknowledgments prior to the Arrangement Effective Time.

Section 2.13 Dissent Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the OBCA, Company Shares that are outstanding immediately prior to the Arrangement Effective Time and that are held by Company Shareholders who have not voted in favor of the Arrangement nor consented thereto in writing and who have given a notice of election to dissent pursuant to section 185 of the OBCA and

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otherwise complied with all of the provisions of the OBCA relevant to the exercise and perfection of dissenters’ rights with respect to such Company Shares (the “Dissenting Shares” ) shall not be exchanged for, and any such Company Shareholder shall have no right to receive, any Stockholder Arrangement Consideration pursuant to the Arrangement, and any holder of Dissenting Shares shall cease to have any of the rights as a shareholder of the Company save for the right to be paid fair value for such holder’s Dissenting Shares in accordance with the Plan of Arrangement. Any Company Shareholder who prior to the Arrangement Effective Time fails to perfect or validly withdraws a notice of election to dissent or otherwise loses his, her or its rights to payment for their Company Shares pursuant to section 185 of the OBCA shall be treated in the same manner as a Company Shareholder who did not give a notice of election to dissent pursuant to section 185 of the OBCA.

(b) Prior to the Arrangement Effective Time, the Company shall give SPAC (i) prompt notice of any notices of objection to the Company Arrangement Resolution pursuant to section 185 of the OBCA received by the Company and any withdrawals of such notices, and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of Dissent Rights. Subject to the requirements of section 185 of the OBCA (as the same may be amended by the Interim Order or the Plan of Arrangement), the Company shall not, except with the prior written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any Dissenting Shares or offer to settle or settle any demand made pursuant to section 185 of the OBCA.

Section 2.14 Withholding. Each of the Company, SPAC, ExchangeCo, the Exchange Agent, the Escrow Agent and their respective agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the Arrangement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the Tax Act or any provision of provincial, state, local or foreign Tax Law; provided that the Company, SPAC, ExchangeCo, the Exchange Agent, the Escrow Agent and their respective agents, as applicable, shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the maximum extent permitted by Law. Without limiting the foregoing, the Company, SPAC, ExchangeCo, the Exchange Agent, the Escrow Agent, and their respective agents may give effect to withholding hereunder by withholding any consideration issued in the form of shares of SPAC Common Stock or ExchangeCo Shares or other consideration issued in kind, and then selling such portion of such shares of SPAC Common Stock or ExchangeCo Shares (which shall first be converted into shares of SPAC Class A Common Stock in accordance with the terms of the Exchange Agreement) or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to applicable taxing authorities. To the extent that amounts are so withheld by SPAC, the Company, ExchangeCo, the Exchange Agent, the Escrow Agent or their respective agents, as the case may be, and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.15 Escrow Triggering Event.

(a) Seller Escrow Shares. The Escrow Portion of the Arrangement Consideration Shares that holders of Company Common Shares (including the holders of Class A Preferred Shares prior to the Arrangement) and the holder the Company Warrant (collectively, the “Seller Escrow Shareholders”) are entitled to receive pursuant to the Arrangement shall be designated as the Seller Escrow Shares. Such Seller Escrow Shares shall be ratably allocated among each of the Seller Escrow Shareholders as set forth in the Payment Spreadsheet. The Seller Escrow Shares will be subject to forfeiture in accordance with this Section 2.15 if the Seller Escrow Shares are not earned in accordance with this Section 2.15 on or prior to the fifth anniversary of the Closing Date (the “Escrow Termination Date”).

(b) Escrow.

(i) Upon and subject to the Closing, SPAC and its transfer agent (or, if such Person shall not agree to serve as escrow agent, such other bank or trust company as shall be appointed by SPAC and reasonably satisfactory to the Company), as escrow agent (the “Escrow Agent”), shall enter into an escrow agreement, effective as of the Closing Date, in form and substance reasonably satisfactory to SPAC and the Company (the “Escrow Agreement”), pursuant to which SPAC shall cause to be delivered to the Escrow Agent on the Closing Date the Seller Escrow Shares, which shall be set aside in separate escrow accounts for each Seller Escrow Shareholder as of the Arrangement Effective Time based on the allocation of such Seller Escrow Shares as set forth in the Payment Spreadsheet (the “Company Shareholder Escrow

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Accounts”). The Seller Escrow Shares delivered into such respective Company Shareholder Escrow Accounts, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, in each case, as long as they remain in the applicable Company Shareholder Escrow Account, shall be held in escrow until the earlier to occur of (i) one or more Triggering Events in accordance with this Section 2.15 and (ii) the Escrow Termination Date, and shall be disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

(ii) If a Triggering Event occurs, then SPAC and the Escrow Agent shall promptly (but in any event within three (3) Business Days following the occurrence of such Triggering Event) cause the Seller Escrow Shares earned in connection with such Triggering Event (inclusive of any dividends, distributions and other earnings thereon) to be released to the Seller Escrow Shareholders from the respective Company Shareholder Escrow Accounts.

(iii) Notwithstanding the foregoing, any Seller Escrow Shares that are not earned in accordance with the terms of this Section 2.15 as of the end of the day on the Escrow Termination Date shall be automatically forfeited to SPAC, and SPAC and the Escrow Agent shall promptly (but in any event within three (3) Business Days thereafter) cause such Seller Escrow Shares to be released to SPAC from the Company Shareholder Escrow Accounts, and SPAC shall promptly thereafter cancel and retire such Seller Escrow Shares and the Seller Escrow Shareholders shall thereafter not have any rights with respect thereto.

(iv) Notwithstanding anything herein to the contrary, if a Triggering Event pursuant to Section 2.15(d)(i)(2) and/or Section 2.15(d)(ii)(2) occurs, the Seller Escrow Shares earned in connection with such Triggering Event shall be deemed to have been earned immediately prior to the closing of the applicable Change of Control Event, and the holders of any Seller Escrow Shares deemed earned pursuant to this Section 2.15(b)(iv) shall be eligible to participate in such Change of Control Event with respect to such Escrow Shares on the same terms, and subject to the same conditions, as apply to the holders of SPAC Common Stock generally.

(c) Procedures Applicable to Seller Escrow Shares.

(i) The share certificates representing the Seller Escrow Shares shall contain a legend relating to transfer restrictions imposed by this Section 2.15, the Escrow Agreement, the New SPAC Governing Documents and the ExchangeCo Governing Documents, as applicable, and the risk of forfeiture associated therewith (or with respect to book-entry shares, SPAC’s transfer agent shall make a notation in its records that the Seller Escrow Shares are subject to such legend and forfeiture). SPAC will cause the Escrow Agent to remove such legend as promptly as practicable, but in any event within three (3) Business Days, after the occurrence of a Triggering Event with respect to the applicable Seller Escrow Shares. Until and unless any Seller Escrow Shares are forfeited in accordance with this Section 2.15, each Seller Escrow Shareholder shall be deemed to be the beneficial owner of such Seller Escrow Shareholder’s Seller Escrow Shares as set forth in this Section 2.15 during the time such Seller Escrow Shares are in such Seller Escrow Shareholder’s Company Shareholder Escrow Account, subject to the retention of any dividends, distributions and other earnings thereon in such Company Shareholder Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each Seller Escrow Shareholder shall also have the right to vote the Seller Escrow Shares beneficially owned by such Person during the time held in such Seller Escrow Shareholder’s Company Shareholder Escrow Account as Seller Escrow Shares.

(ii) During the period beginning at the Closing and ending on the Escrow Termination Date, SPAC’s chief financial officer or controller will monitor the closing price of the shares of SPAC Class A Common Stock on the principal securities exchange or securities market on which the SPAC Class A Common Stock is then traded, and SPAC shall notify the Seller Escrow Shareholders in writing promptly (but in any event within two (2) Business Days) following a Triggering Event.

(iii) For the avoidance of doubt, upon the earlier of (i) all of the Seller Escrow Shares becoming earned and released to the Seller Escrow Shareholders in accordance with Section 2.15(b)(ii), and (ii) the Escrow Termination Date and release of any unearned Seller Escrow Shares to SPAC in accordance with Section 2.15(b)(iii), the provisions of this Section 2.15 shall no longer have any force or effect.

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(d) Triggering Events. The Seller Escrow Shares shall be earned, and as a result released to the Seller Escrow Shareholders from the Company Shareholder Escrow Accounts and no longer subject to this Section 2.15, as follows (each such event, a “Triggering Event”):

(i) with respect to 50% of the Seller Escrow Shares in each Company Shareholder Escrow Account, the earlier to occur of the following:

(1) the closing price of the shares of SPAC Class A Common Stock (or any common or ordinary equity security that is the successor to the SPAC Class A Common Stock) on the principal exchange on which such securities are then listed or quoted equals or exceeds $15.00 per share for any 20 Trading Days (which need not be consecutive) during any 30 consecutive Trading Day period following the Closing; and

(2) if a Change of Control Event occurs, and pursuant to the terms of such Change of Control Event (1) the fair market value of the consideration to be paid per share of SPAC Class A Common Stock or (2) the fair market value of the consideration to be paid per ExchangeCo Exchangeable Share, as applicable, exceeds $15.00 per share; and

(ii) with respect to 50% of the Seller Escrow Shares in each Company Shareholder Escrow Account, the earlier to occur of the following:

(1) the closing price of the shares of SPAC Class A Common Stock (or any common or ordinary equity security that is the successor to the SPAC Class A Common Stock) on the principal exchange on which such securities are then listed or quoted equals or exceeds $17.50 per share for any 20 Trading Days (which need not be consecutive) during any 30 consecutive Trading Day period following the Closing; and

(2) if a Change of Control Event occurs, and pursuant to the terms of such Change of Control Event (1) the fair market value of the consideration to be paid per share of SPAC Class A Common Stock or (2) the fair market value of the consideration to be paid per ExchangeCo Exchangeable Share, as applicable, exceeds $17.50 per share.

The fair market value of any of the consideration payable per share set forth above shall be determined in good faith by the SPAC Board after taking into account, as applicable, the release of any Seller Escrow Shares and Tandem Option Earnout Shares under this Agreement or the release of any Earnout Shares (as defined in the Sponsor Support Agreement) in connection with the applicable event.

(e) Achievement of Multiple Triggering Events. For the avoidance of doubt, if the condition for more than one Triggering Event is met pursuant to Section 2.15(d), the Seller Escrow Shares earned in connection with each such Triggering Event shall be earned, and shall be cumulative with the Seller Escrow Shares earned prior to such time, in connection with the satisfaction of any other Triggering Event (if any).

(f) Adjustments. If SPAC or ExchangeCo at any time combines or subdivides (including by way of any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the New SPAC Governing Documents, amendment of the ExchangeCo Governing Documents, scheme, arrangement or otherwise) or declares an extraordinary dividend, each of the applicable per share prices and the number of Seller Escrow Shares eligible to be earned in accordance with this Section 2.15 shall be equitably adjusted by SPAC and ExchangeCo in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the New SPAC Governing Documents, amendment of the ExchangeCo Governing Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

(g) Tandem Company Earnout Options.

(i) If, at any time prior to the Escrow Termination Date, a holder of Exchanged Company Options exercises all or any portion of its Exchanged Company Options and, at the time of such exercise, all or any portion of the Seller Escrow Shares continue to be held by the Escrow Agent on behalf of the

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Seller Escrow Shareholders in accordance with this Section 2.15, then upon payment by such holder of the Exercise Price payable under such Exchanged Company Options:

(1) if, as of the date of exercise of such Exchanged Company Options, there has not occurred a Triggering Event described in Section 2.15(d)(i), SPAC shall deliver to the Escrow Agent, to be held by the Escrow Agent on behalf of such holder, all of the Tandem Option Earnout Shares issuable upon such exercise of the Exchanged Company Options, with half of such Tandem Option Earnout Shares subject to the satisfaction of the Triggering Event set forth in Section 2.15(d)(i) and half of such Tandem Option Earnout Shares subject to the satisfaction of the Triggering Event set forth in Section 2.15(d)(ii); and

(2) if, as of the date of exercise of such Exchanged Company Options, there has occurred a Triggering Event described in Section 2.15(d)(i) but not a Triggering Event described in Section 2.15(d)(ii), SPAC shall deliver to the Escrow Agent, to be held by the Escrow Agent on behalf of such holder, half of the Tandem Option Earnout Shares issuable upon such exercise of such Exchanged Company Options, with such Tandem Option Earnout Shares so delivered to the Escrow Agent subject to the satisfaction of the Triggering Event set forth in Section 2.15(d)(ii).

(ii) Any Tandem Option Earnout Shares delivered by SPAC to the Escrow Agent in accordance with Section 2.15(g)(i) shall:

(1) be held by the Escrow Agent in a separate escrow account on behalf of the former holder of the Exchanged Company Options in respect of which such Tandem Option Earnout Shares are issued; and

(2) shall, from and after the date such Tandem Option Earnout Shares are delivered to the Escrow Agent, be subject to the same treatment under this Section 2.15 (including, without limiting the generality of the foregoing, with respect to any dividends, voting rights, release and/or forfeiture) as if such Tandem Option Earnout Shares were Seller Escrow Shares, the holder were a Seller Escrow Shareholder and the escrow account in which such Tandem Option Earnout Shares are held were a Company Shareholder Escrow Account, except that in the case of any Tandem Option Earnout Shares delivered to the Escrow Agent in accordance with Section 2.15(g)(i)(2) the reference to “50%” in Section 2.15(d)(ii) shall instead be read as a reference to “100%”.

Article III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to SPAC the following, except (a) as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 10.9 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Letter in accordance with Section 10.9) or (b) as otherwise contemplated by the Arrangement with respect to the reasonably apparent effects of any such actions on the matters contemplated by Sections 3.2, 3.3, 3.4(a), and 3.12:

Section 3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Governing Documents. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date of this Agreement, the Company has made available to SPAC accurate and complete copies of the Company Governing Documents and the governing documents of each other Rumble Company, including all amendments thereto as in effect as of the date of this Agreement.

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Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth in Section 3.2(a) of the Company Disclosure Letter. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has the requisite corporate or other entity power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. One hundred percent (100%) of the shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens and Liens arising from the applicable Rumble Company’s Governing Documents and applicable securities Laws), have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the applicable Rumble Company’s Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right.

(b) As of the date of this Agreement, the maximum number and the classes of shares the Company is authorized to issue and the number and the classes of shares the Company has issued is: (i) an unlimited number of Company Class A Common Shares, of which 7,983,655.81 shares are issued and outstanding; (ii) an unlimited number of Company Class B Common Shares, of which 99,184.69 shares are issued and outstanding; and (iii) 607,000 Company Class A Preferred Shares, of which 606,360 shares are issued and outstanding.

(c) As of the date of this Agreement the only warrant to purchase Company capital stock outstanding is the Company Warrant.

(d) All Company Securities that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the Company Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(e) As of the date of this Agreement, the Company has reserved (i) 3,433,000 Company Class A Common Shares for issuance upon exercise of Company Options, (ii) 98,065.07 Company Class B Common Shares for issuance upon exercise of Company Options, (iii) 576,000 Company Class B Common Shares for issuance upon exercise of the Company Warrant and (iv) 172,070 Company Class A Common Shares for issuance as the Narya Investment (subject to payment of the Narya Investment Amount).

(f) The Arrangement (including the Share Exchanges) and the other Transactions do not constitute a “Deemed Liquidation Event” (as such term is defined in the Company Governing Documents), and other than the Company Required Approval, there is no consent required of the holders of any class or series of Company Shares or other Company Shareholders in connection with the approval of the Transactions. In connection with the consummation of the Transactions, all Company Class A Preferred Shares will automatically, and without any further action on the part of any Person, convert into Stockholder Arrangement Consideration based on the same exchange ratio as the Company Exchange Ratio applied to Company Common Shares in accordance with Section 2.9(b), and in accordance with the Company Governing Documents.

(g) Except as set forth in Section 3.2(g) of the Company Disclosure Letter and for (i) the conversion privileges of the Company Class A Preferred Shares, (ii) the Company Options to purchase Company Common Shares outstanding under the Company Stock Plan, (iii) the Company Warrant, and (iv) the shares or other equity securities owned by the Company in its Subsidiaries, there are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company or any Company Subsidiary of any Company Shares or other equity securities, and there are no promises or commitments (whether oral or written) to grant any Company Options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase

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or acquisition from the Company of any Company Shares (or other equity securities in its Subsidiaries). Except as set forth in Section 3.2(g) of the Company Disclosure Letter, the Company Governing Documents, the IRA, the ROFO Agreement and the Voting Agreement, no Rumble Company is a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting, transfers or giving of written consents with respect to any security or by a director of any Rumble Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of a Rumble Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2, except for employment offer letters entered into in the Ordinary Course. There are no outstanding bonds, debentures, notes or other indebtedness of a Rumble Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Rumble Company’s equityholders may vote. The Company has not adopted any shareholder rights plan or similar agreement to which any Rumble Company would be or become subject, party or otherwise bound.

(h) Section 3.2(h) of the Company Disclosure Letter sets forth the Company Option ledger dated as of the date of this Agreement, which reflects all then outstanding Company Options and lists the applicable exercise prices and vesting schedules therefor as of such date, and whether such vesting accelerates in connection with the transactions contemplated by the Agreement.

(i) The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means, except for customary adjustments in connection with stock splits and the like. Except for the Company Class A Preferred Shares, the Company has no obligation (contingent or otherwise) to purchase or redeem any of the Company Shares.

(j) The only Company Shares that will be outstanding immediately after the Closing will be such share(s) owned by ExchangeCo following the Arrangement Effective Time. Following the Arrangement Effective Time, each Company Option outstanding immediately prior to the Arrangement Effective Time (whether vested or unvested), shall have automatically and without any required action on the part of the Company, SPAC or any holder or beneficiary thereof, been converted into Exchanged Company Options in accordance with Section 2.9(c).

Section 3.3 Due Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Company Required Approval, the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, and approval by the Court of the Arrangement and entry of the Interim Order and the Final Order, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of each of the Rumble Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of all of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Company Required Approval, (ii) the receipt of the Interim Order and the Final Order and (iii) the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party (assuming due authorization, execution and delivery by each other party hereto and thereto) constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) The Company has made available to SPAC the audited consolidated balance sheet of Rumble Inc. and Rumble USA Inc. as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of comprehensive loss, shareholders’ equity (deficit) and cash flows for the years then ended, audited in accordance with PCAOB standards and including the notes thereto and the report of the Company’s independent auditor (collectively, the “Company Year-End Financial Statements”), and (b) the unaudited condensed consolidated interim balance sheet of Rumble Inc. and Rumble USA Inc. as of September 30, 2021 and the related unaudited statements of comprehensive income (loss), shareholders’ equity and cash flows for the period ended

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September 30, 2021 (the “Company Interim Financial Statements” and together with the Company Year-End Financial Statements and SEC Financials following delivery, collectively, the “Company Financial Statements”). The Company Financial Statements, including, in the case of the year-end financial statements, the notes thereto, are true and correct in all material respects and present fairly the financial condition, operating results, shareholders’ equity and cash flows of the Rumble Companies as of the dates and during the periods indicated. The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except as otherwise noted therein and, in the case of the Company Interim Financial Statements, subject to the absence of notes and to normal recurring year-end adjustments that, individually or in the aggregate, would not be material in amount or effect. The books of account, ledgers, order books, records and other financial documents of the Rumble Companies accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has in place disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to the Rumble Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the Rumble Companies) is made known to the management of the Company by others within any of the Rumble Companies and are effective in recording, processing, summarizing and reporting financial data. The Rumble Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2018, neither the Company nor, to the knowledge of the Company, any Representative of any of the Rumble Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the Rumble Companies with respect to the Company Financial Statements or the internal accounting controls of any of the Rumble Companies, including any written complaint, allegation, assertion or claim that any of the Rumble Companies has engaged in questionable accounting or auditing practices. Since December 31, 2018, to the knowledge of the Company, no attorney representing any of the Rumble Companies, whether or not employed by any of the Rumble Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the Rumble Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the Rumble Companies.

(d) None of the Rumble Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Rumble Companies prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement or the Ancillary Agreements to which it is or will be a party (other than due to a breach hereunder or thereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder or thereunder), and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Letter. Except as set forth in Section 3.4(d) of the Company Disclosure Letter, or to the extent, individually and in the aggregate, de minimis, as of the date of this Agreement, no Rumble Company has any indebtedness for borrowed money nor has incurred any guarantees in respect of indebtedness for borrowed money. No Rumble Company has any material off-balance sheet arrangements that are not disclosed in Section 3.4(d) of the Company Disclosure Letter.

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(e) The “Investor Presentation” dated November 2021 provided by the Company and made available to the PIPE Investors was prepared in good faith using assumptions that the Company believes as of the date of this Agreement to be reasonable.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Letter lists all Contracts (other than Company Benefit Plans) to which any Rumble Company is a party, by which any Rumble Company is bound or to which any Rumble Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) obligations of, or payments to, any of the Rumble Companies of $200,000 or more;

(ii) any outstanding Indebtedness (other than capitalized lease obligations incurred in the Ordinary Course) of $100,000 or more, including any convertible debt/equity instruments;

(iii) any real property leasehold interest (“Real Property Lease”);

(iv) any Contract (A) pursuant to which the Rumble Companies grant any right or license to material Owned Intellectual Property to any Person (excluding non-exclusive licenses granted in the Ordinary Course), (B) pursuant to which the Rumble Companies obtain the right to use any material Licensed Intellectual Property (excluding licenses for commercial off the shelf computer software, software-enabled services or data services for which the Rumble Companies pay less than $500,000 on an annual basis), or (C) that constitutes a concurrent use agreement, settlement agreement or co-existence agreement with respect to any material Owned Intellectual Property;

(v) Contracts with any Governmental Authority (other than the Terms and Conditions of Use and Agency Agreement provided on Rumble.com or the Terms of Service provided on Locals.com);

(vi) Contracts which (A) remain in effect immediately following the Closing and limit the right of any Rumble Company to engage in any line of business or in any geographic area, or to Develop, license or sell any products or services (including the Company Products), or to compete with any Person; (B) grant any exclusive license of material Owned Intellectual Property to any Person that is not a Rumble Company or (C) involve any joint or collaborative Development or contribution of any material Owned Intellectual Property by any Rumble Company

(vii) Contracts between (A) on the one hand, any of the Rumble Companies, and (B) on the other hand, any Company Shareholder or any of his, her or its Affiliates, including all Side Letters (other than the Terms and Conditions of Use and Agency Agreement provided on Rumble.com or the Terms of Service provided on Locals.com);

(viii) Contracts with content creators which provide for guaranteed commitments and/or payments by the Company in excess of $50,000 in any fiscal year (other than the Terms and Conditions of Use and Agency Agreement provided on Rumble.com or the Terms of Service provided on Locals.com);

(ix) the grant of material rights to Develop, license, market or sell any material Company Products; and

(x) Contracts that in the Company’s determination will be required to be filed with the Proxy/Registration Statement under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) True, correct and complete copies of the Contracts required to be listed in Section 3.5(a) of the Company Disclosure Letter, have been delivered to or made available to SPAC prior to the date of this Agreement, together with all amendments thereto.

(c) Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) to the knowledge of the Company, all Contracts to which any of the Rumble Companies is a party or by which its assets are bound are valid, binding and in full force and effect,

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except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (ii) none of the Rumble Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be, in default under any Contract to which any of the Rumble Companies is a party or by which its assets are bound.

(d) Since December 31, 2018, none of the Rumble Companies has declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of its capital stock or other equity interests or made any loans or advances to any Person, other than advances to employees for expenses in the Ordinary Course.

(e) Section 3.5(e) of the Company Disclosure Letter sets forth a true, correct and complete list of all Side Letters that are in effect as of the date of this Agreement.

Section 3.6 Intellectual Property.

(a) Section 3.6(a) of the Company Disclosure Letter sets forth an accurate and complete list, as of the date of this Agreement, of each item of Owned Registered IP, enumerating specifically, as applicable, the filing, serial or registration or application number, title, jurisdiction, date of filing or issuance, and current applicant(s) or registered owners(s).

(b) Each item of Owned Registered IP is, as of the date of this Agreement, subsisting and, solely with respect to issued or registered items included therein, valid and enforceable. All registration, maintenance and renewal fees currently due in connection with Owned Registered IP have been paid and all documents, recordations and certificates in connection with such Registered IP currently required to be filed have been filed with the relevant Patent, Copyright, Trademark or other authorities in Canada or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Owned Registered IP and recording the Rumble Companies’ ownership interests therein. None of the Owned Registered IP has been or are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or covered business method (CBM) review), cancellation, abandonment, invalidation, expungement or opposition proceeding.

(c) Except as set forth in Section 3.6(c) of the Company Disclosure Letter, no funding, facilities, material, information, Intellectual Property or personnel of a university, college, other educational institution or research center, Governmental Authority (each a “Designated Entity”) were used in the Development or commercialization, in whole or in part, of any Owned Intellectual Property in such a manner that any Designated Entity has any right, title or interest (including any usage, license, “march in”, ownership, co-ownership or other rights) in or to any Owned Intellectual Property.

(d) There are no Actions currently before any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world (including before U.S. Patent and Trademark Office, the U.S. Copyright Office, the Canadian Intellectual Property Office, or similar authority anywhere in the world) to which any of the Rumble Companies is a party and in which any claims have been raised relating to the validity, enforceability, registrability, scope, misappropriation, ownership, violation or infringement with respect to any material Owned Intellectual Property.

(e) The Rumble Companies (i) are the sole and exclusive owner of, and possess all right, title, and interest in and to, any and all Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens, and (ii) are duly licensed or otherwise possess the lawful right to use any and all Intellectual Property used or held for use by, for, or on behalf of the Rumble Companies in the operation of or in connection with the business or in connection with the Company Products, including each item of Company Intellectual Property. Except as set forth in Section 3.6(e) of the Company Disclosure Letter, the Company Intellectual Property constitutes all of the Intellectual Property materially necessary for the operation of the business of the Rumble Companies as conducted as of the date of this Agreement. The Rumble Companies have taken commercially reasonable actions to maintain and protect each item of Owned Intellectual Property material to the business of the Rumble Companies, including with respect to the validity and enforceability thereof. The Rumble Companies have not transferred ownership of, or granted any exclusive rights in or to any Owned Intellectual Property to any third party.

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(f) To the knowledge of the Rumble Companies, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation, dilution or other violation of any Owned Intellectual Property by any third party, and the Rumble Companies have not brought any proceeding or sent any notices to any third party regarding the foregoing. The operation of the Rumble Companies’ business as currently conducted, including the use of any Company Product in accordance with the terms and conditions under which the Rumble Companies license or otherwise provide such Company Products to their customers as of the date of this Agreement or Company Intellectual Property as used by the Rumble Companies as of the date of this Agreement, does not infringe (directly or indirectly, including via contribution or inducement), misappropriate, dilute or otherwise violate, and has not infringed, misappropriated, diluted or otherwise violated, any Intellectual Property owned by any third party, and does not constitute unfair competition or unfair trade practices under the Law of any jurisdiction in which the Rumble Companies conduct their business or in which Company Products are manufactured, marketed, distributed, licensed or sold. Except as set forth in Section 3.6(f) of the Company Disclosure Letter, during the prior three year period, the Rumble Companies have not been sued in any proceeding or received any written communications alleging that the Rumble Companies have infringed, misappropriated, or otherwise violated or, by conducting its business, would infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person or entity, inviting the Rumble Companies to take a license under any Intellectual Property or consider the applicability of any Intellectual Property to any Company Product or the conduct of the business, or challenging the ownership, use, validity or enforceability of any Owned Intellectual Property. To the knowledge of the Rumble Companies, no Owned Intellectual Property or Company Product is subject to any proceeding, order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Rumble Companies, or that may affect the validity, use or enforceability of any Owned Intellectual Property.

(g) Section 3.6(g) of the Company Disclosure Letter lists all material Company Products. Except in accordance with the applicable privacy policies of the Rumble Companies and Law, none of the Company Products (i) sends information of a user to another Person without the user’s consent, (ii) records a user’s actions without such user’s knowledge or (iii) employs a user’s Internet connection without such user’s knowledge to gather or transmit information regarding such user or such user’s behavior. To the knowledge of the Rumble Companies, there have not been during the prior three year period, and there are no, claims asserted against the Rumble Companies related to the Company Products.

(h) Except as set forth in Section 3.6(h)(i) of the Company Disclosure Letter, the Rumble Companies have not granted any options or licenses to any material Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business. All customer and end user licenses to the Company Products have been granted solely on a software-as-a-service basis, and no such licensee has been provided with direct access to the Rumble Companies’ confidential Proprietary Information. Except as set forth in Section 3.6(h)(ii) of the Company Disclosure Letter, the Rumble Companies are not obligated to pay any sales or revenue-based royalties to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any material Company Products or Owned Intellectual Property.

(i) With respect to the Company Intellectual Property Agreements:

(i) Each Company Intellectual Property Agreement is valid and subsisting, and to the knowledge of the Rumble Companies, no counterparty to any Company Intellectual Property Agreement is in breach thereof;

(ii) The Rumble Companies are not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of their obligations hereunder or thereunder), in breach of any Company Intellectual Property Agreement;

(iii) There are no disputes or proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Rumble Companies thereunder; and

(iv) No Company Intellectual Property Agreement requires the Rumble Companies to include any Intellectual Property owned by a third party in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product.

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(j) The execution, delivery or performance of this Agreement, including the consummation of the Transactions, will not result in, pursuant to any Contract to which the Rumble Companies are a party as of the date of this Agreement: (i) the Rumble Companies granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, the Rumble Companies; (ii) the Rumble Companies being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of its business; (iii) the Rumble Companies being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement; or (iv) any termination of the ability to use any of the Company Intellectual Property.

(k) Following Closing, none of the Rumble Companies nor any of their respective Affiliates will retain any rights in or have any right to use any of the Owned Intellectual Property.

(l) The IT Systems (i) perform in material conformance with their documentation; (ii) have not suffered any material persistent substandard performance, breakdown or failure; (iii) are free from any material defects or vulnerabilities; (iv) do not contain any virus, malware, bugs, worms, software bombs, software routine or hardware component which could permit unauthorized access or disable or otherwise harm any computer, systems or Software, or any software routine which could disable a computer program automatically with the passage of time or under the positive control of a Person other than an authorized licensee or owner of the Software; and (v) are protected by regular testing and assessments to identify the potential for items listed in (ii) to (iv).

(m) Except as set forth in Section 3.6(m) of the Company Disclosure Letter, no Open Source Software has been used in connection with the development of, is incorporated into or has been distributed with, in whole, or in part, any Owned Intellectual Property in a manner that (i) requires the licensing, disclosure or distribution of any Owned Intellectual Property (other than any Open Source Software included therein) to any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing or distribution of any Owned Intellectual Property, or imposition of contractual restrictions on the rights of licensees or other recipients to decompile, disassemble or otherwise reverse engineer any Owned Intellectual Property (other than any Open Source Software included therein), or (iii) grants, or purports to grant, to any Person, any rights or immunities under any Owned Intellectual Property (other than with respect to any Open Source Software included therein). Each of the Rumble Companies is in material compliance with all material notice, attribution and other requirements applicable to any and all Open Source Software used in the business of the Rumble Companies.

(n) The Rumble Companies have not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, consultants, contractors and other service providers of the Rumble Companies involved in Software or IT Systems development or maintenance for or on behalf of the Rumble Companies and subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Rumble Companies of any Company Source Code, other than disclosures to employees, consultants, contractors and other service providers of the Rumble Companies involved in Software or IT Systems development or maintenance for or on behalf of the Rumble Companies and subject to a written confidentiality agreement. Without limiting the foregoing, neither the execution nor performance of this Agreement or any of the transactions contemplated by this Agreement will result in a release from escrow or other delivery to a third party of any Company Source Code pursuant to any Contract to which the Rumble Companies are a party as of the date of this Agreement.

(o) Except as set forth in Section 3.6(o) of the Company Disclosure Letter, since January 1, 2018, to the Company’s knowledge based on reasonable diligence: (i) no Computer Security Incident has occurred that would require of notification of individuals, other affected parties, law enforcement, or any Governmental Authority; (ii) no material violation of Privacy Laws by the Rumble Companies or their agents has occurred that would require notification to individuals or any Governmental Authority; and (iii) no material violation by the Rumble Companies or their agents of obligations relating to processing of Confidential Information has occurred that would require notification to third parties.

(p) The Rumble Companies have established and maintain appropriate technical, physical and organizational measures, in material compliance with Privacy Laws and Privacy Policies. The Rumble Companies take appropriate steps designed to protect Personal Information and Confidential Information and prevent Computer Security Incidents. The Rumble Companies have taken steps designed to ensure that third party contractors or

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vendors with access to Personal Information, Confidential Information or IT Systems have been appropriately vetted and, where required by applicable Privacy Laws, are contractually bound to provide the same level of protection as required of the Rumble Companies herein. The Rumble Companies have taken steps designed to ensure that employees or contractors with the right to access Personal Information, Confidential Information or IT Systems are subject to appropriate written obligations of confidentiality.

(q) The Rumble Companies have implemented and maintained commercially reasonable and adequate security, disaster recovery, incident response and business continuity plans.

(r) Section 3.6(r) of the Company Disclosure Letter identifies all current privacy policies regarding the Processing of Personal Information by the Rumble Companies, to include the Rumble Companies’ policies concerning the Processing of Personal Information on behalf of the Rumble Companies (collectively, “Privacy Policies”). True, correct and complete copies of each such Privacy Policy have been made available to SPAC.

(s) The Rumble Companies, and their agents as applicable, have (i) provided adequate notice and obtained any necessary consents from data subjects, where required by applicable Privacy Laws, required for the Processing of Personal Information as conducted by or for the Rumble Companies, and (ii) materially comply, and for the past three (3) years, have materially complied with: (a) applicable Privacy Laws, and (b) the terms of any Contracts by which any Rumble Companies are bound relating to the Processing of Personal Information or Confidential Information, (c) any privacy choices (including opt-out preferences), to the extent provided by an applicable Privacy Law, of data subjects relating to Personal Information, and (d) the Rumble Companies’ Privacy Policies, (collectively, “Rumble Data Commitments”). The Rumble Companies take reasonable steps designed to ensure their compliance with all Rumble Data Commitments.

(t) To the knowledge of the Company based on reasonable diligence, the execution, delivery or performance of this Agreement, including the consummation of the Transactions and any transfer of Personal Information in connection therewith, do not and will not cause, constitute, or result in a material breach or violation of any Rumble Data Commitments, or standard terms of service entered into by users of the Company Products.

(u) The Company has established and maintains, and materially complies and at all times has materially complied, with Content Moderation Practices.

(v) No Actions, or order, warrant, regulatory opinion, audit result, notice, complaint, or claim for compensation by any Governmental Authority, or by any Person including a data subject, are pending or, to the knowledge of the Company, threatened against any of the Rumble Companies relating to the Processing of Personal Information or Confidential Information, Computer Security Incidents, or Content Moderation Practices. The Rumble Companies have not been involved in any judicial proceeding or arbitration relating to Privacy Laws, Personal Information, Confidential Information, Computer Security Incidents or Content Moderation Practices.

(w) The Rumble Companies maintain and protect the confidentiality of all Proprietary Information constituting material Owned Intellectual Property, including those used in connection with the business of the Rumble Companies. In addition to the foregoing, (i) to the knowledge of the Rumble Companies, there has been no misappropriation of any Confidential Information of the Rumble Companies, including those used in connection with the business of the Rumble Companies by any Person, (ii) no employee, agent or other Contract Worker of the Rumble Companies has misappropriated any Confidential Information of any other Person in the course of performance as an employee, agent or other Contract Worker of the Rumble Companies, and (iii) no employee, agent or other Contract Worker of the Rumble Companies is in default or breach of any term of any Contract relating in any way to the protection, ownership, development, use or transfer of each Intellectual Property as a result of their performance of their duties for the Rumble Companies.

(x) Except as set forth in Section 3.6(x)(i) of the Company Disclosure Letter, all current and former employees, consultants, advisors and independent contractors, including Contract Workers, of the Rumble Companies having access to material Proprietary Information included in the Owned Intellectual Property has executed and delivered to the Rumble Companies, as applicable, a written legally binding agreement regarding the protection of such material Proprietary Information. Except as set forth in Section 3.6(x)(ii) of the Company Disclosure Letter, each current and former employee of the Rumble Companies who works or worked in connection with any part of the business of the Rumble Companies and each current and former Contract Worker who provides or provided services to the Rumble Companies, in each case, that was or is involved in the Development

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of any material Intellectual Property for or on behalf of the Rumble Companies (each, an “Author”) has executed a valid and binding written agreement expressly assigning to the Rumble Companies all of such Person’s right, title and interest in and to all Intellectual Property Developed within the scope of employment with and during the term of such Author’s work for the Rumble Companies (or, solely with respect to Contract Workers, expressly granting to the Rumble Companies a license or right to use such Intellectual Property), except to the extent that the Rumble Companies have acquired rights to such Intellectual Property by operation of Law, and has waived, in writing, all moral rights therein to the extent applicable and legally permissible. No such Person has claimed an ownership interest in any of the Owned Intellectual Property. The Company has provided copies of all forms of such Intellectual Property assignment documents currently used by the Rumble Companies. No current or former Author (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such Author’s being employed by, or performing services for, the Rumble Companies, or (ii) to the knowledge of the Company, has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Rumble Companies that is subject to any agreement under which such Author has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(y) Except as set forth in Section 3.6(y) of the Company Disclosure Letter, the Rumble Companies do not actively operate any social media accounts with respect to their business.

Section 3.7 Title to Properties and Assets; Liens. Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Rumble Companies has good and marketable title to its properties, assets and rights, including the Owned Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. With respect to the properties, assets and rights leased by the Rumble Companies, except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, each of the Rumble Companies is in compliance with such leases and has a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the Rumble Companies (including any Company Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of the Rumble Companies, except for such properties, assets and rights the loss of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such properties, assets and rights constitute all the properties, assets and rights necessary for the Rumble Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted, except as has not had or would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.8 Real Property.

(a) None of the Rumble Companies own, and none of the Rumble Companies has ever owned, any real property.

(b) No Rumble Company is in default under the Real Property Leases, and, to the knowledge of the Company, there is no default by any lessor under the Real Property Leases. There are no disputes or forbearance programs in effect as to any such Real Property Lease.

(c) All material buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair in all material respects.

(d) Each Rumble Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the applicable Rumble Company that is the lessee thereunder, enforceable against such Rumble Company in accordance with its terms.

(e) To the knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties. To the knowledge of the Company, no notice of such a proposed condemnation has been received by any Rumble Company.
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(f) Each Rumble Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

Section 3.9 Environmental Matters. Since January 1, 2020, each Rumble Company has materially complied with and is currently in material compliance with the provisions of all applicable Environmental Laws. Each Rumble Company possesses all material Environmental Permits that are required for the operation of the business as presently operated and for the ownership and use of their assets (including the Leased Real Property) as presently owned and used, and such material Environmental Permits are in good standing and in full force and effect. Prior to the date of this Agreement, true, complete and correct copies of all currently in force material Environmental Permits issued to any Rumble Company have been made available to SPAC. No Rumble Company has received any written notice, order, directive, claim or demand from any Governmental Authority with respect to (a) the generation, storage, use, handling, transportation, treatment, emission, spillage, disposal, release, discharge or removal of any Hazardous Materials that has not been fully cured or resolved; or (b) any actual violation or failure to comply with any Environmental Law that has not been fully cured or resolved.

Section 3.10 Compliance with Other Instruments. None of the Rumble Companies is in material violation of any term of its Governing Documents. None of the Rumble Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or (except for obtaining the Company Required Approval, the filing of the Plan of Arrangement, the obtaining of the Interim Order and the Final Order and the receipt of the Regulatory Approvals) require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the Rumble Companies is a party or by which any of the Rumble Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, or (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Compliance with Laws. Each of the Rumble Companies is in compliance with, and has during the three (3) years preceding the date of this Agreement been in compliance with, all applicable Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Rumble Companies, taken as a whole. For the past three (3) years, none of the Rumble Companies has received any written notice of or been charged with the violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to the Rumble Companies, taken as a whole.

Section 3.12 Absence of Changes. Except as set forth in Section 3.12 of the Company Disclosure Letter, since the date of the most recent Company Year-End Financial Statements (a) there has not been, individually or in the aggregate, any Company Material Adverse Effect, (b) the Rumble Companies have conducted their businesses in all material respects in the Ordinary Course, other than (i) with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby and (ii) the acquisition by the Company of Locals Technology, Inc. on October 25, 2021 and (c) none of the Rumble Companies has sold, assigned or otherwise transferred any right, title or interest in or to any of their respective assets (including ownership in Intellectual Property and IT Systems) valued in excess of $500,000 individually or $1,000,000 in the aggregate to any Person other than the Company or any of its Subsidiaries, other than non-exclusive licenses in the Ordinary Course.

Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Letter, as of the date of this Agreement (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the Rumble Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the Rumble Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any Rumble Company, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or result in a material change in the current equity ownership of the Company; (b) none of the Rumble Companies is a party

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or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the Rumble Companies currently pending or which any of the Rumble Companies currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Insurance. Each of the Rumble Companies has in full force and effect insurance policies that cover such risks and are in such amounts as are determined by the Company to be reasonable for the businesses of the Rumble Companies. True, correct and complete copies of such insurance policies as in effect as of the date of this Agreement have previously been made available to SPAC. All premiums due thereunder have been paid, and no written notice of cancellation or termination has been received by any of the Rumble Companies with respect to any such policy. The Company has not received any written notice of denial or dispute of coverage for, and to the Company’s knowledge, no insurer has otherwise denied or disputed coverage for, any material claim under an insurance policy during the last twelve (12) months.

Section 3.15 Governmental Consents. Assuming the accuracy of the representations made by SPAC in Article IV, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the Rumble Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, (iii) the approval by the Court of the Plan of Arrangement and entry of the Interim Order and the Final Order and (iv) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the aggregate value of the assets in Canada of the Company and any entities controlled by the Company, nor the gross revenues from sales in or from Canada generated from those assets exceeds CAD$93 million, all as determined in accordance with Part IX of the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.

Section 3.16 Permits. Each of the Rumble Companies has all Permits necessary for the conduct of its business as now being conducted by it, except for any Permits the lack of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. None of the Rumble Companies is or, with the giving notice, the lapse of time or otherwise, would be, in default in any material respect under any of such Permits.

Section 3.17 Registration and Voting Rights. Except as set forth in Section 3.17 of the Company Disclosure Letter and other than with respect to actions contemplated by this Agreement, the Plan of Arrangement and the Ancillary Agreements, (a) none of the Rumble Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the Rumble Companies has entered into any agreements with respect to the voting of Company Shares.

Section 3.18 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.18 of the Company Disclosure Letter, none of the Rumble Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the Rumble Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.19 Related-Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Letter (and other than with respect to actions expressly contemplated by this Agreement, any of the Ancillary Agreements, the Plan of Arrangement or any Company Benefit Plan):

(a) No director, officer (including the Key Individual), employee, stockholder, warrant holder or Affiliate of any of the Rumble Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Related Party”) is indebted to any of the Rumble Companies, nor is any of the Rumble Companies indebted (or committed to make loans or extend or guarantee credit) to any Related Party, other than with respect to advances to employees for expenses in the Ordinary Course.

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(b) To the Company’s knowledge, no Related Party has any direct or indirect ownership interest in (i) any Person with which any of the Rumble Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the Rumble Companies, except that Related Parties may own stock in publicly traded companies that may compete with each of the Rumble Companies.

(c) No Related Party is directly or indirectly interested in any Contract with any of the Rumble Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

Section 3.20 Employment and Labor.

(a) The Rumble Companies are and have been at all times in compliance, in all material respects, with all applicable Laws relating to employees and employment or engagement of labor, including all applicable Laws relating to wages, vacation pay, hours, overtime, collective bargaining, employment discrimination, accessibility, privacy, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, immigration, and the collection and payment of income tax withholding payroll taxes, Canada Pension Plan remittances, and/or social security Taxes or other similar Taxes. All amounts due and owing to any employee as of the date of this Agreement, including for wages, vacation pay, hours, overtime, have been paid in full, or if accrued are reflected in the books of account, ledgers, order books, records and other financial documents of the Rumble Companies.

(b) None of the Rumble Companies is a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or similar employee organization applicable to any employees and, to the knowledge of the Company, there are no activities or proceedings of any labor union, works council or similar organization to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Rumble Companies or any of their respective employees; (ii) there is no labor strike, material slowdown, material dispute, or material work stoppage or lockout pending or, to the knowledge of the Company, threatened against or affecting any of the Rumble Companies, and none of the Rumble Companies has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to any of their respective employees; (iii) there is no representation claim or petition pending before any applicable Governmental Authority; and (iv) there are no charges with respect to or relating to any of the Rumble Companies pending before any applicable Governmental Authority responsible for the prevention of unlawful employment practices.

(c) To the knowledge of the Company, no allegations of sexual harassment or sexual misconduct have been made against any executive officer of the Company. There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of the Company, threatened involving the employment of any employee of the Rumble Companies or the termination of any former employee of the Rumble Companies, in each case, other than routine claims for benefits under any Company Benefit Plan. To the knowledge of the Company, there are no material charges, investigations or administrative proceedings pending against any of the Rumble Companies pursuant to which any current or former employee of any of the Rumble Companies has alleged illegal discrimination or harassment, violations of health and safety laws, workplace injuries, or whistleblower retaliation.

(d) To the knowledge of the Company as of the date of this Agreement, no officer of any of the Rumble Companies intends to terminate his or her employment with any of the Rumble Companies, nor do the Rumble Companies have any present intention to terminate the employment of any of the forgoing.

(e) Set forth on Section 3.20(e)(i) of the Company Disclosure Letter is a complete and accurate list, as of November 26, 2021, of (i) all employees of the Rumble Companies, together with each employee’s (ii) location of employment; (iii) original start date; (iv) cumulative length of service; (v) annual base salary; and (vi) annual bonus target, if any. Set forth on Section 3.20(e)(ii) of the Company Disclosure Letter is a complete and accurate list, as of November 26, 2021, of all individual independent contractors engaged by any of the Rumble Companies to provide consulting or similar services (other than individual independent contractors whose principal services to the Rumble Companies consist of the posting of video content to any platforms maintained by any of the Rumble Companies).

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Section 3.21 Company Benefit Plans.

(a) Section 3.21(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan (whether written or unwritten). With respect to each material Company Benefit Plan (other than a Company Benefit Plan maintained by a PEO for the benefit of employee of the Rumble Companies based in the United States), the Company has made available to SPAC or its counsel a true, complete and correct copy, to the extent applicable, of (i) each document constituting a part of such Company Benefit Plan (or a complete and accurate description of any unwritten Company Benefit Plan); (ii) the most recent member booklet or summary plan description, including any summary of material modifications; (iii) the most recent actuarial report or other financial report or statements relating to such Company Benefit Plan; and (iv) to the extent applicable, evidence of registration of such Company Benefit Plan. All representations pursuant to this Section 3.21 in respect of any Company Benefit Plan that is sponsored by a professional employer organization, co-employer organization, human resources or benefits outsourcing entity, or similar vendor or provider (a “PEO”) under which an employee of any of the Rumble Companies based in the United States may be eligible to receive benefits in connection with the engagement by the applicable Rumble Company of a PEO shall only be made to the knowledge of the Company.

(b) Each Company Benefit Plan has been established, administered, operated and funded in all material respects in accordance with its terms, and in all material respects in compliance with all applicable Laws, including ERISA and the Code. There are no pending or, to the knowledge of the Company, threatened actions, claims or lawsuits by any Person against or relating to the Company Benefit Plans (other than routine benefits claims). No Company Benefit Plan is presently under audit or examination (nor has written notice been received of a potential investigation, audit or examination) by any Governmental Authority. No event has occurred and no condition exists that would reasonably be expected to subject any of the Rumble Companies to any material Tax, penalty or fine in connection with any Company Benefit Plan. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to a Company Benefit Plan or the imposition of any material Lien on the assets of any of the Rumble Companies under ERISA, the Code or other applicable Laws.

(c) No Company Benefit Plan is, and none of the Rumble Companies or any ERISA Affiliate of the Rumble Companies has ever sponsored, established, maintained, contributed to or been required to contribute to, or in any way has any liability (whether on account of an ERISA Affiliate or otherwise), directly or indirectly, with respect to any Company Benefit Plan that is, (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or a “defined benefit” Company Benefit Plan within the meaning of Section 414(j) of the Code or Section 3(35) of ERISA (whether or not subject thereto), (ii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, or (iii) a “registered pension plan”, a “deferred profit sharing plan”, a “registered retirement savings plan”, or a “retirement compensation arrangement” as defined in subsection 248(1) of the Income Tax Act (Canada) or a pension plan as defined under other applicable Laws in Canada, including any such plan that is a defined benefit pension plan or a multi-employer pension plan under applicable Laws in Canada. None of the Rumble Companies or any ERISA Affiliate has withdrawn at any time within the preceding six years from any a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code, or incurred any withdrawal liability which remains unsatisfied, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to any of the Rumble Companies.

(d) All contributions, premium payments and other amounts required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan except as would not result in material liability to the Rumble Companies.

(e) No event has occurred and no condition exists that would reasonably be expected to subject any of the Rumble Companies by reason of their affiliation with any of their ERISA Affiliate to any (i) Tax, penalty, fine, (ii) Lien, or (iii) other liability imposed by ERISA, the Code or other applicable Laws, in each case, in respect of any employee benefit plan maintained, sponsored, contributed to, or required to be contributed to by any of their ERISA Affiliates (other than the Rumble Companies).

(f) None of the Company Benefit Plans provide medical, health, life or other welfare benefits after the termination of a Company employee’s employment or engagement, as applicable, except as may be required by Section 4980B of the Code and Section 601 of ERISA, any other applicable Law or at the sole expense of the participant or the participant’s beneficiary.

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(g) Except for accelerated vesting of certain Company Options and restricted Company Class A Common Shares or Company Class B Common Shares pursuant to the terms of the applicable grant agreements, and disclosed on Section 2.9(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due, or increase the amount of any compensation or benefits due, to any employee, director or individual independent contractor of any of the Rumble Companies or with respect to any Company Benefit Plan; (ii) increase any benefits otherwise payable under any Company Benefit Plan; (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits, or the forgiveness of indebtedness of any employee, director or individual independent contractor of any of the Rumble Companies; (iv) result in an obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Company Benefit Plan, or (v) result in any payment or benefit (whether in cash or property or the vesting of property) by any of the Rumble Companies to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from any of the Rumble Companies as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been documented and operated in all material respects in accordance with Section 409A of the Code and all regulations and other applicable guidance thereunder.

Section 3.22 Tax Matters. Each of the Rumble Companies has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. Each of the Rumble Companies has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. None of the Rumble Companies is currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. None of the Rumble Companies has received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. Each of the Rumble Companies has withheld or collected all Taxes required to be withheld or collected under applicable Law and has paid the same to the proper Governmental Authority. None of the Rumble Companies: (i) has received written notice from a taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or incorporated, or (ii) has received written notice from a jurisdiction where it does not file Tax Returns that it is subject to Tax or required to file Tax Returns in that jurisdiction. None of the Rumble Companies has taken, or agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of the Company, there are no facts or circumstances not contemplated by this Agreement that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 3.23 Books and Records. The minute books of each of the Rumble Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The stockholders’ ledger, register of members or equivalent document of each of the Rumble Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the Rumble Companies, in each case except for any inaccuracies that are immaterial.

Section 3.24 Foreign Corrupt Practices Act. None of the Rumble Companies or their respective Affiliates, nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents, distributors, resellers, or other third parties acting on behalf of the Company, have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, corruptly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both clauses (a) and (b) above

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in order to assist any of the Rumble Companies to obtain or retain business for, or direct business to any of the Rumble Companies. None of the Rumble Companies nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents, distributors, resellers, or other third parties acting on behalf of the Company, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the Rumble Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the Rumble Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over the company’s assets.

Section 3.25 Anti-Money Laundering. The operations of each of the Rumble Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, applicable provisions of the USA PATRIOT Act of 2001, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and the money laundering Laws of all jurisdictions to the extent applicable to each of the Rumble Companies, or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Anti-Money Laundering Laws”) in each case, to the extent applicable to each of the Rumble Companies, and, no Action by or before any Governmental Authority involving any of the Rumble Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.26 Sanctions. None of any of the Rumble Companies nor any of their respective Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past five (5) years, to the Company’s knowledge, none of the Rumble Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions, in violation of Sanctions.

Section 3.27 Export Controls. The Rumble Companies, and to the Company’s knowledge, their respective Representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and none of the Rumble Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.28 Proxy/Registration Statement and Company Information Circular. The Company Information Circular and the information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Proxy/Registration Statement or in any current report of SPAC on Form 8-K shall not (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For the avoidance of doubt, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, its Affiliates or any holder of SPAC Capital Stock.

Section 3.29 Board Approval. The Company Board has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the Company Shareholders, and (c) subject to the effectiveness of the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, and approval by the Court of the Arrangement and the entry of the Interim Order and the Final Order, recommended that the eligible Company Shareholders vote for the Company Arrangement Resolution. The Company Required Approval represents the only votes of the holders of any of the Company Securities necessary in connection with entry into this Agreement by the Company and the consummation of the Transactions.

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Section 3.30 Stockholder Claims. As of the date of this Agreement, (i) there have been no Actions commenced, or to the Company’s knowledge, threatened, against any Rumble Company by or on behalf of, and (ii) no Rumble Company has received written notice of any claim or dispute from (including with respect to (x) any intent to dissent from any material transaction, including the Transactions, or (y) any intent to exercise appraisal rights), a Company Shareholder or other holder of shares, options, warrants or other securities (convertible or otherwise) in any Rumble Company.

Section 3.31 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE RUMBLE COMPANIES THAT HAVE BEEN MADE AVAILABLE TO SPAC OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE RUMBLE COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY RUMBLE COMPANY, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article IV

REPRESENTATIONS AND WARRANTIES OF SPAC

SPAC hereby represents and warrants to the Company the following, except as set forth in (i) the SPAC SEC Filings (excluding “risk factors” or cautionary, predictive or forward-looking statements) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.3, Section 4.9, Section 4.12 or Section 4.16) or (ii) the disclosure letter delivered to the Company by SPAC on the date of this Agreement (the “SPAC Disclosure Letter”), which exceptions shall, in the case of this clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 10.9 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the SPAC Disclosure Letter in accordance with Section 10.9):

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. SPAC has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents.

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SPAC is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. As of the date of this Agreement, SPAC has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of SPAC, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of SPAC consists of (i) 160,000,000 shares of SPAC Class A Common Stock, 30,700,000 of which are issued and outstanding, (ii) 40,000,000 shares of SPAC Class B Common Stock, 7,500,000 of which are issued and outstanding and (iii) 1,000,000 shares of SPAC Preferred Stock, none of which are issued and outstanding.

(b) All shares of SPAC Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of (i) the SPAC Governing Documents, or (ii) any purchase option, call option, right of first refusal, right of first offer, preemptive right, subscription right or other similar right. The SPAC Capital Stock has the rights, preferences, privileges and restrictions set forth in the SPAC Charter.

(c) Except for (i) the conversion privileges of the SPAC Class B Common Stock, (ii) the Forward Purchase Contract, (iii) the Private Units Purchase Agreement, (iv) SPAC Warrants to purchase 7,675,000 shares of SPAC Class A Common Stock and (v) the PIPE Subscription Agreements, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from SPAC of any shares of SPAC Capital Stock. Except as set forth in Section 4.2(c) of the SPAC Disclosure Letter and the Ancillary Agreements, SPAC is not a party to or subject to any agreement or understanding and, to SPAC’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of SPAC. The shares of SPAC Class B Common Stock outstanding on the Closing Date shall automatically convert into shares of SPAC Class A Common Stock effective upon the Closing in accordance with the provisions the SPAC Governing Documents (such conversion also to be conditioned upon SPAC’s waiver of its anti-dilution rights contained in the Sponsor Support Agreement).

(d) Other than CallCo and ExchangeCo, SPAC does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity and does not otherwise have any Subsidiaries.

(e) Other than the SPAC Warrants, the Forward Purchase Contract, the PIPE Subscription Agreements or any rights to acquire securities of the SPAC pursuant to the Arrangement or the Transactions arising under this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of SPAC or obligating SPAC to issue or sell any shares of capital stock of, or other equity interests in, SPAC. SPAC is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Common Stock or any of the equity interests or other securities of SPAC. SPAC does not own any equity interests in any Person other than CallCo. There are no outstanding bonds, debentures, notes or other indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which SPAC’s stockholders may vote.

(f) Other than rights to exercise the SPAC Share Redemption and other rights in respect of disbursements from and liquidation of the trust under the Trust Agreement, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person.

Section 4.3 Due Authorization. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is or will be a party, to perform its obligations hereunder and thereunder and, subject only to obtaining the SPAC Stockholders’ Approval, the effectiveness of

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the Proxy/Registration Statement, receipt of the Regulatory Approvals, distribution of the Company Information Circular, and approval by the Court of the Arrangement and entry of the Interim Order and the Final Order, to consummate the transactions contemplated hereby and thereby. All corporate action on the part of SPAC and its respective directors, officers and stockholders necessary for the (a) authorization, execution and delivery by SPAC of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the SPAC Stockholders’ Approval and (ii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute or will constitute at the Closing (with respect to the Ancillary Agreements to be executed at the Closing) valid and binding obligations of SPAC, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) Except as set forth in Section 4.4(a) of the SPAC Disclosure Letter, the financial statements of SPAC contained in the SPAC SEC Filings (the “SPAC Financial Statements”) are true and correct in all material respects and present fairly the financial condition, operating results, stockholders equity and cash flows of SPAC as of the dates and during the periods indicated. The SPAC Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books of account, ledgers, order books, records and other financial documents of SPAC accurately and completely reflect all material information relating to SPAC’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) SPAC has in place disclosure controls and procedures that are designed to provide reasonable assurances that material information relating to SPAC (including any fraud that involves management or other employees who have a significant role in the internal controls of SPAC) is made known to the management of SPAC by others within SPAC and are effective in recording, processing, summarizing and reporting financial data. SPAC maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since the formation of SPAC, neither SPAC nor, to the knowledge of SPAC, any Representative of SPAC has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of SPAC with respect to the SPAC Financial Statements or the internal accounting controls of SPAC, including any written complaint, allegation, assertion or claim that SPAC has engaged in questionable accounting or auditing practices. Since the formation of SPAC, no attorney representing SPAC, whether or not employed by SPAC, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by SPAC or any of its Representatives to the SPAC Board or any committee thereof or to any director or officer of SPAC. Since the formation of the SPAC, neither the SPAC nor, to the knowledge of SPAC, any Representative (including its independent auditors) has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, or (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC.

(d) SPAC has no liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of SPAC prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would

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not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) SPAC Transaction Expenses, (iv) obligations incurred by SPAC’s execution of this Agreement or the Ancillary Agreements to which it is or will be a party (other than due to a breach hereunder or thereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the latest balance sheet included in the SPAC Financial Statements or as set forth in Section 4.4(d) of the SPAC Disclosure Letter. Except as set forth in Section 4.4(d) of the SPAC Disclosure Letter or to the extent, individually and in the aggregate, de minimis, as of the date of this Agreement, SPAC does not have any indebtedness for borrowed money nor has it incurred any guarantees in respect of indebtedness for borrowed money. SPAC does not have any material off-balance sheet arrangements that are not disclosed in the SPAC SEC Filings.

Section 4.5 Compliance with Other Instruments. SPAC is not in material violation of any term of its respective Governing Documents. SPAC is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect. The execution, delivery and the performance by SPAC of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the SPAC Stockholders’ Approval, the Final Order and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.6 Compliance with Law. SPAC is in compliance with, and since the date of its formation has been in compliance with, all applicable Laws, except where such failure to comply is not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC. Since the date of its formation, SPAC has not received any written notice of or been charged with the violation of any Laws, except where such violation is not, and would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 4.7 Absence of Changes. Since the date of the most recent SPAC Financial Statements there has not been, individually or in the aggregate, any SPAC Material Adverse Effect. Since the date of the most recent SPAC Financial Statements, SPAC has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.8 Litigation. As of the date of this Agreement (a) there are no Actions pending or, to SPAC’s knowledge, currently threatened against SPAC or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of SPAC to enter into this Agreement or any Ancillary Agreement, or the right of SPAC to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to SPAC, would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect or result in a material change in the current equity ownership of SPAC; (b) SPAC is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by SPAC currently pending or which SPAC currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.9 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of SPAC is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except for (i) such filings or notices as may be required under the Securities Act or under applicable state securities Laws, (ii) the Regulatory Approvals, (iii) the approval by the Court of the Plan of Arrangement and entry

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of the Interim Order and the Final Order and (iv) such other consents, approvals, authorizations, registrations, qualifications, designations, declarations or filings, the failure of which to make or obtain has not had, and would not reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 4.10 Brokers or Finders; Transaction Expenses. Except as set forth on the SPAC Disclosure Letter, SPAC has not incurred, or will incur, directly or indirectly, as a result of any action taken by SPAC, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.11 Tax. SPAC has filed all material Tax Returns as required by Law. These Tax Returns are true, correct and complete in all material respects. SPAC has paid all material Taxes, other than Taxes being contested in good faith and for which adequate reserves have been established. SPAC is not currently engaged in any material audit, administrative or judicial proceeding with respect to Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material amount of Taxes. SPAC has withheld or collected all Taxes required to be withheld or collected under applicable Law and has paid the same to the proper Governmental Authority. SPAC has not taken, and has not agreed to take, any action not contemplated by this Agreement and/or any Ancillary Agreements that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. To the knowledge of SPAC, there are no facts or circumstances not contemplated by this Agreement that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) by SPAC or any of its Subsidiaries to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 4.12 Takeover Statutes and Charter Provisions. The SPAC Board has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the Arrangement (including the Share Exchanges). As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover Law or similar domestic or foreign Law applies with respect to SPAC in connection with this Agreement or the Arrangement (including the Share Exchanges). As of the date of this Agreement, there is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 4.13 Proxy/Registration Statement and Company Information Circular. The Proxy/Registration Statement, any current report of SPAC on Form 8-K, and the information supplied by SPAC in writing specifically for inclusion or incorporation by reference in the Company Information Circular shall not, (i) in the case of the Proxy/Registration Statement, on the effective date of the Proxy/Registration Statement, (ii) in the case of the Proxy/Registration Statement or any current report of SPAC on Form 8-K, when filed, made available, mailed or distributed, as the case may be, (iii) in the case of the Proxy/Registration Statement, at the time of the SPAC Stockholder Meeting and the Arrangement Effective Time, and (iv) in the case of the Company Information Circular, at the time the Company Information Circular is first made available, mailed or distributed, as the case may be, to the Company Shareholders, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. For the avoidance of doubt, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates or any Company Shareholder.

Section 4.14 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, certifications, schedules, exhibits, reports and documents required to be filed or furnished by it with the SEC (collectively, as they have been amended or supplemented since the time of their filing through the date of this Agreement, the “SPAC SEC Filings” ). Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment or supplement, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the SPAC SEC Filings. As of the respective

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date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement. To the knowledge of SPAC, each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

Section 4.15 Trust Account. As of the date of this Agreement, SPAC has at least $300,000,000 in the Trust Account, such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 18, 2021, between SPAC and Continental Stock Transfer & Trust Company, as trustee (the “Trustee,” and such Investment Management Trust Agreement, the “Trust Agreement”). The Trust Agreement is in full force and effect, and is a valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. There are no separate Contracts or side letters that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than (i) SPAC Stockholders holding SPAC Common Stock (prior to the Arrangement Effective Time) sold in SPAC’s initial public offering (the “IPO”) who shall have elected to redeem their shares of SPAC Common Stock (prior to the Arrangement Effective Time) pursuant to the SPAC Governing Documents, (ii) Cantor Fitzgerald & Co. with respect to the fee payable pursuant to the business combination marketing agreement described in the SPAC SEC Filings and (iii) as contemplated by the following sentence) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all SPAC Share Redemptions. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Closing, the obligations of SPAC to dissolve or liquidate pursuant to the SPAC Governing Documents shall terminate, and as of the Closing, SPAC shall have no obligation whatsoever pursuant to the SPAC Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the Transactions. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Share Redemption (or a redemption right in connection with an amendment of SPAC’s Governing Documents to extend SPAC’s deadline to consummate the Business Combination).

Section 4.16 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.17 Business Activities.

(a) Since its incorporation, SPAC has not conducted any business activities other than activities related to the IPO or directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing.

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(b) SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (including in respect of any other potential Business Combination).

(c) Other than any officers or as described in the SPAC SEC Filings, SPAC has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf, SPAC has no unsatisfied liability with respect to any employee. SPAC does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of SPAC, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

(d) Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith and the SPAC Transaction Expenses) or any Contracts that are exhibits to the SPAC SEC Filings, and except as set forth in Section 4.17(d) of the SPAC Disclosure Letter, SPAC is not a party to any Contract with any other Person that (i) obligates SPAC to make payments of $200,000 or more as of the date of this Agreement or (ii) will remain in effect immediately following the Closing and limit the right of any Rumble Company to engage in any line of business or in any geographic area in any material respect.

Section 4.18 Nasdaq Quotation. As of the date of this Agreement, SPAC Class A Common Stock, SPAC Warrants and SPAC Units are each registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbols “CFVI”, “CFVIW” and “CFVIU” respectively. SPAC is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or the SPAC Warrants or terminate the listing of SPAC Class A Common Stock, SPAC Warrants and SPAC Units on Nasdaq. SPAC has not taken any action in an attempt to terminate the registration of SPAC Class A Common Stock, SPAC Warrants or SPAC Units under the Exchange Act except as contemplated by this Agreement.

Section 4.19 Corporate Approvals. The SPAC Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the transactions contemplated by this Agreement, (b) determined that the transactions contemplated hereby are in the best interests of the SPAC Stockholders, (c) determined that the transactions contemplated hereby constitutes a Business Combination and (d) subject to the receipt of the Regulatory Approvals, recommended that the SPAC Stockholders approve the Transaction Proposals. The SPAC Stockholders’ Approval represents the only votes of the holders of any of SPAC’s capital stock necessary in connection with entry into this Agreement by SPAC and the consummation of the Transactions.

Section 4.20 PIPE Investment. SPAC has delivered to the Company a true, correct and complete copy of each PIPE Subscription Agreement and the Forward Purchase Contract. As of the date of this Agreement, other than the PIPE Subscription Agreements, this Agreement and the Ancillary Agreements (with respect to Sponsor and SPAC), there are no other agreements, side letters, or arrangements between SPAC or Sponsor, on one side, or any PIPE Investor and/or any other Person, on the other side, relating to any PIPE Subscription Agreement, the transactions contemplated thereby, or any investment by any PIPE Investor in SPAC or the Company, including any agreements, side letters, or other arrangements. Each of the PIPE Subscription Agreements and the Forward Purchase Contract is in full force and effect with respect to, and binding on, SPAC and, to the knowledge of SPAC, on the counterparties thereto, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and, as of the date of this Agreement, has not been withdrawn or terminated, or otherwise amended or modified in any respect. As of the date of this Agreement, no fees, cash consideration or other discounts are payable or have been agreed to be paid by SPAC to any PIPE Investor or Sponsor in respect of the PIPE Investment Amount or the Forward Purchase Amount, as applicable.

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Section 4.21 Related Party Transactions. Except as described in the reports filed by SPAC with the SEC prior to the date of this Agreement in connection with the PIPE Investments or as set forth in Section 4.21 of the SPAC Disclosure Letter, there are no Contracts between SPAC, on the one hand, and Sponsor, any director, officer, employee, stockholder, warrant holder or Affiliate of SPAC or Sponsor, on the other hand.

Section 4.22 No Additional Representations or Warranties. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, (A) NONE OF SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY AGREEMENTS, AND (B) NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, ANY SPAC NON-RECOURSE PARTY OR ANY OTHER PERSON, AND, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, THE ANCILLARY AGREEMENTS OR IN THE CASE OF FRAUD, ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY, ANY COMPANY NON-RECOURSE PARTY OR ANY OTHER PERSON IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article V

COVENANTS OF THE COMPANY

Section 5.1 Available Cash. If the amount of cash available to SPAC as of the Closing (without regard to, for the avoidance of doubt, any (x) advances or borrowings pursuant to the Expense Advancement Agreement, the Promissory Note or Working Capital Loans, (y) SPAC Transaction Expenses and (z) the Key Individual Share Repurchase Agreement) from (i) the PIPE Investments (including the Forward Purchase Amount) that has been funded to SPAC (or an escrow account established by SPAC) pursuant to the PIPE Subscription Agreements and the Forward Purchase Contract as of immediately prior to the Closing and (ii) the cash available in the Trust Account after deducting the amount required to satisfy the SPAC Share Redemption Amount (clauses (i) and (ii), the “Available Cash”) is reasonably expected to be less than the Minimum Cash Amount, then SPAC and its Affiliates shall be entitled to arrange for the purchase by third Persons of additional shares of SPAC Class A Common Stock at a price per share of not less than $10.00 (ten dollars) and on substantially the same terms as the PIPE Investments (including using subscription agreements in substantially the same form as the PIPE Subscription Agreements prior to the Closing), in an aggregate amount such that the Available Cash is, at or immediately prior to the Closing, equal to the Minimum Cash Amount after giving effect to such purchases, and such purchases made pursuant to this sentence shall, without duplication, be added to the definition and amount of Available Cash, solely to the extent actually funded by such third Persons as of immediately prior to the Closing, including for purposes of Section 8.3(c).

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Section 5.2 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements or as contemplated by the Plan of Arrangement (without limiting the generality of this clause (i), including in respect of the Cosmic Amendments), (ii) as required by applicable Law, Governmental Authority, or any Contract to which any of the Rumble Companies is a party; (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 5.2 of the Company Disclosure Letter, (v) for the incurrence of Company Transaction Expenses or (vi) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article IX (the “Interim Period”), the Company shall, and shall cause the other Rumble Companies to, operate its business in the Ordinary Course. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements or as contemplated by the Plan of Arrangement (without limiting the generality of this clause (A), including in respect of the Cosmic Amendments), (B) as required by applicable Law, (C) as set forth on Section 5.2 of the Company Disclosure Letter, (D) for the incurrence of Company Transaction Expenses, (E) as required by COVID-19 Measures or Permitted COVID-19 Measures; or (F) as consented to by SPAC in writing (which consent, except with respect to clauses (i), (l), and (m) (to the extent affecting the calculation of the Company Closing Cash) below, shall not be unreasonably conditioned, withheld, delayed or denied, and in any event, such consent shall be deemed given if SPAC has not affirmatively denied consent in writing within five (5) Business Days of receipt of the Company’s written request for consent), the Company shall not, and shall cause the other Rumble Companies not to:

(a) change or amend the Governing Documents of any Rumble Company;

(b) make or declare any dividend or distribution to the stockholders of any Rumble Company or make any other distributions in respect of any of the Rumble Companies’ capital stock or equity interests, except (i) dividends and distributions by a wholly-owned Subsidiary of a Rumble Company to such Rumble Company or another wholly-owned Subsidiary of such Rumble Company and (ii) repurchases of Company Class A Common Shares or Company Class B Common Shares in connection with any termination of employment or other services;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Rumble Companies’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a Rumble Company that remains a wholly-owned Subsidiary of such Rumble Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any Rumble Company, except for (i) transactions between a Rumble Company and any wholly-owned Subsidiary of such Rumble Company and (ii) repurchases of Company Class A Common Shares or Company Class B Common Shares acquired upon exercise of Company Options in the Ordinary Course in connection with any termination of employment or other services;

(e) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the Rumble Companies, taken as a whole, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the Rumble Companies;

(f) acquire any ownership interest in any real property;

(g) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any corporation, partnership, association, joint venture or other business organization or division thereof with a fair market value in excess of $25,000,000 in any individual transaction (or series of related transactions) or $100,000,000 in the aggregate;

(h) except as necessary to effect the transactions contemplated by the Plan of Arrangement, (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

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(i) (A) issue any additional Rumble Company Interests or securities exercisable for or convertible into Rumble Company Interests, other than (1) Company Common Shares in connection with any conversion of Company Class A Preferred Shares outstanding as of the date of this Agreement in accordance with their respective conversion terms, (2) Company Class A Common Shares or Company Class B Common Shares issued upon vesting of any equity award or exercise of any vested Company Option included in the number of Company Options outstanding as of the date of this Agreement, (3) Company Class B Common Shares issued upon full or partial exercise of the Company Warrant or (4) the Narya Investment; (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any Rumble Company, except for Company Options the grant (including the number of shares underlying the option, the exercise price and the other material terms and conditions of the option grant) of which has been approved by the Company Board as of the date of this Agreement but for which the related option grant agreement has not yet been entered into, and except for Company Options the grant of which shall reduce the number of shares reserved for issuance under the Incentive Plan by the number of Base Option Shares and Tandem Option Earnout Shares for which such Company Option is exchanged for an Exchanged Company Option as provided in Section 2.9 or (C) amend, modify or waive any of the terms or rights set forth in any Company Options or the Company Warrant, including any amendment, modification or reduction of the exercise, conversion or warrant price set forth therein;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Rumble Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any Rumble Company;

(k) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000 in the aggregate;

(l) incur, assume or guarantee any Indebtedness for borrowed money the principal amount of which exceeds $10,000,000 in the aggregate;

(m) delay payments of any accounts payable or other liability of a Rumble Company beyond its due date or the date when such liability would have been paid in the Ordinary Course; provided, that nothing in this clause (m) shall prohibit or otherwise restrict any of the Rumble Companies from delaying payments of accounts payable or other liabilities to the extent that any such Rumble Company is disputing in good faith such amounts owed in respect of such accounts payable or other liabilities;

(n) enter into, renew or amend in any material respect (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, (ii) any Contract between any Rumble Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions, or (iii) except in the Ordinary Course, any Contract that, had such Contract been entered into on or before the date of this Agreement, would have been required to be disclosed pursuant to Section 3.5(a)(i), (iv), (v), (vi), (vii), or (ix) of the Company Disclosure Letter;

(o) limit the right of any Rumble Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person;

(p) except as set forth on Section 5.2(p) of the Company Disclosure Letter, enter into, renew or amend any employment agreement with any executive officers of the Company; and

(q) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 5.2.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to, comply (1) in all material respects with, and continue performing under, as applicable, the Company Governing Documents, such Subsidiary’s Governing Documents, and all other Material Contracts to which any of the Rumble Companies may be a party, and (2) with all applicable Sanctions and Export Law. If, during the Interim Period, the Company (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or

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Export Law, or (C) otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the SPAC within one (1) Business Day of the discovery of the actual, alleged, or potential violation.

Section 5.3 Shareholder Rights Plans. The Company shall not adopt any shareholder rights plan or similar agreement to which any Rumble Company would be or become subject, party or otherwise bound.

Section 5.4 No Trading in SPAC Stock. The Company acknowledges and agrees that it and each other Rumble Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC, Nasdaq and NYSE (as applicable) promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of SPAC (except with the prior written consent of SPAC), take any other action with respect to SPAC in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.5 PCAOB Audited Financials. To the extent required for the Proxy/Registration Statement (and any amendment thereto), the Company shall deliver to SPAC the following financial statements prepared in accordance with GAAP and Regulation S-X: (a) the unaudited condensed consolidated interim balance sheet of the Rumble Companies as of September 30, 2021 and the related unaudited statements of comprehensive income (loss), shareholders’ equity and cash flows for the period ended September 30, 2021 (the “Q3 Financials”), and (b) the audited consolidated balance sheet of the Rumble Companies as of December 31, 2021, and the related audited consolidated statements of comprehensive income (loss), shareholders’ equity and cash flows for the year then ended, audited in accordance with PCAOB standards and including the notes thereto and the report of the Company’s independent auditor (the “PCAOB 2021 Audited Financials”, and together with the Q3 Financials, the “SEC Financials”). The Company shall use its commercially reasonable efforts to deliver (i) the Q3 Financials to SPAC prior to January 15, 2022, and (ii) the PCAOB 2021 Audited Financials to SPAC prior to April 15, 2022. The Company shall use its commercially reasonable efforts to ensure that the Q3 Financials’ presentation of the financial condition, operating results, shareholders’ equity and cash flows of the Rumble Companies shall not differ in any material respect from the Company Interim Financial Statements . In addition to the foregoing (and its obligations under Section 7.2(a)(i)), the Company agrees to use its commercially reasonable efforts to provide SPAC with the information set forth in Section 5.5 of the Company Disclosure Letter prior to the effective date of the Proxy/Registration Statement.

Section 5.6 Shareholder Support Agreement. In the event any Key Company Shareholder fails to comply in any material respect with his, her or its obligations under the Shareholder Support Agreement in a timely manner, the Company will utilize the proxy granted to it under Section 2 of the Shareholder Support Agreement by such Key Company Shareholder to act for such Key Company Shareholder in accordance with the terms and conditions of the Shareholder Support Agreement, the OBCA and other applicable Law; provided that no such action by the Company will be necessary if the failed action by such Key Company Shareholder is not necessary for any vote or written consent to be approved by a required percentage of shareholders.

Article VI

COVENANTS OF SPAC

Section 6.1 Trust Account Payments. Upon satisfaction or waiver of the conditions set forth in Article VIII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (a) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (b) shall use its commercially reasonable efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Share Redemptions, and (2) immediately thereafter, disburse all remaining amounts then available in the Trust Account as directed by SPAC, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.2 SPAC Nasdaq or NYSE Listing. From the date of this Agreement until the Closing, SPAC shall use commercially reasonable efforts to ensure that the SPAC Class A Common Stock, SPAC Warrants and SPAC Units remain listed on Nasdaq or NYSE. From the date of this Agreement until the Closing, SPAC shall promptly notify

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the Company of any communications or correspondence from Nasdaq or the NYSE with respect to the listing of SPAC Class A Common Stock, SPAC Warrants, SPAC Units or other securities of SPAC, compliance with the rules and regulations of Nasdaq or the NYSE, and any potential suspension of listing or delisting action contemplated or threatened by Nasdaq or the NYSE. Prior to the Closing Date, SPAC shall apply for, and shall use commercially reasonable efforts to cause, the shares of SPAC Class A Common Stock to be issued in connection with the Transactions (including pursuant to the exchange or exercise of the ExchangeCo Exchangeable Shares) to be approved for listing on Nasdaq or NYSE and accepted for clearance by DTC, subject to official notice of issuance.

Section 6.3 Post-Closing Directors and Officers of SPAC. Subject to the terms of the SPAC Governing Documents, SPAC shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the SPAC Board shall consist of the persons designated by the Company in writing prior to filing the Proxy/Registration Statement (three of whom shall qualify as an “independent director” under stock exchange regulations applicable to SPAC), and which shall comply with all diversity requirements under applicable Law, each such director to hold office in accordance with the New SPAC Governing Documents; and

(b) the officers of the Company holding such positions as set forth on Section 6.3(b) of the Company Disclosure Letter (or such other persons specified by the Company in writing prior to the Closing) shall be appointed as the officers of SPAC, each such officer to hold office in accordance with the New SPAC Governing Documents.

Section 6.4 SPAC Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, Governmental Authority, or any Contract to which SPAC is a party, (iii) as required by Permitted COVID-19 Measures, (iv) as set forth on Section 6.4(a) of the SPAC Disclosure Letter, (v) for the incurrence of SPAC Transaction Expenses or (vi) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed, and in any event, such consent shall be deemed given if the Company has not affirmatively denied consent in writing within five (5) Business Days of receipt of SPAC’s written request for consent), during the Interim Period, SPAC shall operate its business in the Ordinary Course and shall not, and shall cause its Subsidiaries (including CallCo and ExchangeCo) not to:

(i) (A) change, modify or amend the Trust Agreement or the SPAC Governing Documents, or seek any approval from the SPAC Stockholders to take any such action, except as contemplated by the Transaction Proposals or (B) change, modify or amend the CallCo Governing Documents or the ExchangeCo Governing Documents, except as is necessary to amend the articles of ExchangeCo to include the ExchangeCo Exchangeable Share provisions set forth on Exhibit J hereto;

(ii) change, modify or amend the SPAC Warrant Agreement, including by reducing the Warrant Price (as defined in the SPAC Warrant Agreement);

(iii) (x) make or declare any dividend or distribution to the SPAC Stockholders or make any other distributions in respect its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests, other than a redemption of SPAC Class A Common Stock (prior to the Arrangement Effective Time) made as part of the SPAC Share Redemptions;

(iv) merge, consolidate or amalgamate with or into, or acquire (by purchasing a substantial portion of the assets of or equity in, or by any other manner) any other Person or be acquired by any other Person;

(v) except as necessary to effect the transactions contemplated by the Plan of Arrangement, (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, or (B) change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file claims for Tax refunds, enter

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into any closing agreement, waive or extend any statute of limitations period in respect of an amount of Taxes, settle any Tax claim, audit or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(vi) enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of SPAC (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or more, but excluding any Working Capital Loans), (B) with any SPAC Stockholder except as permitted or contemplated by this Agreement including any PIPE Subscription Agreement in accordance with Section 5.1 or (C) between SPAC and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(vii) other than in connection with the Expense Advancement Agreement and the Promissory Note or any other Working Capital Loans, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person;

(viii) (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date of this Agreement, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(ix) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any SPAC Capital Stock, CallCo Capital Stock or ExchangeCo Capital Stock or securities exercisable for or convertible into SPAC Capital Stock, CallCo Capital Stock or ExchangeCo Capital Stock or (B) grant any options, warrants or other equity-based awards with respect to SPAC Capital Stock, CallCo Capital Stock or ExchangeCo Capital Stock not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(x) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $250,000 in the aggregate;

(xi) except as set forth on 6.4(a)(xi) of the SPAC Disclosure Letter, (A) hire, or otherwise enter into any employment, consulting or similar agreement with, any person, (B) grant any increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director;

(xii) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xiii) liquidate, dissolve, reorganize or otherwise wind-up its business and operations;

(xiv) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests;

(xv) purchase, repurchase, redeem (except for the exercise of the SPAC Share Redemption) or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of SPAC; or

(xvi) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.4.

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(b) During the Interim Period, SPAC shall comply in all material respects with, and continue performing under, as applicable, its Governing Documents, the Trust Agreement and all other material Contracts to which it may be a party.

Section 6.5 Formation of CallCo and ExchangeCo. As promptly as practicable and in any event within ten (10) days following the date of this Agreement, SPAC shall form each of CallCo and ExchangeCo as newly formed corporations under the laws of Ontario, Canada, and shall take all necessary action to approve, adopt and execute the CallCo Governing Documents and the ExchangeCo Governing Documents, in each case in form and substance reasonably satisfactory to the Company and SPAC (and, in the case of the ExchangeCo Governing Documents, that reflect the terms of the Exchangeable Shares set forth on Exhibit J hereto).

Section 6.6 SPAC Public Filings.

(a) From the date of this Agreement through the earlier of the Closing or the valid termination of this Agreement pursuant to Article IX, SPAC will keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by SPAC with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act, in each case to the extent applicable, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 6.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq or NYSE. SPAC shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions, except with respect to references that do not disclose information not previously disclosed in accordance with the terms of this Agreement, and shall provide the Company with a reasonable opportunity to review and provide comments to any such Additional SEC Reports prior to the filing of any such Additional SEC Reports; provided, however, that (i) such Company comments shall relate only to the Company or the Transactions; and (ii) SPAC will have the final approval with respect to the content of such Additional SEC Reports.

Section 6.7 D&O Indemnification and Insurance.

(a) From and after the Closing, SPAC shall indemnify and hold harmless each present and former director and officer of the Rumble Companies, SPAC, CallCo and ExchangeCo (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Rumble Companies, SPAC, CallCo or ExchangeCo, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Rumble Companies, SPAC, CallCo or ExchangeCo, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, articles of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, SPAC shall, and from and after the Closing shall cause its Subsidiaries to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Rumble Companies’ and each of SPAC’s, CallCo’s or ExchangeCo’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, articles of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable Rumble Companies, SPAC, CallCo or ExchangeCo,

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respectively, in each case, as of the date of this Agreement; provided that all Governing Documents entered into or adopted as of the Arrangement Effective Time or otherwise in connection with the Transactions and a copy of which has been provided to SPAC and the Company shall be deemed to satisfy such requirements, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, SPAC shall (and SPAC shall cause its Subsidiaries to) maintain in effect directors’ and officers’ liability insurance covering those Persons (including, in any event, the D&O Indemnified Parties) who are currently covered by the Rumble Companies’, SPAC’s, CallCo’s or ExchangeCo’s, respectively, directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been made available to SPAC and the Company prior to the date of this Agreement) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Rumble Companies, SPAC, CallCo or ExchangeCo be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Rumble Companies, SPAC, CallCo or ExchangeCo, respectively, for such insurance policy for the year ending December 31, 2021; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, SPAC and its Subsidiaries may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, SPAC and its Subsidiaries, respectively, shall maintain such policies in effect and shall continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Company, the other Rumble Companies, SPAC, CallCo, ExchangeCo and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that the Company, any of the other Rumble Companies, SPAC, CallCo, ExchangeCo or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Company or SPAC, respectively, shall ensure (and the Company and SPAC shall cause their respective Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of the Company, any of the other Rumble Companies, SPAC, CallCo or ExchangeCo as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(d) The provisions of Section 6.7(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Company, the other Rumble Companies, SPAC, CallCo, ExchangeCo and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 6.8 PIPE Investments; Forward Purchase Contract.

(a) Unless otherwise approved in writing by the Company, SPAC shall not permit any amendment or modification to be made to (or any waiver (in whole or in part) of), or otherwise provide consent to or under (including consent to termination) any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements or the Forward Purchase Contract.

(b) SPAC shall use its commercially reasonable efforts to take, or cause to be taken, and do, or cause to be done (or, with respect to actions required to be taken or done by the counterparties to the PIPE Subscription Agreements and the Forward Purchase Contract, request to be taken or done), all actions necessary, proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements and the Forward Purchase Contract on the terms and conditions described therein (including with respect to maintaining in

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effect the PIPE Subscription Agreements and the Forward Purchase Contract); provided, however, that SPAC shall not be required to dispose of any assets or incur any expenses or make any other payments in connection therewith other than the incurrence of SPAC’s ordinary course legal fees in connection with such matters.

Section 6.9 Incentive Plan. Prior to the Arrangement Effective Time, subject to approval by the SPAC Stockholders in the Proxy/Registration Statement and conditioned upon the occurrence of, and effective as of, the Closing Date, SPAC shall approve and adopt the SPAC 2022 Stock Incentive Plan in substantially the form attached hereto as Exhibit N (the “Incentive Plan”), with the number of shares of SPAC Class A Common Stock initially reserved for issuance under the Incentive Plan equal to ten percent (10%) of the total number of the shares of SPAC Common Stock outstanding immediately following the Closing (on a fully-diluted basis assuming the conversion of all securities convertible into shares of SPAC Common Stock, and excluding Seller Earnout Shares), which share reserve shall increase from time to time in accordance with the evergreen feature of the Incentive Plan.

Section 6.10 Section 16 Matters. Prior to the Arrangement Effective Time, SPAC shall take all reasonable steps as may be required or permitted to cause any acquisition or disposition of the beneficial ownership of any shares of SPAC Capital Stock that occurs or is deemed to occur by reason of or pursuant to the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to SPAC to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.11 Covenants Relating to ExchangeCo Exchangeable Shares. Prior to the Closing Date, each of the Company and SPAC shall not, and shall cause each of their respective Subsidiaries not to, take any action which would reasonably be expected to prevent the exchange of Company Shares for consideration that includes ExchangeCo Exchangeable Shares under the Arrangement by Company Electing Shareholders who make and file a valid tax election under Section 85 of the Tax Act as described, and on the terms set forth in the Plan of Arrangement from being treated as a tax-deferred transaction for purposes of the Tax Act if such holders are otherwise eligible for such treatment.

Section 6.12 Section 85 Elections. Where a Company Electing Shareholder desires to so elect, after the Closing SPAC shall cause ExchangeCo to make a joint election with such Company Electing Shareholder in respect of its disposition of its Company Shares pursuant to section 85 of the Tax Act (and any similar provision of any applicable provincial Tax legislation) in accordance with the procedures and within the time limits set out in the Plan of Arrangement. The agreed amount under such joint elections shall be determined by each such Company Electing Shareholder in his or her sole discretion within the limits set out in the Tax Act.

Article VII

JOINT COVENANTS

Section 7.1 Regulatory Approvals; Other Filings.

(a) Each of the Company and SPAC shall use its commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions, under the Laws set forth and described on Schedule 7.1(a) (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company and SPAC shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 7.1(a), the first sentence of Section 7.1(b) or Section 7.4 shall require any Affiliate of SPAC to take or forbear from any action, and for the avoidance of doubt, it is acknowledged and agreed by the parties hereto that the obligations in this Section 7.1 and Section 7.4 shall not apply to Sponsor or any of its Affiliates (other than SPAC).

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall (i) promptly (and, in the case of the initial filing required under the HSR Act, within twenty (20) Business Days after the date of this Agreement) submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable

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Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other party an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that neither the Company nor SPAC shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other party. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company and SPAC agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) The Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by SPAC.

Section 7.2 Preparation of Proxy/Registration Statement; SPAC Stockholder Meeting and Approvals.

(a) Proxy/Registration Statement.

(i) As promptly as reasonably practicable after the execution of this Agreement, SPAC and the Company shall prepare and SPAC shall file with the SEC a proxy/registration statement on Form S-4 (as amended or supplemented from time to time, the “Proxy/Registration Statement”) relating to the meeting of SPAC Stockholders (including any adjournment or postponement thereof, the “SPAC Stockholder Meeting”) (x) in connection with the registration under the Securities Act of the shares of SPAC Class A Common Stock to be issued to the Company Shareholders and the holder of the Company Warrant pursuant to this Agreement or upon exchange of ExchangeCo Exchangeable Shares, (y) to provide the Public Stockholders (as defined below) an opportunity in accordance with the SPAC Governing Documents to have their shares of SPAC Class A Common Stock redeemed in the SPAC Share Redemption and (z) to solicit proxies from SPAC Stockholders for the approval and adoption of: (A) this Agreement, the Arrangement (including the Share Exchanges) and the other Transactions, (B) the issuance of shares of SPAC Common Stock in connection with the Transactions (or issuable upon exchange of ExchangeCo Exchangeable Shares) and the PIPE Investments (including the Forward Purchase Securities), (C) the New SPAC Charter (including the new classes therein), (D) the Incentive Plan, (E) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy/Registration Statement or correspondence related thereto, (F) any other proposals as determined by SPAC and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (G) adjournment of the SPAC Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (G), collectively, the “Transaction Proposals”). The Company and SPAC shall furnish all information concerning such party as SPAC and the Company may reasonably request in connection with such actions and the preparation of the Proxy/Registration Statement. Each party shall use commercially reasonable efforts to (1) cause the Proxy/Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC

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concerning the Proxy/Registration Statement, (3) cause the Proxy/Registration Statement to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy/Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy/Registration Statement, the Company and SPAC shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of SPAC Common Stock pursuant to this Agreement. Each of the Company and SPAC also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and SPAC shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or SPAC and its Subsidiaries (in the case of SPAC) and any of their respective shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after the Proxy/Registration Statement is declared effective by the SEC, SPAC shall mail (or cause to be mailed) the Proxy/Registration Statement to the SPAC Stockholders. Each of SPAC and the Company shall furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy/Registration Statement, a current report of SPAC on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Affiliates to any regulatory authority (including Nasdaq or NYSE) in connection with the Transactions. SPAC shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq or NYSE, the SPAC Governing Documents, and this Agreement in the distribution of the Proxy/Registration Statement, any solicitation of proxies thereunder, the calling and holding of the SPAC Stockholder Meeting and the SPAC Share Redemption. SPAC shall provide the Company and its legal counsel with a reasonable opportunity to review and comment upon drafts of the Proxy/Registration Statement, and shall give reasonable consideration to any comments made by the Company and its legal counsel prior to the filing of the Proxy/Registration Statement with the SEC. For the avoidance of doubt, the final form and content of the Proxy/Registration Statement (including any amendment or supplement thereto) shall be determined by SPAC, acting reasonably. Subject to Section 10.6, the Company, on the one hand, and SPAC, on the other, shall each be responsible for and pay one-half of the costs for the preparation, filing and mailing of the Proxy/Registration Statement (excluding, for the avoidance of doubt, the fees and expenses of the other party’s outside counsel, financial advisors, consultants and other advisors).

(ii) Without limiting Section 7.2(a)(i), any filing of, or amendment or supplement to, the Proxy/Registration Statement will be prepared by SPAC and the Company and filed by SPAC with the SEC. SPAC will advise the Company, promptly after receiving notice thereof, of the time when the Proxy/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of shares of SPAC Common Stock to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy/Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide the Company with a reasonable opportunity to provide comments and amendments to any such filing. SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy/Registration Statement and any amendments filed in response thereto.

(iii) If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors is discovered by SPAC which should be set forth in an amendment or a supplement to the Proxy/Registration or a current report of SPAC on Form 8-K, SPAC shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to the Company, any of its Subsidiaries or their respective officers or directors is discovered by the Company which should be set forth in an amendment or a supplement to the Proxy/Registration Statement or a current report of SPAC on Form 8-K, the Company shall promptly inform SPAC. Thereafter, SPAC and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy/Registration Statement describing or correcting such information and shall promptly file such amendment or supplement

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with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the SPAC Stockholders.

(b) SPAC Stockholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy/Registration Statement is declared effective under the Securities Act, SPAC shall establish a record date for, duly call, give notice of, and convene and hold the SPAC Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy/Registration Statement is mailed to the SPAC Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the SPAC Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing SPAC Stockholders with the opportunity to elect to effect a SPAC Share Redemption and such other matters as may be mutually agreed by SPAC and the Company. SPAC will use its commercially reasonable efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the SPAC Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and SPAC Stockholders’ Approval and (B) obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq or NYSE rules (as applicable) and the SPAC Charter; provided, that none of SPAC, Sponsor or any of their Affiliates shall be required to pay any additional consideration to any SPAC Stockholder in order to obtain the SPAC Stockholders’ Approval. SPAC (x) shall consult with the Company regarding the record date and the date of the SPAC Stockholder Meeting and (y) shall not adjourn or postpone the SPAC Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that SPAC may adjourn or postpone the SPAC Stockholder Meeting for a period of not longer than 15 days without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy/Registration Statement that SPAC reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the SPAC Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, there are insufficient shares of SPAC Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SPAC Stockholder Meeting (3) if, as of the time that the SPAC Stockholder Meeting is originally scheduled, adjournment or postponement of the SPAC Stockholder Meeting is necessary to enable SPAC to solicit additional proxies required to obtain SPAC Stockholders’ Approval or (4) in the event that, as a result of the SPAC Share Redemptions submitted by the SPAC Stockholders prior to the redemption deadline preceding the date on which the SPAC Stockholder Meeting is originally scheduled, SPAC reasonably believes that the condition set forth in Section 8.3(c) would not be satisfied as of the Closing. To the extent practicable, and in any event subject to the SPAC’s obligations under Law, SPAC shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by SPAC, and (II) the right to review and discuss all material communications sent to SPAC Stockholders and holders of SPAC Warrants with respect to the SPAC Stockholder Meeting.

(ii) Subject to clause (iii) below, the Proxy/Registration Statement shall include a statement to the effect that SPAC Board has unanimously recommended that the SPAC Stockholders vote in favor of the Transaction Proposals at the SPAC Stockholder Meeting (such statement, the “SPAC Board Recommendation”) and neither the SPAC Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the SPAC Board Recommendation (a “SPAC Modification in Recommendation”).

(iii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(b)(ii)), the SPAC Board may, at any time prior to, but not after, obtaining the SPAC Stockholders’ Approval, make a SPAC Modification in Recommendation in response to an Intervening Event (an “Intervening Event Change in Recommendation”) if the SPAC Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the SPAC Board under applicable Law, provided, that: (A) the Company shall have received written notice from SPAC of SPAC’s intention to make an Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by SPAC (the “Intervening Event Notice Period”), which notice shall specify the applicable Intervening Event in

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reasonable detail, (B) during the Intervening Event Notice Period and prior to making an Intervening Event Change in Recommendation, if requested by the Company, SPAC and its Representatives shall have negotiated in good faith with the Company and its Representatives regarding any revisions or adjustments proposed by the Company to the terms and conditions of this Agreement as would enable the SPAC Board to proceed with its recommendation of this Agreement and the Transactions and not make such Intervening Event Change in Recommendation and (C) if the Company requested negotiations in accordance with clause (B), the SPAC Board may make an Intervening Event Change in Recommendation only if the SPAC Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by SPAC (and the other applicable parties hereto), continues to determine in good faith, based on the advice of outside counsel, that failure to make an Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the SPAC Stockholders under applicable Law. An “Intervening Event” shall mean any material and negative Event that (i) was not known and was not reasonably foreseeable to the SPAC Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the SPAC Board as of the date of this Agreement), which becomes known to the SPAC Board prior to the SPAC Stockholder Meeting, and (ii) does not relate to and excludes (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction (in each case, solely with respect to the SPAC), (B) the Transactions and/or this Agreement (or any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1), (C) any change in the price or trading volume of SPAC Common Stock, and (D) any Event described in subsections (b), (d), (e) or (g) of the definition of “Company Material Adverse Effect”; provided, however, that any such Event described in this clause (D) may be taken into account in determining whether an Intervening Event has occurred to the extent that it disproportionately affects the Rumble Companies, taken as a whole, relative to other participants in the industries or geographical areas in which the Rumble Companies operate. Notwithstanding anything to the contrary contained in this Agreement, during an Intervening Event Notice Period, the obligations of SPAC and/or the SPAC Board to make filings with the SEC with respect to the proposals contemplated herein, to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as SPAC has filed an update to the Proxy/Registration Statement with the SEC (which SPAC shall file as promptly as practicable after the Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Intervening Event Notice Period, SPAC shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the stockholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, SPAC’s obligations to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholder Meeting shall not be affected by any SPAC Modification in Recommendation.

(c) Company Board Recommendation.

(i) Subject to clause (ii) below, the Company Information Circular shall include a statement to the effect that the Company Board has unanimously recommended that the eligible Company Shareholders vote in favor of the Company Arrangement Resolution (the “Company Board Recommendation”), and neither the Company Board nor any committee thereof shall withhold, withdraw, qualify, amend or modify, or publicly propose or resolve to withhold, withdraw, qualify, amend or modify, the Company Board Recommendation (a “Company Modification in Recommendation”).

(ii) Notwithstanding anything to the contrary contained in this Agreement (including Section 7.2(c)(i)), the Company Board may, at any time prior to, but not after, receipt of the Company Required Approval, make a Company Modification in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to take such action would be a breach of the fiduciary duties of the Company Board under applicable Law, provided, that: (A) SPAC shall have received written notice from the Company of the Company’s intention to make a Company Intervening Event Change in Recommendation at least five (5) Business Days prior to the taking of such action by the Company (the “Company Intervening Event Notice Period”), which notice shall specify the applicable Company Intervening Event in reasonable detail, (B) during the

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Company Intervening Event Notice Period and prior to making a Company Intervening Event Change in Recommendation, if requested by SPAC, the Company and its Representatives shall have negotiated in good faith with SPAC and its Representatives regarding any revisions or adjustments proposed by SPAC to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Transactions and not make such Company Intervening Event Change in Recommendation and (C) if SPAC requested negotiations in accordance with clause (B), the Company Board may make a Company Intervening Event Change in Recommendation only if the Company Board, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that SPAC shall have, prior to the expiration of the five (5) Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company (and the other applicable parties hereto), continues to determine in good faith, based on the advice of outside counsel, that failure to make a Company Intervening Event Change in Recommendation would be a breach of its fiduciary duties to the Company Shareholders under applicable Law. A “Company Intervening Event” shall mean any material and negative Event that (i) was not known and was not reasonably foreseeable to the Company Board as of the date of this Agreement (or the consequences of which (or the magnitude of which) were not reasonably foreseeable to the Company Board as of the date of this Agreement), which becomes known to the Company Board prior to the Company obtaining the Company Required Approval, and (ii) does not relate to and excludes (A) any Business Combination Proposal, Acquisition Proposal or Alternative Transaction (in each case, solely with respect to the Company), (B) the Transactions and/or this Agreement (or any actions taken pursuant to this Agreement, including clearance of the Transactions under the Regulatory Approvals or any other applicable Laws and any action in connection therewith taken pursuant to or required to be taken pursuant to Section 7.1), (C) any change in the price or trading volume of SPAC Common Stock, and (D) any Event described in subsections (b), (d), (e) or (g) of the definition of “SPAC Material Adverse Effect”; provided, however, that any such Event described in this clause (D) may be taken into account in determining whether an Intervening Event has occurred to the extent that it disproportionately affects SPAC relative to other participants in the industries or geographical areas in which SPAC operates. Notwithstanding anything to the contrary contained in this Agreement, during a Company Intervening Event Notice Period, the obligations of the Company and/or the Company Board to give notice for or to convene a meeting, or to make a recommendation, shall be tolled to the extent reasonably necessary until such time as the Company has circulated an update to the Company Information Circular and has made such filings with the Court as required by applicable Law (and the Company shall circulate such update and make such filings as promptly as practicable after the Company Intervening Event Change in Recommendation), and in the event a filing and/or notice for a meeting was made prior to the Company Intervening Event Notice Period, the Company shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the Company Shareholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, the Company’s obligations to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting in accordance with the Interim Order shall not be affected by any Company Modification in Recommendation.

Section 7.3 Arrangement. SPAC shall promptly notify the Company in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of SPAC, threatened against, relating to or involving SPAC that relate to this Agreement or the Arrangement. The Company shall promptly notify SPAC in writing of any material filings, actions, suits, claims, investigations or proceedings commenced or, to the knowledge of the Company, threatened against, relating to or involving the Company that relate to this Agreement or the Arrangement. Each of SPAC and the Company shall use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable under Law (subject to the proviso to Section 7.4) to consummate and make effective the Arrangement as soon as reasonably practicable, including (subject to the proviso to Section 7.4):

(a) using commercially reasonably efforts, from the date of this Agreement until the earlier of the completion of the Arrangement and the termination of this Agreement in accordance with Article IX, to cause the Closing Date to occur and the Arrangement to be completed on or before the Agreement End Date and to take all actions, and to cause other actions to be taken which are within its power to control, to satisfy (or to cause the satisfaction of): (i) in the case of SPAC, the conditions in favor of the Company set out in Section 8.1 and Section 8.3; and (ii) in the case of the Company, the conditions in favor of SPAC set out in Section 8.1 and Section 8.2;

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(b) in the case of the Company, using commercially reasonable efforts to obtain and maintain all consents, waivers, permits, exemptions, orders, approvals, agreements, amendments or confirmations that are (i) required to be obtained under any material Contracts to which the Company is a party in connection with the Arrangement, or (ii) required in order to maintain any material Contracts to which the Company is a party in full force and effect following completion of the Arrangement;

(c) using commercially reasonable efforts to oppose, lift or rescind any injunction, restraining or other order, decree or ruling seeking to restrain, enjoin or otherwise prohibit or adversely affect the consummation of the Arrangement and defend, or cause to be defended, any proceedings to which it is a party or brought against it or its directors or officers challenging the Arrangement or this Agreement;

(d) carrying out the terms of the Interim Order and the Final Order applicable to it and complying promptly with all requirements imposed by Law on it with respect to this Agreement or the Arrangement; and

(e) not taking any action, or refraining from taking any commercially reasonable action, or permitting any action to be taken or not taken, which is inconsistent with this Agreement or which would reasonably be expected to prevent, delay or otherwise impede the consummation of the Arrangement.

Section 7.4 Support of Transaction. (i) The Company shall, and shall cause the other Rumble Companies to, and (ii) SPAC shall, and shall cause CallCo and ExchangeCo to, (a) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any Rumble Company, SPAC, CallCo or ExchangeCo, as applicable, is required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as the other party hereto may reasonably request to satisfy the conditions of Article VIII (including, in the case of SPAC, the use of commercially reasonable efforts to enforce SPAC’s rights under the PIPE Subscription Agreements) or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any Rumble Company or SPAC or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 7.6, and without limiting the express obligations to make regulatory filings under Section 7.1), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the Rumble Companies, (iv) take or commit to take actions that limit the freedom of action of any of the Rumble Companies or SPAC with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the Rumble Companies or SPAC or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 7.5 Tax Matters. Each of SPAC and the Company shall use its respective commercially reasonable efforts to cause the Transactions to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action which to its knowledge could reasonably be expected to prevent or impede the Transactions from qualifying, for the Intended Tax Treatment. In the event either SPAC or the Company seeks a tax opinion from its respective tax advisor regarding the Intended Tax Treatment of the Transactions, or the SEC requests or requires tax opinions, each party shall use commercially reasonable efforts to execute and deliver customary tax representation letters as the applicable tax advisor may reasonably request in form and substance reasonably satisfactory to such advisor.

Section 7.6 Stockholder Litigation. The Company shall promptly advise SPAC, and SPAC shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of SPAC, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or SPAC Stockholder relating to this Agreement or any of the Transactions (any such Action, “Stockholder Litigation” ), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company shall give SPAC the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without the SPAC’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). The SPAC shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against SPAC, any of its Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

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Section 7.7 Acquisition Proposals and Alternative Transactions. During the Interim Period, each of the Company and SPAC shall not, and shall cause its respective Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or SPAC or their respective Subsidiaries, to any Person relating to a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any Rumble Company or SPAC or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or an Alternative Transaction. Each of the Company and SPAC shall, and shall cause its respective Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Business Combination Proposal, Acquisition Proposal or Alternative Transaction. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.7 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 7.7 by such party.

Section 7.8 Access to Information; Confidentiality; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company and SPAC shall, and shall cause each of its respective Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. All information obtained by the Company, SPAC and their respective Representatives pursuant to the foregoing shall be subject to the Confidentiality Agreement, and the Company hereby agrees to be bound to the same restrictions as SPAC (applied mutatis mutandis to the Company and its Representatives) as to all information furnished before or after the date of this Agreement by or on behalf of SPAC or its Affiliates to the Company or its Representatives, which information shall constitute “Information” under the Confidentiality Agreement (subject to the exceptions (i)-(iv) set forth in Section 1 therein) with respect to the Company. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention), inconsistent with COVID-19 Measures, or violate any law or regulations applicable to such party.

Section 7.9 Termination of Certain Agreements.

(a) SPAC shall take all necessary action to ensure that, effective as of the Closing, the Expense Advancement Agreement, the Promissory Note, any other agreements with respect to Working Capital Loans, and any and all SPAC Miscellaneous Agreements are terminated upon payment in full of the SPAC Transaction Expenses and the repayment in full of amounts outstanding pursuant to the Promissory Note and pursuant to Working Capital Loans; provided, that, any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

(b) The Company shall take all necessary action to ensure that, effective as of the Closing, any and all Contracts between any Rumble Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions are terminated upon payment in full of the Company Transaction Expenses to the extent any payment is due, provided, that, any and all confidentiality or indemnification provisions in any such agreement shall survive such termination to the extent set forth in such agreement.

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(c) Each party will provide evidence reasonably satisfactory to the other party that the Contracts referred to in Section 7.9(a) or Section 7.9(b), as applicable, have been terminated (except for indemnification and confidentiality provisions as may survive any such termination in accordance with the terms of the applicable Contracts) and that all amounts owing thereunder have been paid in full.

Section 7.10 Cosmic Amendments. The Company shall use commercially reasonable efforts to negotiate amendments to the Cosmic Agreements, to take effect on or prior to the date that is thirty (30) days following the date of this Agreement and on substantially the terms set forth on Section 7.10 of the Company Disclosure Letter (and with such other customary terms as may be mutually agreed by the Company and SPAC, each acting reasonably and in good faith) (the “Cosmic Amendments”).

Section 7.11 ExchangeCo Exchangeable Shares. Each of the parties hereto covenants and agrees that the terms of the ExchangeCo Exchangeable Shares set forth on Exhibit J hereto shall not be amended, amended or restated, supplemented or otherwise modified in any respect without the mutual written consent of the parties hereto, each acting reasonably.

Article VIII

CONDITIONS TO OBLIGATIONS

Section 8.1 Conditions to Obligations of SPAC and the Company. The obligations of each of SPAC and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The SPAC Stockholders’ Approval shall have been obtained;

(b) The Interim Order and the Final Order shall have each been granted in form and substance satisfactory to the parties, acting reasonably, and neither the Interim Order nor the Final Order shall have been set aside or modified (whether on appeal or otherwise) in a manner unacceptable to the parties, acting reasonably.

(c) All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(d) The Proxy/Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy/Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(e) (i) SPAC’s listing application with Nasdaq or NYSE in connection with the Transactions shall have been conditionally approved and, immediately following the Closing, SPAC shall satisfy any applicable initial and continuing listing requirements of Nasdaq or NYSE and SPAC shall not have received any notice of non-compliance therewith (including with respect to any of the terms contemplated by this Agreement or any of the Ancillary Agreements that will be implemented in connection with the Transactions) other than notices of non-compliance without material effect to the listing (including to the extent non-compliance is cured) and (ii) the shares of SPAC Class A Common Stock to be issued in connection with the Transactions (including pursuant to the exchange or exercise of the ExchangeCo Exchangeable Shares) shall have been approved for listing on Nasdaq or NYSE, subject to any requirement to have a sufficient number of round lot holders of the shares of SPAC Class A Common Stock, and the outstanding shares of SPAC Class A Common Stock held by Public Stockholders shall be listed on such exchange on the Closing Date;

(f) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(g) Upon the closing, after giving effect to any SPAC Share Redemption and the PIPE Investment Amount, SPAC shall have net tangible assets of at least $5,000,001.

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Section 8.2 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or another similar materiality qualification set forth therein, other than in the case of Section 3.12(a)), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects (for purposes of clarity, any failure by the Company to provide the information set forth in the last sentence of Section 5.5 or to enter into fully executed versions of the Cosmic Amendments with the applicable counterparties thereto shall not be taken into account in determining whether the condition precedent in this Section 8.2(b) has been satisfied (provided that any failure by the Company to use commercially reasonable efforts pursuant to and to the extent provided by Section 5.5 or Section 7.10, as applicable, shall be taken in account for purposes of determining whether the Company has complied with the condition precedent in this Section 8.2(b)));

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(d) The Company shall have obtained executed counterparts to the Shareholder Support Agreement from all the Key Company Shareholders together holding at least 85% of the Fully-Diluted Company Shares; and

(e) The Company shall have obtained executed counterparts to the Lock-Up Agreement from the Key Company Shareholders and certain other holders of the Company Securities together holding at least 95% of the Fully-Diluted Company Shares.

Section 8.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of SPAC contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “SPAC Material Adverse Effect” or another similar materiality qualification set forth therein, other than in the case of the first sentence of Section 4.8), individually or in the aggregate, have not had, and would not reasonably be expected to have a SPAC Material Adverse Effect;

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) As of the Closing, the Available Cash shall be no less than the Minimum Cash Amount; and

(d) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a SPAC Material Adverse Effect.

Section 8.4 Frustration of Conditions.

Section 8.3 Neither SPAC nor the Company may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to act in good faith or to take such actions as may be necessary to cause the conditions of the other party hereto to be satisfied, as required by Section 7.4.

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Article IX

TERMINATION/EFFECTIVENESS

Section 9.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and SPAC;

(b) by written notice from the Company or SPAC to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company to SPAC within ten (10) Business Days after there has been a SPAC Modification in Recommendation;

(d) by written notice from SPAC to the Company within ten (10) Business Days after there has been a Company Modification in Recommendation;

(e) by written notice from the Company or SPAC to the other party if the SPAC Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(f) by written notice from SPAC to the Company if the Company Required Approval in respect of the Company Arrangement Resolution shall not have been obtained at the Company Shareholders Meeting in accordance with the Interim Order and applicable Law;

(g) prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 8.2(a) or 8.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the date that is the 270th day following the date of this Agreement (the “Agreement End Date”), unless SPAC is in material breach hereof, provided, that, the Company may extend the Agreement End Date for a period of up to 60 days upon written notice to SPAC if the SPAC failed to deliver its required annual audited financial statements for the year-ended 2021 for incorporation into the Proxy/Registration Statement (to the extent required to be incorporated) prior to April 15, 2022; or

(h) prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 8.3(a) and Section 8.3(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SPAC Breach is not cured within the SPAC Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof, provided, that, SPAC may extend the Agreement End Date for a period of up to 60 days upon written notice to the Company if the Company failed to deliver to SPAC the SEC Financials (to the extent required to be provided under Section 5.5) by the applicable dates set forth in Section 5.5.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of either party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company or SPAC, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 9.2 and Article X and the Confidentiality Agreement shall survive any termination of this Agreement.

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Article X

MISCELLANEOUS

Section 10.1 Trust Account Waiver. The Company acknowledges that, as described in the final prospectus of SPAC, dated February 18, 2021 and filed with the SEC on February 19, 2021 (File No: 333-252598) (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of the IPO and private placements of its securities occurring simultaneously with the IPO, and substantially all of those proceeds (including overallotment securities acquired by SPAC’s underwriters) have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC’s public stockholders (including overallotment shares acquired by the underwriters of SPAC) (“Public Stockholders”). The Company understands and acknowledges that, except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its Taxes (and up to $100,000 in dissolution expenses), cash in the Trust Account may be disbursed only (i) to the Public Stockholders that elect to redeem their SPAC Common Stock if SPAC completes a transaction which constitutes a Business Combination or in connection with an extension of the deadline to consummate a Business Combination; (ii) to the Public Stockholders if SPAC fails to complete a Business Combination within twenty-four (24) months after the closing of the IPO (as such date may be extended by amendment to the SPAC Governing Documents with the consent of the SPAC Stockholders); and (iii) to SPAC after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, on behalf of itself and its Affiliates, hereby agrees that, notwithstanding anything to the contrary contained in this Agreement, neither it nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement, or any proposed or actual business relationship between SPAC or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”). The Company on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that the Company or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever. The Company acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its Affiliates under applicable Law. To the extent that the Company or any of its Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which Action seeks, in whole or in part, monetary relief against SPAC or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. This Section 10.1 will survive any termination of this Agreement for any reason and continue indefinitely. Notwithstanding the foregoing, (x) nothing herein shall prohibit the Rumble Companies’ right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to the Public Stockholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Share Redemptions) to SPAC in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect SPAC’s ability to fulfill its obligations to effectuate the SPAC Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Rumble Companies may have in the future against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to the Public Stockholders).

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Section 10.2 Waiver. Either party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other party hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 10.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a) If to SPAC, to:

CF Acquisition Corp. VI
110 East 59th Street

New York, New York 10022

Email: XXXXXX

Attention: Chief Executive Officer

with copies to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: XXXXXX
Email: XXXXXX

Attention: Ken Lefkowitz and Michael Traube

and

Bennett Jones LLP
3400 One First Canadian Place, P.O. Box 130
Toronto, Ontario M5X 1A4
Email: XXXXXX
Email: XXXXXX
Attention: Gordon Cameron and Matthew Hunt

(b) If to the Company, to:

Rumble Inc.
218 Adelaide Street West, Suite 400

Toronto, Ontario M5H 1W7
Email: XXXXXX and XXXXXX
Attention: Christopher Pavlovski and Michael Ellis

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Email: XXXXXX and XXXXXX
Attention: Russell Leaf and Sean Ewen

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and

DLA Piper (Canada) LLP
100 King St W Suite 6000
Toronto, Ontario M5X 1E2
Email: XXXXXX and XXXXXX
Attention: Noam Goodman and Russel Drew

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 10.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other party and any such purported assignment without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (i) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), other than the parties hereto, any right or remedies under or by reason of this Agreement, (ii) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (iii) limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing; provided, however, that (x) the D&O Indemnified Parties (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.7, (y) the Company Non-Recourse Parties (as defined below) and the SPAC Non-Recourse Parties (as defined below) (and their successors, heirs and Representatives), are intended third-party beneficiaries of, and may enforce, Section 10.16 and (z) Sponsor is an intended third-party beneficiaries of, and may enforce, any provision of this Agreement that confers any right or privilege to Sponsor.

Section 10.6 Expenses. Except as otherwise set forth in this Agreement, including in Section 7.1(c), each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, SPAC shall pay or cause to be paid, in accordance with Section 2.10(c), the Company Transaction Expenses and the SPAC Transaction Expenses.

Section 10.7 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the fiduciary duties of the Company Board, the Plan of Arrangement and any exercise of appraisal and dissention rights with respect to the Arrangement, shall in each case be governed by the OBCA).

Section 10.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 10.9 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be

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deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included therein solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 10.10 Entire Agreement. This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter), the Plan of Arrangement and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions (including the Non-Binding Letter of Intent between SPAC and the Company, dated October 23, 2021). No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 10.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 10.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by either party; provided, that no party shall be required to obtain consent pursuant to this Section 10.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 10.12(a). For the avoidance of doubt, nothing contained in this Section 10.12 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or PIPE Investors.

(b) The restriction in Section 10.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 10.12.

Section 10.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.14 Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the Transactions must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Complex Commercial Litigation Division of the Delaware Superior Court, New Castle County), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be

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deemed to affect the right of either party to serve process in any manner permitted by Law or to commence Actions or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.14.

(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement and the Transactions is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably, unconditionally and voluntarily waives any right such party may have to a trial by jury in respect of any Action directly or indirectly arising out of or relating to this Agreement or any of the Transactions.

Section 10.15 Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which either party is entitled at Law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 10.16 Non-Recourse.

(a) This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Company or SPAC as named parties hereto; and

(b) Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or other Representative of the Company (each, a “Company Non-Recourse Party”) or of SPAC (each, a “SPAC Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate (including Sponsor), agent, attorney, advisor or other Representative of any of the foregoing shall have any liability (whether in Contract, tort,equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company or SPAC under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 10.17 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 9.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate (including confirmations therein), statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and this Article X.

Section 10.18 Conflicts and Privilege.

(a) SPAC and the Company hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among SPAC and/or Sponsor, on the one hand, and the Company, on the other hand, any legal counsel (including Hughes Hubbard & Reed LLP, Bennett Jones LLP and Ellenoff Grossman & Schole LLP) that represented SPAC and/or Sponsor prior to the Closing (“Prior SPAC Counsel”) may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to SPAC, and even though such counsel may have represented SPAC prior to the Closing in a matter substantially related to such dispute. All pre-Closing communications between or among Prior SPAC Counsel, on the one hand, and SPAC or Sponsor, on the other hand, shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by Company or SPAC following the Closing. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with SPAC or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Company following the Closing.

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(b) The Company further agrees, on behalf of itself and, after the Closing, on behalf of SPAC and the Rumble Companies, that all pre-Closing communications in any form or format whatsoever between or among any of Prior SPAC Counsel, SPAC or Sponsor, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the Transactions or, beginning on the date of this Agreement, any dispute arising under this Agreement (collectively, the “SPAC Deal Communications”) shall be deemed to be retained and owned collectively by Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or the Rumble Companies after the Closing. All SPAC Deal Communications that are attorney-client privileged (the “Privileged SPAC Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Sponsor, shall be controlled by Sponsor and shall not pass to or be claimed by SPAC or the Rumble Companies after the Closing; provided,however, that nothing contained herein shall be deemed to be a waiver by Sponsor or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(c) Notwithstanding the foregoing, in the event that a dispute arises between SPAC or the Rumble Companies, on the one hand, and a third party other than Sponsor, on the other hand, Sponsor may assert the attorney-client privilege to prevent the disclosure of the Privileged SPAC Deal Communications to such third party; provided, however, that neither SPAC nor the Rumble Companies may waive such privilege with respect to Privileged SPAC Deal Communications without the prior written consent of Sponsor. In the event that SPAC or the Rumble Companies is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Privileged SPAC Deal Communications, SPAC shall as promptly as practicable (and, in any event, within two (2) Business Days) after becoming aware thereof notify Sponsor in writing (including by making specific reference to this Section 10.18) so that Sponsor can (at the cost and expense of Sponsor) seek a protective order, and SPAC and the Rumble Companies agree to use commercially reasonable efforts to assist therewith.

(d) To the extent that files or other materials maintained by Prior SPAC Counsel constitute property of its clients, only Sponsor shall hold such property rights and Prior SPAC Counsel shall have no duty to reveal or disclose any such files or other materials or any Privileged SPAC Deal Communications by reason of any attorney-client relationship between Prior SPAC Counsel, on the one hand, and SPAC or any Rumble Companies after the Closing, on the other hand, so long as such files or other materials would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

(e) SPAC agrees on behalf of itself and, after the Closing, on behalf of SPAC and the Rumble Companies, (i) to the extent that SPAC or, after the Closing, the Rumble Companies receives or takes physical possession of any SPAC Deal Communications, (a) such physical possession or receipt shall not, in any way, be deemed a waiver by Sponsor or any other Person of the privileges or protections described in this Section 10.18, and (b) neither SPAC nor the Rumble Companies after the Closing shall assert any claim that Sponsor or any other Person waived the attorney-client privilege, attorney work-product protection or any other right or expectation of client confidence applicable to any such materials or communications, (ii) not to access or use the SPAC Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have SPAC or any Rumble Company waive the attorney-client or other privilege, or by otherwise asserting that SPAC or the Rumble Companies after the Closing have the right to waive the attorney-client or other privilege and (iii) not to seek to obtain the SPAC Deal Communications from Prior SPAC Counsel so long as such SPAC Deal Communications would be subject to a privilege or protection if they were being requested in a proceeding by an unrelated third party.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties have hereunto caused this Business Combination Agreement to be duly executed as of the date first above written.

SPAC:
CF Acquisition Corp. VI
By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer
COMPANY:
Rumble Inc.
By:	/s/ Christopher Pavlovski
Name:	Christopher Pavlovski
Title:	Chief Executive Officer

[Signature Page to Business Combination Agreement by and between CF Acquisition Corp. VI and Rumble Inc. (Project Liberty)]

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EXHIBIT A

PLAN OF ARRANGEMENT
UNDER THE PROVISIONS OF Section 182
OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

Article 1
INTERPRETATION

1.1         Definitions

Unless indicated otherwise, where used in this Plan of Arrangement, capitalized terms used but not defined shall have the meanings specified in the Business Combination Agreement and the following terms shall have the following meanings (and grammatical variations of such terms shall have corresponding meanings):

(a)         “Aggregate Exchangeable Share Consideration” means the aggregate Exchangeable Per Share Consideration payable to holders of Elected Shares pursuant to Section 3.1(c).

(b)         “Aggregate Exercise Price” means the sum of the exercise prices of all Company Options, whether vested or unvested, outstanding immediately prior to the Arrangement Effective Time.

(c)         “Aggregate Share Consideration” means, collectively, (i) the Aggregate SPAC Share Consideration, (ii) the Aggregate Exchangeable Share Consideration, and (iii) the SPAC Shares issued to the Company Warrantholder pursuant to Section 3.1(g).

(d)         “Aggregate SPAC Share Consideration” means the aggregate SPAC Per Share Consideration payable by SPAC to holders of Non-Elected Shares pursuant to Section 3.1(d).

(e)         “Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement.

(f)          “Arrangement Consideration” means the sum of (a) $3,150,000,000, plus (b) the Company Closing Cash, plus (c) the Aggregate Exercise Price.

(g)         “Arrangement Effective Date” means the date shown on the Certificate of Arrangement giving effect to the Arrangement.

(h)         “Arrangement Effective Time” means 12:01 a.m. (Toronto time) on the Arrangement Effective Date, or such other time on the Arrangement Effective Date as the Parties may agree to in writing before the Arrangement Effective Date.

(i)          “Arrangement Resolution” means the special resolution of the holders of Company Class A Common Shares and Company Class A Preferred Shares, voting as a single class on an as-converted to Company Class A Common Shares basis, in respect of the Arrangement to be considered at the Company Shareholders Meeting.

(j)          “Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement, required by the OBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to the Parties, each acting reasonably.

(k)         “Business Combination Agreement” means the business combination agreement made as of December 1, 2021 between the Parties (including the Exhibits thereto), as it may be amended, modified or supplemented from time to time in accordance with its terms.

(l)          “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Toronto, Ontario are authorized or required by Law to close.

(m)        “CallCo” means [•], a corporation formed under the OBCA and a direct subsidiary of SPAC.

(n)         “CallCo Common Shares” means the common shares in the capital of CallCo.

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(o)         “Canadian Tax Election” has the meaning specified in Section 3.5(a).

(p)         “Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

(q)         “Code” means the U.S. Internal Revenue Code of 1986.

(r)          “Company” means Rumble Inc., a corporation incorporated under the OBCA.

(s)          “Company Articles” means the articles of incorporation of the Company, dated September 18, 2013, as amended pursuant to articles of amendment dated September 4, 2020, April 9, 2021, May 14, 2021, and October 25, 2021, as further amended and/or restated from time to time.

(t)          “Company Class A Common Shares” means the Class A common shares in the capital of the Company, as defined in the Company Articles.

(u)         “Company Class A Preferred Shares” means the Class A preference shares in the capital of the Company, as defined in the Company Articles.

(v)         “Company Class B Common Shares” means the Class B common shares in the capital of the Company, as defined in the Company Articles.

(w)        “Company Closing Cash” has the meaning set out in the Business Combination Agreement.

(x)         “Company Common Shares” means collectively, the Company Class A Common Shares and the Company Class B Common Shares.

(y)         “Company Exchange Ratio” means the quotient obtained by dividing (i) the Price per Company Share, by (ii) $10.00 (ten dollars).

(z)         “Company Information Circular” has the meaning set out in the Business Combination Agreement.

(aa)        “Company Option” means an option granted under the Company Stock Plan to purchase Company Class A Common Shares or Company Class B Common Shares.

(bb)       “Company Optionholder” means a holder of one or more Company Options.

(cc)        “Company Shareholder” means a holder of one or more Company Shares.

(dd)       “Company Shares” means, collectively, the Company Class A Preferred Shares, the Company Class A Common Shares and the Company Class B Common Shares.

(ee)        “Company Stock Plan” means the Amended and Restated Stock Option Plan of the Company, as approved by the Board of Directors of the Company on October 21, 2021, as further amended and/or restated from time to time.

(ff)         “Company Warrant” means the outstanding and unexercised warrant to purchase 576,000 Company Class B Common Shares, dated as of May 12, 2021 and effective as of May 11, 2021, by and between the Company and the warrantholder party thereto, as such warrant is modified and supplemented pursuant to that certain letter agreement, dated as of May 12, 2021, by and among the Company, the warrantholder party thereto and the stockholders of the Company party thereto.

(gg)       “Company Warrantholder” means the holder of the Company Warrant.

(hh)       “Court” means the Ontario Superior Court of Justice (Commercial List).

(ii)         “CRA” means the Canada Revenue Agency.

(jj)         “Director” means the Director appointed pursuant to Section 278 of the OBCA.

(kk)       “Dissent Rights” has the meaning specified in Section 4.1.

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(ll)         “Dissenting Shareholder” means a registered holder of Company Shares who has duly exercised its Dissent Rights and has not withdrawn such exercise of Dissent Rights prior to the Arrangement Effective Time, but only in respect of Dissenting Shares held by such holder.

(mm)     “Dissenting Shares” means Company Shares that are outstanding immediately prior to the Arrangement Effective Time that are held by a Dissenting Shareholder and in respect of which Dissent Rights have been and remain validly exercised at the Arrangement Effective Time.

(nn)       “DRS Advice” means a direct registration statement representing ownership of shares.

(oo)       “Elected Share” means a Company Share in respect of which an Eligible Canadian Shareholder has duly made a valid Exchangeable Share Election in accordance with Section 3.2 and the Letter of Transmittal.

(pp)       “Election Deadline” means 9:00 a.m. (Toronto time) on the date of the Company Shareholders Meeting.

(qq)       “Eligible Canadian Shareholder” means a Company Shareholder that is: (a) a resident of Canada for purposes of the Tax Act and not exempt from tax under Part I of the Tax Act; or (b) a partnership, any member of which is (i) a resident of Canada for purposes of the Tax Act and (ii) not exempt from tax under Part I of the Tax Act.

(rr)        “Escrow Agent” has the meaning set out in the Business Combination Agreement.

(ss)        “Escrow Agreement” has the meaning set out in the Business Combination Agreement.

(tt)         “Exchange Agent” means such Person as may be appointed by the SPAC (and reasonably acceptable to the Company) to act as the depositary and exchange agent.

(uu)       “Exchange Agent Agreement” means the agreement entered into among the Exchange Agent, the Company and SPAC in respect of, among other things, the engagement of the Exchange Agent as exchange and paying agent in respect of the deposit and delivery of the Aggregate Share Consideration to the Company Shareholders pursuant to the Plan of Arrangement.

(vv)       “Exchange Agreement” means the exchange and support agreement to be made among SPAC, CallCo, ExchangeCo and the holders of Exchangeable Shares in connection with this Plan of Arrangement, substantially in the form set out in Appendix II of this Plan of Arrangement.

(ww)     “Exchangeable Per Share Consideration” means, with respect to each Elected Share, that number of fully paid Exchangeable Shares equal to the Company Exchange Ratio, subject to adjustment as provided for in Section 5.5.

(xx)       “Exchangeable Share Election” has the meaning specified in Section 3.2(a).

(yy)       “Exchangeable Share Provisions” means the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares set out in Appendix I to this Plan of Arrangement.

(zz)        “Exchangeable Shares” means the exchangeable shares of ExchangeCo, exchangeable for SPAC Shares pursuant to the terms of the Exchange Agreement, the Exchangeable Share Provisions, the ExchangeCo Governing Documents and the New SPAC Governing Documents.

(aaa)      “ExchangeCo” means [•], a corporation formed under the OBCA and a direct subsidiary of CallCo.

(bbb)     “ExchangeCo Common Shares” means the common shares in the capital of ExchangeCo.

(ccc)      “Exchanged Company Option” means an option to purchase (1) a number of SPAC Shares equal to the product (rounded down to the nearest whole number) of (x) the number of Company Class A Common Shares or Company Class B Common Shares subject to such Company Option immediately prior to the Arrangement Effective Time and (y) the Option Exchange Ratio (the SPAC Shares

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described in this clause (1), the “Base Option Shares”), and (2) for each Base Option Share, a fraction of a SPAC Share, equal to the Option Earnout Fraction (the SPAC Shares described in this clause (2), the “Tandem Option Earnout Shares”).

(ddd)     “Exchanged Company Option Exercise Price” means, with respect to a Base Option Share together with the related fraction of a Tandem Option Earnout Share, the dollar amount equal to (i) the exercise price per Company Class A Common Share or Company Class B Common Share of such Company Option immediately prior to the Arrangement Effective Time, divided by (ii) the Option Exchange Ratio (rounded up to the nearest whole cent).

(eee)      “Fully-Diluted Company Shares” means the total number of issued and outstanding Company Common Shares as of immediately prior to the Arrangement Effective Time (including the Holdback Shares and Narya Investment), determined on a fully-diluted basis assuming (a) the exercise, immediately prior to the Arrangement Effective Time, of all Company Options, whether vested or unvested, outstanding immediately prior to the Arrangement Effective Time, (b) the exercise of the Company Warrant immediately prior to the Arrangement Effective Time, and (c) the conversion of all Company Class A Preferred Shares outstanding immediately prior to the Arrangement Effective Time into Company Class A Common Shares on a one-for-one basis immediately prior to the Arrangement Effective Time.

(fff)       “In-The-Money Amount” means, in respect of an option at a particular time, the amount, if any, by which the aggregate fair market value at that time of the securities subject to such option exceeds the exercise price of such option.

(ggg)     “IRA” means the Investors’ Rights Agreement in respect of the Company, dated as of May 14, 2021, as amended on October 25, 2021, as further amended and/or restated from time to time.

(hhh)     “Key Individual” means Christopher Pavlovski.

(iii)        “Key Individual Subscription” means the payment by the Key Individual to SPAC of $1,000,000 in cash at the Closing pursuant to the Key Individual Subscription Agreement (as defined in the Business Combination Agreement).

(jjj)        “Letter of Transmittal” means the letter of transmittal and election form for use by registered holders of Company Shares in the form accompanying the Company Information Circular, which for clarity, may be amended or revoked by a registered holder of Company Shares up to the Election Deadline.

(kkk)     “Narya Investment” means the issuance of Company Class A Common Shares to certain Company Shareholders pursuant to the Subscription Agreement, dated May 14, 2021, in an aggregate amount not to exceed $25,000,000 in value pursuant to the terms thereof.

(lll)        “Non-Elected Share” means a Company Share other than an Elected Share.

(mmm)  “OBCA” means the Business Corporations Act (Ontario), as amended.

(nnn)     “Option Earnout Fraction” means the difference between (A) the Company Exchange Ratio divided by the Option Exchange Ratio minus (B) 1.00.

(ooo)     “Option Exchange Ratio” means the quotient obtained by dividing (x) by (y), where: (x) is the quotient, expressed as a dollar number, obtained by dividing (i) the sum of (a) $2,100,000,000 plus (b) the Company Closing Cash plus (c) the Aggregate Exercise Price by (ii) the Fully-Diluted Company Shares; and (y) $10.00.

(ppp)     “Parties” means the Company and SPAC, and “Party” means either of them.

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(qqq)     “Plan of Arrangement” means this plan of arrangement under Section 182 of the OBCA, and any amendments or variations made in accordance with the Business Combination Agreement or Section 6.1, or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably.

(rrr)       “Price per Company Share” means the quotient, expressed in dollars, obtained by dividing (i) the Arrangement Consideration, by (ii) the Fully-Diluted Company Shares.

(sss)       “Seller Escrow Shareholders” has the meaning ascribed thereto in Section 3.4.

(ttt)        “Seller Escrow Shares” has the meaning ascribed thereto in Section 3.4.

(uuu)     “SPAC” means CF Acquisition Corp. VI, a Delaware corporation.

(vvv)     “SPAC Class C Shares” means shares of SPAC Class C Common Stock, par value $0.0001 per share.

(www)   “SPAC Class D Shares” means shares of SPAC Class D Common Stock, par value $0.0001 per share.

(xxx)     “SPAC Share” means a share of SPAC Class A Common Stock.

(yyy)     “SPAC Per Share Consideration” means, with respect to each Non-Elected Share, that number of fully paid SPAC Shares equal to the Company Exchange Ratio, subject to adjustment as provided for in Section 5.5.

(zzz)      “Tax Act” means the Income Tax Act (Canada), as amended.

(aaaa)    “Tax Election Package” means two copies of CRA form T-2057 (or, if the Eligible Canadian Shareholder is a partnership, two copies of CRA form T-2058) and two copies of any applicable equivalent provincial or territorial election form, which forms have been duly and properly completed in accordance with the rules contained in the Tax Act or the relevant provincial legislation and executed by an Eligible Canadian Shareholder.

(bbbb)   “Terminated Agreements” means: (i) the Voting Agreement in respect of the Company, dated as of May 14, 2021, as amended on October 25, 2021; (ii) the IRA; and (iii) the Right of First Offer and Co-Sale Agreement in respect of the Company, dated as of May 14, 2021, each as amended and/or restated from time to time.

In addition, words and phrases used herein and defined in the OBCA and not otherwise defined herein or in the Business Combination Agreement shall have the same meaning herein as in the OBCA unless the context otherwise clearly requires.

1.2         Headings and References

The division of this Plan of Arrangement into Articles and Sections, and the insertion of headings, are for convenience of reference only and do not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specified, all references to an “Article” or “Section” followed by a number and/or letter refer to the specified Article or Section of this Plan of Arrangement.

1.3         Construction

In this Plan of Arrangement, unless context otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Plan of Arrangement; (iii) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (iv) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if;” (v) the word “or” shall be disjunctive but not exclusive; and (vi) references to “written” or “in writing” include in electronic form.

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1.4         Date of Any Action

If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, then such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5         Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in the Letter of Transmittal refer to the local time of the Company (being the time in Toronto, Ontario) unless otherwise stipulated herein or therein.

1.6         Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

1.7         Currency

Unless otherwise stated, all references in this Plan of Arrangement to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

Article 2
EFFECT OF THE ARRANGEMENT

2.1         Business Combination Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Business Combination Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth in Section 3.1. This Plan of Arrangement constitutes an arrangement as referred to in Section 182 of the OBCA. If there is any conflict or inconsistency between the provisions of this Plan of Arrangement and the provisions of the Business Combination Agreement regarding the Arrangement, the provisions of this Plan of Arrangement shall govern.

2.2         Filing of Articles of Arrangement

The Articles of Arrangement and the Certificate of Arrangement shall be filed and issued, respectively, with respect to this Arrangement in its entirety. The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective and that each of the provisions of Section 3.1 has become effective in the sequence and at the times set out therein.

2.3          Binding Effect

Upon the issuance of the Certificate of Arrangement, the Arrangement will become effective at the Arrangement Effective Time and will be binding at and after the Arrangement Effective Time on the Company, SPAC, CallCo, ExchangeCo, the Company Shareholders (including, for the avoidance of doubt, the Dissenting Shareholders), the Company Optionholders, the Company Warrantholder, the Exchange Agent and the Escrow Agent.

2.4         Effective Date and Time

The exchanges, transfers, issuances and cancellations provided for in Section 3.1 shall be deemed to occur on the Arrangement Effective Date at the time and in the order specified, notwithstanding that certain of the procedures related thereto may not be completed until after the Arrangement Effective Time or Arrangement Effective Date.

2.5          Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all Liens, claims and encumbrances.

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Article 3
ARRANGEMENT

3.1         The Arrangement

Commencing at the Arrangement Effective Time, except as otherwise noted, each of the steps set out below shall occur in the following sequence, in each case without any further authorization, act or formality on the part of any Person, with each step occurring one minute after the completion of the immediately preceding step, unless otherwise specified:

(a)     Each issued and outstanding Dissenting Share held by a Dissenting Shareholder described in Section 4.1(a) shall be, and shall be deemed to be, transferred by such holder to the Company for cancellation in consideration for a debt claim against SPAC equal to the amount provided for in Section 4.1, and upon such transfer:

(i)     each holder of such transferred Dissenting Share shall cease to be the holder thereof and to have any rights as a Company Shareholder in respect of such Dissenting Share other than the right to be paid by SPAC the amount provided for in Section 4.1 in accordance with this Plan of Arrangement; and

(ii)    each such transferred Dissenting Share shall be cancelled, and the holder of such transferred Dissenting Share shall be removed from the Company’s register of holders of Company Common Shares or Company Class A Preferred Shares, as applicable, in respect of such Dissenting Share.

(b)    Each issued and outstanding Company Class A Preferred Share (excluding, for the avoidance of doubt, any Company Class A Preferred Shares that are Dissenting Shares and that are transferred to SPAC pursuant to Section 3.1(a) or any shares of treasury stock referred to in Section 2.9(b)(iii) of the Business Combination Agreement) shall be, and shall be deemed to be, exchanged for one Company Class A Common Share, and upon such exchange:

(i)     each such exchanged Company Class A Preferred Share shall be cancelled, and the holders of such exchanged Company Class A Preferred Shares shall be removed from the Company’s register of holders of Company Class A Preferred Shares;

(ii)    each holder of such exchanged Company Class A Preferred Shares shall be entered in the Company’s register of holders of Company Class A Common Shares in respect of the Company Class A Common Shares which such holder is entitled to receive in accordance with this Section 3.1(b); and

(iii)   there shall be added to the stated capital account maintained by the Company in respect of the Company Class A Common Shares, in respect of the Company Class A Common Shares issued pursuant to this Section 3.1(b), an amount equal to the aggregate stated capital of the Company Class A Preferred Shares exchanged pursuant to this Section 3.1(b) as of immediately prior to such exchange, and the stated capital account maintained in respect of the Company Class A Preferred Shares shall be reduced by such amount.

(c)     Each issued and outstanding Company Common Share (including, for the avoidance of doubt, any Company Class A Common Shares issued to former holders of Company Class A Preferred Shares in accordance with Section 3.1(b) but excluding, for the avoidance of doubt, any Company Common Shares that are Dissenting Shares) that is an Elected Share shall be, and shall be deemed to be, transferred by the holder to ExchangeCo in consideration for the Exchangeable Per Share Consideration, and upon such transfer:

(i)     the holders of such transferred Elected Shares shall cease to be the holders thereof and to have any rights as a Company Shareholder in respect of their Elected Shares other than the right to be paid the Exchangeable Per Share Consideration for each of their Elected Shares in accordance with this Plan of Arrangement;

(ii)    the holders of such transferred Elected Shares shall be removed from the Company’s register of holders of Company Common Shares in respect of their Elected Shares; and

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(iii)   ExchangeCo shall become the legal and beneficial holder of such transferred Elected Shares free and clear of all Liens, and shall be entered in the Company’s register of holders of Company Common Shares as the holder of such transferred Elected Shares.

(d)    Concurrently with the step in Section 3.1(c), each issued and outstanding Company Common Share (including, for the avoidance of doubt, any Company Class A Common Shares issued to former holders of Company Class A Preferred Shares in accordance with Section 3.1(b), but excluding, for the avoidance of doubt, any Company Common Shares that are Dissenting Shares and any Company Common Shares that are shares of treasury stock referred to in Section 2.9(b)(iii) of the Business Combination Agreement) that is a Non-Elected Share shall be, and shall be deemed to be, transferred by the holder to SPAC in consideration for the SPAC Per Share Consideration, and upon such transfer:

(i)     the holders of such transferred Non-Elected Shares shall cease to be the holders thereof and to have any rights as a Company Shareholder in respect of such Non-Elected Shares other than the right to be paid the SPAC Per Share Consideration for each of their Non-Elected Shares in accordance with this Plan of Arrangement;

(ii)    the holders of such transferred Non-Elected Shares shall be removed from the Company’s register of holders of Company Common Shares in respect of such Non-Elected Shares; and

(iii)   SPAC shall become the legal and beneficial holder of such transferred Non-Elected Shares free and clear of all Liens, and shall be entered in the Company’s register of holders of Company Common Shares as the holder of such transferred Non-Elected Shares.

(e)     Concurrently with the step in Section 3.1(c), ExchangeCo shall add to the stated capital of the Exchangeable Shares issued pursuant to Section 3.1(c) an amount equal to: (i) the aggregate of the agreed amounts in all duly completed Tax Election Packages delivered to the Exchange Agent in accordance with Section 3.5(b); plus (ii) in the case of Exchangeable Shares issued pursuant to Section 3.1(c) in consideration for Elected Shares in respect of which no duly completed Tax Election Package is delivered to the Exchange Agent in accordance with Section 3.5(b), the aggregate value of such Elected Shares.

(f)     Each Company Option that is outstanding immediately prior to the Arrangement Effective Time, whether vested or unvested, shall be, and shall be deemed to be, disposed of by the holder and cancelled, and as the sole consideration therefor SPAC will grant to such holder an Exchanged Company Option having an exercise price equal to the Exchanged Company Option Exercise Price and entitling the holder to receive, upon exercise of such Exchanged Company Option by delivery of the Exchanged Company Option Exercise Price, one SPAC Share and a fraction of a Tandem Option Earnout Share equal to the Option Earnout Fraction; provided, that no fractional SPAC Shares will be issued upon exercise or settlement of any Exchanged Company Options and the number of SPAC Shares shall be rounded down to the next lowest whole number (with all exercises that are effectuated by the holder of Exchanged Company Options being aggregated before any such reduction is effectuated).

Except as provided herein, following the Arrangement Effective Time, each Exchanged Company Option shall continue to be governed by the Company Stock Plan and shall have the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Company Option immediately prior to the Arrangement Effective Time, except that on exercise of an Exchanged Company Option, the Tandem Option Earnout Shares to be issued thereunder shall be delivered by SPAC to the holder of the Exchanged Company Option or to the Escrow Agent, or forfeited and cancelled, as the case may be, in accordance with Section 3.4 hereof and Section 2.15 of the Business Combination Agreement.

Notwithstanding the foregoing, if necessary to satisfy the requirements of subsection 7(1.4) of the Tax Act in respect of the exchange of a Company Option for an Exchanged Company Option pursuant to this Section 3.1(f), the Exchanged Company Option Exercise Price shall automatically be increased, effective as of and from the effective time of the exchange, such that the In-The-Money Amount of the Exchanged Company Option immediately after such adjustment does not exceed the In-The-Money Amount of the Company Option immediately before the Arrangement Effective Time. For any Company Option that is a nonqualified option held by a U.S. taxpayer, it is intended that such adjustment will be implemented in a manner so as to comply with Section 409A of the Code.

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(g)    The Company Warrant shall cease to represent a warrant or other right to acquire Company Shares and shall be exchanged for a number of SPAC Shares equal to the product (rounded down to the nearest whole number) of (x) the number of Company Class B Common Shares subject to the Company Warrant immediately prior to the Arrangement Effective Time, and (y) the Company Exchange Ratio.

(h)    All of the Company Shares held by SPAC (including, for the avoidance of doubt, the Company Shares transferred to SPAC pursuant to Section 3.1(d)) shall be, and shall be deemed to be, transferred to CallCo in exchange for the issuance by CallCo to SPAC of 100 CallCo Common Shares, and upon such transfer:

(i)     SPAC shall be removed from the Company’s register of holders of such Company Shares;

(ii)    CallCo shall be entered in the Company’s register of holders of Company Shares in respect of the Company Shares transferred to it pursuant to this Section 3.1(h); and

(iii)   there shall be added to the stated capital account maintained by CallCo in respect of the CallCo Common Shares, in respect of the CallCo Common Shares issued pursuant to this Section 3.1(h), an amount equal to the aggregate stated capital of the Company Shares exchanged pursuant to this Section 3.1(h) as of immediately prior to such exchange.

(i)     All of the Company Shares held by CallCo (including, for the avoidance of doubt, the Company Shares transferred to CallCo pursuant to Section 3.1(h)) shall be, and shall be deemed to be, transferred to ExchangeCo in exchange for the issuance by ExchangeCo to CallCo of 100 ExchangeCo Common Shares, and upon such transfer:

(i)     CallCo shall be removed from the Company’s register of holders of such Company Shares;

(ii)    ExchangeCo shall be entered in the Company’s register of holders of Company Shares in respect of the Company Shares transferred to it pursuant to this Section 3.1(i); and

(iii)   there shall be added to the stated capital account maintained by ExchangeCo in respect of the ExchangeCo Common Shares, in respect of the ExchangeCo Common Shares issued pursuant to this Section 3.1(i), an amount equal to the fair market value of the Company Shares exchanged pursuant to this Section 3.1(i) as of immediately prior to such exchange.

(j)     Other than Section 2.11 and Section 7 of the IRA, which shall remain in full force and effect with respect to any party to the IRA which does not enter into the Lock-up Agreement (as defined in the Business Combination Agreement), the Terminated Agreements shall be terminated and shall be of no further force or effect. The Company shall have no liabilities or obligations with respect to the Terminated Agreements and, for greater certainty, all rights of Company Optionholders and the Company Warrantholder to acquire any Company Shares shall be extinguished.

(k)    The Escrow Agreement, which shall have been executed and delivered by the Escrow Agent, SPAC and ExchangeCo, shall become effective and the Seller Escrow Shares shall be subject to the provisions of the Escrow Agreement.

(l)     The Exchange Agreement, which shall have been executed and delivered by SPAC, CallCo, ExchangeCo and the holders of Exchangeable Shares, shall become effective.

(m)   Each holder of Company Shares, Company Options or the Company Warrant outstanding immediately prior to the Arrangement Effective Time, with respect to any step set out above effecting the surrender, exchange or transfer of Company Shares, Company Options or the Company Warrant shall be deemed, at the time such step occurs, to have executed and delivered all consents, releases, assignments and waivers, statutory or otherwise, required to transfer all affected Company Shares, Company Options or the Company Warrant in accordance with such step.

(n)    Other than as set out above in this Section 3.1, all rights of any Person, other than SPAC or ExchangeCo, in respect of the Company Shares, Company Options and the Company Warrant shall be extinguished.

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3.2         Election to Receive Exchangeable Shares

(a)     A registered holder of Company Shares that is an Eligible Canadian Shareholder (but excluding any Dissenting Shareholder) may elect, with respect to all but not less than all of the Company Shares held by such holder immediately before the Arrangement Effective Time, to receive the Exchangeable Per Share Consideration for each such Company Share (the “Exchangeable Share Election”). Any such Eligible Canadian Shareholder who makes a valid Exchangeable Share Election in accordance with this Section 3.2 shall, upon consummation of the Arrangement, be entitled to receive, in accordance with Section 3.1(c), the Exchangeable Per Share Consideration for each of their Company Shares in respect of which the election is made. The Exchangeable Share Election will not be available to Company Shareholders that are not Eligible Canadian Shareholders.

(b)    In order to make the Exchangeable Share Election, a registered holder of Company Shares that is an Eligible Canadian Shareholder must deposit with the Exchange Agent, prior to the Election Deadline (or such other date prior to the Arrangement Effective Date as may be agreed to in writing by SPAC and the Company in their sole discretion), (i) a duly completed Letter of Transmittal indicating that the holder is making the Exchangeable Share Election, (ii) any certificates or DRS Advice representing such holder’s Company Shares, and (iii) such other information, documents and instruments as the Exchange Agent may reasonably require. The Company shall provide not less than ten (10) days’ notice of the Election Deadline to registered Company Shareholders by mailing notice thereof to each Company Shareholder registered on the records of the Company on the record date for the determination of Company Shareholders entitled to receive notice of the Company Shareholders Meeting determined in accordance with the OBCA.

(c)     A registered holder of Company Shares (including, for greater certainty, a registered holder who fails to validly exercise Dissent Rights) that is an Eligible Canadian Shareholder who does not deposit with the Exchange Agent a duly completed Letter of Transmittal prior to the Election Deadline, or otherwise fails to comply with the requirements of this Section 3.2 or the Letter of Transmittal in respect of the Exchangeable Share Election, will be treated for all purposes of this Plan of Arrangement as not having made the Exchangeable Share Election, and will not be entitled to receive the Exchangeable Per Share Consideration and will instead only be entitled to receive the SPAC Per Share Consideration in accordance with Section 3.1(d) in respect of each of such holder’s Company Shares.

3.3         Concurrent Subscription

It is acknowledged that: (a) concurrently with the steps in Sections 3.1(c) and 3.1(d), the Key Individual will, pursuant to and in accordance with the terms of the Key Individual Subscription Agreement, make the Key Individual Subscription in exchange for that number of SPAC Class D Shares set forth in the Key Individual Subscription Agreement; and (b) concurrently with the step in Section 3.1(c), each holder of Elected Shares will subscribe for a number of SPAC Class C Shares that is equal to the number of Elected Shares transferred by such holder to ExchangeCo under Section 3.1(c) multiplied by the Company Exchange Ratio, at a price of $0.0001 per SPAC Class C Share.

3.4         Escrow

Notwithstanding Section 5.1, SPAC and ExchangeCo shall cause to be delivered to the Escrow Agent at the Arrangement Effective Time, a portion of the Aggregate Share Consideration otherwise payable to holders of Company Shares (other than any Dissenting Shares held by a Dissenting Shareholder described in Section 4.1(a)) and the Company Warrantholder (collectively, the “Seller Escrow Shareholders”) pursuant to Section 3.1 and Article 5, equal to the portion determined in accordance with Section 2.15 of the Business Combination Agreement (such portion of the Aggregate Share Consideration, the “Seller Escrow Shares”), which Seller Escrow Shares shall be held by the Escrow Agent in escrow on behalf of the Seller Escrow Shareholders pursuant to the terms of the Escrow Agreement and shall be released or subject to forfeiture in accordance with Section 2.15 of the Business Combination Agreement. On exercise of an Exchanged Company Option, the Tandem Option Earnout Shares to be issued thereunder shall be delivered by SPAC to the holder of the Exchanged Company Option or to the Escrow Agent, or forfeited and cancelled, as the case may be, in accordance with Section 2.15 of the Business Combination Agreement.

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3.5         Canadian Income Tax Elections

(a)     Company Shareholders who are Eligible Canadian Shareholders and who make a valid Exchangeable Share Election and receive Exchangeable Shares for their Company Shares pursuant to Section 3.1(c) will be entitled to make a joint income tax election with ExchangeCo pursuant to subsection 85(1) of the Tax Act (or, if the Eligible Canadian Shareholder is a partnership, subsection 85(2) of the Tax Act) (and in each case, where applicable, the analogous provisions of provincial income tax Law) with respect to the transfer of their Company Shares to ExchangeCo (the “Canadian Tax Election”), in accordance with the provisions of this Section 3.5.

(b)    In order to make the Canadian Tax Election, an Eligible Canadian Shareholder whose Company Shares are exchanged for Exchangeable Shares pursuant to Section 3.1(c) must deliver to the Exchange Agent, not later than sixty (60) days following the Arrangement Effective Date, a duly completed Tax Election Package, which shall include details of the number of Company Shares transferred and the applicable agreed amount(s) at which the transfer shall be deemed to occur for Canadian federal (and/or provincial, as applicable) income tax purposes. Such agreed amount(s) shall be determined by the Eligible Canadian Shareholder making the election in such shareholder’s sole discretion (subject, in each case, to the limitations contained in Section 85 of the Tax Act and/or applicable provincial income or corporate tax Law).

(c)     Upon receipt by the Exchange Agent of a duly completed Tax Election Package in accordance with Section 3.5(b) from an Eligible Canadian Shareholder whose Company Shares are exchanged for Exchangeable Shares pursuant to Section 3.1(c), ExchangeCo shall sign the relevant form(s) contained in such Tax Election Package and return one copy of such signed form(s) to the Eligible Canadian Shareholder not later than ninety (90) days after the receipt of such Tax Election Package by the Exchange Agent. For the avoidance of doubt, ExchangeCo will not, and will not be required to, file any such form(s) with the Canada Revenue Agency (and/or any applicable provincial taxing Governmental Authority), and instead it will be the sole responsibility of the Eligible Canadian Shareholder seeking to make the Canadian Tax Election to file any such completed form(s) with the Canada Revenue Agency (and/or any applicable provincial taxing Governmental Authority) within the time limits prescribed under the Tax Act (and/or any applicable provincial tax legislation).

(d)    Apart from ExchangeCo signing and returning to an Eligible Canadian Shareholder, in accordance with Section 3.5(c), one copy of the election form(s) contained in a duly completed Tax Election Package delivered by the Eligible Canadian Shareholder to the Exchange Agent that complies with the provisions of Section 3.5(b), ExchangeCo shall have no further obligation or liability whatsoever to any Company Shareholder with respect to the making of any Canadian Tax Election. Without limiting the generality of the foregoing sentence, ExchangeCo will not be responsible for the proper or accurate completion of the Tax Election Package or to check or verify the content of any election form, and ExchangeCo will not be responsible for any taxes, interest or penalties or any other costs or damages resulting from the failure by a Company Shareholder to properly and accurately complete or file the necessary election forms in the form and manner and within the time prescribed by the Tax Act (or any applicable provincial tax legislation). In its sole discretion, ExchangeCo may choose to sign and return Tax Election Packages received more than sixty (60) days following the Arrangement Effective Date, but ExchangeCo will have no obligation to do so.

Article 4
DISSENT RIGHTS

4.1         Rights of Dissent

A registered holder of Company Shares (on behalf of itself or on behalf of one or more beneficial holders of Company Shares) may exercise dissent rights (“Dissent Rights”) in connection with the Arrangement pursuant to and in the manner set forth in Section 185 of the OBCA, as modified by the Interim Order and this Section 4.1; provided that, notwithstanding subsection 185(6) of the OBCA, the written objection to the Arrangement Resolution referred to in subsection 185(6) of the OBCA must be received by the Company not later than 5:00 p.m. (Toronto

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time) two Business Days immediately preceding the date of the Company Shareholders Meeting (as it may be adjourned or postponed from time to time). The Dissenting Shares held by a Dissenting Shareholder shall be cancelled as provided in Section 3.1, and if such Dissenting Shareholder:

(a)     is ultimately entitled to be paid fair value for such Dissenting Shares, they shall be entitled to be paid the fair value of such Dissenting Shares by SPAC, and shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement if such holder had not exercised their Dissent Rights in respect of such Company Shares; or

(b)    is ultimately not entitled, for any reason, to be paid fair value for such Dissenting Shares, shall be treated as having participated in the Arrangement on the same basis as a Company Shareholder who has not exercised Dissent Rights and who has not made an Exchangeable Share Election.

The fair value of the Dissenting Shares for the purpose of Dissent Rights described in this Section 4.1 shall be determined as of the close of business on the last Business Day before the day on which the Arrangement Resolution is approved by the Company Shareholders.

4.2         Recognition of Dissenting Shareholders

In no circumstances shall SPAC, the Company or any other Person be required to recognize a Person exercising Dissent Rights unless such person is the registered holder of those Company Shares in respect of which such rights are sought to be exercised. For greater certainty, in no case shall SPAC, the Company or any other Person be required to recognize Dissenting Shareholders as holders of Company Shares in respect of which Dissent Rights have been validly exercised after the completion of the transfers to SPAC in Section 3.1(a) or Section 3.1(d), and the names of such Dissenting Shareholders shall be removed from the registers of holders of Company Shares in respect of such Dissenting Shares at the time of such steps. In addition to any other restrictions under Section 185 of the OBCA, none of the following shall be entitled to exercise Dissent Rights: (i) holders of Company Options who do not exercise their Company Options prior to the Arrangement Effective Time; (ii) holders of the Company Warrant who do not exercise the Company Warrant prior to the Arrangement Effective Time; and (iii) Company Shareholders who vote or have instructed a proxyholder to vote such Company Shares in favour of the Arrangement Resolution (but only in respect of such Company Shares).

Article 5
DELIVERY OF SHARE CONSIDERATION

5.1         Delivery of Share Consideration

Subject to Section 3.4 and the provisions of this Article 5:

(a)     upon delivery to the Exchange Agent of a properly completed Letter of Transmittal by a registered Company Shareholder together with the certificate(s) or a DRS Advice representing one or more Company Shares that such Company Shareholder held immediately before the Arrangement Effective Time, together with such additional documents and instruments as the Exchange Agent may reasonably require, the Company Shareholder shall be entitled to receive, for each such Company Share, the Exchangeable Per Share Consideration or SPAC Per Share Consideration, as applicable, that it is entitled to receive pursuant to Section 3.1 in exchange therefor, and the Exchange Agent shall deliver to such holder, following the Arrangement Effective Time, certificate(s) or DRS Advice recorded on a book-entry basis representing the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration that such holder is entitled to receive pursuant to Section 3.1;

(b)    after the Arrangement Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a), each certificate or DRS Advice that immediately prior to the Arrangement Effective Time represented one or more Company Shares shall be deemed at all times to represent only the right to receive in exchange therefor the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration that the holder of such certificate or DRS Advice is entitled to receive pursuant to Section 3.1; and

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(c)     for greater certainty, none of the Company Shareholders, Company Warrantholder or Company Optionholders shall be entitled to receive any consideration with respect to their Company securities other than the consideration such holder is entitled to receive in accordance with Section 3.1, and, for greater certainty, no such former holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith.

5.2         Dividends and Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to Exchangeable Shares or SPAC Shares, in each case with a record date on or after the Arrangement Effective Date, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Arrangement Effective Time represented outstanding Company Shares, unless and until such Person shall have complied with the provisions of Section 5.1 or Section 5.3. Subject to applicable Law, and subject to Sections 3.4, 5.4 and 5.8, at the time of such surrender of any such certificate or DRS Advice (or, in the case of clause (ii) below, at the appropriate payment date), there shall be paid to such Person, without interest: (i) the amount of dividends or other distributions with a record date on or after the Arrangement Effective Date theretofore paid with respect to the Exchangeable Share or the SPAC Share, as the case may be, to which such Person is entitled pursuant hereto, and (ii) on the appropriate payment date, the amount of dividends or other distributions with a record date on or after the Arrangement Effective Date but prior to surrender and a payment date subsequent to the date of such compliance and payable with respect to such Exchangeable Shares or SPAC Shares, as the case may be.

5.3          Loss of Certificates

In the event any certificate which immediately prior to the Arrangement Effective Time represented one or more issued and outstanding Company Shares that were transferred or exchanged pursuant to Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate, the certificates or DRS Advices representing the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration (and any dividends or distributions with respect thereto) to which such holder is entitled to in accordance with Section 3.1 and this Article 5. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the Person to whom the certificates or DRS Advices representing such Exchangeable Per Share Consideration or SPAC Per Share Consideration are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Company, SPAC, ExchangeCo and their respective transfer agents in such amount as the Company, SPAC or ExchangeCo may direct (each acting reasonably) or otherwise indemnify the Company, SPAC and ExchangeCo in a manner satisfactory to the Company, SPAC and ExchangeCo (each acting reasonably) against any claim that may be made against the Company, SPAC or ExchangeCo with respect to the certificate alleged to have been lost, stolen or destroyed.

5.4         Extinction of Rights

Any certificate or DRS Advice formerly representing Company Shares not duly surrendered on or before the sixth (6th) anniversary of the Arrangement Effective Date shall cease to represent a claim by or interest of any former holder of Company Shares of any kind or nature against or in the Company, SPAC or ExchangeCo, and shall be deemed to have been surrendered to the Company and shall be cancelled. For greater certainty, on such date, any Exchangeable Per Share Consideration to which such former holder was entitled shall be deemed to have been surrendered to ExchangeCo, and any SPAC Per Share Consideration to which such former holder was entitled shall be deemed to have been surrendered to SPAC. None of the Company, SPAC, CallCo or ExchangeCo, or any of their respective successors, will be liable to any Person in respect of any consideration (including any consideration previously held by the Exchange Agent in trust for any such former holder) which is forfeited in accordance with the foregoing or delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

5.5         Adjustments

The SPAC Per Share Consideration and the Exchangeable Per Share Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into SPAC Shares or Company Shares, other than stock dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to SPAC Shares or Company Shares occurring after the date of the Business Combination Agreement and prior to the Arrangement Effective Time.

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5.6         Fractional Shares

In no event shall any holder of Company Shares, based upon such holder’s aggregate entitlement to Company Shares, be entitled to a fractional SPAC Share or a fractional Exchangeable Share. Where the aggregate Exchangeable Per Share Consideration or SPAC Per Share Consideration to be issued or delivered to a former Company Shareholder under the Arrangement would result in a fraction of an Exchangeable Share or SPAC Share being issuable or deliverable, the number of such shares to be received by such Company Shareholder shall be rounded down to the nearest whole number, without payment in lieu of such fractional shares.

5.7         Effective Time Procedures

Following the receipt of the Final Order and prior to the Arrangement Effective Date, subject to Section 3.4, SPAC shall deliver or cause to be delivered to the Exchange Agent the SPAC Shares and Exchangeable Shares required to be issued to Company Shareholders in accordance with the provisions of Section 3.1, which shares shall be held by the Exchange Agent as agent and nominee for such Company Shareholders for delivery to such Company Shareholders in accordance with the provisions of this Article 5.

5.8         Withholding Rights

The Company, SPAC, ExchangeCo, CallCo, the Escrow Agent and the Exchange Agent shall be entitled to deduct and withhold from any dividend, price or consideration otherwise payable to any holder of Company Shares, Company Options, Company Warrants, any shares of SPAC capital stock (including SPAC Shares) or Exchangeable Shares such amounts as the Company, SPAC, ExchangeCo, CallCo, the Escrow Agent or the Exchange Agent determines are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the Code or any other applicable Law. To the extent that amounts are so deducted and withheld, or the recipient of the payment otherwise remits to the applicable payer amounts on account of Taxes required to be deducted and withheld, such deducted and withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the securities in respect of which such deduction and withholding was made, provided that such deducted and withholding amounts, or amounts on account of same, are actually remitted to the applicable Governmental Authority. To the extent that the amount so required or permitted to be deducted and withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, unless otherwise provided in this Plan of Arrangement, the Company, SPAC, ExchangeCo, CallCo, the Escrow Agent and the Exchange Agent are hereby authorized to sell or otherwise dispose of such other portion of the consideration as is necessary to provide sufficient funds to the Company, SPAC, ExchangeCo, CallCo, the Escrow Agent and the Exchange Agent, as the case may be, to enable it to comply with such deduction and withholding requirement and the Company, SPAC, ExchangeCo, CallCo, the Escrow Agent and the Exchange Agent shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale. None of the Company, SPAC, ExchangeCo, CallCo, the Escrow Agent or the Exchange Agent will be liable for any loss arising out of any sale or disposal of the SPAC Shares or Exchangeable Shares, including any loss relating to the manner or timing of such sale or disposal, the prices at which such shares are sold or otherwise disposed of.

5.9         International Securities Laws Exemptions

Notwithstanding any provision herein or in the Letter of Transmittal to the contrary, to the extent that any SPAC Share Consideration is to be issued to a Person resident in, or otherwise subject to the applicable securities Laws of, a jurisdiction other than the United States or Canada in respect of which of which the applicable securities Laws of such jurisdiction would require SPAC to file a registration statement, prospectus or offering memorandum, or otherwise take any such steps to be registered by or comply with the securities Laws of such jurisdiction in order to issue the SPAC Share Consideration, SPAC may, in its sole discretion, direct the Exchange Agent to, promptly on or following the Arrangement Effective Date, effect the orderly sale in the market of such SPAC Share Consideration and remit the proceeds thereof (less any commissions or fees payable in respect of such sale) to such Persons in full satisfaction of SPAC’s obligation to pay the SPAC Share Consideration.

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Article 6
AMENDMENTS

6.1         Amendments to Plan of Arrangement

(a)     The Company may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Arrangement Effective Time with the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), provided that any such amendment, modification and/or supplement must be contained in a written document that is filed with the Court and, if made after the Company Shareholders Meeting, approved by the Court and communicated to the Company Shareholders if and as required by the Court.

(b)    Subject to the provisions of the Interim Order, any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Company, with the prior written consent of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), at any time before or at the Company Shareholders Meeting with or without any other prior notice or communication to the Company Shareholders and, if so proposed and accepted by the Persons voting at the Company Shareholders Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(c)     Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Shareholders Meeting shall be effective only if (i) it is consented to in writing by the Company and SPAC (such consent not to be unreasonably withheld, conditioned delayed), and (ii) if required by the Court, it is consented to by the Company Shareholders voting in the manner directed by the Court.

(d)    Subject to applicable law, any amendment, modification or supplement to this Plan of Arrangement may be made after the Arrangement Effective Date unilaterally by SPAC, provided it concerns a matter that, in the reasonable opinion of SPAC and the Company, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any former Company Shareholder.

Article 7
TERMINATION

This Plan of Arrangement may be withdrawn prior to the Arrangement Effective Time in accordance with the terms of the Business Combination Agreement. Upon the termination of this Plan of Arrangement, which shall occur concurrently with the termination of the Business Combination Agreement pursuant to Section 9.1 of the Business Combination Agreement, no Party shall have any liability or further obligation to any other Party hereunder other than as set out in the Business Combination Agreement.

Article 8
FURTHER ASSURANCES

8.1         Further Assurances

Notwithstanding that the transactions and events set out herein shall occur in the order set out in this Plan of Arrangement without any further act or formality, each of the Parties to the Business Combination Agreement will, subject to the terms and conditions of the Business Combination Agreement, make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

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8.2         Paramountcy

From and after the Arrangement Effective Time:

(a)     this Plan of Arrangement shall take precedence and priority over any and all rights related to the securities of the Company issued prior to the Arrangement Effective Time;

(b)    the rights and obligations of the holders of the securities of the Company and any trustee and transfer agent therefor, shall be solely as provided for in this Plan of Arrangement; and

(c)     all actions, causes of actions, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to securities of the Company shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

8.3         Notice

(a)     Any notice required to be given by a Party to the Company Shareholders pursuant to this Plan of Arrangement or in connection with the Arrangement (including pursuant to the Letter of Transmittal) will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the Company Shareholders at their addresses as shown on the applicable register of such holders maintained by the Company and will be deemed to have been received on the first day following the date of mailing that is a Business Day.

(b)    The provisions of this Plan of Arrangement, the Business Combination Agreement and the Letter of Transmittal apply notwithstanding any accidental omission to give notice to any one or more of the Company Shareholders and notwithstanding any interruption of mail services in Canada, the United States or elsewhere following mailing. In the event of any interruption of mail service following mailing, the Parties shall make reasonable efforts to disseminate any notice by other means, such as publication.

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Appendix I: EXCHANGEABLE SHARE PROVISIONS

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Appendix II: EXCHANGE AGREEMENT

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EXHIBIT B

See attached.

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EXHIBIT C

See attached.

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EXHIBIT D

See attached.

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EXHIBIT E

See attached.

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EXHIBIT F

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among [Rumble, Inc.] (formerly known as CF Acquisition Corp. VI), a Delaware corporation (the “Company”), CFAC Holdings VI, LLC, a Delaware limited liability company (the “Sponsor”), the undersigned parties listed under Existing Holders on the signature page hereto (each such party, together with the Sponsor, an “Existing Holder” and collectively the “Existing Holders”) and the undersigned parties listed under New Holders on the signature page hereto (each such party, together with any person or entity deemed a “New Holder” who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “New Holder” and collectively the “New Holders”). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to such term in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Existing Holders are party to that certain Registration Rights Agreement dated February 18, 2021 (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Existing Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, the Company entered into that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of December 1, 2021, by and between the Company and [•] (formerly known as Rumble Inc.), a corporation formed under the laws of the Province of Ontario, Canada (“Rumble”);

WHEREAS, upon the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”) and subject to the terms and conditions set forth therein, the New Holders received shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), or shares of ExchangeCo (“ExchangeCo Stock”) that are exchangeable for shares of Common Stock;

WHEREAS, certain of the shares of Common Stock and ExchangeCo Stock are designated as Seller Escrow Shares (as defined in the Business Combination Agreement) under the Business Combination Agreement and will be released from escrow upon the achievement of certain Triggering Events (as defined in the Business Combination Agreement) as specified in the Business Combination Agreement;

WHEREAS, the Sponsor owns 7,480,000 shares of Common Stock that, upon Closing, were converted from an equal number of shares of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) and the other Existing Holders own an aggregate of 20,000 shares of Common Stock that, upon Closing, were converted from an equal number of shares of Class B Common Stock, that were initially acquired from the Company in April 2020 (such shares of Common Stock, the “Initial Founder Shares”);

WHEREAS, on February 23, 2021 and pursuant to that certain Private Placement Units Purchase Agreement (the “Private Placement Agreement”) between the Company and the Sponsor dated February 18, 2021, the Sponsor purchased 700,000 units of the Company (the “Private Placement Units”), each such Private Placement Unit consisting of one share of Common Stock and one-fourth of one warrant, in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering; each whole warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share (which such Private Placement Units, upon the Closing, were separated into their constituent parts consisting of 700,000 shares of Common Stock (the “Private Placement Shares”) and 175,000 warrants (the “Private Placement Warrants”));

WHEREAS, the Company and the Sponsor entered into that certain Sponsor Support Agreement (the “Sponsor Agreement”), dated as of December 1, 2021, wherein the Sponsor agreed, in connection with the Closing, to subject certain of the Founder Shares held by the Sponsor to certain vesting requirements, in accordance with the terms of the Sponsor Agreement;

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WHEREAS, on February 18, 2021, the Company entered into that certain Forward Purchase Contract with the Sponsor pursuant to which the Sponsor purchased, concurrently with the Closing, (i) 1,500,000 share of Common Stock (the “Base Forward Purchase Shares”), (ii) 375,000 warrants; each whole warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share (the “Forward Purchase Warrants”), and (iii) an additional 375,000 shares of Common Stock (for no additional consideration) (the “Forward Purchase Founder Shares” and together with the Initial Founder Shares, the “Founder Shares”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Existing Holders of a majority-in-interest of the “Registrable Securities” (as such term was defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and all of the Existing Holders desire to amend and restate the Existing Registration Rights Agreement in order to provide the Existing Holders and the New Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Board, after consultation with the executive officers of and counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Base Forward Purchase Shares” shall have the meaning given in the Recitals hereof.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holders” shall have the meaning given in subsection 2.2.1.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

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“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“ExchangeCo Stock” shall have the meaning in the Recitals hereto.

“Exchanged Company Option” shall have the meaning set forth in the Business Combination Agreement.

“Existing Holders” shall have the meaning in the Preamble.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.1.

“Forward Purchase Founder Shares” shall have the meaning given in the recitals hereto.

“Forward Purchase Warrants” shall have the meaning given in the recitals hereof.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issued upon conversion thereof.

“Holders” shall mean the Existing Holders and the New Holders and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2.

“Initial Founder Shares” shall have the meaning in the Recitals hereto.

“Insider Letter” shall mean that certain letter agreement, dated as of February 18, 2021, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees as of the date thereof.

“Lock-Up Period” shall mean from the date hereof and ending on the earlier of (A) the one (1) year anniversary of the date of the Closing, (B) the date on which the closing price of the shares of Common Stock on the stock exchange on which the shares of Common Stock is listed equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, and (C) subsequent to the Closing, the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period under, in the case of the New Holders, the Lock-Up Agreements dated as of the date hereof, and in the case of the Existing Holders, the Insider Letter and/or the Sponsor Agreement, and any other applicable agreement between such Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Agreement” shall have the meaning given in the Recitals hereto.

“Private Placement Shares” shall have the meaning given in the Recitals hereto.

“Private Placement Units” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Pro Rata” shall have the meaning given in subsection 2.2.4.

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“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the shares of Common Stock issued as a result of the conversion of the Initial Founder Shares, (b) the Private Placement Shares, (c) the Private Placement Warrants and any shares of Common Stock issued or issuable upon the exercise of the Private Placement Warrants, (d) the Base Forward Purchase Shares, (e) the Forward Purchase Founder Shares, (f) the Forward Purchase Warrants and any shares of Common Stock issued or issuable upon exercise of the Forward Purchase Warrants, (g) any outstanding share of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by an Existing Holder as of the date of this Agreement including any securities purchased in connection with the Closing, (h) any outstanding shares of Common Stock or any Common Stock issuable upon the exercise, conversion or exchange of any other outstanding equity security (or security exercisable, convertible or exchangeable for any equity security) of the Company or any of its Subsidiaries held by a New Holder as of the date of this Agreement (including shares transferred to a Permitted Transferee, any shares of Common Stock issuable upon the exchange of ExchangeCo Stock and any shares of Common Stock issuable upon the exercise of any Exchanged Company Option), (i) any shares of Common Stock (including those issuable upon the exchange of ExchangeCo Stock) issued or issuable as Seller Escrow Shares to a New Holder after the date hereof, and (j) any other equity security of the Company issued or issuable with respect to any such share of Common Stock described in the foregoing clauses (a) through (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entries for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities have been sold without registration pursuant to Rule 144; or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in the applicable Registration.

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“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, or any successor rule promulgated thereafter by the SEC.

“Rule 415” shall have the meaning given in subsection 2.1.1.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Guidance” means (i) any publicly-available written or oral guidance of the SEC staff, or any comments, requirements or requests of the SEC staff whether formally or informally or publicly or privately and (ii) the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Seller Escrow Shares” shall have the meaning given in the Recitals hereto.

“Shelf Takedown Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Agreement” shall have the meaning given in the Recitals hereto.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II
REGISTRATIONS

2.1 Shelf Registration.

2.1.1 Initial Registration. The Company shall, as soon as practicable, but in no event later than thirty (30) calendar days after the consummation of the transactions contemplated by the Business Combination Agreement, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the SEC then in effect) (“Rule 415”) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than the earlier of (i) sixty (60) calendar days following the Closing (or 90 calendar days following the Closing if the SEC notifies the Company that it will “review” the Registration Statement), and (ii) the second (2nd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”). The Registration Statement filed with the SEC pursuant to this subsection 2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for

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such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall cause such Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 Form S-3 Shelf. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its best efforts to file a Form S-1 Shelf as promptly as practicable (but in any event, within ten (10) calendar days) to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 Shelf Takedown. At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expect aggregate gross proceeds in excess of $[50,000,000] from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering but in no event less than $10,000,000. All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Takedown Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within five (5) business days after receipt of any Shelf Takedown Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to reductions consistent with the Pro Rata calculations in Section 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Company after consultation with the initiating Holders and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations of the Company and the selling stockholders as are customary in underwritten offerings of securities by the Company. Notwithstanding anything to the contrary set forth in this subsection 2.1.3 or subsection 2.2.1, a request by any Existing Holder(s) or New Holder(s) for a Shelf Underwritten Offering pursuant to this subsection 2.1.3 shall count as a Demand Registration for purposes of the limitations on the number of Demand Registrations set forth in the last sentence of subsection 2.2.1 for so long as the Registrable Securities requested to be sold in such Shelf Underwritten Offering by such Holders pursuant to this subsection 2.2.1 (after giving effect to any to reductions consistent with the Pro Rata calculations in Section 2.2.4) have actually been sold in connection therewith.

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2.1.4 Holder Information Required for Participation in Shelf Registration. At least ten (10) business days prior to the first anticipated filing date of a Registration Statement pursuant to this Article II, the Company shall notify each Holder in writing of the anticipated filing of such Registration Statement (which may be by email), and request from each Holder all information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the third (3rd) business day prior to the first anticipated filing date of a Registration Statement pursuant to this Article II.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof and provided that the Company does not have an effective Registration Statement pursuant to subsection 2.1.1 outstanding covering the Registrable Securities, (a) the Existing Holders holding at least a majority in interest of the then-outstanding number of Registrable Securities held by the Existing Holders or (b) the New Holders holding at least a majority-in-interest of the then-outstanding number of Registrable Securities held by the New Holders (the “Demanding Holders”), in each case, may make a written demand for Registration of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, the Registration of all Registrable Securities requested by the Demanding Holder(s) and Requesting Holder(s) pursuant to such Demand Registration, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations pursuant to a Demand Registration by the Existing Holders, or more than an aggregate of eight (8) Registrations pursuant to a Demand Registration by the New Holders, in each case under this subsection 2.2.1 with respect to any or all Registrable Securities held by such Holders; provided, however, that a Registration pursuant to a Demand Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders and the Demanding Holders to be registered on behalf of the Requesting Holders and the Demanding Holders in such Registration Statement have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the SEC with respect to a Registration pursuant to a Demand Registration has been declared effective by the SEC and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the SEC, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (a) such stop order or injunction is removed, rescinded or otherwise terminated, and (b) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; and provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

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2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the shares of Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. Any of the Demanding Holders initiating a Demand Registration or any of the Requesting Holders (if any), pursuant to a Registration under subsection 2.2.1 shall have the right to withdraw from a Registration pursuant to such Demand Registration or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration at least one (1) business day prior to the effectiveness of the Registration Statement filed with the SEC with respect to the Registration of their Registrable Securities pursuant to such Demand Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (i) filed in

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connection with any employee stock option or other benefit plan, (ii) for a rights offering or an exchange offer or offering of securities solely to the Company’s existing stockholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.3.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested or demanded pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities;

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities

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for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the SEC with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415, at least five (5) business days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the SEC in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Shelf Underwritten Offering pursuant to subsection 2.1.3 or a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested a Shelf Underwritten Offering or an Underwritten Registration, as applicable, and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board such Shelf Underwritten Offering or Registration would be materially detrimental to the Company and the Board concludes as a result that it is essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement at such time, as applicable, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board or the Chief Executive Officer stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company for such Shelf Underwritten Offering to be commenced or such Registration Statement to be filed, as applicable, in the near future and that it is therefore essential to defer such Shelf Underwritten Offering or the filing of such Registration Statement, as applicable. In such event, the Company shall have the right to defer such offering or filing for a period of not more than sixty (60) days; provided, however, that the Company shall not defer its obligation in this manner more than twice in any 12-month period, or for an aggregate period of more than ninety (90) days in any twelve month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, the Holders shall provide written notice to the Company at least five (5) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriter(s) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures.

2.6 Rule 415; Removal. If at any time the SEC takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Article II is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the SEC requiring a Holder to

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be named as an “underwriter,” the applicable Holders) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the applicable Holders is an “underwriter.” The Existing Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the Existing Holders, and the New Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities held by the New Holders, and subject to such Registration Statement, each such legal counsel shall have the review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the SEC regarding the SEC’s position and to comment on any written submission made to the SEC with respect thereto. No such written submission with respect to this matter shall be made to the SEC to which the applicable set of Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the SEC refuses to alter its position, the Company shall, at the applicable Holder(s)’ option, (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the SEC may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall only be required to include such Holder’s Registrable Securities in the Registration Statement if the Holder agrees to be named as an “underwriter” in such Registration Statement. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the applicable Holders (who, for the avoidance of doubt, shall solely consist of those Holders the SEC is requiring to be named as an “underwriter”) pursuant to this Section 2.6 shall be allocated between the applicable Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by such applicable Holders. In the event of a share removal of some or all Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

ARTICLE III
COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the SEC as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the SEC such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by any Holder with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the

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Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as any Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities and its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any such Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders, provided that the Existing Holders holding a majority of the Registrable Securities held by the Existing Holders shall be permitted to select their own representative), the Underwriter(s), if any, and any attorney(s) or accountant(s) retained by such Holders or Underwriter(s) to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative(s), Underwriter, attorney(s) or accountant(s) in connection with the Registration; provided, however, that such representative(s) or Underwriter enters into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

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3.1.11 obtain a “comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter(s) may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and a negative assurance letter, each dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriter(s), if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Underwriter(s), placement agent(s) or sales agent(s) may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the SEC);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $50,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter(s) in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. Except as otherwise provided herein, the Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than forty-five (45) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

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3.5 Reporting Obligations; Legend Removal.

3.5.1 As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.5.2 Upon request of a Holder, the Company shall promptly cause any legend affixed to any Registrable Securities to be removed from any certificate for any Registrable Securities to the extent that such legend is no longer required under the Securities Act and applicable state laws, including by providing any opinion of counsel that may be required by the transfer agent to effect such removal.

3.6 Limitations on Registration Rights. Notwithstanding anything herein to the contrary, (i) the Sponsor may not exercise its rights under Section 2.2 or 2.3 hereunder after February 18, 2026 and February 18, 2028, respectively, and (ii) the Sponsor may not exercise its rights under Section 2.2 more than one time.

ARTICLE IV
INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party if the indemnifying party provides notice of such to the indemnified party within 30 days of the indemnifying party’s receipt of notice of such claim. After notice from the indemnifying party to the indemnified party of its election to assume the defense, the indemnifying party will not be liable to the indemnified party for any other legal expenses except as provided below and except for the reasonable costs of investigation subsequently incurred by the indemnified party in connection with the defense. The indemnified party will have the right to employ its own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such indemnified party unless (1) the employment of counsel by the indemnified party has been authorized in writing by the indemnifying party, (2) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (3) a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party) or (4) the indemnifying party has not in fact employed counsel to assume the defense of such action or counsel reasonably satisfactory to the indemnified party, in each case, within a reasonable time after receiving notice of the commencement of the action; in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the indemnifying party or parties. It is understood that the indemnifying party or parties shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements and other charges of more than one separate firm admitted to practice in such jurisdiction (plus local counsel) at any one time for all such indemnified party or parties. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). No indemnifying party shall, without the consent of the indemnified party, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated by this Section 4 (whether or not any indemnified party is a party thereto), unless such settlement, compromise or consent (1) includes an express and unconditional release of each indemnified party, in form and substance reasonably satisfactory to such indemnified party, from all liability arising out of such litigation, investigation, proceeding or claim and (2) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be

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deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V
MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, [•], Attention: [•], and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company and the Holders of Registrable Securities, as the case may be, hereunder may not be assigned or delegated by the Company or the Holders of Registrable Securities, as the case may be, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement, including Section 4.1 and Section 5.2 hereof.

5.2.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND

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TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects either the Existing Holders as a group or the New Holders as a group (regardless, in each case, whether the New Holders or the Existing Holders, respectively, are adversely affected (as a group) to the same extent) shall require the consent of at least a majority-in-interest of the Registrable Securities held by such Existing Holders or New Holders, as applicable, at the time in question so affected; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder or group of affiliated Holders, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder or group of affiliated Holders so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the SEC)) or (B) with respect to any Holder, such Holder ceasing to hold Registrable Securities.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Registration Rights Agreement to be executed as of the date first written above.

COMPANY:
RUMBLE, INC. (formerly known as CF Acquisition Corp. VI)
By:
Name:	Chris Pavlovski
Title:	Chairman and Chief Executive Officer
EXISTING HOLDERS:
CFAC HOLDINGS VI, LLC
By:
Name:	Howard W. Lutnick
Title:	Chief Executive Officer
By:
Name:	Douglas R. Barnard
By:
Name:	Harry J. Elam, Jr.
NEW HOLDERS:
[_________]
By:
Name:
Title:

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EXHIBIT G

See attached.

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exhibit j

PROVISIONS ATTACHING TO THE EXCHANGEABLE SHARES

The Exchangeable Shares shall have the following rights, privileges, restrictions and conditions:

1.      Interpretation

(1)    For the purposes of these share provisions:

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 — Prospectus Exemptions, as amended; provided, however, that Founder and his Permitted Transferees shall not be considered to be an affiliate of SPAC, CallCo or ExchangeCo for the purposes hereof.

“Agency” means any domestic or foreign court, tribunal, federal, state, provincial or local government or governmental agency, department or authority or other regulatory authority (including the Principal Exchange) or administrative agency or commission (including the Securities Commissions and the SEC) or any elected or appointed public official.

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement.

“Arrangement Effective Date” means the date the Arrangement becomes effective, as shown on the Certificate of Arrangement.

“Articles of Arrangement” means the articles of arrangement of Rumble in respect of the Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and substance satisfactory to Rumble and SPAC, each acting reasonably.

“Board of Directors” means the board of directors of ExchangeCo.

“Business Combination Agreement” means the business combination agreement made as of December 1, 2021 between SPAC and Rumble (including the Exhibits thereto), as it may be amended, modified or supplemented from time to time in accordance with its terms.

“business day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or New York, New York.

“Callco” means [•], a corporation incorporated under the laws of Ontario, and any successor thereto.

“Callco Call Notice” has the meaning ascribed thereto in Section 6(3) of these share provisions.

“certificate” means a share certificate or written evidence of book-entry issuance, evidencing ownership of a share.

“Certificate of Arrangement” means the certificate of arrangement issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Articles of Arrangement.

“Common Shares” means the common shares in the capital of ExchangeCo.

“Court” means the Ontario Superior Court of Justice (Commercial List), or other court as applicable.

“Current Market Price” means, in respect of a SPAC Share on any date, the closing price of one SPAC Share on the Principal Exchange on such date; provided, however, that if the SPAC Shares are for any reason not trading on the Principal Exchange at the relevant time, then the Current Market Price of a SPAC Share shall be determined by the board of directors of the SPAC acting in good faith and based upon the advice of such qualified independent financial advisors as the board of directors of SPAC may deem to be appropriate; and provided further that any such selection, opinion or determination by the board of directors of SPAC shall be conclusive and binding, absent manifest error.

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

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“Dividend Amount” means an amount equal to all declared and unpaid dividends on an Exchangeable Share held by a holder on any dividend record date which occurred prior to the date of purchase, redemption or other acquisition of such share by Callco or ExchangeCo from such holder pursuant to Section 5, Section 6 or Section 7.

“Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo and in respect of which the Board of Directors determines in good faith that after giving effect to such matter the economic equivalence of the Exchangeable Shares and the SPAC Shares is maintained for the holders of Exchangeable Shares (other than SPAC and its affiliates).

“Exchangeable Shares” means the non-voting, exchangeable shares in the capital of ExchangeCo, having the rights, privileges, restrictions and conditions set forth herein.

“ExchangeCo” means [•], a corporation incorporated under the laws of Ontario and the issuer of the Exchangeable Shares pursuant to the Arrangement, and any successor thereto.

“Exempt Exchangeable Share Voting Event” means any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of ExchangeCo in order to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares and the SPAC Shares.

“Final Order” means the final order of the Court pursuant to section 182 of the OBCA approving the Arrangement.

“Founder” means Christopher Pavlovski.

“holder” means, when used with reference to the Exchangeable Shares, a holder of Exchangeable Shares shown from time to time in the register maintained by or on behalf of ExchangeCo in respect of the Exchangeable Shares.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Liquidation Amount” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“Liquidation Call Purchase Price” has the meaning ascribed thereto in Section 5(2) of these share provisions.

“Liquidation Call Right” has the meaning ascribed thereto in Section 5(2) of these share provisions.

“Liquidation Date” has the meaning ascribed thereto in Section 5(1) of these share provisions.

“Marketable Securities” shall mean SPAC Shares that are (a) listed and traded on a Permitted Exchange, (b) not subject to any “lock-up” restrictions on transferability, and (c) are either (i) freely transferable pursuant to Rule 144 of the Securities Act (without being subject to any volume restrictions set forth in Rule 144(e)), Rule 145 of the Securities Act, or any other applicable rule or law or (ii) currently the subject of an effective Securities Act resale registration statement or the issuance thereof has been registered under the Securities Act.

“OBCA” means the Business Corporations Act (Ontario), as amended.

“Other Corporation” has the meaning ascribed thereto in Section 12(3)(c) of these share provisions.

“Other Shares” has the meaning ascribed thereto in Section 12(3)(c) of these share provisions.

“Permitted Exchange” means the New York Stock Exchange, the NYSE American, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (or any of their respective successors).

“Permitted Transferee” has the meaning ascribed thereto in the SPAC Charter.

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

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“Plan of Arrangement” means the plan of arrangement to which these share provisions are attached proposed under Section 182 of the OBCA, and any amendments or variations made in accordance with Section 10.11 of the Business Combination Agreement or Section 6.1 of the Plan of Arrangement or made at the direction of the Court with the consent of SPAC and Rumble, each acting reasonably.

“Principal Exchange” means The New York Stock Exchange, The NYSE American, The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market (or any of their respective successors), to the extent the SPAC Shares are then listed thereon.

“Purchase Price” has the meaning ascribed thereto in Section 6(3)) of these share provisions.

“Redemption Call Purchase Price” has the meaning ascribed thereto in Section 7(3) of these share provisions.

“Redemption Call Right” has the meaning ascribed thereto in Section 7(3) of these share provisions.

“Redemption Date” means the date established by the Board of Directors for the redemption by ExchangeCo of all but not less than all of the outstanding Exchangeable Shares held by the Selling Shareholders pursuant to Section 7 of these share provisions, which date shall be no earlier than the date upon which one of the following is applicable:

(a)     the date upon which fewer than five percent (5%) of the Exchangeable Shares issued pursuant to the Plan of Arrangement remain outstanding (other than Exchangeable Shares held by SPAC and its affiliates), as such number of shares may be adjusted as deemed appropriate by the Board of Directors to give effect to any subdivision or consolidation of or stock dividend on the Exchangeable Shares, any issue or distribution of rights to acquire Exchangeable Shares or securities exchangeable for or convertible into Exchangeable Shares, any issue or distribution of other securities or rights or evidences of indebtedness or assets, or any other capital reorganization or other transaction affecting the Exchangeable Shares;

(b)    the date upon which a SPAC Control Transaction occurs, in which case, provided that the Board of Directors determines, in good faith and in its sole discretion, that it is not reasonably practicable (taking into account the terms of the SPAC Control Transaction proposed by any relevant counterparty and on which such proposal is conditioned) to substantially replicate the terms and conditions of the Exchangeable Shares in connection with such SPAC Control Transaction and that the redemption of all but not less than all of the outstanding Exchangeable Shares held by the Selling Shareholders is necessary to enable the completion of such SPAC Control Transaction in accordance with its terms, the Redemption Date shall be a date set by the Board of Directors within 90 days of the SPAC Control Transaction, and provided that the Board of Directors shall provide such number of days’ prior written notice to the holders of the Exchangeable Shares as the Board of Directors may determine to be reasonably practicable in such circumstances;

(c)     the date upon which an Exchangeable Share Voting Event that is not an Exempt Exchangeable Share Voting Event is proposed and (i) the holders of the Exchangeable Shares fail to take the necessary action, at a meeting or other vote of holders of Exchangeable Shares, to approve or disapprove, as applicable, the Exchangeable Share Voting Event or the holders of the Exchangeable Shares do take the necessary action but, in connection therewith, the holders of more than 10% of the outstanding Exchangeable Shares (other than those held by SPAC and its affiliates) exercise rights of dissent under the OBCA, and (ii) the Board of Directors determines in good faith that it is not reasonably practicable to accomplish the business purpose (which business purpose must be bona fide and not for the primary purpose of causing the occurrence of the Redemption Date) intended by the Exchangeable Share Voting Event in a commercially reasonable manner that does not result in an Exchangeable Share Voting Event, in which case the Redemption Date shall be the business day following the day on which the later of the events described in (i) and (ii) above occur;

(d)    the date upon which an Exempt Exchangeable Share Voting Event is proposed and holders of the Exchangeable Shares fail to take the necessary action at a meeting or other vote of holders of Exchangeable Shares to approve or disapprove, as applicable, the Exempt Exchangeable Share Voting Event, in which case the Redemption Date shall be the business day following the day on which the holders of the Exchangeable Shares failed to take such action; or

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(e)     the date upon which the Income Tax Act (Canada) is amended to permit the holders of Exchangeable Shares to effect an exchange for SPAC Shares without creating a taxable event under the Income Tax Act (Canada) for the holders of Exchangeable Shares.

“Redemption Price” has the meaning ascribed thereto in Section 7(1) of these share provisions.

“Retracted Shares” has the meaning ascribed thereto in Section 6(1)(a) of these share provisions.

“Retraction Call Right” has the meaning ascribed thereto in Section 6(1)(c) of these share provisions.

“Retraction Date” has the meaning ascribed thereto in Section 6(1)(b) of these share provisions.

“Retraction Price” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“Retraction Request” has the meaning ascribed thereto in Section 6(1) of these share provisions.

“Rumble” means Rumble Inc., a corporation incorporated under the laws of Ontario.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Securities Commissions” means the securities regulatory authorities in each of the provinces of Canada.

“Selling Shareholder” means a holder of Exchangeable Shares, other than SPAC or its affiliates.

“SPAC” means CF Acquisition Corp. VI, a corporation incorporated under the laws of Delaware.

“SPAC Charter” means the Second Amended and Restated Certificate of Incorporation of SPAC, as amended and restated from time to time.

“SPAC Control Transaction” means any transaction or event whereby:

(a)     any person, or group of persons acting jointly or in concert, acquires, directly or indirectly, whether by way of take-over bid, tender offer or otherwise, any voting securities of SPAC and, immediately after such acquisition, directly or indirectly owns, or exercises control and direction over, voting securities representing more than 50% of the total voting power of all the then outstanding voting securities of SPAC; provided, however, that an acquisition completed by Founder and/or his Permitted Transferees that may otherwise fall within this provision (a) shall not constitute a SPAC Control Transaction for the purposes hereof unless Founder and/or his Permitted Transferees consummate a “going private” transaction pursuant to Rule 13e-3 under the Exchange Act following which the SPAC Shares are longer be listed on any Permitted Exchange or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act, in which case such transaction shall be considered a SPAC Control Transaction;

(b)    the shareholders of a SPAC approve a merger, consolidation, recapitalization or reorganization of SPAC, other than any such transaction which would result in the holders of outstanding voting securities of SPAC immediately prior to such transaction directly or indirectly (including through one or more holding or intermediate companies) owning, or exercising control and direction over, voting securities representing more than 50% of the total voting power of all of the voting securities of the surviving entity outstanding immediately after such transaction;

(c)     the shareholders of SPAC approve a liquidation of SPAC; or

(d)    SPAC sells or disposes of all or substantially all of its assets.

“SPAC Dividend Declaration Date” means the date on which the board of directors of SPAC declares any dividend or other distribution on the SPAC Shares that would require ExchangeCo to make a corresponding payment to be made in respect of the Exchangeable Shares.

“SPAC Shares” means the Class A common stock in the capital of SPAC, and any other securities into which such shares may be changed.

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“SPAC Class C Common Stock” means the Class C common stock in the capital of SPAC, and any other securities into which such shares may be changed.

“Support Agreement” means the exchange and support agreement dated the Arrangement Effective Date made between SPAC, Callco, ExchangeCo and the holders of Exchangeable Shares, as it may be amended, modified or supplemented from time to time in accordance with its terms.

“Transfer” includes the making of any sale, exchange, assignment, gift, grant of security interest, pledge, mortgage or other direct or indirect disposition or encumbrance, or any contract therefor, any trust or other agreement or arrangement with respect to any other interest in Exchangeable Shares, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to Exchangeable Shares.

“Transfer Agent” means ExchangeCo, a third party transfer agent or such other person as may from time to time be appointed by ExchangeCo as the registrar and transfer agent for the Exchangeable Shares.

2.      Ranking of Exchangeable Shares

The Exchangeable Shares shall be entitled to a preference over the Common Shares with respect to (i) the payment of dividends to the extent provided in Section 3 of these share provisions, and (ii) the distribution of assets in the event of the liquidation, dissolution or winding-up of ExchangeCo, whether voluntary or involuntary, or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, to the extent provided in Section 5 of these share provisions.

3.      Dividends

(1)    A holder of an Exchangeable Share shall be entitled to receive, and the Board of Directors shall, on each SPAC Dividend Declaration Date, subject to applicable law, declare a dividend on each Exchangeable Share:

(a)     in the case of a cash dividend declared on the SPAC Shares, in an amount in cash for each Exchangeable Share equal to the cash dividend declared on each SPAC Share on the SPAC Dividend Declaration Date;

(b)    in the case of a stock dividend declared on the SPAC Shares to be paid in SPAC Shares, by the issue or transfer by ExchangeCo of such number of Exchangeable Shares on each Exchangeable Share as is equal to the number of SPAC Shares to be paid on each SPAC Share unless, in lieu of such stock dividend, ExchangeCo elects to effect a corresponding and contemporaneous and economically equivalent (as determined by the Board of Directors in accordance with Section 3(4) hereof) subdivision of the outstanding Exchangeable Shares; or

(c)     in the case of a dividend declared on the SPAC Shares in property other than cash or SPAC Shares, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent (to be determined by the Board of Directors as contemplated by Section 3(4) hereof) to the type and amount of property declared as a dividend on each SPAC Share.

         The holders of Exchangeable Shares shall not be entitled to any dividends other than, or in excess of, the dividends referred to in this Section 3(1).

(2)    The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3(1) hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the SPAC Shares. Any such dividends shall be paid out of money, assets or property of ExchangeCo properly applicable to the payment of dividends, or out of authorized but unissued shares of ExchangeCo, as applicable, in accordance with Section 3(3) hereof. If on any payment date for any dividends declared on the Exchangeable Shares under Section 3(1) hereof the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which ExchangeCo shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

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(3)    Cheques of ExchangeCo payable at par at any branch of the bankers of ExchangeCo shall be issued in respect of any cash dividends contemplated by Section 3(1)(a) hereof and the sending of such cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Written evidence of the book entry issuance or transfer to the registered holder of Exchangeable Shares shall be delivered in respect of any stock dividends contemplated by Section 3(1)(b) hereof or any subdivision of the Exchangeable Shares under Section 3(1)(b) hereof, and the sending of such written evidence to each holder of an Exchangeable Share shall satisfy the stock dividend or other distribution represented thereby. Such other type and amount of property in respect of any dividends contemplated by Section 3(1)(c) hereof shall be issued, distributed or transferred by ExchangeCo in such manner as it shall determine and the issuance, distribution or transfer thereof by ExchangeCo to each holder of an Exchangeable Share in accordance with the foregoing shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against ExchangeCo any dividend that is represented by a cheque that has not been duly presented to ExchangeCo’s bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

(4)    The Board of Directors shall determine, in good faith and in its sole discretion, economic equivalence for the purposes of these share provisions, including Section 3(1) hereof, and each such determination shall be conclusive and binding on ExchangeCo and its shareholders. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors to be relevant, be considered by the Board of Directors:

(a)     in the case of any stock dividend or other distribution payable in SPAC Shares, the number of such shares issued in proportion to the number of SPAC Shares previously outstanding;

(b)    in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price on the last business day prior to such distribution;

(c)     in the case of the issuance or distribution of any other form of property (including any shares or securities of SPAC of any class other than SPAC Shares, any rights, options or warrants other than those referred to in Section 3(4)(b) hereof, any evidences of indebtedness of SPAC or any assets of SPAC), the relationship between the fair market value (as determined by the Board of Directors in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding SPAC Share and the Current Market Price of a SPAC Share on the last business day prior to such issuance or distribution; and

(d)    in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of SPAC Shares as a result of differences between taxation laws of Canada and the United States (except for any differing consequences arising as a result of differing withholding taxes and marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).

4.      Certain Restrictions

(1)    So long as any Exchangeable Shares are outstanding (other than any Exchangeable Shares held by SPAC and its affiliates), ExchangeCo shall not at any time without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(3) of these share provisions:

(a)     pay any dividends on the Common Shares, other than stock dividends payable in Common Shares;

(b)    redeem or purchase or make any capital distribution in respect of Common Shares; or

(c)     issue any Exchangeable Shares or any other shares of ExchangeCo ranking equally with or superior to the Exchangeable Shares other than by way of stock dividends to the holders of such Exchangeable Shares.

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The restrictions in Sections 4(1)(a), 4(1)(b) and 4(1)(c) hereof shall not apply if all dividends on the outstanding Exchangeable Shares payable in accordance with Section 3(1) hereof prior to such time have been declared and paid on the Exchangeable Shares.

(2)    So long as any Exchangeable Shares are held by any person other than SPAC or its affiliates, ExchangeCo shall not without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 11(3) of these share provisions, voluntarily liquidate, dissolve, wind-up or distribute its assets among its shareholders for the purposes of winding up its affairs.

5.      Distribution on Liquidation

(1)    In the event of the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, subject to the exercise by Callco of the Liquidation Call Right, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of ExchangeCo in respect of each Exchangeable Share held by such holder on the effective date (the “Liquidation Date”) of such liquidation, dissolution, winding-up or other distribution, before any distribution of any part of the assets of ExchangeCo among the holders of the Common Shares, an amount per share (the “Liquidation Amount”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Liquidation Date, plus the Dividend Amount, if any, which Liquidation Amount shall be satisfied in full by ExchangeCo delivering or causing to be delivered to such holder one SPAC Share, plus an amount equal to the Dividend Amount, if any.

(2)    Callco shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, to purchase from all but not less than all of the Selling Shareholders on the Liquidation Date all but not less than all of the Exchangeable Shares held by each Selling Shareholder on payment by Callco of an amount per Exchangeable Share (the “Liquidation Call Purchase Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Liquidation Date, plus the Dividend Amount, if any, which Liquidation Call Purchase Price shall be satisfied in full by Callco delivering or causing to be delivered to such holder one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) plus the Dividend Amount, if any, in accordance with Section 5(4) hereof.

(3)    To exercise the Liquidation Call Right, Callco must notify ExchangeCo and the Transfer Agent, as agent for the holders of Exchangeable Shares, of Callco’s intention to exercise such right at least 45 days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of ExchangeCo or any other voluntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, and at least five business days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of ExchangeCo or any other involuntary distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs. The Transfer Agent shall notify the holders of Exchangeable Shares as to whether or not Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Callco.

(4)    If Callco exercises the Liquidation Call Right, then on the Liquidation Date (i) Callco shall purchase from each Selling Shareholder, and each Selling Shareholder shall sell to Callco, all of the outstanding Exchangeable Shares held by such Selling Shareholder for a price per share equal to the Liquidation Call Purchase Price, and (ii) ExchangeCo shall have no obligation to pay any Liquidation Amount (including, for the avoidance of doubt, any Dividend Amount) to the holders of such shares so purchased by Callco. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Liquidation Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, direct registration advices or book entry notations representing the aggregate number of SPAC Shares which Callco shall deliver or cause to be delivered pursuant to Section 5(2) hereof and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the total Liquidation Call Purchase Price, in each case less any amounts withheld pursuant to Section 14(3) hereof. Provided that Callco has complied with the immediately preceding sentence, on and after the Liquidation Date the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price without interest, unless payment of the aggregate Liquidation

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Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 5(4), in which case the rights of such Selling Shareholders shall remain unaffected until the aggregate Liquidation Call Purchase Price has been paid to them in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor the SPAC Shares to which such holder is entitled, and as soon as reasonably practicable thereafter, the Transfer Agent shall deliver to such holder direct registration advices or book entry notations representing the SPAC Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the Dividend Amount, if any, and, if and when received by the Transfer Agent, all dividends and other distributions with respect to such SPAC Shares with a record date on or after the Liquidation Date and before the date of the transfer of such SPAC Shares to such holder, less any amounts withheld pursuant to Section 14(3) hereof.

(5)    On or promptly after the Liquidation Date, and provided the Liquidation Call Right has not been exercised by Callco, ExchangeCo shall pay or cause to be paid to the Selling Shareholders the Liquidation Amount for each Exchangeable Share held by them upon presentation and surrender of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent and ExchangeCo may reasonably require, at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo by notice to the Selling Shareholders. Payment of the Liquidation Amount for such Exchangeable Shares shall be made by transferring or causing to be transferred to each Selling Shareholder the SPAC Shares to which such holder is entitled (which shares shall be fully paid and shall be free and clear of any lien, claim or encumbrance) and a cheque of ExchangeCo payable at par at any branch of the bankers of ExchangeCo in respect of the Dividend Amount, if any, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Liquidation Date, the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the Liquidation Amount without interest, unless payment of the aggregate Liquidation Amount for such Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the foregoing provisions, in which case the rights of such Selling Shareholders shall remain unaffected until the Liquidation Amount has been paid in the manner hereinbefore provided. ExchangeCo shall have the right at any time after the Liquidation Date to transfer or cause to be issued or transferred to, and deposited with, the Transfer Agent the Liquidation Amount in respect of the Exchangeable Shares represented by certificates that have not at the Liquidation Date been surrendered by the holders thereof, such Liquidation Amount to be held by the Transfer Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon such deposit being made, the rights of a Selling Shareholder after such deposit shall be limited to receiving its proportionate part of the Liquidation Amount for such Exchangeable Shares so deposited, without interest, and when received by the Transfer Agent, all dividends and other distributions with respect to the SPAC Shares to which such holder is entitled with a record date on or after the date of such deposit and before the date of transfer of such SPAC Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom) against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

(6)    After ExchangeCo or Callco, as the case may be, has satisfied its obligations to pay to holders of Exchangeable Shares the Liquidation Amount per Exchangeable Share pursuant to Section 5(4) or Section 5(5) hereof, as applicable, such holders shall not be entitled to share in any further distribution of the assets of ExchangeCo.

6.      Retraction of Exchangeable Shares by Holder

(1)    A Selling Shareholder shall be entitled at any time, subject to the exercise by Callco of the Retraction Call Right and otherwise upon compliance with, and subject to, the provisions of this Section 6, to require ExchangeCo to redeem any or all of the Exchangeable Shares registered in the name of such holder for an

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amount per share (the “Retraction Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Retraction Date, plus the Dividend Amount, if any, which Retraction Price shall be satisfied in full by ExchangeCo delivering or causing to be delivered to such holder, on the designated payment date therefor, one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) for each Exchangeable Share presented and surrendered by the holder, together with the Dividend Amount, if any. To effect such redemption, the Selling Shareholder shall present and surrender at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo by notice to the holders of Exchangeable Shares the certificate or certificates representing the Exchangeable Shares which the holder desires to have ExchangeCo redeem, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent and ExchangeCo may reasonably require, and together with a duly executed statement (the “Retraction Request”) in the form of Schedule “A” hereto or in such other form as may be acceptable to ExchangeCo:

(a)     specifying that the holder desires to have all or any number specified therein of the Exchangeable Shares represented by such certificate or certificates (the “Retracted Shares”) redeemed by ExchangeCo;

(b)    stating the business day on which the holder desires to have ExchangeCo redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be as soon as practicable and no later than seven business days after the date on which the Retraction Request is received by ExchangeCo and further provided that, in the event that no such business day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the seventh business day after the date on which the Retraction Request is received by ExchangeCo and subject also to Section 6(9); and

(c)     acknowledging the overriding right (the “Retraction Call Right”) of Callco to purchase all but not less than all of the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the terms and conditions set out in Section 6(3) hereof.

(2)    Provided that Callco has not exercised the Retraction Call Right, upon receipt by ExchangeCo or the Transfer Agent in the manner specified in Section 6(1) hereof of a certificate or certificates representing the number of Retracted Shares, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, ExchangeCo shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall pay or cause to be paid to such holder, in accordance with Section 6(5) hereof, the aggregate Retraction Price to which such holder is entitled. If only a part of the Exchangeable Shares represented by any certificate is redeemed (or purchased by Callco pursuant to the Retraction Call Right), a new certificate for the balance of such Exchangeable Shares shall be issued by ExchangeCo to the holder at the expense of ExchangeCo.

(3)    Subject to the provisions of this Section 6, upon receipt by ExchangeCo of a Retraction Request, ExchangeCo shall immediately notify Callco thereof and shall provide to Callco a copy of the Retraction Request. In order to exercise the Retraction Call Right, Callco must notify ExchangeCo of its determination to do so (the “Callco Call Notice”) within five business days of notification to Callco by ExchangeCo of the receipt by ExchangeCo of the Retraction Request. If Callco does not so notify ExchangeCo within such five business day period, then (i) ExchangeCo shall notify the holder as soon as possible thereafter that Callco will not exercise the Retraction Call Right, and (ii) provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, ExchangeCo shall redeem the Retracted Shares on the Retraction Date in the manner otherwise contemplated in this Section 6.

(4)    If Callco delivers the Callco Call Notice within such five business day period, and provided that the Retraction Request is not revoked by the holder in the manner specified in Section 6(8) hereof, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Callco in accordance with the Retraction Call Right. In such event, ExchangeCo shall not redeem the Retracted Shares and Callco shall purchase from such holder and such holder shall sell to Callco on the Retraction Date the Retracted Shares for a purchase price (the “Purchase Price”) per share equal to the Retraction Price per share. For the purpose of completing a purchase pursuant to the Retraction Call Right, on the Retraction Date, Callco shall deliver or cause to be delivered to the holder of the Retracted Shares, in accordance with Section 6(5)

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hereof, the Purchase Price to which such holder is entitled. Provided that Callco has complied with the immediately preceding sentence, (i) the closing of the purchase and sale of the Retracted Shares pursuant to the Retraction Call Right shall be deemed to occur as at the close of business on the Retraction Date, and (ii) no redemption by ExchangeCo of such Retracted Shares shall take place on the Retraction Date and ExchangeCo shall no longer be obligated to pay the Retraction Price (including, for the avoidance of doubt, the Dividend Amount, if any) in respect of such Retracted Shares to the holder of the Retracted Shares.

(5)    ExchangeCo or Callco, as the case may be, shall deliver or cause the Transfer Agent to deliver to a Selling Shareholder (i) written evidence of the book entry issuance in uncertificated form of the SPAC Shares to which the Selling Shareholder is entitled in respect of such Selling Shareholder’s Retracted Shares pursuant to this Section 6 (which SPAC Shares shall be fully paid and which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) and not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo); provided that if, as of such time the SPAC Shares deliverable in connection with such Retraction Request are Marketable Securities and the Transfer Agent for the SPAC Shares is participating in the DTC Fast Automated Securities Transfer Program, ExchangeCo or Callco, as the case may be, shall request that the Transfer Agent, at the request of the relevant holder, credit such aggregate number of SPAC Shares to which such holder is entitled pursuant to this Section 6 to the holder’s or its nominee’s balance account with DTC through its Deposit/Withdrawal at Custodian system (if eligible for transfer through DWAC); and (ii) if applicable, and on or before the payment date therefor, a cheque payable at par at any branch of the bankers of ExchangeCo or Callco, as applicable, representing the aggregate Dividend Amount, in payment of the Retraction Price or the Purchase Price, as the case may be, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom, and such delivery of such SPAC Shares and cheques on behalf of ExchangeCo or by Callco, as the case may be, by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price or Purchase Price, as the case may be, to the extent that the same is represented by such share certificates and cheques (plus any tax deducted and withheld therefrom and remitted to the proper tax Agency).

(6)    On and after the close of business on the Retraction Date, the former holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Retraction Price or Purchase Price, as the case may be, without interest, unless upon presentation and surrender of certificates in accordance with the foregoing provisions payment of the Retraction Price or the Purchase Price, as the case may be, shall not be made as provided in Section 6(5) hereof, in which case the rights of such holder shall remain unaffected until the Retraction Price or the Purchase Price, as the case may be, has been paid in the manner hereinbefore provided.

(7)    Notwithstanding any other provision of this Section 6, ExchangeCo shall not be obligated to redeem any Retracted Shares specified by a Selling Shareholder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If ExchangeCo believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Callco shall not have exercised the Retraction Call Right with respect to such Retracted Shares, ExchangeCo shall only be obligated to redeem any Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the Selling Shareholder at least two business days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by ExchangeCo. In any case in which the redemption by ExchangeCo of all of the Retracted Shares specified in one or more Retraction Request would be contrary to solvency requirements or other provisions of applicable law, ExchangeCo shall redeem any Retracted Shares specified in any such Retraction Requests on a pro rata basis and shall issue to each holder of such Retracted Shares a new certificate, at the expense of ExchangeCo, representing the Retracted Shares not redeemed by ExchangeCo.

(8)    A holder of Retracted Shares may, by notice in writing given by the holder to ExchangeCo at least five (5) business days prior to the Retraction Date, withdraw its Retraction Request, in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Callco shall be deemed to have been revoked.

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(9)    Notwithstanding any other provision of this Section 6, if:

(a)     exercise of the rights of the holders of the Exchangeable Shares, or any of them, to require ExchangeCo to redeem any Exchangeable Shares pursuant to this Section 6 on any Retraction Date would require listing particulars or any similar document to be issued in order to obtain the approval of the Principal Exchange to the listing and trading (subject to official notice of issuance) of the SPAC Shares that would be required to be delivered to such holders of Exchangeable Shares in connection with the exercise of such rights; and

(b)    as a result of (a) above, it would not be practicable (notwithstanding the reasonable endeavours of SPAC) to obtain such approvals in time to enable all or any of such SPAC Shares to be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) when so delivered, such Retraction Date shall, notwithstanding any other date specified or otherwise deemed to be specified in any relevant Retraction Request, be deemed for all purposes to be the second business day immediately following the date the approvals referred to in Section 6(9)(a) are obtained, and references in these share provisions to such Retraction Date shall be construed accordingly.

7.      Redemption of Exchangeable Shares by ExchangeCo

(1)    ExchangeCo shall, at least 60 days before any Redemption Date (other than a Redemption Date established in connection with a SPAC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event), send or cause to be sent to each Selling Shareholder a notice in writing of the redemption by ExchangeCo of all of the Exchangeable Shares held by such Selling Shareholders. In the case of a Redemption Date established in connection with a SPAC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, the written notice of the redemption by ExchangeCo shall be sent on or before the Redemption Date, on as many days prior written notice as may be determined by the Board of Directors to be reasonably practicable in the circumstances. In such latter case, such notice shall set out the formula for determining the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Redemption Date and, if applicable, particulars of the Redemption Call Right.

(2)    Subject to applicable law, and provided Callco has not exercised the Redemption Call Right, ExchangeCo shall on the Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares held by the Selling Shareholders for an amount per share (the “Redemption Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Redemption Date, plus the Dividend Amount, if any, which Redemption Price shall be satisfied in full by ExchangeCo causing to be delivered to each Selling Shareholder one SPAC Share (which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance)) for each Exchangeable Share held by such Selling Shareholder, together with an amount in cash equal to the Dividend Amount, if any.

(3)    Notwithstanding the proposed redemption of the Exchangeable Shares by ExchangeCo pursuant to Section 7(1), Callco shall have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the Selling Shareholders on the Redemption Date all but not less than all of the Exchangeable Shares held by the Selling Shareholders on payment by Callco to each Selling Shareholder of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Current Market Price of a SPAC Share, determined as of the last business day prior to the Redemption Date, plus the Dividend Amount, if any, which Redemption Call Purchase Price shall be satisfied in full by Callco delivering or causing to be delivered to such holder one SPAC Share plus the Dividend Amount, if any, in accordance with Section 7(5) hereof.

(4)    To exercise the Redemption Call Right, Callco must notify ExchangeCo and the Transfer Agent of Callco’s intention to exercise such right at least 30 days before the Redemption Date, except in the case of a redemption occurring as a result of a SPAC Control Transaction, an Exchangeable Share Voting Event or an Exempt Exchangeable Share Voting Event, in which case Callco shall so notify ExchangeCo and the Transfer Agent on or before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Callco.

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(5)    If Callco exercises the Redemption Call Right, then on the Redemption Date (i) Callco shall purchase from each Selling Shareholder, and each Selling Shareholder shall sell to Callco, all of the outstanding Exchangeable Shares held by such Selling Shareholders for a price per share equal to the Redemption Call Purchase Price (to be satisfied in the form of SPAC Shares plus a cheque(s) in respect of any Dividend Amount as specified below), and (ii) ExchangeCo shall have no obligation to pay any Redemption Price (including, for the avoidance of doubt, any Dividend Amount) to the holders of such shares so purchased by Callco. For the purposes of completing the purchase of the Exchangeable Shares pursuant to the Redemption Call Right, Callco shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, direct registration advices or book entry notations representing the aggregate number of SPAC Shares which Callco shall deliver or cause to be delivered pursuant to Section 7(3) hereof and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the aggregate Dividend Amount, if any, in payment of the aggregate Redemption Call Purchase Price, in each case less any amounts withheld pursuant to Section 14(3) hereof. Provided that Callco has complied with the immediately preceding sentence, on and after the Redemption Date the Selling Shareholders shall cease to be holders of the Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price without interest, unless payment of the aggregate Redemption Call Purchase Price for the Exchangeable Shares shall not be made upon presentation and surrender of share certificates in accordance with the following provisions of this Section 7(5), in which case the rights of the holders shall remain unaffected until the aggregate Redemption Call Purchase Price has been paid in the manner herein provided. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under applicable law and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor the SPAC Shares to which such holder is entitled, and as soon as reasonably practicable thereafter the Transfer Agent shall deliver to such holder direct registration advices or book entry notations representing the SPAC Shares to which the holder is entitled and a cheque or cheques of Callco payable at par at any branch of the bankers of Callco representing the Dividend Amount, if any, and, if and when received by the Transfer Agent, all dividends and other distributions with respect to such SPAC Shares with a record date on or after the Redemption Date and before the date of the transfer of such SPAC Shares to such holder, less any amounts withheld pursuant to Section 14(3) hereof.

(6)    On or after the Redemption Date and provided that the Redemption Call Right has not been exercised by Callco, ExchangeCo shall pay or cause to be paid to the holders of the Exchangeable Shares to be redeemed the Redemption Price for each such Exchangeable Share, upon presentation and surrender at the registered office of ExchangeCo or at any office of the Transfer Agent as may be specified by ExchangeCo in such notice of the certificates representing such Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the OBCA and the articles of ExchangeCo and such additional documents, instruments and payments as the Transfer Agent and ExchangeCo may reasonably require. Payment of the Redemption Price for such Exchangeable Shares shall be made by transferring or causing to be issued or transferred to each holder the SPAC Shares to which such holder is entitled and by delivering to such holder, on behalf of ExchangeCo, written evidence of the book entry issuance in uncertificated form of SPAC Shares (which SPAC Shares shall be fully paid and which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance) and not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo), and, if applicable, a cheque of ExchangeCo payable at par at any branch of the bankers of ExchangeCo in payment of the Dividend Amount, in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom. On and after the Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive the Redemption Price without interest, unless payment of the Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Redemption Price has been paid in the manner hereinbefore provided. ExchangeCo shall have the right at any time after the sending of notice of

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its intention to redeem the Exchangeable Shares as aforesaid to transfer or cause to be issued or transferred to, and deposited with, the Transfer Agent named in such notice the Redemption Price for the Exchangeable Shares so called for redemption, or such portion of the said Exchangeable Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, less any amounts withheld on account of tax required to be deducted and withheld therefrom, such aggregate Redemption Price to be held by the Transfer Agent as trustee for and on behalf of, and for the use and benefit of, such holders. Upon the later of such deposit being made and the Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the aggregate Redemption Price for such Exchangeable Shares, without interest, and if and when received by the Transfer Agent, all dividends and other distributions with respect to the SPAC Shares to which such holder is entitled with a record date on or after the later of the date of such deposit and the Redemption Date and before the date of transfer of such SPAC Shares to such holder (in each case less any amounts withheld on account of tax required to be deducted and withheld therefrom), against presentation and surrender of the certificates for the Exchangeable Shares held by them in accordance with the foregoing provisions.

8.      Purchase for Cancellation

Subject to applicable law, ExchangeCo may at any time and from time to time purchase for cancellation all or any part of the Exchangeable Shares by private agreement with the holder thereof.

9.      Voting Rights

Except as required by applicable law and by Section 11 hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of ExchangeCo or to vote at any such meeting. Without limiting the generality of the foregoing, the holders of the Exchangeable Shares shall not have class votes except as required by applicable law. For greater certainty, the holders of the Exchangeable Shares will not be entitled to receive notice of or to attend any meeting of the shareholders of SPAC or to vote at any such meeting.

10.    Tax Matters

The amount specified in respect of each Exchangeable Share for the purposes of subsection 191(4) of the Income Tax Act (Canada) shall be an amount equal to $[•].

11.    Amendment and Approval

(1)    The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be added to, changed or removed only with the approval of the holders of the Exchangeable Shares given as hereinafter specified.

(2)    Subject to Section 11(3), any approval given by the holders of the Exchangeable Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares in accordance with applicable law shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law, subject to a minimum requirement that such approval be evidenced by a written resolution in accordance with applicable law or a resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 25% of the outstanding Exchangeable Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 25% of the outstanding Exchangeable Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than five days thereafter and to such time and place as may be designated by the chair of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Exchangeable Shares.

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(3)    Unless a higher approval threshold is required under applicable law, any consent, approval or waiver by the holders of Exchangeable Shares contemplated by these share terms may be given by a written resolution signed by not less than two-thirds of the holders of the Exchangeable Shares at the relevant time (excluding any Exchangeable Shares owned by SPAC or its affiliates).

12.    Reciprocal Changes, etc. in respect of SPAC Shares

(1)    Each holder of an Exchangeable Share acknowledges that the Support Agreement provides, in part, that so long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC will not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions:

(a)     issue or distribute SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to the holders of all or substantially all of the then outstanding SPAC Shares by way of stock dividend or other distribution, other than an issue of SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to holders of SPAC Shares (i) who exercise an option to receive dividends in SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement; or

(b)    issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SPAC Shares entitling them to subscribe for or to purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) other than pursuant to the issuance and distribution to holders of SPAC Shares of rights to purchase equity securities of SPAC under a “poison pill” or similar shareholder rights plan (and upon exchange of Exchangeable Shares for SPAC Shares, such SPAC Shares shall be issued together with a corresponding right under such plan); or

(c)     issue or distribute to the holders of all or substantially all of the then outstanding SPAC Shares:

(i)     shares or securities of SPAC of any class (other than SPAC Shares or securities convertible into or exchangeable for or carrying rights to acquire SPAC Shares);

(ii)    rights, options or warrants other than those referred to in Section 12(1)(b) above;

(iii)   evidence of indebtedness of SPAC; or

(iv)   assets of SPAC,

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least 7 days prior written notice thereof is given to the holders of Exchangeable Shares; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SPAC in order to give effect to and to consummate, in furtherance of or otherwise in connection with the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(2)    Each holder of an Exchangeable Share acknowledges that the Support Agreement further provides, in part, that so long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC will not without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions:

(a)     subdivide, redivide or change the then outstanding SPAC Shares into a greater number of SPAC Shares;

(b)    reduce, combine, consolidate or change the then outstanding SPAC Shares into a lesser number of SPAC Shares; or

(c)     reclassify or otherwise change the SPAC Shares or effect an amalgamation, merger, reorganization or other transaction affecting the SPAC Shares,

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unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least 7 days prior written notice is given to the holders of Exchangeable Shares. The Support Agreement further provides, in part, that the aforesaid provisions of the Support Agreement shall not be changed without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions.

(3)    Notwithstanding the foregoing provisions of this Section 12, in the event of a SPAC Control Transaction:

(a)     in which SPAC merges or amalgamates with, or in which all or substantially all of the then outstanding SPAC Shares are acquired by one or more other corporations to which SPAC is, immediately before such merger, amalgamation or acquisition, related within the meaning of the Income Tax Act (Canada) (otherwise than virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)    which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of the definition of such term in Section 1(1) of these share provisions; and

(c)     in which all or substantially all of the then outstanding SPAC Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SPAC Control Transaction, owns or controls, directly or indirectly, SPAC, then all references herein to “SPAC” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “SPAC Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments, if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of shares pursuant to these share provisions immediately subsequent to the SPAC Control Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to these share provisions had occurred immediately prior to the SPAC Control Transaction and the SPAC Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required,

13.    Actions by ExchangeCo under Support Agreement

(1)    ExchangeCo will take all such actions and do all such things as may be necessary to perform and comply with and to ensure performance and compliance by SPAC, Callco and ExchangeCo with all provisions of the Support Agreement applicable to SPAC, Callco and ExchangeCo, respectively, in accordance with the terms thereof, including taking all such actions and doing all such things as may be necessary to enforce for the direct benefit of ExchangeCo all rights and benefits in favour of ExchangeCo under or pursuant to such agreement.

(2)    ExchangeCo shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of these share provisions, other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

(a)     adding to the covenants of the other parties to such agreement provided that the board of directors of each of ExchangeCo, Callco and SPAC shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares thereunder;

(b)    making such amendments or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the good faith opinion of the board of directors of ExchangeCo, Callco and SPAC, it may be expedient to make, provided that the boards of directors shall be of the good faith opinion, after consultation with counsel, that such amendments and modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(c)     making such changes in or corrections to such agreement which, on the advice of counsel to ExchangeCo, Callco and SPAC, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein,
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provided that the board of directors of each of ExchangeCo, Callco and SPAC shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

14.    Legend; Call Rights; Withholding Rights

(1)    The certificates evidencing the Exchangeable Shares shall, in addition to legends prescribed by applicable corporate and securities laws, contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the Support Agreement, the Liquidation Call Right, the Redemption Call Right and the Retraction Call Right.

(2)    Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, in each case, in favour of Callco, and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Callco as herein provided.

(3)    ExchangeCo, Callco, SPAC and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise payable to any holder of Exchangeable Shares such amounts as ExchangeCo, Callco, SPAC or the Transfer Agent is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case, as amended or succeeded. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, ExchangeCo, Callco, SPAC and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration otherwise payable to such holder as is necessary to provide sufficient funds to ExchangeCo, Callco, SPAC or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement, and ExchangeCo, Callco, SPAC or the Transfer Agent shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

(4)    Notwithstanding any other provisions hereof, in the event that a Selling Shareholder is entitled to receive SPAC Shares pursuant to Section 5, 6 or 7 hereof, such SPAC Shares may be delivered in certificated form or by way of written evidence of book entry issuance in uncertificated form (which SPAC Shares shall be fully paid and which on issue will not subject to any restrictive legends unless such SPAC Shares are not Marketable Securities, in which case such SPAC Shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo); provided that if, as of such time the SPAC Shares are deliverable such shares are Marketable Securities and the Transfer Agent for the SPAC Shares is participating in the DTC Fast Automated Securities Transfer Program, SPAC, ExchangeCo or Callco, as the case may be, shall request that the Transfer Agent, at the request of the relevant holder, credit such aggregate number of SPAC Shares to which such holder is entitled to pursuant to the terms hereof to the holder’s or its nominee’s balance account with DTC through its Deposit/Withdrawal at Custodian system (if eligible for transfer through DWAC).

15.    Redemption of SPAC Class C Common Stock

In the event that a holder of Exchangeable Shares receives SPAC Shares in exchange or as payment for Exchangeable Shares pursuant to these share provisions, it shall result in automatic redemption, for nominal value, of an equivalent number of shares of SPAC Class C Common Stock held by such holder of Exchangeable Shares. For the avoidance of doubt, for each SPAC Share received by such holder in exchange or as payment for any Exchangeable Shares pursuant to these share provisions, one share of SPAC Class C Common Stock held by such holder shall be automatically redeemed by SPAC without any further action on the part of such holder.

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16.    Restrictions on Transfer of Exchangeable Shares

A holder shall not Transfer any Exchangeable Shares unless such Transfer is made to: (a) SPAC or its affiliates; (b) approved by the Board of Directors of ExchangeCo; (c) to a Permitted Transferee; (d) in connection with any pledge or other encumbrance pursuant to a bona fide financing transaction entered into by the holder or its affiliates, or (e) the Transfer of any such shares under clause (d) resulting from the foreclosure thereon, and provided further that in each instance of a Transfer pursuant to any of the foregoing clauses, the holder concurrently Transfers an equal number of SPAC Class C Common Stock held by such holder to the transferee.

17.    Notices

(1)    Any notice, request or other communication to be given to ExchangeCo by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by electronic transmission or by delivery to the registered office of ExchangeCo and addressed to the attention of the Secretary of ExchangeCo. Any such notice, request or other communication, if given by mail, electronic transmission or delivery, shall only be deemed to have been given and received upon actual receipt thereof by ExchangeCo.

(2)    Any presentation and surrender by a holder of Exchangeable Shares to ExchangeCo or the Transfer Agent of certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of ExchangeCo or the retraction or redemption of Exchangeable Shares shall be made by first class mail (postage prepaid) or by delivery to the registered office of ExchangeCo or to such office of the Transfer Agent as may be specified by ExchangeCo, in each case addressed to the attention of the Secretary of ExchangeCo. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by ExchangeCo or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by first class mail (postage prepaid) shall be at the sole risk of the holder mailing the same.

(3)    Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of ExchangeCo shall be in writing and shall be valid and effective if given by first class mail (postage prepaid) or by delivery to the address of the holder recorded in the register of shareholders of ExchangeCo or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third business day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by ExchangeCo pursuant thereto.

(4)    In the event of any interruption of mail service immediately prior to a scheduled mailing or in the period following a mailing during which delivery normally would be expected to occur, ExchangeCo shall make reasonable efforts to disseminate any notice by other means, such as email.

Notwithstanding any other provisions of these share provisions, notices, other communications and deliveries need not be mailed if ExchangeCo determines that delivery thereof by mail may be delayed. Persons entitled to any deliveries (including certificates and cheques) which are not mailed for the foregoing reason may take delivery thereof at the office of the Transfer Agent to which the deliveries were made, upon application to the Transfer Agent, until such time as ExchangeCo has determined that delivery by mail will no longer be delayed. ExchangeCo will provide notice of any such determination not to mail made hereunder as soon as reasonably practicable after the making of such determination and in accordance with this Section 17(4). Such deliveries in such circumstances will constitute delivery to the persons entitled thereto.

18.    Disclosure of Interests in Exchangeable Shares

ExchangeCo shall be entitled to require any holder of an Exchangeable Share or any person who ExchangeCo knows or has reasonable cause to believe holds any interest whatsoever in an Exchangeable Share to confirm that fact or to give such details as to who has an interest in such Exchangeable Share as would be required (if the Exchangeable Shares were a class of “equity shares” of ExchangeCo) under section 5.2 of National Instrument 62-104 — Take-Over Bids and Issuer Bids or as would be required under the constating documents of SPAC or any laws or regulations, or pursuant to the rules or regulations of any regulatory Agency, if the Exchangeable Shares were SPAC Shares.

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SCHEDULE “A” TO APPENDIX I

RETRACTION REQUEST

[TO BE PROVIDED TO HOLDERS OF EXCHANGEABLE SHARES]

To: [•] (“ExchangeCo”), [•] (“Callco”) and CF Acquisition Corp. VI (“SPAC”)

This notice is given pursuant to Section 6 of the provisions (the “Share Provisions”) attaching to the Exchangeable Shares of ExchangeCo represented by this certificate (or evidence of book-entry ownership) and all capitalized words and expressions used in this notice that are defined in the Share Provisions have the meanings ascribed to such words and expressions in such Share Provisions.

The undersigned hereby notifies ExchangeCo that, subject to the Retraction Call Right referred to below, the undersigned desires to have ExchangeCo redeem in accordance with Section 6 of the Share Provisions:

☐ all share(s) represented by this certificate (or evidence of book-entry ownership); or

☐ _____________share(s) only represented by this certificate (or evidence of book-entry ownership).

The undersigned hereby notifies ExchangeCo that the Retraction Date shall be _______________________.

NOTE: The Retraction Date must be a business day and must not be as soon as practicable and not more than 7 business days after the date upon which this notice is received by ExchangeCo, If no such business day is specified above, the Retraction Date shall be deemed to be the 7th business day after the date on which this notice is received by ExchangeCo.

The undersigned acknowledges the overriding Retraction Call Right of Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be a revocable offer by the undersigned to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the Retraction Date for the Purchase Price and on the other terms and conditions set out in Section 6(3) of the Share Provisions. This Retraction Request, and this offer to sell the Retracted Shares to Callco, may be revoked and withdrawn by the undersigned only by notice in writing given to ExchangeCo at any time before the close of business on the business day immediately preceding the Retraction Date.

The undersigned acknowledges that if, as a result of solvency provisions of applicable law, ExchangeCo is unable to redeem all Retracted Shares, and provided that Callco has not exercised the Retraction Call Right with respect to the Retracted Shares, the Retracted Shares will be automatically exchanged pursuant to the Support Agreement so as to require SPAC to purchase the unredeemed Retracted Shares.

The undersigned hereby represents and warrants to Callco, SPAC and ExchangeCo that the undersigned:

(select one)             ☐           is         OR             ☐             is not

a non-resident of Canada for purposes of the Income Tax Act (Canada). The undersigned acknowledges that in the absence of an indication that the undersigned is not a non-resident of Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned on the redemption or purchase of the Retracted Shares.

The undersigned hereby represents and warrants to Callco, SPAC and ExchangeCo that the undersigned is not a person within the United States of America, its territories or possessions or any state thereof, or the District of Columbia (collectively, the “United States”) or a U.S. person (within the meaning of Regulation S under the United States Securities Act of 1933, as amended) and is not making this Retraction Request for the account or benefit of a person within the United States or such a U.S. person.

The undersigned hereby represents and warrants to Callco, SPAC and ExchangeCo that the undersigned has good title to, and owns, the share(s) represented by this certificate (or evidence of book-entry ownership) to be acquired by Callco, SPAC or ExchangeCo, as the case may be, free and clear of all liens, claims and encumbrances.

_____________________	_____________________	____________________
(Date)	(Signature of Shareholder)	(Guarantee of Signature)

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Please check box if the certificates (or evidence of book-entry ownership) for SPAC Shares and any cheque(s) resulting from the retraction or purchase of the Retracted Shares are to be held for pick-up by the shareholder from the Transfer Agent, failing which such certificates (or evidence of book-entry ownership) and cheque(s) will be mailed to the last address of the shareholder as it appears on the register.

NOTE: This panel must be completed and this certificate, together with such additional documents and payments (including, without limitation, any applicable Stamp Taxes) as the Transfer Agent may require, must be deposited with the Transfer Agent. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, respectively, the name of the shareholder as it appears on the register of ExchangeCo and the certificates (or evidence of book-entry ownership) for SPAC Shares and any cheque(s) resulting from such retraction or purchase will be delivered to such shareholder as indicated above, unless the form appearing immediately below is duly completed.

Date:
Name of Person in Whose Name Securities or Cheque(s) Are to be Registered, Issued or Delivered (please print):
Street Address or P.O. Box:
Signature of Shareholder:
City, Province and Postal Code:
Signature Guaranteed by:

NOTE: If this Retraction Request is for less than all of the shares represented by this certificate (or evidence of book-entry ownership), a certificate (or evidence of book-entry ownership) representing the remaining share(s) of ExchangeCo represented by this certificate (or evidence of book-entry ownership) will be issued and registered in the name of the shareholder as it appears on the register of ExchangeCo, unless the Share Transfer Power on the share certificate is duly completed in respect of such share(s).

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EXHIBIT K

COMPANY ARRANGEMENT RESOLUTION

The text of the Company Arrangement Resolution which the holders of Company Class A Common Shares and the holders of Company Class A Preferred Shares will be asked to pass at the Company Meeting is as follows:

BE IT RESOLVED BY SPECIAL RESOLUTION THAT:

1.      the arrangement (the “Arrangement”) under the provisions of Section 182 of the Business Corporations Act (Ontario) involving CF Acquisition Corp. VI (“SPAC”), [ExchangeCo], [CallCo], Rumble Inc. (the “Company”) and the securityholders of the Company pursuant to the business combination agreement (the “Business Combination Agreement”) by and between SPAC and the Company dated December 1, 2021, all as more particularly described and to be set forth in the management information circular of the Company (the “Company Information Circular”) accompanied by the notice of the meeting (as the Arrangement may be, or may have been, amended, modified or supplemented in accordance with its terms or the Plan of Arrangement (as defined below), or at the order of the Court (as defined below)), is hereby authorized, approved and adopted;

2.      the (i) Business Combination Agreement, as it may be, or may have been, amended, modified or supplemented in accordance with its terms, and all the related transactions contemplated therein; (ii) actions of the directors of the Company in approving the Arrangement and the Business Combination Agreement; and (iii) actions of the directors and officers of the Company in executing and delivering the Business Combination Agreement and causing the performance by the Company of its obligations thereunder, are hereby ratified and approved;

3.      the plan of arrangement (the “Plan of Arrangement”) of the Company to implement the Arrangement, the full text of which is set out as Schedule “A” to the Company Information Circular, as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms or the Arrangement Agreement or at the order of the Court, is hereby authorized, approved and adopted;

4.      the Company be and is hereby authorized to apply for a final order from the Ontario Superior Court of Justice (Commercial List) (the “Court”) to approve the Arrangement on the terms set forth in the Business Combination Agreement and the Plan of Arrangement (as they may be, or may have been, amended, modified or supplemented and as described in the Company Information Circular);

5.      notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of Company Class A Common Shares and the holders of Company Class A Preferred Shares (each as defined in the Business Combination Agreement) or that the Arrangement has been approved by the Court, the directors of the Company are hereby authorized and empowered, at their discretion, without further notice to, or approval of, the shareholders of the Company:

a.      to amend or modify the Business Combination Agreement or the Plan of Arrangement to the extent permitted by the Business Combination Agreement or the Plan of Arrangement; and

b.      subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement at any time prior to the Arrangement Effective Time (as defined in the Business Combination Agreement);

6.      any officer or director of the Company is hereby authorized and directed for and on behalf of the Company to make an application to the Court for an order approving the Arrangement and to execute, under the corporate seal of the Company or otherwise, and to deliver or cause to be delivered, for filing with the Director under the Business Corporations Act (Ontario), articles of arrangement and such other documents as are necessary or desirable to give effect to the Arrangement and the Plan of Arrangement in accordance with the Business Combination Agreement, such determination to be conclusively evidenced by the execution and delivery of such other documents; and

7.      any officer or director of the Company is hereby authorized and directed, for and on behalf of the Company, to execute or cause to be executed and to deliver or cause to be delivered, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such other document or instrument or the doing of any other such act or thing.

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EXHIBIT L

EXCHANGE AND SUPPORT AGREEMENT

THIS EXCHANGE AND SUPPORT AGREEMENT made as of the ____ day of [•], 2021, among CF Acquisition Corp. VI, a corporation existing under the laws of Delaware (“SPAC”), [•], a corporation incorporated under the laws of Ontario (“ExchangeCo”), [•], a corporation incorporated under the laws of Ontario (“Callco”), and the persons who hold Exchangeable Shares of ExchangeCo and are bound by this agreement (the “Beneficiaries”).

RECITALS:

(A)    in connection with a business combination agreement (the “Business Combination Agreement”) made as of December 1, 2021 between SPAC and Rumble Inc. (“Rumble”), the Exchangeable Shares are to be issued to certain holders of securities of Rumble Inc. pursuant to the Plan of Arrangement contemplated by the Business Combination Agreement; and

(B)    this agreement is required to be entered into pursuant to the Business Combination Agreement.

In consideration of the foregoing and the mutual agreements contained herein (the receipt and sufficiency of which are acknowledged), the parties agree as follows:

Article 1

DEFINITIONS AND INTERPRETATION

1.1 Defined Terms

Each initially capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of ExchangeCo and the following terms shall have the following meanings:

“affiliate” has the meaning ascribed thereto in National Instrument 45-106 — Prospectus Exemptions, as amended; provided, however, Founder and his Permitted Transferees shall not be considered to be an affiliate of SPAC, CallCo or ExchangeCo for the purposes hereof.

“Automatic Exchange Right” means the benefit of the obligation of SPAC to effect the automatic exchange of Exchangeable Shares for SPAC Shares pursuant to Section 3.8.

“Automatic Exchange Right Purchase Price” has the meaning ascribed thereto in Section 3.8(c).

“Beneficiaries” means the initial registered holders set forth on Schedule 1 hereto and any other registered holders from time to time of Exchangeable Shares who becomes a party to this agreement, other than SPAC or its affiliates.

“business day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or New York, New York.

“Callco” means [•], a corporation incorporated under the laws of Ontario, and any successor thereto.

“certificate” means a share certificate or direct registration statement, evidencing ownership of a share.

“Equivalent Dividend” has the meaning ascribed thereto in Section 2.1(a).

“Equivalent Stock Subdivision” has the meaning ascribed thereto in Section 2.1(a).

“Exchange Right” has the meaning ascribed thereto in Section 3.1(a).

“Exchange Right Purchase Price” has the meaning ascribed thereto in Section 3.3.

“including” means “including without limitation” and “includes” means “includes without limitation”.

“Insolvency Event” means (i) the institution by ExchangeCo of any proceeding to be adjudicated a bankrupt or insolvent or to be wound up, or the consent of ExchangeCo to the institution of bankruptcy, insolvency or winding-up proceedings against it, or (ii) the filing by ExchangeCo of a petition, answer or consent seeking

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dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by ExchangeCo to contest in good faith any such proceedings commenced in respect of ExchangeCo within 30 days of becoming aware thereof, or the consent by ExchangeCo to the filing of any such petition or to the appointment of a receiver, or (iii) the making by ExchangeCo of a general assignment for the benefit of creditors, or the admission in writing by ExchangeCo of its inability to pay its debts generally as they become due, or (iv) ExchangeCo not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to Section 6(7) of the Share Provisions.

“Liquidation Event” has the meaning ascribed thereto in Section 3.8(b).

“Liquidation Event Effective Date” has the meaning ascribed thereto in Section 3.8(c).

“Other Corporation” has the meaning ascribed thereto in Section 4.4(c).

“Other Shares” has the meaning ascribed thereto in Section 4.4(c).

“Permitted Transferees” has the meaning in the SPAC Charter.

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Agency, syndicate or other entity, whether or not having legal status.

“SPAC Shares” means the Class A common stock in the capital of SPAC, and any other securities into which such shares may be changed.

“SPAC Successor” has the meaning ascribed thereto in Section 4.1(a).

“Transfer” has the meaning ascribed thereto in Section 3.10.

1.2 Interpretation Not Affected by Headings

The division of this agreement into Articles, Sections and other portions and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this agreement. Unless otherwise specified, references to an “Article” or “Section” refer to the specified Article or Section of this agreement.

1.3 Number, Gender

Words importing the singular number only shall include the plural and vice versa. Words importing any gender shall include all genders.

1.4 Date for any Action

If any date on which any action is required to be taken under this agreement is not a business day, such action shall be required to be taken on the next succeeding business day.

Article 2

COVENANTS OF SPAC AND EXCHANGECO

2.1 Covenants Regarding Exchangeable Shares

So long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC shall, whether directly or indirectly through its subsidiaries or otherwise:

(a)     not declare or pay any dividend or make any other distribution on the SPAC Shares unless (i) ExchangeCo shall (A) on the same day declare or pay, as the case may be, an equivalent dividend or other distribution (as provided for in the Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), and (B) have sufficient money or other assets or authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable law, of any such Equivalent Dividend, or (ii) ExchangeCo shall, in the case of a dividend that is a

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stock dividend on the SPAC Shares (A) effect a corresponding, contemporaneous and economically equivalent subdivision of the Exchangeable Shares in lieu of a stock dividend thereon (as provided for in the Share Provisions) in a similar proportion to that in respect of the SPAC Shares (an “Equivalent Stock Subdivision”), and (B) have sufficient authorized but unissued securities available to enable the Equivalent Stock Subdivision;

(b)    advise ExchangeCo sufficiently in advance of the declaration by SPAC of any dividend or other distribution on the SPAC Shares and take all such other actions as are necessary or desirable, in co-operation with ExchangeCo, to ensure that (i) the respective declaration date, record date and payment date for an Equivalent Dividend on the Exchangeable Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the SPAC Shares, or (ii) the record date and effective date for an Equivalent Stock Subdivision shall be the same as the record date and payment date for the corresponding stock dividend on the SPAC Shares;

(c)     ensure that the record date for any dividend or other distribution declared on the SPAC Shares is not less than 7 days after the declaration date of such dividend or other distribution;

(d)    take all such actions and do all such things as are necessary to enable and permit ExchangeCo, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share (other than Exchangeable Shares owned by SPAC or its affiliates) upon the liquidation, dissolution or winding-up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a Beneficiary or a redemption of Exchangeable Shares by ExchangeCo, as the case may be, including all such actions and all such things as are necessary or desirable to enable and permit ExchangeCo to cause to be delivered SPAC Shares to the Beneficiaries in accordance with the provisions of Sections 5, 6 or 7, as the case may be, of the Share Provisions;

(e)     take all such actions and do all such things as are necessary or desirable to enable and permit Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, including all such actions and all such things as are necessary or desirable to enable and permit Callco to cause to be delivered SPAC Shares to the Beneficiaries in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right or the Redemption Call Right, as the case may be; and

(f)     not exercise its vote or other right as either a shareholder or creditor to initiate the voluntary liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action (which, for greater certainty, shall not require SPAC to advance additional funding to, or make an investment in, ExchangeCo) that is designed to result in the liquidation, dissolution or winding up of ExchangeCo or any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs.

2.2 Contribution and Segregation of Funds

SPAC shall contribute, or cause to be contributed, to ExchangeCo (as a capital contribution or as the subscription price for shares of ExchangeCo) from time to time sufficient funds, assets or other property as is necessary to enable ExchangeCo to pay the dividends required to be paid by ExchangeCo on the Exchangeable Shares as the result of dividends being declared on the SPAC Shares, which funding shall occur in sufficient time to permit ExchangeCo to pay any such dividends in accordance with the Share Provisions. In addition, ExchangeCo shall from time to time deposit a sufficient amount of funds in a separate account of ExchangeCo and segregate a sufficient amount of such other assets and property as is necessary to enable ExchangeCo to pay dividends on the Exchangeable Shares when due and to pay or otherwise satisfy its respective obligations under Sections 5, 6 and 7 of the Share Provisions, as applicable, and ExchangeCo shall use such funds, assets and property so segregated exclusively for such purposes.

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2.3 Reservation of SPAC Shares

SPAC hereby represents, warrants and covenants in favour of ExchangeCo, Callco and the Beneficiaries that SPAC has reserved for issuance and shall, at all times while any Exchangeable Shares (other than Exchangeable Shares held by SPAC or its affiliates) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of SPAC Shares (or other shares or securities into which SPAC Shares may be reclassified or changed as contemplated by Section 2.7): (a) as is equal to the sum of (i) the number of Exchangeable Shares issued and outstanding from time to time and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time; and (b) as are now and may hereafter be required to enable and permit SPAC to meet its obligations under any security or commitment pursuant to which SPAC may now or hereafter be required to issue SPAC Shares, to enable and permit Callco to meet its obligations under each of the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right and to enable and permit ExchangeCo to meet its obligations hereunder and under the Share Provisions.

2.4 Notification of Certain Events

In order to assist SPAC to comply with its obligations hereunder and to permit Callco to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right and the Redemption Call Right, ExchangeCo shall notify SPAC and Callco of each of the following events at the time set forth below:

(a)     in the event of any determination by the Board of Directors of ExchangeCo to institute voluntary liquidation, dissolution or winding-up proceedings with respect to ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(b)    promptly, upon the earlier of receipt by ExchangeCo of notice of and ExchangeCo otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of ExchangeCo or to effect any other distribution of the assets of ExchangeCo among its shareholders for the purpose of winding up its affairs;

(c)     immediately, upon receipt by ExchangeCo of a Retraction Request;

(d)    on the same date on which notice of redemption is given to Beneficiaries, upon the determination of a Redemption Date in accordance with the Share Provisions; and

(e)     as soon as practicable upon the issuance by ExchangeCo of any Exchangeable Shares (other than the issuance of Exchangeable Shares pursuant to the Arrangement).

2.5 Delivery of SPAC Shares to ExchangeCo and Callco

In furtherance of its obligations under Section 2.1(d) and Section 2.1(e), upon notice from ExchangeCo or Callco of any event that requires ExchangeCo or Callco to cause to be delivered SPAC Shares to any Beneficiary, SPAC shall forthwith and in any event not less than one business day prior to the relevant Liquidation Date, Retraction Date or Redemption Date, as applicable, allot, issue and deliver or cause to be delivered to the Transfer Agent on behalf of the relevant Beneficiary, as directed by ExchangeCo or Callco, the requisite number of SPAC Shares to be allotted to, received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Shares (but, for the avoidance of doubt, not to ExchangeCo or Callco). All such SPAC Shares shall be duly authorized and validly issued as fully paid and which on issue will be admitted to listing and trading by the Principal Exchange (subject to official notice of issuance). All such SPAC Shares that are Marketable Securities upon issuance shall be issued free and clear of any lien, claim or encumbrance (without any restrictive legends) or, if any such shares are not Marketable Securities, such shares shall be made subject to an appropriate restrictive legend as reasonably determined by ExchangeCo. In consideration of the issuance and delivery of each such SPAC Share, ExchangeCo or Callco, as the case may be, shall ascribe a cash amount or pay a purchase price to SPAC equal to the Current Market Price of such SPAC Shares (which may be satisfied through the issuance of common shares of ExchangeCo or Callco, as the case may be, to SPAC).

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2.6 Qualification of SPAC Shares

SPAC shall use its commercially reasonable efforts (which, for greater certainty, shall not require SPAC to consent to a term or condition or approval which SPAC reasonably determines could have a material adverse effect on SPAC) to cause all SPAC Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on the Principal Exchange on which outstanding SPAC Shares (or such other shares or securities) have been listed by SPAC and remain listed and are quoted or posted for trading at such time.

2.7 Economic Equivalence

So long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding:

(a)     SPAC shall not, without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of the Share Provisions:

(i)     issue or distribute SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to the holders of all or substantially all of the then outstanding SPAC Shares by way of stock dividend or other distribution, other than an issue of SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) to holders of SPAC Shares (i) who exercise an option to receive dividends in SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) in lieu of receiving cash dividends, or (ii) pursuant to any dividend reinvestment plan or similar arrangement;

(ii)    issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding SPAC Shares entitling them to subscribe for or to purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares) other than pursuant to the issuance and distribution to holders of SPAC Shares of rights to purchase equity securities of SPAC under a “poison pill” or similar shareholder rights plan (and upon exchange of Exchangeable Shares for SPAC Shares, such SPAC Shares shall be issued together with a corresponding right under such plan); or

(iii)   issue or distribute to the holders of all or substantially all of the then outstanding SPAC Shares (A) shares or securities (including evidence of indebtedness) of SPAC of any class (other than SPAC Shares or securities convertible into or exchangeable for or carrying rights to acquire SPAC Shares), or (B) rights, options, warrants or other assets other than those referred to in Section 2.7(a)(ii);

unless in each case the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Shares and at least seven days prior written notice thereof is given to the Beneficiaries; provided that, for greater certainty, the above restrictions shall not apply to any securities issued or distributed by SPAC in order to give effect to and to consummate, or in furtherance of or otherwise in connection with, the transactions contemplated by, and in accordance with, the Plan of Arrangement.

(b)    SPAC shall not, without the prior approval of ExchangeCo and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of the Share Provisions:

(i)     subdivide, redivide or change the then outstanding SPAC Shares into a greater number of SPAC Shares;

(ii)    reduce, combine, consolidate or change the then outstanding SPAC Shares into a lesser number of SPAC Shares; or

(iii)   reclassify or otherwise change SPAC Shares or effect an amalgamation, merger, arrangement, reorganization or other transaction affecting SPAC Shares;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares and at least seven days prior written notice is given to the Beneficiaries.

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(c)     SPAC shall ensure that the record date for any event referred to in Sections 2.7(a) or 2.7(b), or, if no record date is applicable for such event, the effective date for any such event, is not less than seven days after the date on which such event is declared or announced by SPAC (with contemporaneous notification thereof by SPAC to ExchangeCo).

(d)    The Board of Directors of ExchangeCo shall determine, acting in good faith and in its sole discretion, economic equivalence for the purposes of any event referred to in Sections 2.7(a) or 2.7(b) and each such determination shall be conclusive and binding on SPAC. In making each such determination, the following factors shall, without excluding other factors determined by the Board of Directors of ExchangeCo to be relevant, be considered by the Board of Directors of ExchangeCo:

(i)     in the case of any stock dividend or other distribution payable in SPAC Shares, the number of such shares issued in proportion to the number of SPAC Shares previously outstanding;

(ii)    in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase SPAC Shares (or securities exchangeable for or convertible into or carrying rights to acquire SPAC Shares), the relationship between the exercise price of each such right, option or warrant and the Current Market Price of a SPAC Share;

(iii)   in the case of the issuance or distribution of any other form of property (including any shares or securities of SPAC of any class other than SPAC Shares, any rights, options or warrants other than those referred to in Section 2.7(d)(ii), any evidences of indebtedness of SPAC or any assets of SPAC), the relationship between the fair market value (as determined by the Board of Directors of ExchangeCo in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding SPAC Share and the Current Market Price of a SPAC Share; and

(iv)   in the case of any subdivision, redivision or change of the then outstanding SPAC Shares into a greater number of SPAC Shares or the reduction, combination, consolidation or change of the then outstanding SPAC Shares into a lesser number of SPAC Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting SPAC Shares, the effect thereof upon the then outstanding SPAC Shares.

(e)     ExchangeCo agrees that, to the extent required, upon due notice from SPAC, ExchangeCo shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by ExchangeCo, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the SPAC Shares and Exchangeable Shares as provided for in this Section 2.7.

2.8 Tender Offers

In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to SPAC Shares (an “Offer”) is proposed by SPAC or is proposed to SPAC or its shareholders and is recommended by the board of directors of SPAC, or is otherwise effected or to be effected with the consent or approval of the board of directors of SPAC, and the Exchangeable Shares are not redeemed by ExchangeCo or purchased by SPAC pursuant to the Redemption Call Right, SPAC and ExchangeCo shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to enable and permit Beneficiaries (other than SPAC and its affiliates) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of SPAC Shares, without discrimination. Without limiting the generality of the foregoing, SPAC and ExchangeCo shall expeditiously and in good faith take all such actions and do all such things as are necessary or desirable to ensure that Beneficiaries may participate in each such Offer without being required to retract Exchangeable Shares as against ExchangeCo (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of ExchangeCo to redeem (or Callco to purchase pursuant to the Redemption Call Right) Exchangeable Shares, as applicable, in the event of a SPAC Control Transaction.

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2.9 Ownership of Outstanding Shares

Without the prior approval of the holders of the Exchangeable Shares given in accordance with Section 11(3) of the Share Provisions, SPAC covenants and agrees that, as long as any outstanding Exchangeable Shares are owned by any person other than SPAC or its affiliates, SPAC shall be and remain the direct or indirect beneficial owner of all issued and outstanding voting shares in the capital of ExchangeCo. Notwithstanding the foregoing, but subject to Article 4, SPAC shall not be in violation of this Section 2.9 if any person or group of persons acting jointly or in concert acquire all or substantially all of the assets of SPAC or the SPAC Shares pursuant to any merger of SPAC pursuant to which SPAC is not the surviving corporation.

2.10 SPAC and Affiliates Not to Vote Exchangeable Shares

SPAC covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its affiliates for the sole purpose of attending each meeting of Beneficiaries in order to be counted as part of the quorum for each such meeting. SPAC further covenants and agrees that it shall not, and shall cause its affiliates not to, exercise any voting rights which may be exercisable by Beneficiaries from time to time pursuant to the Share Provisions or pursuant to the provisions of the OBCA (or any successor or other corporate statute by which ExchangeCo may in the future be governed) with respect to any Exchangeable Shares held by it or by its affiliates in respect of any matter considered at any meeting of Beneficiaries.

2.11 Ordinary Market Purchases

For certainty, nothing contained in this agreement, including the obligations of SPAC contained in Section 2.8, shall limit the ability of SPAC (or any of its subsidiaries including, without limitation, ExchangeCo) to make ordinary market purchases of SPAC Shares in accordance with applicable laws and regulatory or stock exchange requirements.

Article 3

EXCHANGE AND AUTOMATIC EXCHANGE

3.1 Grant of Exchange Right and Automatic Exchange Right

(a)     SPAC hereby grants to the Beneficiaries:

(i)     the right (the “Exchange Right”), exercisable solely upon the occurrence and during the continuance of an Insolvency Event, to require SPAC to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary, and

(ii)    the Automatic Exchange Right, exercisable solely upon the occurrence a Liquidation Event as set forth in Section 3.8 below,

         all in accordance with the provisions of this agreement. SPAC hereby acknowledges receipt from the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by SPAC to the Beneficiaries.

(b)    The obligations of SPAC to issue SPAC Shares pursuant to the Automatic Exchange Right or the Exchange Right are subject to all applicable laws and regulatory or stock exchange requirements.

3.2 Legended Share Certificates

ExchangeCo shall cause each certificate representing Exchangeable Shares to bear an appropriate legend notifying the Beneficiaries of their right with respect to the exercise of the Exchange Right in respect of the Exchangeable Shares, and the Automatic Exchange Right.

3.3 Purchase Price

The purchase price payable by SPAC for each Exchangeable Share to be purchased by SPAC under the Exchange Right shall be an amount per share (the “Exchange Right Purchase Price”) equal to (i) the Current Market Price of a SPAC Share on the day before the exchange, which shall be satisfied in full by SPAC issuing to the Beneficiary one SPAC Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends, if any,

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on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. In connection with each exercise of the Exchange Right, SPAC shall provide to the Beneficiaries an officer’s certificate setting forth the calculation of the Exchange Right Purchase Price.

3.4 Exercise Instructions

Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary on the books of ExchangeCo. To cause the exercise of the Exchange Right, the Beneficiary shall deliver to SPAC, in person or by certified or registered mail, at such place as SPAC may from time to designate by written notice to the Beneficiaries, the certificate or certificates representing the Exchangeable Shares which such Beneficiary desires SPAC to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as SPAC, ExchangeCo and the Transfer Agent may reasonably require, together with:

(a)     a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating: (i) that the Beneficiary is exercising the Exchange Right so as to require SPAC to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by SPAC free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates (or the electronic equivalent thereof) representing SPAC Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates (or the electronic equivalent thereof) should be delivered, and

(b)    payment (or evidence satisfactory to ExchangeCo and SPAC of payment) of the taxes (if any) payable as contemplated by Section 3.6 of this agreement.

If only a part of the Exchangeable Shares represented by any certificate or certificates are to be purchased by SPAC under the Exchange Right, a new certificate (or the electronic equivalent thereof) for the balance of such Exchangeable Shares shall be issued to the holder at the expense of ExchangeCo.

3.5 Delivery of SPAC Shares; Effect of Exercise

Promptly after the receipt of the certificates representing the Exchangeable Shares which the Beneficiary desires SPAC to purchase under the Exchange Right, duly endorsed for transfer to SPAC, together with a duly completed form of notice of exercise of the Exchange Right and such other documents and payment as required by Section 3.4, SPAC shall promptly thereafter deliver or cause to be delivered to the Beneficiary in respect of such Exchangeable Shares (or to such other persons, if any, properly designated by such Beneficiary) the Exchange Right Purchase Price deliverable in connection with the exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to ExchangeCo and SPAC of the payment of) the taxes (if any) payable as contemplated by Section 3.6 of this agreement. Immediately upon the giving of notice by the Beneficiary to SPAC of the exercise of the Exchange Right in accordance with Section 3.4, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to SPAC all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the Exchange Right Purchase Price unless such Exchange Right Purchase Price is not delivered by SPAC to the Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within three business days of the date of the giving of such notice, in which case the rights of the Beneficiary shall remain unaffected until such Exchange Right Purchase Price is delivered by SPAC and any cheque included therein is paid.

3.6 Stamp or Other Transfer Taxes

Upon any sale of Exchangeable Shares to SPAC pursuant to the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing SPAC Shares to be delivered in connection with the payment of the Exchange Right Purchase Price or the Automatic Exchange Right Purchase Price (as applicable) therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or in such names as such

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Beneficiary may otherwise direct in writing without change to the holder of the Exchangeable Shares so sold; provided, however, that such Beneficiary (a) shall pay (and neither SPAC nor ExchangeCo shall be required to pay) any documentary, stamp, transfer of other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary or (b) shall have provided evidence satisfactory to SPAC and ExchangeCo that such taxes, if any, have been paid.

3.7 Notice of Insolvency Event

As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, ExchangeCo shall provide notice of such Insolvency Event to SPAC and mail to each Beneficiary a notice of such Insolvency Event in the form provided by SPAC, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right together with any necessary documentation that would need to be completed in order to exercise such Exchange Right. In the event that a Beneficiary has exercised its retraction right under Section 6 of the Share Provisions to require ExchangeCo to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by ExchangeCo pursuant to Section 6(7) of the Share Provisions that ExchangeCo will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Callco shall not have exercised its Retraction Call Right with respect to the Retracted Shares and that the Beneficiary shall not have revoked the Retraction Request in respect of such Exchangeable Shares in the manner specified in Section 6(8) of the Share Provisions, the Retraction Request will constitute and will be deemed to constitute notice from the Beneficiary to SPAC and ExchangeCo that the Beneficiary is exercising the Exchange Right with respect to those Retracted Shares that ExchangeCo is unable to redeem. In any such event, ExchangeCo hereby agrees with the Beneficiaries to notify the Beneficiaries immediately of such prohibition against ExchangeCo redeeming the Retracted Shares and to immediately forward or cause to be forwarded to SPAC all relevant materials delivered by the Beneficiary to ExchangeCo or to the Transfer Agent in connection with such proposed redemption of the Retracted Shares, and the Beneficiary will thereupon be deemed to exercise the Exchange Right with respect to the Retracted Shares that ExchangeCo is not permitted to redeem and SPAC shall thereupon purchase such shares pursuant to the Exchange Right in accordance with the provisions of this Article 3.

3.8 Automatic Exchange on Liquidation of SPAC

(a)     SPAC shall give ExchangeCo written notice of each of the following events at the time set forth below:

(i)     in the event of any determination by the board of directors of SPAC to institute voluntary liquidation, dissolution or winding-up proceedings with respect to SPAC or to effect any other distribution of assets of SPAC among its shareholders for the purpose of winding up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)    as soon as practicable following the earlier of (A) receipt by SPAC of notice of, and (B) SPAC otherwise becoming aware of, any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of SPAC or to effect any other distribution of assets of SPAC among its shareholders for the purpose of winding up its affairs, in each case where SPAC has failed to contest in good faith any such proceeding commenced in respect of SPAC, within 30 days of becoming aware thereof.

(b)    As soon as practicable following receipt by ExchangeCo from SPAC of notice of any event (a “Liquidation Event”) contemplated by Section 3.8(a), ExchangeCo shall give notice thereof to the Beneficiaries. Such notice shall include a brief description of the automatic exchange of Exchangeable Shares for SPAC Shares provided for in Section 3.8(c).

(c)     In order that the Beneficiaries will be able to participate on a pro rata basis with the holders of SPAC Shares in the distribution of assets of SPAC in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, all of the then outstanding Exchangeable Shares (other than Exchangeable Shares owned by SPAC or its affiliates) shall be automatically exchanged for SPAC Shares in accordance with this Section 3.8. To effect such automatic exchange, SPAC shall purchase each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date and held by Beneficiaries, and each Beneficiary shall sell the

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Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share (the “Automatic Exchange Right Purchase Price”) equal to (i) the Current Market Price of a SPAC Share on the day prior to the Liquidation Event Effective Date, which shall be satisfied in full by SPAC issuing to the Beneficiary one SPAC Share, plus (ii) an additional amount equal to the full amount of all declared and unpaid dividends, if any, on each such Exchangeable Share held by such holder on any dividend record date which occurred prior to the date of the exchange. Upon payment by SPAC of such Automatic Exchange Right Purchase Price, the relevant Beneficiary shall cease to have any right to be paid by ExchangeCo any amount in respect of each Exchangeable Share.

(d)    The closing of the transaction of purchase and sale contemplated by the Automatic Exchange Right shall be deemed to have occurred immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to SPAC all of the Beneficiary’s right, title and interest in and to such Beneficiary’s Exchangeable Shares free and clear of any lien, claim or encumbrance and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and SPAC shall issue to the Beneficiary the SPAC Shares issuable upon the automatic exchange of Exchangeable Shares for SPAC Shares and on the applicable payment date shall deliver to the Beneficiaries a cheque for the balance, if any, of the Automatic Exchange Right Purchase Price for such Exchangeable Shares, without interest, in each case less any amounts withheld pursuant to Section 3.9. Upon the request of a Beneficiary and the surrender by the Beneficiary of Exchangeable Share certificates deemed to represent SPAC Shares, duly endorsed in blank and accompanied by such instruments of transfer as SPAC may reasonably require, SPAC shall deliver or cause to be delivered to the Beneficiary certificates (or the electronic equivalent thereof) representing the SPAC Shares of which the Beneficiary is entitled.

3.9 Withholding Rights

SPAC, Callco, ExchangeCo and the Transfer Agent shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration, including SPAC Shares, payable under this agreement to any Beneficiary such amounts as they are required to deduct and withhold with respect to such payment under the Income Tax Act (Canada) or United States tax laws or any provision of provincial, territorial, state, local or foreign tax law, in each case as amended or succeeded. SPAC, Callco, ExchangeCo and the Transfer Agent may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing Agency. To the extent that the amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, SPAC, Callco, ExchangeCo and the Transfer Agent are hereby authorized to sell or otherwise dispose of such portion of the consideration as is necessary to provide sufficient funds to SPAC, Callco, ExchangeCo or the Transfer Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and SPAC, Callco or ExchangeCo shall notify the holder thereof and remit to such holder any unapplied balance of the net proceeds of such sale.

3.10 Restrictions on Transfer

A Beneficiary shall not Transfer any Exchangeable Shares (or any other securities of ExchangeCo received on account of the Beneficiary’s ownership of Exchangeable Shares) unless such Transfer is: (a) a Transfer of Exchangeable Shares by the Beneficiary to SPAC or its affiliates pursuant to the terms of this Agreement, (b) a Transfer approved by the Board of Directors of ExchangeCo, which approval may be withheld for any reason, (c) a Transfer to a Permitted Transferee, (d) any Transfer in connection with any pledge or other encumbrance pursuant to a bona fide financing transaction entered into by the holder or its affiliates, or (e) the Transfer of any such shares under clause (d) resulting from any foreclosure thereon, and provided further that in each instance of a Transfer pursuant to any of the foregoing clauses, the holder concurrently Transfers an equal number of shares of Class C common stock in the capital of SPAC held by such holder to the transferee. As used above, the term “Transfer” includes the making of any sale, exchange, assignment, gift, grant of security interest, pledge, mortgage or other direct or indirect disposition or encumbrance, or any contract therefor, any trust or other agreement or arrangement with respect to any other beneficial interest in such securities, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such securities.

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Article 4
SPAC SUCCESSORS

4.1 Certain Requirements in Respect of Combination, etc.

So long as any Exchangeable Shares not owned by SPAC or its affiliates are outstanding, SPAC shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, arrangement, amalgamation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, provided that it may do so if:

(a)     such other person or continuing corporation (the “SPAC Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the SPAC Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such SPAC Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of SPAC under this agreement; and

(b)    such transaction shall be upon such terms and conditions as to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.

4.2 Vesting of Powers in Successor

Whenever the conditions of Section 4.1 have been duly observed and performed, SPAC, ExchangeCo and Callco, if required by Section 4.1, shall execute and deliver the supplemental agreement provided for in Section 4.1(a) and thereupon the SPAC Successor and such other person that may then be the issuer of the SPAC Shares shall possess and from time to time may exercise each and every right and power of SPAC under this agreement in the name of SPAC or otherwise and any act or proceeding by any provision of this agreement required to be done or performed by the board of directors of SPAC or any officers of SPAC may be done and performed with like force and effect by the directors or officers of such SPAC Successor.

4.3 Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing (i) the amalgamation or merger of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or Callco) with or into SPAC, (ii) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or Callco), provided that all of the assets of such subsidiary are transferred to SPAC or another wholly-owned direct or indirect subsidiary of SPAC, or (iii) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of SPAC (other than ExchangeCo or Callco) among the shareholders of such subsidiary for the purpose of winding up its affairs, and any such transactions are expressly permitted by this Article 4.

4.4 Successorship Transaction

Notwithstanding the foregoing provisions of Article 4, in the event of a SPAC Control Transaction:

(a)     in which SPAC merges or amalgamates with, or in which all or substantially all of the then outstanding SPAC Shares are acquired by, one or more other corporations to which SPAC is, immediately before such merger, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);

(b)    which does not result in an acceleration of the Redemption Date in accordance with paragraph (b) of that definition; and

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(c)     in which all or substantially all of the then outstanding SPAC Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such SPAC Control Transaction, owns or controls, directly or indirectly, SPAC;

then all references herein to “SPAC” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “SPAC Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a Beneficiary on the exchange, redemption or retraction of Exchangeable Shares pursuant to Section 7 of the Share Provisions immediately subsequent to the SPAC Control Transaction being entitled to receive that number of Other Shares equal to the number of SPAC Shares such Beneficiary would have received if the exchange, redemption or retraction of such Exchangeable Shares pursuant to Section 7 of the Share Provisions had occurred immediately prior to the SPAC Control Transaction and the SPAC Control Transaction was completed) without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.

Article 5
GENERAL

5.1 Term

This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than SPAC or its affiliates.

5.2 Changes in Capital of SPAC and ExchangeCo

At all times after the occurrence of any event contemplated pursuant to Section 2.7 and Section 2.8 or otherwise, as a result of which either SPAC Shares or the Exchangeable Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which SPAC Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

5.3 Severability

If any term or other provision of this agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

5.4 Amendments, Modifications

(a)     Subject to Sections 5.2, 5.3 and 5.5, this agreement may not be amended or modified except by an agreement in writing executed by ExchangeCo and SPAC and approved by the holders of the Exchangeable Shares in accordance with Section 11(3) of the Share Provisions.

(b)    No amendment or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

5.5 Ministerial Amendments

Notwithstanding the provisions of Section 5.4, SPAC, Callco and ExchangeCo may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this agreement for the purposes of:

(a)     adding to the covenants of any or all parties provided that the board of directors of each of ExchangeCo and SPAC shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;

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(b)    making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the board of directors of each of ExchangeCo and SPAC, it may be expedient to make, provided that each such boards of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or

(c)     making such changes or corrections which, on the advice of counsel to ExchangeCo and SPAC, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of ExchangeCo and SPAC shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.

5.6 Meeting to Consider Amendments

ExchangeCo, at the request of SPAC, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 5.4. Any such meeting or meetings shall be called and held in accordance with the bylaws of ExchangeCo, the Share Provisions and all applicable laws.

5.7 Enurement

This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns including, in respect of any amalgamation undertaken under applicable corporate law.

5.8 Notices to Parties

Any notice and other communications required or permitted to be given pursuant to this agreement shall be sufficiently given if delivered in person or if sent by email transmission (provided such transmission is recorded as being transmitted successfully) to the parties at the following addresses:

(i) In the case of SPAC or ExchangeCo, to the following:
c/o Rumble Inc.
218 Adelaide Street West, Suite 400
Toronto, Ontario M5H 1W7

Attention: Christopher Pavlovski and Michael Ellis
Email: XXXXXX and XXXXXX

(ii) In the case of the Beneficiaries, to the following:

the address of the Beneficiary recorded in the securities register of ExchangeCo or, in the event of the address of any Beneficiary not being so recorded, then at the last known address of the Beneficiary, or at such other address as the party to which such notice or other communication is to be given has last notified the party giving the same in the manner provided in this section, and if so given the same shall be deemed to have been received on the date of such delivery or sending.

5.9 Counterparts

This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

5.10 Jurisdiction

This agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. Each party hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any matter arising hereunder or related hereto.

[The rest of this page is intentionally left blank.]

Annex A-156

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

CF ACQUISITION CORP. VI
Name:
Title:

[EXCHANGECO]
Name:
Title:

[CALLCO]
Name:
Title:

[•]

[•]

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Schedule 1

Initial Registered Holders

[List of initial shareholders to be added.]

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EXHIBIT M

SUBSCRIPTION AGREEMENT

[•], 2022

CF Acquisition Corp. VI
110 East 59th Street
New York, NY 10022

Rumble Inc.
218 Adelaide Street West, Suite 400
Toronto, ON M5H 1W7
Canada

Ladies and Gentlemen:

In connection with the business combination (the “Transaction”) between CF Acquisition Corp. VI, a Delaware corporation (the “Company”), and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Target”), pursuant to that certain Business Combination Agreement, dated as of December 1, 2021 ([as amended,] the “Transaction Agreement”), by and between the Company and Target, the Company desires to issue [•]1 shares of the Company’s Class D common stock, par value $0.0001 per share (the “Class D Common Stock”) (such Class D Common Stock having been authorized pursuant to the New SPAC Charter (as defined in the Transaction Agreement)), to Christopher Pavlovski (“Subscriber”) at the Transaction Closing (as defined below) for an aggregate purchase price of $1,000,000 (the “Subscriber Payment”) in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”).

In connection therewith, Subscriber and the Company are entering into this subscription agreement (this “Subscription Agreement”) and hereby agree as follows:

1. Subscription. Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber, [•] shares of Class D Common Stock (the “Subscriber Shares”) in consideration for the Subscriber Payment on the terms provided for herein.

2. Closing; Delivery of Shares.

(a) The closing of the sale of the Subscriber Shares contemplated hereby (the “Closing”) shall occur on the date hereof concurrently with the consummation of the Transaction (the “Transaction Closing”).

(b) The Company shall deliver to Subscriber (i) at the Closing, the Subscriber Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of the Subscriber (or his nominee in accordance with his delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscriber Shares (in book entry form) on and as of the Closing Date.

3. Company Representations and Warranties. The Company represents and warrants to the Subscriber that:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) Authorization; Enforcement. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

____________

1        The Subscriber will be issued a number of shares of Class D Common Stock such that, immediately following the Closing, taking into account the aggregate number of shares of SPAC Class A Common Stock (if any) and SPAC Class C Common Stock to be issued to the Subscriber at the Transaction Closing, the Subscriber will have 85% of the voting power of the SPAC Common Stock (as defined in the Transaction Agreement) on a fully-diluted basis.

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(c) Issuance. The Subscriber Shares have been duly authorized pursuant to the New SPAC Charter (as defined in the Transaction Agreement) and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscriber Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the New SPAC Governing Documents (as defined in the Transaction Agreement) or under the laws of the State of Delaware.

(d) No Conflicts. The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Subscriber Shares and the consummation of the transactions contemplated hereby, will be done in accordance with the Nasdaq or New York Stock Exchange (“NYSE”) marketplace rules, and (i) will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement.

(e) Filings, Consents and Approvals. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including the issuance of the Subscriber Shares), other than (i) those required to consummate the Transaction as provided under the Transaction Agreement, (ii) the filings required by applicable state or federal securities laws, (iii) any filings or notices required by Nasdaq or the NYSE, as applicable, (iv) those required to consummate the Transaction as provided under the Transaction Agreement, and (v) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber.

4. Subscriber Representations, Warranties and Covenants. The Subscriber represents and warrants to the Company that:

(a) Subscriber Status. At the time the Subscriber was offered the Subscriber Shares, he was, and the Subscriber (i) is an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) (an “Accredited Investor”), and (ii) is acquiring the Subscriber Shares only for his own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act.

(b) Nature of Investment. The Subscriber understands that the Subscriber Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscriber Shares delivered at the Closing have not been registered under the Securities Act. The Subscriber understands that the Subscriber Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing

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the Subscriber Shares delivered at the Closing shall contain a legend or restrictive notation to such effect, and as a result of such restrictions, the Subscriber may not be able to readily resell the Subscriber Shares and may be required to bear the financial risk of an investment in the Subscriber Shares for an indefinite period of time. The Subscriber acknowledges that the Subscriber Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber understands that he has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscriber Shares.

(c) Authorization and Enforcement. The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound. The signature on this Subscription Agreement is genuine, and the Subscriber has sufficient legal competence and capacity to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) Other Representations. The Subscriber understands and agrees that the Subscriber is purchasing the Subscriber Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by the Company, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.

(e) Receipt of Disclosure. The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Subscriber Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has received (or in the case of documents filed with the Securities and Exchange Commission (the “Commission”), had access to) the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of February 18, 2021 and filed with the Commission (File No. 333-252598) on February 19, 2021 (the “SPAC Prospectus”), (ii) each filing made by the Company with the Commission following the filing of the SPAC Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the investor presentation by Target, together with the accompanying investor presentation summary risk factors. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscriber Shares.

(f) No General Solicitation. The Subscriber became aware of the offering of the Subscriber Shares solely by means of direct contact between the Subscriber and the Company. The Subscriber acknowledges that the Company represents and warrants that the Subscriber Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(g) Investment Risks. The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscriber Shares, including those set forth in the Disclosure Documents and in the Company’s filings with the Commission. The Subscriber is a sophisticated institutional investor and is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscriber Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), the Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscriber Shares and determined that the Subscriber Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.

Annex A-161

(h) Compliance. The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscriber Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof.

(i) Diligence Disclaimer. Neither the due diligence investigation conducted by the Subscriber in connection with making his decision to acquire the Subscriber Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(j) OFAC/Patriot Act. The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Subscriber Shares were legally derived.

The Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Company.

5. Additional Covenants.

(a) Transfer Restrictions.

(i) The Subscriber Shares may only be transferred or otherwise disposed of in compliance with state and federal securities laws, the Lock-Up Agreement executed by the Subscriber (as defined in the Transaction Agreement), and the New SPAC Charter, and shall not be pledged, margined or hypothecated in any manner. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Subscription Agreement and such transferee and each Subscriber affiliate transferee and their subsequent transferees shall have the rights and obligations of the Subscriber under this Subscription Agreement.

(ii) The Subscriber agrees to the imprinting, so long as is required by this Section 5(a), of a legend on any of the Subscriber Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS.

6. Trust Account Waiver. The Subscriber hereby represents and warrants that it has read the SPAC Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, the Company may

Annex A-162

disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the SPAC Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within 24 months after the closing of the IPO (as such date may be extended by amendment to the Company’s organizational documents), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees that notwithstanding anything to the contrary contained in this Subscription Agreement, Subscriber does not now and shall not at any time hereafter have, and waives any and all right, title and interest, or any claims of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Public Stockholders (“Public Distributions”)), and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account or Public Distributions as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Subscriber commences any action or proceeding based upon, in connection with, as a result of or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, the Subscriber hereby acknowledges and agrees that the Subscriber’s sole remedy shall be against funds held outside of the Trust Account (other than Public Distributions) and that such claim shall not permit the Subscriber (or any person claiming on his behalf or in lieu of any of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything else in this Section 6 to the contrary, nothing herein shall (x) serve to limit or prohibit the Subscriber’s right to pursue a claim against Company for legal relief against assets held outside the Trust Account, (y) serve to limit or prohibit any claims that the Subscriber may have in the future against Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Company (excluding, for the avoidance of doubt, funds released to redeeming stockholders of the Company) and any assets that have been purchased or acquired with any such funds), or (z) be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Class D Common Stock acquired by any means other than pursuant to this Subscription Agreement, including to any redemption right with respect to any such securities of the Company. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.

7. Miscellaneous.

(a) Transferability. Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Subscriber Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of the Company, and any purported transfer or assignment without such consent shall be null and void ab initio.

(b) Company Reliance. The Subscriber acknowledges that the Company and the Target will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement, provided, however, that the Closing may only be enforced against the Subscriber by the Company and/or the Target. The Company is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c) Survival. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any applicable statute of limitations.

(d) Amendments and Waivers. This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or waiver is sought.

Annex A-163

(e) Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(f) Successors and Assigns. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g) Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h) Counterparts. This Subscription Agreement may be executed in one or more counterparts (including by facsimile, electronic mail or in .pdf (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief, including an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Each party hereto further agrees that none of the parties hereto or the Target shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(i), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(j) GOVERNING LAW AND JURY TRIAL. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Venue. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if there is no federal jurisdiction, in the state courts sitting in New York County in the State of New York (the “Chosen Court”) for any actions, suits or proceedings arising out of or relating to this Subscription Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Subscription Agreement or the transactions contemplated hereby, in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. To the extent he has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to himself or his property, the Subscriber hereby irrevocably waives such immunity in respect of his obligations with respect to this Subscription Agreement.

(l) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, internationally

Annex A-164

recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the addresses set forth on the applicable signature pages hereto.

(m) Headings and Certain Defined Terms. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement, and references to any Section or Subsection shall refer to the numbered and lettered Sections and Subsections of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, CFAC Holdings VI, LLC.

(n) Further Assurances. At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the offer and sale of the Subscriber Shares as contemplated by this Subscription Agreement.

(o) Third Party Beneficiaries. The parties hereto agree that Target is an express third-party beneficiary of the representations, warranties and covenants contained in this Subscription Agreement. The parties hereto acknowledge and agree that Target shall be entitled to specifically enforce the Subscriber’s obligations to fund the Subscriber Payment and the provisions of this Subscription Agreement of which Target is an express third-party beneficiary on the terms and subject to the conditions set forth in this Subscription Agreement. Except for the foregoing, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns.

8. Non-Reliance and Exculpation. The Subscriber acknowledges that he is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making his investment or decision to invest in the Company.

{SIGNATURE PAGES FOLLOW}

Annex A-165

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CF ACQUISITION CORP. VI
By:
Name:
Title:

Address for Notice:

CF Acquisition Corp. VI
110 East 59th Street
New York, New York 10022
Email: XXXXXX
Attention: Chief Executive Officer

Copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: XXXXXX

and

Cantor Fitzgerald & Co.
110 East 59th Street
New York, New York 10022
Email: XXXXXX
Attention: Stephen Merkel, General Counsel

{Signature Page to Subscription Agreement by and between CF Acquisition Corp. VI and Christopher Pavlovski (Project Liberty)}

Annex A-166

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber: ______________________________________________________________
Signature of Authorized Signatory of Subscriber: __________________________________________
Name of Authorized Signatory: ________________________________________________________
Title of Authorized Signatory: _________________________________________________________
Address for Notice to Subscriber:
_________________________________________________________________________________
_________________________________________________________________________________
_________________________________________________________________________________
Attention: _______________________________________________________________________
Email: __________________________________________________________________________
Facsimile No.: ___________________________________________________________________
Telephone No.: ___________________________________________________________________
Address for Delivery of Subscriber Shares to Subscriber (if not same as address for notice):
_________________________________________________________________________________
_________________________________________________________________________________
_________________________________________________________________________________
Subscription Amount: $1,000,000
Number of Subscriber Shares: ____________________________________
EIN Number: ___________________________________________________
Jurisdiction of Organization of Subscriber (country and/or state): ____________________________
Name of Account Nominee (if different than Name of Subscriber): ___________________________

Annex A-167

Annex B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CF ACQUISITION CORP. VI

[•], 2022

CF Acquisition Corp. VI, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.         The original name of the Corporation was “CF Finance Acquisition Corp. V,” which subsequently changed to “CF Acquisition Corp. VI.” The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 17, 2020 (the “Original Certificate”). The certificate of amendment of the Original Certificate was filed with the Secretary of State of the State of Delaware on October 1, 2020.

2.         An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 18, 2021 (the “Existing Certificate”).

3.         This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which changes the name of the Corporation to “Rumble Inc.” and amends and restates the Existing Certificate in its entirety, has been approved by the Board of Directors of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) and has been adopted by the stockholders of the Corporation at a meeting of the stockholders of the Corporation in accordance with the provisions of Section 211 of the DGCL.

4.         This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5.         The text of the Existing Certificate is hereby amended and restated in its entirety to read in full as follows:

ARTICLE I
NAME

Section 1.1       Name. The name of the Corporation is Rumble Inc. (the “Corporation”).

ARTICLE II
REGISTERED AGENT

Section 2.1       Address. The registered office of the Corporation in the State of Delaware is [251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company].

ARTICLE III
PURPOSE

Section 3.1       Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

Annex B-1

ARTICLE IV
CAPITALIZATION

Section 4.1       Authorized Capital Stock; Rights and Options.

(a)       The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,000,000,000 shares, consisting of: (i) 20,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (ii) 700,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (iii) 170,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”); and (iv) 110,000,000 shares of Class D common stock, par value $0.0001 per share (“Class D Common Stock” and, together with the Class A Common Stock and the Class C Common Stock, the “Common Stock”).

(b)       The number of authorized shares of any of the Preferred Stock, Class A Common Stock, Class C Common Stock or Class D Common Stock may be increased or decreased (but not below the number of shares of such class or series then outstanding or issuable upon the exchange of other classes of capital stock of the Company or other securities of the Company that are exchangeable for or convertible into shares of any such class or series of capital stock of the Corporation) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no separate class vote of the holders of any of the Preferred Stock, the Class A Common Stock, the Class C Common Stock or Class D Common Stock shall be required therefor, except as otherwise expressly provided in this Amended and Restated Certificate (including pursuant to any certificate of designation relating to any series of Preferred Stock).

(c)       Subject to the DGCL and the other terms of this Amended and Restated Certificate, on or following the Effective Date, the Corporation may issue from time to time additional shares of Class A Common Stock from the authorized but unissued shares of Class A Common Stock, including as provided in this Amended and Restated Certificate. Following the Effective Date, the Corporation shall not issue any shares of Class C Common Stock except in connection with the exchange of Company Common Shares (as defined in the BCA) for ExchangeCo Exchangeable Shares and shares of Class C Common Stock pursuant to the Arrangement or as contemplated under Section 4.3(d). Following the Effective Date, the Corporation shall not issue any shares of Class D Common Stock except in connection with the subscription for shares of Class D Common Stock by the Key Individual in connection with the closing of the BCA Transaction as contemplated by the BCA or as contemplated under Section 4.3(d).

(d)       The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board of Directors of the Corporation (the “Board”) or any committee thereof that is empowered with the foregoing right by the Board. The Board or any such committee thereof is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options. Notwithstanding the foregoing, the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of capital stock a number of shares of the class of capital stock issuable pursuant to any such rights, warrants and options outstanding from time to time.

Section 4.2       Preferred Stock.

(a)       The Board is hereby expressly authorized, subject to any limitations prescribed by the DGCL, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Annex B-2

(b)       Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate (including any certificate of designation relating to such series).

Section 4.3       Common Stock. The powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Class A Common Stock, the Class C Common Stock and the Class D Common Stock are as follows:

(a)       Voting Rights.

(i)        Except as otherwise expressly provided in this Amended and Restated Certification or as provided by law, each holder of record of Class A Common Stock, as such, shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class A Common Stock as a separate class are entitled to vote pursuant to this Amended and Restated Certificate or applicable law.

(ii)       Except as otherwise expressly provided in this Amended and Restated Certificate or as provided by law, each holder of record of Class C Common Stock, as such, shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class C Common Stock as a separate class are entitled to vote pursuant to this Amended and Restated Certificate or applicable law.

(iii)     Except as otherwise expressly provided in this Amended and Restated Certificate or as provided by law, each holder of record of Class D Common Stock, as such, shall be entitled to [•] ([•])1 votes for each share of Class D Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, including the election or removal of directors, or holders of Class D Common Stock as a separate class are entitled to vote pursuant to this Amended and Restated Certificate or applicable law.

(iv)      Except as otherwise expressly provided in this Amended and Restated Certificate or required by applicable law, the holders of Common Stock having the right to vote in respect of such Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock having the right to vote in respect of such Common Stock, as a single class with the holders of such series of Preferred Stock) on all matters submitted to a vote of the stockholders having voting rights generally.

(v)Notwithstanding the foregoing provisions of this Section 4.3(a), to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power under this Amended and Restated Certificate with respect to, and shall not be entitled to vote on, any amendment to this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon under this Amended and Restated Certificate (including any certificate of designation relating to any series of Preferred Stock) or under the DGCL. The foregoing provisions of this clause (v) shall not limit any voting power granted to holders of Common Stock or any class thereof in the terms of such Preferred Stock.

(b)       Dividends and Distributions.

(i)        Class A Common Stock. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, stock of the Corporation or property of the Corporation, each share of Class A Common Stock shall

____________

1        Pursuant to the Arrangement and in accordance with the terms of the Key Individual Subscription Agreement, and subject to Section 2.9(b)(ii) of the Company Disclosure Letter, SPAC shall issue to the Key Individual a number of shares of SPAC Class D Common Stock such that, immediately following the Closing, taking into account the aggregate number of shares of SPAC Class A Common Stock (if any) and SPAC Class C Common Stock to be issued to the Key Individual at Closing, the Key Individual will have 85% of the voting power of the SPAC Common Stock on a fully-diluted basis.

Annex B-3

be entitled to receive, Ratably with other Participating Shares, such dividends and other distributions as may from time to time be declared by the Board in its discretion out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.

(ii)       Class C Common Stock. Except as contemplated by Section 4.3(b)(iv) of this Amended and Restated Certificate, dividends and other distributions shall not be declared or paid on the Class C Common Stock.

(iii)      Class D Common Stock. Except as contemplated by Section 4.3(b)(iv) of this Amended and Restated Certificate, dividends and other distributions shall not be declared or paid on the Class D Common Stock.

(iv)      Notwithstanding anything to the contrary in the preceding subsections (i)-(iii), dividends may be declared on any one class of Common Stock payable in additional shares of such class if, substantially concurrently therewith, like dividends are declared on each other class of Common Stock payable in additional shares of such other class at the same rate per share.

(c)       Liquidation, Dissolution or Winding Up.

(i)        In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock or any other class or series of stock having a preference over any Participating Shares as to distributions upon dissolution or liquidation or winding up shall be entitled, the remaining assets of the Corporation shall be distributed Ratably to the Participating Shares.

(ii)       In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (A) the holders of shares of the Class C Common Stock, in their capacity as such, shall be entitled to receive the par value of such shares of Class C Common Stock and (B) the holders of shares of the Class D Common Stock, in their capacity as such, shall be entitled to receive the par value of such shares of Class D Common Stock, in each case Ratably on a per share basis with the Participating Shares until such par value per share has been paid and thereafter the holders of Class C Common Stock and Class D Common Stock, in each case in their capacity as such, shall not be entitled to any further payments or distributions in respect of such shares of Class C Common Stock or Class D Common Stock. Other than as set forth in the preceding sentence, the holders of shares of the Class C Common Stock and Class D Common Stock, in their capacity as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)       Splits. If the Corporation at any time combines or subdivides (by any stock split, stock dividend, recapitalization, reorganization, merger, amendment of this Amended and Restated Certificate, scheme, plan, arrangement or otherwise) the number of shares of any class or series of Common Stock into a greater or lesser number of shares, the shares of each other class or series shall be proportionately similarly combined or subdivided. Any adjustment described in this Section 4.3(d) shall become effective at the close of business on the date the combination or subdivision becomes effective.

(e)       No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

ARTICLE V
CERTAIN MATTERS RELATING TO TRANSFERS

Section 5.1       Mandatory Redemption of Shares of Class C Common Stock.

(a)       Concurrently with the issuance or transfer of any shares of Class A Common Stock to a holder of ExchangeCo Exchangeable Shares (a “Selling Shareholder”) upon the redemption, retraction or sale to ExchangeCo or CallCo, as applicable, of any ExchangeCo Exchangeable Shares held by such Selling Shareholder pursuant to the terms of the ExchangeCo Governing Documents and/or the Exchange Agreement, an equivalent number of shares of Class C Common Stock held by such Selling Shareholder shall, automatically and without further action on the part of the Corporation or any holder of shares of Class C Common Stock (including such Selling Shareholder), be redeemed by the Corporation at the par value of such shares and retired.

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(b)       If, in accordance with the terms of the BCA, any ExchangeCo Exchangeable Shares held by the Escrow Agent on behalf of a Selling Shareholder are forfeited and cancelled, then, concurrently with such forfeiture and cancellation, that number of shares of Class C Common Stock held by such Selling Shareholder, or by the Escrow Agent on behalf of such Selling Shareholder, equal to the number of such ExchangeCo Exchangeable Shares that are so forfeited and cancelled shall, automatically without further action on the part of the Corporation or any such holder, be redeemed by the Corporation at the par value of such share and retired.

Section 5.2       Mandatory Redemption of Shares of Class D Common Stock.

(a)       Upon the Transfer (other than a Permitted Transfer or a Transfer in connection with the repurchase under the Key Individual Share Repurchase Agreement) by any Qualified Stockholder of any shares of Class A Common Stock or any ExchangeCo Exchangeable Shares, that number of shares (rounded up to the nearest whole number) of Class D Common Stock equal to the number of such Transferred shares of Class A Common Stock or ExchangeCo Exchangeable Shares (as the case may be) shall, automatically without further action on the part of the Corporation, such Qualified Stockholder or any Class D Holder, be redeemed by the Corporation, on a Pro Rata Share basis among all of the Class D Holders, at the par value of such share and retired.

(b)       Upon the death or Incapacity of the Key Individual, each share of Class D Common Stock then outstanding shall, automatically without further action on the part of the Corporation or the holder of any such shares, be redeemed by the Corporation at the par value of such share and retired.

(c)       (i) If, in accordance with the terms of the BCA, any Seller Escrow Shares held by the Escrow Agent on behalf of the Key Individual are forfeited and cancelled, then, concurrently with such forfeiture and cancellation, that number of shares (rounded up to the nearest whole number) of Class D Common Stock equal to the number of such forfeited Seller Escrow Shares shall, automatically without further action on the part of the Corporation, the Key Individual or any Class D Holder, be redeemed by the Corporation, on a Pro Rata Share basis among all of the Class D Holders, at the par value of such share and retired.

            (ii) If, in accordance with the terms of any executive employment agreement of the Key Individual (an “Employment Agreement”), any restricted Class A Common Stock issued to the Key Individual as part of his Initial Equity Award (as defined in the Employment Agreement) are forfeited and cancelled, then, concurrently with such forfeiture and cancellation, that number of shares (rounded up to the nearest whole number) of Class D Common Stock equal to the number of such forfeited Class A Common Stock shall, automatically without further action on the part of the Corporation, the Key Individual or any Class D Holder, be cancelled by the Corporation, on a Pro Rata Share basis among all of the Class D Holders.

(d)       If any shares of Class D Common Stock are Transferred to a Qualified Class D Transferee in accordance with Section 5.4(b) and, following such Transfer, the transferee ceases to be a Qualified Class D Transferee, then immediately upon such transferee ceasing to be a Qualified Class D Transferee all of the shares of Class D Common Stock held by such former Qualified Class D Transferee shall forthwith (and in any event within 10 days) be Transferred back to the Key Individual, failing which such shares of Class D Common Stock shall, automatically without further action on the part of the Corporation or such transferee, be redeemed by the Corporation at the par value of such share and retired. If the Key Individual has died or has suffered an Incapacity (or such shares are otherwise not accepted by the Key Individual pursuant to the immediately preceding sentence), the shares of Class D Common Stock shall automatically without further action on the part of the Corporation or such transferee, be redeemed by the Corporation at the par value of such share and retired.

Section 5.3       Cancellation. Upon, and effective as of, the redemption of any shares of Class C Common Stock or Class D Common Stock in accordance with Section 5.1 or Section 5.2, such shares shall be cancelled and the holder of such shares shall cease to have any rights as a holder of such shares (including, without limiting the generality of the foregoing, the right to exercise any votes in respect of such shares) other than the right to receive from the Corporation the par value of such shares. Upon presentation by the holder to the Corporation of any certificates that, prior to the cancelation of such shares of Class C Common Stock or Class D Common Stock, as the case may be, represented shares of Class C Common Stock or Class D Common Stock so cancelled, the Corporation shall pay to such holder the par value to which such holder is entitled. Any shares that are redeemed by the Corporation in accordance with Section 5.1 or Section 5.2 shall not be disposed of out of treasury or otherwise reissued.

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Section 5.4       Certain Restrictions on Transfer.

(a)No Transfer of shares of Class C Common Stock may be made unless (i) such Transfer is made to a Permitted Transferee and the Transferor concurrently Transfers to such Permitted Transferee an equal number of ExchangeCo Exchangeable Shares in accordance with the terms and conditions of the ExchangeCo Governing Documents, (ii) such Transfer is made to the Corporation in connection with the redemption of such shares in accordance with Section 5.1, (iii) such Transfer is in connection with any pledge or other encumbrance of shares of ExchangeCo Exchangeable Shares and a corresponding number of shares of Class C Common Stock pursuant to a bona fide financing transaction and a Transfer of any such shares results from any foreclosure thereon, (iv) such Transfer is a Permitted Transfer pursuant to clause (iii) of the definition thereof or (v) such Transfer is approved by the Board or a duly constituted committee thereof and the Transferor concurrently Transfers an equal number of ExchangeCo Exchangeable Shares to the Transferee in accordance with the terms and conditions of the ExchangeCo Governing Documents.

(b)       No Transfer of shares of Class D Common Stock may be made unless:

(i)        each of the following conditions are satisfied:

(A)       such Transfer is made to (i) a Person of which the Key Individual owns and has control over 100% of the voting shares or (ii) a Permitted Transferee for so long as the Key Individual retains sole voting power over the Class D Common Stock held by such Permitted Transferee (a “Qualified Class D Transferee”);

(B)       concurrent with such Transfer, the Transferor must transfer to the Transferee an equal number of shares of Class A Common Stock and/or ExchangeCo Exchangeable Shares; provided that if the Transferor transfers ExchangeCo Exchangeable Shares in connection with this clause (B), then it must also concurrently transfer an equal number of shares of Class C Common Stock to the Transferee; and

(C)       the Transferor and the Transferee each provide an undertaking in favor of the Corporation that they shall ensure that the Transferee remains a Qualified Class D Transferee at all times that the Transferee owns any shares of Class D Common Stock; or

(ii)       such Transfer is a Permitted Transfer pursuant to clause (iii) of the definition thereof; or

(iii)     such Transfer is made to the Corporation in connection with the redemption of such shares in accordance with Section 5.2.

(c)       Any Transfer of shares of Class C Common Stock or Class D Common Stock in violation of this Second Amended and Restated Certificate shall be void ab initio.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board is expressly authorized to make, amend, alter, change, add to or repeal the by-laws of the Corporation (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof, the “Bylaws”) without the consent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Amended and Restated Certificate. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate or any provision of the DGCL, the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors (other than the Class A Director (as defined below) or any other director who is elected by a particular class or series of stock of the Corporation), voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any such provision of the Bylaws, or to adopt any provision inconsistent therewith.

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ARTICLE VII
BOARD OF DIRECTORS

Section 7.1       Board of Directors.

(a)       Board Powers. Except as otherwise provided in this Amended and Restated Certificate or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

(b)       Number, Election and Term.

(i)        Except as otherwise provided for or fixed in any certificate of designation with respect to any series of Preferred Stock, the total number of directors constituting the whole Board shall be determined from time to time exclusively by resolution adopted by the Board.

(ii)        Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such series, as the case may be (such directors, the “Preferred Stock Directors”), the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon; provided, however, that the election of one (1) director, as determined by the Board, shall be determined by a plurality of the votes cast in respect of the Class A Common Stock by the stockholders that hold such shares of Class A Common Stock (in their capacity as such) that are present in person or represented by proxy at the meeting and entitled to vote thereon (such director so elected by the holders of Class A Common Stock, in their capacity as such, the “Class A Director”).

(iii)     Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, each director shall hold office until the expiration of the term for which such director shall have been elected and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

(iv)      Directors of the Corporation need not be elected by written ballot, unless the Bylaws shall so provide.

(v)       No stockholder entitled to vote at an election for directors may cumulate votes.

Section 7.2       Newly-Created Directorships and Vacancies. Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding in respect of any Preferred Stock Directors, any newly-created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). Any director (other than a Preferred Stock Director) elected to fill a vacancy or newly created directorship shall hold office until the expiration of the term for which such director shall have been elected and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Section 7.3       Resignation and Removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Any or all of the directors (other than any Preferred Stock Director) may be removed, with or without cause, only upon the affirmative vote of the holders of a majority in voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, provided, however, that the Class A Director may be removed, with or without cause, only upon the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock as of any applicable record date established by the Board, voting together as a single class. In case the Board or any one or more directors should be so removed, new directors may be elected in accordance with Section 7.2.

Section 7.4       Preferred Stock Directors. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect Preferred Stock Directors, then the election, term of office, removal and other features of such directorships shall be governed by the terms of this Amended and Restated

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Certificate (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. Notwithstanding Section 7.1(b), the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed in accordance with Section 7.1(b) hereof, and the total number of directors constituting the whole Board shall be automatically adjusted accordingly and whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right, the terms of office of all such Preferred Stock Directors shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

Section 7.5       Quorum. A quorum for the transaction of business by the directors shall be set forth in the Bylaws.

ARTICLE VIII
CONSENT OF STOCKHOLDERS IN LIEU OF MEETING;
ANNUAL AND SPECIAL MEETINGS OF STOCKHOLDERS

Section 8.1       Consent of Stockholders in Lieu of Meeting. At any time when the Qualified Stockholders and their Permitted Transferees beneficially own, in the aggregate, more than 66.666% or more of the voting power of the stock of the Corporation entitled to vote generally in the election of directors (other than the Class A Director or any other director who is elected by a particular class or series of stock of the Corporation), any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the Bylaws and applicable law. At any time when the Qualified Stockholders and their Permitted Transferees beneficially own, in the aggregate, 66.666% or less of the voting power of the stock of the Corporation entitled to vote generally in the election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a class or series or separately as a class with one or more other such series or classes, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 8.2       Meetings of Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board, the Chairman of the Board, the Chief Executive Officer or as otherwise expressly provided in the Bylaws. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.

Section 8.3         Stock Ledger. In connection with any action of stockholders taken at a meeting or by written consent (if action by written consent of the stockholders is not prohibited at such time under the DGCL or this Amended and Restated Certificate), the stock ledger of the Corporation shall be presumptive evidence as to who are the stockholders entitled to vote in person or by proxy at any meeting of stockholders and the class or classes or series of shares held by each such stockholder and the number of shares of each class or classes or series held by such stockholder.

ARTICLE IX
LIMITED LIABILITY; INDEMNIFICATION

Section 9.1       Limited Liability of Directors. To the fullest extent permitted by law, no director of the Corporation will have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated

Annex B-8

or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment nor the repeal of this Article IX shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing prior to such amendment or repeal.

Section 9.2       Indemnification and Advancement of Expenses.

(a)       To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each Person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (for purposes of this Section 9.2, a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, member, manager, officer, employee or agent, or in any other capacity acting on behalf or at the request of the Corporation while serving as a director, member, manager, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, Employee Retirement Income Security Act of 1974 excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such Proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending or otherwise participating in any Proceeding in advance of its final disposition. Notwithstanding the foregoing, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for Proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the Board.

(b)       The rights to indemnification and advancement of expenses conferred on any Indemnitee by this Section 9.2 shall not be exclusive of any other rights that any Indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, insurance, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)       Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)       This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to Persons other than Indemnitees.

(e)       The Corporation shall have the power to purchase and maintain insurance (or be named insured on the insurance policy of an affiliate), on behalf of the Indemnitees and such other Persons as the Board shall determine, in its sole discretion, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with such Person’s activities on behalf of the Corporation, regardless of whether the Corporation would have the power to indemnify such Person against such liability under the provisions of this Amended and Restated Certificate.

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ARTICLE X
DGCL SECTION 203

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XI
CORPORATE OPPORTUNITIES

Except with respect to any corporate opportunity expressly offered or presented to any Indemnitee who is a director (but not an officer or employee of the Corporation) (a “Covered Person”) solely in his or her capacity as a director or officer of, through his or her service to, or pursuant to a contract with, the Corporation and its Subsidiaries (an “Excluded Opportunity”), to the fullest extent permitted by applicable law, each Covered Person shall have the right to engage in businesses of every type and description and other activities for profit, and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Corporation or any of its Subsidiaries, independently or with others, including business interests and activities in direct competition with the business and activities of the Corporation or any of its Subsidiaries, with no obligation to offer the Corporation or any of its Subsidiaries the right to participate therein. Nothing in this Amended and Restated Certificate, including (without limitation) the foregoing sentence, shall be deemed to supersede any other agreement to which a Covered Person may be a party or the rights of any other party thereto restricting such Covered Person’s ability to have certain business interests or engage in certain business activities or ventures. To the fullest extent permitted by applicable law, but subject to the immediately preceding sentence, neither the Corporation nor any of its Subsidiaries shall have any rights in any business interests, activities or ventures of any Covered Person that are not Excluded Opportunities, and the Corporation hereby waives and renounces any interest or expectancy therein.

To the fullest extent permitted by applicable law, but without limiting any separate agreement to which a Covered Person may be party with the Corporation or any of its Subsidiaries, and except with respect to any Excluded Opportunities, (i) the engagement in competitive activities by any Covered Person in accordance with the provisions of this Article XI is hereby deemed approved by the Corporation, all stockholders and all Persons acquiring an interest in the stock of the Corporation, (ii) it shall not be a breach of any Covered Person’s duties or any other obligation of any type whatsoever of any Covered Person if a Covered Person engages in, or directs to another Person, any such business interests or activities in preference to or to the exclusion of the Corporation or any of its Subsidiaries, and (iii) no Covered Person shall be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Covered Person pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person, or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

In addition to and without limiting the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation or any of its Subsidiaries if it is a business opportunity that (i) the Corporation and its Subsidiaries are neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the business of the Corporation and its Subsidiaries or is of no practical advantage to the Corporation and its Subsidiaries, (iii) is one in which the Corporation and its Subsidiaries have no interest or reasonable expectancy, or (iv) is one presented to any account for the benefit of a Covered Person or an Affiliate of Covered Person (other than the Corporation or any of its Subsidiaries) over which such Covered Person has no direct or indirect influence or control, including, but not limited to, a blind trust. To the fullest extent permitted by applicable law, but without limiting any separate agreement to which a Covered Person may be party with the Corporation or any of its Subsidiaries, no Covered Person shall (x) have any duty to present business opportunities that are not Excluded Opportunities to the Corporation or any of its Subsidiaries or (y) be liable to the Corporation, any stockholder of the Corporation or any other Person who acquires an interest in the stock of the Corporation, by reason of the fact that such Covered Person pursues or acquires a business opportunity that is not an Excluded Opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity or information to the Corporation or any of its Subsidiaries.

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For avoidance of doubt, the foregoing paragraphs of this Article XI are intended to renounce with respect to the Covered Persons, to the fullest extent permitted by Section 122(17) of the DGCL, any interest or expectancy of the Corporation or any of its Subsidiaries in, or in being offered an opportunity to participate in, any business opportunities that are not Excluded Opportunities, and this Article XI shall be construed to effect such renunciation to the fullest extent permitted by the DGCL.

Any Covered Person may, directly or indirectly, (i) acquire stock of the Corporation, and options, rights, warrants and appreciation rights relating to stock of the Corporation and (ii) except as otherwise expressly provided in this Amended and Restated Certificate, exercise all rights of a stockholder of the Corporation relating to such stock, options, rights, warrants and appreciation rights.

To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

ARTICLE XII
SEVERABILITY

If any provision of this Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

ARTICLE XIII
FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim arising under any provision of the DGCL, this Amended and Restated Certificate (as it may be amended or restated) or the Bylaws or as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, in each case, to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided that, for the avoidance of doubt, this provision, including any “derivative action”, shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Notwithstanding the foregoing, in the event that the Delaware Court of Chancery lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XIII.

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ARTICLE XIV
AMENDMENTS

Except as otherwise expressly provided in this Amended and Restated Certificate in addition to any separate vote of any class or series of capital stock of the Corporation required under the DGCL, this Amended and Restated Certificate may be amended by the affirmative vote of the holders of at least a majority of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XV
DEFINITIONS

Section 15.1     Definitions. As used in this Amended and Restated Certificate, the following terms have the following meanings, unless clearly indicated to the contrary:

(a)       “501(c) Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) of the Internal Revenue Code (or any successor provision thereto) or an equivalent or analogous provision of the laws of any jurisdiction other than the United States.

(b)       “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, its capacity as a sole or managing member or otherwise.

(c)       “Arrangement” has the meaning set forth in the BCA.

(d)       “BCA” means that certain Business Combination Agreement, dated as of December 1, 2021, by and among the Corporation and Rumble, Inc., as the same may be amended, restated, supplemented or waived from time to time.

(e)         “BCA Transaction” means the business combination transactions contemplated by the BCA.

(f)         “CallCo” means 1000045707 Ontario Inc., a corporation formed under the laws of the Province of Ontario, Canada, and a Subsidiary of the Corporation.

(g)       “Charitable Trust” means a trust that is a 501(c) Organization (whether a determination letter with respect to such exemption is issued before, at or after the Effective Date), and further includes any successor entity that is a 501(c) Organization upon a conversion of, or transfer of all or substantially all of the assets of, a Charitable Trust to such successor entity (whether a determination letter with respect to such successor’s exemption is issued before, at or after the conversion date).

(h)       “Class D Holder” means a holder of shares of Class D Common Stock.

(i)        “Effective Date” means the date of the filing and effectiveness of this Amended and Restated Certificate with the Secretary of State of the State of Delaware.

(j)        “Escrow Agent” has the meaning set forth in the BCA.

(k)       “Exchange” has the meaning given to such term in the Exchange Agreement.

(l)        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(m)       “Exchange Agreement” means the Exchange Agreement, dated on or about the Effective Date, by and among the Corporation, ExchangeCo, CallCo and the other Persons party thereto (as may be amended, restated or otherwise modified from time to time in accordance with the terms thereof).

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(n)       “ExchangeCo” means 1000045728 Ontario Inc., a corporation formed under the laws of the Province of Ontario, Canada, and a Subsidiary of the Corporation.

(o)       “ExchangeCo Exchangeable Shares” means exchangeable shares of ExchangeCo, exchangeable for shares of Class A Common Stock pursuant to the terms of this Amended and Restated Certificate, the Exchange Agreement and the ExchangeCo Governing Documents.

(p)       “ExchangeCo Governing Documents” means the articles of incorporation and the bylaws of ExchangeCo, dated as of December 6, 2021 as may be amended, restated or modified from time to time in accordance with the respective terms thereof.

(q)       “Family Member,” with respect to any Person who is an individual, means;

(i)        such Person’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing persons (collectively, “relatives”);

(ii)       any trust, family partnership or estate- or tax-planning vehicle the sole economic beneficiaries of which are such Person or such Person’s relatives;

(iii)     the trustee, fiduciary, executor or personal representative of such Person with respect to any entity described in the immediately preceding clause (b); and

(iv)      any limited partnership, limited liability company, corporation or other entity the governing instruments of which provide that such Person (or such Person’s relatives or executor) shall have the power to direct the management and policies of such entity and of which the sole owners of partnership interests, membership interests or any other equity interests are, and will remain, limited to such Person and such Person’s relatives.

(r)        “Incapacity” means, with respect to an individual, that (i) such individual is incapable of managing his or her financial affairs under the criteria set forth in the applicable probate code and (ii) that such condition can be expected to result in death or has lasted or can reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute regarding whether an individual has suffered an Incapacity, no Incapacity of such individual will be deemed to have occurred unless and until an affirmative ruling regarding such Incapacity has been made in a final and non-appealable judgment of a court of competent jurisdiction.

(s)        “Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.

(t)         “Key Individual” means Chris Pavlovski.

(u)       “Key Individual Share Repurchase Agreement” has the meaning set forth in the BCA.

(v)        “Participating Shares” means (i) shares of Class A Common Stock and (ii) shares of any other class or series of Common Stock or Preferred Stock to the extent that, in accordance with the terms of this Amended and Restated Certificate (including any certificate of designation adopted pursuant to the terms hereof), such shares are entitled to participate with Class A Common Stock in, as applicable, (x) dividends or distributions paid by the Corporation, or (y) any liquidation, dissolution or winding up of the Corporation. Notwithstanding the foregoing, shares of Class C Common Stock and Class D Common Stock shall not be considered Participating Shares except, solely in the case of a liquidation, dissolution or winding up of the corporation, to the extent provided in Section 4.3(c)(ii).

(w)      “Permitted Transfer” means any Transfer that is (i) made to a Permitted Transferee upon prior written notice to the Corporation, (ii) a transfer of shares of Class A Common Stock, Class C Common Stock or Class D Common Stock to the Corporation, including pursuant to Section 5.1(b), (iii) made pursuant to any liquidation, merger, stock exchange or other similar transaction subsequent to the consummation of the BCA Transaction which results in all of the Corporation’s stockholders exchanging or having the right to exchange their shares of Common Stock for cash, securities or other property; or (iv) in the case of ExchangeCo Exchangeable Shares, any Transfer that is expressly permitted under the terms of the Exchange Agreement or the ExchangeCo Governing Documents (other than under Section 3.10(e) of the Exchange Agreement or Section 16(e) of the share terms for such ExchangeCo Exchangeable Shares).

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(x)“Permitted Transferee” means: (A) with respect to any Person, (i) any Family Member of such Person, (ii) any Affiliate of such Person, (iii) any Affiliate of any Family Member of such Person, or (iv) if such Person is a natural person, (a) by virtue of laws of descent and distribution upon death of such individual or (b) in accordance with a qualified domestic relations order; and (B) with respect to any Qualified Stockholder, (i) the Persons referred to in clause (A) with respect to such Qualified Stockholder and (ii) any Qualified Transferee of such Qualified Stockholder.

(y)       “Person” means an individual, a sole proprietorship, a corporation, a partnership, limited liability company, a limited partnership, a joint venture, an association, a trust, or any other entity or organization, including a government or a political subdivision, agency or instrumentality thereof.

(z)       “Pro Rata Share” means, with respect to the redemption of any shares of Class D Common Stock held by a Class D Holder, that number of shares of Class D Common Stock (rounded up to the nearest whole number) equal to the quotient obtained when (a) the total number of shares of Class D Common Stock held by such Class D Holder is divided by (b) the total number of shares of Class D Common Stock held by all Class D Holders.

(aa)       “Qualified Entity” means, with respect to a Qualified Stockholder: (a) a Qualified Trust solely for the benefit of (i) such Qualified Stockholder, or (ii) one or more Family Members of such Qualified Stockholder; (b) any general partnership, limited partnership, limited liability company, corporation, public benefit corporation or other entity with respect to which Voting Control is held by or which is wholly owned, individually or collectively, by (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder; (c) any Charitable Trust validly created by a Qualified Stockholder; (d) a revocable living trust, which revocable living trust is itself both a Qualified Trust and a Qualified Stockholder, during the lifetime of the natural person grantor of such trust; and (e) any 501(c) Organization or Supporting Organization over which (i) such Qualified Stockholder, (ii) one or more Family Members of such Qualified Stockholder or (iii) any other Qualified Entity of such Qualified Stockholder, individually or collectively, control the appointment of a majority of all trustees, board members, or members of a similar governing body, as applicable.

(bb)      “Qualified Stockholder” means (i) the Key Individual, or (ii) a Qualified Transferee of the Key Individual.

(cc)      “Qualified Transfer” means any Transfer of a share or shares of Common Stock:

(i)        by a Qualified Stockholder (or the estate of a deceased Qualified Stockholder) to (A) one or more Family Members of such Qualified Stockholder or (B) any Qualified Entity of such Qualified Stockholder;

(ii)       by a Qualified Entity of a Qualified Stockholder to (A) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (B) any other Qualified Entity of such Qualified Stockholder; or

(iii)     by a Qualified Stockholder to a 501(c) Organization or a Supporting Organization, as well as any Transfer by a 501(c) Organization to a Supporting Organization of which such 501(c) Organization (x) is a supported organization (within the meaning of Section 509(f)(3) of the Internal Revenue Code (or any successor provision thereto)), and (y) has the power to appoint a majority of the board of directors.

(dd)     “Qualified Transferee” means a transferee of shares of Common Stock received in a Transfer that constitutes a Qualified Transfer.

(ee)      “Qualified Trust” means a bona fide trust where each trustee is (a) a Qualified Stockholder, (b) a Family Member of a Qualified Stockholder or (c) a professional in the business of providing trustee services, including private professional fiduciaries, trust companies, accounting, legal or financial advisor, or bank trust departments.

(ff)       “Ratably” means, with respect to Participating Shares (determined pursuant to the definition of “Participating Shares”, as of the applicable time), on a per share basis. If, after the Effective Date, other terms are approved by the Corporation with respect to participation of any class or series of capital stock in residual distributions of the Corporation and are set forth in this Amended and Restated Certificate or any certificate of designation with respect to Preferred Stock, “Ratably” shall automatically be adjusted to take account of such other terms.

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(gg)      “Seller Escrow Shares” has the meaning set forth in the BCA, and shall include any Tandem Option Earnout Shares delivered to the Escrow Agent in accordance with Section 2.15(g) of the BCA.

(hh)     “Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, at least 50% of (i) the total combined economic equity interests of such entity or (ii) the total combined voting power of all classes of voting securities of such entity (including by such Person’s direct or indirect control of the general partner, manager, managing member or similar governing body of such entity, as applicable); or (b) otherwise has the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors, board of managers or similar governing body of such entity, or otherwise control such entity.

(ii)       “Supporting Organization” means an entity that is exempt from taxation under Section 501(c)(3) or Section 501(c)(4) and described in Section 509(a)(3) of the Internal Revenue Code (or any successor provision thereto).

(jj)       “Tandem Option Earnout Shares” has the meaning set forth in the BCA.

(kk)     “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the Transferor (whether by operation of law or otherwise) and, when used as a verb, the Transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (a) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security or (b) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. Notwithstanding the preceding sentence, for purposes of this Amended and Restated Certificate, no Exchange of ExchangeCo Exchangeable Shares for any shares of Class A Common Stock of the Corporation not prohibited by the ExchangeCo Governing Documents or the Exchange Agreement shall constitute a “Transfer” hereunder. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

(ll)        “Voting Control” (x) with respect to a share of Common Stock means the power, directly or indirectly (whether exclusive or, solely among Qualified Individuals, shared), to vote or direct the voting of such share by proxy, voting agreement or otherwise and (y) with respect to any Person, means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise and, in any event and without limiting the generality of the foregoing, any Person owning a majority of the voting power of the voting securities of another Person shall be deemed to have voting control of that Person.

[Signature Page Follows]

Annex B-15

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation on this [•]th day of [•], 2022.

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Annex C

AMENDED AND RESTATED BYLAWS

OF

RUMBLE INC.

Article I
OFFICES

Section 1.1 Registered Office. The registered office of Rumble Inc. (the “Corporation”) shall be located at either (a) the principal place of business of the Corporation in the State of Delaware or (b) the office of the corporation or individual acting as the Corporation’s registered agent in Delaware.

Section 1.2 Additional Offices. The Corporation may, in addition to its registered office in the State of Delaware, have such other offices and places of business, both within and outside the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may from time to time determine or as the business and affairs of the Corporation may require.

Article II
STOCKHOLDERS

Section 2.1 Annual Meetings. The annual meeting of the stockholders of the Corporation for the purpose of electing directors and for the transaction of such other business as may properly be brought before such meeting shall be held on such date, and at such time and place, if any, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as may be designated from time to time by the Board. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled.

Section 2.2 Special Meetings. Except as otherwise required by the General Corporation Law of the State of Delaware (the “DGCL”) or required or permitted by the certificate of incorporation of the Corporation (as amended, restated, modified or supplemented from time to time, the “Certificate of Incorporation”), and subject to the rights of the holders of any class or series of Preferred Stock (as defined in the Certificate of Incorporation), if any, special meetings of the stockholders of the Corporation may be called only by or at the direction of the Board, the Chairman of the Board or the Chief Executive Officer. Special meetings may be held either at a place, within or without the State of Delaware, or by means of remote communications, including by webcast, pursuant to Section 2.12(c)(ii), as the Board may determine. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled.

Section 2.3 Notice of Meetings. Except as otherwise provided by the DGCL, the Certificate of Incorporation or these Bylaws, notice of the date, time, place (if any), the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes of the meeting of stockholders shall be given not more than 60, nor less than ten, days previous thereto (unless a different time is specified by applicable law), to each stockholder entitled to vote at the meeting as of the record date for determining stockholders entitled to notice of the meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to stockholders, any such notice may be given by electronic transmission in the manner provided in Section 232 of the DGCL.

Section 2.4 Quorum; Adjournments. The holders of a majority in voting power of the capital stock of the Corporation issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided herein, by applicable law or by the Certificate of Incorporation; but if at any meeting of stockholders there shall be less than a quorum present, the chairman of the meeting or, by a majority in voting power thereof, the stockholders present (either in person or by proxy) may, to the extent permitted by law, adjourn the meeting from time to time without further notice, other than announcement at the meeting of the date, time and place, if any, and the means of

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remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting, until a quorum shall be present or represented. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required by law or the Certificate of Incorporation, a majority in voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter. At any adjourned meeting at which a quorum shall be present or represented by proxy, any business may be transacted which might have been transacted at the original meeting. Notice need not be given of any adjourned meeting if the time, date and place, if any, and the means of remote communication, if any, by which stockholders may be deemed present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 60 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date for notice of such adjourned meeting.

Section 2.5 Organization of Meetings. The Chairman of the Board, or in the absence of the Chairman of the Board, or at the Chairman of the Board’s discretion, the Chief Executive Officer, or in the Chief Executive Officer’s absence or at the Chief Executive Officer’s discretion, any officer of the Corporation, shall call all meetings of the stockholders to order and shall act as chairman of any such meetings. The Secretary of the Corporation or, in such officer’s absence, an Assistant Secretary of the Corporation, shall act as secretary of the meeting. If neither the Secretary nor an Assistant Secretary is present, the chairman of the meeting shall appoint a secretary of the meeting. The Board may adopt such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Unless otherwise determined by the Board prior to the meeting, the chairman of the meeting shall determine the order of business and shall have the authority in his or her discretion to regulate the conduct of any such meeting, including, without limitation, convening the meeting and adjourning the meeting (whether or not a quorum is present), announcing the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote, imposing restrictions on the persons (other than stockholders of record of the Corporation or their duly appointed proxies) who may attend any such meeting, establishing procedures for the transaction of business at such meeting (including the dismissal of business not properly presented), maintaining order at the meeting and safety of those present, restricting entry to such meeting after the time fixed for commencement thereof and limiting the circumstances in which any person may make a statement or ask questions at any meeting of stockholders. Unless and to the extent determined by the Board or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 2.6 Proxies.

(a) At all meetings of stockholders, any stockholder entitled to vote thereat shall be entitled to vote in person or by proxy, subject to applicable law. Without limiting the manner in which a stockholder may authorize another person or persons to act for the stockholder as proxy pursuant to the DGCL, the following shall constitute a valid means by which a stockholder may grant such authority: (i) a stockholder may execute a writing authorizing another person or persons to act for the stockholder as proxy, and execution of the writing may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing his or her signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; or (ii) a stockholder may authorize another person or persons to act for the stockholder as proxy by transmitting or authorizing by means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period; provided, that any such means of electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder. If it is determined that such electronic transmissions are valid, the inspector or inspectors of stockholder votes or, if there are no such inspectors, such other persons making that determination shall specify the information upon which they relied.

(b) A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date.

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(c) Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to the preceding paragraphs of this Section 2.6 (including any electronic transmission) may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(d) Proxies shall be filed with the secretary of the meeting prior to or at the commencement of the meeting to which they relate.

Section 2.7 Voting. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Certificate of Incorporation, these Bylaws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question. Notwithstanding the foregoing, where a separate vote by a class or series or classes or series is required and a quorum is present, the affirmative vote of a majority of the votes cast by shares of such class or series or classes or series and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless the question is one upon which by express provision of the Certificate of Incorporation, these Bylaws or the DGCL a different vote is required, in which case such express provision shall govern and control the decision of such question.

Section 2.8 Fixing Record Date.

(a) In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by applicable law, not be more than 60 nor less than ten days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

(b) In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change or conversion or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall not be more than 60 days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(c) Unless otherwise restricted by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in writing without a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

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Section 2.9 Consents in Lieu of Meeting. At any time when action by one or more classes or series of stockholders of the Corporation is permitted to be taken by written consent pursuant to the terms and limitations set forth in the Certificate of Incorporation, the provisions of this section shall apply. All consents properly delivered in accordance with the Certificate of Incorporation and the DGCL shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation as required by the DGCL, written consents signed by the holders of a sufficient number of shares to take such corporate action are so delivered to the Corporation in accordance with the applicable provisions of the DGCL. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Corporation as provided in the applicable provisions of the DGCL. Any action taken pursuant to such written consent or consents of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board is required by the DGCL, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand, by certified or registered mail, return receipt requested, or by electronic transmission. If no record date has been fixed by the Board and prior action by the Board is required by the DGCL, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 2.10 List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network; provided, that the information required to gain access to such list is provided with the notice of the meeting; or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 2.11 Inspectors. The Board, in advance of all meetings of the stockholders, may, and shall if required by applicable law, appoint one or more inspectors of stockholder votes, who may be employees or agents of the Corporation or stockholders or their proxies, but who shall not be directors of the Corporation or candidates for election as directors. In the event that one or more inspectors of stockholder votes previously designated by the Board fails to appear or act at the meeting of stockholders, the chairman of the meeting may appoint one or more inspectors of stockholder votes to fill such vacancy or vacancies. Inspectors of stockholder votes appointed to act at any meeting of the stockholders, before entering upon the discharge of their duties, shall take and sign an oath to faithfully execute the duties of inspector of stockholder votes with strict impartiality and according to the best of their ability and the oath so taken shall be subscribed by them. The inspector or inspectors so appointed or

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designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law.

Section 2.12 Conduct of Meetings.

(a) Annual Meetings of Stockholders.

(i) Nominations of persons for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto) delivered pursuant to Section 2.3, (B) by or at the direction of the Board or any authorized committee thereof or (C) by any stockholder of the Corporation who is entitled to vote on such election or such other business at the meeting, who has complied with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 2.12(a) and who was a stockholder of record at the time such notice was delivered to the Secretary of the Corporation.

(ii) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of Section 2.12(a)(i), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation (even if such matter is already the subject of any notice to the stockholders or a public announcement from the Board), and, in the case of business other than nominations of persons for election to the Board, such other business must be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is scheduled for more than 30 days before, or more than 70 days following, such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not later than the tenth day following the day on which public announcement of the date of such meeting is first made. For purposes of the application of Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor provision), the date for notice specified in this Section 2.12(a)(iii) shall be the earlier of the date calculated as hereinbefore provided or the date specified in paragraph (c)(1) of Rule 14a-4. For purposes of the first annual meeting of stockholders following the adoption of these Bylaws, the date of the preceding year’s annual meeting shall be deemed to be [insert date] of the preceding calendar year. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For the avoidance of doubt, a stockholder shall not be entitled to make additional or substitute nominations following the expiration of the time periods set forth in these Bylaws. Notwithstanding anything in this Section 2.12(a)(iii) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board at least 100 calendar days prior to the first anniversary of the preceding year’s annual meeting of stockholders, then a stockholder’s notice required by this Section 2.12 shall be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the Secretary of the Corporation not later than the close of business on the tenth calendar day following the day on which such public announcement is first made by the Corporation.

(iii) Such stockholder’s notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is

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otherwise required, in each case pursuant to Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any substantial interest (within the meaning of Item 5 of Schedule 14A under the Exchange Act) in such business of such stockholder and the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), if any, on whose behalf the proposal is made; (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (I) the name and address of such stockholder, as they appear on the Corporation’s books and records, and of such beneficial owner, (II) the class or series and number of shares of capital stock of the Corporation which are owned directly or indirectly, beneficially and of record by such stockholder and such beneficial owner, (III) a representation that the stockholder (aa) is a holder of record of the stock of the Corporation at the time of the giving of the notice, (bb) will be entitled to vote at such meeting and (cc) will appear in person or by proxy at the meeting to propose such business or nomination, (IV) a representation as to whether the stockholder or the beneficial owner, if any, will be or is part of a group which will (aa) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the voting power of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (bb) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination, (V) a certification regarding whether such stockholder and beneficial owner, if any, have complied with all applicable federal, state and other legal requirements in connection with the stockholder’s and/or beneficial owner’s acquisition of shares of capital stock or other securities of the Corporation and/or the stockholder’s and/or beneficial owner’s acts or omissions as a stockholder of the Corporation and (VI) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; (D) a description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares of any class or series of stock of the Corporation between or among the stockholder giving the notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others acting in concert with any of the foregoing (collectively, “proponent persons”); and (E) a description of any agreement, arrangement or understanding (including without limitation any contract to purchase or sell, acquisition or grant of any option, right or warrant to purchase or sell, swap or other instrument) the intent or effect of which may be (I) to transfer to or from any proponent person, in whole or in part, any of the economic consequences of ownership of any security of the Corporation, (II) to increase or decrease the voting power of any proponent person with respect to shares of any class or series of stock of the Corporation and/or (III) to provide any proponent person, directly or indirectly, with the opportunity to profit or share in any profit derived from, or to otherwise benefit economically from, any increase or decrease in the value of any security of the Corporation. A stockholder providing notice of a proposed nomination for election to the Board or other business proposed to be brought before a meeting (whether given pursuant to this Section 2.12(a)(iii) or Section 2.12(b)) shall update and supplement such notice from time to time to the extent necessary so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the stockholders entitled to notice of the meeting and as of the date that is 15 days prior to the meeting or any adjournment or postponement thereof; provided, that if the record date for determining the stockholders entitled to vote at the meeting is less than 15 days prior to the meeting or any adjournment or postponement thereof, the information shall be supplemented and updated as of such later date. Any such update and supplement shall be delivered in writing to the Secretary of the Corporation at the principal executive offices of the Corporation not later than five days after the record date for determining the stockholders entitled to notice of the meeting

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(in the case of any update or supplement required to be made as of the record date for determining the stockholders entitled to notice of the meeting), not later than ten days prior to the date for the meeting or any adjournment or postponement thereof (in the case of any update or supplement required to be made as of 15 days prior to the meeting or any adjournment or postponement thereof) and not later than five days after the record date for determining the stockholders entitled to vote at the meeting, but no later than the date prior to the meeting or any adjournment or postponement thereof (in the case of any update and supplement required to be made as of a date less than 15 days prior the date of the meeting or any adjournment or postponement thereof). The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation and to determine the independence of such director under the Exchange Act and rules and regulations thereunder and applicable stock exchange rules.

(A) The foregoing notice requirements of this Section 2.12(a)(iii) shall be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified the Corporation of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) of the Exchange Act, and such stockholder has complied with the requirements of such Rule for inclusion of such proposal in a proxy statement prepared by the Corporation to solicit proxies for such annual meeting. Nothing in this Section 2.12(a)(iii) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(iv) Notwithstanding anything in the second sentence of Section 2.12(a)(iii)(A) to the contrary, in the event that the number of directors to be elected to the Board is increased, effective after the time period for which nominations would otherwise be due under Section 2.12(a)(ii), and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.12 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day on which a public announcement of such increase is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.3. At any time that the stockholders are not prohibited from filling vacancies or newly created directorships on the Board, nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or a committee thereof, or (ii) provided that the Board has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is entitled to vote on such election at the meeting, who has complied with the notice procedures set forth in this Section 2.12 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by Section 2.12(a)(ii) is delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(c) General.

(i) (A) Only persons who are nominated in accordance with the procedures set forth in this Section 2.12 shall be eligible to be elected to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.12. Except as otherwise provided by

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law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.12 and, if any proposed nomination or business is not in compliance with this Section 2.12, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(B) Notwithstanding the foregoing provisions of this Section 2.12, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.12, to be considered a qualified representative of a stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

(ii) If authorized by the Board in its sole discretion, and subject to such rules, regulations and procedures as the Board may adopt, stockholders of the Corporation and proxyholders not physically present at a meeting of stockholders of the Corporation may, by means of remote communication participate in a meeting of stockholders of the Corporation and be deemed present in person and vote at a meeting of stockholders of the Corporation whether such meeting is to be held at a designated place or solely by means of remote communication; provided, however, that (A) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder of the Corporation or proxyholder; (B) the Corporation shall implement reasonable measures to provide such stockholders of the Corporation and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders of the Corporation, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (C) if any stockholder of the Corporation or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

(iii) For purposes of this Section 2.12, “public announcement” shall mean disclosure of the information to the public in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service, in a document publicly filed or furnished by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or otherwise disseminated in a manner constituting “public disclosure” under Regulation FD promulgated by the Securities and Exchange Commission.

(iv) No adjournment or postponement or notice of adjournment or postponement of any meeting shall be deemed to constitute a new notice (or extend any notice time period) of such meeting for purposes of this Section 2.12, and in order for any notification required to be delivered by a stockholder pursuant to this Section 2.12 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(v) Notwithstanding the foregoing provisions of this Section 2.12, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.12; provided, however, that, to the fullest extent permitted by applicable law, any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.12 (including clause (C) of Section 2.12(a)(i) and Section 2.12(b) hereof), and compliance with clause (C) of Section 2.12(a)(i) and Section 2.12(b) shall be the exclusive means for a stockholder to make nominations or submit other business. Nothing in this

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Section 2.12 shall apply to the right, if any, of the holders of any series of Preferred Stock, if any, to elect directors pursuant to any applicable provisions of the Certificate of Incorporation.

Article III
BOARD OF DIRECTORS

Section 3.1 Number; Election; Quorum; Voting. The Board shall consist, subject to the Certificate of Incorporation or any certificate of designation with respect to any series of Preferred Stock, of such number of directors as shall from time to time be fixed exclusively by resolution adopted by the Board. Directors shall (except as hereinafter provided for the filling of vacancies and newly created directorships, and except as otherwise expressly provided in the Certificate of Incorporation) be elected by the holders of a plurality of the votes cast by the holders of shares present in person or represented by proxy at the meeting and entitled to vote on the election of such directors in accordance with the terms of the Certificate of Incorporation. A majority of the total number of directors then in office shall constitute a quorum for the transaction of business. Except as otherwise provided by law, these Bylaws or the Certificate of Incorporation, the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board. Directors need not be stockholders.

Section 3.2 Resignation; Removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. The resignation shall take effect at the time or the happening of any event specified therein, and if no time or event is specified, at the time of its receipt. The acceptance of a resignation shall not be necessary to make it effective unless otherwise expressly provided in the resignation. Directors of the Corporation may be removed in the manner provided in the Certificate of Incorporation and applicable law.

Section 3.3 Vacancies. Subject to the Certificate of Incorporation, unless otherwise required by the DGCL or Section 3.5, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, removal (including pursuant to the terms of the Certificate of Incorporation), retirement, disqualification or otherwise) shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by stockholders).

Section 3.4 Meetings of the Board. Meetings of the Board shall be held at such place, if any, within or without the State of Delaware as may from time to time be fixed by resolution of the Board or as may be specified in the notice of any meeting. Regular meetings of the Board shall be held at such times as may from time to time be fixed by resolution of the Board and special meetings may be held at any time upon the call of the Chairman of the Board, the Chief Executive Officer, or by a majority of the total number of directors then in office, by written notice, including facsimile, e-mail or other means of electronic transmission, duly served on or sent and delivered to each director in accordance with Section 11.2. Notice of each special meeting of the Board shall be given, as provided in Section 11.2, to each director: (a) at least 24 hours before the meeting, if such notice is oral notice given personally or by telephone or written notice given by hand delivery or by means of a form of electronic transmission and delivery; (b) at least two days before the meeting, if such notice is sent by a nationally recognized overnight delivery service; and (c) at least five days before the meeting, if such notice is sent through the United States mail. If the Secretary of the Corporation shall fail or refuse to give such notice, then the notice may be given by the officer who called the meeting or the directors who requested the meeting. The notice of any regular meeting need not specify the purposes thereof, but notice of any special meeting shall specify the purposes thereof. A meeting of the Board may be held without notice immediately after the annual meeting of stockholders at the same place, if any, at which such meeting is held. Notice need not be given of regular meetings of the Board held at times fixed by resolution of the Board. Notice of any meeting need not be given to any director who shall attend such meeting (except when the director attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 3.5 Common Stock or Preferred Stock Directors.

(a) Notwithstanding the foregoing, whenever the holders of any one or more classes of Common Stock (as defined in the Certificate of Incorporation) issued by the Corporation, if any, shall have the right, voting separately as a class to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation applicable thereto.

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(b) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation, if any, shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal, and other features of such directorships shall be governed by the terms of the Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) applicable thereto. The number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the total number of directors fixed by the Board pursuant to the Certificate of Incorporation and these Bylaws.

Section 3.6 Committees. The Board may from time to time establish one or more committees of the Board to serve at the pleasure of the Board (including, but not limited to, an Audit Committee and a Compensation Committee), which shall be comprised of such members of the Board, and have such duties and be vested with such powers as the Board shall from time to time determine. Any director may belong to any number of committees of the Board. Subject to the Certificate of Incorporation, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolution of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and may delegate to a subcommittee any or all of the powers and authority of the committee. Any such committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following matters: (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any Bylaw of the Corporation. Each committee of the Board may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum; and all matters shall be determined by a majority affirmative vote of the members present at a meeting of the committee at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board, of such committee is or are absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member.

Section 3.7 Consent in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing (including by electronic transmission), and the writing or writings (including any electronic transmission or transmissions) are filed with the minutes of proceedings of the Board.

Section 3.8 Remote Meetings. The members of the Board or any committee thereof may participate in a meeting of such Board or committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 3.8 shall constitute presence in person at such a meeting.

Section 3.9 Compensation. The Board may establish policies for the compensation of directors and for the reimbursement of the expenses of directors, in each case, in connection with services provided by directors to the Corporation.

Section 3.10 Reliance on Books and Records. A member of the Board, or a member of any committee designated by the Board shall, in the performance of such person’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

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Article IV
OFFICERS

Section 4.1 Officers. The Board shall elect officers of the Corporation, including a Chief Executive Officer, a President and a Secretary. The Board may also from time to time elect such other officers as it may deem proper or may delegate to any elected officer of the Corporation the power to appoint and remove any such other officers and to prescribe their respective terms of office, authorities and duties. Any Vice President may be designated Executive, Senior or Corporate, or may be given such other designation or combination of designations as the Board or the Chief Executive Officer may determine. Any two or more offices may be held by the same person. The Board may also elect or appoint a Chairman of the Board, who may or may not also be an officer of the Corporation. The Board may elect or appoint co-Chairmen of the Board, co-Presidents or co-Chief Executive Officers and, in such case, references in these Bylaws to the Chairman of the Board, the President or the Chief Executive Officer shall refer to either such co-Chairman of the Board, co-President or co-Chief Executive Officer, as the case may be.

Section 4.2 Term; Removal. All officers of the Corporation elected by the Board shall hold office for such terms as may be determined by the Board or, except with respect to his or her own office, the Chief Executive Officer, or until their respective successors are chosen and qualified or until his or her earlier resignation or removal. Any officer may be removed from office at any time either with or without cause by the Board, or, in the case of appointed officers, by the Chief Executive Officer or any elected officer upon whom such power of removal shall have been conferred by the Board.

Section 4.3 Powers. Each of the officers of the Corporation elected by the Board or appointed by an officer in accordance with these Bylaws shall have the powers and duties prescribed by applicable law, by these Bylaws or by the Board and, in the case of appointed officers, the powers and duties prescribed by the appointing officer, and, unless otherwise prescribed by these Bylaws or by the Board or such appointing officer, shall have such further powers and duties as ordinarily pertain to that office.

Section 4.4 Delegation. Unless otherwise provided in these Bylaws, in the absence or disability of any officer of the Corporation, the Board or the Chief Executive Officer may, during such period, delegate such officer’s powers and duties to any other officer or to any director and the person to whom such powers and duties are delegated shall, for the time being, hold such office.

Article V
INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 5.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative or any other type whatsoever (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, member, manager, officer, employee, agent or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, member, manager, officer, employee, agent or trustee or in any other capacity while serving as a director, member, manager, officer, employee, agent or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; except as provided in Section 5.3 with respect to proceedings to enforce rights to indemnification or advancement of expenses or with respect to any compulsory counterclaim brought by such indemnitee, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

Section 5.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 5.1, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with a proceeding brought to establish or enforce a right to indemnification or advancement of

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expenses under this Article V (which shall be governed by Section 5.3) (hereinafter an “advancement of expenses”); provided, however, that, if (x) the DGCL requires or (y) in the case of an advance made in a proceeding brought to establish or enforce a right to indemnification or advancement, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made solely upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined after final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to indemnification under this Article V or otherwise.

Section 5.3 Right of Indemnitee to Bring Suit. If a claim under Section 5.1 or Section 5.2 is not paid in full by the Corporation within (a) 60 days after a written claim for indemnification has been received by the Corporation or (b) 20 days after a claim for an advancement of expenses has been received by the Corporation, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim or to obtain advancement of expenses, as applicable. To the fullest extent permitted by applicable law, if the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense of the Corporation that, and (ii) any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

Section 5.4 Non-Exclusivity of Rights. The provision of indemnification to or the advancement of expenses and costs to any indemnitee under this Article V, or the entitlement of any indemnitee to indemnification or advancement of expenses and costs under this Article V, shall not limit or restrict in any way the power of the Corporation to indemnify or advance expenses and costs to such indemnitee in any other way permitted by law or be deemed exclusive of, or invalidate, any right to which any indemnitee seeking indemnification or advancement of expenses and costs may be entitled under any law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such indemnitee’s capacity as an officer, director, employee or agent of the Corporation and as to action in any other capacity.

Section 5.5 Contract Rights. The rights conferred upon indemnitees in this Article V shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article V that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 5.6 Insurance. The Corporation may purchase and maintain insurance (or be named on the insurance policy of an affiliate), at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, as the Board shall determine in its sole discretion, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

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Section 5.7 Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article V with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Article VI
CORPORATE BOOKS

Section 6.1 Corporate Books. The books of the Corporation may be kept inside or outside of the State of Delaware at such place or places as the Board may from time to time determine.

Article VII
CHECKS, NOTES, PROXIES, ETC.

Section 7.1 Checks, Notes, Proxies, Etc. All checks and drafts on the Corporation’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers or agent or agents as shall be authorized from time to time by the Board, or such officer or officers who may be delegated such authority. Proxies to vote and consents with respect to securities of other corporations or other entities owned by or standing in the name of the Corporation may be executed and delivered from time to time on behalf of the Corporation by the Chairman of the Board, the Chief Executive Officer, or by such officers as the Chairman of the Board, the Chief Executive Officer or the Board may from time to time determine.

Article VIII
SHARES AND OTHER SECURITIES OF THE CORPORATION

Section 8.1 Certificated and Uncertificated Shares. The shares of the Corporation may be certificated or uncertificated, subject to the sole discretion of the Board and the requirements of the DGCL.

Section 8.2 Signatures. Each certificate representing capital stock of the Corporation shall be signed by or in the name of the Corporation by any two authorized officers of the Corporation, which authorized officers shall include, without limitation, the Chairman of the Board, the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Secretary or any Assistant Secretary of the Corporation. Any or all of the signatures on any certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar on the date of issue.

Section 8.3 Lost, Destroyed or Wrongfully Taken Certificates.

(a) If an owner of a certificate representing shares claims that such certificate has been lost, destroyed or wrongfully taken, the Corporation shall issue a new certificate representing such shares or such shares in uncertificated form if the owner: (i) requests such a new certificate before the Corporation has notice that the certificate representing such shares has been acquired by a protected purchaser; (ii) if requested by the Corporation, delivers to the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, wrongful taking or destruction of such certificate or the issuance of such new certificate or uncertificated shares; and (iii) satisfies other reasonable requirements imposed by the Corporation.

(b) If a certificate representing shares has been lost, apparently destroyed or wrongfully taken, and the owner fails to notify the Corporation of that fact within a reasonable time after the owner has notice of such loss, apparent destruction or wrongful taking and the Corporation registers a transfer of such shares before receiving notification, the owner shall, to the fullest extent permitted by applicable law, be precluded from asserting against the Corporation any claim for registering such transfer or a claim to a new certificate representing such shares or such shares in uncertificated form.

Section 8.4 Transfer of Stock.

(a) Transfers of record of shares of stock of the Corporation shall be made only upon the books administered by or on behalf of the Corporation, and only upon proper transfer instructions, including by electronic transmission, pursuant to the direction of the registered holder thereof, such person’s attorney lawfully constituted

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in writing, or from an individual presenting proper evidence of succession, assignment or authority to transfer the shares of stock; or, in the case of stock represented by certificate(s) upon delivery of a properly endorsed certificate(s) for a like number of shares or accompanied by a duly executed stock transfer power.

(b) The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 8.5 Registered Stockholders. Before due presentment for registration of transfer of a certificate representing shares of the Corporation or of an instruction requesting registration of transfer of uncertificated shares, the Corporation may treat the registered owner as the person exclusively entitled to inspect for any proper purpose the stock ledger and the other books and records of the Corporation, vote such shares, receive dividends or notifications with respect to such shares and otherwise exercise all the rights and powers of the owner of such shares, except that a person who is the beneficial owner of such shares (if held in a voting trust or by a nominee on behalf of such person) may, upon providing documentary evidence of beneficial ownership of such shares and satisfying such other conditions as are provided under applicable law, may also so inspect the books and records of the Corporation.

Section 8.6 Regulations. The Board shall have power and authority to make such additional rules and regulations, subject to any applicable requirement of law, as the Board may deem necessary and appropriate with respect to the issue, transfer or registration of transfer of shares of stock or certificates representing shares. The Board may appoint one or more transfer agents or registrars and may require for the validity thereof that certificates representing shares bear the signature of any transfer agent or registrar so appointed.

Article IX
FISCAL YEAR

Section 9.1 Fiscal Year. The fiscal year of the Corporation shall end on the Sunday of each calendar year that is closest to December 31, unless otherwise determined by resolution of the Board.

Article X
CORPORATE SEAL

Section 10.1 Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation. In lieu of the corporate seal, when so authorized by the Board or a duly empowered committee thereof, a facsimile thereof may be impressed or affixed or reproduced.

Article XI
GENERAL PROVISIONS

Section 11.1 Notice. Whenever notice is required to be given by law or under any provision of the Certificate of Incorporation or these Bylaws, notice of any meeting need not be given to any person who shall attend such meeting (except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened), or who shall waive notice thereof, before or after such meeting, in writing (including by electronic transmission).

Section 11.2 Means of Giving Notice. Except as otherwise set forth in any applicable law or any provision of the Certificate of Incorporation or these Bylaws, notice to any Director or stockholder of any meeting or any other matter under the Certificate of Incorporation or these Bylaws shall be given by the following means:

(a) Notice to Directors. Whenever under applicable law, the Certificate of Incorporation or these Bylaws notice is required to be given to any director, such notice shall be given either (i) in writing and hand delivered, sent by mail, or sent by a nationally recognized delivery service, by means of facsimile telecommunication or other form of electronic transmission, or (ii) by oral notice given personally or by telephone. A notice to a director will be deemed given as follows: (A) if given by hand delivery, orally in person, or by telephone, when actually received by the director; (B) if sent through the United States mail, when deposited in the United States mail, with postage and fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (C) if sent for next day delivery by a nationally recognized overnight delivery service, when deposited with such service, with fees thereon prepaid, addressed to the director at the director’s address appearing on the records of the Corporation; (D) if sent by facsimile telecommunication, when sent to the facsimile transmission

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number for such director appearing on the records of the Corporation; (E) if sent by electronic mail, when sent to the electronic mail address for such director appearing on the records of the Corporation; or (F) if sent by any other form of electronic transmission, when sent to the address, location or number (as applicable) for such director appearing on the records of the Corporation.

(b) Electronic Transmission. “Electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process, including without limitation a facsimile telecommunication.

(c) Notice to Stockholders Sharing Same Address. Without limiting the manner by which notice otherwise may be given effectively by the Corporation to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. A stockholder may revoke such stockholder’s consent by delivering written notice of such revocation to the Corporation. Any stockholder who fails to object in writing to the Corporation within 60 days of having been given written notice by the Corporation of its intention to send such a single written notice shall be deemed to have consented to receiving such single written notice.

(d) Exceptions to Notice Requirements.

(i) Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting that shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(ii) Whenever notice is required to be given by the Corporation, under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, to any stockholder to whom (x) notice of two consecutive annual meetings of stockholders and all notices of stockholder meetings or of the taking of action by written consent of stockholders without a meeting to such stockholder during the period between such two consecutive annual meetings, or (y) all, and at least two payments (if sent by first-class mail) of dividends or interest on securities during a 12-month period, have been mailed addressed to such stockholder at such stockholder’s address as shown on the records of the Corporation and have been returned undeliverable, the giving of such notice to such stockholder shall not be required. Any action or meeting that shall be taken or held without notice to such stockholder shall have the same force and effect as if such notice had been duly given. If any such stockholder shall deliver to the Corporation a written notice setting forth such stockholder’s then current address, the requirement that notice be given to such stockholder shall be reinstated. In the event that the action taken by the Corporation is such as to require the filing of a certificate with the Secretary of State of Delaware, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to Section 230(b) of the DGCL. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any notice returned as undeliverable if the notice was given by electronic transmission. The exception in subsection (x) of the first sentence of this paragraph to the requirement that notice be given shall not be applicable to any stockholder whose electronic mail address appears on the records of the Corporation and to whom notice by electronic transmission is not prohibited by Section 232 of the DGCL.

Section 11.3 Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

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Section 11.4 Conflicts. In the event that any provision of these Bylaws is or becomes inconsistent with any provision of the Certificate of Incorporation or the DGCL, the provision of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 11.5 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

Article XII
AMENDMENTS

Section 12.1 Amendments. These Bylaws may be made, amended, altered, changed, added to or repealed as set forth in the Certificate of Incorporation.

* * * *

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Annex D

Rumble, Inc.
2022 Stock Incentive Plan

1. Purpose.

The purpose of the Plan is to assist the Company in attracting, retaining, motivating, and rewarding certain employees, officers, directors, and consultants of the Company and its Affiliates and promoting the creation of long-term value for stockholders of the Company by closely aligning the interests of such individuals with those of such stockholders. The Plan authorizes the award of Stock-based and cash-based incentives to Eligible Persons to encourage such Eligible Persons to expend maximum effort in the creation of stockholder value.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

(b) “Award” means any Option, award of Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, or other Stock-based award granted under the Plan.

(c) “Award Agreement” means an Option Agreement, a Restricted Stock Agreement, an RSU Agreement, a SAR Agreement, or an agreement governing the grant of any other Stock-based Award granted under the Plan.

(d) “BCA” means that certain Business Combination Agreement, dated as of December 1, 2021, by and between the Company and Rumble, Inc., a corporation formed under the laws of the Province of Ontario, Canada, as the same may be amended and/or restated from time to time.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means, with respect to a Participant and in the absence of an Award Agreement or Participant Agreement otherwise defining Cause, (1) the Participant’s plea of nolo contendere to, conviction of or indictment for, any crime (whether or not involving the Company or its Affiliates) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Service Recipient, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or its Affiliates, (2) conduct of the Participant, in connection with his or her employment or service, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Company or its Affiliates, (3) any material violation of the policies of the Service Recipient, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Service Recipient; (4) the Participant’s act(s) of negligence or willful misconduct in the course of his or her employment or service with the Service Recipient; (5) misappropriation by the Participant of any assets or business opportunities of the Company or its Affiliates; (6) embezzlement or fraud committed by the Participant, at the Participant’s direction, or with the Participant’s prior actual knowledge; or (7) willful neglect in the performance of the Participant’s duties for the Service Recipient or willful or repeated failure or refusal to perform such duties. If, subsequent to the Termination of a Participant for any reason other than by the Service Recipient for Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, such Participant’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated by the Service Recipient for Cause for all purposes under the Plan, and the Participant shall be required to repay or return to the Company all amounts and benefits received by him or her in respect of any Award following such Termination that would have been forfeited under the Plan had such Termination been by the Service Recipient for Cause. In the event that there is an Award Agreement or Participant Agreement defining Cause, “Cause” shall have the meaning provided in such agreement, and a Termination by the Service Recipient for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or Participant Agreement are complied with.

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(g) “Change in Control” means:

(1) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the U.S. Securities and Exchange Commission or similar non-U.S. regulatory agency or pursuant to a Non-Control Transaction) whereby any “person” (as defined in Section 3(a)(9) of the Exchange Act) or any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its Affiliates, an employee benefit plan sponsored or maintained by the Company or any of its Affiliates (or its related trust), Christopher Pavlovski (or any of his Affiliates or relatives) or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities eligible to vote in the election of the Board (the “Company Voting Securities”);

(2) the date, within any consecutive twenty-four (24) month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least a majority of the directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such individual is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (including, but not limited to, a consent solicitation) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(3) the consummation of a merger, consolidation, share exchange, or similar form of corporate transaction involving the Company or any of its Affiliates that requires the approval of the Company’s stockholders (whether for such transaction, the issuance of securities in the transaction or otherwise) (a “Reorganization”), unless immediately following such Reorganization (i) more than fifty percent (50%) of the total voting power of (A) the corporation resulting from such Reorganization (the “Surviving Company”) or (B) if applicable, the ultimate parent corporation that has, directly or indirectly, beneficial ownership of one hundred percent (100%) of the voting securities of the Surviving Company (the “Parent Company”), is represented by Company Voting Securities that were outstanding immediately prior to such Reorganization (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Reorganization), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among holders thereof immediately prior to such Reorganization, (ii) no person, other than an employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company (or its related trust), is or becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Company, or if there is no Parent Company, the Surviving Company, and (iii) at least a majority of the members of the board of directors of the Parent Company, or if there is no Parent Company, the Surviving Company, following the consummation of such Reorganization are members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization (any Reorganization which satisfies all of the criteria specified in clauses (i), (ii), and (iii) above shall be a “Non-Control Transaction”); or

(4) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any “person” (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one “person” (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company’s Affiliates.

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Notwithstanding the foregoing, (x) a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding; provided that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then be deemed to occur, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Section 409A of the Code payable upon a Change in Control, a Change in Control shall not be deemed to have occurred, unless the Change in Control constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Code.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(i) “Committee” means the Board, the Compensation Committee of the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Plan and each other individual or committee of individuals designated to exercise authority under the Plan.

(j) “Company” means Rumble, Inc. (formerly known as CF Acquisition Corp. VI), a Delaware corporation.

(k) “Corporate Event” has the meaning set forth in Section 10(b) hereof.

(l) “Data” has the meaning set forth in Section 20(f) hereof.

(m) “Disability” means, in the absence of an Award Agreement or Participant Agreement otherwise defining Disability, the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code. In the event that there is an Award Agreement or Participant Agreement defining Disability, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

(n) “Disqualifying Disposition” means any disposition (including any sale) of Stock acquired upon the exercise of an Incentive Stock Option made within the period that ends either (1) two years after the date on which the Participant was granted the Incentive Stock Option or (2) one year after the date upon which the Participant acquired the Stock.

(o) “Effective Date” means [•], 2022, which is the date on which the Plan was approved by the Board.

(p) “Eligible Person” means (1) each employee and officer of the Company or any of its direct or indirect subsidiaries, (2) each non-employee director of the Company or any of its direct or indirect subsidiaries; (3) each other natural Person who provides substantial services to the Company or any of its direct or indirect subsidiaries as a consultant or advisor (or a wholly owned alter ego entity of the natural Person providing such services of which such Person is an employee, stockholder or partner) and who is designated as eligible by the Committee, and (4) each natural Person who has been offered employment by the Company or any of its direct or indirect subsidiaries; provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such Person has commenced employment or service with the Company or its direct or indirect subsidiaries; provided further, however, that (i) with respect to any Award that is intended to qualify as a “stock right” that does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code, the term “subsidiaries” as used in this Section 2(o) shall include only those corporations or other entities in the unbroken chain of corporations or other entities beginning with the Company where each of the corporations or other entities in the unbroken chain other than the last corporation or other entity owns stock possessing at least fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, and (ii) with respect to any Award that is intended to be an Incentive Stock Option, the term “subsidiaries” as used in this Section 2(o) shall include only those entities that qualify as a “subsidiary corporation” with respect to the Company within the meaning of Section 424(f) of the Code. An employee on an approved leave of absence may be considered as still in the employ of the Company or any of its direct or indirect subsidiaries for purposes of eligibility for participation in the Plan.

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(q) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(r) “Expiration Date” means, with respect to an Option or Stock Appreciation Right, the date on which the term of such Option or Stock Appreciation Right expires, as determined under Sections 5(b) or 8(b) hereof, as applicable.

(s) “Fair Market Value” means, as of any date when the Stock is listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such Stock is listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination. If the Stock is not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of Stock.

(t) “GAAP” means the U.S. Generally Accepted Accounting Principles, as in effect from time to time.

(u) “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(v) “Nonqualified Stock Option” means an Option not intended to be an Incentive Stock Option.

(w) “Option” means a conditional right, granted to a Participant under Section 5 hereof, to purchase Stock at a specified price during a specified time period.

(x) “Option Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Option Award.

(y) “Participant” means an Eligible Person who has been granted an Award under the Plan or, if applicable, such other Person who holds an Award.

(z) “Participant Agreement” means an employment or other services agreement between a Participant and the Service Recipient that describes the terms and conditions of such Participant’s employment or service with the Service Recipient and is effective as of the date of determination.

(aa) “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity.

(bb) “Plan” means this Rumble, Inc. 2022 Stock Incentive Plan, as amended from time to time.

(cc) “Qualified Member” means a member of the Committee who is a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act and an “independent director” as defined under, as applicable, the NASDAQ Listing Rules, the NYSE Listed Company Manual or other applicable stock exchange rules.

(dd) “Qualifying Committee” has the meaning set forth in Section 3(b) hereof.

(ee) “Restricted Stock” means Stock granted to a Participant under Section 6 hereof that is subject to certain restrictions and to a risk of forfeiture.

(ff) “Restricted Stock Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Restricted Stock Award.

(gg) “Restricted Stock Unit” means a notional unit representing the right to receive one share of Stock (or the cash value of one share of Stock, if so determined by the Committee) on a specified settlement date.

(hh) “RSU Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Restricted Stock Units.

(ii) “SAR Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an individual Award of Stock Appreciation Rights.

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(jj) “Securities Act” means the U.S. Securities Act of 1933, as amended from time to time, including the rules and regulations thereunder and any successor provisions, rules and regulations thereto.

(kk) “Seller Escrow Shares” has the meaning ascribed to such term in the BCA.

(ll) “Service Recipient” means, with respect to a Participant holding an Award, either the Company or an Affiliate of the Company by which the original recipient of such Award is, or following a Termination was most recently, principally employed or to which such original recipient provides, or following a Termination was most recently providing, services, as applicable.

(mm) “Share Limit” has the meaning set forth in Section 4(a) hereof.

(nn) “Stock” means Class A Common, par value $0.0001 per share, of the Company, and such other securities as may be substituted for such stock pursuant to Section 10 hereof.

(oo) “Stock Appreciation Right” means a conditional right to receive an amount equal to the value of the appreciation in the Stock over a specified period. Except in the event of extraordinary circumstances, as determined in the sole discretion of the Committee, or pursuant to Section 10(b) hereof, Stock Appreciation Rights shall be settled in Stock.

(pp) “Substitute Award” has the meaning set forth in Section 4(a) hereof.

(qq) “Termination” means the termination of a Participant’s employment or service, as applicable, with the Service Recipient; provided, however, that, if so determined by the Committee at the time of any change in status in relation to the Service Recipient (e.g., a Participant ceases to be an employee and begins providing services as a consultant, or vice versa), such change in status will not be deemed a Termination hereunder. Unless otherwise determined by the Committee, in the event that the Service Recipient ceases to be an Affiliate of the Company (by reason of sale, divestiture, spin-off, or other similar transaction), unless a Participant’s employment or service is transferred to another entity that would constitute the Service Recipient immediately following such transaction, such Participant shall be deemed to have suffered a Termination hereunder as of the date of the consummation of such transaction. Notwithstanding anything herein to the contrary, a Participant’s change in status in relation to the Service Recipient (for example, a change from employee to consultant) shall not be deemed a Termination hereunder with respect to any Awards constituting “nonqualified deferred compensation” subject to Section 409A of the Code that are payable upon a Termination unless such change in status constitutes a “separation from service” within the meaning of Section 409A of the Code. Any payments in respect of an Award constituting nonqualified deferred compensation subject to Section 409A of the Code that are payable upon a Termination shall be delayed for such period as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code. On the first business day following the expiration of such period, the Participant shall be paid, in a single lump sum without interest, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule applicable to such Award.

(rr) “Triggering Event” has the meaning ascribed to such term in the BCA.

3. Administration.

(a) Authority of the Committee. Except as otherwise provided below, the Plan shall be administered by the Committee. The Committee shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to (1) select Eligible Persons to become Participants, (2) grant Awards, (3) determine the type, number and type of shares of Stock subject to, other terms and conditions of, and all other matters relating to, Awards, (4) prescribe Award Agreements (which need not be identical for each Participant) and rules and regulations for the administration of the Plan, (5) construe and interpret the Plan and Award Agreements and correct defects, supply omissions, and reconcile inconsistencies therein, (6) suspend the right to exercise Awards during any period that the Committee deems appropriate to comply with applicable securities laws, and thereafter extend the exercise period of an Award by an equivalent period of time or such shorter period required by, or necessary to comply with, applicable law, and (7) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Any action of the Committee shall be final, conclusive, and binding on all Persons, including, without limitation, the Company, its stockholders and Affiliates, Eligible Persons, Participants, and beneficiaries of Participants. Notwithstanding anything in the Plan to the contrary,

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the Committee shall have the ability to accelerate the vesting of any outstanding Award at any time and for any reason, including upon a Corporate Event, subject to Section 10(b), or in the event of a Participant’s Termination by the Service Recipient other than for Cause, or due to the Participant’s death, Disability or retirement (as such term may be defined in an applicable Award Agreement or Participant Agreement, or, if no such definition exists, in accordance with the Company’s then-current employment policies and guidelines). For the avoidance of doubt, the Board shall have the authority to take all actions under the Plan that the Committee is permitted to take.

(b) Manner of Exercise of Committee Authority. At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, must be taken by the remaining members of the Committee or a subcommittee, designated by the Committee or the Board, composed solely of two or more Qualified Members (a “Qualifying Committee”). Any action authorized by such a Qualifying Committee shall be deemed the action of the Committee for purposes of the Plan. The express grant of any specific power to a Qualifying Committee, and the taking of any action by such a Qualifying Committee, shall not be construed as limiting any power or authority of the Committee.

(c) Delegation. To the extent permitted by applicable law, the Committee may delegate to officers or employees of the Company or any of its Affiliates, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions under the Plan, including, but not limited to, administrative functions, as the Committee may determine appropriate. The Committee may appoint agents to assist it in administering the Plan. Any actions taken by an officer or employee delegated authority pursuant to this Section 3(c) within the scope of such delegation shall, for all purposes under the Plan, be deemed to be an action taken by the Committee. Notwithstanding the foregoing or any other provision of the Plan to the contrary, any Award granted under the Plan to any Eligible Person who is not an employee of the Company or any of its Affiliates (including any non-employee director of the Company or any Affiliate) or to any Eligible Person who is subject to Section 16 of the Exchange Act must be expressly approved by the Committee or Qualifying Committee in accordance with Section 3(b) above.

(d) Sections 409A and 457A. The Committee shall take into account compliance with Sections 409A and 457A of the Code in connection with any grant of an Award under the Plan, to the extent applicable. While the Awards granted hereunder are intended to be structured in a manner to avoid the imposition of any penalty taxes under Sections 409A and 457A of the Code, in no event whatsoever shall the Company or any of its Affiliates be liable for any additional tax, interest, or penalties that may be imposed on a Participant as a result of Section 409A or Section 457A of the Code or any damages for failing to comply with Section 409A or Section 457A of the Code or any similar state or local laws (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A or Section 457A of the Code).

4. Shares Available Under the Plan; Other Limitations.

(a) Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10 hereof, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan (the “Share Limit”) shall equal [•].1 In addition to the foregoing, subject to Section 10(a) below, (i) upon the occurrence of each Triggering Event, additional shares of Stock representing ten percent (10%) of the Seller Escrow Shares released from escrow in accordance with the BCA in connection with such Triggering Event will automatically be added to the Share Limit, and (ii) commencing on January 1, 2023, and on the first day of each fiscal year of the Company thereafter during the term of the Plan, additional shares of Stock representing five percent (5%) (or such lesser percentage as determined by the Board in its sole discretion prior to such date) of the Company’s outstanding shares of Stock on such date (but excluding any Seller Escrow Shares to the extent the applicable Triggering Event has not occurred prior to such date) will automatically be added to the Share Limit; provided that in no event shall this provision for automatic increase apply on any date that occurs after the tenth (10th) anniversary of the Effective Date without additional stockholder approval. Shares of Stock delivered under the Plan shall consist of authorized and unissued shares or previously issued shares of Stock reacquired by the

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1        NTD: Insert number of shares of Stock representing 10% of the outstanding shares on a fully diluted basis (but excluding any Seller Escrow Shares) as of the Effective Date plus 1.1 million shares less any reduction required by Section 5.2(i) of the BCA.

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Company on the open market or by private purchase. Notwithstanding the foregoing, (i) except as may be required by reason of Section 422 of the Code, the number of shares of Stock available for issuance hereunder shall not be reduced by shares issued pursuant to Awards issued or assumed in connection with a merger or acquisition as contemplated by, as applicable, NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) and IM-5635-1, AMEX Company Guide Section 711, or other applicable stock exchange rules, and their respective successor rules and listing exchange promulgations (each such Award, a “Substitute Award”); and (ii) shares of Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of an Award that is settled in cash.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double-counting (as, for example, in the case of tandem awards or Substitute Awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Other than with respect to a Substitute Award, to the extent that an Award expires or is canceled, forfeited, settled in cash, or otherwise terminated without delivery to the Participant of the full number of shares of Stock to which the Award related, the undelivered shares of Stock will again be available for grant. Shares of Stock withheld in payment of the exercise price or taxes relating to an Award and shares of Stock equal to the number surrendered in payment of any exercise price or taxes relating to an Award shall not be deemed to constitute shares delivered to the Participant and shall be deemed to again be available for delivery under the Plan.

(c) Incentive Stock Options. No more than [•][2] shares of Stock (subject to adjustment as provided in Section 10 hereof) reserved for issuance hereunder may be issued or transferred upon exercise or settlement of Incentive Stock Options.

(d) Shares Available Under Acquired Plans. To the extent permitted by NYSE Listed Company Manual Section 303A.08, NASDAQ Listing Rule 5635(c) or other applicable stock exchange rules, subject to applicable law, in the event that a company acquired by the Company or with which the Company combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio of formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Stock reserved and available for delivery in connection with Awards under the Plan; provided that Awards using such available shares shall not be made after the date awards could have been made under the terms of such pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by the Company or any subsidiary of the Company immediately prior to such acquisition or combination.

5. Options.

(a) General. Certain Options granted under the Plan may be intended to be Incentive Stock Options; however, no Incentive Stock Options may be granted hereunder following the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board and (ii) the date the stockholders of the Company approve the Plan. Options may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate; provided, however, that Incentive Stock Options may be granted only to Eligible Persons who are employees of the Company or an Affiliate (as such definition is limited pursuant to Section 2(o) hereof) of the Company. The provisions of separate Options shall be set forth in separate Option Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Options.

(b) Term. The term of each Option shall be set by the Committee at the time of grant; provided, however, that no Option granted hereunder shall be exercisable after, and each Option shall expire, ten (10) years from the date it was granted.

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2        NTD: Insert number of shares of Stock representing 10% of the outstanding shares on a fully diluted basis (but excluding any Seller Escrow Shares) as of the Effective Date plus 1.1 million shares less any reduction required by Section 5.2(i) of the BCA.

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(c) Exercise Price. The exercise price per share of Stock for each Option shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant, subject to Section 5(g) hereof in the case of any Incentive Stock Option. Notwithstanding the foregoing, in the case of an Option that is a Substitute Award, the exercise price per share of Stock for such Option may be less than the Fair Market Value on the date of grant; provided, that such exercise price is determined in a manner consistent with the provisions of Section 409A of the Code and, if applicable, Section 424(a) of the Code.

(d) Payment for Stock. Payment for shares of Stock acquired pursuant to an Option granted hereunder shall be made in full upon exercise of the Option in a manner approved by the Committee, which may include any of the following payment methods: (1) in immediately available funds in U.S. dollars, or by certified or bank cashier’s check, (2)  by delivery of shares of Stock having a value equal to the exercise price, (3) by a broker-assisted cashless exercise in accordance with procedures approved by the Committee, whereby payment of the Option exercise price or tax withholding obligations may be satisfied, in whole or in part, with shares of Stock subject to the Option by delivery of an irrevocable direction to a securities broker (on a form prescribed by the Committee) to sell shares of Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate exercise price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations, or (4) by any other means approved by the Committee (including, by delivery of a notice of “net exercise” to the Company, pursuant to which the Participant shall receive the number of shares of Stock underlying the Option so exercised reduced by the number of shares of Stock equal to the aggregate exercise price of the Option divided by the Fair Market Value on the date of exercise). Notwithstanding anything herein to the contrary, if the Committee determines that any form of payment available hereunder would be in violation of Section 402 of the Sarbanes-Oxley Act of 2002, such form of payment shall not be available.

(e) Vesting. Options shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an Option Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Option at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Option shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If an Option is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Option expires, is canceled or otherwise terminates.

(f) Termination of Employment or Service. Except as provided by the Committee in an Option Agreement, Participant Agreement or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Options outstanding shall cease, (B) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Options outstanding shall cease, (ii) all of such Participant’s unvested Options outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Options outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination.

(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Options outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

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(g) Special Provisions Applicable to Incentive Stock Options.

(1) No Incentive Stock Option may be granted to any Eligible Person who, at the time the Option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such Incentive Stock Option (i) has an exercise price of at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant of such Option and (ii) cannot be exercised more than five (5) years after the date it is granted.

(2) To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Stock for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(3) Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Stock acquired pursuant to the exercise of an Incentive Stock Option.

6. Restricted Stock.

(a) General. Restricted Stock may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Awards of Restricted Stock shall be set forth in separate Restricted Stock Agreements, which agreements need not be identical. Subject to the restrictions set forth in Section 6(b) hereof, and except as otherwise set forth in the applicable Restricted Stock Agreement, the Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock. Unless otherwise set forth in a Participant’s Restricted Stock Agreement, cash dividends and stock dividends, if any, with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and shall be subject to forfeiture to the same degree as the shares of Restricted Stock to which such dividends relate. Except as otherwise determined by the Committee, no interest will accrue or be paid on the amount of any cash dividends withheld.

(b) Vesting and Restrictions on Transfer. Restricted Stock shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a Restricted Stock Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Award of Restricted Stock at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of an Award of Restricted Stock shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. In addition to any other restrictions set forth in a Participant’s Restricted Stock Agreement, the Participant shall not be permitted to sell, transfer, pledge, or otherwise encumber the Restricted Stock prior to the time the Restricted Stock has vested pursuant to the terms of the Restricted Stock Agreement.

(c) Termination of Employment or Service. Except as provided by the Committee in a Restricted Stock Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock has vested, (1) all vesting with respect to such Participant’s Restricted Stock outstanding shall cease, and (2) as soon as practicable following such Termination, the Company shall repurchase from the Participant, and the Participant shall sell, all of such Participant’s unvested shares of Restricted Stock at a purchase price equal to the lesser of (A) the original purchase price paid for the Restricted Stock (as adjusted for any subsequent changes in the outstanding Stock or in the capital structure of the Company) less any dividends or other distributions or bonus received (or to be received) by the Participant (or any transferee) in respect of such Restricted Stock prior to the date of repurchase and (B) the Fair Market Value of the Stock on the date of such repurchase; provided that, if the original purchase price paid for the Restricted Stock is equal to zero dollars ($0), such unvested shares of Restricted Stock shall be forfeited to the Company by the Participant for no consideration as of the date of such Termination.

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7. Restricted Stock Units.

(a) General. Restricted Stock Units may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Restricted Stock Units shall be set forth in separate RSU Agreements, which agreements need not be identical.

(b) Vesting. Restricted Stock Units shall vest in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in an RSU Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Restricted Stock Unit at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Restricted Stock Unit shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment.

(c) Settlement. Restricted Stock Units shall be settled in Stock, cash, or property, as determined by the Committee, in its sole discretion, on the date or dates determined by the Committee and set forth in an RSU Agreement. Unless otherwise set forth in a Participant’s RSU Agreement, a Participant shall not be entitled to dividends, if any, or dividend equivalents with respect to Restricted Stock Units prior to settlement.

(d) Termination of Employment or Service. Except as provided by the Committee in an RSU Agreement, Participant Agreement or otherwise, in the event of a Participant’s Termination for any reason prior to the time that such Participant’s Restricted Stock Units have been settled, (1) all vesting with respect to such Participant’s Restricted Stock Units outstanding shall cease, (2) all of such Participant’s unvested Restricted Stock Units outstanding shall be forfeited for no consideration as of the date of such Termination, and (3) any shares remaining undelivered with respect to vested Restricted Stock Units then held by such Participant shall be delivered on the delivery date or dates specified in the RSU Agreement.

8. Stock Appreciation Rights.

(a) General. Stock Appreciation Rights may be granted to Eligible Persons in such form and having such terms and conditions as the Committee shall deem appropriate. The provisions of separate Stock Appreciation Rights shall be set forth in separate SAR Agreements, which agreements need not be identical. No dividends or dividend equivalents shall be paid on Stock Appreciation Rights.

(b) Term. The term of each Stock Appreciation Right shall be set by the Committee at the time of grant; provided, however, that no Stock Appreciation Right granted hereunder shall be exercisable after, and each Stock Appreciation Right shall expire, ten (10) years from the date it was granted.

(c) Base Price. The base price per share of Stock for each Stock Appreciation Right shall be set by the Committee at the time of grant and shall not be less than the Fair Market Value on the date of grant. Notwithstanding the foregoing, in the case of a Stock Appreciation Right that is a Substitute Award, the base price per share of Stock for such Stock Appreciation Right may be less than the Fair Market Value on the date of grant; provided, that such base price is determined in a manner consistent with the provisions of Section 409A of the Code.

(d) Vesting. Stock Appreciation Rights shall vest and become exercisable in such manner, on such date or dates, or upon the achievement of performance or other conditions, in each case as may be determined by the Committee and set forth in a SAR Agreement; provided, however, that notwithstanding any such vesting dates, the Committee may in its sole discretion accelerate the vesting of any Stock Appreciation Right at any time and for any reason. Unless otherwise specifically determined by the Committee, the vesting of a Stock Appreciation Right shall occur only while the Participant is employed by or rendering services to the Service Recipient, and all vesting shall cease upon a Participant’s Termination for any reason. To the extent permitted by applicable law and unless otherwise determined by the Committee, vesting shall be suspended during the period of any approved unpaid leave of absence by a Participant following which the Participant has a right to reinstatement and shall resume upon such Participant’s return to active employment. If a Stock Appreciation Right is exercisable in installments, such installments or portions thereof that become exercisable shall remain exercisable until the Stock Appreciation Right expires, is canceled or otherwise terminates.

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(e) Payment upon Exercise. Payment upon exercise of a Stock Appreciation Right may be made in cash, Stock, or property as specified in the SAR Agreement or determined by the Committee, in each case having a value in respect of each share of Stock underlying the portion of the Stock Appreciation Right so exercised, equal to the difference between the base price of such Stock Appreciation Right and the Fair Market Value of one (1) share of Stock on the exercise date. For purposes of clarity, each share of Stock to be issued in settlement of a Stock Appreciation Right is deemed to have a value equal to the Fair Market Value of one (1) share of Stock on the exercise date. In no event shall fractional shares be issuable upon the exercise of a Stock Appreciation Right, and in the event that fractional shares would otherwise be issuable, the number of shares issuable will be rounded down to the next lower whole number of shares, and the Participant will be entitled to receive a cash payment equal to the value of such fractional share.

(f) Termination of Employment or Service. Except as provided by the Committee in a SAR Agreement, Participant Agreement or otherwise:

(1) In the event of a Participant’s Termination prior to the applicable Expiration Date for any reason other than (i) by the Service Recipient for Cause, or (ii) by reason of the Participant’s death or Disability, (A) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (B) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (C) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is ninety (90) days after the date of such Termination.

(2) In the event of a Participant’s Termination prior to the applicable Expiration Date by reason of such Participant’s death or Disability, (i) all vesting with respect to such Participant’s Stock Appreciation Rights outstanding shall cease, (ii) all of such Participant’s unvested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration as of the date of such Termination, and (iii) all of such Participant’s vested Stock Appreciation Rights outstanding shall terminate and be forfeited for no consideration on the earlier of (x) the applicable Expiration Date and (y) the date that is twelve (12) months after the date of such Termination. In the event of a Participant’s death, such Participant’s Stock Appreciation Rights shall remain exercisable by the Person or Persons to whom such Participant’s rights under the Stock Appreciation Rights pass by will or by the applicable laws of descent and distribution until the applicable Expiration Date, but only to the extent that the Stock Appreciation Rights were vested at the time of such Termination.

(3) In the event of a Participant’s Termination prior to the applicable Expiration Date by the Service Recipient for Cause, all of such Participant’s Stock Appreciation Rights outstanding (whether or not vested) shall immediately terminate and be forfeited for no consideration as of the date of such Termination.

9. Other Stock-Based Awards.

The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based upon or related to Stock, as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Stock as a bonus (whether or not subject to any vesting requirements or other restrictions on transfer), and may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee. The terms and conditions applicable to such Awards shall be determined by the Committee and evidenced by Award Agreements, which agreements need not be identical.

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10. Adjustment for Recapitalization, Merger, etc.

(a) Capitalization Adjustments. In the event of (1) changes in the outstanding Stock or in the capital structure of the Company by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such Award (including any Corporate Event); (2) the declaration and payment of any extraordinary dividend in respect of shares of Stock, whether payable in the form of cash, stock, or any other form of consideration; or (3) any other change in applicable laws or circumstances, in each case, to the extent that the Committee in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, Participants in the Plan, then the Committee shall: (A) equitably and proportionately adjust or substitute, as determined by the Committee in its sole discretion, (w) the aggregate number of shares of Stock that may be delivered in connection with Awards (as set forth in Section 4(a) hereof), (x) the number of shares of Stock covered by each outstanding Award, (y) the price per share of Stock underlying each outstanding Award, and/or (z) the kind of a share of Stock or other consideration subject to each outstanding Award and available for future issuance pursuant to the Plan; (B) in respect of an outstanding Award, make one or more cash payments to the holder of an outstanding Award, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting and forfeiture conditions) as the Committee may determine in its sole discretion, in an amount that the Committee determines in its sole discretion addresses the diminution in the value of such outstanding Award in connection with such event; or (C) any combination of clauses (A) and (B) above as determined appropriate by the Committee in its sole discretion. In no event shall any adjustments be made in connection with the conversion of one or more outstanding shares of preferred stock of the Company into shares of Stock. The Committee will make such adjustments, substitutions or payment, and its determination will be final, binding and conclusive. The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(b) Corporate Events. Notwithstanding the foregoing, except as provided by the Committee in an Award Agreement, Participant Agreement or otherwise, in connection with (1) a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation, (2) a merger, amalgamation, or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of Stock receive securities of another corporation or other property or cash, (3) a Change in Control, or (4) the reorganization, dissolution or liquidation of the Company (each, a “Corporate Event”), all Awards outstanding on the effective date of such Corporate Event shall be treated in the manner described in the definitive transaction agreement (or, in the event that the Corporate Event does not entail a definitive agreement to which the Company is party, in the manner determined by the Committee in its sole discretion), which agreement may provide, without limitation, for one or more of the following:

(1) The assumption or substitution of any or all Awards in connection with such Corporate Event, in which case the Awards shall be subject to the adjustment set forth in Section 10(a) above, and to the extent that such Awards vest subject to the achievement of performance objectives or criteria, such objectives or criteria shall be adjusted appropriately to reflect the Corporate Event;

(2) The acceleration of vesting of any or all Awards, subject to the consummation of such Corporate Event;

(3) The cancellation of any or all Awards (whether vested or unvested) as of the consummation of such Corporate Event, together with the payment to the Participants holding vested Awards (including any Awards that would vest upon the Corporate Event but for such cancellation) so canceled of an amount in respect of cancellation based upon the per-share consideration being paid for the Stock in connection with such Corporate Event, less, in the case of Options and other Awards subject to exercise, the applicable exercise price (such amounts to be paid on substantially the same schedule and subject to substantially the same terms and conditions as the consideration payable for the Stock in connection with the Corporate Event, unless otherwise determined by the Committee); provided, however, that holders of Options and other Awards subject to exercise shall be entitled to consideration in respect of cancellation of such Awards only if the per-share consideration less the applicable exercise price is greater than zero dollars ($0), and to the extent that the per-share consideration is less than or equal to the applicable exercise price, such Awards shall be canceled for no consideration;

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(4) The cancellation of any or all Options and other Awards subject to exercise (whether vested or unvested) as of the consummation of such Corporate Event; provided, that, all Options and other Awards to be so cancelled pursuant to this paragraph (4) shall first become exercisable for a period of at least ten (10) days prior to such Corporate Event, with any exercise during such period of any unvested Options or other Awards to be (A) contingent upon and subject to the occurrence of the Corporate Event, and (B) effectuated by such means as are approved by the Committee; and

(5) The replacement of any or all Awards with a cash incentive program that preserves the value of the Awards so replaced (determined as of the consummation of the Corporate Event), with subsequent payment of cash incentives subject to the same vesting conditions as applicable to the Awards so replaced and payment to be made within thirty (30) days of the applicable vesting date (or such later date on which the applicable consideration is payable for the Stock in connection with the Corporate Event, unless otherwise determined by the Committee).

Payments to holders pursuant to subsection 10(b)(3) above shall be made in cash or, in the sole discretion of the Committee, in the form of such other consideration necessary for a Participant to receive property, cash, or securities (or a combination thereof) as such Participant would have been entitled to receive upon the occurrence of the transaction if the Participant had been, immediately prior to such transaction, the holder of the number of shares of Stock covered by the Award at such time (less any applicable exercise price). In addition, in connection with any Corporate Event, prior to any payment or adjustment contemplated under this Section 10(b), the Committee may require a Participant to (A) represent and warrant as to the unencumbered title to his or her Awards, (B) bear such Participant’s pro-rata share of any post-closing indemnity obligations and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Stock, and (C) deliver customary transfer documentation as reasonably determined by the Committee.

The Committee need not take the same action or actions with respect to all Awards or portions thereof or with respect to all Participants. The Committee may take different actions with respect to the vested and unvested portions of an Award.

(c) Fractional Shares. Any adjustment provided under this Section 10 may, in the Committee’s discretion, provide for the elimination of any fractional share that might otherwise become subject to an Award. No cash settlements shall be made with respect to fractional shares so eliminated.

11. Use of Proceeds.

The proceeds received from the sale of Stock pursuant to the Plan shall be used for general corporate purposes.

12. Rights and Privileges as a Stockholder.

Except as otherwise specifically provided in the Plan, no Person shall be entitled to the rights and privileges of Stock ownership in respect of shares of Stock that are subject to Awards hereunder until such shares have been issued to that Person.

13. Transferability of Awards.

Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution, and to the extent subject to exercise, Awards may not be exercised during the lifetime of the grantee other than by the grantee. Notwithstanding the foregoing, except with respect to Incentive Stock Options, Awards and a Participant’s rights under the Plan shall be transferable for no value to the extent provided in an Award Agreement or otherwise determined at any time by the Committee.

14. Employment or Service Rights.

No individual shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for the grant of any other Award. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any right to be retained in the employ or service of the Company or an Affiliate of the Company.

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15. Compliance with Laws.

The obligation of the Company to deliver Stock upon issuance, vesting, exercise, or settlement of any Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any shares of Stock pursuant to an Award unless such shares have been properly registered for sale with the U.S. Securities and Exchange Commission pursuant to the Securities Act (or with a similar non-U.S. regulatory agency pursuant to a similar law or regulation) or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the shares of Stock to be offered or sold under the Plan or any shares of Stock to be issued upon exercise or settlement of Awards. If the shares of Stock offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the Stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16. Withholding Obligations.

As a condition to the issuance, vesting, exercise, or settlement of any Award (or upon the making of an election under Section 83(b) of the Code), the Committee may require that a Participant satisfy, through deduction or withholding from any payment of any kind otherwise due to the Participant, or through such other arrangements as are satisfactory to the Committee, the amount of all federal, state, and local income and other taxes of any kind required or permitted to be withheld in connection with such issuance, vesting, exercise, or settlement (or election). The Committee, in its discretion, may permit shares of Stock to be used to satisfy tax withholding requirements, and such shares shall be valued at their Fair Market Value as of the issuance, vesting, exercise, or settlement date of the Award, as applicable.

17. Amendment of the Plan or Awards.

(a) Amendment of Plan. The Board or the Committee may amend the Plan at any time and from time to time.

(b) Amendment of Awards. The Board or the Committee may amend the terms of any one or more Awards at any time and from time to time.

(c) Stockholder Approval; No Material Impairment. Notwithstanding anything herein to the contrary, no amendment to the Plan or any Award shall be effective without stockholder approval to the extent that such approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Stock is listed. Additionally, no amendment to the Plan or any Award shall materially impair a Participant’s rights under any Award unless the Participant consents in writing (it being understood that no action taken by the Board or the Committee that is expressly permitted under the Plan, including, without limitation, any actions described in Section 10 hereof, shall constitute an amendment to the Plan or an Award for such purpose). Notwithstanding the foregoing, subject to the limitations of applicable law, if any, and without an affected Participant’s consent, the Board or the Committee may amend the terms of the Plan or any one or more Awards from time to time as necessary to bring such Awards into compliance with applicable law, including, without limitation, Section 409A of the Code.

(d) No Repricing of Awards Without Stockholder Approval. Notwithstanding Sections 17(a) or 17(b) above, or any other provision of the Plan, the repricing of Awards shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (1) changing the terms of an Award to lower its exercise or base price (other than on account of capital adjustments resulting from share splits, etc., as described in Section 10(a) hereof), (2) any other action that is treated as a repricing under GAAP, and (3) repurchasing for cash or canceling an Award in exchange for another Award at a time when its exercise or base price is greater than the Fair Market Value of the underlying Stock, unless the cancellation and exchange occurs in connection with an event set forth in Section 10(b) hereof.

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18. Termination or Suspension of the Plan.

The Board or the Committee may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the stockholders of the Company approve the Plan. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated; provided, however, that following any suspension or termination of the Plan, the Plan shall remain in effect for the purpose of governing all Awards then outstanding hereunder until such time as all Awards under the Plan have been terminated, forfeited, or otherwise canceled, or earned, exercised, settled, or otherwise paid out, in accordance with their terms.

19. Effective Date of the Plan.

The Plan is effective as of the Effective Date, subject to stockholder approval.

20. Miscellaneous.

(a) Certificates. Stock acquired pursuant to Awards granted under the Plan may be evidenced in such a manner as the Committee shall determine. If certificates representing Stock are registered in the name of the Participant, the Committee may require that (1) such certificates bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Stock, (2) the Company retain physical possession of the certificates, and (3) the Participant deliver a stock power to the Company, endorsed in blank, relating to the Stock. Notwithstanding the foregoing, the Committee may determine, in its sole discretion, that the Stock shall be held in book-entry form rather than delivered to the Participant pending the release of any applicable restrictions.

(b) Other Benefits. No Award granted or paid out under the Plan shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates nor affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Committee, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Committee consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares of Stock) that are inconsistent with those in the Award Agreement as a result of a clerical error in connection with the preparation of the Award Agreement, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement.

(d) Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all Awards granted under the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Board (or a committee or subcommittee of the Board) and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company or any of its Affiliates. In the event that an Award is subject to more than one such policy, the policy with the most restrictive clawback or recoupment provisions shall govern such Award, subject to applicable law.

(e) Non-Exempt Employees. If an Option is granted to an employee of the Company or any of its Affiliates in the United States who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, the Option will not be first exercisable for any shares of Stock until at least six (6) months following the date of grant of the Option (although the Option may vest prior to such date). Consistent with the provisions of the Worker Economic Opportunity Act, (1) if such employee dies or suffers a Disability, (2) upon a Corporate Event in which such Option is not assumed, continued, or substituted, (3) upon a Change in Control, or (4) upon the Participant’s retirement (as such term may be defined in the applicable Award Agreement or a Participant Agreement, or, if no such definition exists, in accordance with the Company’s then current employment policies and guidelines), the vested portion of any Options held by such employee may be exercised earlier than six (6) months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay. To the

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extent permitted and/or required for compliance with the Worker Economic Opportunity Act to ensure that any income derived by a non-exempt employee in connection with the exercise, vesting or issuance of any shares under any other Award will be exempt from such employee’s regular rate of pay, the provisions of this Section 20(e)will apply to all Awards.

(f) Data Privacy. As a condition of receipt of any Award, each Participant explicitly and unambiguously consents to the collection, use, and transfer, in electronic or other form, of personal data as described in this Section 20(e) by and among, as applicable, the Company and its Affiliates for the exclusive purpose of implementing, administering, and managing the Plan and Awards and the Participant’s participation in the Plan. In furtherance of such implementation, administration, and management, the Company and its Affiliates may hold certain personal information about a Participant, including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security or insurance number or other identification number, salary, nationality, job title(s), information regarding any securities of the Company or any of its Affiliates, and details of all Awards (the “Data”). In addition to transferring the Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, the Company and its Affiliates may each transfer the Data to any third parties assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan. Recipients of the Data may be located in the Participant’s country or elsewhere, and the Participant’s country and any given recipient’s country may have different data privacy laws and protections. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain, and transfer the Data, in electronic or other form, for the purposes of assisting the Company in the implementation, administration, and management of the Plan and Awards and the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Participant may elect to deposit any shares of Stock. The Data related to a Participant will be held only as long as is necessary to implement, administer, and manage the Plan and Awards and the Participant’s participation in the Plan. A Participant may, at any time, view the Data held by the Company with respect to such Participant, request additional information about the storage and processing of the Data with respect to such Participant, recommend any necessary corrections to the Data with respect to the Participant, or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative. The Company may cancel the Participant’s eligibility to participate in the Plan, and in the Committee’s discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents described herein. For more information on the consequences of refusal to consent or withdrawal of consent, Participants may contact their local human resources representative.

(g) Participants Outside of the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then a resident, or is primarily employed or providing services, outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then a resident or primarily employed or providing services, or so that the value and other benefits of the Award to the Participant, as affected by non–U.S. tax laws and other restrictions applicable as a result of the Participant’s residence, employment, or providing services abroad, shall be comparable to the value of such Award to a Participant who is a resident, or is primarily employed or providing services, in the United States. An Award may be modified under this Section 20(g) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified. Additionally, the Committee may adopt such procedures and sub-plans (including the Canadian sub-plan attached hereto as Appendix A) as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are non–U.S. nationals or are primarily employed or providing services outside the United States.

(h) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company or any of its Affiliates is reduced (for example, and without limitation, if the Participant is an employee of the Company and the employee has a change in status from a full-time employee to a part-time employee) after the date of grant of any Award to the Participant, the Committee has the right in its sole discretion to (i) make a corresponding reduction in the number of shares of Stock subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

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(i) No Liability of Committee Members. Neither any member of the Committee nor any of the Committee’s permitted delegates shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee or for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such Person’s own fraud or willful misconduct; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such Person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Persons may be entitled under the Company’s certificate or articles of incorporation or by-laws, each as may be amended from time to time, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(j) Payments Following Accidents or Illness. If the Committee shall find that any Person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such Person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his or her spouse, child, relative, an institution maintaining or having custody of such Person, or any other Person deemed by the Committee to be a proper recipient on behalf of such Person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(k) Governing Law. The Plan shall be governed by and construed in accordance with the laws of State of Delaware without reference to the principles of conflicts of laws thereof.

(l) Electronic Delivery. Any reference herein to a “written” agreement or document or “writing” will include any agreement or document delivered electronically or posted on the Company’s intranet (or other shared electronic medium controlled or authorized by the Company to which the Participant has access) to the extent permitted by applicable law.

(m) Arbitration. All disputes and claims of any nature that a Participant (or such Participant’s transferee or estate) may have against the Company arising out of or in any way related to the Plan or any Award Agreement shall be submitted to and resolved exclusively by binding arbitration conducted in New York, New York (or such other location as the parties thereto may agree) in accordance with the applicable rules of the American Arbitration Association then in effect, and the arbitration shall be heard and determined by a panel of three arbitrators in accordance with such rules (except that in the event of any inconsistency between such rules and this Section 20(m), the provisions of this Section 20(m) shall control). The arbitration panel may not modify the arbitration rules specified above without the prior written approval of all parties to the arbitration. Within ten business days after the receipt of a written demand, each party shall designate one arbitrator, each of whom shall have experience involving complex business or legal matters, but shall not have any prior, existing or potential material business relationship with any party to the arbitration. The two arbitrators so designated shall select a third arbitrator, who shall preside over the arbitration, shall be similarly qualified as the two arbitrators and shall have no prior, existing or potential material business relationship with any party to the arbitration; provided that if the two arbitrators are unable to agree upon the selection of such third arbitrator, such third arbitrator shall be designated in accordance with the arbitration rules referred to above. The arbitrators will decide the dispute by majority decision, and the decision shall be rendered in writing and shall bear the signatures of the arbitrators and the party or parties who shall be charged therewith, or the allocation of the expenses among the parties in the discretion of the panel. The arbitration decision shall be rendered as soon as possible, but in any event not later than 120 days after the constitution of the arbitration panel. The arbitration decision shall be final and binding upon all parties to the arbitration. The parties hereto agree that judgment upon any award rendered by the arbitration panel may be entered in the United States District Court for the Southern District of New York or any court sitting in New York, New York. To the maximum extent permitted by law, the parties hereby irrevocably waive any right of appeal from any judgment rendered upon any such arbitration award in any such court. Notwithstanding the foregoing, any party may seek injunctive relief in any such court.

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(n) Statute of Limitations. A Participant or any other person filing a claim for benefits under the Plan must file the claim within one (1) year of the date the Participant or other person knew or should have known of the facts giving rise to the claim. This one-year statute of limitations will apply in any forum where a Participant or any other person may file a claim and, unless the Company waives the time limits set forth above in its sole discretion, any claim not brought within the time periods specified shall be waived and forever barred.

(o) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company be required to maintain separate bank accounts, books, records, or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees and service providers under general law.

(p) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying, acting, or failing to act, and shall not be liable for having so relied, acted, or failed to act in good faith, upon any report made by the independent public accountant of the Company and its Affiliates and upon any other information furnished in connection with the Plan by any Person or Persons other than such member.

(q) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

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Adopted by the Board of Directors: _______, 202[•]
Approved by the Stockholders: _______, 202[•]
Termination Date: _______, 203[•]

Rumble, Inc.
2022 Stock Incentive Plan

Special Terms and Conditions for Participants Outside of the United States

This Appendix A (the “Appendix”) is adopted by the Committee pursuant to Section 20(g) of Rumble, Inc. 2022 Stock Incentive Plan (the “Plan”).

The Appendix includes additional terms and conditions that govern the Award if the Participant resides and/or works in one of the countries listed below. The Appendix shall only apply to the Participants in the Plan who reside and/or work in one of the countries listed below; and, in each case, the country-specific terms and conditions set out in the Appendix shall only apply to a Participant who resides and/or works in the corresponding country. If the Participant is a citizen or resident (or is considered as such for local law purposes of a country other than the country in which the Participant is currently residing and/or working), or if the Participant transfers to another country after the date of grant of an Award, the Board shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply to the Participant.

Except as otherwise provided by the Appendix, all Awards pursuant to the Plan shall be governed by the terms of the Plan (or, as prescribed by the Plan, an applicable Award Agreement or Participant Agreement).

The Plan and the Appendix shall be read together. The Appendix may be amended or rescinded from time to time by the Committee.

The Participant to whom this Appendix has been delivered hereby accepts and consents to the terms of the Appendix.

Capitalized terms used but not defined in this Appendix shall have the meanings set forth in the Plan and/or the Award Agreement.

Canada

1.      “Canadian Participant” means a Participant who is resident in, or is primarily employed in, Canada.

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2.      “Disability” shall have the meaning set for in the human rights legislation and regulations applicable in the province in which the Canadian Participant is employed by the Company or any of its Affiliates. In the absence of an applicable statutory definition, “Disability” means: the permanent and total disability of such Participant within the meaning of Section 22(e)(3) of the Code; or, in the event that there is an Award Agreement or Participant Agreement containing a definition of “Disability”, “Disability” shall have the meaning provided in such Award Agreement or Participant Agreement.

3.      Settlement. Notwithstanding Section 7(c) of the Plan, any Restricted Stock Unit Award that vests will be settled only in Stock. A Canadian Participant will not have any right to a cash payment in settlement of the Restricted Stock Unit Award.

4.      Termination. The provisions applicable in case of Termination of a Canadian Participant who is an employee of the Company or any of its Affiliates, including Termination with or without Cause or due to the Canadian Participant’s Disability, retirement, or death, shall be construed and regulated in accordance with the legislation and regulations applicable in the province in which the Canadian Participant is employed by the Company or any of its Affiliates. Without limitation:

a.      the Canadian Participant’s continuous employment with the Company or any of its Affiliates will include the minimum period of statutory notice of termination (if any) required by applicable employment or labour standards legislation and regulations; and

b.      for the purposes of determining the Canadian Participant’s entitlements to any Award, the date on which the Canadian Participant’s employment is Terminated (the “Date of Termination”) shall be the latter of (x) the last day on which the Canadian Participant performs their duties to the Company or any of its Affiliates and (y) the end of the minimum period of notice (if any) required by applicable employment or labor standards legislation and regulations.

For the avoidance of any doubt, the Date of Termination for a Canadian Participant shall not be extended by any period of contractual or common law notice of termination of employment in respect of which a Canadian Participant receives or may receive pay in lieu of notice of termination of employment or damages in lieu of such notice of termination of employment. No participant in the Plan or entitlements thereunder shall be included in any entitlement which a Canadian Participant may have to contractual, civil law or common law pay in lieu of notice of termination of employment or damaged in lieu of such notice of termination of employment. A Canadian Participant will not earn or be entitled to any pro-rated Award for any portion of time before the date on which the Canadian Participant’s right to vest ceases. A Canadian Participant shall not be entitled to any right to claim damages under contract, civil law, or common law on account of or related to the loss of an Award beyond the Date of Termination.

The provisions applicable in case of Termination of a Canadian Participant shall apply regardless of the reason for Termination and even if such Termination is found to be invalid, in breach of an obligation owed to the Canadian Participant under applicable laws, in breach of an agreement between the Canadian Participant and the Company or any of its Affiliates, or otherwise. The provisions applicable in case of Termination of a Canadian Participant shall also apply in the event that a Canadian Participant asserts that their employment with the Company or any of its Affiliates has been constructively dismissed.

5.      An arbitration required by Section 20(g) of the Plan may be conducted in New York, New York or Toronto, Ontario, Canada. Nothing in Section 20(g) of the Plan shall operate to prohibit a Canadian Participant from pursuing any applicable statutory remedy with an applicable governmental agency or statutory tribunal pursuant to and in accordance with applicable legislation and regulations.

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Annex E

Execution Version

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2021, by and among CFAC Holdings VI, LLC, a Delaware limited liability company (“Sponsor”), CF Acquisition Corp. VI, a Delaware corporation (“SPAC”), and Rumble Inc., an Ontario corporation (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement between SPAC and the Company, dated as of December 1, 2021 (as amended from time to time, the “BCA”).

WHEREAS, Sponsor owns 7,480,000 shares of Class B common stock, par value $0.0001 per share, of SPAC (the “Class B Common Stock” and the 7,480,000 shares of Class B Common Stock owned by the Sponsor (including any shares of Class A Common Stock (as defined below) issued upon conversion of such shares), the “Founder Shares”);

WHEREAS, in a private placement (the “Private Placement”) that closed concurrently with SPAC’s initial public offering (the “IPO”), Sponsor purchased 700,000 units of SPAC (“Units”), each Unit consisting of one share of Class A common stock, par value $0.0001 per share, of SPAC (“Class A Common Stock”) and one-fourth of one warrant, each whole warrant (the “Warrants”) entitling Sponsor to purchase one share of Class A Common Stock for $11.50 per share (the 700,000 shares of Class A Common Stock and 175,000 Warrants included the Units purchased in such private placement, the “Private Placement Securities”);

WHEREAS, in connection with the IPO, SPAC, Sponsor and certain officers and directors of SPAC (collectively, the “Insiders”) entered into a letter agreement, dated as of February 18, 2021 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the SPAC securities owned by them;

WHEREAS, in connection with the IPO, SPAC and Sponsor entered into a forward purchase contract, dated as of February 18, 2021 (the “Forward Purchase Contract”), pursuant to which, at the closing of SPAC’s initial business combination, Sponsor has agreed to purchase, for $15,000,000, 1,500,000 Units, each Unit consisting of one share of Class A Common Stock (the 1,500,000 shares of Class A Common Stock included in such Units, the “Forward Purchase Shares”) and one-fourth of one Warrant (the 375,000 Warrants included in such Units, the “Forward Purchase Warrants”), and 375,000 shares of Class A Common Stock (the “Forward Purchase Promote Shares”);

WHEREAS, Article IV, Section 4.3(b)(ii) of SPAC’s Amended and Restated Certificate of Incorporation (the “SPAC Charter”) provides, among other matters, that the shares of Class B Common Stock will automatically convert into shares of Class A Common Stock upon the consummation of an initial business combination, subject to adjustment if additional shares of Class A Common Stock or Equity-linked Securities (as defined in the SPAC Charter), are issued or deemed issued in excess of the amounts sold in the IPO (the “Anti-Dilution Right”), excluding certain exempted issuances;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Company are entering into the BCA, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby, by means of an Arrangement pursuant to the OBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Shares for ExchangeCo Exchangeable Shares (and will subscribe for a corresponding number of shares of SPAC Class C Common Stock for nominal value), (b) the Key Individual will make the Key Individual Subscription to SPAC in exchange for shares of SPAC Class D Common Stock, (c) the Company Non-Electing Shareholders will exchange their respective Company Shares for shares of Class A Common Stock (together with the other exchanges, contributions and subscriptions described in clauses (a), (b) and (c), the “Share Exchanges”) and (d) subject to application of the Option Exchange Ratio or Company Exchange Ratio, as applicable, the Company Options shall be exchanged for Exchanged Company Options and the Company Warrant shall be exchanged for shares of Class A Common Stock; and

WHEREAS, as a condition and inducement to the Company’s willingness to enter into the BCA, the Company has required that Sponsor enter into this Agreement.

Annex E-1

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver. During the period beginning on the date of this Agreement and ending on (x) subject to and conditioned upon the Closing, and solely with respect to the transfer restrictions on the Restricted Shares set forth below, the expiration of the Founder Shares Lock-Up Period (as defined below), and (y) with respect to the other obligations set forth in this Section 1, the earlier of (1) the Closing, and (2) the date on which the BCA is validly terminated in accordance with its terms prior to the Closing, for the benefit of the Company, (a) Sponsor agrees, on behalf of itself and its Affiliates, that it and its Affiliates will fully comply with, and perform all of their obligations, covenants and agreements set forth in, the Insider Letter in all material respects, and shall vote all of the shares of SPAC Common Stock (including the shares of SPAC Common Stock underlying the Units purchased in the Private Placement) owned by them in favor of the Transactions, not redeem Sponsor’s or its Affiliates’ shares of SPAC Common Stock in connection with the Transactions and fully comply with the transfer restrictions (as adjusted solely for the benefit of the Company as provided below) with respect to the Founder Shares, the Private Placement Securities, the Forward Purchase Promote Shares and the Forward Purchase Warrants (with the transfer restrictions in Section 7(a) of the Insider Letter on the Founder Shares and Forward Purchase Promote Shares (and as adjusted solely for the benefit of the Company as provided below) applied to the Private Placement Securities and the Forward Purchase Warrants, mutatis mutandis, in each case subject to the exceptions set forth in the Insider Letter; provided, however, that solely for purposes of the foregoing restriction on transfer of the Founder Shares, the Private Placement Securities, the Forward Purchase Promote Shares and the Forward Purchase Warrants (the “Restricted Shares”), Sponsor hereby agrees that, subject to and conditioned upon the Closing, the “Founder Shares Lock-Up Period” applicable to the Restricted Shares hereunder shall be deemed to end on the earlier of (A) the one (1) year anniversary of the date of the Closing, (B) the date on which the closing price of the SPAC Common Stock on the stock exchange on which the SPAC Common Stock is listed equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 day Trading Day period commencing at least 150 days after the Closing Date, and (C) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their SPAC Common Stock for cash, securities or other property, (b) SPAC agrees to enforce the Insider Letter in accordance with its terms; and (c) each of Sponsor and SPAC agree (i) that the prior written consent of the Company will be required in addition to the prior written consent of the Representative (as defined in the Insider Letter) for any of the matters described in clauses (i) through (iii) under Section 3(a) of the Insider Letter, and (ii) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company.

Section 2 Waiver of Anti-Dilution Protection. Sponsor, as the holder of a majority of the issued and outstanding shares of Class B Common Stock, solely in connection with and only for the purpose of the proposed Transactions, and subject to and conditioned upon the Closing, hereby waives, to the fullest extent permitted by law, the Anti-Dilution Right, and agrees that the Class B Common Stock will convert only upon the Initial Conversion Ratio (as defined in the SPAC Charter) in connection with the Transactions. This waiver shall be void and of no force and effect following the date on which the BCA is validly terminated in accordance with its terms. All other terms related to the Class B Common Stock shall remain in full force and effect, except as modified as set forth directly above or as contemplated by the BCA or the Ancillary Agreements in connection with the consummation of the Transactions, which modifications shall be effective only upon the consummation of the Transactions.

Section 3 Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties,” provided, for the avoidance of doubt, that none of SPAC, ExchangeCo or CallCo shall be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge each of SPAC, ExchangeCo, CallCo and each of their respective past and present directors, officers, employees, agents,

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predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”).

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the law that may apply to potential claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Sponsor knowingly and voluntarily waives and releases any and all rights and benefits it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Sponsor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives Sponsor the right not to release existing Claims of which Sponsor is not aware, unless Sponsor voluntarily chooses to waive this right. Having been so apprised, Sponsor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for Claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 3, in each case, effective as of the Closing. Sponsor acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 3 and that, without such waiver, SPAC and the Company would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 3 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge: (i) any Claims that arise under or are based upon the terms of (A) this Agreement, the BCA, any of the Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the BCA; (B) the Insider Letter, (C) the Forward Purchase Contract, (D) the Amended and Restated Registration Rights Agreement, (E) the expense advancement agreement, dated as of February 18, 2021, by and between SPAC and Sponsor, the promissory note, dated as of February 18, 2021 by SPAC in favor of the Sponsor, and any other promissory notes and/or expense advance agreements entered into by and between SPAC and Sponsor prior to the Closing without violation of the terms of the BCA; (F) any PIPE Subscription Agreement to which a Releasing Party may be a party, or (G) any underwriting agreement, business combination marketing agreement, financial advisory agreement, PIPE placement agent agreement, engagement letter or any similar agreement in respect of the Transactions to which a Releasing Party may be a party and that (in each case) is disclosed in the SPAC Disclosure Letter, as each such agreement or instrument described in this clause (i) may be amended in accordance with its terms and the terms set forth in (x) the BCA or (y) this Agreement or the other Ancillary Agreements (if and to the extent applicable), (ii) any rights with respect to the capital stock or warrants of SPAC owned by such Releasing Party, or (iii) any Claims for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation or bylaws of SPAC or any of its Subsidiaries or any indemnity or similar agreements by SPAC or any of its Subsidiaries with or for the benefit of a Releasing Party solely to the extent (in each case) set forth in the SPAC Disclosure Letter or as contemplated by Section 6.7 of the BCA.

(d) Notwithstanding the foregoing provisions of this Section 3, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

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Section 4 Sponsor Earn-Out.

(a) Funding Threshold Shares. Sponsor hereby agrees that, subject to and conditioned upon the Closing, in the event the Available Cash (taking into account only the aggregate amount that has been funded to SPAC (or an escrow account established by SPAC) as of immediately prior to or at the Closing pursuant to the PIPE Subscription Agreements and the Forward Purchase Contract) is less than $400,000,000 (the “Threshold Amount”), an amount of shares of Class A Common Stock held by Sponsor or its Permitted Transferees (as defined below) immediately following the Closing equal to (i) the Threshold Calculation (as defined below) multiplied by (ii) 2,209,219 (the product thereof, together with any equity securities paid as dividends or distributions with respect to such shares of Class A Common Stock or into which such shares of Class A Common Stock are exchanged or converted, in either case, after the Closing, the “Funding Threshold Shares”) shall be subject to forfeiture in accordance with Section 4(b) below; provided, however, that, in the event the total PIPE Investment Amount is not funded at Closing in accordance with the applicable PIPE Subscription Agreements, (A) the portion of Funding Threshold Shares reflecting such shortfall (based on the Threshold Calculation) shall remain subject to release to the Sponsor to the extent of SPAC’s receipt of such funds (or a portion thereof) during the Earn-Out Period (notwithstanding Section 4(b) below), (B) SPAC and the Sponsor shall reasonably cooperate in enforcing SPAC’s rights under the PIPE Subscription Agreements (and SPAC shall fulfill its obligations under Section 6.8 of the BCA in good faith), and (C) promptly following receipt of any portion of such PIPE Investment Amount shortfall (by or on behalf of the applicable PIPE Investor by funding, settlement or other action, it being understood and agreed that SPAC shall not settle any claim under or amend, modify or waive any right under, the applicable PIPE Subscription Agreements with respect to any shortfall without the written consent of Sponsor), SPAC shall cause its transfer agent to release the corresponding portion of the Funding Threshold Shares and such Funding Threshold Shares will vest and shall not be subject to forfeiture or the transfer restrictions in this Section 4 (without limiting any applicable transfer restrictions set forth in Section 1 of this Agreement), with the portion of such Funding Threshold Shares that correspond to such PIPE Investment Amount shortfall being so released being determined on a pro rata basis based on the portion of such PIPE Investment Amount shortfall that is actually paid to SPAC less any fees, costs or expenses incurred by SPAC in connection with litigation to enforce the payment of such portion of the PIPE Investment Amount by the applicable PIPE Investor. “Threshold Calculation” means (i) one minus (ii) a fraction, the numerator of which is equal to the Available Cash and the denominator of which is equal to the Threshold Amount.

(b) Sponsor Earn-Out. Sponsor hereby agrees that, without limitation of the transfer restrictions under Section 1, subject to and conditioned upon the Closing, it will not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to (i) the Funding Threshold Shares plus (ii) 1,963,750 shares of Class A Common Stock held by Sponsor or its Permitted Transferees immediately following the Closing (together with any equity securities paid as dividends or distributions with respect to such shares of Class A Common Stock or into which such shares of Class A Common Stock are exchanged or converted, in either case, after the Closing, the “Unvested Shares”, and together with the Funding Threshold Shares, the “Earn-Out Shares”), unless, until and to the extent that a Release Event or Early Release Event (each as defined below) has occurred; provided, however, that (x) in the event the number of Earn-Out Shares to be released in accordance with this Section 4(b) with respect to a Release Event (when aggregated with any prior Release Event) exceeds the aggregate amount of the Unvested Shares, the Earn-Out Shares in excess of the Unvested Shares amount shall not be released unless and until the earlier of an Early Release Event or the consummation of a Threshold Equity Issuance (as defined below), at which time such excess Earn-Out Shares shall be released promptly in accordance with the terms of this Section 4(b); and (y) Sponsor may, by providing notice to SPAC and the Company prior to such transfer, transfer all or any portion of the Earn-Out Shares to any Person that qualifies as a permitted transferee under Section 7(c) of the Insider Letter (each, a “Permitted Transferee”), so long as such Permitted Transferee agrees in a writing delivered to SPAC and the Company prior to the effectiveness of any such transfer to be bound by the terms and conditions of this Agreement and the Insider Letter. “Threshold Equity Issuance” means one or a series of related capital raising transactions occurring after the Closing and during the Earn-Out Period on terms that are customary in which SPAC issues more than $25,000,000 in the aggregate of capital stock (including SPAC Capital Stock) or any securities or rights that are convertible into or exercisable for capital stock (including SPAC Capital Stock) for cash at a purchase price per share equal to or more than $10.00 per share (net of any underwriting discounts or commissions or similar fees paid to any underwriter(s) or placement agent(s), and adjusting with respect to any convertible equity issuance tied to a similar valuation). In the event a Release Event has occurred but any Funding Threshold Shares remain subject to forfeiture in accordance with the proviso to the first sentence of this Section 4(b), upon the written request of Sponsor, SPAC

Annex E-4

shall explore undertaking a Threshold Equity Issuance in good faith, and if SPAC determines in good faith that a Threshold Equity Issuance can be consummated (taking into account any then available “blackout period” that is then applicable under the Amended and Restated Registration Rights Agreement), it will (A) use commercially reasonable efforts to consummate such Threshold Equity Issuance or (B) (1) in the event SPAC does not use commercially reasonable efforts to consummate such Threshold Equity Issuance or otherwise elects not to use commercially reasonable efforts to consummate such Threshold Equity Issuance (the SPAC shall promptly inform Sponsor if it determines not to us commercially reasonable efforts to consummate such Threshold Equity Issuance) or (2) in the event SPAC initially proceeds in accordance with clause (A) but does not consummate a Threshold Equity Issuance within 120 days of such notice other than due to the fact that such Threshold Equity Issuance could not be consummated in accordance with the definition of Threshold Equity Issuance, within 10 days’ of the date of the delivery of the notice referred to in clause (1) or within 10 days’ of the last day of such 120 day period in the case of clause (2), a Threshold Equity Issuance shall be deemed to have occurred hereunder.

(i) In the event that a Release Event or Early Release Event has not occurred on or prior to the date which is five (5) years following the Closing (the “Termination Date” and, the period from the Closing Date until and including the Termination Date, the “Earn-Out Period”) with respect to all of the Earn-Out Shares, Sponsor hereby agrees to the cancellation of any of its Earn-Out Shares that have not been subject to a Release Event or Early Release Event (and with respect to the Funding Threshold Shares in the event an Early Release Event has not occurred, a Threshold Equity Issuance). In order to effectuate such cancellation in the event that a Release Event or Early Release Event (and with respect to the Funding Threshold Shares in the event an Early Release Event has not occurred, a Threshold Equity Issuance) has not been achieved by the Termination Date, Sponsor shall promptly deliver its Earn-Out Shares that have not been subject to a Release Event or Early Release Event (and with respect to the Funding Threshold Shares in the event an Early Release Event has not occurred, a Threshold Equity Issuance) to SPAC in certificated or book entry form (at the election of Sponsor) for cancellation by SPAC.

(ii) The share certificates representing the Earn-Out Shares shall contain a legend relating to transfer restrictions imposed by this Section 4 and the risk of cancellation associated with the Earn-Out Shares. SPAC will cause its transfer agent to remove such legend as promptly as practicable, but in any event within three (3) Business Days following a Release Event or Early Release Event with respect to such Earn-Out Shares (or if later, with respect to the Funding Threshold Shares in the event an Early Release Event has not occurred, a Threshold Equity Issuance). Until and unless the Earn-Out Shares are released to SPAC for cancellation, Sponsor will have full ownership rights to the Earn-Out Shares, including the right to vote such shares and to receive dividends and distributions paid in cash thereon; provided, however, that Earn-Out Shares are deemed to include all distributions payable thereon in stock or other non-cash property (“Non-Cash Dividends”) and such Non-Cash Dividends shall be forfeited by Sponsor in accordance with the terms governing cancellation of Earn-Out Shares in this Section 4.

(iii) Pursuant to, and in accordance with this Agreement, and with respect to the Funding Threshold Shares, subject also to the occurrence of a Threshold Equity Issuance, the Earn-Out Shares shall vest and no longer be subject to cancellation as follows:

(A) fifty-percent (50%) of the Earn-Out Shares shall vest and no longer be subject to cancellation upon the earlier to occur of the following:

(1) the closing price of the Class A Common Stock (or any common or ordinary equity security that is the successor to the Class A Common Stock (together with the Class A Common Stock, the “Public Shares”)) on the principal exchange on which such securities are then listed or quoted equals or exceeds $15.00 per share (the “$15 Price Threshold”) for twenty (20) Trading Days (which need not be consecutive) over a thirty (30) consecutive Trading Day period at any time during the Earn-Out Period; and

(2) if a Change of Control Event occurs, and pursuant to the terms of such Change of Control Event (1) the fair market value of the consideration to be paid per share of Class A Common Stock or (2) the fair market value of the consideration to be paid per ExchangeCo Exchangeable Share, as applicable, exceeds $15.00 per share (the earlier of clause (1) or (2), the “$15 Release Event”); and

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(B) fifty-percent (50%) of the Earn-Out Shares shall vest and no longer be subject to cancellation upon the earlier to occur of the following:

(1) the closing price of the Public Shares on the principal exchange on which such securities are then listed or quoted equals or exceeds $17.50 per share (the “$17.50 Price Threshold”, and together with the $15 Price Threshold, each a “Price Threshold”) for twenty (20) Trading Days (which need not be consecutive) over a thirty (30) consecutive Trading Day period at any time during the Earn-Out Period; and

(2) if a Change of Control Event occurs, and pursuant to the terms of such Change of Control Event (1) the fair market value of the consideration to be paid per share of Class A Common Stock or (2) the fair market value of the consideration to be paid per ExchangeCo Exchangeable Share, as applicable, exceeds $17.50 per share (the earlier of clause (1) or (2), the “$17.50 Release Event” and together with the $15 Release Event, each a “Release Event”).

The fair market value of any of the consideration payable per share set forth above shall be determined in good faith by the SPAC Board after taking into account, as applicable, the release of any Earnout Shares hereunder or the release of any Seller Escrow Shares or Tandem Option Earnout Shares under the BCA in connection with the applicable event. For the avoidance of doubt, in no event shall the SPAC Board determine a Trigger Event has occurred under the BCA without determining that a corresponding Release Event has occurred.

For the avoidance of doubt, if the condition for more than one Release Event is met pursuant to Section 4(b)(iii), the Earn-Out Shares earned in connection with each such Release Event shall be earned, and shall be cumulative with the Earn-Out Shares earned prior to such time, in connection with the satisfaction of any other Release Event (if any).

(iv) During the Earn-Out Period, SPAC’s chief financial officer or controller will monitor the closing price of the Public Shares on the principal securities exchange or securities market on which the Public Shares are then traded, and SPAC shall notify Sponsor and the transfer agent in writing as promptly as practicable (but in any event within two (2) Business Days) following a Release Event, Early Release Event or the consummation of a Threshold Equity Issuance.

(A) If one or more Release Events occurs on or prior to the Termination Date, then within three (3) Business Days following the applicable Release Event(s) (and with respect to the Funding Threshold Shares in the event an Early Release Event has not occurred, only if a Threshold Equity Issuance has occurred), SPAC shall cause its transfer agent to release the applicable portion of the Earn-Out Shares vesting in accordance with Section 4(b)(iii) above (inclusive of any dividends, distributions and other earnings thereon) to Sponsor, and such Earn-Out Shares will vest and no longer be subject to forfeiture or the transfer restrictions in this Section 4, effective immediately upon the occurrence of such Release Event(s) (and, if applicable, Threshold Equity Issuance), but without limitation of any restrictions or other terms applicable thereto as set forth in Section 1 of this Agreement.

(B) If an Early Release Event occurs on or prior to the Termination Date, then the Earn-Out Shares (inclusive of any dividends, distributions and other earnings thereon) will be deemed to vest and no longer be subject to forfeiture or the transfer restrictions in this Section 4, effective immediately prior to the consummation of such Early Release Event (and SPAC shall cause its transfer agent to release such Earn-Out Shares effective immediately prior to the consummation of such Early Release Event), but without limitation of any restrictions or other terms applicable thereto as set forth in Section 1 of this Agreement. The Sponsor shall be eligible to participate in any such Early Release Event with respect to such Earn-Out Shares on the same terms, and subject to the same conditions, as apply to the holders of SPAC Common Stock (or the Public Shares) generally.

(v) For purposes of this Section 4, an “Early Release Event” means, notwithstanding whether such event also qualifies as a Release Event, (1) any Change of Control Event, if in connection with such event or series thereof, (aa) the Key Individual receives any benefits, premiums, consideration, remuneration or perquisites (“Benefits”) that in the aggregate, are different from the consideration the other holders of SPAC Common Stock receive in respect of their SPAC Common Stock and/or ExchangeCo Shares in connection with such

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transaction, and (bb) such Benefits are not substantially similar in the aggregate to the Key Individual’s Benefits in his capacity as a director, officer and/or employee of SPAC or as a SPAC stockholder prior to such Change of Control Event; provided, however, that up to an additional $2,000,000 in aggregate value of new Benefits per year received in connection with the Change of Control Event shall not be deemed to trigger an Early Release Event; (2) the consummation of a “going private” transaction by SPAC pursuant to Rule 13e-3 under the Exchange Act that is sponsored by the Key Individual; or (3) the Class A Common Stock (and any Public Share successor, if applicable) ceasing to be listed on a national securities exchange, or the SPAC otherwise ceasing to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act, in any such case, for a consecutive period of 90 days or more, or for an aggregate of more than 180 days in any 12 month period, and in each case, other than as a result of a Change of Control Event.

(vi) If SPAC or ExchangeCo at any time combines or subdivides (including by way of any stock split, stock dividend, recapitalization, reorganization, merger, amendment of the New SPAC Governing Documents, amendment of the ExchangeCo Governing Documents, scheme, arrangement or otherwise) or declares an extraordinary dividend, each of the applicable per share prices and the number of Earn-Out Shares eligible to be earned in accordance with this Section 4 shall be equitably adjusted by SPAC in good faith to take into account such stock split, stock dividend, recapitalization, reorganization, merger, amendment of the New SPAC Governing Documents, amendment of the ExchangeCo Governing Documents, scheme, arrangement or extraordinary dividend or other applicable transaction.

Section 5 Representations and Warranties of Sponsor. Sponsor represents and warrants to the Company, as follows:

(a) Authorization. Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by the Company and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated by this Agreement do not and will not (A) conflict with or violate any provision of the organizational documents of Sponsor, (B) conflict with or violate, in any respect, any Law applicable to Sponsor or by which any property or asset of Sponsor is bound, (C) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which Sponsor is a party or by which any of Sponsor’s properties or assets are bound or any Governmental Order or Law applicable to Sponsor or Sponsor’s properties or assets, or (D) result in the creation of a Lien on any property or asset of Sponsor, except in the case of clauses (B) and (D) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.
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(c) Ownership of Class B Common Stock. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Class B Common Stock listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to such Class B Common Stock and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Class B Common Stock.

(d) Ownership of Private Placement Securities. (i) As of the date hereof, Sponsor is the sole record and beneficial owner of all of the Private Placement Securities listed next to Sponsor’s name on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws and the Insider Letter), (ii) as of the date hereof, Sponsor has the sole voting power with respect to the shares of Class A Common Stock underlying the Units purchased in the Private Placement and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such shares of Class A Common Stock underlying the Units purchased in the Private Placement.

(e) Contracts with SPAC. Except for (a) the Contracts described in Section 3(c) or otherwise disclosed in the SPAC Disclosure Letter and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with SPAC.

Section 6 Exclusivity. During the period beginning on the date of this Agreement and ending on the earlier of (a) the Closing and (b) the date on which the BCA is validly terminated in accordance with its terms, for the benefit of the Company, Sponsor shall not, and shall cause its Affiliates not to, directly or indirectly (i) initiate any negotiations with any Person solely with respect to SPAC, or provide any non-public information or data concerning SPAC to any Person relating to, a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC) or afford to any Person access to the business, properties, assets or personnel of SPAC (in each case, solely in their respective capacities as businesses, properties, assets or personnel of SPAC disregarding whether they are shared by other special purpose acquisition companies or their representatives) in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (ii) enter into, or encourage SPAC to enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state in connection with a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC), or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, an Acquisition Proposal or Alternative Transaction (in each case, solely with respect to SPAC). Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6 by Affiliates of Sponsor shall be deemed to be a breach of this Section 6 by Sponsor. For avoidance of doubt, this Section 6 shall in no way restrict any officer or director of Sponsor or its Affiliates from duly exercising his or her authority, or otherwise acting in his or her capacity, as officer or director of any entity (including with respect to any other special purpose acquisition companies and/or their sponsors) other than Sponsor or SPAC.

Section 7 Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) shall undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by the BCA and this Agreement, in each case, where such efforts do not require Sponsor expenditures in excess of those contemplated by the BCA.

Section 8 General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing or (b) at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no

Annex E-8

obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party from any obligations or liabilities arising out of such party’s breaches of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 1, 2, 3, 4 and 8 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence in accordance with their terms.

(b) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx or other nationally recognized overnight courier service, or (iv) after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

if to SPAC (prior to Closing), to it at:

CF Acquisition Corp. VI
110 East 59th Street
New York, NY 10022
Attention: Chief Executive Officer
Email: XXXXXX

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Email: XXXXXX and XXXXXX
Attention: Ken Lefkowitz and Michael Traube

if to the Sponsor, to it at:

CFAC Holdings VI, LLC
110 East 59th Street
New York, NY 10022
Attention: Chief Executive Officer
Email: XXXXXX

with a copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Email: XXXXXX and XXXXXX
Attention: Ken Lefkowitz and Michael Traube

if to the Company or, after Closing, SPAC, to it at:

Rumble Inc.
218 Adelaide Street West, Suite 400
Toronto, Ontario M5H 1W7
Email: XXXXXX and XXXXXX
Attention: Christopher Pavlovski and Michael Ellis

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Email: XXXXXX and XXXXXX
Attention: Russell Leaf and Sean Ewen

DLA Piper (Canada) LLP
100 King St W Suite 6000
Toronto, Ontario M5X 1E2
Email: XXXXXX and XXXXXX
Attention: Noam Goodman and Russel Drew

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(c) Entire Agreement. This Agreement (together with the other Ancillary Agreements, the BCA and each of the other documents and the instruments referred to herein, to the extent incorporated herein) constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of SPAC, the Company and Sponsor. The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought, provided that, prior to the Closing, SPAC shall not waive any of its rights hereunder without the prior written consent of the Company. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that in the event that Sponsor transfers any of its Founder Shares, Private Placement Securities, Forward Purchase Promote Shares or Forward Purchase Warrants to any Permitted Transferee in accordance with this Agreement and the Insider Letter, Sponsor shall, by providing notice to SPAC and the Company prior to such transfer, transfer its rights and obligations under this Agreement with respect to such securities to such Permitted Transferee so long as such Permitted Transferee agrees in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section 8(h) shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned and their respective successors and permitted assigns.

(i) Costs and Expenses. Each party to this Agreement will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement. Without limiting the foregoing, if the aggregate amount of SPAC Transaction Expenses (excluding any fees paid by SPAC that were incurred by the Company) exceeds the SPAC Transaction Expenses Cap, then, at the election of Sponsor made at or prior to Closing by delivery of written notice thereof to SPAC and the Company (the “Excess Expense Notice”), Sponsor shall either (A) pay to SPAC at Closing the Excess Expense Amount in cash, or (B) effective immediately following Closing, forfeit a number of shares of Class A Common Stock held by Sponsor immediately following Closing equal to the quotient obtained by dividing the Excess Expense Amount by $10.00, and Sponsor shall immediately thereafter surrender such forfeited shares to SPAC, whereupon such shares shall be

Annex E-10

cancelled and retired. If Sponsor shall fail to deliver the Excess Expense Notice to SPAC and the Company prior to the Closing, then Sponsor shall be deemed to have made the election referred to in clause (B) of the immediately preceding sentence.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 8(j).

(k) Publicity. All press releases or other public communications of Sponsor relating to this Agreement and the Transactions shall be subject to the prior written approval of SPAC and the Company, which approval shall not be unreasonably withheld; provided, that Sponsor shall not be required to obtain consent pursuant to this Section 8(k) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 8(k). The restriction in this Section 8(k) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, Sponsor shall use its reasonable efforts to consult with SPAC and the Company in advance as to its form, content and timing. The restriction in this Section 8(k) shall also not apply to disclosures set forth in marketing materials distributed by Sponsor or its Affiliates for limited or confidential circulation.

(l) Capacity as Stockholder. Sponsor signs this Agreement solely in its capacity as a stockholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to: restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Arrangement (including the Share Exchanges) and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a stockholder of SPAC).

(m) Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (i) Affiliates of Sponsor shall only include Cantor Fitzgerald & Co. and Persons directly or indirectly controlled by Cantor Fitzgerald & Co., and Sponsor and SPAC (and each of their respective Affiliates) shall be deemed not to be Affiliates of each other for purposes of this Agreement and (ii) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by Sponsor or by Sponsor’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of Sponsor, except to the extent any such Person is expressly requested or directed by Sponsor to take any action which would constitute a breach of this Agreement if taken by Sponsor, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (ii)).

(n) Solely for the benefit of the Company and SPAC, Sponsor hereby acknowledges and agrees that Section 3.3.7 of the Forward Purchase Contract shall, for purposes of the Transactions, be deemed to read as follows:

Business Combination. The Company shall have entered into an agreement with respect to the Business Combination and all conditions to the closing of the Business Combination as set forth in such agreement, including the approval by the Company’s stockholders of the Business Combination, if applicable, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at such closing, but subject to the satisfaction or waiver thereof).

Annex E-11

(o) No Recourse. Neither SPAC nor any of its Subsidiaries, nor any of the past, present or future SPAC Stockholders (other than Sponsor or any Permitted Transferee thereof), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

(p) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(q) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

[The next page is the signature page]

Annex E-12

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:
CF ACQUISITION CORP. VI
By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer
SPONSOR:
CFAC HOLDINGS VI, LLC
By:	/s/ Howard W. Lutnick
Name:	Howard W. Lutnick
Title:	Chief Executive Officer
THE COMPANY:
RUMBLE Inc.
By:	/s/ Christopher Pavlovski
Name:	Christopher Pavlovski
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement by and among CF Acquisition Corp. VI,
CFAC Holdings VI, LLC and Rumble Inc.]

Annex E-13

SCHEDULE I

Stockholder	Number of Shares of Class B Common Stock of CF Acquisition Corp. VI	Number and Type of Private Placement Securities
CFAC Holdings VI, LLC	7,480,000 shares of Class B Common Stock

Annex E-14

Annex F

SUBSCRIPTION AGREEMENT

December 1, 2021

CF Acquisition Corp. VI
110 East 59th Street
New York, NY 10022

Rumble Inc.
218 Adelaide Street West, Suite 400
Toronto, Ontario M5H 1W7
Canada

Ladies and Gentlemen:

In connection with the proposed business combination (the “Transaction”) between CF Acquisition Corp. VI, a Delaware corporation (the “Company”), and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Target”), pursuant to that certain Business Combination Agreement, dated as of December 1, 2021 (as it may be amended, the “Transaction Agreement”), by and between the Company and Target, the Company is seeking commitments to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), for a purchase price of $10.00 per share (the “Per Share Purchase Price”), in a private placement to be conducted by the Company (the “Offering”).

On the date set forth on the signature page of this subscription agreement (this “Subscription Agreement”), the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with this Subscription Agreement, the “Subscription Agreements”) with certain other subscribers (the “Other Subscribers”), pursuant to which the Other Subscribers, severally and not jointly, have agreed to purchase in the Offering, effective on the closing date of the Transaction, inclusive of the shares of Common Stock to be purchased by the undersigned, an aggregate amount of up to 8,500,000 shares of Common Stock, at the Per Share Purchase Price (such aggregate amount, the “Subscriber Payment”). In connection therewith, the undersigned subscriber (“Subscriber”) and the Company agree as follows:

1. Subscription. Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to Subscriber, such number of shares of Common Stock as is set forth on the signature page of this Subscription Agreement (the “Subscriber Shares”) at the Per Share Purchase Price and on the terms provided for herein.

2. Closing; Delivery of Shares.

(a) The closing of the sale of the Subscriber Shares contemplated hereby (the “Closing”, and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the substantially concurrent consummation of the Transaction (the “Transaction Closing”). The Closing shall occur on the date of, and concurrently with, the Transaction Closing.

(b) At least five (5) business days (as defined below) before the anticipated Closing Date, the Company shall deliver written notice to the Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Subscriber Payment to the Company. No later than two (2) business days after receiving the Closing Notice, the Subscriber shall deliver to the Company such information as is reasonably requested in the Closing Notice in order for the Company to issue the Subscriber Shares to the Subscriber. No later than 4:00 p.m. (Eastern time) one (1) business day prior to the Closing Date, Subscriber shall deliver the Subscriber Payment by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow until the Closing. The Company shall deliver to Subscriber (i) at the Closing, the Subscriber Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under state or federal securities laws), in the name of the Subscriber (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing, evidence from the Company’s transfer agent of the issuance to Subscriber of the Subscriber Shares (in book entry form) on and as of the Closing Date. In the event that the consummation of the

Annex F-1

Transaction does not occur within five (5) business days after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than five (5) business days after the anticipated Closing Date specified in the Closing Notice) return the Subscriber Payment so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and any book entries shall be deemed cancelled. Notwithstanding such return or cancellation, unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver the Subscriber Payment to the Company in escrow following the Company’s delivery to Subscriber of a new Closing Notice and (B) to consummate the Closing immediately prior to or substantially concurrently with the Transaction Closing.

3. Closing Conditions. In addition to the conditions set forth in Section 2:

(a) General Conditions. The Closing is also subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i) no suspension of the qualification of the Subscriber Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

(ii) no applicable governmental authority shall have enacted, rendered, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii) all conditions precedent to the Transaction Closing set forth in the Transaction Agreement shall have been satisfied or waived by the applicable party pursuant to the Transaction Agreement (other than those conditions which, by their nature, are to be satisfied at the Transaction Closing, but subject to the satisfaction or waiver of such conditions as of the Transaction Closing.).

(b) Company Conditions. The obligations of the Company to consummate the Closing are also subject to the satisfaction or valid waiver by the Company of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of such date), and consummation of the Closing, shall constitute a reaffirmation by the Subscriber of each of the representations, warranties and agreements of the Subscriber contained in this Subscription Agreement as of the Closing Date; and

(ii) the Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

(c) Subscriber Conditions. The obligations of the Subscriber to consummate the Closing are also subject to the satisfaction or valid waiver by the Subscriber of the additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such date), and consummation

Annex F-2

of the Closing, shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date;

(ii) the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing; and

(iii) no amendment of the Transaction Agreement (as the same exists on the date hereof as provided to the Subscriber) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Subscriber would reasonably expect to receive under this Subscription Agreement, which such prohibition, for the avoidance of doubt, shall not include the waiver of any minimum cash condition by the Company and/or Target as set forth in the Transaction Agreement or any extension of the “Agreement End Date” as defined in the Transaction Agreement.

4. Company Representations and Warranties. The Company represents and warrants to the Subscriber that:

(a) Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) Authorization; Enforcement. This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) Issuance. The Subscriber Shares have been duly authorized and, when issued and delivered to the Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Subscriber Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s Amended and Restated Certificate of Incorporation, the Company’s bylaws or under the laws of the State of Delaware.

(d) No Conflicts. The execution, delivery and performance of this Subscription Agreement, including the issuance and sale of the Subscriber Shares and the consummation of the transactions contemplated hereby, will be done in accordance with the Nasdaq or New York Stock Exchange (“NYSE”) marketplace rules, and (i) will not conflict with or result in a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, license, lease or any other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject, which would have a material adverse effect on the business, properties, assets, liabilities, operations, condition (including financial condition), stockholders’ equity or results of operations of the Company (a “Material Adverse Effect”) or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that would have a Material Adverse Effect or materially affect the validity of the Subscriber Shares or the legal authority or ability of the Company to perform in all material respects its obligations under the terms of this Subscription Agreement.

(e) Filings, Consents and Approvals. Assuming the accuracy of the representations and warranties of the Subscriber, the Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Company of this Subscription Agreement (including the issuance of the Subscriber Shares), other than

Annex F-3

(i) those required to consummate the Transaction as provided under the Transaction Agreement, (ii) the filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement pursuant to Section 8, (iii) the filings required by applicable state or federal securities laws, (iv) the filings required in accordance with Section 6(c), (v) any filings or notices required by Nasdaq or the NYSE, as applicable, (vi) those required to consummate the Transaction as provided under the Transaction Agreement, (vii) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (viii) any consent, waiver, authorization or order of, notice to, or filing or registration, the failure of which to obtain would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(f) Capitalization. As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of (i) 160,000,000 shares of Common Stock, (ii) 40,000,000 shares of Class B common stock, par value of $0.0001 per share (the “Class B Common Stock”) and (iii) 1,000,000 shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”). As of the date of this Subscription Agreement, (A) 30,700,000 shares of Common Stock are issued and outstanding, (B) 7,500,000 shares of Class B Common Stock are issued and outstanding, (C) 7,500,000 redeemable public warrants to purchase Common Stock are issued and outstanding, (D) 175,000 private placement warrants to purchase Common Stock are issued and outstanding, and (E) no Preferred Stock is issued and outstanding. All (1) issued and outstanding shares of Common Stock and Class B Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and are not subject to preemptive rights and (2) outstanding warrants have been duly authorized and validly issued and are not subject to preemptive rights. Except as set forth above and pursuant to the Other Subscription Agreements, the Transaction Agreement, the Forward Purchase Contract (as defined below) and the other agreements and arrangements referred to therein or in the SEC Reports (as defined below), as of the date of this Subscription Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company shares of Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date of this Subscription Agreement, the Company has no subsidiaries, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated.

(g) Registration of Common Stock. As of the date of this Subscription Agreement, the issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are listed for trading on the Nasdaq Capital Market (the “Trading Market”) under the symbol “CFVI.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by the Trading Market or the Commission with respect to any intention by such entity to deregister the Common Stock or prohibit or terminate the listing of the Common Stock on Nasdaq, excluding, for the purposes of clarity, the customary ongoing review by Nasdaq or the NYSE of the Company’s listing application with respect to the Transaction.

(h) Regulatory Actions. Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.

(i) Compliance. The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

(j) Broker Fees. Except as set forth in the following sentence, the Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Subscriber could become liable. Other than compensation to be paid to Cantor Fitzgerald & Co. and Guggenheim Securities LLC, as placement agents to the Company (the “Placement Agents”), the Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of Subscriber in connection with the sale of any shares of Common Stock in the Offering.

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(k) Investment Company. The Company is not, and immediately after receipt of payment for the Subscriber Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(l) Private Placement. Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 5, in connection with the offer, sale and delivery of the Subscriber Shares in the manner contemplated by this Subscription Agreement, it is not necessary to register the Subscriber Shares under the Securities Act of 1933 (the “Securities Act”). The Subscriber Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws.

(m) SEC Reports; Financial Statements. As of their respective dates, all forms, reports, statements, schedules, proxies, registration statements and other documents filed by the Company with the Commission prior to the date of this Subscription Agreement (the “SEC Reports”) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. A copy of each SEC Report is available to the Subscriber via the Commission’s EDGAR system. There are no outstanding or unresolved comments in comment letters received by the Company from the staff of the Division of Corporation Finance of the Commission (the “Staff”) with respect to any of the SEC Reports. Notwithstanding the foregoing, no representation or warranty is made as to any statement or information that relates to (i) the topics referenced in the Commission’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies issued by the Staff on April 12, 2021, (ii) the classification of shares of the Company’s Common Stock as permanent or temporary equity, or (iii) any subsequent guidance, statements or interpretations issued by the Commission or the Staff, whether formally or informally, publicly or privately, including guidance, statements or interpretations relating to the foregoing or to other accounting matters, including matters relating to initial public offering securities or expenses (collectively, the “SEC Guidance”), and no correction, amendment or restatement of any of the Company’s SEC Reports due to the SEC Guidance shall be deemed to be a breach of any representation or warranty by the Company.

(n) No Side Letters. Other than the Other Subscription Agreements, the Forward Purchase Contract (the “Forward Purchase Contract”) between the Company and the Company’s sponsor, CFAC Holdings VI, LLC (the “Sponsor”) dated February 18, 2021, the Sponsor Support Agreement between the Company, the Sponsor and Target, dated December 1, 2021 and the Transaction Agreement, the Company has not entered into any side letter or similar agreement with any Other Subscriber in connection with such Other Subscriber’s investment in the Company through the Offering.

The Company understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Subscriber.

5. Subscriber Representations, Warranties and Covenants. The Subscriber represents and warrants to the Company that:

(a) Subscriber Status. At the time the Subscriber was offered the Subscriber Shares, it was, and the Subscriber is (i) an “accredited investor” (within the meaning of Rule 501 of Regulation D under the Securities Act) (an “Accredited Investor”) and an “Institutional Account” (within the meaning of FINRA Rule 4512(c)) (an “Institutional Account”), as indicated in the questionnaire attached as Exhibit A hereto (an “Investor Questionnaire”), and (ii) is acquiring the Subscriber Shares only for its own account and (iii) not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Subscriber, if not an individual, is not an entity formed for the specific purpose of acquiring the Subscriber Shares.

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(b) Nature of Investment. The Subscriber understands that the Subscriber Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscriber Shares delivered at the Closing have not been registered under the Securities Act. The Subscriber understands that the Subscriber Shares may not be resold, transferred, pledged or otherwise disposed of by the Subscriber absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Subscriber Shares delivered at the Closing shall contain a legend or restrictive notation to such effect, and as a result of such restrictions, the Subscriber may not be able to readily resell the Subscriber Shares and may be required to bear the financial risk of an investment in the Subscriber Shares for an indefinite period of time. The Subscriber acknowledges that the Subscriber Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscriber Shares.

(c) Authorization and Enforcement. The execution, delivery and performance by the Subscriber of this Subscription Agreement are within the powers of the Subscriber, have been duly authorized and will not constitute or result in a breach or default under or conflict with any federal or state statute, rule or regulation applicable to the Subscriber, any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Subscriber is a party or by which the Subscriber is bound, and, if the Subscriber is not an individual, will not violate any provisions of the Subscriber’s charter documents, including its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Subscriber is an individual, has legal competence and capacity to execute the same or, if the Subscriber is not an individual the signatory has been duly authorized to execute the same, and this Subscription Agreement constitutes a legal, valid and binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. If the Subscriber is not an individual, the Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation.

(d) Other Representations. The Subscriber understands and agrees that the Subscriber is purchasing the Subscriber Shares directly from the Company. The Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to the Subscriber by the Company, or any of its officers or directors, expressly (other than those representations, warranties, covenants and agreements included in this Subscription Agreement) or by implication.

(e) Tax Treatment. The Subscriber’s acquisition and holding of the Subscriber Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

(f) Receipt of Disclosure. The Subscriber acknowledges and agrees that the Subscriber has received such information as the Subscriber deems necessary in order to make an investment decision with respect to the Subscriber Shares. Without limiting the generality of the foregoing, the Subscriber acknowledges that it has received (or in the case of documents filed with the Commission, had access to) the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of February 18, 2021 and filed with the Commission (File No. 333-252598) on February 19, 2021 (the “SPAC Prospectus”), (ii) each filing made by the Company with the Commission following the filing of the SPAC Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement, and (iv) the investor presentation by Target, together with the accompanying investor presentation summary risk factors. The undersigned understands the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing. The Subscriber represents and agrees that the Subscriber and the Subscriber’s professional advisor(s), if any, have had the full opportunity to ask the Company’s management questions, receive such answers and obtain such

Annex F-6

information as the Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscriber Shares.

(g) No General Solicitation. The Subscriber became aware of this Offering of the Subscriber Shares solely by means of direct contact between the Subscriber and the Company, a Placement Agent or a representative of the Company or a Placement Agent, and the Subscriber Shares were offered to the Subscriber solely by direct contact between the Subscriber and the Company, a Placement Agent or a representative of the Company or a Placement Agent. The Subscriber acknowledges that the Company represents and warrants that the Subscriber Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(h) Investment Risks. The Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscriber Shares, including those set forth in the Disclosure Documents and in the Company’s filings with the Commission. The Subscriber is a sophisticated institutional investor and is able to fend for itself in the transactions contemplated herein and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscriber Shares, and the Subscriber has sought such accounting, legal and tax advice as the Subscriber has considered necessary to make an informed investment decision. Alone, or together with any professional advisor(s), the Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscriber Shares and determined that the Subscriber Shares are a suitable investment for the Subscriber and that the Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Subscriber’s investment in the Company. The Subscriber acknowledges specifically that a possibility of total loss exists.

(i) SEC Guidance. The Subscriber acknowledges and agrees that notwithstanding anything in this Subscription Agreement to the contrary, no restatement, revision or other modification of the SEC Reports to the extent resulting from the SEC Guidance shall constitute a breach by the Company of this Subscription Agreement.

(j) Compliance. The Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering of the Subscriber Shares or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof.

(k) Diligence Disclaimer. Neither the due diligence investigation conducted by the Subscriber in connection with making its decision to acquire the Subscriber Shares nor any representations and warranties made by the Subscriber herein shall modify, amend or affect the Subscriber’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties contained herein.

(l) OFAC/Patriot Act. The Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Subscriber is permitted to do so under applicable law. If the Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by the Subscriber and used to purchase the Subscriber Shares were legally derived.

(m) No Reliance on Placement Agents. In making its decision to purchase the Subscriber Shares, the Subscriber has relied solely upon independent investigation made by the Subscriber and the representations and warranties of the Company set forth herein. Without limiting the generality of the foregoing, the Subscriber has not relied on any statements or other information provided by the Placement Agents concerning the Company, Target or

Annex F-7

the Subscriber Shares or the offer and sale of the Subscriber Shares. No disclosure or offering document has been prepared by the Placement Agents in connection with the offer and sale of the Subscriber Shares. The Placement Agents and each of their respective members, directors, officers, employees, representatives and controlling persons have made no independent investigation with respect to the Company or the Subscriber Shares or the accuracy, completeness or adequacy of any information supplied to the Subscriber by the Company. In connection with the issue and purchase of the Subscriber Shares, the Placement Agents have not made any recommendations regarding an investment in the Company or the Subscriber Shares or acted as the Subscriber’s financial advisor or fiduciary.

The Subscriber understands that the foregoing representations and warranties shall be deemed material to and have been relied upon by the Company.

6. Additional Covenants.

(a) Transfer Restrictions.

(i) The Subscriber Shares may only be resold, transferred, pledged or otherwise disposed of in compliance with state and federal securities laws. In connection with any transfer of Subscriber Shares other than pursuant to an effective registration statement, or a transfer to the Company or to one or more affiliates of the Subscriber or to a lender to Subscriber pursuant to a pledge and, thereafter, a transferee thereof pursuant to a foreclosure, of the Subscriber, the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor the form and substance of which opinion shall be reasonably satisfactory to the Company to the effect that such transfer does not require registration of such transferred Subscriber Shares, and after the consummation of the Transaction, the Subscriber Shares, under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Subscription Agreement and such transferee and each Subscriber affiliate transferee and each lender transferee and their subsequent transferees shall have the rights and obligations of the Subscriber under this Subscription Agreement.

(ii) The Company acknowledges and agrees that the Subscriber may from time to time after the Closing pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Subscriber Shares to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and, if required under the terms of such arrangement, the Subscriber may transfer pledged or secured Subscriber Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith; further, no notice shall be required of such pledge; provided that the Subscriber and its pledgee shall be required to comply with other provisions of this Section 6 in order to effect a sale, transfer or assignment of the Subscriber Shares to such pledgee. At the Subscriber’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of the Subscriber Shares may reasonably request in connection with a pledge or transfer of the Subscriber Shares.

(iii) The Subscriber agrees to the imprinting, so long as is required by this Section 6(a), of a legend on any of the Subscriber Shares in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Annex F-8

(iv) Subject to applicable requirements of the Securities Act and the interpretations of the Commission thereunder and any requirements of the Company’s transfer agent, the Company shall ensure that instruments, whether certificated or uncertificated, evidencing the Subscriber Shares shall not contain any legend (including the legend set forth in Section 6(a)(iii), (A) following any sale of such Subscriber Shares pursuant to Rule 144 under the Securities Act (“Rule 144”), (B) if such Subscriber Shares are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, and in each case, the Subscriber provides the Company with an undertaking to effect any sales or other transfers in accordance with the Securities Act and such other documentation required by the Company’s transfer agent, or (C) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff).

(v) The Subscriber agrees with the Company that the Subscriber will sell any Subscriber Shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that, if any Subscriber Shares are sold pursuant to a registration statement, they will be sold in compliance with the plan of distribution set forth therein, and acknowledges that the removal of the restrictive legend from instruments representing Subscriber Shares as set forth in this Section 6 is predicated upon the Company’s reliance upon this understanding.

(b) Furnishing of Information; Public Information. Until the earliest of (i) the first date on which the Subscriber can sell all of its Subscriber Shares under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and (ii) two (2) years from the Closing Date, the Company covenants to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act, provided that the foregoing shall not in any way restrict the Company from engaging in any change of control, going private or similar transaction in which the shares of the Common Stock are no longer registered under the Exchange Act.

(c) Public Disclosure. The Company shall (i) by the end of the day on the business day following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby (“Disclosure Time”), and (ii) file a Current Report on Form 8-K, including the Transaction Agreement as an exhibit thereto, with the Commission within the time required by the Exchange Act. From and after the issuance of such press release, the Company represents to the Subscriber that it shall have publicly disclosed all material, non-public information regarding the Company delivered to the Subscriber by or on behalf of the Company, the Target or any of their respective officers, directors, employees or agents (including the Placement Agents) in connection with the transactions contemplated by this Subscription Agreement. Prior to the Closing, the Subscriber shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed). Notwithstanding the foregoing, neither party shall publicly disclose the name of the other party, or include the name of the other party in any filing with the Commission, any regulatory agency or Nasdaq or the NYSE, as applicable, without the prior written consent of the party being disclosed, except (A) as required by federal securities law in connection with any registration statement contemplated by Section 8 and (B) to the extent such disclosure is required by applicable law, Commission, Nasdaq or the NYSE, as applicable, regulations or at the request of any governmental or regulatory agency or as required by legal process, in which case (to the extent legally permissible) written notice of such disclosure permitted under this clause (B) shall be made to the other party prior to or as reasonably practicable following such disclosure.

(d) Non-Public Information. Following the Disclosure Time or otherwise as required by applicable law, the Company covenants and agrees that neither it, nor any other person acting on its behalf, will provide the Subscriber with any information that constitutes, or the Company reasonably believes constitutes, material non-public information, unless prior thereto the Subscriber shall have consented to the receipt of such information and agreed with the Company to keep such information confidential. The Company understands and confirms that the Subscriber shall be relying on the foregoing covenant in effecting transactions in securities of the Company; provided, that each Subscriber shall be solely responsible for its compliance with federal, state and foreign securities laws. Any request by the Company that the Subscriber waive or amend any term of this Subscription Agreement shall not by itself be deemed to constitute material non-public information.

Annex F-9

(e) Listing of Common Stock. The Company hereby agrees to use its best efforts to maintain the listing or quotation of the Common Stock on the Trading Market on which it is currently listed (or the NYSE) until Closing and, prior to the Closing, the Company shall apply to list or quote the Common Stock and all of the Subscriber Shares on Nasdaq or the NYSE, as determined by the Company, and promptly secure the listing of the Common Stock (including the Subscriber Shares) on Nasdaq or the NYSE, as applicable. The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

(f) Other Subscription Agreements. The Company agrees that no Other Subscription Agreements will be amended in any material respect following the date of this Subscription Agreement, and each Other Subscription Agreement (other than the Forward Purchase Contract) reflects the same Per Share Purchase Price and other terms that are not materially more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement, except to the extent required to comply with an Other Subscriber’s policies and procedures or rules and regulations applicable to such Other Subscriber. For the avoidance of doubt, the Company may waive or terminate any Other Subscriber’s commitment under any Other Subscription Agreement without violating the terms of this Section 6(f).

(g) Certain Transactions and Confidentiality. The Subscriber covenants that neither it, nor any affiliate acting on its behalf or pursuant to any understanding with it, has executed or will execute any purchases or sales of any of the Company’s securities during the period that commenced at the time that the Subscriber first learned of the transactions contemplated hereunder and ending at such time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c).  The Subscriber covenants that until such time as the transactions contemplated by this Subscription Agreement are publicly disclosed by the Company pursuant to the initial press release as described in Section 6(c), the Subscriber will maintain the confidentiality of the existence and terms of the Transaction and the transactions contemplated hereby.  Notwithstanding the foregoing and notwithstanding anything contained in this Subscription Agreement to the contrary, the Company expressly acknowledges and agrees that (i) the Subscriber makes no representation, warranty or covenant hereby that it will not engage in effecting transactions in any securities of the Company after the time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c), (ii) the Subscriber shall not be restricted or prohibited from effecting any transactions in any securities of the Company in accordance with applicable securities laws from and after the time that the transactions contemplated by this Subscription Agreement are first publicly announced pursuant to the initial press release as described in Section 6(c) and (iii) the Subscriber shall have no duty of confidentiality or duty not to trade in the securities of the Company as set forth in this Section 6(g) to the Company after the issuance of the initial press release as described in Section 6(c).  Notwithstanding the foregoing, in the case that the Subscriber is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Subscriber’s assets, the covenant set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscriber Shares covered by this Subscription Agreement.

(h) Subscriber Undertaking. The Company may request from the Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of the Subscriber to acquire the Subscriber Shares, and the Subscriber shall promptly provide such information to the Company upon such request, and provided that the Company agrees to keep confidential any such information provided by the Subscriber.

(i) No Short Sales. The Subscriber hereby agrees that, from the date of this Subscription Agreement until the Closing, neither Subscriber nor any person or entity acting on behalf of Subscriber or pursuant to any understanding with Subscriber will engage in any Short Sales with respect to securities of the Company. For purposes of this Section 6(i), “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, (A) nothing herein shall prohibit other entities under common management with Subscriber that have no knowledge of this Subscription Agreement or of Subscriber’s participation in the Transaction (including Subscriber’s controlled

Annex F-10

affiliates and/or affiliates) from entering into any Short Sales and (B) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscriber Shares.

7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of: (a) the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement; (b) such date and time as the Transaction Agreement is terminated in accordance with its terms; or (c) written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the “Agreement End Date” as defined in the Transaction Agreement, as it may be amended by the Company and the Target pursuant to the Transaction Agreement; provided that (i) nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and (ii) each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify the Subscriber of the termination of the Transaction Agreement promptly after the termination of such agreement and the provisions of this Section 7 and Sections 9 and 10 will survive any termination of this Subscription Agreement and continue indefinitely.

8. Registration Rights.

(a) The Company agrees that, within thirty (30) days after the Closing Date (the “Filing Date”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Subscriber Shares (the initial registration statement and any other registration statement that may be filed by the Company under this Section 8, the “Registration Statement”), and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 60th calendar day (or 90th calendar day if the Commission notifies the Company that it will “review” the Registration Statement) following the Transaction Closing and (ii) the second (2nd) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company agrees that the Company will cause such Registration Statement or another registration statement (which may be a “shelf” registration statement) to remain effective until the earlier of (i) two (2) years from the date of effectiveness of the initial Registration Statement, (ii) the date on which the Subscriber ceases to hold the Subscriber Shares covered by such Registration Statement, or (iii) the first date on which the Subscriber can sell all of its Subscriber Shares under Rule 144 of the Securities Act without restriction, including any volume or manner of sale restrictions and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Subscriber Shares to the Company upon request to assist the Company in making the determination described above. The Company’s obligations to include the Subscriber Shares in the Registration Statement are contingent upon the Subscriber furnishing in writing to the Company such information regarding the Subscriber, the securities of the Company held by the Subscriber and the intended method of disposition of the Subscriber Shares as shall be reasonably requested by the Company to effect the registration of the Subscriber Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subscriber Shares. Any failure by the Company to file the Registration Statement by the Filing Date or for the Registration Statement to be declared effective by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 8. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless requested by the Commission; provided, that if the Commission requests the Subscriber be identified as a statutory underwriter in the Registration Statement, the Subscriber will have the option, in its sole and absolute discretion, to either (i) have an opportunity to withdraw from the Registration Statement, in which case the Company’s obligation to register the Subscriber Shares will be deemed satisfied, or (ii) be included as such in the Registration Statement. For purposes of this Section 8, “Subscriber Shares” shall mean, as of any date of determination, the Subscriber Shares and any

Annex F-11

other equity security of the Company issued or issuable with respect to the Subscriber Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise.

(b) In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration, qualification, exemption and compliance. At its expense, the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions;

(ii) advise Subscriber within five (5) business days:

(A) of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Subscriber Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(C) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Subscriber of such events listed above, provide Subscriber with any material, nonpublic information regarding the Company other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the Company;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Subscriber Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Subscriber Shares to be listed on each securities exchange or market, if any, on which the Common Stock has been listed; and

(vi) use its commercially reasonable efforts (A) to take all other steps necessary to effect the registration of the Subscriber Shares contemplated hereby and (B) for so long as the Subscriber holds Subscriber Shares, to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Subscriber Shares under Rule 144.

Annex F-12

(c) The Company may delay filing or suspend the use of any such registration statement (x) if it determines, upon advice of legal counsel, that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, (y) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year, or (z) if the Company’s Board of Directors, upon advice of legal counsel, reasonably believes that such filing or use could materially affect a bona fide business or financing transaction of the Company or would require premature disclosure of information that could materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay filing or suspend use of any registration statement on more than two occasions or for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case in any 12-month period. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that it will (i) immediately discontinue offers and sales of the Subscriber Shares under the Registration Statement until the Subscriber receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law. If so directed by the Company, the Subscriber will deliver to the Company or, in Subscriber’s sole discretion, destroy all copies of the prospectus covering the Subscriber Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Subscriber Shares shall not apply to (i) the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up. During any periods that a Registration Statement registering the resale of the Subscriber Shares is effective or when the Subscriber Shares may be sold pursuant to Rule 144 under the Securities Act or may be sold without restriction under Rule 144, the Company shall, at its expense, cause the Company’s transfer agent to remove any restrictive legends on any Subscriber Shares sold by the Subscriber within two (2) business days of the date that such Subscriber Shares are sold and the Subscriber notifies the Company of such sale (and prior to removal the Subscriber provides the Company with any customary representations in connection therewith).

(d) From and after the Closing, the Company shall indemnify, defend and hold harmless the Subscriber (to the extent a seller under the Registration Statement), and the officers, employees, affiliates, directors, partners, members, attorneys and agents of the Subscriber, and each person, if any, who controls the Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (the Subscriber and each of the foregoing, a “Subscriber Indemnified Party”), from and against any losses, judgments, claims, damages, liabilities or reasonable costs or expenses (including reasonable attorneys’ fees) (collectively, “Losses”), that arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements or omissions are based upon information furnished in writing to the Company by a Subscriber Indemnified Party expressly for use therein. Notwithstanding the foregoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) From and after the Closing, the Subscriber shall, severally and not jointly with any Other Subscriber, indemnify, defend and hold harmless the Company, and the officers, employees, affiliates, directors, partners, members, attorneys and agents of the Company, and each person, if any, who controls the Company (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), from and against any Losses, that arise out of or are based upon any untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement

Annex F-13

thereto or in any preliminary prospectus, or arising out of or relating to any omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent that such untrue statements or omissions are based upon information furnished in writing to the Company by a Subscriber Indemnified Party expressly for use therein. In no event shall the liability of the Subscriber be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscriber Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, the Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Subscriber (which consent shall not be unreasonably withheld, delayed or conditioned).

(f) If the indemnification provided under this Section 8 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 8 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 8(f) from any person who was not guilty of such fraudulent misrepresentation. Each indemnifying party’s obligation to make a contribution pursuant to this Section 8(f) shall be individual, not joint, and in no event shall the liability of the Subscriber under this Section 8(f) be greater in amount than the dollar amount of the net proceeds received by the Subscriber upon the sale of the Subscriber Shares giving rise to such indemnification obligation.

(g) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(h) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Subscriber Shares purchased pursuant to this Subscription Agreement.

9. Trust Account Waiver. The Subscriber hereby represents and warrants that it has read the SPAC Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public stockholders (the “Public Stockholders”), and that, except as otherwise described in the SPAC Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of the Company’s initial business combination (as such term is used in the SPAC Prospectus) (the “Business Combination”) or in connection with an extension of its deadline

Annex F-14

to consummate a Business Combination, (b) to the Public Stockholders if the Company fails to consummate a Business Combination within 24 months after the closing of the IPO (as such date may be extended by amendment to the Company’s organizational documents), (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses, or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Subscriber hereby agrees that notwithstanding anything to the contrary contained in this Subscription Agreement, Subscriber does not now and shall not at any time hereafter have, and waives any and all right, title and interest, or any claims of any kind it has or may have in the future as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, in or to any monies held in the Trust Account (or any distributions therefrom directly or indirectly to Public Stockholders (“Public Distributions”)), and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account or Public Distributions as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. To the extent the Subscriber commences any action or proceeding based upon, in connection with, as a result of or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Subscriber Shares, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, the Subscriber hereby acknowledges and agrees that the Subscriber’s sole remedy shall be against funds held outside of the Trust Account (other than Public Distributions) and that such claim shall not permit the Subscriber (or any person claiming on its behalf or in lieu of any of it) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. Notwithstanding anything else in this Section 9 to the contrary, nothing herein shall (x) serve to limit or prohibit the Subscriber’s right to pursue a claim against Company for legal relief against assets held outside the Trust Account, (y) serve to limit or prohibit any claims that the Subscriber may have in the future against Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account to the Company (excluding, for the avoidance of doubt, funds released to redeeming stockholders of the Company) and any assets that have been purchased or acquired with any such funds), or (z) be deemed to limit the Subscriber’s right, title, interest or claim to the Trust Account by virtue of the Subscriber’s record or beneficial ownership of Common Stock acquired by any means other than pursuant to this Subscription Agreement, including to any redemption right with respect to any such securities of the Company. For purposes of this Subscription Agreement, “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives.

10. Miscellaneous.

(a) Transferability. Neither this Subscription Agreement nor any rights that may accrue to the Subscriber hereunder (other than the Subscriber Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned by the Subscriber without the prior written consent of the Company, and any purported transfer or assignment without such consent shall be null and void ab initio. Notwithstanding the foregoing, prior to the Closing the Subscriber may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Subscriber, or to any fund or account managed by the same investment manager as Subscriber, that is an Accredited Investor and an Institutional Account, so long as the Subscriber provides the Company with at least five (5) business days’ prior written notice of such assignment and a completed Investor Questionnaire duly executed by such assignee; provided, further that (i) such assignee will be deemed to have made to the Company each of the representations, warranties and covenants of the Subscriber set forth in Section 5 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Subscriber will relieve the Subscriber of its obligations under this Subscription Agreement, and the Subscriber will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.

(b) Company Reliance. The Subscriber acknowledges that the Company, the Placement Agents, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Subscriber contained in this Subscription Agreement, provided, however, that the Closing may only be enforced against the Subscriber by the Company and/or the Target. Prior to the Closing, the Subscriber agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in any material respect. The Company is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

Annex F-15

(c) Survival. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until the expiration of any applicable statute of limitations.

(d) Amendments and Waivers. This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by the party against whom enforcement of such amendment, modification or waiver is sought. Section 4, Section 5, this Section 10(d), Section 10(o) and Section 11 may not be amended, modified, terminated or waived in any manner that is material and adverse to the Placement Agents without the written consent of the Placement Agents.

(e) Entire Agreement. This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Subscriber in connection with the Offering).

(f) Successors and Assigns. This Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(g) Severability. If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h) Counterparts. This Subscription Agreement may be executed in one or more counterparts (including by facsimile, electronic mail or in .pdf (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to equitable relief, including an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Each party hereto further agrees that none of the parties hereto, the Placement Agents or the Target shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10(i), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(j) GOVERNING LAW AND JURY TRIAL. THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Venue. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if there is no federal jurisdiction, in the state courts sitting in New York County in the State of New York (the “Chosen Court”) for any actions, suits or proceedings arising out of or relating to this Subscription Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suit or proceeding relating thereto except

Annex F-16

in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Subscription Agreement or the transactions contemplated hereby, in the Chosen Court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. To the extent it has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Subscriber hereby irrevocably waives such immunity in respect of its obligations with respect to this Subscription Agreement.

(l) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by facsimile or email, with affirmative confirmation of receipt, (iii) one (1) business day after being sent, if sent by reputable, internationally recognized overnight courier service or (iv) three (3) business days after being mailed, if sent by registered or certified mail, prepaid and return receipt requested, in each case to the applicable party at the addresses set forth on the applicable signature pages hereto.

(m) Headings and Certain Defined Terms. The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement, and references to any Section or Subsection shall refer to the numbered and lettered Sections and Subsections of this Subscription Agreement. As used in this Subscription Agreement, the term: (x) “business day” shall mean any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise). For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Sponsor.

(n) Further Assurances. At Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties may reasonably deem practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

(o) Third Party Beneficiaries. The parties hereto agree that (a) the Placement Agents are express third-party beneficiaries of the representations, warranties and covenants of the Company contained in Section 4, the representations, warranties and convents of the Subscriber contained in Section 5, and their express rights set forth in Section 10(d) and this Section 10(o), and (b) Target is an express third-party beneficiary of the representations, warranties and covenants contained in this Subscription Agreement. The parties hereto acknowledge and agree that Target shall be entitled to specifically enforce the Subscriber’s obligations to fund the Subscriber Payment and the provisions of this Subscription Agreement of which Target is an express third-party beneficiary on the terms and subject to the conditions set forth in this Subscription Agreement. Except for the foregoing, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns.

Annex F-17

11. Non-Reliance and Exculpation. The Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties contained in this Subscription Agreement in making its investment or decision to invest in the Company. The Subscriber agrees that neither (i) any Other Subscriber pursuant to the Other Subscription Agreements (including the controlling persons, members, officers, directors, partners, agents, or employees of any such Other Subscriber) nor (ii) the Placement Agents, their respective affiliates or any of their or their affiliates’ respective control persons, officers, directors or employees, shall be liable to the Subscriber pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscriber Shares.

12. Several and not Joint. The obligations of the Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and the Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under any Other Subscription Agreement. Nothing contained herein or in any Other Subscription Agreement and no action taken by no action taken by Subscriber or any Other Subscriber pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers are in any way acting in concert or as a “group” (within the meaning of Section 13(d) of the Exchange Act) with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of the Subscriber in connection with monitoring its investment in the Subscriber Shares or enforcing its rights under this Subscription Agreement.

{SIGNATURE PAGES FOLLOW}

Annex F-18

IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CF ACQUISITION CORP. VI
By:
Name:
Title:

Address for Notice:

CF Acquisition Corp. VI
110 East 59th Street
New York, New York 10022
Email: XXXXXX
Attention: Chief Executive Officer

Copy to:

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: XXXXXX

and

Cantor Fitzgerald & Co.
110 East 59th Street
New York, New York 10022
Email: XXXXXX
Attention: Stephen Merkel, General Counsel

{Signature Page to Subscription Agreement by and between CF Acquisition Corp. VI and the Subscriber party thereto (Project Liberty)}

Annex F-19

{SUBSCRIBER SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Subscriber:______________________________________________________________________

Signature of Authorized Signatory of Subscriber:__________________________________________________

Name of Authorized Signatory:________________________________________________________________

Title of Authorized Signatory:_________________________________________________________________

Address for Notice to Subscriber:______________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________

Attention:__________________________________________________________________________

Email:_____________________________________________________________________________

Facsimile No.:_______________________________________________________________________

Telephone No.:______________________________________________________________________

Address for Delivery of Subscriber Shares to Subscriber (if not same as address for notice):

__________________________________________________________________________________

__________________________________________________________________________________

__________________________________________________________________________________

Subscription Amount: $_____________________________________________________________________

Number of Subscriber Shares: _______________________________________________________________

EIN Number: ______________________________________________________________________________

Jurisdiction of Organization of Subscriber (country and/or state):_____________________________________

Name of Account Nominee (if different than Name of Subscriber): ____________________________________

{Signature Page to Subscription Agreement by and between CF Acquisition Corp. VI and the Subscriber party thereto (Project Liberty)}

Annex F-20

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings given in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “Institutional Account” as such term is defined in FINRA Rule 4512(c).

The undersigned represents and warrants that the undersigned is an “accredited investor” as such term is defined in Rule 501(a) (1), (2), (3), (7) or (9) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

_______    (i)      A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

_______    (ii)     A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

_______    (iii)   An investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the Commission under the section 203(l) or (m) of the Investment Advisers Act;

_______    (iv)    An insurance company as defined in section 2(13) of the Exchange Act;

_______    (v)     An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that Act;

_______    (vi)    A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

_______    (vii)   A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_______    (viii) An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______    (ix)    A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

_______    (x)     An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the securities, with total assets in excess of $5,000,000;

_______    (xi)    A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

_______    (xii)   An entity in which all of the equity owners are “accredited investors”;

_______    (xiii) An entity, of a type not listed in any of the foregoing paragraphs, not formed for the specific purpose of acquiring the securities and owning investments in excess of $5,000,000; and/or

_______    (xiv)  The Subscriber does not qualify under any of the investor categories set forth in (i) through (xiii) above.

Annex F-21

2.1 Type of the Subscriber. Indicate the form of entity of the Subscriber:

☐	Limited Partnership	☐	Corporation
☐	General Partnership	☐	Revocable Trust
☐	Other Type of Trust (indicate type): ________________________________
☐	Limited Liability Company (if so, indicate whether it is treated as a corporation or a partnership for tax purposes): __________________________
☐	Other (indicate form of organization): ________________________________

Subscriber:

Subscriber Name:_________________________

By:
Signatory Name:
Signatory Title:

Annex F-22

Annex G

Execution Version

SHAREHOLDER SUPPORT AGREEMENT

by and among

CF ACQUISITION CORP. VI,

RUMBLE INC.

and certain

SHAREHOLDERS OF RUMBLE INC.

Dated as of December 1, 2021

Annex G-1

SHAREHOLDER SUPPORT AGREEMENT

This SHAREHOLDER SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2021 by and among the persons identified on Schedule I hereto (each, a “Shareholder” and collectively the “Shareholders”), CF Acquisition Corp. VI, a Delaware corporation (“SPAC”), and Rumble Inc., an Ontario corporation (the “Company”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement between SPAC and the Company, dated as of December 1, 2021 (as amended from time to time, the “BCA”).

WHEREAS, each Shareholder owns the number and class(es) of shares in the capital of the Company as set forth next to the name of such Shareholder on Schedule I (such Company Shares, together with all other securities of the Company that such Shareholder purchases or otherwise acquires beneficial or record ownership of or becomes entitled to vote during the Restricted Period (as defined below), including pursuant to the Narya Investment, by reason of any stock split, equity security dividend, distribution, reclassification, recapitalization, conversion or other transaction, or pursuant to the vesting of restricted stock units or the exercise of options or warrants to purchase such shares of stock or other equity securities or other rights, the “Shareholder Shares”);

WHEREAS, the Board of Directors of the Company has approved this Agreement and the execution, delivery and performance thereof by the parties hereto;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC and the Company are entering into the BCA, pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby, by means of an Arrangement pursuant to the OBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) each Company Class A Preferred Share that is issued and outstanding immediately prior to the Arrangement Effective Time shall automatically be exchanged for one newly issued Company Class A Common Share; (b) the Company Electing Shareholders will exchange their respective Company Common Shares for ExchangeCo Exchangeable Shares (and, pursuant to a separate subscription, will subscribe for a corresponding number of shares of SPAC Class C Common Stock for nominal value); (c) the Key Individual will subscribe and pay for shares of SPAC Class D Common Stock pursuant to the Key Individual Subscription Agreement, and (d) the Company Non-Electing Shareholders will exchange their respective Company Shares for shares of SPAC Class A Common Stock (together with the other exchanges and subscriptions described in clauses (a), (b) and (c), the “Share Exchanges”); and (d) the Company Options shall be exchanged for Exchanged Company Options and the Company Warrant shall be exchanged for shares of SPAC Class A Common Stock;

WHEREAS, obtaining the Company Required Approval is a condition precedent to the consummation of the Closing; and

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into the BCA, SPAC has required certain Company Shareholders to enter into this Agreement and the Lock-Up Agreement with the Company and SPAC entered into concurrently herewith (the “Lock-Up Agreement”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

Section 1 Covenants of the Shareholders.

(a) During the period beginning on the date of this Agreement and ending on the earlier of (x) the Closing or (y) the date on which the BCA is validly terminated in accordance with its terms (such period, the “Restricted Period”), each Shareholder, severally and not jointly, hereby agrees that:

(i) (A) at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the Company Shareholders, however called, and in any action by written consent of the Company Shareholders, at which the BCA and other related agreements (or any amended version thereof) or such other related actions, are submitted for the consideration of the Company Shareholders, to vote, or to cause the voting of, the Shareholder Shares (to the extent they carry the right to vote) in favor of the Company Arrangement Resolution and to execute and deliver any written consents with respect to the Shareholder Shares approving any matter in connection with the Arrangement (including the Share

Annex G-2

Exchanges) and the matters contemplated by the BCA and the Ancillary Agreements promptly, but in no event later than five (5) Business Days after the registration statement filed with the SEC on Form S-4 is declared effective; and

(ii) (A) at each such meeting, and at any adjournment or postponement thereof, and in any such action by written consent, to vote, or to cause the voting of, the Shareholder Shares (to the extent they carry the right to vote) against (other than pursuant to, or in furtherance of, the Arrangement (including the Share Exchanges) and the other Transactions): (1) any action, proposal, transaction or agreement that is intended or that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, prevent or delay the consummation of, or otherwise adversely affect, the Arrangement (including the Share Exchanges) or any of the other Transactions, the BCA or any of the other agreements related to the Arrangement (including the Ancillary Agreements to which the Company or any of its Subsidiaries is a party) including: (aa) any extraordinary corporate transaction, such as an exchange, consolidation or other business combination involving the Company or any of its Subsidiaries (other than Arrangement (including the Share Exchanges) or any of the other Transactions); (bb) a sale, lease or transfer of any material asset of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries (other than the Arrangement (including the Share Exchanges) or any of the other Transactions); (cc) an election of new members to the Company Board, other than nominees to the Company Board approved in writing by SPAC; (dd) any change in the present capitalization or dividend policy of the Company or any of its Subsidiaries or any amendment or other change to the constating documents or the other organizational documents of any Subsidiary of the Company (other than as expressly contemplated in or permitted by the BCA or the Ancillary Agreements), except if approved in writing by SPAC; (ee) any other change in the corporate structure (other than the Arrangement (including the Share Exchanges) or any of the other Transactions) or business of the Company or any of its Subsidiaries, except if approved in writing by SPAC; or (ff) the execution of any convertible debt or equity agreements, subscription agreements or other similar agreements with respect to equity or other securities in the Company or any of its Subsidiaries (other than the Arrangement (including the Share Exchanges) or any of the other Transactions); (2) any Acquisition Proposal or Alternative Transaction; (3) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach of any covenant, agreement, representation or warranty of the Company contained in the BCA or of such Shareholder contained in this Agreement; (4) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Closing set forth in Article VIII of the BCA not being fulfilled; (5) any action that would preclude SPAC from filing with the SEC a registration statement on Form S-4 as contemplated by the BCA; and (6) any action that would preclude SPAC from filing with the SEC the Proxy Statement as contemplated by the BCA; and (B) not to approve or otherwise consent to any matter referred to in any of sub-clauses (1) through (6) of the preceding clause (A) by written consent.

(b) During the Restricted Period, each Shareholder shall not, and shall cause such Shareholder’s Affiliates (as defined below) not to, directly or indirectly, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any Subsidiary of the Company to any Person relating to, an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of the Company or any Subsidiary of the Company in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into, or encourage the Company or any Subsidiary of the Company to enter into, any acquisition agreement, merger agreement, amalgamation agreement, plan of arrangement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state or province in connection with an Acquisition Proposal, Alternative Transaction or otherwise, (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction, or (v) take any action which would reasonably be expected to impede, prevent or materially delay the approval of the Arrangement, including bringing, or threatening to bring, any suit or proceeding for the purpose of stopping, preventing, impeding or delaying the Plan of Arrangement, including exercising any rights to appear before a proceeding related to the Arrangement in a manner that is not supportive of the approval of the Arrangement.

Annex G-3

(c) Each Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived, any rights to seek appraisal, rights of dissent or any similar rights in connection with the BCA, the Arrangement (including the Share Exchanges) and the other Transactions, to the extent same are available under applicable Law, that such Shareholder may have with respect to the Shareholder Shares owned beneficially or of record by such Shareholder.

(d) Subject to and conditioned upon the Closing, each Shareholder hereby agrees: (i) to the extent such right is available to such Shareholder, that the right of first offer set forth in Section 4.1 of the Investor Rights Agreement dated May 14, 2021, as amended on October 25, 2021, by and among the Company and the Shareholders party thereto (the “Investor Rights Agreement”) is hereby irrevocably waived and (ii) that each of the following to which such Shareholder is a party shall terminate (provided that all Terminating Rights (as defined below) between the Company or any of its Subsidiaries and any other holder of Company Shares shall also terminate at such time), effective immediately prior to the Closing: (A) the Investor Rights Agreement, other than Section 2.11 (“Market Stand Off” Agreement); (B) the Right of First Offer and Co-Sale Agreement dated May 14, 2021 by and among the Company and the Shareholders party thereto (the “ROFO and Co-Sale Agreement”); (C) the Voting Agreement dated May 14, 2021, as amended on October 25, 2021, by and among the Company and the Shareholders party thereto (the “Voting Agreement”); (D) the Side Letter(s); (E) any subscription or other purchase agreements relating to Company Shares; and (F) if applicable to any Shareholder, any rights under any agreement providing for redemption rights, put rights, purchase rights or other similar rights not generally available to Company Shareholders (the “Terminating Rights”) between Shareholder and the Company, but excluding, for the avoidance of doubt, any rights relating to any commercial agreements, non-disclosure agreements, employment agreements, offer letters, consulting agreements, indemnification agreements, invention assignment agreements or any other agreements providing the Company rights in intellectual property by and between such Shareholder or its Affiliates and the Company or any Subsidiary of the Company, which shall survive in accordance with their terms (collectively, “Surviving Rights”).

(e) Each Shareholder hereby agrees that he, she or it shall, from time to time, (i) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the BCA, in substantially the form previously provided to the Shareholder as of the date of this Agreement, (ii) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments (including to amend the constating documents of the Company) necessary to effect the Arrangement and the other Transactions and (iii) use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing all things, in each case, as another party hereto may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the BCA (in substantially the form previously provided to the Shareholder as of the date of this Agreement), including the Share Exchanges and the Arrangement.

Section 2 Irrevocable Proxy. Each Shareholder hereby revokes any proxies that such Shareholder has heretofore granted with respect to his, her or its Shareholder Shares, hereby irrevocably constitutes and appoints the Company as attorney-in-fact and proxy for the purposes of complying with the obligations hereunder for and on such Shareholder’s behalf, for and in such Shareholder’s name, place and stead, in the event that such Shareholder fails to comply in any material respect with his, her or its obligations hereunder in a timely manner, to vote the Shareholder Shares of such Shareholder and grant all written consents thereto in each case in accordance with the provisions of Section 1(a)(i) and (ii), and to represent and otherwise act for such Shareholder in the same manner and with the same effect as if such Shareholder were personally present at any meeting held for the purpose of voting on the foregoing. The foregoing proxy is coupled with an interest, is irrevocable (and, with respect to any Shareholder that is an individual, as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Shareholder) until the end of the Restricted Period and shall not be terminated by operation of Law or upon the occurrence of any other event other than following a termination of this Agreement pursuant to Section 6.13. Each Shareholder authorizes such attorney-in-fact and proxy to substitute any other Person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Company. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2 is given in connection with the execution by the Company of the BCA and that such irrevocable proxy is given to secure the obligations of such Shareholder under Section 1. The irrevocable proxy set forth in this Section 2 is executed and intended to be irrevocable. Each Shareholder agrees not to grant any proxy that conflicts or is inconsistent with the proxy granted to the Company in this Agreement.

Annex G-4

Section 3 Representations and Warranties of the Shareholders. Each Shareholder represents and warrants to SPAC, severally and not jointly, as follows (except with respect to Section 3.4, which is made solely by the Key Individual):

3.1 Authorization. If such Shareholder is an individual, such Shareholder has all requisite capacity to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. If such Shareholder is not an individual, (a) such Shareholder is a corporation, partnership, limited liability company, trust or other entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of its jurisdiction of incorporation or organization, (b) such Shareholder has all requisite power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, and (c) the execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder and no other proceedings on the part of any such Shareholder or such Shareholder’s equityholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the execution of this Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due execution and delivery by SPAC and the Company, constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Authority before which any Action seeking enforcement may be brought.

3.2. Consents and Approvals; No Violations.

(a) The execution, delivery and performance of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, Governmental Order, consent or approval of, or other action by or in respect of, any Governmental Authority, Nasdaq or the NYSE on the part of such Shareholder.

(b) The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement do not and will not (i) conflict with or violate any provision of the organizational documents of such Shareholder if such Shareholder is not an individual, (ii) conflict with or violate, in any respect, any Law applicable to such Shareholder or by which any property or asset of such Shareholder is bound, (iii) require any consent or notice, or result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which any of such Shareholder’s properties or assets are bound or any Governmental Order or Law applicable to such Shareholder or such Shareholder’s properties or assets, or (iv) result in the creation of a Lien on any property or asset of such Shareholder, except in the case of clauses (ii) through (iv) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of such Shareholder to timely perform its obligations hereunder or consummate the transactions contemplated hereby. If such Shareholder is a married individual and is subject to community property laws, such Shareholder’s spouse has consented to this Agreement and the transactions contemplated by this Agreement by having executed a spousal consent in the form attached hereto as Exhibit A.

3.3 Ownership of Shareholder Shares. Such Shareholder (a) as of the date hereof, is the sole record and beneficial owner of all of the Shareholder Shares, Company Options and/or the Company Warrant listed next to the name of such Shareholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Company Governing Documents, the IRA, the ROFO Agreement, the Voting Agreement or any Side Letters), (b) as of the date hereof, has the sole voting power with respect to such Shareholder Shares and (c) has not entered into any voting agreement (other than this Agreement and the Voting Agreement) with or granted any Person any proxy (revocable or irrevocable) with respect to such Shareholder Shares (other than

Annex G-5

this Agreement). As of the date hereof, except as set forth on Schedule I, neither such Shareholder nor, to the knowledge of such Shareholder, any Family Member (as defined below) of such Shareholder nor any of the Affiliates of such Shareholder or of such Family Member of such Shareholder (or any trusts for the benefit of any of the foregoing) owns, of record or beneficially, or has the right to acquire any securities of the Company. As of the time of any meeting of the Company Shareholders referred to in Section 1(a)(i) and with respect to any written consent of the Company Shareholders referred to in clause (B) of each of Section 1(a)(i) or (ii), such Shareholder or such Shareholder’s Permitted Transferee (as defined hereinafter) will be the sole record and beneficial owner of all of the Shareholder Shares listed next to the name of such Shareholder on Schedule I, free and clear of all Liens (other than Liens arising under applicable securities Laws or under the Company Governing Documents, the IRA, the ROFO Agreement, the Voting Agreement or any Side Letters), except with respect to any Shareholder Shares transferred pursuant to a Permitted Transfer (as defined hereinafter). As used in this Agreement, the term “Family Member” means, with respect to each Shareholder, (i) any spouse, parent, grandparent or natural or adopted sibling, child or grandchild of such Shareholder, together with the current spouse of each such individual and (ii) any corporation, trust, limited liability company, partnership, charitable foundation or organization or other entity directly or indirectly controlled by, and substantially all of whose equity or membership interests are owned by, or whose sole beneficiaries are, directly or indirectly, any of the individuals referenced in the preceding clause (i).

3.4 Key Individual Rep: Contracts with the Company. Except for (a) the Contracts described in Section 1(d), (b) any Contract listed in Section 3.5(a)(vii) or 3.19 of the Company Disclosure Letter (which, for the avoidance of doubt, includes all Key Shareholder Contracts described in Section 1(d), including any Contracts relating to Surviving Rights) and (c) any agreement pursuant to which such Shareholder purchased or received any Shareholder Shares, Company Options or the Company Warrant which was shared with SPAC in the Company’s virtual data room for the Transactions, neither such Shareholder nor any Family Member of such Shareholder (if such Shareholder is an individual) nor any of the Affiliates of such Shareholder or of such family member of such Shareholder is a party to any Contract with the Company and/or any of its Subsidiaries.

3.5 Independent Advice. Such Shareholder has received a copy of and has reviewed the BCA, the Lock-Up Agreement and the other documentation relating to the Arrangement (including the Share Exchanges) and the other Transactions (including any other Ancillary Agreements to which the Company or any of its Subsidiaries is a party) and has had an opportunity to discuss such agreements and this Agreement with legal, financial and tax advisors of his, her or its own choosing, and has had the opportunity to review such information regarding the Company as such Shareholder deems relevant or appropriate.

Section 4 No Transfers.

(a) Each Shareholder hereby agrees not to, during the Restricted Period, Transfer (as defined below), or cause to be Transferred, any Shareholder Shares or Company Options owned of record or beneficially by such Shareholder, or any voting rights with respect thereto (“Subject Securities”), or enter into any Contract with respect to conducting any such Transfer; provided, however, that (i) the exercise of Company Options or the Company Warrant by such Shareholder, or (ii) the Transfer of any Shareholder Shares pursuant to the Company Warrant by any Shareholder to the holder of the Company Warrant, in each case, shall not constitute a Transfer. Each Shareholder hereby authorizes SPAC to direct the Company to impose stop, transfer or similar orders to prevent the Transfer of any Subject Securities on the books of the Company in violation of this Agreement. Any Transfer or attempted Transfer of any Subject Securities in violation of any provision of this Agreement shall be void ab initio and of no force or effect.

(b) “Transfer” means (i) any direct or indirect sale, tender pursuant to a tender or exchange offer, assignment, encumbrance, disposition, pledge, hypothecation, gift or other transfer (by operation of law or otherwise), either voluntary or involuntary, of any capital stock, options or warrants or any interest (including any beneficial ownership interest) in any capital stock, options or warrants (including the right or power to vote any capital stock) or (ii) in respect of any capital stock, options or warrants or interest (including any beneficial ownership interest) in any capital stock, options or warrants to directly or indirectly enter into any swap, derivative or other agreement, transaction or series of transactions, in each case referred to in this clause (ii) that has an exercise or conversion privilege or a settlement or payment mechanism determined with reference to, or derived from the value of, such capital stock, options or warrants and that hedges or transfers, in whole or in part, directly or indirectly, the economic consequences of such capital stock, options or warrants or interest (including any beneficial

Annex G-6

ownership interest) in capital stock, options or warrants whether any such transaction, swap, derivative or series of transactions is to be settled by delivery of securities, in cash or otherwise. A “Transfer” shall not include the transfer of Subject Securities by a Shareholder to such Shareholder’s estate, such Shareholder’s immediate family, to a trust for the benefit of such Shareholder’s family, upon the death of such Shareholder or to an Affiliate of such Shareholder (each such transferee a “Permitted Transferee” and each such transfer, a “Permitted Transfer”). As a condition to any Permitted Transfer, the applicable Permitted Transferee shall be required to become a party to this Agreement and the Lock-Up Agreement by signing a joinder agreement hereto and thereto in form and substance reasonably satisfactory to SPAC (each a “Joinder”). References to “the parties hereto” and similar references shall be deemed to include any later party signing a Joinder.

(c) Each Shareholder hereby agrees not to, and not to permit any Person under such Shareholder’s control to deposit any of such Shareholder’s Shareholder Shares in a voting trust or subject any of the Shareholder Shares owned beneficially or of record by such Shareholder to any arrangement with respect to the voting of such Shareholder Shares other than agreements entered into with SPAC.

Section 5 Waiver and Release of Claims. Each Shareholder covenants and agrees, severally with respect to such Shareholder only and not with respect to any other Shareholder, as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in paragraph (c) below), each Shareholder, on behalf of such Shareholder and his, her or its Affiliates and his, her or its respective successors, assigns, representatives, administrators, executors and agents, and any other person or entity claiming by, through, or under any of the foregoing (provided, for the avoidance of doubt, that none of the Company or any of its Subsidiaries shall be deemed to release, waive or discharge any of the following Persons), does hereby unconditionally and irrevocably release, waive and forever discharge each of the Company and its Subsidiaries, and each of their respective predecessors, successors, assigns, Subsidiaries and Affiliates, and each of the respective past and present directors, officers, employees and agents of the foregoing, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”) arising out of or relating to the Shareholder’s capacity as a current or former shareholder or holder of options, warrants or other equity securities of the Company. Notwithstanding the foregoing, the phrase “arising out of or relating to the Shareholder’s capacity as a current or former shareholder or holder of options, warrants or other equity securities of the Company” in the immediately preceding sentence shall be disregarded in the case of the release given by the Key Individual pursuant to this Section 5.

(b) Each Shareholder acknowledges that he, she or it may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of this Agreement, and that he, she or it may hereafter come to have a different understanding of the law that may apply to potential claims which he, she or it is releasing hereunder, but he, she or it affirms that, except as is otherwise specifically provided herein, it is his, her or its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, each of the Shareholders acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of law. Each Shareholder knowingly and voluntarily waives and releases any and all rights and benefits arising out of or relating to such Shareholder’s capacity as a holder of equity securities of the Company that he, she or it may now have, or in the future may have, under Section 1542 of the California Civil Code (or any analogous Law of any other jurisdiction), which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Notwithstanding the foregoing, the phrase “arising out of or relating to such Shareholder’s capacity as a holder of equity securities of the Company” in the immediately preceding sentence shall be disregarded in the case of the release given by the Key Individual pursuant to this Section 5.

Annex G-7

Each Shareholder understands that Section 1542, or a comparable Law of another jurisdiction, gives such Shareholder the right not to release existing claims of which the Shareholder is not aware, unless the Shareholder voluntarily chooses to waive this right. Having been so apprised, each Shareholder nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable Law, and elects to assume all risks for claims that exist, existed or may hereafter exist in its favor, known or unknown, suspected or unsuspected, arising out of or related to claims or other matters purported to be released pursuant to this Section 5, in each case, effective at the Closing. Each Shareholder acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 5 and that, without such waiver, SPAC would not have agreed to the terms of this Agreement.

(c) Notwithstanding the foregoing provisions of this Section 5 or anything to the contrary set forth herein, no Shareholder or any of his, her or its Family Members or Affiliates releases or discharges, and each Shareholder (for himself, herself or itself and on behalf of his, her or its Family Members and Affiliates) expressly does not release or discharge, any Claims: (i) that arise under or are based upon the terms of the BCA, this Agreement or any of the other Ancillary Agreements, any Letter of Transmittal or any other document, certificate or Contract executed or delivered in connection with the BCA, the Arrangement (including the Share Exchanges) or the other Transactions; (ii) for indemnification, contribution, set-off, reimbursement or similar rights pursuant to any certificate of incorporation, indemnification agreement, shareholders agreement or equivalent document of the Company or any of its Subsidiaries with respect to such Shareholder, or any of his, her or its Affiliates or their respective designated members of the board of directors of the Company or any of its Subsidiaries, in each case, solely to the extent contemplated by Section 6.7 of the BCA; (iii) for compensation or benefits payable to such Shareholder in his, her or its capacity as an officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries that are (x) in the Ordinary Course or (y) otherwise on arms’ length terms and approved by the Company Board or any committee thereof; (iv) for obligations pursuant to, or other rights set forth in, any employment or similar agreement (to the extent such agreement is an Ancillary Agreement or disclosed in the Company Disclosure Letter) between such Shareholder, on the one hand, and the Company or any Subsidiary of the Company, on the other hand, together with any other agreements, documents, instruments or certificates contemplated by the foregoing, as well as any other employment-related rights that such Shareholder has by Contract or pursuant to applicable Law or (v) that arise under or are based upon any of the Surviving Rights.

(d) Notwithstanding the foregoing provisions of this Section 5, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto.

Section 6 General.

6.1. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

If to SPAC (prior to Closing):

CF Acquisition Corp. VI

110 East 59th Street

New York, NY 10022

Attention: Chief Executive Officer

Email: XXXXXX

with a copy to (which shall not constitute notice):

Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, NY 10004
Email: XXXXXX and XXXXXX

Attention: Ken Lefkowitz and Michael Traube

Annex G-8

if to the Company or, after Closing, SPAC:

Rumble Inc.

218 Adelaide Street West, Suite 400

Toronto, Ontario M5H 1W7

Email: XXXXXX and XXXXXX

Attention: Christopher Pavlovski and Michael Ellis

with copies (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, New York 10019

Email: XXXXXX and XXXXXX

Attention: Russell Leaf and Sean Ewen

DLA Piper (Canada) LLP

100 King St W Suite 6000

Toronto, Ontario M5X 1E2

Email: XXXXXX and XXXXXX

Attention: Noam Goodman and Russel Drew

If to a Shareholder, at such Shareholder’s address set forth on Schedule I

6.2 Headings; Counterparts. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

6.3 Entire Agreement. This Agreement, including the documents and the instruments referred to herein, together with the BCA and each Ancillary Agreement to which a Shareholder is a party, constitute the entire agreement among the parties to this Agreement with respect to the Transactions and supersede any other agreements whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between such parties except as expressly set forth in this Agreement, the BCA and each Ancillary Agreement to which a Shareholder is a party.

6.4 Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

6.5 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

6.6 Failure or Delay Not Waiver; Remedies Cumulative. No provision of this Agreement may be waived except by a written instrument signed by the party against whom such waiver is to be effective. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay on the part of any party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of any rights or remedies otherwise available.

Annex G-9

6.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be null and void ab initio. Subject to this Section 6.7, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

6.8 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

6.9 Enforcement.

(a) Shareholder expressly acknowledges and agrees that (i) it is receiving good and valuable consideration sufficient to make this Agreement, and each of the terms herein, binding and fully enforceable, each of the restrictions contained in this Agreement are supported by adequate consideration and are reasonable in all respects (including with respect to subject matter, time period and geographical area) and such restrictions are necessary to protect SPAC’s interest in, and value of, the Company’s business (including the goodwill inherent therein) and (ii) SPAC and the Company would not have entered into the BCA and this Agreement or consummate the transactions contemplated thereby or hereby without the restrictions contained in this Agreement.

(b) The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(c) The parties hereto further agree that (i) by seeking the remedies provided for in this Section 6.9, no party hereto shall in any respect waive its rights to seek any other form of relief that may be available to it under this Agreement (including damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 6.9 are not available or otherwise are not granted, and (ii) nothing set forth in this Agreement shall require any party hereto to institute any Action for (or limit such party’s right to institute any Action for) specific performance under this Section 6.9 prior to pursuing any other form of relief referred to in the preceding clause (i).

6.10 Costs and Expenses. Each party to this Agreement will pay his, her or its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

6.11 No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. Except as provided otherwise in Section 3, no party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement and except as provided otherwise in Section 2, prior to the Closing, (i) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 6.11.

Annex G-10

6.12 Publicity.

(a) All press releases or other public communications of any Shareholder relating to this Agreement and the Transactions shall be subject to the prior written approval of SPAC and the Company, which approval shall not be unreasonably withheld; provided, that no Shareholder shall be required to obtain consent pursuant to this Section 6.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 6.12(a); provided, further, that nothing herein shall prohibit any Shareholder from indicating that he, she or it was an early investor of the Company.

(b) The restriction in Section 6.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the Shareholder making the announcement shall use its reasonable efforts to consult with SPAC and the Company in advance as to its form, content and timing.

6.13. Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing and (b) the termination of the BCA in accordance with its terms provided, however, that no termination of this Agreement shall relieve or release any Shareholder from any obligations or liabilities arising out of such Shareholder’s breach of this Agreement prior to such termination. Notwithstanding the foregoing, Sections 5 and 6 shall survive any termination of this Agreement pursuant to clause (a) of the immediately preceding sentence.

6.14 Capacity. Each Shareholder signs this Agreement solely in such Shareholder’s capacity as a current or former shareholder or holder of options, warrants or other equity securities of the Company, and not in such Shareholder’s capacity as a director (including “director by deputization”), board observer, officer or employee of the Company, as applicable. Nothing herein shall be construed to: (i) restrict, limit, prohibit or affect any actions or inactions by such Shareholder or any representative of such Shareholder, as applicable, serving in the capacity of a director or officer of the Company or any Subsidiary of the Company, or acting in such person’s capacity as a director or officer of the Company or any Subsidiary of the Company (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of the Company with respect to the Arrangement (including the Share Exchanges) and the other Transactions); or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of the Company that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting such Shareholder’s obligations hereunder in its capacity as a Shareholder).

6.15 No Recourse. Notwithstanding anything herein to the contrary, the obligations of the Shareholders hereunder are several and not joint, and no Shareholder shall be responsible for the actions or inactions of any other Shareholder. Neither the Company nor any of its Subsidiaries, nor any of the past, present or future Company Shareholders (other than the Shareholders party hereto), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of any Company Shareholder, shall have any obligation or liability for the obligations or liabilities of any Shareholder under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the persons or entities that have executed and delivered a counterpart to this Agreement.

6.16 Affiliates. In this Agreement, the term “Affiliates”, when used with respect to a particular Person, means any other Person directly or indirectly controlling, controlled by or under common control with such Person, whether through one or more intermediaries or otherwise, and the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. Notwithstanding the foregoing, (a) neither SPAC nor any Subsidiary of SPAC shall be deemed an Affiliate of any Shareholder for purposes of this Agreement and (b) no private investment fund (or similar vehicle) or business development company, or any other investment account, fund, vehicle or other client advised or sub-advised by any Shareholder or by any Shareholder’s Affiliates or any portfolio companies thereof shall be deemed to be an Affiliate of any Shareholder, except to the extent any such Person is expressly requested or directed by a Shareholder to take any action which would constitute a breach of this Agreement if taken by a Shareholder hereunder, and such Person actually takes such prohibited action (it being understood and agreed that this Agreement shall not otherwise apply to, or be binding on, any Persons described in this clause (b)).

Annex G-11

6.16 Interpretation. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof”, “herein,” “hereto,” “herewith” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and/or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if”; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[The next page is the signature page]

Annex G-12

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder Support Agreement as of the date first written above.

CF ACQUISITION CORP. VI
By:
Name:
Title:
RUMBLE INC.
By:
Name:
Title:

[Signatures continue on following pages]

[SHAREHOLDER]

[SHAREHOLDER

[Signature Page to Shareholder Support Agreement by and among Rumble Inc., CF Acquisition Corp. VI, and certain Shareholders of Rumble Inc. party hereto]

Annex G-13

SCHEDULE I

See attached.

Annex G-14

Exhibit A

Form of Spousal Consent

SHAREHOLDER SUPPORT AGREEMENT

AND LOCK-UP AGREEMENT SPOUSAL CONSENT

I ____________________, spouse of ____________________, have read and approve the foregoing Shareholder Support Agreement, dated as of date hereof, by and among my spouse, CF Acquisition Corp. VI and Rumble Inc., and that certain Lock-Up Agreement, dated as of the date hereof, by and among my spouse, CF Acquisition Corp. VI and Rumble Inc. (collectively, the “Agreements”). In consideration of the terms and conditions as set forth in the Agreements, I hereby appoint my spouse as my attorney-in-fact with respect to the exercise of any rights and obligations under the Agreements, and agree to be bound by the provisions of the Agreements insofar as I may have any rights or obligations in the Agreements under the community property laws or similar laws relating to marital or community property in effect in the state of our residence as of the date of the Agreements.

Date _____________________________________________________________
Signature of Spouse _________________________________________________
Printed Name of Spouse _____________________________________________

WITNESSED BY:

Date ____________________________________________

Signature ________________________________________

Printed Name _____________________________________

Annex G-15

Annex H

Execution Version

FORM OF LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of December 1, 2021 by and among (i) Rumble Inc., an Ontario corporation (the “Company”), (ii) CF Acquisition Corp. VI, a Delaware corporation (“SPAC”) and (iii) the undersigned (“Holder”). Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the BCA (as defined below).

WHEREAS, on or about the date of this Agreement, SPAC and the Company have entered into a Business Combination Agreement (as amended from time to time in accordance with the terms thereof, the “BCA”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), by means of an Arrangement pursuant to the OBCA involving SPAC, ExchangeCo, CallCo, the Company and the securityholders of the Company, (a) the Company Electing Shareholders will exchange their respective Company Shares for ExchangeCo Exchangeable Shares (and will subscribe for a corresponding number of shares of SPAC Class C Common Stock for nominal value), (b) the Key Individual will make the Key Individual Subscription to SPAC in exchange for shares of SPAC Class D Common Stock, (c) the Company Non-Electing Shareholders will exchange their respective Company Shares for shares of SPAC Class A Common Stock (collectively, the exchanges, contributions and subscriptions described in clauses (a), (b) and (c), the “Share Exchanges”); and (d) subject to application of the Option Exchange Ratio or Company Exchange Ratio, as applicable, the Company Options shall be exchanged for Exchanged Company Options and the Company Warrant shall be exchanged for shares of SPAC Class A Common Stock;

WHEREAS, as of the date hereof, Holder is a holder of Company Shares, Company Options and/or the Company Warrant in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the BCA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the SPAC Common Stock, ExchangeCo Shares, and/or Exchanged Company Options to be received by Holder as consideration pursuant to the transactions contemplated by the BCA, including any Seller Escrow Shares, any SPAC Common Stock underlying the Exchanged Company Options (as exercised) and the Company Warrant and any SPAC Common Stock issued in connection with an exchange of ExchangeCo Shares, and further including any other securities held by the Holder immediately following the Share Exchanges which are convertible into, or exercisable, or exchangeable for, SPAC Common Stock (all such securities, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, but not including any shares issued in connection with the PIPE Subscription Agreements, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-Up Provisions.

(a) Holder hereby agrees not to, without the prior written consent of SPAC (subject to Section 2(h)), during the period (the “Lock-Up Period”) commencing from the Closing and ending on the earlier of (A) the one (1) year anniversary of the date of the Closing, (B) the date on which the closing price of the SPAC Common Stock on the stock exchange on which the SPAC Common Stock is listed equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 day Trading Day period commencing at least 150 days after the Closing Date, and (C) subsequent to the Closing, the date on which SPAC consummates a liquidation, merger, capital stock exchange, reorganization, or other similar transaction that results in all of SPAC’s stockholders having the right to exchange their SPAC Common Stock for cash, securities or other property: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any Restricted Securities owned by Holder, (ii) enter into any swap or other arrangement that transfers to another, in whole or in

Annex H-1

part, any of the economic consequences of ownership of the Restricted Securities owned by Holder, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply to any of the following actions in respect of any or all of the Restricted Securities owned by Holder (each transferee of a transfer or other action referred to below, a “Permitted Transferee”):

(i) in the case of an entity, transfers (A) to another entity that is an affiliate (as defined in Rule 405 promulgated under the Securities Act) of the undersigned, (B) as part of a distribution to members, partners or stockholders of the undersigned or (C) to officers or directors, any current or future affiliate or family member of any of Holder’s officers or directors, or to any member(s), officers, directors or employees of Holder or any of its current or future affiliates;

(ii) in the case of an individual, transfers by gift to members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization;

(iii) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual;

(iv) in the case of an individual, transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

(v) in the case of an individual, transfers to a partnership, limited liability company or other entity of which the undersigned and/or the immediate family (as defined below) of the undersigned are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

(vi) in the case of an entity that is a trust, transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;

(vii) in the case of an entity, transfers by virtue of the laws of the state or province of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

(viii) transfers of Restricted Securities as a bona fide gift, or to a charitable organization or educational institution in a transaction not involving a disposition for value;

(ix) transfers by Holder of Exchanged Company Options or restricted SPAC Common Stock, in connection with the exercise of an Exchanged Company Option that is scheduled by its terms in effect as of the date hereof to expire (including expiration in connection with a termination of employment) during the Lock-Up Period or the lapse of a substantial risk of forfeiture (within the meaning of Section 83 of the Code) in respect of restricted SPAC Common Stock held by Holder, in each case in accordance with the express terms of the applicable grant agreement (and without any consent or additional action (other than a termination of employment) by the Company’s Board of Directors triggering such exercise or vesting), transfers by Holder of a number of shares of SPAC Common Stock or ExchangeCo Shares with a market price up to the maximum tax amount incurred by Holder as a direct result of the exercise of such Exchanged Company Options or the lapse of the substantial risk of forfeiture in respect of such restricted SPAC Common Stock, and the payment of the exercise price of any such Exchanged Company Options through a cashless exercise thereof (for the avoidance of doubt, any SPAC Common Stock received upon exercise of Exchanged Company Options (or formerly restricted SPAC Common Stock), after giving effect to the transfers permitted by this clause (ix), shall remain subject to the restrictions of this Lock-Up Agreement during the Lock-Up Period);

(x) transfers to SPAC pursuant to any contractual arrangement in effect at the effective time of the Share Exchanges that provides for the repurchase by SPAC or forfeiture of SPAC Common Stock or other securities convertible into or exercisable or exchangeable for SPAC Common Stock (i) in connection with the termination of the Holder’s service to SPAC, (ii) in accordance with the Key Individual Share Repurchase Agreement, (iii) as otherwise contemplated by Section 2.15 of the BCA or (iv) pursuant to any agreement containing a holdback of shares to satisfy any indemnification obligations; and

Annex H-2

(xi) the entry, by the Holder, at any time after the effective time of the Share Exchanges, of any trading plan providing for the sale of SPAC Common Stock by the Holder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act; provided, however, that such plan does not provide for, or permit, the sale of any SPAC Common Stock during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

provided, however, that it shall be a condition to any transfer pursuant to clauses (i) through (viii) above that the Permitted Transferee of such transfer shall enter into a written agreement, in substantially the form of this Lock-Up Agreement (it being understood that any references to “immediate family” in the agreement executed by such transferee shall expressly refer only to the immediate family of the Holder and not to the immediate family of the transferee), stating that such Permitted Transferee is receiving and holding the Lock-Up Shares subject to the provisions of this Lock-Up Agreement, and that there shall be no further transfer of such Lock-Up Shares except in accordance with this Lock-Up Agreement. For purposes of this paragraph, “immediate family” shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister, in each case, of the undersigned, and lineal descendant (including by adoption) of the undersigned or of any of the foregoing persons; and “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act. Holder further agrees to execute such agreements as may be reasonably requested by SPAC that are consistent with the foregoing or that are necessary to give further effect thereto.

(b) If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and SPAC shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 1, SPAC may impose stop-transfer instructions with respect to the Restricted Securities of Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c) During the Lock-Up Period, each certificate evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF DECEMBER 1, 2021, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED. A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Promptly upon the expiration of the Lock-Up Period, SPAC will make reasonable best efforts to remove such legend from the certificates evidencing the Restricted Securities.

(d) For the avoidance of any doubt, Holder shall retain all of its rights as a stockholder of SPAC and/or ExchangeCo during the Lock-Up Period, including the right to vote any Restricted Securities.

(e) Holder hereby acknowledges and agrees that, upon the Closing, each of Holder’s Company Options outstanding immediately prior to the Closing, whether vested or unvested, shall automatically and without any required action on the part of Holder or any other beneficiary thereof, be converted into Exchanged Company Options in accordance with Section 2.9(c)(i) of the BCA, as applicable, and without any right or claim to any further equity or other compensation with respect to such Company Options.

(f) Holder hereby acknowledges and agrees that, upon the Closing, Holder’s Company Warrant outstanding immediately prior to the Closing, shall automatically and without any required action on the part of Holder or any other beneficiary thereof, be converted into SPAC Class A Common Stock (and a portion of which will be Seller Escrow Shares) in accordance with Section 2.9(d) of the BCA, as applicable, and without any right or claim to any further equity or other compensation with respect to the Company Warrant.

(g) Without limiting the terms set forth in clauses (i)-(xi) of Section 1(a) hereof, Holder shall be free to engage in bona-fide purchase or sale transactions involving SPAC Common Stock or other securities

Annex H-3

convertible into or exercisable or exchangeable for SPAC Common Stock in compliance with applicable laws and solely to the extent acquired in bona fide open market transactions, provided, that no such sale transaction is required to be, or is, publicly announced (whether on Form 4, Form 5 or otherwise) during the Lock-Up Period. Holder acknowledges that U.S. securities laws and other laws prohibit any person who has material, non-public information concerning SPAC from purchasing or selling any of its securities, and from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

2. Miscellaneous.

(a) Termination of BCA. This Agreement shall be binding upon Holder upon Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the BCA is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of SPAC in accordance with Section 2(h), except in accordance with the procedures set forth for transfers of Restricted Securities to Permitted Transferees in the second sentence of Section 1(a). Each of SPAC and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale plan of arrangement/exchange or otherwise) without obtaining the consent or approval of Holder. For the avoidance of doubt this Section 2(b) does not apply to Sponsor’s rights under Section 2(h).

(c) Third Parties. Except for the rights of the Sponsor (or its assignee) as provided in Section 2(h), nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 10.7 and 10.14 of the BCA shall apply to this Agreement mutatis mutandis.

(e) Interpretation. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; and (iv) the term “or” means “and/or”. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f) Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email during normal business hours, (iii) by FedEx, UPS or other nationally recognized overnight courier service or (iv) after posting in the United

Annex H-4

States mail having been sent registered or certified mail return receipt requested, postage prepaid, and otherwise on the next Business Day, addressed as follows (or at such other address for a party as shall be specified by like notice):

If to SPAC prior to the Closing, to:

CF Acquisition Corp. VI
110 East 59th Street
New York, New York 10022
Attention: Chief Executive Officer
Email: XXXXXX
and
Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: XXXXXX and XXXXXX
Attention: Ken Lefkowitz and Michael Traube

If to the Company and, from and after the Closing, SPAC, to:

Rumble Inc.
218 Adelaide Street West, Suite 400
Toronto, Ontario M5H 1W7
Email: XXXXXX and XXXXXX
Attention: Christopher Pavlovski and Michael Ellis
with copies (which shall not constitute notice) to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Email: XXXXXX and XXXXXX
Attention: Russell Leaf and Sean Ewen

DLA Piper (Canada) LLP
100 King St W Suite 6000
Toronto, Ontario M5X 1E2
Email: XXXXXX and XXXXXX
Attention: Noam Goodman and Russel Drew

If to Sponsor, to:

CFAC Holdings VI, LLC
110 East 59th Street
New York, New York 10022
Attention: Chief Executive Officer
Email: XXXXXX
and Hughes Hubbard & Reed LLP
One Battery Park Plaza
New York, New York 10004
Email: XXXXXX and XXXXXX
Attention: Ken Lefkowitz and Michael Traube

If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(g) Amendments and Waivers. This Agreement may be amended or modified only with the written consent of (i) SPAC, the Company and Holder (if prior to the Closing) or (ii) SPAC (in accordance with Section 2(h)) and Holder (if from and after the Closing). The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Authorization on Behalf of SPAC. The parties acknowledge and agree that notwithstanding anything to the contrary contained in this Agreement, any consent, waiver or amendment with respect to the restrictions set forth in Section 1 of this Agreement shall require the prior written consent of CFAC Holdings VI, LLC (the “Sponsor”), and the Sponsor shall be entitled to cause the SPAC to enforce its rights and remedies under

Annex H-5

this Agreement; provided, that, subject to approval by the SPAC Board, Sponsor consent shall not be required for the transfers of Restricted Securities by a holder of less than 0.5% of the Fully-Diluted Company Shares, solely to the extent that (i) such holder is not a director, officer or employee of SPAC or any of its Subsidiaries and (ii) following any transfer of Restricted Securities pursuant to such consent, waiver or amendment, the aggregate amount of Restricted Securities remaining subject to the restrictions set forth in Section 1 of the Lock-Up Agreements entered into as contemplated by the BCA reflects at least ninety-five percent (95%) of the Fully-Diluted Company Shares. The Sponsor may, without being required to obtain the consent of any party hereto, assign all of its rights under this Agreement to any Affiliate of the Sponsor to whom the Sponsor’s SPAC Common Stock is transferred after the Closing in compliance with any applicable contractual or legal requirements.

(i) Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a court of competent jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

(j) Specific Performance. Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and SPAC will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached. Accordingly, SPAC shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the BCA or any Ancillary Agreements. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of SPAC or any of the obligations of Holder under any other agreement between Holder and SPAC or any certificate or instrument executed by Holder in favor of SPAC, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of SPAC or any of the obligations of Holder under this Agreement.

(l) Further Assurances. From time to time, at another party’s request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Facsimile.  This Agreement may also be executed and delivered by facsimile signature or by email in portable document format in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow.]

Annex H-6

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

SPAC:
CF ACQUISITION CORP. VI
By:
Name:
Title:
Company:
RUMBLE INC.
By:
Name:
Title:

[Signature Page to Lock-Up Agreement among Rumble Inc., CF Acquisition Corp. VI and Holder (Project Liberty)]

Annex H-7

IN WITNESS WHEREOF, the parties have executed this Lock-Up Agreement as of the date first written above.

Holder:

Name of Holder: [__________________________________________]

By:
Name:
Title:

Number and Type of Company Securities:

Company Shares (including class):

Company Preferred Shares:

Company Options:

Company Warrants:

Address for Notice:

Address:

Telephone No.:
Email:

[Signature Page to Lock-Up Agreement among Rumble Inc., CF Acquisition Corp. VI and Holder (Project Liberty)]

Annex H-8

Annex I

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail CF ACQUISITION CORP. VI Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time,on , 2022. INTERNET – www.cstproxyvote.comUse the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote at the Meeting – If you plan to attend the virtual online special meeting, you will need your 12 digit control number to vote electronically at the special meeting. To attend: https://www.cstproxy.com/[X]/xxxx/2022 MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED CF ACQUISITION CORP. VI THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints and (the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the special meeting of stockholders of CF Acquisition Corp. VI (“CF VI”) to be held at Eastern time on , 2022, via live webcast at: https://www.cstproxy.com/[X]/xxxx/2022, and at any adjournments thereof. The Shares shall be voted as indicated with respect to the proposals listed below hereof and in the Proxies’ discretion on such other matters as may properly come before the extraordinary general meeting or any adjournments thereof. THE SHARES REPRESENTED BY THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF PROPOSAL NOS. 1, 2, 3, 4, 5 AND 6 AND FOR EACH DIRECTOR NOMINEE. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, UNLESS SUCH AUTHORITY IS WITHHELD ON THIS PROXY CARD, THE PROXIES WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. (Continued, and to be marked, dated and signed, on the other side)

Annex I-1

The notice of the special meeting and accompanying proxy statement are available at https://www.cstproxy.com/[X]/xxxx/2022. The proxy statement contains important information regarding each of the proposals listed below. You are encouraged to read the proxy statement carefully. PROXY CARD CV VI ACQUISITION CORP. — THE BOARD RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5 and 6 AND “FOR” EACH DIRECTOR NOMINEE. Please mark your votes like this (1) Business Combination Proposal. To adopt and approve the Business Combination Agreement dat- ed December 1, 2021 (as the terms and conditions FOR AGAINST ABSTAIN (i) Change in name; FOR AGAINST ABSTAIN therein may be amended, modified or waived from time to time, the “Busi- ness Combination Agreement”), by and between CF VI and Rumble Inc., a corporation formed under the laws of the Province of Ontario, Canada (“Rum-ble”), and to approve the transactions contemplated thereby, includ- ing an arrangement under Section 182 of the Business Corporations Act (Ontario) on the terms and subject to the conditions set forth in a plan of arrangement (“the “Plan of Arrangement”), to be submitted to the Ontario Superior Court of Justice (Commercial List) (such transactions, collectively, the “Business Com-bination”). (2) Director Election Proposal. To consider and vote upon a proposal to elect the fol-lowing [seven] directors to serve on the board of directors of CF VI following the Business Combi-nation (such entity, the “Combined Enti- ty”), to serve until the next annual meeting of stockhold-ers and until their respective successors are duly elected and qualified. (i) Christopher Pav-lovski (ii) Ryan Milnes (iii) Robert Arsov (iv) Paul Cappuccio (v) Nancy Armstrong (vi) Ethan Fallang FOR AGAINST ABSTAIN (i) Nancy Armstrong (ii) Robert Arsov (ii) Elimination of Class B common stock; (iii) Creation of Class C common stock and Class D common stock; (iv) Increase of authorized shares; (v) Ap-prove super-voting rights for Class C com- mon stock; (vi) Provide that shares of Class C common stock are only issuable in certain circumstances set forth in the Combined Entity Charter; (vii) Provide for dividend rights for shares of Class A common stock, and provide that shares of Class C common stock and Class D common stock are FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN (iii) Paul Cappuccio (iv) Ryan Milnes only entitled to dividends in certain limited circumstances set forth in the Combined Entity Charter; (v) Christopher Pavlovski (vi) (3) The Nasdaq Proposals. To approve separate proposals, for purposes of comply-ing with The Nasdaq Stock Market Listing Rule 5635, the issu- ance of: (viii) Provide for mandatory redemp-tion of Class C common stock and Class D common stock as set forth in the Combined Entity Charter; (ix) Pro-vide for certain transfer restrictions with re- spect to the Class C common stock and Class D common stock as set forth in the Combined Entity Charter; (x) Permit stockholders to act by written consent FOR AGAINST AB-STAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN (i) up to 63,245,836 shares of Class A common stock, 168,956,526 shares of Class C common stock and 106,428,676 shares of Class D com- FOR AGAINST ABSTAIN to the extent the Qualified Stockholders (as de- fined in the Combined Entity Charter) together with their “permitted transferees” own more than 66.66% of the voting mon stock, in each case pursuant to the Business Combination Agree- ment, and up to an additional 168,956,526 shares of Class A common stock issu-able upon conversion of exchangeable shares of 1000045728 Ontario Inc., an indirect subsidiary of CF VI, to be issued pursuant to the Business Combination Agreement, and power of the capital stock of the Combined Entity; (xi) To eliminate certain restrictions on business combinations with affiliated parties; and (xii) To ap-prove all other changes including elim- FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN (ii) up to 8,500,000 shares of Class A common stock pursuant to the PIPE Investment; (4) The Stock Incentive Plan Pro-posal. to approve the Stock Incentive Plan of the Combined Entity in connection with the Business Combina-tion; (5) The Charter Amendment Proposals. To ap- FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN inating certain provisions related to special pur- pose acquisition corporations that will no longer be relevant following the closing of the Business Combination. (6) The Adjournment Proposal. To approve a pro- posal to adjourn the Special Meeting to a later date or dates, if it is determined by CF VI that additional FOR AGAINST ABSTAIN prove separate proposals to amend and restate CF VI’s current amended and restated certificate of incorporation (the “CF VI Charter”) to adopt certain material differences that will be in effect upon consummation of the Business Combination (the Combined Entity charter following the Busi-ness Combination, the “Com- bined Entity Charter”): time is necessary or appropriate to complete the Business Combination or for any other reason. CONTROL NUMBER Signature Signature, if held jointly Date , 2022 When Shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the president or another authorized officer. If a partnership, please sign in partnership name by an authorized person.

Annex I-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.Indemnification of Directors and Officers.

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

CF VI’s amended and restated certificate of incorporation provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL, and CF VI’s bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the DGCL.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, CF VI has entered or will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements will require CF VI, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21.Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

EXHIBIT INDEX

Exhibit No.	Description
1.1

Business Combination Marketing Agreement, dated February 18, 2021, between CF Acquisition Corp. VI and Cantor Fitzgerald & Co. (incorporated by reference to Exhibit 1.2 to CF Acquisition Corp. VI’s Form 8-K, filed with the SEC on February 24, 2021).

2.1*

Business Combination Agreement, dated as of December 1, 2021, by and between CF Acquisition Corp. VI and Rumble Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex A).

3.1	Amended and Restated Certificate of Incorporation of CF Acquisition Corp. VI (incorporated by reference to Exhibit 3.1 to CF Acquisition Corp. VI’s Form 8-K, filed with the SEC on February 24, 2021).
3.2	Form of Second Amended and Restated Certificate of Incorporation of CF Acquisition Corp. VI (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.3	Bylaws of CF Acquisition Corp. VI (incorporated by reference to Exhibit 3.4 to CF Acquisition Corp. VI’s Form S-1/A filed with the SEC on February 3, 2021).
3.4	Form of Amended and Restated Bylaws of the Combined Entity (attached to the proxy statement/prospectus which forms part of this registration statement as Annex C).
4.1

Warrant Agreement dated February 18, 2021, by and between Continental Stock Transfer & Trust Company, as warrant agent and CF Acquisition Corp. VI (incorporated by reference to Exhibit 4.1 to CF Acquisition Corp. VI’s Form 8-K filed with the SEC on February 24, 2021).

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to CF Acquisition Corp. VI’s Form S-1/A filed with the SEC on February 3, 2021).
5.1#	Opinion of Hughes Hubbard & Reed LLP as to the validity of the Class A common stock registered.
8.1#	Opinion of Hughes Hubbard & Reed LLP as to Tax Matters.
10.1

Form of Subscription Agreement, by and between CF Acquisition Corp. VI and the undersigned subscriber thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex F).

10.2

Form of Shareholder Support Agreement, by and among CF Acquisition Corp. VI and certain shareholders of Rumble Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex G).

Exhibit No.	Description
10.3

Sponsor Support Agreement dated December 1, 2021, by and among CF Acquisition Corp. VI, CFAC Holdings VI, LLC and Rumble Inc. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex E).

10.4

Form of Lock-Up Agreement, by and among CF Acquisition Corp. VI, Rumble Inc. and the undersigned holder thereto (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex H).

10.5	Form of Stock Incentive Plan (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).
10.6

Share Repurchase Agreement dated December 1, 2021, by and between CF Acquisition Corp. VI and Christopher Pavlovski (incorporated by reference to Exhibit 10.4 to CF Acquisition Corp. VI’s Form 8-K filed on December 2, 2021).

10.7

Forward Purchase Contract dated February 18, 2021, by and between CF Acquisition Corp. VI and CFAC Holdings VI, LLC (incorporated by reference to Exhibit 10.8 to CF Acquisition Corp. VI’s Form 8-K filed on February 24, 2021).

10.8#	Google AdSense Online Terms of Service.
10.9#	LockerDome, Inc. (now known as Decide) Order Form dated September 24, 2021.
10.10#	Amended and Restated Business Cooperation Agreement, dated as of January 16, 2022 and effective as of December 31, 2021, by and between Cosmic Inc. and Rumble, Inc.
10.11#	Amended and Restated Business Cooperation Agreement, dated as of January 16, 2022 and effective as of December 31, 2021, by and between Kosmik Development Skopje doo and Rumble, Inc.
10.12#	Letter Agreement, dated November 4, 2021, by and between Rumble USA Inc. and Michael Ellis
10.13#	Letter Agreement, dated July 26, 2021, by and between Rumble USA Inc. and Tyler Hughes
10.14#	Form of Restricted Class Common Share Ownership Agreement
10.15#	Form of Employment Agreement by and between Rumble Inc. and Chris Pavlovski
23.1	Consent of WithumSmith+Brown, PC (with respect to CF Acquisition Corp. VI financial statements).
23.2	Consent of MNP LLP (with respect to Rumble Inc. financial statements).
23.3	Consent of MNP LLP (with respect to Locals, Inc. financial statements).
23.4#	Consent of Hughes Hubbard & Reed LLP (included in Exhibit 5.1).
24.1#	Power of Attorney.
99.1	Form of Proxy Card (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex I).
99.2#	Consent of Chris Pavlovski to be named as a director.
99.3#	Consent of Nancy Armstrong to be named as a director.
99.4#	Consent of Paul Cappuccio to be named as a director.
99.5#	Consent of Robert Arsov to be named as a director.
99.6#	Consent of Ryan Milnes to be named as a director.
99.7#	Consent of Ethan Fallang to be named as a director.
107#	Filing Fee Table.

____________

*        Certain exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). CF III agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request; however, the Registrant may request confidential treatment of omitted items.

#        Previously filed.

Item 22.Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on August 9, 2022.

CF ACQUISITION CORP. VI
By:	/s/ Howard W. Lutnick
Name: Howard W. Lutnick
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Howard W. Lutnick	Chairman, Chief Executive Officer and Director	August 9, 2022
Howard W. Lutnick	(principal executive officer)
/s/ Jane Novak	Chief Financial Officer	August 9, 2022
Jane Novak	(principal financial and accounting officer)
/s/ Anshu Jain*	President and Director	August 9, 2022
Anshu Jain
/s/ Douglas R. Barnard*	Director	August 9, 2022
Douglas R. Barnard
/s/ Steven Bisgay*	Director	August 9, 2022
Steven Bisgay
/s/ Harry J. Elam Jr.*	Director	August 9, 2022
Harry J. Elam Jr.
/s/ Natasha Cornstein*	Director	August 9, 2022
Natasha Cornstein
*By:	Howard W. Lutnick
Name: Howard W. Lutnick
Title: Attorney-in-fact